As filed with the Securities and Exchange Commission on February 10, 2021
Registration No. 333-252070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Anchiano Therapeutics Ltd.
(Exact name of Registrant as specified in its charter)

Israel	2834	81-3676773
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Kendall Square
Building 1400E
Suite 14-105
Cambridge, MA 02139
(857) 259-4622
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anchiano Therapeutics, Inc.
One Kendall Square
Building 1400E
Suite 14-105
Cambridge, MA 02139
(857) 259-4622
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Michal Berkner Joshua A. Kaufman Cooley LLP 69 Old Broad Street London, UK EC2M 1QS +44 20 7583 4055	Aaron M. Lampert Goldfarb Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel +972 (3) 608-9999	Adi Mor Chief Executive Officer Chemomab Ltd. Kiryat Atidim, Building 7 Tel Aviv 6158002, Israel +972-77-331-0156	Shachar Hadar Ronen Bezalel David S. Glatt Jonathan M. Nathan Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel +972 (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares of Anchiano Therapeutics Ltd., no par value per share(1)(2)	622,444,113(3)	N/A	$643,192(4)	$70.18(5)(7)
Ordinary shares of Anchiano Therapeutics Ltd., no par value per share(1)(2)	371,401,496(6)	N/A	N/A	N/A
TOTAL	993,845,609	N/A	$643,192	$70.18(7)

(1)
These ordinary shares are represented by American Depositary Shares, or ADSs, each of which represents ordinary shares of the registrant.

(2)
ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-229522).

(3)
Relates to ordinary shares, no par value per share, of Anchiano Therapeutics Ltd., an Israeli limited company, or Anchiano, issuable to holders of ordinary shares, par value NIS 0.01 per share, and options of Chemomab Ltd., an Israeli limited company, or Chemomab, in the proposed merger of CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano, with and into Chemomab, or the Merger. The amount of Anchiano ordinary shares to be registered is based on the estimated number of Anchiano ordinary shares, to be represented by American Depositary Shares, that are expected to be issued (or reserved for issuance) pursuant to the Merger, without giving effect to the reverse split of the Anchiano ordinary shares expected upon the effective time of the Merger, assuming an exchange ratio of 1,028.99 ordinary shares of Anchiano for each outstanding Chemomab share and for each Chemomab share issuable upon exercise of outstanding Chemomab options. The estimated exchange ratio calculation contained herein is based upon Anchiano’s and Chemomab’s capitalization at the signing of the Merger Agreement, and, pursuant to the Merger Agreement, will be based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger.

(4)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon an amount equal to one-third of the par value of the Chemomab securities to be exchanged in the Merger (par value NIS 0.01 per share, as expressed in U.S. dollars based on an exchange rate of NIS 3.1872 per U.S. dollar, as reported by Bloomberg L.P. on January 8, 2021), as of immediately prior to the Merger. Chemomab is a private company, no market exists for its securities and Chemomab has an accumulated capital deficit.

(5)
This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

(6)
Relates to ordinary shares of Anchiano that may be sold from time to time pursuant to this registration statement by the selling shareholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional ordinary shares issuable upon stock splits, stock dividends or similar transactions. Pursuant to Rule 457(f)(5), no additional filing fee is required to be paid for the resale registration of such ordinary shares.

(7)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Anchiano may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
Subject to completion, dated February 10, 2021
PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Anchiano Therapeutics Ltd.:
You are cordially invited to attend a special meeting of the shareholders of Anchiano Therapeutics Ltd., an Israeli limited company, which we refer to as “we,” “Anchiano,” or the “Company,” which will be held at 4:30 p.m., local time, on March 15, 2021, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Conference Room 36-1, Tel Aviv, Israel, unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Anchiano. Please note that in light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission.
On December 14, 2020, Anchiano, CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano, or Merger Sub, and Chemomab Ltd., an Israeli limited company, or Chemomab, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which Merger Sub will merge with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano, and ordinary shares, represented by American Depositary Shares, or ADSs, will be issued to the Chemomab securityholders at the effective time of such merger, or the Merger, pursuant to an exchange ratio. The final exchange ratio, or the Exchange Ratio, will be determined pursuant to a formula described in more detail in the Merger Agreement and later in this proxy statement/prospectus. Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing described below), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Exchange Ratio formula is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million. The Merger has been unanimously approved by the boards of directors of both companies and by the shareholders of Chemomab, and is expected to close in the first half of 2021, subject to approval of Anchiano’s shareholders as well as other customary conditions.
The parties are seeking to obtain between $30.0 million and $50.0 million of financing for the combined company through a private placement, or the Financing. As a condition to the Merger, the parties must raise at least $30.0 million in the Financing. The amount to be raised in the Financing will be invested by the investors, or the Investors, in exchange for ordinary shares of Anchiano (to be represented by ADSs) immediately following the effective time of the Merger. The Financing will dilute both Anchiano and Chemomab securityholders on a pro rata basis. Immediately following the closing of the Merger and the Financing, and assuming the Financing raises $30.0 million, the Chemomab securityholders immediately before the Merger are expected to own approximately 75% of the aggregate number of ordinary shares of Anchiano (on a fully diluted basis) and the securityholders of Anchiano immediately before the Merger are expected to own approximately 8.3% of the aggregate number of ordinary shares of Anchiano (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. If the Financing raises more than $30.0 million, it will have a greater dilutive effect on the securityholders of both Anchiano and Chemomab. Additionally, the price per share sold in the Financing could be at a discount to the closing price of our ADSs as reported on The Nasdaq Stock Market LLC, or Nasdaq, on the execution date of the share purchase agreements for the Financing.
Upon the effective time of the Merger, the officers of Anchiano will include Adi Mor, Chief Executive Officer and Chief Scientific Officer, Sigal Fattal, interim Chief Financial Officer, and Arnon Aharon, Chief Medical Officer. In addition, each of Ruth Alon, Isaac Kohlberg and Stanislav Polovets will resign from Anchiano’s board of directors effective upon the effective time of the Merger; the designees of Chemomab pursuant to the Merger Agreement will be appointed to fill the vacancies created by the resignations of the current Anchiano directors listed above; and Neil Cohen will continue as a director of Anchiano. Following the Merger, the headquarters of Anchiano will be located in Tel-Aviv, Israel, at Chemomab’s current headquarters.
Anchiano’s ordinary shares, represented by ADSs, are currently listed on the Nasdaq Capital Market under the symbol “ANCN.” Anchiano has filed an initial listing application with Nasdaq, as required by Nasdaq to effect the initial listing of Anchiano’s ordinary shares issuable in connection with the Merger and the Financing or upon exercise of Chemomab’s outstanding options that will be assumed by Anchiano in connection with the Merger. After completion of the Merger, Anchiano will assume the name “Chemomab Therapeutics Ltd.,” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies, and expects to trade on the Nasdaq Capital Market under the symbol “CMMB.”
Anchiano is holding a special meeting of shareholders, or the Special Meeting, for the following purposes, as more fully described in the accompanying proxy statement:
1.   To approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab;
2.   To approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in this proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano;
3.   To approve and adopt Anchiano’s amended and restated articles of association, attached as Annex E to this proxy statement/prospectus, or the Amended and Restated Articles of Association, effective upon the effective time of the Merger, which among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect a reverse split of Anchiano’s ordinary shares, or the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association;
4.   To approve the form of indemnification agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, or the Indemnification Agreement, effective upon the effective time of the Merger, and to authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano;
5.   To approve an amendment to Anchiano’s Compensation Policy, attached as Annex J to this proxy statement/prospectus, to remove the limit on the annual premium for directors and officers insurance;
6.   To approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy, included in Annex J to this proxy statement/prospectus; and
7.   To transact any other business that may be properly brought before the meeting or any continuation, adjournment or postponement thereof.
After careful consideration, Anchiano’s board of directors has determined that the Merger is fair to, and in the best interests of, Anchiano and its shareholders, has approved the Merger Agreement, the Merger, the issuance of ordinary shares (including ordinary shares represented by ADSs) of Anchiano to Chemomab’s securityholders pursuant to the terms of the Merger Agreement, the approval and adoption of the Amended and Restated Articles of Association, the approval of the Indemnification Agreement, and the other actions contemplated by the Merger Agreement, and has determined to recommend that the Anchiano shareholders vote to approve each of the proposals set forth in this proxy statement/prospectus. Accordingly, Anchiano’s board of directors unanimously recommends that the Anchiano shareholders vote FOR each of the Proposals Nos. 1 through 6 described above.
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the Special Meeting.
More information about Anchiano, Chemomab and the proposed transactions is contained in this proxy statement/prospectus. Anchiano urges you to read this proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 29.

Anchiano is excited about the opportunities the Merger brings to its shareholders, and thanks you for your consideration and continued support.
Sincerely,
Stanislav Polovets
Chairman of the Board
None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved the Merger or the Financing described in this proxy statement/prospectus or the Anchiano ordinary shares to be represented by ADSs to be issued in connection with the Merger or the Financing or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated            , 2021, and is first being mailed to Anchiano shareholders on or about            , 2021.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION
ANCHIANO THERAPEUTICS LTD.
One Kendall Square, Building 1400E
Suite 14-105
Cambridge, Massachusetts 02139
(857) 259-4622
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 15, 2021
Dear Shareholders of Anchiano Therapeutics Ltd.:
You are cordially invited to attend the Special Meeting of the shareholders of Anchiano Therapeutics Ltd., or Anchiano, to be held at 4:30 p.m., local time, on March 15, 2021, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Conference Room 36-1, Tel Aviv, Israel, for the following purposes:
1.   To approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab;
2.   To approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in this proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano;
3.   To approve and adopt Anchiano’s amended and restated articles of association, attached as Annex E to this proxy statement/prospectus, or the Amended and Restated Articles of Association, effective upon the effective time of the Merger, which among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association;
4.   To approve the form of indemnification agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, or the Indemnification Agreement, effective upon the effective time of the Merger, and to authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano;
5.   To approve an amendment to Anchiano’s Compensation Policy to remove the limit on the annual premium for directors and officers insurance;
6.   To approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy; and
7.   To transact any other business that may be properly brought before the meeting or any continuation, adjournment or postponement thereof.
Please note that in light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission.
The board of directors of Anchiano has fixed February 5, 2021 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of ordinary shares (including ordinary shares represented by ADSs) of Anchiano at the close of business on the record date are entitled to notice of, and to vote at, the

Special Meeting. At the close of business on the record date, Anchiano had 37,099,352 ordinary shares outstanding and entitled to vote.
Your vote is important. The affirmative vote of a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast) is required for approval of each of Proposals Nos. 1 through 4. The approval of Proposals No. 5 and 6 also require such affirmative majority, plus either (i) a simple majority of shares voted at the Special Meeting, excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution, or (ii) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voting against approval of the resolution does not exceed two percent of the outstanding voting power in Anchiano. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
+1 (866) 613-3006 (toll free in the United States)
Even if you plan to attend the Special Meeting in person, Anchiano requests that you sign and return the enclosed proxy card or grant your proxy by telephone or through the Internet to ensure that your shares will be represented at the Special Meeting if you are unable to attend.
By Order of the Board of Directors of
Anchiano Therapeutics Ltd.
Stanislav Polovets
Chairman of the Board
Cambridge, Massachusetts
           , 2021
THE ANCHIANO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANCHIANO AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT ANCHIANO SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Anchiano that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission, or the SEC, website (www.sec.gov) or upon your written or oral request by contacting the Chief Financial Officer of Anchiano Therapeutics Inc., at One Kendall Square, Building 1400E, Suite 14-105, Cambridge, Massachusetts 02139, or by calling (857) 259-4622.
You may also request information from Alliance Advisors, LLC, Anchiano’s proxy solicitor, at the following address and telephone number:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
+1 (866) 613-3006 (toll free in the United States)
To facilitate timely delivery of these documents, any request should be made no later than March 1, 2021 to receive them before the Special Meeting.
For additional details about where you can find information about Anchiano, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
ABOUT THIS DOCUMENT
Anchiano Therapeutics Ltd., which we refer to herein as the “Company,” “Anchiano,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at a Special Meeting of our shareholders to be held on March 15, 2021, commencing at 4:30 p.m., local time, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Conference Room 36-1, Tel Aviv, Israel, or at any adjournment or postponement thereof. This proxy statement/prospectus and the enclosed proxy card will be mailed to each shareholder entitled to notice of, and to vote at, the Special Meeting of shareholders commencing on or about            , 2021.
You are cautioned not to rely on any information other than the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated            , 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date. The mailing of this proxy statement/prospectus to our shareholders will not create any implication to the contrary.
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to a Reverse Split described in Proposal No. 3, beginning on page 128 of this proxy statement/prospectus.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following section provides answers to frequently asked questions about the Merger and other matters relating to the Special Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections. Anchiano urges its shareholders to read this document in its entirety prior to making any decision.
What is the Merger?
Anchiano, Chemomab and Merger Sub have entered into an Agreement and Plan of Merger, dated as of December 14, 2020, or the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed merger of Anchiano and Chemomab. Under the Merger Agreement, Merger Sub will merge with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano. Unless the context requires otherwise, when we refer to the “Merger” in this proxy statement/prospectus, we are referring to the merger of Merger Sub with and into Chemomab with Chemomab surviving as a wholly-owned subsidiary of Anchiano, together with the issuance of ordinary shares of Anchiano, to be represented by American Depositary Shares, or ADSs, each representing 5 Anchiano ordinary shares, to the Chemomab securityholders at the effective time of such merger.
At the effective time of the Merger, we anticipate that each share of Chemomab outstanding immediately prior to the effective time of the Merger (excluding certain shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive approximately 1,028.99 Anchiano ordinary shares to be represented by ADSs, subject to adjustment to account for a Reverse Split of Anchiano ordinary shares, at a Reverse Split ratio of between 1-for-2 and 1-for-4, inclusive, to be determined by Anchiano’s board of directors and to be implemented prior to the consummation of the Merger. The estimated Exchange Ratio calculation contained herein is based upon Anchiano’s and Chemomab’s capitalization at the signing of the Merger Agreement, and, pursuant to the Merger Agreement, will be based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger. Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing described below), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Exchange Ratio formula is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million. After the completion of the Merger, Anchiano will assume the name “Chemomab Therapeutics Ltd.,” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies.
For a more complete description of the Merger, please see the section entitled “The Merger Agreement” in this proxy statement/prospectus.
What will happen to Anchiano if, for any reason, the Merger does not close?
If, for any reason, the Merger does not close, the Anchiano board of directors may, following the termination of the Merger Agreement, elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of Anchiano or continue to operate the business of Anchiano. If Anchiano decides to dissolve and liquidate its assets, Anchiano would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to shareholders after paying the obligations of Anchiano and setting aside funds for reserves.
Why are the two companies proposing to merge?
Anchiano and Chemomab believe that the Merger will result in a combined company that will lead the discovery and development of innovative therapeutics for fibrosis-related diseases with high unmet need.

Anchiano’s board of directors considered a number of factors that supported its decision to approve the Merger Agreement. In the course of its deliberations, Anchiano’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement.
For a discussion of Anchiano’s reasons for the Merger, please see the section entitled “The Merger — Reasons for the Merger.”
Why am I receiving these materials?
You are receiving these proxy materials because you have been identified as a shareholder of Anchiano as of the record date, and you are entitled to vote at the Special Meeting to approve the matters described in this proxy statement/prospectus. This proxy statement/prospectus contains important information about the proposed Merger, Financing and the Special Meeting and you should read it carefully and in its entirety. The enclosed voting materials allow you to authorize a proxy to vote your Anchiano ordinary shares without attending the Special Meeting. As promptly as practicable, please complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or call the toll-free telephone number listed on your proxy card or access the Internet Web site described in the instructions on the enclosed proxy card.
What am I voting on?
There are six matters scheduled for a vote at the Special Meeting:
1.   The approval of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab;
2.   To approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in this proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano.
3.   The approval and adoption of Anchiano’s amended and restated articles of association, attached as Annex E to this proxy statement/prospectus, or the Amended and Restated Articles of Association, effective upon the effective time of the Merger, which among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association;
4.   The approval of the form of indemnification agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, or the Indemnification Agreement, effective upon the effective time of the Merger, and to authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano;
5.   To approve an amendment to Anchiano’s Compensation Policy, attached as Annex J to this proxy statement/prospectus, to remove the limit on the annual premium for directors and officers insurance; and
6.   To approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy, included in Annex J to this proxy statement/prospectus.
What is required to consummate the Merger?
To consummate the Merger, Proposals Nos. 1, 2 and 3 must be approved at the Special Meeting, or at any permitted adjournment thereof, by the requisite holders of Anchiano ordinary shares on the record date for the Special Meeting. The Merger will not occur if Proposals Nos. 1, 2 and 3 are not approved by Anchiano’s shareholders.
In addition to the requirement of obtaining such shareholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus.
Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the Merger and the Financing?
Neither Anchiano nor Chemomab is required to make any filings or obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger or the Financing. In the United States, Anchiano must comply with applicable federal and state securities laws and Nasdaq rules and regulations in connection with the issuance of the shares in connection with the Merger and the Financing, including the filing with the SEC of this proxy statement/prospectus. Prior to consummation of the Merger, Anchiano has filed an initial listing application with Nasdaq, as required by Nasdaq to effect the initial listing of Anchiano’s ordinary shares issuable in connection with the Merger and the Financing or upon exercise of Chemomab’s outstanding options that will be assumed by Anchiano in connection with the Merger. In addition, in connection with the Merger, Chemomab has applied for a 104H Tax Ruling or Interim 104H Tax Ruling from the tax authorities in Israel.
What will Chemomab shareholders receive in the Merger?
As a result of the Merger, Chemomab shareholders will become entitled to receive Anchiano ordinary shares, to be represented by ADSs, in exchange for Chemomab ordinary shares in an amount to be calculated by the application of an Exchange Ratio formula described in the Merger Agreement.
Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Exchange Ratio formula is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million.
For a more complete description of what Chemomab shareholders will receive in the Merger, please see the sections entitled “Market Price and Dividend Information” and “The Merger Agreement – Merger Consideration” in this proxy statement/prospectus.
What will happen to Chemomab’s outstanding options in the Merger?
As a result of the Merger, Anchiano will assume all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio.
Will holders of the Anchiano ordinary shares to be represented by ADSs issued in the Merger and the Financing be able to sell those shares without restriction?
The sale of the Anchiano ordinary shares issued as consideration in the Merger has been registered under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the registration statement of which this prospectus forms a part, and will be able to be sold without restriction following the consummation of the Merger, including by affiliates of Anchiano following the Merger, whose ordinary shares of Anchiano received in the Merger are also being registered for resale hereby, for so long as such registration statement remains effective.
The Anchiano ordinary shares issued in the Financing will be issued in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving Anchiano ordinary shares, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied. In connection with the Financing, Anchiano has agreed to register for resale on Form S-3 (or on Form S-1 if Anchiano is not eligible to use Form S-3 at the time of the proposed filing of the registration statement) the Anchiano ordinary shares issued in the Financing. However, even when the shares issued in the Financing are registered for resale, such shares may be subject to transfer restrictions, as described in the following paragraph.
Directors, officers and certain shareholders of Chemomab have agreed to certain transfer restrictions on Anchiano ordinary shares to be issued to them in the Merger, and if applicable, the Financing, for a period of 180 days following the effective time of the Merger. See the section entitled “Agreements Related to the Merger — Lock-Up Agreements” in this proxy statement/prospectus for more detail.
Who will be the directors of Anchiano following the Merger?
At and immediately after the effective time of the Merger, the board of directors of Anchiano and its committees are expected to be composed of the individuals set forth in the table below. The directors shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
Designee	Director	Age	Position(s)
Chemomab Designees	Stephen Squinto	64	Chairman of the Board of Directors
	Adi Mor	39	Chief Executive Officer, Chief Scientific Officer and Director
	Nissim Darvish	56	Director
	Joel Maryles	61	Director
	Alan Moses	73	Director
	Claude Nicaise	68	Director
Anchiano Designee	Neil Cohen	57	Director
Who will be the executive officers of Anchiano immediately following the Merger?
Immediately following the Merger, the executive management team of Anchiano is expected to be composed as set forth below:
Name	Position with Anchiano	Current Position	Age
Adi Mor	Chief Executive Officer, Chief Scientific Officer and Director	Chief Executive Officer, Chief Scientific Officer and Director of Chemomab	39
Sigal Fattal	Interim Chief Financial Officer	Interim Chief Financial Officer of Chemomab	50
Arnon Aharon	Chief Medical Officer	Chief Medical Officer of Chemomab	52
What are the material Israeli income tax consequences of the Merger to me?
You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws.
For a more detailed description of the material Israeli tax consequences of the Merger, see the section entitled “The Merger — Certain Material Israeli Income Tax Consequences of the Merger.”

As an Anchiano shareholder, how does the Anchiano board of directors recommend that I vote?
After careful consideration, the Anchiano board of directors recommends that Anchiano shareholders vote:
•
“FOR” Proposal No. 1 to approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab;

•
“FOR” Proposal No. 2 to approve the issuance of Anchiano ordinary shares in the Financing;

•
“FOR” Proposal No. 3 to approve and adopt Anchiano’s Amended and Restated Articles of Association, attached as Annex E to this proxy statement/prospectus, effective upon the effective time of the Merger;

•
“FOR” Proposal No. 4 to approve the Indemnification Agreement and authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano;

•
“FOR” Proposal No. 5 to approve an amendment to Anchiano’s Compensation Policy to remove the limit on the annual premium for directors and officers insurance; and

•
“FOR” Proposal No. 6 to approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy.

What risks should I consider in deciding whether to vote in favor of the matters set forth above?
You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which Anchiano’s business will be subject, risks and uncertainties to which Anchiano, as an independent company, is subject and risks and uncertainties to which Chemomab, as an independent company, is subject.
When do you expect the Merger to be consummated?
We anticipate that the Merger will occur as promptly as practicable after the Special Meeting to be held March 15, 2021 and following satisfaction or waiver of all closing conditions, but we cannot predict the exact timing. For a more complete description of the closing conditions under the Merger Agreement, please see the section entitled “The Merger Agreement  — Conditions to the Completion of the Merger” in this proxy statement/prospectus.
How will the Merger affect share options to acquire Chemomab ordinary shares?
Upon the effectiveness of the Merger, each Chemomab option to purchase Chemomab ordinary shares would be assumed in the Merger and would become an option to purchase Anchiano’s ordinary shares based on the Exchange Ratio.
If effected, how will the Reverse Split and the Merger affect share options and warrants to acquire Anchiano’s ordinary shares and Anchiano’s share incentive plans?
As of the effective time of the Reverse Split, Anchiano will adjust and proportionately decrease the number of ordinary shares of Anchiano reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants to acquire Anchiano’s ordinary shares at the Reverse Split ratio approved by its board of directors. The holders of all outstanding warrants to acquire Anchiano ordinary shares have agreed to exercise such warrants immediately prior to the effective time of the Merger, and therefore none of such Anchiano warrants will be outstanding after the Merger. In addition, as of the effective time of the Reverse Split, Anchiano will adjust and proportionately decrease the total number of Anchiano’s ordinary shares that may be the subject of future grants under Anchiano’s share incentive plans at the selected Reverse Split ratio.
All share options to acquire Anchiano’s ordinary shares that are outstanding immediately prior to the effective time of the Merger will remain outstanding following the effective time of the Merger. For a more complete description of the effects of the Merger, please see the section entitled “The Merger Agreement” in this proxy statement/prospectus.
What are the Chemomab Warrants?
In connection with the closing of the Merger, each shareholder of Chemomab will be issued a warrant, or the Chemomab Warrant, which may be exercisable for Anchiano ordinary shares to be represented by ADSs in certain circumstances described immediately below, pro rata based on the Chemomab shareholders’ respective holdings of Chemomab’s share capital immediately prior to the closing of the Merger. The Chemomab Warrant is exercisable if (i) a claim is filed within one year after the closing of the Merger for contingent liabilities of Anchiano related to the pre-closing period as described in the Merger Agreement, and (ii) a judgment or settlement is paid within five years after the closing of the Merger in connection with such claims. The maximum number of ordinary shares to be represented by ADSs that may be issued to all Chemomab shareholders under the Chemomab Warrant is (i) $1.0 million worth of ordinary shares, to be represented by ADSs, in the aggregate for all claims that result in cash payments, and (ii) the number of ordinary shares to be represented by 500,000 ADSs (adjusted for, among other things, any reverse splits, or adjustment in the shares per ADS ratio) for all claims that result in the issuance of additional ordinary shares to be represented by ADSs. Investors in the Financing will be provided anti-dilution protection if any ordinary shares to be represented by ADSs are issued under the Chemomab Warrant.
What do I need to do now?
Anchiano urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger affects you.
Holders of Anchiano Ordinary Shares
If you are a shareholder of record of Anchiano, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via telephone or the Internet by following the instructions on your proxy card or instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting. The laws of Israel, under which Anchiano is incorporated, permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that the proxy was authorized by the shareholder.
The telephone and Internet voting procedures below are designed to authenticate shareholders’ identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.
Whether you hold your shares directly as the shareholder of record or beneficially in “street name,” you may vote your shares by proxy without attending the Special Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:
Shareholders of Record: For Shares Registered in Your Name
1.
BY INTERNET: Go to www.ProxyVote.com

2.
BY TOLL-FREE TELEPHONE: Call 1-800-454-8683

3.
BY MAIL: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

•
By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided on your proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, reduces the use of natural resources and saves significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.
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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.

•
In person at the Special Meeting. You may vote your shares in person at the Special Meeting. Even if you plan to attend the Special Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Special Meeting.

Beneficial Shareholders: For Shares Registered in the Name of a Broker or Bank
Most beneficial owners whose ordinary shares are held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than using Anchiano’s proxy card. If you are a beneficial owner of your shares, you should have received a Voting Instruction Form from the broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Special Meeting only if you contact the broker or nominee giving you the right to vote the shares and obtain a legal proxy from such broker or nominee.
General Information for All Shares Voted Via the Internet or By Telephone
Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time on March 14, 2021. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting.
Holders of ADSs
If you hold ADSs representing Anchiano ordinary shares, you cannot attend the shareholders’ meeting or vote Anchiano ordinary shares directly.
If you are a registered holder of ADSs as of the ADS voting record date set by the ADS depositary, you will receive an ADS voting card from the ADS depositary. To vote, you must complete and sign the card and return it to the ADS depositary, to be received before the cutoff date and time specified on the ADS voting card.
If you hold ADS in a securities account with a broker or other securities intermediary as of the ADS voting record date, you will be contacted by your intermediary soliciting your instructions. To vote, you must give your instructions in accordance with the instructions you received from your intermediary, to be received before the cutoff date and time set by your intermediary.
Who can vote at the Special Meeting?
If, on the record date, your Anchiano ordinary shares are registered directly in your name with the Anchiano transfer agent, you are considered to be the shareholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Anchiano. If you are an Anchiano shareholder of record, you may attend the Special Meeting of Anchiano shareholders and vote your shares in person. Even if you plan to attend the Special Meeting in person, Anchiano requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend.
If, on the record date, your Anchiano ordinary shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of ordinary shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting of Anchiano shareholders. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the

Special Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.
Holders of ADSs cannot attend or vote at the shareholders meeting unless they surrender their ADSs and become holders of Anchiano ordinary shares by the record date.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total with respect to any proposal.
What are “broker non-votes”?
If you hold Anchiano ADSs beneficially in street name and do not provide your broker or other agent with voting instructions, your Anchiano ADSs may constitute “broker non-votes.” Broker non-votes occur on a matter when banks, brokers and other nominees are not permitted to vote on certain non-discretionary matters without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-discretionary” matters. Proposals Nos. 1 through 6 are non-discretionary matters. As a result, banks, brokers and other nominees will not have discretion to vote on Proposals Nos. 1 through 6.
Broker non-votes will not be considered as votes cast by the holders of Anchiano ordinary shares present in person or represented by proxy at the Special Meeting, and will therefore not have any effect with respect to Proposals Nos. 1 through 6.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	To approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab.	A simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).	None	None
2	To approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in this proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano.	A simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).	None	None
3	To approve and adopt Anchiano’s Amended and Restated Articles of Association, attached as Annex E to this proxy statement/prospectus, effective upon the	A simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).	None	None

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
effective time of the Merger, which among other things will (i) increase in the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split of Anchiano’s ordinary shares, at a ratio in the range of between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association.
4	To approve the form of indemnification agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, or the Indemnification Agreement, effective upon the effective time of the Merger, and to authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano.	A simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).	None	None
5	To approve an amendment to Anchiano’s Compensation Policy, attached as Annex J to this proxy statement/prospectus to remove the limit on the annual premium for directors and officers insurance.
A simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast), provided that either:
1. a simple majority of shares voted at the Special Meeting,
			None	None

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
excluding the shares of controlling shareholders, (1) if any, and of shareholders who have a personal interest (2) in the approval of the resolution, are voted “FOR” the resolution; or
2. the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the approval of the resolution voing against approval of the resolution does not exceed two percent of the outstanding voting power in the Company.
6	To approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy, included in Annex J to this proxy statement/prospectus.
A simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast), provided that either:
1. a simple majority of shares voted at the Special Meeting, excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution, are voted “FOR” the resolution; or
2. the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the approval of the resolution voting against approval of the resolution does not exceed two percent of the outstanding voting power in the Company.
			None	None

(1)
The term “controlling shareholder” means a shareholder having the ability to direct the activities of a company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. To the knowledge of Anchiano, there is no shareholder who is a controlling shareholder.

(2)
Under the Israeli Companies Law, 5759-1999, or the Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of the shareholder and any member of the shareholder’s family, family members of the shareholder’s spouse, or a spouse of any of the foregoing, or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or chief executive officer, owns at least 5% of the shares or has the right to appoint a director or chief executive officer, and (ii) excludes an interest arising solely from the ownership of our ordinary shares.

Under the Companies Law, in the case of a person voting by proxy for another person, “personal interest” includes a personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to vote. If you do not have a personal interest in this matter, you may assume that using the form of proxy enclosed herewith will not create a personal interest. To avoid confusion, in the form of proxy card, we refer to such a personal interest as a “personal benefit or other interest”.
When and where will the Special Meeting of Anchiano shareholders be held?
The Special Meeting of Anchiano shareholders will be held at 4:30 p.m., local time, on March 15, 2021, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Conference Room 36-1, Tel Aviv, Israel. Subject to space availability, all Anchiano shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 4:00 p.m., local time. Please note that in light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission.
What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote by telephone, through the Internet, by completing the enclosed proxy card or in person at the Special Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
Proposals Nos. 1 through 6 are non-discretionary matters. As a result, banks, brokers and other nominees will not have discretion to vote on Proposals Nos. 1 through 6.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the approval of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares to be represented by ADSs at the effective time of the Merger to the securityholders of Chemomab (Proposal No. 1), “For” the approval of the issuance of ordinary shares of Anchiano in the Financing (Proposal No. 2), “For” the approval and adoption of Anchiano’s Amended and Restated Articles of Association, effective upon the effective time of the Merger (Proposal No. 3), “For” the approval of the Indemnification Agreement, effective upon the effective time of the Merger, and the authorization of the execution of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano (Proposal No. 4), “For” the approval of an amendment to Anchiano’s Compensation Policy to remove the limit on the annual premium for directors and officers insurance (Proposal No. 5), and “For” the approval of an amendment to the compensation terms of the directors of Anchiano, and related amendments to Anchiano’s Compensation Policy (Proposal No. 6).
May I change my vote after I have submitted a proxy or provided proxy instructions?
Anchiano shareholders of record, other than those Anchiano shareholders who are parties to Support Agreements (as defined herein), may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a shareholder of record of Anchiano can send a written notice to the Chief Financial Officer of Anchiano stating that it would like to revoke its proxy. Second, a shareholder of record of Anchiano can submit new proxy instructions either on a new proxy card or via telephone or the Internet. Third, a shareholder of record of Anchiano can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If an Anchiano shareholder of record or a shareholder who owns Anchiano shares in “street name” has instructed a broker to vote its Anchiano ordinary shares, the shareholder must follow directions received from its broker to change those instructions.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.
Should Anchiano’s shareholders send in their share certificates now?
No. The Bank of New York Mellon, as depositary with respect to the Anchiano ADSs, will advise Anchiano shareholders regarding the exchange of outstanding Anchiano ADSs (and outstanding American Depositary Receipts, if any). No fractional new ADSs would be issued in a reverse split of ADSs. Instead, The Bank of New York Mellon, DTC or the relevant securities intermediary would aggregate and sell the fractional entitlement ADSs and deliver net proceeds of the sale to the ADS holders in lieu of their fractional entitlements.
Am I entitled to dissenters’ rights?
No, Anchiano’s shareholders are not entitled to dissenters’ rights in connection with the Merger.
Have Chemomab’s shareholders agreed to adopt the Merger Agreement?
Yes. On January 7, 2021, Chemomab’s shareholders adopted the Merger Agreement and approved the Merger and related transactions.
Who is paying for this proxy solicitation?
Anchiano will bear the cost of soliciting proxies. In addition to these proxy materials, Anchiano’s directors and employees, and Anchiano’s proxy solicitor, Alliance Advisors, LLC, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, Alliance Advisors, LLC will be paid its customary fee of approximately $5,000, plus out-of-pocket expenses if it solicits proxies. We and Chemomab may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. Two shareholders who are present in person or by proxy, and who hold or represent at least thirty-three and one-third percent (33-1/3%) of the voting rights in the Company, shall constitute a quorum. On the record date, there were 37,099,352 shares outstanding and entitled to vote. Thus, the holders of at least 12,366,451 shares must be present in person or represented by proxy at the Special Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If half an hour has elapsed from the time set for the Special Meeting and a quorum is not present, the Special Meeting will be adjourned to the following business day, at the same time and place, or to a different date, as shall be determined by the Board of Directors in a notice to the shareholders. If a quorum is not present at the adjourned Special Meeting, as stated above, a minimum of one shareholder, whether present in person or by proxy, shall be deemed as constituting a quorum.
What happens if a quorum is not present?
If half an hour has elapsed from the time set for the Special Meeting and a quorum is not present, the Special Meeting will be adjourned to the following business day, at the same time and place, or to a different date, as shall be determined by the board of directors in a notice to the shareholders.
Are representatives of Anchiano’s independent registered accounting firm expected to be present at the Special Meeting?
Yes, representatives of Somekh Chaikin, member firm of KPMG International, the independent registered public accounting firm for Anchiano, are expected to be present at the Special Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Who can help answer my questions?
If you are an Anchiano shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger and related transactions, including the procedures for voting your shares, you should contact Alliance Advisors, LLC, Anchiano’s proxy solicitor, by telephone at the following address and phone number, or Chief Financial Officer of Anchiano, at the following address and phone number:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
+1 (866) 613-3006 (toll free in the United States)
One Kendall Square
Building 1400E
Suite 14-105
Cambridge, Massachusetts 02139
Attn: Chief Financial Officer
Telephone: +1 (857) 259-4622

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger, and the proposals being considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A, the forms of Voting and Support Agreements attached as Annexes B and C and the other annexes to which you are referred herein.
The Companies
Anchiano Therapeutics Ltd.
One Kendall Square, Building 1400E
Suite 14-105
Cambridge, Massachusetts 02139
(857) 259-4622
Anchiano is a preclinical biotechnology company committed to discovering and developing new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. These therapies are called small molecule targeted therapies. Anchiano has obtained the option to license small molecule technologies that it believes it can develop into product candidates that can deliver novel treatments for cancer patients whose cancers are caused by mutated genes and for whom existing therapies are limited in effectiveness. The first of these technologies comprises small molecules that potently inhibit the products of RAS oncogenes. RAS oncogenes are the most frequently mutated family of genes in human cancer, responsible for almost a third of all human malignancies, and almost half of the three most lethal cancers (i.e., lung cancer, colorectal cancer and pancreatic cancer). To date, there are no approved therapies that are effective in countering their tumorigenic effects. Anchiano’s second technology consists of small molecules that interfere with the Wnt/APC/β-catenin biochemical pathway through the inhibition of phosphodiesterase 10. Mutations in this pathway are involved in most human colorectal cancers, the second leading cause of cancer deaths in the United States, as well as in the hereditary cancer predisposition syndrome, familial adenomatous polyposis, which gives rise to colorectal cancer. As is true for RAS-driven cancers, to date there are no approved therapies specifically for cancers that carry mutations in the Wnt/APC/β-catenin pathway genes.
On September 13, 2019, Anchiano entered into a Collaboration and License Agreement, or the ADT License Agreement, with ADT Pharmaceuticals, LLC, or ADT, pursuant to which Anchiano acquired the rights to these two small molecule developmental programs targeting oncogenic pathways, focused on pan-mutant RAS inhibitors, or the pan-RAS-inhibitor program, and inhibitors of PDE10 and the β-catenin pathway, respectively. Under the ADT License Agreement, Anchiano is primarily responsible for the research, development, manufacturing, regulatory and commercial activities with respect to the compounds conveyed and contemplated thereunder.
Since entering into the ADT License Agreement, Anchiano has focused its efforts on the development of the pan-RAS-inhibitor program. In order to advance this program, Anchiano’s management had been working to identify additional financing sources and/or potential co-development partners. Such efforts, however, did not result in opportunities that were sufficiently mature. As a result, in July 2020, Anchiano decided to undertake certain cost-saving measures, including a workforce reduction and temporary reduction of its internal and external research and development activities with respect to the pan-RAS-inhibitor program, in order to conserve cash and preserve optionality while alternatives were being identified and assessed. These include plans to temporarily reduce its internal and external research and development work on Anchiano’s pan-RAS-inhibitor program until there is greater clarity regarding Anchiano’s ability to fund the program. The workforce reduction included three employees, which represented approximately 60% of its workforce as of June 30, 2020. Anchiano incurred severance related charges of $0.3 million in the third quarter as well as $0.9 million in other costs due to events associated with or resulting from our research and development workforce reduction and refocus with respect to external development activities. Anchiano continues to undertake actions for the promotion of the program and its assets and towards strengthening the protection of all related intellectual property.

After conducting a diligent and extensive process of evaluating strategic alternatives for Anchiano and identifying and reviewing potential candidates for a strategic acquisition or other transaction, and following extensive negotiation with Chemomab, on December 14, 2020, Anchiano entered into the Merger Agreement with Chemomab. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the effective time of the Merger, CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano, or Merger Sub, will merge with and into Chemomab, with Chemomab continuing as a wholly-owned subsidiary of Anchiano and the surviving corporation of the Merger. Anchiano and Chemomab (as successor in interest to Anchiano following the Merger) may decide to assign the ADT License Agreement or terminate such agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT. If the Merger is completed, the business of Anchiano will become the business of Chemomab as described beginning on page 147 of this proxy statement/prospectus under the caption “Chemomab Business.”
Chemomab Ltd.
Kiryat Atidim, Building 7
Tel Aviv 6158002, Israel
+972-77-331-0156
Chemomab is a clinical-stage biotech company discovering and developing innovative therapeutics for conditions with high unmet medical need that involve inflammation and fibrosis. CM-101, the company’s lead clinical candidate, is a first-in-class humanized monoclonal antibody which hinders the fundamental function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. Chemomab has shown that CM-101 interferes with the underlying biology of fibrosis using a novel and differentiated mechanism of action and is actively advancing CM-101 into staggered Phase 2 clinical studies to treat patients with liver, skin, and lung fibrosis. Chemomab has completed two Phase 1a studies at varying doses using different administration methods, as well as a Phase 1b safety, tolerability and proof-of-mechanism study of CM-101 in non-alcoholic fatty liver disease, or NAFL, patients. A Phase 2a study in primary sclerosing cholangitis, or PSC, a rare obstructive and cholestatic liver disease that reduces or blocks the flow of bile from the liver, is currently ongoing in the United Kingdom and Israel and Chemomab is planning a Phase 2 study in systemic sclerosis, or SSc, a rare autoimmune rheumatic disease characterized by accumulation of collagen (fibrosis), to follow this year. Although the primary focus of Chemomab is in these two orphan indications, Chemomab is planning an additional Phase 2a study expanding the mechanistic understanding of CM-101 in early 2021 in non-alcoholic steatohepatitis, or NASH, patients.
Fibrosis is the abnormal and excessive accumulation of collagen and extracellular matrix leading to scarring and thickening of connective tissues, affecting tissue properties and potentially leading to organ failure. Fibrosis can occur in many different tissues, including lung, liver, kidney, muscle, skin, and the gastrointestinal tract, resulting in a growing number of progressive fibrotic conditions. A healthy inflammatory response is necessary for efficient tissue repair; however, fibrosis and inflammation are intrinsically linked and a prolonged inflammatory response can contribute to the pathogenesis of fibrosis.
Chemomab has pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in monocytes, macrophages, activated T cells, fibroblasts, endothelial cells, and epithelial cells including cholangiocytes. Chemomab has developed a novel CCL24 inhibiting product with dual anti-fibrotic and anti-inflammatory activity allowing it to challenge the complex interplays of both of the pathogenic mechanisms that drive fibrotic indications. This innovative approach is being developed for difficult to treat orphan diseases such as PSC and SSc, where patients have no established standard of care options.
CMB Acquisition Ltd.
CMB Acquisition Ltd. is a wholly-owned subsidiary of Anchiano, and was formed solely for the purposes of carrying out the Merger.

The Merger (see page 88)
If the Merger is completed, Merger Sub will merge with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano.
At the effective time of the Merger, each Chemomab ordinary share outstanding immediately prior to the effective time (excluding certain Chemomab ordinary shares that may be cancelled pursuant to the Merger Agreement) will be automatically converted into the right to receive a number of Anchiano American Depositary Shares, or ADSs, each representing Anchiano ordinary shares, plus a warrant that may be exercisable under certain circumstances to purchase ADSs. The final exchange ratio, or the Exchange Ratio, will be determined pursuant to a formula described in more detail in the Merger Agreement and later in this proxy statement/prospectus. Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The percentages set forth above assume that the initial estimate of the Exchange Ratio is not changed; however, the Exchange Ratio is subject to change as described in the section entitled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
The Exchange Ratio is calculated using a formula intended to allocate a percentage of the combined company to existing Chemomab securityholders. The initial estimate of the Exchange Ratio set forth below is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million. Based on the assumptions described above, the Exchange Ratio would be equal to approximately 205 Anchiano ADSs, each representing 5 Anchiano ordinary shares, for each share of Chemomab (without giving effect to the Reverse Split), which Exchange Ratio is subject to change based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger (and as a result, Anchiano securityholders and Chemomab securityholders could own more or less of the combined company).
Immediately prior to the effective time of the Merger, all outstanding preferred shares of Chemomab will be converted into ordinary shares of Chemomab. Anchiano will assume all outstanding and unexercised Chemomab options to purchase Chemomab ordinary shares, and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio. For a more complete description of the Merger and the Exchange Ratio, please see the section entitled “The Merger Agreement” in this proxy statement/prospectus.
The closing of the Merger will occur as promptly as practicable (but in no event later than the second business day after the last of the conditions to the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of each such conditions), or at such other time as Anchiano and Chemomab agree. Anchiano and Chemomab anticipate that the consummation of the Merger will occur in Anchiano’s first or second fiscal quarter of 2021 (the quarters ending March 31 and June 30, 2021, respectively). However, because the Merger is subject to a number of conditions, neither Anchiano nor Chemomab can predict exactly when the closing of the Merger will occur or if it will occur at all.
Reasons for the Merger (see page 96)
Anchiano and Chemomab believe that the combined company will have the following potential advantages:
•
the combined company’s public position, in particular as it relates to the current plans of Chemomab for developing CM-101, and the likelihood that Chemomab post-merger would possess sufficient financial resources to allow the management team to execute the continued development of CM-101;

•
the range of options available to the combined company to access the public equity markets to fund future capital needs or to complete business development transactions, which would likely be greater than the options available to Chemomab alone as a privately held company;

•
the expected reaction and support of the transaction from the market, investment banks, Chemomab shareholders and Anchiano shareholders; and

•
the fact that the Merger will result in Chemomab becoming a publicly traded company, which would provide Chemomab shareholders with the opportunity to obtain liquidity for their shares.

Each of the boards of directors of Anchiano and Chemomab also considered other factors for the Merger, as described herein. For example, the Anchiano board of directors considered, among other things:
•
the strategic alternatives to the Merger available to Anchiano, including the discussions that Anchiano’s management and the Anchiano board of directors previously conducted with other potential merger partners;

•
the risks associated with continuing to operate Anchiano on a stand-alone basis, including liquidity needs and cash-burn, and the risks associated with delisting from the Nasdaq Stock Market;

•
Anchiano’s management’s belief that it would be difficult to obtain sufficient equity or debt financing on acceptable terms, if at all; and

•
the projected liquidation value of Anchiano and the risks, costs and timing associated with liquidating compared to the value Anchiano shareholders will receive in the Merger.

Opinion of Oppenheimer & Co. (see page 101)
At the December 14, 2020 meeting of the board of directors of Anchiano, representatives of Oppenheimer & Co. Inc., or Oppenheimer, rendered Oppenheimer’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the Anchiano board of directors dated December 14, 2020, as to the fairness, as of such date, from a financial point of view, to Anchiano of the Exchange Ratio in the Merger pursuant to the Merger Agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Oppenheimer in connection with the preparation of its opinion.
The full text of the written opinion of Oppenheimer, dated December 14, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken, is attached as Annex I to this proxy statement/prospectus. Oppenheimer provided its opinion for the information and assistance of the Anchiano board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and its opinion only addresses whether the Exchange Ratio in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Anchiano. The opinion of Oppenheimer did not address any other term or aspect of the Merger Agreement or the Merger. The Oppenheimer opinion does not constitute a recommendation to the board of directors of Anchiano or any Anchiano shareholder as to how the Anchiano board of directors, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.
Overview of the Merger Agreement (see page 113)
Merger Consideration and Exchange Ratio (see page 113)
At the Effective Time, each outstanding share of Chemomab will be converted into the right to receive a number of Anchiano ordinary shares to be represented by ADSs.
The Merger Agreement does not provide for an adjustment to the total number of Anchiano ADSs that Chemomab shareholders will be entitled to receive for changes in the market price of Anchiano ADSs. Accordingly, the market value of the shares of Anchiano ADSs issued pursuant to the Merger will depend on the market value of the Anchiano ADSs at the time the Merger closes, and could vary significantly from the market value of the Anchiano ADSs on the date of this proxy statement/prospectus.
At the effective time of the Merger:
•
Each Chemomab shareholder will receive Anchiano ordinary shares to be represented by ADSs in exchange for its Chemomab shares in an amount equal to the number of Chemomab shares held by such Chemomab shareholder multiplied by the Exchange Ratio. No fractional Anchiano ADSs will be issued in connection with the Merger. Instead, each Chemomab shareholder who otherwise would be entitled to receive a fractional Anchiano ADS (after aggregating all fractional Anchiano ADSs issuable to such Chemomab shareholder) will receive such amount rounded to the nearest whole number of Anchiano ADSs;
•
In addition, each shareholder of Chemomab will be issued a Chemomab Warrant, which may be exercisable for Anchiano ordinary shares to be represented by ADSs in certain circumstances described immediately below, pro rata based on the Chemomab shareholders’ respective holdings of Chemomab’s share capital immediately prior to the closing of the Merger. The Chemomab Warrant is exercisable if (i) a claim is filed within one year after the closing of the Merger for contingent liabilities of Anchiano related to the pre-closing period as described in the Merger Agreement, and (ii) a judgment or settlement is paid within five years after the closing of the Merger in connection with such claims. The maximum number of ordinary shares to be represented by ADSs that may be issued to all Chemomab shareholders under the Chemomab Warrant is (i) $1 million worth of ordinary shares, to be represented by ADSs, in the aggregate for all claims that result in cash payments, and (ii) the number of ordinary shares to be represented by 500,000 ADSs (adjusted for, among other things, any reverse splits, or adjustment in the shares per ADS ratio) for all claims that result in the issuance of additional ordinary shares to be represented by ADSs. Investors in the Financing will be provided anti-dilution protection if any ordinary shares to be represented by ADSs are issued under the Chemomab Warrant; and

•
Anchiano will assume all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio.

Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders as of immediately prior to the Merger are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Exchange Ratio formula is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million.
Treatment of Anchiano Share Options and Warrants
All options to acquire Anchiano’s ordinary shares that are outstanding immediately prior to the effective time of the Merger will remain outstanding following the effective time of the Merger unless otherwise terminated in accordance with their terms. All outstanding Anchiano warrants will be exercised on a cashless basis in accordance with the Crossover Round Waiver (see “The Merger — Background of the Merger — History of Strategic Alternatives Discussions and Significant Corporate Events for Anchiano”), and there will be no Anchiano warrants outstanding after the Merger.
As of the effective time of the Reverse Split, Anchiano will adjust and proportionately decrease the number of ordinary shares of Anchiano reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants to acquire Anchiano’s ordinary shares at the Reverse Split ratio approved by its board of directors. In addition, as of the effective time of the Reverse Split, Anchiano will adjust and proportionately decrease the total number of Anchiano’s ordinary shares that may be the subject of future grants under Anchiano’s share incentive plans at the selected Reverse Split ratio.
Conditions to the Completion of the Merger (see page 116)
The obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement shall be subject to the satisfaction or waiver, on or prior to the closing of the Merger, of the conditions set forth in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” below.

No Solicitation by Anchiano and Chemomab (see page 117)
Both Anchiano and Chemomab and their representatives are prohibited by the terms of the Merger Agreement from (i) soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (ii) furnishing any non-public information regarding Anchiano or Chemomab, as applicable, or any of its respective subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry; (iii) engaging in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; (iv) approving, endorsing or recommending any acquisition proposal; (v) executing or entering into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction; or (vi) publicly proposing to do any of the foregoing.
Termination (see page 122)
Either Anchiano or Chemomab can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated. In the event that the Merger Agreement is terminated, neither party is required to pay a termination fee to the other party.
Support Agreements (see page 124)
Shareholders of both Anchiano and Chemomab holding shares sufficient to approve the Merger have entered into shareholder support agreements with the respective companies in support of the Merger.
In connection with the execution of the Merger Agreement, certain shareholders of Anchiano entered into support agreements, or the Anchiano Shareholder Support Agreements, covering approximately 57% of the outstanding ordinary shares of Anchiano as of the execution of the Merger Agreement. The Anchiano Shareholder Support Agreements provide, among other things, that the shareholders party to the Anchiano Shareholder Support Agreements will vote all of the shares of Anchiano held by them (including shares represented by ADSs) in favor of the adoption of the Merger Agreement, the approval of the Merger, the issuance of our ADSs in connection with the Merger and the other transactions contemplated by the Merger Agreement.
In connection with the execution of the Merger Agreement, certain shareholders of Chemomab entered into support agreements, or the Chemomab Shareholder Support Agreements, covering approximately 83% of the outstanding shares of Chemomab as of the execution of the Merger Agreement. The Chemomab Shareholder Support Agreements provide, among other things, that the shareholders party to the Chemomab Shareholder Support Agreements will vote all of the shares of Chemomab held by them in favor of the adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement.
Lock-up Agreements (see page 124)
Concurrently with and after the execution of the Merger Agreement, certain shareholders of Anchiano and Chemomab entered into lock-up agreements, or the Lock-Up Agreements, pursuant to which they accepted certain restrictions on transfers of shares of Anchiano held, or to be held, by them (including shares represented by ADSs) for 180 days following the effective time of the Merger. The shareholders party to the Lock-Up Agreements each agreed, absent the prior written consent of Anchiano, not to (i) lend, grant, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Anchiano ordinary shares, or any securities convertible into or exercisable or exchangeable for Anchiano ordinary shares, whether then owned or thereinafter acquired, including without limitation, Anchiano ordinary shares or such other securities which may be deemed to be beneficially owned by the shareholder in accordance with the rules and regulations of the SEC and securities of Anchiano that may be issued upon exercise of a share option or warrant or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shareholder’s shares.

Executive Officers of Anchiano Following the Merger (see page 205)
Immediately following the Merger, the executive management team of Anchiano is expected to be composed as set forth below:
Name	Position with Anchiano	Age	Current Position
Adi Mor	Chief Executive Officer, Chief Scientific Officer and Director	39	Chief Executive Officer, Chief Scientific Officer and Director of Chemomab
Sigal Fattal	Interim Chief Financial Officer	50	Interim Chief Financial Officer of Chemomab
Arnon Aharon	Chief Medical Officer	52	Chief Medical Officer of Chemomab
Directors of Anchiano Following the Merger (see page 201)
At and immediately after the effective time of the Merger, the board of directors of Anchiano and its committees are expected to be composed of the individuals set forth in the table below. The directors shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
Designee	Director	Age	Position(s)
Chemomab Designees	Stephen Squinto	64	Chairman of the Board of Directors
	Adi Mor	39	Chief Executive Officer, Chief Scientific Officer and Director
	Nissim Darvish	56	Director
	Joel Maryles	61	Director
	Alan Moses	73	Director
	Claude Nicaise	68	Director
Anchiano Designee	Neil Cohen	57	Director
Interests of the Anchiano and Chemomab Directors and Executive Officers in the Merger (see page 106)
In considering the recommendation of Anchiano’s board of directors with respect to the issuance of Anchiano ordinary shares in connection with the Merger and the Financing and the other matters to be acted upon by Anchiano’s shareholders at the Special Meeting, Anchiano’s shareholders should be aware that certain members of the board of directors and executive officers of Anchiano have interests in the Merger that may be different from, or in addition to, your interests.
As of December 28, 2020, all directors and executive officers of Anchiano, together with their affiliates, beneficially owned approximately 0.17% of the outstanding Anchiano ordinary shares. The affirmative vote of a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast) is required for approval of each of Proposals Nos. 1 through 4. The approval of Proposals Nos. 5 and 6 also require such affirmative majority, plus either (i) a simple majority of shares voted at the Special Meeting, excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution, or (ii) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voting against approval of the resolution does not exceed two percent of the outstanding voting power in Anchiano.
Certain Material Israeli Income Tax Consequences of the Merger (see page 109)
In general, under the Israeli Tax Ordinance [New Version], 5721-1961, the disposition of shares of an Israeli company, such as Chemomab, is deemed to be a sale of capital assets subject to capital gains tax by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty for the prevention of double taxation between Israel and the seller’s country of residence provides otherwise.

Assuming Chemomab obtains the Tax Ruling (as defined herein) from the Israel Tax Authority for which Chemomab has applied, the Israeli income tax consequences of the Merger shall be in accordance with the Tax Ruling (if applicable to a particular Chemomab securityholder). For more information, please see the section entitled “The Merger — Certain Material Israeli Income Tax Consequences of the Merger” of this proxy statement/prospectus.
Risk Factors (see page 29)
Both Anchiano and Chemomab are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective shareholders, including the following risks:
•
The Exchange Ratio is not adjustable based on the market price of Anchiano ADSs, so the Merger consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed;

•
If the Merger is not completed, Anchiano’s board of directors may decide to pursue a dissolution and liquidation of Anchiano;

•
If the conditions to the Merger are not fulfilled, the Merger will not occur;

•
The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes;

•
The market price of the combined company’s shares may decline as a result of the Merger;

•
Anchiano and Chemomab shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

•
During the pendency of the Merger, Anchiano and Chemomab will be subject to contractual limitations set forth in the Merger Agreement that restrict the parties’ ability to enter into business combination transactions with another party; and

•
Because the lack of a public market for Chemomab’s ordinary shares makes it difficult to evaluate the fairness of the Merger, Chemomab’s shareholders may receive consideration in the Merger that is greater than or less than the fair market value of Chemomab’s ordinary shares.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus. Anchiano and Chemomab both encourage you to read and consider all of these risks carefully.
Regulatory Approvals (see page 109)
In the United States, Anchiano must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Anchiano and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the Registration Statement, of which this proxy statement/prospectus is a part, has not become effective.
Nasdaq Stock Market Listing (see page 112)
Prior to consummation of the Merger, Anchiano has filed an initial listing application with Nasdaq, as required by Nasdaq, to effect the initial listing of Anchiano’s ordinary shares issuable in connection with the Merger and the Financing or upon exercise of Chemomab’s outstanding options that will be assumed by Anchiano in connection with the Merger. If such application is accepted, Anchiano anticipates that its securities will be listed on the Nasdaq Capital Market following the closing of the Merger and will trade under Anchiano’s new name, “Chemomab Therapeutics Ltd.,” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies, and new trading symbol, “CMMB.”
Anticipated Accounting Treatment (see page 112)
The Merger will be accounted for by Anchiano as a “reverse merger” and recapitalization under existing U.S. generally accepted accounting principles, or GAAP. For accounting purposes, Chemomab is considered to be acquiring Anchiano in the Merger.

Comparison of Shareholder Rights (see page 237)
Both Anchiano and Chemomab are incorporated under the laws of Israel and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by Israeli law. If the Merger is completed, Chemomab shareholders will become Anchiano shareholders, and their rights will be governed by Israeli law and, assuming Proposal No. 3 is approved by Anchiano shareholders at the Special Meeting, the Amended and Restated Articles of Association attached to this proxy statement/prospectus as Annex E. The rights of Anchiano shareholders contained in the amended and restated articles of association of Anchiano, as in effect following the effective time of the Merger, differ from the rights of Chemomab shareholders under Chemomab’s current amended and restated articles of association, as more fully described under the section entitled “Comparison of Shareholder Rights” in this proxy statement/prospectus.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
The following tables present selected historical consolidated financial data for Anchiano, selected historical financial data for Chemomab, unaudited pro forma combined financial data for Anchiano and Chemomab and comparative historical and unaudited pro forma per share data for Anchiano and Chemomab.
Selected Historical Consolidated Financial Data of Anchiano
The following tables summarize Anchiano’s consolidated financial data for each of the periods indicated. The statements of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data as of September 30, 2020 and 2019 have been derived from Anchiano’s audited consolidated financial statements, which are included in this proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 and 2019 have been derived from Anchiano’s unaudited interim condensed consolidated financial statements for the nine months period ended September 30, 2020 and 2019 included in this proxy statement/prospectus. The information set forth below should be read in conjunction with the sections titled “Anchiano Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes appearing elsewhere in this proxy statement/prospectus. In the opinion of Anchiano’s management, the unaudited consolidated interim financial data reflects all adjustments necessary for a fair statement of the financial information in those statements. Anchiano’s historical results are not necessarily indicative of results that should be expected in any future period.
Statement of Operations Data	For the year ended December 31,		Nine months ended September 30,
	2018	2019	2019	2020
	(in thousands)
Operating expenses:
Research and development	$7,514	$13,303	$12,276	$3,609
General and administrative	5,521	6,245	4,958	5,126
Restructuring expense	—	3,350	—	749
Total operating expenses	13,035	22,898	17,234	9,484
Finance (income) expense, net	457	4,226	4,286	(19)
Loss before income taxes	13,492	27,124	21,520	9,465
Income taxes, net	306	—	—	—
Net loss and comprehensive loss	$13,798	$27,124	$21,520	$9,465
Basic and diluted loss per share	$1.09	$0.79	$0.64	$0.26
Weighted average number of shares outstanding – basic and diluted	12,634	34,446	33,551	37,099
Other comprehensive income
Foreign currency translation adjustments	(415)	—		—
Total comprehensive loss	$13,383	$27,124	$21,520	$9,465

	As of December 31, 2019	As of September 30, 2020
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$17,575	$6,768
Working capital(1)	$14,090	$5,113
Total assets	$19,755	$7,688
Total stockholders’ equity	$14,909	$5,350

(1)
Working capital is defined as current assets less current liabilities.

This figure is not derived from the financial statements
Selected Historical Financial Data of Chemomab
The following tables summarize Chemomab’s financial data for each of the periods indicated. The statements of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2019 and 2018 have been derived from Chemomab’s audited financial statements appearing elsewhere in this proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 and 2019 have been derived from Chemomab’s unaudited condensed interim financial statements appearing elsewhere in this proxy statement/prospectus. The unaudited condensed interim financial statements of Chemomab have been prepared on the same basis as the audited financial statements of Chemomab. In the opinion of Chemomab’s management, the unaudited condensed interim financial data reflects all adjustments necessary for a fair statement of the financial information in those statements. The following selected financial data should be read together with “Chemomab Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Chemomab’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Chemomab’s historical results are not necessarily indicative of results that should be expected in any future period.
	For the year ended December 31,		Nine months ended September 30,
Statement of Operations Data:	2018	2019	2019	2020
	(in thousands)
Operating expenses:
Research and development	$5,553	$5,818	$3,543	$3,430
General and administrative	374	960	669	600
Total operating expenses	5,927	6,778	4,212	4,030
Finance (income) expense, net	(54)	2	8	(30)
Net loss and comprehensive loss	5,873	6,780	4,220	4,000
	As of December 31, 2019	As of September 30, 2020
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$12,259	$12,695
Working capital(1)	$12,122	$11,882
Total assets	$13,160	$13,396
Total stockholders’ equity	$12,373	$12,157

(1)
Working capital is defined as current assets less current liabilities.

This figure is not derived from the financial statements

Selected Unaudited Pro Forma Combined Financial Data of Anchiano and Chemomab
The following unaudited pro forma combined financial information gives effect to the Merger but does not give effect to the proposed Reverse Split because the proposed reverse split is a range and is not final.
The acquisition will be accounted for as a “reverse merger” and recapitalization since immediately upon the completion of the Merger, the Chemomab shareholders prior to the Merger will hold a majority of the voting interest of the combined company. In addition, the board of directors of the combined company will include four of the current members of the Chemomab board of directors, and therefore, members of Chemomab’s current board of directors will possess majority control of the board of directors of the combined company. Moreover, Chemomab’s senior management will hold all key positions in senior management of the combined company. For accounting purposes, Chemomab will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Chemomab. Accordingly, Chemomab’s assets, liabilities and results of operations will become the historical financial statements of the registrant, and Anchiano’s assets, liabilities and results of operations will be consolidated with Chemomab effective as of the acquisition date. No step-up in basis or goodwill will be recorded in this transaction.
The unaudited pro forma combined balance sheet data as of September 30, 2020 gives effect to the Merger as if it took place on September 30, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 gives effect to the Merger as if it took place on January 1, 2019. The historical financial statements of Anchiano and Chemomab have been adjusted to give pro forma effect to events that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger and recapitalization to the company’s historical financial statements. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.
The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the amount of cash used by Anchiano’s operations between the signing of the Merger Agreement and the closing of the Merger, the timing of closing of the Merger, and other changes in Anchiano’s assets and liabilities that occur prior to the completion of the Merger.
The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Anchiano and Chemomab and the sections titled “Anchiano Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Chemomab Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus. Anchiano’s and Chemomab’s historical audited financial statements for the year ended December 31, 2019 and unaudited condensed interim unaudited financial statements for the nine months ended September 30, 2020 appear elsewhere in this proxy statement/prospectus.

Combined Statement of Operations Data:	Year ended December 31, 2019	Nine months ended September 30, 2020
	(in thousands)
Research and development expense	$19,121	$7,039
General and administrative expense	7,205	5,726
Restructuring expense	3,350	749
Loss from operations	$(29,676)	$(13,514)
Net loss attributable to common
stockholders	$(33,902)	$(13,465)
Net loss per share, basic and diluted	$0.04	$0.02
Combined Balance Sheet Data:	As of September 30, 2020
(in thousands)
Cash and cash equivalents	$48,063
Working capital	44,050
Total assets	50,884
Accumulated deficit	(24,489)
Total Stockholdes’ equity	44,563
Comparative Historical and Unaudited Pro Forma Per Share Data
The information below reflects the historical per share information for Anchiano and Chemomab and the unaudited pro forma per share information of the combined company as if Anchiano and Chemomab had been combined as of or for the periods presented.
The pro forma amounts in the tables below have been derived from the unaudited pro forma combined financial information included in the section titled “Unaudited Pro Forma Combined Financial Statements” of this proxy statement/prospectus. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position, results of operations or per share information of the combined company would have been had Anchiano and Chemomab been combined as of or for the periods presented.
The tables below should be read in conjunction with the consolidated financial statements and the related notes of Anchiano appearing elsewhere in this proxy statement/prospectus and the financial statements and the related notes of Chemomab appearing elsewhere in this proxy statement/prospectus.
	Year ended December 31, 2019	Nine months ended September 30, 2020
Anchiano Historical Per Common Share Data:
Basic and diluted net loss per share	$0.79	$0.26
Book value per share(1)	$0.43	$0.14
Combined Unaudited Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$0.04	$0.02
Book value per share(2)		$0.05
Chemomab Pro Forma Equivalent Per Common Share Data:(3)
Basic and diluted net loss per share	$42.30	$16.75
Book value per share		$55.42

(1)
Historical book value per share is calculated by dividing total shareholders’ equity by total outstanding ordinary shares.

(2)
Combined pro forma book value per share is calculated by dividing pro forma combined total shareholders’ equity by pro forma combined total outstanding ordinary shares.

(3)
Chemomab pro forma equivalent data per ordinary share is calculated by applying the Exchange Ratio of 1,028.99 to the unaudited pro forma combined per share data.

MARKET PRICE AND DIVIDEND INFORMATION
Anchiano Ordinary Shares
Anchiano’s ordinary shares represented by American Depositary Shares are listed on Nasdaq under the symbol “ANCN.” Chemomab is a private company and its ordinary shares are not publicly traded.
The closing price of Anchiano ADSs, each representing five ordinary shares, on January 8, 2021, as reported on Nasdaq, was $ 2.05 per ADS. The closing price of Anchiano ADSs on February 5, 2021, the record date for the Special Meeting, as reported on Nasdaq, was $2.82 per ADS.
Because the market price of Anchiano ADSs is subject to fluctuation, the market value of the Anchiano ADSs that Chemomab’s shareholders will be entitled to receive in the Merger may increase or decrease and the price at which Anchiano’s shares are sold in the Financing may be more or less than the market price of our shares on the date of the sale of Anchiano’s shares in the Financing.
Assuming approval of Proposal No. 1 and successful application for initial listing with Nasdaq, following the consummation of the Merger, Anchiano ADSs will be listed on Nasdaq and will trade under Anchiano’s new name, “Chemomab Therapeutics Ltd.,” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies, and new trading symbol, “CMMB.”
As of February 5, 2021, the record date for the Special Meeting, Anchiano had 37,099,352 holders of record of its ordinary shares. As of February 5, 2021, Chemomab had 17 holders of record of its ordinary shares. For detailed information regarding the beneficial ownership of certain Anchiano shareholders upon consummation of the Merger, see the section entitled “Principal Shareholders of Combined Company” in this proxy statement/prospectus.
Dividends
Anchiano
Anchiano has never declared or paid any cash dividends on its share capital, and it does not currently anticipate declaring or paying cash dividends on its share capital in the foreseeable future. Anchiano intends to retain all future earnings, if any, to finance the operation and expansion of Anchiano’s business. Any future determination relating to Anchiano’s dividend policy will be made at the discretion of Anchiano’s board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that Anchiano’s board of directors may deem relevant.
Chemomab
Chemomab has never declared or paid any cash dividends on its share capital. Chemomab anticipates that Anchiano will retain all of its future earnings to advance the clinical studies for its products, and does not anticipate paying any cash dividends on shares of Anchiano’s share capital in the foreseeable future. Any future determination to declare cash dividends on shares of Anchiano’s share capital will be made at the discretion of its board of directors, subject to applicable law and contractual restrictions and will depend on its financial condition, results of operations, capital requirements, general business conditions and other factors that its board of directors may deem relevant.

RISK FACTORS
The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Anchiano. You should also read and consider the risks associated with the business of Anchiano because these risks may also affect the combined company. You should also read and consider the other information in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” on page 250 of this proxy statement/prospectus.
Risk Factors Summary
The following is a summary of some of the risks and uncertainties that could materially adversely affect our business, financial condition and results of operations. You should read this summary together with the more detailed description of each risk factor contained below:
Risks Related to the Merger
•
The Exchange Ratio is not adjustable based on the market price of Anchiano ADSs, so the Merger consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.

•
If the Merger is not completed, Anchiano’s board of directors may decide to pursue a dissolution and liquidation of Anchiano.

•
If the conditions to the Merger are not fulfilled, the Merger will not occur.

•
The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

•
The market price of the combined company’s shares may decline as a result of the Merger.

•
Anchiano and Chemomab shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

•
During the pendency of the Merger, Anchiano and Chemomab will be subject to contractual limitations set forth in the Merger Agreement that restrict the parties’ ability to enter into business combination transactions with another party.

•
Because the lack of a public market for Chemomab’s ordinary shares makes it difficult to evaluate the fairness of the Merger, Chemomab’s shareholders may receive consideration in the Merger that is greater than or less than the fair market value of Chemomab’s ordinary shares.

Risks Related to the Reverse Split
•
The Reverse Split may not increase Anchiano’s share price over the long-term.

•
The Reverse Split may decrease the liquidity of Anchiano’s ADSs.

•
The Reverse Split may lead to a decrease in Anchiano’s overall market capitalization.

Risks Related to Anchiano’s Business and Dependency on Third Parties
•
There is substantial doubt as to whether Anchiano can continue as a going concern.

•
Anchiano is substantially dependent on its collaboration agreement with ADT. If Anchiano fails to comply with its obligations under the agreement with ADT, Anchiano could lose development and commercialization rights that are critical to the continuation of its business.

Risks Related to Anchiano’s ADSs
•
Our ADS market price may continue to be highly volatile and you may not be able to resell your ADSs at or above the price you paid for them.

•
A limited number of shareholders will have the ability to influence the outcome of director elections and other matters requiring shareholder approval.

•
If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ADSs, the market price of our ADSs could decline.

Risks Related to Chemomab’s Business, Research and Development and the Biopharmaceutical Industry
•
Chemomab has a limited operating history and funding, which may make it difficult to evaluate its prospects and likelihood of success.

•
Chemomab’s business is highly dependent on the success of its lead product candidate, CM-101, and any other product candidates that it advances into clinical studies. All of Chemomab’s programs will require significant additional clinical development.

•
Clinical development involves a lengthy, complex and expensive process, with an uncertain outcome.

Risks Related to Chemomab’s Intellectual Property Rights
•
If Chemomab is unable to protect its patents or other proprietary rights, or if Chemomab infringes the patents or other proprietary rights of others, its competitiveness and business prospects may be materially damaged.

•
Chemomab may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect its ability to develop, manufacture and market its product candidates.

•
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing Chemomab’s ability to protect its product candidates.

Risks Related to Chemomab’s Regulatory Approvals
•
The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if Chemomab is ultimately unable to obtain regulatory approval for CM-101 or any other product candidates, its business will be substantially harmed.

•
Obtaining and maintaining regulatory approval of Chemomab’s product candidates in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

•
Even if Chemomab obtains regulatory approval for CM-101 or any product candidate, it will still face extensive and ongoing regulatory requirements and obligations and any product candidates, if approved, may face future development and regulatory difficulties.

Risks Related to Commercialization of Chemomab’s Product Candidates
•
If Chemomab does not achieve its projected development and commercialization goals in the timeframes it announces and expects, the commercialization of its product candidates may be delayed and Chemomab’s business will be harmed.

•
Chemomab faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than it.

•
Even if CM-101 or any other product candidate Chemomab develops receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.

Risks Related to Chemomab’s Incorporation and Location in Israel
•
Conditions in Israel could materially and adversely affect Chemomab’s business.

•
Because a certain portion of Chemomab’s expenses are incurred in currencies other than the U.S. Dollar, its results of operations may be harmed by currency fluctuations and inflation.

Risks Related to the Combined Company
•
The combined company does not anticipate paying any cash dividends on the combined company’s ordinary shares in the foreseeable future.

•
Maintaining and improving the combined company’s financial controls and the requirements of being a public company may strain the combined company’s resources, divert management’s attention and affect its ability to attract and retain qualified board members.

•
If securities or industry analysts do not publish research or publish unfavorable research about the combined company’s business, its share price and trading volume could decline.

RISKS RELATED TO THE MERGER
The Exchange Ratio is not adjustable based on the market price of Anchiano ADSs, so the Merger consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.
The estimated Exchange Ratio calculation contained herein is based upon Anchiano’s and Chemomab’s capitalization immediately prior to the date of this proxy statement/prospectus, and will be adjusted based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger, not taking into account the Reverse Split, as described in the section entitled “The Merger — Merger Consideration” of this proxy statement/prospectus. Any changes in the market price of Anchiano ADSs before the completion of the Merger will not affect the number of shares Chemomab securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of Anchiano ADSs declines from the market price on the date of the Merger Agreement, then Chemomab securityholders could receive the Merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of Anchiano ADSs increases from the market price on the date of the Merger Agreement, then, Chemomab securityholders could receive the Merger consideration with considerably more value for their shares of Chemomab share capital than the parties had negotiated for in the establishment of the Exchange Ratio. The Merger Agreement does not include a price-based termination right. Because the Exchange Ratio does not adjust as a result of changes in the value of Anchiano ADSs, for each one percentage point that the market value of Anchiano ADSs rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger consideration issued to Chemomab securityholders.
If the proposed merger with Chemomab is not consummated, Anchiano could suffer materially and Anchiano’s share price could decline.
The consummation of the proposed Merger with Chemomab is subject to a number of closing conditions, including the approval by Anchiano’s shareholders, approval by Nasdaq of Anchiano’s initial listing application of its ordinary shares represented by American Depositary Shares in connection with the Merger, and other customary closing conditions. In addition, at the closing date of the Merger, the net cash held by Anchiano, as described in the Merger Agreement, shall be positive or zero, or, if it is negative, the deficit in such net cash at the closing date of the Merger shall be no greater than $300,000. Anchiano is targeting a closing of the transaction in the first half of 2021.
If the proposed Merger is not consummated, Anchiano may be subject to a number of material risks, and its share price could be adversely affected, as follows:
•
Anchiano has incurred and expects to continue to incur significant expenses related to the proposed Merger with Chemomab, even if the Merger is not consummated.

•
The Merger Agreement contains covenants restricting Anchiano’s solicitation of competing acquisition proposals and the conduct of Anchiano’s business between the date of signing the Merger Agreement and the closing of the Merger. As a result, significant business decisions and transactions before the closing of the Merger require the consent of Chemomab. Accordingly, Anchiano may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. Anchiano has invested significant time and resources in the transaction process and if the Merger Agreement is terminated Anchiano will have a limited ability to continue its current operations without obtaining additional financing.
•
Anchiano’s collaborators and other business partners and investors in general may view the failure to consummate the Merger as a poor reflection on its business or prospects.

•
Some of Anchiano’s collaborators and other business partners may seek to change or terminate their relationships with Anchiano as a result of the proposed Merger or the failure thereof.

•
As a result of the Merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Anchiano’s ability to retain its key employees, who may seek other employment opportunities.

•
Anchiano’s management team may be distracted from day to day operations as a result of the proposed Merger.

•
Nasdaq could determine to delist Anchiano’s ADSs which could have an adverse effect on the value of Anchiano’s ADSs and any future ability to raise capital.

In addition, if the Merger Agreement is terminated and Anchiano’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger. In such circumstances, Anchiano’s board of directors may elect to, among other things, divest all or a portion of Anchiano’s business, or take the steps necessary to liquidate all of Anchiano’s business and assets, and in either such case, the consideration that Anchiano receives may be less attractive than the consideration to be received by Anchiano pursuant to the Merger Agreement and the concurrent Financing.
If the Merger is not completed, Anchiano’s board of directors may decide to pursue a dissolution and liquidation of Anchiano. In such an event, the amount of cash available for distribution to its shareholders, if any, will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.
There can be no assurance that the Merger will be completed. If the Merger is not completed, the Anchiano board of directors may decide to pursue a dissolution and liquidation of Anchiano. In such an event, the amount of cash available for distribution to its shareholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as Anchiano continues to fund its operations. In addition, if Anchiano’s board of directors were to approve and recommend, and its shareholders were to approve, a dissolution and liquidation, Anchiano would be required under Israeli law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to its shareholders. As a result of this requirement, a portion of Anchiano’s remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, Anchiano may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, Anchiano’s board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Anchiano ADSs could lose all or a significant portion of their investment in the event of Anchiano’s liquidation, dissolution or winding up.
Anchiano and Chemomab may not be able to successufully complete the Financing.
As a condition to the Merger, the parties are seeking to obtain financing for the combined company through a private placement investment for such number of Anchiano shares (including ordinary shares represented by ADSs) as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano. The amount to be raised in the Financing will be invested by the Investors in exchange for ordinary shares of Anchiano (including ordinary shares represented by ADSs) immediately following the effective time of the Merger. However, there is a risk that market conditions will not be conducive to executing this financing plan, or that the Financing will not be available on favorable terms. As such, there is no guarantee that the Financing described herein will materialize. If the Financing is not successfully completed on satisfactory terms, then the proposed Merger will not be consummated.

If the conditions to the Merger are not fulfilled, the Merger will not occur.
Even if the Merger is approved by the shareholders of Anchiano and Chemomab, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus. Anchiano and Chemomab cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Anchiano and Chemomab each may lose some or all of the intended benefits of the Merger.
Some Anchiano and Chemomab officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.
Certain officers and directors of Anchiano and Chemomab participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, continued indemnification and the potential ability to sell an increased number of shares of the combined company in accordance with Rule 144 under the Securities Act of 1933, as amended. These interests, among others, may influence the officers and directors of Anchiano and Chemomab to support or approve the Merger. For more information concerning the interests of Anchiano and Chemomab executive officers and directors, see the section entitled “Interests of the Anchiano and Chemomab Directors and Executive Officers in the Merger” in this proxy statement/prospectus.
The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.
In general, either party can refuse to complete the Merger if there is a material adverse change affecting the other party following December 14, 2020, the date of the Merger Agreement. However, some types of changes do not permit either party to refuse to complete the Merger, even if such changes would have a material adverse effect on Anchiano or Chemomab, to the extent they resulted from the following (unless, in some cases, they have a disproportionate effect on Anchiano or Chemomab, as the case may be):
•
changes or conditions generally affecting the industries or markets in which Anchiano and Chemomab operate, and changes in the industries in which Anchiano and Chemomab operate regardless of geographic region (including legal and regulatory changes);

•
acts of war, armed hostilities or terrorism;

•
changes in financial, banking or securities markets;

•
any change in, or any compliance with or action taken for the purpose of complying with, any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority), or changes in any interpretations thereof;

•
any change in U.S. generally accepted accounting principles or interpretations thereof;

•
the announcement of the Merger Agreement or the pendency of the Merger;

•
the taking of any action required to be taken by the Merger Agreement;

•
pandemics (including the COVID-19 pandemic), including any worsening thereof, man-made disasters, natural disasters, acts of God or other force majeure event; and

•
changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any governmental authority.

If adverse changes occur but Anchiano and Chemomab must still complete the Merger, the combined company’s market price may suffer.
The market price of the combined company’s shares may decline as a result of the Merger.
The market price of the combined company’s shares may decline as a result of the Merger for a number of reasons, including if:

•
the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

•
the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•
investors react negatively to the effect on the combined company’s business and prospects from the Merger.

Anchiano and Chemomab shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.
If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Merger, Anchiano and Chemomab shareholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and share price following the Merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.
During the pendency of the Merger, Anchiano and Chemomab will be subject to contractual limitations set forth in the Merger Agreement that restrict the parties’ ability to enter into business combination transactions with another party.
Covenants in the Merger Agreement impede the ability of Anchiano or Chemomab to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of such party’s securities, a tender offer for such party’s securities, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s shareholders.
Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of Anchiano and Chemomab from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals. Because the lack of a public market for Chemomab shares makes it difficult to evaluate the fairness of the Merger, the securityholders of Chemomab may receive consideration in the Merger that is less than the fair market value of the Chemomab shares.
Because the lack of a public market for Chemomab’s ordinary shares makes it difficult to evaluate the fairness of the Merger, Chemomab’s shareholders may receive consideration in the Merger that is greater than or less than the fair market value of Chemomab’s ordinary shares.
The outstanding share capital of Chemomab is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Chemomab’s ordinary shares. Since the number of shares of Anchiano’s ADSs to be issued to Chemomab’s shareholders was determined based on negotiations between the parties, it is possible that the value of the Anchiano’s ADSs to be issued in connection with the Merger will be greater than the fair market value of Chemomab’s ordinary shares.
The combined company will incur significant transaction costs as a result of the Merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. Actual transaction costs may substantially exceed estimates and may have an adverse effect on the combined company’s financial condition and operating results.
Chemomab’s principal shareholders, and certain executive officers and directors, will own a significant percentage of Anchiano shares and will be able to exert significant control over matters submitted to the shareholders for approval.
Under the terms of the Merger Agreement, on a pro-forma basis and after closing of the Merger but prior to the closing of the Financing, the Chemomab securityholders immediately before the Merger are expected to own approximately 90% of the aggregate number of ordinary shares of Anchiano (on a fully diluted basis) and the securityholders of Anchiano immediately before the Merger are expected to own approximately 10% of the aggregate number of ordinary shares of Anchiano (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. On a pro forma basis, immediately following the closing of the Merger and the Financing, and assuming the Financing raises $30.0 million, the Chemomab securityholders immediately before the Merger are expected to own approximately 75% of the aggregate number of ordinary shares of the combined company and the securityholders of Anchiano immediately before the Merger are expected to own approximately 8.3% of the aggregate number of ordinary shares of the combined company (in each case on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement.
After the Merger with Anchiano, certain of Chemomab’s officers and directors, and shareholders who held more than 5% of the Chemomab ordinary shares, will beneficially own a significant percentage of Anchiano securities. This is further described below in the section entitled “Principal Shareholders of Chemomab Ltd.” This significant concentration of share ownership may adversely affect the trading price for Anchiano securities because investors often perceive disadvantages in owning shares in companies with controlling shareholders. These shareholders, if they acted together, could significantly influence all matters requiring approval by the shareholders following the Merger, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with the interests of other shareholders.
Certain shareholders could attempt to influence changes within Anchiano that could adversely affect Anchiano’s operations, financial condition and the value of Anchiano’s ordinary shares.
Anchiano’s shareholders may from time to time seek to acquire a controlling stake in Anchiano, engage in proxy solicitations, advance shareholder proposals or otherwise attempt to effect changes. Campaigns by shareholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term shareholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist shareholders can be costly and time-consuming and could disrupt Anchiano’s operations and divert the attention of the Anchiano board of directors and senior management from the pursuit of the proposed transaction. These actions could adversely affect Anchiano’s operations, financial condition, Anchiano’s ability to consummate the Merger and the value of Anchiano ordinary shares.
The combined company may not pursue the advancement of Anchiano’s existing developmental programs.
In September 2019, Anchiano entered into an option to license agreement with ADT Pharmaceuticals, LLC pursuant to which the parties agreed to conduct research and development activities of novel small-molecule inhibitors (RAS and PDE10/β-catenin). As part of the arrangement, Anchiano is primarily responsible for the research, development, manufacturing and regulatory activities and ADT assists with the research activities as necessary in exchange for a quarterly fee from Anchiano. In connection with the agreement, ADT also granted Anchiano exclusive rights to research, develop, manufacture and commercialize the aforementioned compounds relating to patents owned by ADT and any products containing such compounds worldwide.
Following the effective time of the Merger, Chemomab (as successor in interest to Anchiano) will have sole authority over whether and how to pursue the continued development of the RAS compounds pursuant to the ADT License Agreement (if at all), and there is no guarantee that Chemomab will pursue the continued development. Anchiano and Chemomab (as successor in interest to Anchiano following the Merger) may decide to assign the license agreement or terminate the agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT.
Anchiano and Chemomab may become involved in securities litigation or shareholder derivative litigation in connection with the Merger, and this could divert the attention of Anchiano and Chemomab management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.
Securities litigation or shareholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Anchiano and Chemomab may become involved in this type of litigation in connection with the Merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Anchiano, Chemomab and the combined company. See the section titled “Anchiano Business — Legal Proceedings” for certain information regarding existing legal proceedings.
If any of the events described in “Risks Related to Chemomab’s Business, Research and Development and the Biopharmaceutical Industry,” “Risks Related to Chemomab’s Intellectual Property Rights,” “Risks Related to Chemomab’s Regulatory Approvals,” “Risks Related to Commercialization of Chemomab’s Product Candidates,” “Risks Related to Chemomab’s Incorporation and Location in Israel,” or “Risks Related to the Combined Company” occur, those events could cause the potential benefits of the Merger not to be realized.
Chemomab’s business is expected to constitute a significant portion of the business of the combined company following the Merger. As a result, the risks described below in the sections entitled “Risks Related to Chemomab’s Business, Research and Development and the Biopharmaceutical Industry” beginning on page 57, ‘‘Risks Related to Chemomab’s Intellectual Property Rights” beginning on page 66, “Risks Related to Chemomab’s Regulatory Approvals” beginning on page 69, “Risks Related to Commercialization of Chemomab’s Product Candidates” beginning on page 73, “Risks Related to Chemomab’s Incorporation and Location in Israel” beginning on page 77 and “Risks Related to the Combined Company” beginning on page 78 are among the most significant risks to the combined company if the Merger is completed. To the extent any of the events in the risks described in the sections referenced in the previous sentence occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the combined company’s shares to decline.
RISKS RELATED TO THE PROPOSED REVERSE SPLIT
The Reverse Split may not increase Anchiano’s share price over the long-term.
The principal purpose of the Reverse Split is to increase the per-share market price of Anchiano’s ordinary shares (including ordinary shares represented by ADSs) above the minimum bid price requirement under the rules of the Nasdaq Capital Market so that the listing of the combined company and the shares of Anchiano being issued in the Merger on the Nasdaq Capital Market will be approved. It cannot be assured, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares will proportionally increase the market price of Anchiano’s shares, it cannot be assured that the Reverse Split will increase the market price of its shares by a multiple of the reverse split ratio chosen by Anchiano’s board of directors in its sole discretion, or result in any permanent or sustained increase in the market price of Anchiano’s shares (including ordinary shares represented by ADSs), which is dependent upon many factors, including Anchiano’s business and financial performance, general market conditions, and prospects for future success. Thus, while the share price of the combined company might meet the continued listing requirements for the Nasdaq Capital Market initially, it cannot be assured that it will continue to do so.
The Reverse Split may decrease the liquidity of Anchiano’s ADSs.
Although Anchiano’s board of directors believes that the anticipated increase in the market price of Anchiano’s ordinary shares (including ordinary shares represented by ADSs) could encourage interest in its shares and possibly promote greater liquidity for its shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Anchiano’s shares (including ordinary shares represented by ADSs).
The Reverse Split may lead to a decrease in Anchiano’s overall market capitalization.
Should the market price of Anchiano’s shares (including ordinary shares represented by ADSs) decline after the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. A reverse share split is often viewed negatively by investors and, consequently, can lead to a decrease in Anchiano’s overall market capitalization. If the per share market price does not increase in proportion to the reverse share split ratio, then the value of the combined company, as measured by its capitalization, will be reduced. In some cases, the per-share share price of companies that have effected reverse share splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Anchiano’s ordinary shares (including ordinary shares represented by ADSs) will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on Anchiano’s share price due to the reduced number of shares outstanding after the Reverse Split.
RISKS RELATED TO ANCHIANO
Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or the “Company” refer to Anchiano and its subsidiaries prior to the consummation of the Merger.
Risks Related to Anchiano’s Business
A pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect our business.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or elsewhere, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of March 2020, has spread to over 100 countries, including the United States and Israel. The spread of COVID-19 from China to other countries resulted in the World Health Organization declaring the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease, on March 11, 2020. We are still assessing the effect on our business, from the spread of COVID-19 and the actions implemented by the governments across the globe. A significant outbreak of contagious diseases, such as COVID-19, could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn. As a result, our ability to raise additional funds may be adversely impacted by risks, or the public perception of the risks, related to the recent outbreak of COVID-19. Furthermore, the third parties we engage, or seek to engage, for preclinical and clinical development activities may be adversely impacted by risks, or the public perception of the risks, related to the recent outbreak of COVID-19, which may delay preclinical and clinical development, and increase our costs. If these third parties do not, or are unable to, successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them, which may likewise delay the affected trial preclinical and clinical development.
We will require substantial additional funds to complete our research and development activities, and, if additional funds are not available, we may need to significantly scale back or cease our business.
We have generated substantial accumulated losses since inception. We have not generated any revenues to date and do not expect to generate any revenue in the near future. As a result, we expect to continue to experience negative cash flow for the foreseeable future. We can offer no assurance that we will ever operate profitably or that we will generate positive cash flow in the future. A significant portion of our research and development activities has been financed by the issuance of equity securities (including in our initial public offering in February 2019). There is no certainty that we will be able to obtain additional sources of funding for our research and development activities (see the risk factor entitled “Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or assets”). A lack of adequate funding may cause a cessation of all or part of our research and development activities and business.
We will require substantial funds to discover, develop, protect and conduct research and development for our prospective products, including pre-clinical studies and clinical trials, and to manufacture and market any such product that may be approved for commercial sale. As of September 30, 2020, we held approximately $6.8 million in cash and cash equivalents. Our current available funds are not sufficient for all of these activities and we expect our current available funds to be adequate to satisfy our capital and operating needs through to the completion of the Merger. Our financing needs may also increase substantially because of the results of our research and development, preclinical studies and clinical trials and costs arising from additional regulatory approvals. We may not succeed in raising additional funds in a timely manner. The timing of our need for additional funds will depend on a number of factors, which are difficult to predict or may be outside of our control, including:
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the resources, time and costs required to initiate and complete our research and development and to initiate and complete preclinical studies and clinical trials and to obtain regulatory approvals for any products that we develop in the future;

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progress in our research and development programs;

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the timing and amount of milestone, royalty and other payments; and

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costs necessary to protect any intellectual property rights.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our business plan. Additional funds may not be available to us when needed on acceptable terms, or at all. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are not able to continue operations, investors may suffer a complete loss of their investments in our securities.
We are now an early-stage preclinical biotechnology company and may never be able to successfully develop a marketable product. We have acquired two preclinical programs, and there is no assurance that our future operations will generate any revenue. If we cannot develop a marketable product or generate sufficient revenues, we may be required to suspend or cease operations.
We are now an early-stage preclinical biotechnology company that acquired an option to develop, manufacture and commercialize two developmental programs targeting oncogenic pathways that are focused on small molecule inhibitors RAS and PDE10/ß-catenin, or the Compounds, pursuant to a collaboration and license agreement we entered into with ADT on September 20, 2019. Our operations prior to that date were not relevant to the development of the Compounds. Our operations relating to our two current preclinical programs have been limited to business planning, performing research, analyzing preclinical data and preparing to advance identified molecules through additional preclinical studies. The Compounds identified by us in connection with both our Pan-RAS and PDE10/ß-catenin programs are in the concept, research and preclinical stages. As a result, we cannot be certain that our research and development efforts will be successful or, if successful, that any products that are developed from the Compounds will ever be approved by the U.S. FDA. Typically, it takes 10 to 12 years to develop one new medicine from the time it is discovered to when it is available for treating patients, and longer timeframes are not uncommon. Even if approved, any products that are developed from the Compounds may not generate sufficient commercial revenues for us to continue operating. Our operating history should not be considered when evaluating our performance as it relates to our abandoned bladder cancer product candidate. As a result, we are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of business strategy either in research, preclinical testing or in clinical trials, failure to establish business relationships, and competitive disadvantages against other companies. If we fail to become profitable, we may be forced to suspend or cease our operations.
We do not have a history of commercial sales and do not anticipate earning operating income over the coming years, and our failure to receive marketing approval for a product that we develop in the future would negatively impact our ability to continue our business operations.
Our predecessor entity, BioCancell Therapeutics Inc. was formed on July 26, 2004, and since then we have been a development-stage company. We have never received marketing approval for any product candidate and, as a result, have not recorded any sales. We expect that we will operate at a loss over the coming years, as we do not expect to generate any revenue from operations in the near term. We may not be able to develop, or receive marketing approval for, any product from our current preclinical research and development efforts. In addition, even if we obtain all necessary approvals to market a product, there is no certainty that there will be sufficient demand to justify the production and marketing of any such product.
There is substantial doubt as to whether we can continue as a going concern.
Our consolidated financial statements as of September 30, 2020 contain an explanatory paragraph that states that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any measurement or presentation adjustment for assets or liabilities that might result if we would be unable to continue as a going concern. We have incurred operating losses since inception, have not generated any revenues and have not achieved profitable operations. Our net loss, accumulated during the development stage through September 30, 2020, totaled approximately $114.9 million.
We depend completely on the success of our two preclinical programs and, if we are not able to advance these successfully through the preclinical and clinical development process, our business prospects will be materially and adversely affected.
We have no products that are in active clinical development or approved for commercial sale. We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to the research and development of small molecule inhibitors (pan-RAS and PDE10/β-catenin programs). Our business depends completely on the successful preclinical and clinical development of products derived from the Compounds. We cannot be certain that any such product candidate will be developed or receive regulatory approval given that the Compounds remain in early preclinical stages of development.
The Compounds will require additional non-clinical and clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can be in a position to generate any revenue from product sales. We are not permitted to market or promote any product derived from the Compounds before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval. If we are unable to develop or receive marketing approval in a timely manner or at all, we could experience significant delays or an inability to commercialize products derived from the Compounds, which would materially and adversely affect our business, financial condition and results of operations.
Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or assets.
Until such time, if ever, as we can generate sufficient revenues, we expect to finance our cash needs through equity offerings, debt financings or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. We will require substantial funding to fund our developmental efforts, our operating expenses and other activities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, certain price protection rights may be triggered and the terms of the newly issued securities may include liquidation or other preferences that adversely affect your rights. Investors in the June 2018 fundraising received price protection rights with respect to their ordinary shares and warrants (such price protection rights will terminate upon the effective time of the Merger). Additionally, debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or both of our preclinical development programs, which would adversely impact our potential revenues, results of operations and financial condition.
The pharmaceutical and biotechnology market is highly competitive. If we are unable to compete effectively with existing products, new treatment methods and new technologies, we may be unable to commercialize any products that we may develop in the future.
The biotechnology market is highly competitive, is subject to rapid technological change and is significantly affected by existing rival drugs and medical procedures, new product introductions and the market activities of other participants. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations may pursue the research and development of technologies, drugs or other therapeutic products for the treatment of some or all of the diseases that we are target. We also may face competition from products that have already been approved and accepted by the medical community for the treatment of these same indications. We are aware of a number of companies developing small molecule drugs for the treatment of cancer. Our competitors may develop products more rapidly or more effectively than us. Many of our competitors have:
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much greater experience, financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

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more extensive experience in preclinical studies, conducting clinical trials, obtaining and maintaining regulatory approvals and manufacturing and marketing products;

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products that have been approved or are in late stages of development;

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established distribution networks;

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collaborative arrangements with leading companies and research institutions; and

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entrenched and established relationships with healthcare providers and payors.

In addition, many of these companies, in contrast to us, are well-capitalized. As a result of any of the foregoing factors, our competitors may develop or commercialize products, including small molecule inhibitors, with significant advantages over any product that we may develop in the future. If our competitors are more successful in commercializing their products than us, their success could adversely affect our competitive position and harm our business prospects.
Even if we receive regulatory approval to market a product that we develop in the future, the market may not be receptive to the product upon its commercial introduction.
We may have difficulties convincing the medical community and third-party payors to accept and use any product that we are able to develop in the future even following our receipt of regulatory approval for commercialization. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product that we develop. Even if such a product is accepted by these participants, the medical community may not consider effectiveness and safety alone as a sufficient basis for prescribing such as product in lieu of other alternative treatment methods and medications that are available.
Risks Related to Anchiano’s Preclinical Development
Our preclinical developmental programs are at an early stage. As a result, we are unable to predict if, or when, we will successfully develop or commercialize any product under either program.
We currently have no products beyond preclinical studies and our internal product development programs are at an early stage of preclinical development. Any product that we develop in the future will require significant investment in both preclinical studies and later clinical trials. We cannot be certain that preclinical and clinical development of any product derived from our current product development programs will be successful or that we will obtain regulatory approval or be able to successfully commercialize any product and generate revenue. Success in preclinical studies does not ensure that clinical trials will be successful, and the clinical trial process may fail to demonstrate that a product that we develop is safe and effective for its proposed use. Any such failure could cause us to abandon further development of one or more products and may delay development of other potential products. Any delay in, or termination of, our preclinical studies or clinical trials will delay and possibly preclude the filing of a new drug application with the FDA or comparable regulatory authorities and, ultimately, our ability to generate any product revenue.
Any product that we develop in the future will be required to undergo a time-consuming, costly and burdensome pre-market approval process, and we may be unable to obtain regulatory approval for such product.
Any product that we develop in the future will be subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical studies, clinical trials and extensive regulatory approval processes are required to be successfully completed in the United States and in many foreign jurisdictions, such as the European Union and Japan, before a new product may be offered and sold in any of these countries or regions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays.
Preclinical studies and clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because any product that we develop in the future will be based on new technologies, we expect that it will require extensive research and development and necessitate substantial manufacturing and processing costs. In addition, costs to treat potential side effects that may result from a product we develop may be significant. Accordingly, our preclinical and clinical trial costs could be significantly higher than for more conventional therapeutic technologies or drug products.
In the United States, the products that we intend to develop and market are regulated by the FDA under its drug development and review process. The time required to obtain FDA and other approvals for any product that we develop in the future is inherently unpredictable. Before such products can be marketed, we must obtain clearance from the FDA, first through submission of an investigational new drug application, or IND, then through successful completion of human testing under three phases of clinical trials and finally through submission of a new drug application, or NDA. Even after successful completion of clinical testing, there is a risk that the FDA may request further information from us, disagree with our findings or otherwise undertake a lengthy review of our NDA submission.
There can be no assurance that the FDA will grant a license for any NDA that we may submit. It is possible that none of the products that we develop in the future will obtain the appropriate regulatory approvals necessary for us to commence the offer and sale of such products. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from a particular prospective product.
If we decide to market any drug that we develop in jurisdictions in addition to the United States, we may incur the same costs or more in satisfying foreign regulatory requirements governing the conduct of preclinical and clinical trials, manufacturing and marketing and commercialization of any product that we develop in the future. Approval by the FDA by itself does not assure approval by regulatory authorities outside the United States. Each of these foreign regulatory approval processes includes all of the risks associated with the FDA approval process, as well as risks attributable to having to satisfy local regulations within each of these foreign jurisdictions. Our inability to obtain regulatory approval outside the United States may adversely compromise our business prospects.
If the preclinical and clinical studies that we are required to conduct to gain regulatory approval are delayed or unsuccessful, we may not be able to market any product that we develop in the future.
We may experience delays in any phase of the preclinical or clinical development of a product, including during its research and development. The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:
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the FDA, IRBs, the European Union regulatory authorities (the European Medicines Agency, or EMA, and national authorities), or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;

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patients do not enroll in a clinical study or results from patients are not received at the expected rate;

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patients discontinue participation in a clinical study prior to the scheduled endpoint at a higher than expected rate;

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patients experience adverse events from a product we develop;

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patients die during a clinical study for a variety of reasons that may or may not be related to the product that is the subject of the study;

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third-party clinical investigators do not perform the studies in accordance with the anticipated schedule or consistent with the study protocol and good clinical practices or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

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third-party clinical investigators engage in activities that, even if not directly associated with our studies, result in their debarment, loss of licensure, or other legal or regulatory sanction;

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regulatory inspections of manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend the preclinical or clinical studies;

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changes in governmental regulations or administrative actions;

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the interim results of the preclinical or clinical study, if any, are inconclusive or negative; and

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the study design, although approved and completed, is inadequate to demonstrate effectiveness and safety.

We have limited experience in conducting and managing preclinical studies and any product that we develop in the future may not have favorable results in later clinical trials or receive regulatory approvals.
We have limited experience in conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approvals for a product. We may rely on third parties for preclinical and clinical development activities and our reliance on third parties will reduce our control over these activities. Accordingly, third-party contractors may not complete activities on schedule, or may not conduct preclinical studies and clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them, which may delay the affected trial.
Clinical failure can occur at any stage of preclinical or clinical development. Preclinical studies and clinical trials may produce negative or inconclusive results, and our collaborators or we may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in pre-clinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in preclinical studies and clinical trials, even after seeing promising results in earlier trials or studies.
If toxicities or serious adverse or undesirable side effects are identified during preclinical or clinical development, we may need to abandon or limit such development.
We do not have a product candidate in clinical development and, as a result, the risk we are unable to successfully develop a future product is high. A product’s preclinical toxicology profile might not support moving the product into clinical studies, and even then, it is impossible to predict when, or if, any future product that we develop will prove effective or safe in humans or will receive regulatory approval. If any such product is associated with undesirable side effects or has characteristics that are unexpected, we may need to abandon its development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.
The commercial value of any clinical study that we may commence and conduct in the future will significantly depend upon our choice of medical indication and our selection of a patient population for our clinical study of an indication, and our inability to commence clinical testing or our choice of clinical strategy may significantly compromise our business prospects.
If we successfully complete a clinical study, the commercial value of any such study will depend significantly upon our choice of indication and our selection of a patient population for that indication. We may incorrectly assess the market opportunities of an indication or may incorrectly estimate or fail to appreciate fully the scientific and technological difficulties associated with treating an indication. Furthermore, the quality and robustness of the results and data of any clinical study that we may conduct in the future will depend upon our selection of a patient population for clinical testing. Our inability to commence clinical testing or our choice of clinical strategy may significantly compromise our business prospects.

Risks Related to Anchiano’s Dependence on Third Parties
We are substantially dependent on our Collaboration Agreement with ADT. If we fail to comply with our obligations under the Collaboration Agreement into which we entered with ADT, we could lose development and commercialization rights that are critical to the continuation of our business.
On September 20, 2019, we entered into the Collaboration Agreement with ADT in which we agreed to use commercially reasonable efforts to conduct research and development activities with respect to the Compounds under the oversight of a jointly established steering committee. As part of the arrangement, we are primarily responsible for the research, development, manufacturing and regulatory activities relating to the Compounds. In consideration for the rights granted under the Collaboration Agreement, we agreed to make milestone payments to ADT with respect to the development and commercialization of any products containing the Compounds. ADT also granted us an exclusive option to research, develop, manufacture and commercialize Compounds relating to patents owned by ADT and any products containing such Compounds worldwide in exchange for an additional fee. We agreed to pay ADT royalties ranging in the low- to mid-single digit percentage on sales of any products containing the Compounds. ADT may terminate the Collaboration Agreement in the event of our material default in any of our material obligations under the Collaboration Agreement (following a cure period). In the event the Collaboration Agreement is terminated, all licenses and options granted to us will be terminated and we will not be able to develop the Compounds or any products containing the Compounds. The Collaboration Agreement also restricts assignment except to a successor of substantially all of the business to which the Collaboration Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. The loss of such rights would materially adversely affect our business, financial condition, operating results and prospects. To the extent the strategic review results in a determination to monetize the pan-RAS program, we may be limited in our ability to do so.
The failure of ADT to effectively perform its obligations under the Collaboration Agreement could materially and adversely affect us.
Pursuant to the terms and conditions set forth in the Collaboration Agreement, ADT contractually agreed to collaborate with us in order to conduct research and development activities of the Compounds under the oversight of a joint steering committee that we established with ADT. As part of the arrangement, ADT is required to assist us with research activities relating to the Compounds as necessary. In connection with the Collaboration Agreement, ADT also granted us an exclusive option to research, develop, manufacture and commercialize Compounds relating to patents owned by ADT and any products containing such Compounds worldwide. Our right to research, develop, manufacturer and commercialize the Compounds is exclusively based upon the rights provided to us by ADT as part of the Collaboration Agreement. If ADT or a successor company fails or refuses to perform its obligations under, or comply with the terms and conditions set forth in, the Collaboration Agreement for any reason, we may not be able to research, develop, manufacture and/or commercialize the Compounds or any products containing the Compounds, which would materially adversely affect our business, financial condition, operating results and prospects.
We are dependent on ADT for certain support services related to our research and development activities with respect to the Compounds and any failure or delay by ADT to provide such services could harm our business.
In connection with the Collaboration Agreement, we also entered into a Consulting and Collaboration Research Support Agreement with ADT, or the Support Agreement, whereby ADT provides support services for our research and development activities with respect to the Compounds, including providing key research and discovery personnel. We are dependent upon ADT’s continued performance under the Support Agreement. To the extent ADT is unable to, or determines not to, perform these support services, we may not be able to undertake the research and development activities to develop the Compounds on our own or find other collaborators on acceptable terms. This could impact our ability to develop the Compounds and materially adversely impact our business, financial condition, operating results and prospects.
We expect to rely significantly on preclinical contract research organizations and clinical research organizations to assist us with the development of the Compounds and any product that we develop in the future.
Our reliance on clinical research organizations may result in delays in completing, or a failure to complete, non-clinical testing or clinical trials if they fail to perform under our agreements with them. In the course of product development, we expect to engage clinical manufacturing organizations to manufacture drug material for us to be used in non-clinical and clinical testing and contract research organizations to conduct and manage non-clinical and clinical studies. As a result, many important aspects of our preclinical research activities and clinical testing will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform non-clinical testing and/or clinical trials in a satisfactory manner, we may face delays in completing such testing or trials. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our preclinical studies, clinical trials, regulatory filings and the potential market approval of our potential drug compounds.
We may seek to enter into further collaborations in the future, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.
Any collaboration or license agreements that we may enter into in the future may impose various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. Our obligations under any of these license agreements could include, without limitation:
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royalty payments;

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annual maintenance fees;

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providing progress reports;

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maintaining insurance coverage;

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paying fees related to prosecution, maintenance and enforcement of patent rights;

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minimum annual payments; and

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undertaking diligent efforts to develop and introduce therapeutic products into the commercial market as soon as practicable.

If we were to breach any of our material obligations as described above, the counterparties to any such agreements may have the right to terminate the agreement and any licenses contemplated thereby, which could result in our inability to develop, manufacture and sell products that are covered by the licensed technology or a competitor gaining access to the licensed technology.
If we, or if our service providers or any third-party manufacturers, fail to comply with regulatory requirements, we or they could be subject to enforcement actions, which could adversely affect our ability to market and sell a product we develop in the future.
If we, or if our service providers or any third-party manufacturers, fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could adversely affect our ability to successfully develop, market and sell a product we develop in the future and could harm our reputation. These enforcement actions may include:
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restrictions on, or prohibitions against, marketing;

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restrictions on importation;

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suspension of review or refusal to approve new or pending applications;

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suspension or withdrawal of product approvals;

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product seizures;

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injunctions; and

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civil and criminal penalties and fines.

Risks Related to Anchiano’s Operations
Under applicable employment laws, we may not be able to enforce covenants not to compete.
Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work. For example, Israeli courts have required employers seeking to enforce covenants not to compete to demonstrate that the competitive activities of a former employee will harm one of a limited number of material interests of the employer, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such an interest will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our competitiveness may be diminished.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
Many of our employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our potential competitors. Some of these employees may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
Our business may be affected by litigation and government investigations.
We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Product liability claims or lawsuits could cause us to incur substantial liabilities.
We will face an inherent risk of product liability exposure related to the testing of our drug candidates in human clinical trials. If we cannot successfully defend ourselves against claims that our products caused injuries, we could incur substantial liabilities. Although we maintain product liability insurance coverage, it may not be adequate to cover all liabilities that we may incur. Insurance coverage may be increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
We are exposed to a risk of substantial loss due to claims that may be filed against us in the future because our insurance policies may not fully cover the risk of loss associated with our operations.
We are exposed to the risk of having claims seeking monetary damages being filed against us for loss or harm suffered by participants of our preclinical and clinical studies or for loss or harm suffered by users of any drug that may receive approval for commercialization in the future. In either event, the FDA or the regulatory authorities of other countries or regions may commence investigations of the safety and effectiveness of any such trial or commercialized drug, the manufacturing processes and facilities or marketing programs utilized in respect of any such trial or drug, and may result in mandatory or voluntary recalls of any commercialized drug or other significant enforcement action such as limiting the indications for which any such drug may be used, or suspension or withdrawal of approval for any such drug. Investigations by the FDA or any other regulatory authority in other countries or regions also could delay or prevent the completion of any of our other clinical development programs. In the event that we are required to pay damages for any such claim, we may be forced to seek bankruptcy or to liquidate because our asset and revenue base may be insufficient to satisfy the payment of damages and any insurance that we have obtained or may obtain for product, preclinical study or clinical trial liability may not provide sufficient coverage against potential liabilities. Our insurance policy for the discontinued inodiftagene compound provides coverage in the amount of up to $10 million in the aggregate.
Significant disruptions of information technology systems or security breaches could adversely affect our operations.
We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party vendors that may or could have access to our confidential information. Attacks on information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and they are being conducted by increasingly sophisticated and organized groups and individuals with a wide range of motives and expertise. The size and complexity of our information technology systems, and those of third-party vendors with whom we contract, and the large amounts of confidential information stored on those systems, make such systems vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability, and threated the confidentiality, integrity, and availability of information.
Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could adversely affect our business operations and/or result in the loss, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business, and reputational harm to us.
Any failure or perceived failure by us or any third-party collaborators, service providers, contractors or consultants to comply with our privacy, confidentiality, data security or similar obligations to third parties, or any data security incidents or other security breaches that result in the unauthorized access, release or transfer of sensitive information, including personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us, could cause third parties to lose trust in us or could result in claims by third parties asserting that we have breached our privacy, confidentiality, data security, or similar obligations, any of which could have a material adverse effect on our reputation, business, financial condition, or results of operations. Moreover, data security incidents and other security breaches can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented data security measures intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or data security incidents.
Our business and operations would suffer in the event of system failures.
Despite the implementation of security measures, our internal computer systems and those of our contract research organizations, or CROs, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of preclinical or clinical data from completed or ongoing or planned preclinical studies or clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of a product could be delayed.

Risks Related to Government Regulation
We may be subject to U.S. federal and state healthcare fraud and abuse laws and regulations and other regulatory reforms, and a finding of our failure to comply with such laws, regulations and reforms could have a material adverse effect on our business.
Our operations may be directly or indirectly affected by various broad U.S. federal and state healthcare fraud and abuse laws. These include the U.S. federal anti-kickback statute, which prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under U.S. federal healthcare programs, such as the Medicare and Medicaid programs. The U.S. federal anti-kickback statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, many states have adopted laws similar to the U.S. federal anti-kickback statute, and some of these laws are broader than that statute in that their prohibitions are not limited to items or services paid for by a U.S. federal healthcare program but, instead, apply regardless of the source of payment. Violations of these laws could result in fines, imprisonment or exclusion from government-sponsored programs.
Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, program exclusion, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers, physicians and third-party payors play a primary role in the recommendation of any product for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:
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the federal healthcare anti-kickback statute, as mentioned above, prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

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the federal False Claims Act imposes civil penalties, including civil whistleblower actions, against individuals or entities for knowingly presenting, or causing to be presented, claims for payment to the federal government that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under applicable healthcare laws will require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.
Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, the ability to hire and retain key personnel and to accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
The successful commercialization of our product candidates will depend in part on the extent to which third-party payors establish adequate coverage, reimbursement levels and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.
The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.
There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, for example, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.
We cannot predict the likelihood, nature, or extent of health reform initiatives that may arise from future legislation or administrative action, particularly as a result of the recent presidential election. However, we expect healthcare reform initiatives to continue, particularly in light of the recent presidential election. We also expect these initiatives to increase pressure on drug pricing. Further, it is possible that additional governmental action is taken in response to the evolving effects of the COVID-19 pandemic.
Risks Related to Anchiano’s Intellectual Property
We may be required in the future to license patent rights from third-party owners in order to develop a product. If we cannot obtain such licenses, or if such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.
We currently license patents from ADT in conducting our research and development activities pursuant to the Collaboration Agreement. We may be required to obtain additional licenses in the future if we believe it is necessary or useful for our business and our research and development efforts to use third-party intellectual property or if our efforts would infringe upon the intellectual property rights of third parties. Our business prospects depend in part on the ability of ADT and any future licensor, to obtain, maintain and enforce patent protection for our licensed intellectual property. Our licensors may terminate our license, may not successfully prosecute or may fail to maintain their patent applications that we have licensed, may determine not to pursue litigation against other persons that are infringing these patents or may pursue such litigation less aggressively than we would. Without protection for the intellectual property that we have licensed and that we may license in the future, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive position and harm our business prospects.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We currently rely, and intend to rely in the future, on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position and harm our business prospects.

If we are unable to obtain and enforce patent protection for our inventions, our ability to develop and commercialize any product that we develop in the future will be harmed.
Our success depends, to a considerable extent, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we may prevent others from unlawfully using our inventions and proprietary information. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the U.S. Patent and Trademark Office, or the PTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and may change. There also is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Even if our rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed with respect to any patents issued to us or to others. Additionally, the mere issuance of a patent does not guarantee that it is valid or enforceable against third parties.
We may become involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.
A third party may sue us for infringing its patent rights or may claim that we have improperly obtained or used its confidential or proprietary information. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third-party proprietary rights. In addition, during an infringement proceeding, a court may decide that the patent rights we are asserting are invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, our licensors may have rights to file and prosecute such claims and we are reliant on them. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be significant, and the litigation would divert our management’s efforts. From a financial perspective, there is a risk that we would not be able to sustain the costs of any such litigation and would be forced to seek bankruptcy or to liquidate because of our limited asset and revenue base.
We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing a product for us. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or the right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:
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Others may be able to make products that are similar to a product we develop, but that are not covered by the claims of the patents that we own or have exclusively licensed.

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We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

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We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions.

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Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

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It is possible that our pending patent applications will not lead to issued patents.

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Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

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Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

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We may not develop additional proprietary technologies that are patentable.

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The patents of others may have an adverse effect on our business.

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Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Risks Related to Anchiano’s ADSs
Our ADS price could continue to be highly volatile and you may not be able to resell your ADSs at or above the price you paid for them.
The trading price of Anchiano ADSs has been highly volatile, and is likely to continue to be highly volatile as we undertake the Merger, and such volatility may continue or become more severe if and when the Merger or a transaction or business arrangement is announced or we announce that we are no longer exploring strategic opportunities. From our initial public offering on February 12, 2019 to December 31, 2020, our ADS price has ranged from $0.6 to $10.8 per ADS. The following factors, among others, could have a significant impact on the market price of Anchiano ADSs:
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actual or anticipated fluctuations in our results of operations;

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changes in operational strategy;

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variance in our financial performance from the expectations of market analysts;

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announcements by us or our competitors of significant business developments, changes in strategic relationships, acquisitions or development plans;

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announcements by us regarding the clinical development, commercialization and market acceptance of a therapeutic candidate;

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our involvement in litigation;

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our sale of ADSs, ordinary shares or other securities in the future;

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changes in personnel;

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the trading volume of our ADSs, particularly as a microcap company with a few significant shareholders;

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changes in the estimation of the future size and growth rate of our markets;

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market conditions in our industry; and

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general economic and market conditions.

Anchiano ADSs may have a low trading volume for a number of reasons, including that a substantial portion of our ADSs are held by a few significant shareholders, limiting our public float. As a result, holders of Anchiano ADSs may encounter difficulty selling their ADSs or obtaining a suitable price at which to sell such ADSs.
In addition, the stock markets have experienced extreme price and volume fluctuations, and securities of small cap and microcap companies are particularly volatile. Broad market and industry factors may materially harm the market price of our ADSs, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.
A limited number of shareholders will have the ability to influence the outcome of director elections and other matters requiring shareholder approval.
As of December 28, 2020, OrbiMed Israel Partners Limited Partnership is the beneficial owner of approximately 23.92% of the outstanding shares of the combined company, on a pro-forma basis. Rivendell Investments 2017-9, Adi Mor, The Centillion Fund and Kobi George, beneficially own approximately 9.17%, 7.66%, 6.91% and 5.71%, respectively, of the outstanding shares of the combined company.
As a result of their significant holdings in our shares, these shareholders may have the ability to exert substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers, acquisitions or other business combination or corporate restructuring transactions. This concentration of ownership may also discourage, delay or prevent a change in control of Anchiano, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of Anchiano and might reduce our share price.
If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ADSs, the price of our ADSs could decline.
The trading market for our ADSs relies in part on the research and reports that equity research analysts publish about us and our business. The price of our ADSs could decline if one or more securities analysts downgrade our ADSs or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. The analysts at many brokerage firms do not currently monitor the trading activity or otherwise provide coverage of lower priced stocks, such as our ADSs. As a result, many investment funds are reluctant to invest in lower priced stocks. Market prices for securities of biotechnology and other life sciences companies historically have been particularly volatile, subject even to large daily price swings, due in part to the failure to elicit meaningful stock analyst coverage and downgrades of the company’s stock by analysts.

We do not intend to pay dividends in the foreseeable future.
We do not anticipate paying any cash dividends on our ADSs. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be the investors’ sole source of gain for the next several years. In addition, Israeli law limits our ability to declare and pay dividends, and may subject us to certain Israeli taxes.
In some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary for our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to affect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation under U.S. securities laws to register any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the depositary may deduct from such dividends or distributions its fees and may withhold an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.
The deposit agreement governing our ADSs representing our ordinary shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or our ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and our ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one that is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or our ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or our ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may augur different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.
Holders of ADSs must act through the depositary to exercise their rights.
Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for our ADSs. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders’ meeting is no less than 35 or 21 calendar days, depending on the proposals on the agenda for the shareholders meeting. Pursuant to the deposit agreement, in order to give holders of our ADSs a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if Anchiano requests the Depositary to act, it agrees to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date. When a shareholder meeting is convened, holders of our ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of our ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of our ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents are not responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.
You may be subject to limitations on transfer of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.
Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company, or PFIC.
Generally, if for any taxable year, 75% or more of our gross income is passive income, or at least 50% of our assets (calculated on the basis of a weighted quarterly average) are held for the production of, or produce, passive income, we would be characterized as a PFIC for U.S. federal income tax purposes. Because our PFIC status is subject to a number of uncertainties, our financials for the year ended December 31, 2020 have not yet been finalized or audited and it is very early in the year and we have no financial information for our current taxable year, neither we nor our tax advisors can provide any assurances regarding our PFIC status.
In any taxable year in which we are characterized as a PFIC for U.S. federal income tax purposes, a U.S. holder that owns ADSs could face adverse U.S. federal income tax consequences, including having gains realized on the sale of our ADSs classified as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ADSs by individuals who are U.S. holders, and having interest charges apply to distributions by us and the proceeds of ADS sales. Certain elections exist that may alleviate some adverse consequences of PFIC status and would result in an alternative treatment

(such as mark-to-market treatment) of our ADSs. If we are a PFIC in any year, U.S. holders may be subject to additional Internal Revenue Service, or the IRS, filing requirements, including the filing of IRS Form 8621, as a result of directly or indirectly owning stock of a PFIC.
We may be treated as a U.S. corporation for U.S. federal income tax purposes.
For U.S. federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. We are incorporated under the laws of the State of Israel and, therefore, we should be a non-U.S. corporation under this general rule. However, Section 7874 of the Internal Revenue Code of 1986, as amended, or the Code, contains rules that may result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex and there is little guidance regarding certain aspects of their application.
Under Section 7874 of the Code, a corporation created or organized outside the United States will be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) the former shareholders of the acquired U.S. corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of incorporation relative to its expanded affiliated group’s worldwide activities. For this purpose, “expanded affiliated group” generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value, and “substantial business activities” generally means at least 25% of employees (by number and compensation), assets and gross income of our expanded affiliated group are based, located and derived, respectively, in the country of incorporation.
We were incorporated on September 22, 2011 under the laws of the State of Israel for the purpose of a reincorporation merger, or the Reincorporation, which merged BioCancell Therapeutics Inc. with and into a wholly-owned subsidiary of BioCancell Ltd. We do not believe that we should be treated as a U.S. corporation as a result of the Reincorporation under Section 7874 of the Code because we believe that we have substantial business activities in Israel. However, the IRS may disagree with our conclusion on this point. In addition, there could be legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could result in us being treated as a U.S. corporation.
If it were determined that we should be treated as a U.S. corporation for U.S. federal income tax purposes, we could be liable for substantial additional U.S. federal income tax on our taxable income since the Reincorporation. In addition, payments of dividends to non-U.S. holders may be subject to U.S. withholding tax.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our ADSs.
Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate thesedeficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our ADSs. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, we are permitted to, and intend to continue to, rely on exemptions from certain disclosure requirements, which could make our ADSs less attractive to investors.
For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:
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an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act; and

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an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We will be an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more, (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, (iii) December 31, 2024 or (iv) the date on which we are deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act.
We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and the market price of our ADSs may be more volatile.
We could now be treated as a smaller reporting company given we will report under U.S. GAAP.
We may take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could make our ADSs less attractive to investors.
We have a public float of less than $250 million and therefore qualify as a “smaller reporting company” under the rules of the SEC. As a smaller reporting company we are able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in our SEC filings. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our ADSs less attractive if we rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our share price may be more volatile. We may take advantage of the reporting exemptions applicable to a smaller reporting company until we are no longer a smaller reporting company, which status would end once we have a public float greater than $250 million. In that event, we could still be a smaller reporting company if our annual revenues were below $100 million and we have a public float of less than $700 million.
Our ADSs may be delisted from Nasdaq if we fail to comply with continued listing standards.
If we fail to meet any of the continued listing standards of Nasdaq, our ADSs could be delisted from the Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:
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a $1.00 minimum closing bid price;

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shareholders’ equity of $2.5 million;

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500,000 publicly-held shares with a market value of at least $1 million;

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300 round-lot shareholders; and

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compliance with Nasdaq’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority.

There can be no assurance that we will be able to maintain compliance and remain in compliance in the future. In particular, our share price may continue to decline for a number of reasons, including many that are beyond our control. See “— Our ADS price could continue to be highly volatile and you may not be able to resell your ADSs at or above the price you paid for them.”
If we fail to comply with Nasdaq’s continued listing standards, we may be delisted and our ADSs will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our ADSs could depress our share price, substantially limit liquidity of our ADSs and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Further, delisting of our ADSs would likely result in our ADSs becoming a “penny stock” under the Exchange Act.
RISKS RELATED TO CHEMOMAB
Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or the “Company” refer to Chemomab and its subsidiaries prior to the consummation of the Merger.
Risks Related to Chemomab’s Business, Research and Development and the Biopharmaceutical Industry
Chemomab has a limited operating history and funding, which may make it difficult to evaluate its prospects and likelihood of success.
Chemomab is a clinical-stage biopharmaceutical company with a limited operating history. Chemomab was incorporated in 2015, has no products approved for commercial sale and has not generated any revenue. Its operations to date have been limited to organizing and staffing the company, business planning, raising capital, establishing its intellectual property portfolio and conducting research and development of its product candidates, technology related to CCL24 and novel therapies for the treatment of inflammation and fibrosis. Chemomab’s approach to the discovery and development of product candidates is unproven, and Chemomab does not know whether it will be able to develop any products of commercial value. In addition, Chemomab’s lead product candidate, CM-101, is in early clinical development for the treatment of PSC and SSc. The clinical programs will require substantial additional development and clinical research, both in time and resources, before Chemomab is in a position to apply for or receive regulatory approvals and begin generating revenue in connection with the sale of such product candidates. Chemomab has not yet demonstrated the ability to successfully complete a large-scale, pivotal clinical trial, obtain marketing approval, manufacture a commercial scale product, or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, predictions about Chemomab’s future success or viability may not be as accurate as they could be if Chemomab had a longer operating history or a history of successfully developing and commercializing pharmaceutical products.
In addition, as a business with a limited operating history, Chemomab may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. Consequently, Chemomab has no meaningful history of operations upon which to evaluate its business, and predictions about its future success or viability may not be as accurate as they could be if Chemomab had a longer operating history or a history of successfully developing and commercializing drug products. Chemomab will eventually need to transition from a company with a research and development focus to a company capable of supporting commercial activities. Chemomab may not be successful in such a transition and, as a result, its business may be adversely affected.
As Chemomab continues to build its business, it expects its financial condition and operating results to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond Chemomab’s control.
Chemomab’s business is highly dependent on the success of its lead product candidate, CM-101, and any other product candidates that it advances into clinical studies. All of Chemomab’s programs will require significant additional clinical development.
Chemomab currently has no products that are approved for commercial sale and may never be able to develop marketable products. Chemomab is very early in its development efforts and has only one product candidate, CM-101, in early clinical development. Because CM-101 is Chemomab’s lead product candidate, if CM-101 encounters safety or efficacy problems, development delays, regulatory issues or other problems, Chemomab’s development plans and business would be significantly harmed. Chemomab has completed a Phase 1a SAD study with healthy volunteers, a Phase 1b MAD study of CM-101 in non-alcoholic fatty liver disease, or NAFLD, and is recruiting volunteers to participate in its Phase 2 studies in PSC. Chemomab plans to initiate a Phase 2 SSc study in the first half of 2021, and a Phase 2a biomarkers study in NASH patients in the first quarter of 2021, however, for certain additional risks described herein, Chemomab cannot guarantee it will reach this clinical milestone or produce desirable results.
Chemomab expects that a substantial portion of its efforts and expenditures over the next few years will be devoted to CM-101, which will require additional clinical development, management of clinical and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply, building of a commercial organization, substantial investment and significant marketing efforts before it can generate any revenues from any commercial sales. Chemomab cannot be certain that it will be able to successfully complete any of these activities. In addition, if one or more of Chemomab’s product candidates are approved, Chemomab must ensure access to sufficient commercial manufacturing capacity and conduct significant marketing efforts in connection with any commercial launch. These efforts will require substantial investment, and Chemomab may not have the financial resources to continue the development of its product candidates.
Chemomab’sapproach in the area of fibrotic diseases is novel and unproven and may not result in marketable products.
Chemomab’s central objective is to design and develop targeted treatments for inflammation and fibrosis with an initial focus on the antagonism of CCL24 signaling, which is known to regulate fibrotic and inflammatory processes. While several studies are currently underway, this mechanism has not yet been definitively proven to successfully treat inflammation and fibrosis. Targeting CCL24 to treat inflammation and fibrosis is a novel approach in a rapidly developing field, and there can be no assurance that Chemomab can avoid unforeseen problems or delays in the development of its product candidates, that such problems or delays will not result in unanticipated costs, or that any such development problems can or will be solved. Chemomab has only tested its lead product candidate, CM-101, in healthy volunteers and NAFLD patients. Therefore, Chemomab may ultimately discover that its approach does not possess properties required for therapeutic effectiveness. As a result, Chemomab may elect to abandon the program or never succeed in developing a marketable product, which would have a significant effect on the success and profitability of its business.
Clinical development involves a lengthy, complex and expensive process, with an uncertain outcome.
Before obtaining the requisite regulatory approvals from the FDA or other comparable foreign regulatory authorities for the sale of any of its product candidates, Chemomab must support its application with clinical studies that prove that such product candidate is safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. In particular, the general approach for FDA approval of a new drug requires positive data from two well-controlled Phase 3 clinical studies of the relevant drug in the relevant patient population. Failure can occur at any time during the clinical study process. Chemomab may experience delays in initiating and completing any clinical studies that it is conducting or intends to conduct, including as a result of the COVID-19 pandemic, and Chemomab does not know whether its ongoing or planned clinical studies will begin or progress on schedule, need to be redesigned, enroll patients on time or be completed on schedule, or at all.
Phase 3 clinical studies typically involve hundreds of patients, have significant costs and take years to complete. A product candidate can fail at any stage of testing, even after observing promising signals of activity in earlier preclinical studies or clinical trials. The results of preclinical studies and early clinical trials of Chemomab’s product candidates may not be predictive of the results of later-stage clinical studies. In addition, initial or interim success in clinical studies may not be indicative of results obtained when such studies are completed. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical studies. Product candidates in later stages of clinical studies may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier studies. Most product candidates that commence clinical studies are never approved as products and there can be no assurance that any of Chemomab’s future clinical studies will ultimately be successful or support further clinical development of CM-101. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:
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the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of Chemomab’s clinical studies;

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obtaining regulatory authorizations to commence a trial or consensus with regulatory authorities on trial’s design;

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reaching an agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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obtaining Institutional Review Board, or IRB, approval at each site, or Independent Ethics Committee, or IEC, approval at sites outside the United States;

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imposition of a clinical hold by regulatory authorities, including as a result of unforeseen safety issues or side effects or failure of trial sites to adhere to regulatory requirements or follow trial protocols;

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clinical studies may show the product candidates to be less effective than expected (e.g., a clinical study could fail to meet its primary endpoint(s)) or to have unacceptable side effects or toxicities;

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failure to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful;

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the occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

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adding a sufficient number of clinical study sites;

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manufacturing sufficient quantities of product candidate with sufficient quality for use in clinical studies;

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having patients complete a trial or return for post-treatment follow-up;

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recruiting suitable patients to participate in a trial in a timely manner and in sufficient numbers;

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a facility manufacturing Chemomab’s product candidates or any of their components being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practice, or cGMP, regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

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third-party clinical investigators losing the licenses or permits necessary to perform Chemomab’s clinical studies, not performing its clinical studies on its anticipated schedule or consistent with the clinical study protocol, good clinical practices, or GCP, or other regulatory requirements;

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third-party contractors not performing data collection or analysis in a timely or accurate manner;

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manufacturing costs, formulation issues, pricing or reimbursement issues, or other factors that make a product candidate uneconomical; or

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the proprietary rights of others and their competing products and technologies that may prevent one of Chemomab’s product candidates from being commercialized.

In addition, differences in trial design between early-stage clinical studies and later-stage clinical studies make it difficult to extrapolate the results of earlier clinical studies to later clinical studies. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical studies have nonetheless failed to obtain marketing approval of their products.

In addition, the standards used by the FDA and comparable foreign regulatory authorities when regulating Chemomab require judgment and can change, which makes it difficult to predict with certainty how they will be applied. For more information, see “Risk Factors — Risks Related to Chemomab’s Regulatory Approvals.”
Successful completion of clinical studies is a prerequisite to submitting a marketing application to the FDA and similar marketing applications to comparable foreign regulatory authorities, for each product candidate and, consequently, the ultimate approval and commercial marketing of any product candidates. Chemomab may experience negative or inconclusive results, which may result in it deciding, or it being required by regulators, to conduct additional clinical studies or trials or abandon some or all of its product development programs, which could have a material adverse effect on Chemomab’s business.
Chemomabmay incur additional costs or experience delays in completing the development and commercialization of CM-101 or any other product candidates.
Chemomab may experience delays in initiating or completing clinical studies. It also may experience numerous unforeseen events during, or as a result of, any future clinical studies that could delay or prevent its ability to receive marketing approval or commercialize CM-101 or any other product candidates, including:
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regulators, IRBs, or ethics committees may not authorize Chemomab or its investigators to commence a clinical study or conduct a clinical study at a prospective trial site;

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the FDA or other comparable regulatory authorities may disagree with Chemomab’s clinical study design, including with respect to dosing levels administered in its planned clinical studies, which may delay or prevent Chemomab from initiating its clinical studies with its originally intended trial design;

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Chemomab may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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the number of subjects required for clinical studies of any product candidates may be larger than Chemomab anticipates or subjects may drop out of these clinical studies or fail to return for post-treatment follow-up at a higher rate than it anticipates;

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Chemomab’s third-party contractors may fail to comply with regulatory requirements or meet its contractual obligations to Chemomab in a timely manner, or at all, or may deviate from the clinical study protocol or drop out of the trial, which may require that Chemomab add new clinical study sites or investigators;

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due to the impact of the CO studies ID-19 pandemic, Chemomab has experienced, and may continue to experience, delays and interruptions to clinical studies, it may experience delays or interruptions to its manufacturing supply chain, or it could suffer delays in reaching, or it may fail to reach, agreement on acceptable terms with third-party service providers on whom it relies;

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additional delays and interruptions to Chemomab’s clinical studies could extend the duration of the trials and increase the overall costs to finish the trials as its fixed costs are not substantially reduced during delays;

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Chemomab may elect to, or regulators, IRBs, Data Safety Monitoring Boards or ethics committees may require that it or its investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

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Chemomab may not have the financial resources available to begin and complete the planned trials, or the cost of clinical studies of any product candidates may be greater than it anticipates; and

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the supply or quality of Chemomab’s product candidates or other materials necessary to conduct clinical studies of its product candidates may be insufficient or inadequate to initiate or complete a given clinical study.

Chemomab’s product development costs will increase if it experiences additional delays in clinical testing or in obtaining marketing approvals. Chemomab does not know whether any of its clinical studies will begin as planned, will need to be restructured or will be completed on schedule, or at all. If Chemomab does not achieve its product development goals in the time frames it announces and expects, the approval and commercialization of its product candidates may be delayed or prevented entirely. Significant clinical study delays also could shorten any periods during which it may have the exclusive right to commercialize its product candidates and may allow its competitors to bring products to market before Chemomab does, potentially impairing its ability to successfully commercialize its product candidates and harming its business and results of operations. Any delays in Chemomab’s clinical development programs may harm its business, financial condition and results of operations significantly.
Chemomab’s ongoing and future clinical studies may reveal significant adverse events or immunogenicity related responses and may result in a safety profile that could delay or prevent regulatory approval or market acceptance of its product candidate.
Chemomab completed its Phase 1a and Phase 1b clinical studies of its lead product candidate, CM-101, in healthy volunteers and NAFLD patients, and, with the exception of a number of reported minor adverse events (including mild headaches, changes in blood pressure and mild-moderate increases in liver enzymes), CM-101 was observed to be generally well-tolerated across all doses in 42 trial participants. Some potential therapeutics developed in the biopharmaceutical industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development and ultimately commercialization. Even if side effects do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies.
Protein biopharmaceuticals, including, monoclonal antibodies, or mAbs, may be immunogenic and promote immune responses against themselves. In particular, anti-drug antibodies, or ADAs, may be produced by patients following infusion mAbs and may disturb the pharmacokinetics of mAbs, neutralize their therapeutic activities or induce allergic or autoimmune symptoms. Clinical immunogenicity can range from mild, transient antibody responses with no apparent clinical manifestations to loss of therapeutic efficacy and even life-threatening reactions. Several approved therapeutic antibodies have been found to induce neutralizing antibodies, as illustrated by the approved anti-TNFa antibodies infliximab and adalimumab as well as anti IL-17 approved mAb ixekizumab. Chemomab’s product candidate, CM-101, is a humanized antibody that, similar to other humanized approved mAbs, was shown to include several non-germline sequences that may serve as a source for immunogenicity in therapeutic antibodies. In vitro testing was conducted and revealed that while T cell proliferation was not induced using the whole antibody (CM-101), specific fragments of the mAb that contained non-germline residues, induced T cell proliferation. Clinical studies to date have shown a lack of anti-drug antibodies, or ADAs. Additional larger clinical studies will be needed to address the risk of immunogenicity and, if discovered, Chemomab’s business will be materially and adversely affected.
Additionally, if unacceptable side effects, including materialized risks of immunogenicity, do arise in the development of Chemomab’s product candidates, Chemomab, the FDA or the IRBs at the institutions in which its studies are conducted, or the Data Safety Monitoring Board, if constituted for its clinical studies, could recommend a suspension or termination of Chemomab’s clinical studies, or the FDA or comparable foreign regulatory authorities could order Chemomab to cease further development of or deny approval of a product candidate for any or all targeted indications. In addition, drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Chemomab expects to have to train medical personnel using its product candidates to understand the side effect profiles for its clinical studies and upon any commercialization of any of its product candidates. Inadequate training in recognizing or managing the potential side effects of its product candidates could result in patient injury or death. Any of these occurrences may harm Chemomab’s business, financial condition and prospects significantly.
Additionally, if one or more of Chemomab’s product candidates receives marketing approval, and Chemomab or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

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regulatory authorities may withdraw approvals of such product;

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regulatory authorities may require additional warnings on the label, such as a “black box” warning or contraindication;

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additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

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Chemomab may be required to implement a Risk Evaluation and Mitigation Strategy, or REMS, or create a medication guide outlining the risks of such side effects for distribution to patients;

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Chemomab could be sued and held liable for harm caused to patients;

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the product may become less competitive; and

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Chemomab’s reputation may suffer.

Any of these events could prevent Chemomab from achieving or maintaining market acceptance of a product candidate, if approved, and could significantly harm Chemomab’s business, results of operations and prospects.
If Chemomab encounters difficulties enrolling patients in its clinical studies, including due to COVID-19, its clinical development activities could be delayed or otherwise adversely affected.
Chemomab may experience difficulties in patient enrollment in its clinical studies for a variety of reasons. The timely completion of clinical studies in accordance with its protocols depends, among other things, on Chemomab’s ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including:
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the patient eligibility and exclusion criteria defined in the protocol;

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the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

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the willingness or availability (including legality under applicable COVID-19 shelter-in-place regulations) of patients to participate in Chemomab’s trials (including due to fears of contracting COVID-19);

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the proximity of patients to trial sites;

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the design of the trial;

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Chemomab’s ability to recruit clinical study investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied with respect to other available therapies, including any new products that may be approved for the indications Chemomab is investigating;

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the availability of competing commercially available therapies and other competing product candidates’ clinical studies;

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Chemomab’s ability to obtain and maintain patient informed consents; and

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the risk that patients enrolled in clinical studies will drop out of the trials before completion.

Further, timely enrollment in clinical studies is reliant on clinical study sites which may be adversely affected by global health matters, including, among other things, pandemics. For example, Chemomab’s clinical study sites have been affected by the COVID-19 pandemic. Commencement of the enrollment of Chemomab’s clinical studies of CM-101 in PSC has been delayed. Further, Chemomab anticipates delays in the enrollment for its CM-101 PSC Phase 2 study, and it could experience slower than expected enrollment. In addition, after enrollment in these trials, if patients contract COVID-19 during participation in Chemomab’s trials or are subject to isolation or shelter-in-place restrictions, this may cause them to drop out of Chemomab’s trials, miss scheduled doses or follow-up visits or otherwise fail to follow trial protocols. If patients are unable to follow the trial protocols or if Chemomab’s trial results are otherwise disputed due to the effects of the COVID-19 pandemic or actions taken to mitigate its spread, the integrity of data from Chemomab’s trials may be compromised or not accepted by the FDA or other regulatory authorities, which would represent a significant setback for the applicable program.
Some factors from the COVID-19 pandemic that Chemomab believes may adversely affect enrollment in its trials include:
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the diversion of healthcare resources away from the conduct of clinical study matters to focus on pandemic concerns, including the attention of infectious disease physicians serving as Chemomab’s clinical study investigators, hospitals serving as Chemomab’s clinical study sites and hospital staff supporting the conduct of its clinical studies;

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the inability of patients to come to hospitals to participate in Chemomab’s trials, which may force Chemomab to conduct its trials in patients’ homes, rendering the trials more difficult and costly to conduct;

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limitations on travel that interrupt key trial activities, such as clinical study site initiations and monitoring; and

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employee furlough days that delay necessary interactions with local regulators, ethics committees and other important agencies and contractors.

These and other factors arising from the COVID-19 pandemic could worsen in countries that are already afflicted with the virus or could continue to spread to additional countries, each of which may further adversely impact Chemomab’s clinical studies. The global outbreak of the COVID-19 pandemic continues to evolve and the conduct of Chemomab’s trials may continue to be adversely affected, despite efforts to mitigate this impact.
The market opportunities for CM-101, if approved, may be smaller than Chemomab anticipates.
Chemomab expects to initially seek approval of CM-101 for the treatment of PSC and SSc. Its projections of the number of PSC and SSc patients is based on its beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, patient foundations and publicly available databases, and may prove to be incorrect. Further, new sources may reveal a change in the estimated number of patients, and the number of patients may turn out to be lower than Chemomab expected. The potential addressable patient population for Chemomab’s current programs or future product candidates may be limited. The ultimate market opportunity for Chemomab’s product candidates will depend on, among other things, the final labeling for such product candidates as agreed with the FDA or comparable foreign regulatory authorities, acceptance by the medical community and patient access, potential competition and drug pricing and reimbursement. Even if Chemomab obtains significant market share for any product candidate, if approved, if the potential target populations are small, Chemomab may never achieve profitability without obtaining marketing approval for additional indications.
Chemomabmay not be successful in its efforts to identify or discover additional product candidates in the future.
Chemomab’s research programs may initially show promise in identifying potential product candidates, yet may fail to yield product candidates for clinical development for a number of reasons, including:
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Chemomab’s inability to design such product candidates with the pharmacological properties that it desires or attractive pharmacokinetics; or

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potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be medicines that will receive marketing approval and achieve market acceptance.

Research programs to identify new product candidates require substantial technical, financial and human resources. If Chemomab is unable to identify suitable compounds for preclinical and clinical development, it will not be able to obtain product revenue in future periods, which likely would result in significant harm to Chemomab’s financial position and adversely impact the combined company’s stock price.

Due to Chemomab’s limited resources and access to capital, it must make decisions on the allocation of resources to certain programs and product candidates; these decisions may prove to be wrong and may adversely affect Chemomab’s business.
Chemomab has limited financial and human resources and intends to initially focus on research programs and product candidates for a limited set of indications. As a result, Chemomab may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success.
There can be no assurance that Chemomab will ever be able to identify additional therapeutic opportunities for its product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect its future growth and prospects. Chemomab may focus its efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.
If product liability lawsuits are brought against Chemomab, it may incur substantial financial or other liabilities and may be required to limit commercialization of its product candidates.
Chemomab faces an inherent risk of product liability as a result of testing CM-101, and will face an even greater risk if Chemomab commercializes any products. For example, Chemomab may be sued if any of its product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical studies, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If Chemomab cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its product candidates. Even successful defense would require significant financial and management resources. Chemomab’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products Chemomab develops. Chemomab will need to obtain additional insurance for clinical studies as it continues clinical development of CM-101 and as additional product candidates enter clinical studies. However, Chemomab may be unable to obtain, or may obtain on unfavorable terms, clinical study insurance in amounts adequate to cover any liabilities from any of its clinical studies. Chemomab’s insurance policies may also have various exclusions, and Chemomab may be subject to a product liability claim for which it has no coverage. Chemomab may have to pay any amount awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by insurance, and Chemomab may not have, or be able to obtain, sufficient capital to pay such amounts. Even if Chemomab’s agreements with any future corporate collaborators entitles Chemomab to indemnification against losses, such indemnification may not be available or adequate should any claim arise.
Chemomab has been granted Orphan Drug Designation for CM-101 in connection with three indications and may seek Orphan Drug Designation for other indications or product candidates, and Chemomab may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity, and may not receive Orphan Drug Designation for other indications or for its other product candidates.
Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs intended for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to financial incentives such as opportunities for grant funding toward clinical study costs, tax advantages and user-fee waivers. In addition, if a product that has Orphan Drug Designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity. However, Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
The FDA and EMA granted Orphan Drug Designation to CM-101 in its primary indications of PSC, SSc and IPF. Chemomab may seek Orphan Drug Designations for CM-101 in other indications or for other product candidates. There can be no assurance that Chemomab will be able to obtain such designations.
Even if Chemomab obtains Orphan Drug Designation for any product candidate in specific indications, it may not be the first to obtain marketing approval of such product candidate for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if Chemomab seeks approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Further, even if Chemomab obtains orphan drug exclusivity in the United States for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan product is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care.
Chemomab will need to expand its organization, and it may experience difficulties in managing this growth, which could disrupt its operations.
As of December 31, 2020, Chemomab had 12 employees. Chemomab expect to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of product candidate development, regulatory affairs and sales and marketing. Chemomab may have difficulty identifying, hiring and integrating new personnel. Future growth would impose significant additional responsibilities on its management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, Chemomab’s management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these growth activities. Chemomab may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Chemomab’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of product candidates. If Chemomab’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenues could be reduced, and it may not be able to implement its business strategy. Chemomab’s future financial performance and its ability to commercialize its product candidates and compete effectively will depend, in part, on its ability to effectively manage any future growth.
Many of the biopharmaceutical companies that Chemomab competes against for qualified personnel and consultants have greater financial and other resources, different risk profiles and a longer history in the industry than Chemomab does. If Chemomab is unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which it can discover and develop product candidates and operate its business will be limited.
Chemomab has incurred significant operating losses since its inception and anticipates it will incur continued losses for the foreseeable future.
Chemomab has funded its operations to date through proceeds from sales of its equity and grants from the Israel Innovation Authority, or the IIA, which as of December 31, 2020, resulted in gross proceeds of approximately $35 million. As of September 30, 2020, Chemomab’s cash and cash equivalents were $12.7 million. Chemomab has incurred net losses in each year since its inception, and it has an accumulated deficit of $21.8 million as of September 30, 2020.
Substantially all of Chemomab’s operating losses have resulted from general and administrative costs associated with its operations, and costs associated with its research and development programs, including for its preclinical and clinical product candidates. Chemomab expects to incur increasing levels of operating losses over the next several years and for the foreseeable future. Chemomab’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on its shareholders’ deficit and working capital. In any particular quarter or quarters, Chemomab’s operating results could be below the expectations of securities analysts or investors, which could cause the combined company’s share price to decline.
Chemomab expects its research and development expenses to significantly increase in connection with its clinical studies of its product candidates. In addition, if Chemomab obtains marketing approval for its product candidates, it will incur significant sales and marketing, legal, and outsourced-manufacturing expenses. As a public company, Chemomab expects to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, Chemomab is also unable to predict the extent of any future losses or when it will become profitable, if at all. Even if Chemomab does become profitable, it may not be able to sustain or increase its profitability on a quarterly or annual basis.
The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases could seriously harm Chemomab’s research, development and potential future commercialization efforts, increase its costs and expenses and have a material adverse effect on its business, financial condition and results of operations.
Broad-based business or economic disruptions have, and could continue to, adversely affect Chemomab’s ongoing or planned research and development activities. For example, to date, the COVID-19 pandemic has caused significant disruptions to the Israeli, United States and global economy and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including Israel and the United States, have reacted by instituting quarantines, restrictions on travel and mandatory closures of businesses. Most countries, including where Chemomab or the third parties with whom it engages operate, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, and restrictions on types of business that may continue to operate.
The extent to which COVID-19 may impact Chemomab’s preclinical studies or clinical trial operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, the severity of COVID-19, or the effectiveness of actions to contain and treat COVID-19. The continued spread of COVID-19 globally could adversely impact Chemomab’s preclinical studies or clinical study operations in Israel and the United States, including its ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. COVID-19 may also affect employees of third-party CROs located in affected geographies that Chemomab relies upon to carry out its clinical studies. Any negative impact COVID-19 has on patient enrollment or treatment or the execution of its current product candidates and any future product candidates could cause costly delays to clinical study activities, which could adversely affect Chemomab’s ability to obtain regulatory approval for and to commercialize its current product candidates and any future product candidates, increase its operating expenses, and have a material adverse effect on its financial results.
Chemomab cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If Chemomab or any of the third parties with whom it engages, however, were to experience shutdowns or other business disruptions, Chemomab’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on its business and its results of operation and financial condition.
Risks Related to Chemomab’s Intellectual Property Rights
If Chemomab is unable to protect its patents or other proprietary rights, or if Chemomab infringes the patents or other proprietary rights of others, its competitiveness and business prospects may be materially damaged.
Patent and other proprietary rights are essential to Chemomab’s business. Chemomab’s success depends to a significant degree on its ability to obtain and enforce patents and licenses to patent rights,

both in the United States and in other countries. Chemomab cannot guarantee that pending patent applications will result in issued patents, that patents issued or licensed will not be challenged or circumvented by competitors, that the patents and other intellectual property rights of Chemomab and its business partners will not be found to be invalid or that the intellectual property rights of others will not prevent Chemomab from selling its products or from executing on its strategies.
The patent position of a biopharmaceutical company is often uncertain and involves complex legal and factual questions. Significant litigation concerning patents and products is pervasive in Chemomab’s industry. Patent claims include challenges to the coverage and validity of Chemomab’s patents on products or processes as well as allegations that its products infringe patents held by competitors or other third parties. A loss in any of these types of cases could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations. Chemomab also relies on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen its competitive positions. Third parties may know, discover or independently develop equivalent proprietary information or techniques, or they may gain access to Chemomab’s trade secrets or disclose such trade secrets to the public.
Although Chemomab’s employees, consultants, parties to collaboration agreements and other business partners are generally subject to confidentiality or similar agreements to protect its confidential and proprietary information, these agreements may be breached, and Chemomab may not have adequate remedies for any breach. In addition, Chemomab’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Chemomab’s employees, consultants, parties to collaboration agreements and other business partners use intellectual property owned by others in their work for the company, disputes may arise as to the rights in related or resulting know-how and inventions.
Furthermore, Chemomab’s intellectual property, other proprietary technology and other sensitive company data is potentially vulnerable to loss, damage or misappropriation from system malfunction, computer viruses, unauthorized access to data or misappropriation or misuse thereof by those with permitted access and other events. While Chemomab has invested to protect its intellectual property and other data, and continue to work diligently in this area, there can be no assurance that its precautionary measures will prevent breakdowns, breaches, cyber incidents or other events. Such events could have a material adverse effect on Chemomab’s reputation, business, financial condition or results of operations. Misappropriation or other loss of Chemomab’s intellectual property from any of the foregoing could have a material adverse effect on its competitive position and may cause it to incur substantial litigation costs.
Chemomab may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect its ability to develop, manufacture and market its product candidates.
From time to time Chemomab may identify patents or applications in the same general area as its products and product candidates. Chemomab may determine these third-party patents are irrelevant to its business based on various factors, including its interpretation of the scope of the patent claims and its interpretation of when the patent expires. If the patents are asserted against Chemomab, however, a court may disagree with its determinations. Further, while Chemomab may determine that the scope of claims that will issue from a patent application does not present a risk, it is difficult to accurately predict the scope of claims that will issue from a patent application, its determination may be incorrect, and the issuing patent may be asserted against Chemomab. Chemomab cannot guarantee that it will be able to successfully settle or otherwise resolve such infringement claims. If Chemomab fails in any such dispute, in addition to being forced to pay monetary damages, it may be temporarily or permanently prohibited from commercializing its product candidates or be required to obtain a license under such patent, which may not be available on reasonable terms or at all. Chemomab might, if possible, also be forced to redesign its product candidates so that it no longer infringes, misappropriates or otherwise violates the third-party intellectual property rights. Any of these events, even if Chemomab were ultimately to prevail, could require it to divert substantial financial and management resources that it would otherwise be able to devote to its business. Any of the foregoing could have a material adverse effect on Chemomab’s business, financial condition, results of operations, and prospects.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing Chemomab’s ability to protect its product candidates.
As is the case with other biopharmaceutical and pharmaceutical companies, Chemomab’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical and pharmaceutical industries involve both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the Leahy-Smith America Invents Act, or the AIA, which was passed in September 2011, resulted in significant changes to the United States patent system.
An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after that date but before Chemomab could therefore be awarded a patent covering an invention of ours even if it made the invention before it was made by the third party. This will require Chemomab to be cognizant of the time from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent it from promptly filing patent applications on its inventions.
Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent with the USPTO. This applies to all of Chemomab’s United States patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
Accordingly, a third party may attempt to use the USPTO procedures to invalidate Chemomab’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of its business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of Chemomab or its licensors’ patent applications and the enforcement or defense of Chemomab or its licensors’ issued patents.
Chemomab may become involved in opposition, interference, derivation, inter partes review, post-grant review, reexamination or other proceedings challenging Chemomab or its licensors’ patent rights, and the outcome of any proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, Chemomab’s owned or in-licensed patent rights, in whole or in part, allow third parties to commercialize its technology or products and compete directly with Chemomab, without payment to it, or result in Chemomab’s inability to manufacture or commercialize products without infringing third-party patent rights.
Additionally, the United States Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Chemomab’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the validity, enforceability and value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, as well as similar bodies in other jurisdictions, the laws and regulations governing patents could change in unpredictable ways that could weaken Chemomab’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future. Similarly, the complexity and uncertainty of European patent laws have also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Complying with these laws and regulations could limit Chemomab’s ability to obtain new patents in the future that may be important for its business, and these laws and regulations patents could continue to change in unpredictable ways that could have a material adverse effect on Chemomab’s existing patent rights and its ability to protect and enforce its intellectual property in the future.

Obtaining and maintaining Chemomab’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Chemomab’s patent protection could be reduced or eliminated for non-compliance with these requirements.
The USPTO and European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance, renewal and annuity fees on any issued patent are due to be paid to the USPTO and European and other patent agencies over the lifetime of a patent. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by additional payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such noncompliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If Chemomab or its licensors fails to maintain the patents and patent applications covering its product candidates or if Chemomab or its licensors otherwise allow its patents or patent applications to be abandoned or lapse, its competitors might be able to enter the market, which would hurt Chemomab’s competitive position and could impair its ability to successfully commercialize its product candidates in any indication for which they are approved, which could have a material adverse effect on Chemomab’s business, financial condition, results of operations, and prospects.
Risks Related to Chemomab’s Regulatory Approvals
The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if Chemomab is ultimately unable to obtain regulatory approval for CM-101 or any other product candidates, its business will be substantially harmed.
The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical studiesand depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Chemomab’s data is insufficient for approval and require additional preclinical, clinical or other data. Even if Chemomab eventually completes clinical testing and receives approval of any regulatory filing for its product candidates, the FDA and other comparable foreign regulatory authorities may approve Chemomab’s product candidates for a more limited indication or a narrower patient population than it originally requested. Chemomab has not obtained regulatory approval for any product candidate and it is possible that it will never obtain regulatory approval for CM-101 or any other product candidate. Chemomab is not permitted to market any of its product candidates in the United States until it receives regulatory approval of an NDA from the FDA.
Prior to obtaining approval to commercialize a product candidate in the United States or abroad, Chemomab must demonstrate with substantial evidence from well-controlled clinical studies, and to the satisfaction of the FDA or foreign regulatory agencies, thatsuch product candidate is safe and effective for its intended use. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if Chemomab believes the preclinical or clinical data for its product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities.
The FDA or any foreign regulatory bodies can delay, limit or deny approval of Chemomab’s product candidates or require it to conduct additional preclinical or clinical testing or abandon a program for many reasons, including:
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the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Chemomab’s clinical studies;

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Chemomab may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

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serious and unexpected drug-related side effects experienced by participants in Chemomab’s clinical studies or by individuals using drugs similar to its product candidates, or other products containing the active ingredient in Chemomab’s product candidates;

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negative or ambiguous results from Chemomab’s clinical studies or results that may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

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the population studied in the clinical study may not be sufficiently broad or representative to assure efficacy and safety in the full population for which Chemomab seeks approval;

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Chemomab may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

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the FDA or comparable foreign regulatory authorities may disagree with Chemomab’s interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical studies of Chemomab’s product candidates may not be acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere, and Chemomab may be required to conduct additional clinical studies;

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the FDA’s or the applicable foreign regulatory agency’s disagreement regarding the formulation, labeling and/or the specifications of Chemomab’s product candidates;

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the FDA or comparable foreign regulatory authorities may fail to approve or find deficiencies with the manufacturing processes or facilities of third-party manufacturers with which Chemomab contracts for clinical and commercial supplies; and

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the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Chemomab’s clinical data insufficient for approval.

Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or comparable foreign regulatory authority approval. Chemomab cannot guarantee that the FDA or foreign regulatory authorities will interpret trial results as it does, and more trials could be required before Chemomab is able to submit applications seeking approval of its product candidates. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, Chemomab may be required to expend significant resources, which may not be available to it, to conduct additional trials in support of potential approval of Chemomab’s product candidates. Furthermore, the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Chemomab’s clinical data insufficient for approval, which may lead to the FDA or comparable foreign regulatory authorities delaying, limiting or denying approval of its product candidates.
Of the large number of drugs in development, only a small percentage successfully complete the regulatory approval processes and are commercialized. This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in Chemomab failing to obtain regulatory approval to market CM-101 or any other product candidate, which would significantly harm Chemomab’s business, results of operations and prospects.
In addition, the FDA or the applicable foreign regulatory agency also may approve a product candidate for a more limited indication or patient population than Chemomab originally requested, and the FDA or applicable foreign regulatory agency may approve a product candidate with a REMS or a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Regulatory authorities may also grant approval contingent on the performance of costly post-marketing clinical trials. Any of the foregoing scenarios could materially harm the commercial prospects for Chemomab’s product candidates.

Obtaining and maintaining regulatory approval of Chemomab’s product candidates in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.
In order to market any product outside of the United States, Chemomab must establish and comply with the numerous and varying safety, efficacy, and other regulatory requirements of other countries. Obtaining and maintaining regulatory approval of its product candidates in one jurisdiction does not guarantee that Chemomab will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Chemomab’s product candidates may not receive marketing approval even if they achieve their primary endpoints in future Phase 3 clinical studies or registrational trials. The FDA or comparable foreign regulatory authorities may disagree with Chemomab’s trial designs and its interpretation of data from preclinical studies or clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 or registrational clinical study. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than Chemomab’s request or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA or comparable foreign regulatory authorities may not approve the labeling claims that Chemomab believes would be necessary or desirable for the successful commercialization of its product candidates, if approved.
Furthermore, even if the FDA or other comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States, as well as other risks. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Chemomab intends to charge for its products is also subject to approval.
Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for Chemomab and could delay or prevent the introduction of its products in certain countries. Failure to obtain marketing approval in other countries or any delay or other setback in obtaining such approval would impair its ability to market its product candidates in such foreign markets. Any such impairment would reduce the size of its potential market, which could have a material adverse impact on its business, results of operations, and prospects.
Even if Chemomab obtains regulatory approval for CM-101 or any product candidate, it will still face extensive and ongoing regulatory requirements and obligations and any product candidates, if approved, may face future development and regulatory difficulties.
Any product candidate for which Chemomab obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising and promotional activities for such product, among other things, will be subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and drug listing requirements, continued compliance with cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping and GCP requirements for any clinical studies that Chemomab conducts post-approval.
Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product candidate may be marketed or to the conditions of approval, including a requirement to implement a REMS. If any of Chemomab’s product candidates receives marketing approval, the accompanying label may limit the approved indicated use of the product candidate, which could limit sales of the product candidate. The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. Violations of the Federal Food, Drug, and Cosmetic Act, or FDCA, relating to the promotion of prescription drugs may lead to FDA enforcement actions and investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.
In addition, later discovery of previously unknown adverse events or other problems with Chemomab’s products, manufacturers or manufacturing processes or failure to comply with regulatory requirements, may yield various results, including:
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restrictions on manufacturing such products;

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restrictions on the labeling or marketing of products;

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restrictions on product manufacturing, distribution or use;

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requirements to conduct post-marketing studies or clinical trials;

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warning letters or untitled letters;

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withdrawal of the products from the market;

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refusal to approve pending applications or supplements to approved applications that Chemomab submits;

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recall of products;

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fines, restitution or disgorgement of profits or revenues;

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suspension or withdrawal of marketing approvals;

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refusal to permit the import or export of Chemomab’s products;

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product seizure; or

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injunctions or the imposition of civil or criminal penalties.

Further, the FDA’s policies may change, and additional government regulations may be enacted that could impose extensive and ongoing regulatory requirements and obligations on any product candidate for which Chemomab obtains marketing approval. If Chemomab is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Chemomab is not able to maintain regulatory compliance, it may lose any marketing approval that it may have obtained, which would adversely affect its business, prospects and ability to achieve or sustain profitability.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder Chemomab’s ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact its business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would harm Chemomab’s business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the United States government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Chemomab’s regulatory submissions, which could harm its business.

The COVID-19 pandemic has also resulted in the FDA imposing preventive measures, including postponements of non-United States manufacturing and product inspections. If global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Chemomab’s regulatory submissions, which could have a material adverse effect on its business.
Risks Related to Commercialization of Chemomab’s Product Candidates
If Chemomab does not achieve its projected development and commercialization goals in the timeframes it announces and expects, the commercialization of its product candidates may be delayed and Chemomab’s business will be harmed.
For planning purposes, Chemomab sometimes estimates the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include Chemomab’s expectations regarding the commencement or completion of scientific studies and clinical trials, the regulatory submissions or commercialization objectives. From time to time, Chemomab may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical study, the initiation of other clinical studies, receipt of regulatory approval or the commercial launch of a product. The achievement of many of these milestones may be outside of Chemomab’s control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from Chemomab’s estimates, including:
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Chemomab’s available capital resources or capital constraints it experiences;

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the rate of progress, costs and results of Chemomab’s clinical studies and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators;

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Chemomab’s ability to identify and enroll patients who meet clinical study eligibility criteria;

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Chemomab’s receipt of authorizations by the FDA and comparable foreign regulatory authorities, and the timing thereof;

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other actions, decisions or rules issued by regulators;

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Chemomab’s ability to access sufficient, reliable and affordable supplies of materials used in the manufacture of its product candidates;

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Chemomab’s ability to manufacture and supply clinical study materials to its clinical sites on a timely basis;

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the severity, duration and impact of the COVID-19 pandemic;

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the efforts of Chemomab’s collaborators with respect to the commercialization of its products, if any; and

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the securing of, costs related to, and timing issues associated with, commercial product manufacturing as well as sales and marketing activities.

If Chemomab fails to achieve announced milestones in the timeframes it expects, the commercialization of any of its product candidates may be delayed, and its business, results of operations, financial condition and prospects may be adversely affected.
Chemomab faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than it.
The development and commercialization of new drug products is highly competitive. Chemomab may face competition with respect to any product candidates that it seeks to develop or commercialize in the future from major biopharmaceutical companies, specialty biopharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

There are a number of large biopharmaceutical and biotechnology companies that are currently pursuing the development of products for the treatment of inflammation and fibrosis. Companies that Chemomab is aware of that are targeting the treatment of inflammation and fibrosis include large companies with significant financial resources such as Biogen, Inc., AbbVie Inc., Gilead Sciences, Inc., FibroGen, Inc., Galapagos NV, Bristol Myers Squibb Co., and Novartis AG. However, Chemomab does not know of any other companies currently in clinical development with an anti CCL24 mAb. For additional information regarding Chemomab’s competition, see “Chemomab Business — Competition.”
Many of Chemomab’s current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical studies, obtaining regulatory approvals, and marketing approved products than Chemomab does.
Even if CM-101 or any other product candidate Chemomab develops receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.
If CM-101 or any other product candidate Chemomab develops receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If it does not achieve an adequate level of acceptance, Chemomab may not generate significant product revenues or become profitable. The degree of market acceptance of Chemomab’s product candidates, if approved, will depend on a number of factors, including but not limited to:
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the efficacy and potential advantages compared to alternative treatments;

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effectiveness of sales and marketing efforts;

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the cost of treatment with respect to alternative treatments, including any similar generic treatments;

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Chemomab’s ability to offer its products for sale at competitive prices;

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the convenience and ease of administration compared to alternative treatments;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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the strength of marketing and distribution support;

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the timing of market introduction of competitive products;

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the availability of third-party coverage and adequate reimbursement;

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product labeling or product insert requirements of the FDA, EMA or other regulatory authorities, including any limitations on warnings contained in a product’s approved labeling;

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the prevalence and severity of any side effects; and

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any restrictions on the use of Chemomab’ product together with other medications.

Because Chemomab expects sales of its product candidates, if approved, to generate substantially all of its revenues for the foreseeable future, the failure of its product candidates to find market acceptance would harm its business and could require it to seek additional financing.
Chemomab relies completely on third-party suppliers to manufacture its clinical drug supplies for its product candidates, and Chemomab intends to rely on third parties to produce preclinical, clinical, and commercial supplies of any future product candidates.
Chemomab does not currently have, nor does Chemomab plan to acquire, the infrastructure or capability to internally manufacture its clinical drug supply of its product candidates, or any future product candidates, for use in the conduct of its preclinical studies and clinical trials.
Chemomab lacks the internal resources and the capabilities to manufacture any product candidates on a clinical or commercial scale. The facilities used by its contract manufacturers to manufacture the active pharmaceutical ingredient and final drug product must complete a pre-approval inspection by the FDA and other comparable foreign regulatory agencies to assess compliance with applicable requirements, including cGMPs, after Chemomab submits its NDA or relevant foreign regulatory market application to the applicable regulatory agency.
Chemomab is responsible for setting the product specifications and approving master batch records, but does not oversee the manufacturing process itself, and is completely dependent on its contract manufacturers to comply with cGMPs for manufacture of both active drug substances and finished drug products. If its contract manufacturers cannot successfully manufacture material that conforms to its specifications and the strict regulatory requirements of the FDA or applicable foreign regulatory agencies, they will not be able to pass a pre-approval inspection or secure and/or maintain regulatory approval for their manufacturing facilities. In addition, Chemomab has no direct control over its contract manufacturers’ ability to maintain adequate quality control, quality assurance, and qualified personnel. Furthermore, all of its contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes its manufacturers to regulatory risks for the production of such materials and products. As a result, failure to satisfy the regulatory requirements for the production of those materials and products may affect the regulatory clearance of its contract manufacturers’ facilities generally. If the FDA or an applicable foreign regulatory agency determines now or in the future that these facilities for the manufacture of its product candidates are noncompliant, Chemomab may need to find alternative manufacturing facilities, which would adversely impact its ability to develop, obtain regulatory approval for or market its product candidates. Its reliance on contract manufacturers also exposes Chemomab to the possibility that they, or third parties with access to their facilities, will have access to and may compromise its trade secrets or other proprietary information.
If Chemomab is unable to establish sales, marketing and distribution capabilities either on its own or in collaboration with third parties, it may not be successful in commercializing CM-101, if approved.
Chemomab does not have any infrastructure for the sales, marketing or distribution of CM-101, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market and successfully commercialize CM-101 or any other product candidate Chemomab develops, if approved, it must build its sales, distribution, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. Chemomab expects to build a focused sales, distribution and marketing infrastructure to market CM-101, if approved. There are significant expenses and risks involved with establishing Chemomab’s own sales, marketing and distribution capabilities, including its ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of Chemomab’s internal sales, marketing and distribution capabilities could delay any product launch, which would adversely impact the commercialization of that product. Additionally, if the commercial launch of CM-101 for which Chemomab recruits a sales force and establishes marketing capabilities is delayed or does not occur for any reason, it would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and Chemomab’s investment would be lost if it cannot retain or reposition its sales and marketing personnel.
Factors that may inhibit Chemomab’s efforts to commercialize its product candidates on its own include:
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Chemomab’s inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

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the inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to prescribe Chemomab’s products; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Chemomab does not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of its product candidates, if approved, in certain markets overseas. Therefore, Chemomab’s future success will depend, in part, on its ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in a product and such collaborator’s ability to successfully market and sell the product. Chemomab intends to pursue collaborative arrangements regarding the sale and marketing of CM-101, if approved, for certain markets overseas; however, Chemomab cannot guarantee that it will be able to establish or maintain such collaborative arrangements, or if able to do so, that it will have effective sales forces. To the extent that Chemomab depends on third parties for marketing and distribution, any revenues it receives will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful.
If Chemomab is unable to build its own sales force or negotiate a collaborative relationship for the commercialization of CM-101, Chemomab may be forced to delay the potential commercialization of CM-101 or reduce the scope of its sales or marketing activities for CM-101. If Chemomab needs to increase its expenditures to fund commercialization activities for CM-101, it will need to obtain additional capital, which may not be available to it on acceptable terms, or at all. Chemomab may also have to enter into collaborative arrangements for CM-101 at an earlier stage than otherwise would be ideal and it may be required to relinquish rights to CM-101 or otherwise agree to terms unfavorable to it. Any of these occurrences may have an adverse effect on Chemomab’s business, operating results and prospects.
If Chemomab is unable to establish adequate sales, marketing and distribution capabilities, either on its own or in collaboration with third parties, it will not be successful in commercializing its product candidates and may never become profitable. Chemomab will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, it may be unable to compete successfully against these more established companies.
A variety of risks associated with operating internationally could materially adversely affect Chemomab’s business.
Chemomab’s principal executive offices are located in Israel and certain of its product candidates may be manufactured at third-party facilities located in Europe. In addition, Chemomab’s business strategy includes potentially expanding internationally if any of its product candidates receives regulatory approval. Doing business internationally involves a number of risks, including but not limited to:
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multiple, conflicting and changing laws and regulations, such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

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failure by Chemomab to obtain and maintain regulatory approvals for the use of its products in various countries;

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additional potentially relevant third-party patent rights;

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complexities and difficulties in obtaining protection and enforcing Chemomab’s intellectual property;

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difficulties in staffing and managing foreign operations;

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complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

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limits in Chemomab’s ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for Chemomab’s products and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

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certain expenses including, among others, expenses for travel, translation and insurance; and

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regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the United States Foreign Corrupt Practices Act, its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm Chemomab’s international expansion and operations and, consequently, its results of operations.
Risks Related to Chemomab’s Incorporation and Location in Israel
Conditions in Israel could materially and adversely affect Chemomab’s business.
Many of Chemomab’s employees, including certain management members operate from its offices that are located in Tel Aviv, Israel. In addition, a number of Chemomab’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect its business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which Chemomab’s employees and some of its consultants are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect Chemomab’s operations and results of operations.
Chemomab’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Chemomab cannot guarantee that this government coverage will be maintained or that it will sufficiently cover its potential damages. Any losses or damages incurred by Chemomab could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm Chemomab’s results of operations.
Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Chemomab’s operating results, financial condition or the expansion of its business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact Chemomab’s business.
In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Chemomab’s operations could be disrupted by such call-ups, which may include the call-up of members of Chemomab’s management. Such disruption could materially adversely affect Chemomab’s business, prospects, financial condition and results of operations.
Because a certain portion of Chemomab’s expenses are incurred in currencies other than the U.S. Dollar, its results of operations may be harmed by currency fluctuations and inflation.
Chemomab’s reporting and functional currency is the United States Dollar, but some portion of its clinical studies and operations expenses are in NIS. As a result, Chemomab is exposed to some currency fluctuation risks. Fluctuation in the exchange rates of foreign currency has an influence on the cost of goods sold and Chemomab’s financing revenues and expenses. Chemomab may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above with respect to the U.S. Dollar. These measures, however, may not adequately protect Chemomab from adverse effects.

Both Anchiano and Chemomab received Israeli government grants for certain of their research and development activities as detailed below. The terms of those grants require us to satisfy specified conditions in order to transfer outside of Israel the manufacture of products based on know-how funded by the Israel Innovation Authority or to transfer outside of Israel the know-how itself. If we fail to comply with the requirements of Israeli law in this regard, we may be required to pay penalties, and it may impair our ability to sell our technology outside of Israel.
Some of Anchiano’s and Chemomab’s research and development efforts were financed through grants that were received from the Israel Innovation Authority of the Israeli Ministry of Economy and Industry, or the IIA (formerly known as the Office of the Chief Scientist). When know-how is developed using IIA grants, the Encouragement of Research, Development and Technological Innovation in Industry Law 5744-1984, or the Innovation Law, and the regulations thereunder, restrict our ability to transfer outside of Israel either the manufacture of products based on IIA-funded know-how or the know-how itself. Such restrictions continue to apply even after financial obligations to the IIA are paid in full. The consideration available to our shareholders in a future transaction involving the transfer outside of Israel of know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.
RISKS RELATED TO THE COMBINED COMPANY
The combined company does not anticipate paying any cash dividends on the combined company’s ordinary shares in the foreseeable future.
Neither Anchiano nor Chemomab have ever declared or paid cash dividends on their respective ordinary shares. Neither Anchiano nor Chemomab anticipate paying any cash dividends on the combined company’s ordinary shares in the foreseeable future. It is anticipated that the combined company will retain all available funds and any future earnings to fund the development and growth of its business. As a result, capital appreciation, if any, of the combined company’s ordinary shares will be the combined company’s shareholders’ sole source of gain for the foreseeable future.
Maintaining and improving the combined company’s financial controls and the requirements of being a public company may strain the combined company’s resources, divert management’s attention and affect its ability to attract and retain qualified board members.
As a public company, the combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and Nasdaq rules. The requirements of these rules and regulations will increase the combined company’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and place strain on its personnel, systems and resources. The Exchange Act requires, among other things, that the combined company file annual, quarterly and current reports with respect to its business and financial condition.
The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. Ensuring that the combined company will have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently.
We do not expect that the combined company will have an internal audit group, and the combined company may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to the combined company’s internal controls may require specific compliance training for the combined company’s directors, officers and employees, entail substantial costs, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of the combined company’s internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase the combined company’s operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for the combined company to produce reliable financial reports and are important to help prevent fraud.

In accordance with Nasdaq rules, the combined company will be required to maintain a majority independent board of directors. The various rules and regulations applicable to public companies make it more difficult and more expensive for the combined company to maintain directors’ and officers’ liability insurance, and the combined company may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If the combined company is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.
We expect that the rules and regulations applicable to public companies will result in the combined company incurring substantial legal and financial compliance costs. These costs will decrease the combined company’s net income or increase its net loss and may require it to reduce costs in other areas of its business.
If securities or industry analysts do not publish research or publish unfavorable research about the combined company’s business, its share price and trading volume could decline.
The trading market for the combined company’s securities will depend in part on the research and reports that securities or industry analysts publish about the combined company. The combined company may never obtain sufficient research coverage by securities and industry analysts. If no sufficient securities or industry analysts commence coverage of the combined company, the trading price for the combined company’s shares could be negatively impacted. If the combined company obtains sufficient securities or industry analyst coverage and if one or more of the analysts who covers it downgrades the combined company’s shares or publishes inaccurate or unfavorable research about the combined company’s business, its share price would likely decline. If one or more of these analysts ceases coverage of the combined company or fails to publish reports regularly, demand for the combined company’s shares could decrease, which could cause its share price and trading volume to decline.
The combined company will be an “emerging growth company” and neither Anchiano nor Chemomab can be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the combined company’s securities less attractive to investors.
The combined company will be an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as the combined company is an “emerging growth company,” it is expected that it will take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
The combined company is expected to be an “emerging growth company” until December 31, 2024, which is the last day of the fiscal year following the fifth anniversary of Anchiano’s initial public offering conducted after it became a reporting company under the Exchange Act pursuant to its registration statement on Form F-1 (File No. 333-229155).
Neither Anchiano nor Chemomab can predict if investors will find the combined company’s shares less attractive, or the combined company less comparable to certain other public companies because it will rely on these exemptions. If some investors find the combined company’s shares less attractive as a result, there may be a less active trading market for its shares and its share price may be more volatile.
Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The combined company will have irrevocably elected not to avail itself of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”
Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on the combined company’s share price.
Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require an annual management assessment of the effectiveness of our internal control over financial reporting. Chemomab is currently a private company with limited accounting personnel to adequately execute accounting processes and other supervisory resources with which to address internal control over financial reporting and, as a result, the combined company may experience difficulty in meeting these reporting requirements in a timely manner. To date, Chemomab has never conducted a review of internal controls over financial reporting for the purpose of providing the reports required by the Sarbanes-Oxley Act. During review and testing, Chemomab may identify deficiencies and be unable to remediate them on a timely basis.
If the combined company fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If the combined company cannot in the future favorably assess the effectiveness of its internal control over financial reporting, investor confidence in the reliability of its financial reports may be adversely affected, which could have a material adverse effect on the combined company’s share price.
Sales of a substantial number of shares of the combined company in the public market by its existing shareholders could cause its share price to decline.
Sales of a substantial number of shares of the combined company in the public market, including shares being registered for resale under this proxy statement/ prospectus and shares that will be issued in the Financing and registered for resale, or the perception that these sales might occur, could depress the market price of its securities and could impair its ability to raise capital through the sale of additional equity securities. Neither Anchiano nor Chemomab is able to predict the effect that sales may have on the prevailing market price of the combined company’s securities.
The combined company’s securities could be delisted from Nasdaq if it does not comply with Nasdaq’s listing standards.
Pursuant to Nasdaq rules, consummation of the Merger requires the combined company to submit an initial listing application and, at the time of the Merger, meet all of the criteria applicable to a company initially requesting listing. While Anchiano and Chemomab intend to obtain listing status for the combined company and maintain the same, no guarantees can be made about the combined company’s ability to do so.
If the combined company’s securities are delisted by Nasdaq, its securities may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for the combined company to raise additional capital through the public or private sale of equity securities and for investors to dispose of or obtain accurate quotations as to the market value of, the combined company’s securities. In addition, there can be no assurance that the combined company’s securities would be eligible for trading on any such alternative exchange or markets.
Future sales and issuances of the combined company’s ordinary shares (including ordinary shares represented by ADSs) or rights to purchase ordinary shares by it, including pursuant to its equity incentive plans, could result in additional dilution of the percentage ownership of its shareholders and could cause its share price to decline.
The combined company will not be generally restricted from issuing additional ordinary shares (including ordinary shares represented by ADSs), including any securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares. The market price of the combined company’s ordinary shares or ADSs, as applicable, could decline as a result of sales of shares or securities that are convertible into or exchangeable for, or that represent the right to receive, shares of the combined company or the perception that such sales could occur.
Anchiano and Chemomab expect that significant additional capital will be needed in the future to continue the combined company’s planned operations, including conducting clinical studies, commercialization efforts, expanded research and development activities and costs associated with operating as a public company. To the extent the combined company raises additional capital by issuing equity or convertible securities, its existing shareholders may experience substantial dilution. The combined company may sell ordinary shares (including ordinary shares represented by ADSs), convertible securities or other equity securities in one or more transactions at prices and in a manner determined from time to time by its board of directors. If the combined company sells ordinary shares, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to its existing shareholders, and new investors could gain rights superior to its existing shareholders.
In addition, the combined company may grant or provide for the grant of rights to purchase shares of its ordinary shares pursuant to the combined company’s equity incentive plans. Increases in the number of shares available for future grant or purchase pursuant to the combined company’s equity incentive plans may result in additional dilution, which could cause the combined company’s share price to decline.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Anchiano cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.
All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements regarding the impact of the COVID-19 pandemic on our business or financial condition; statements of belief and any statement of assumptions underlying any of the foregoing. Forward looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and consummation of the Merger, Anchiano’s ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the consummation of the Merger.
These forward-looking statements include, but are not limited to, statements concerning the following:
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likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;

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the expected benefits of and potential value created by the proposed Merger for the shareholders of Anchiano and Chemomab;

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the Exchange Ratio and relative ownership percentages of the Anchiano and Chemomab shareholders of the combined company;

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Anchiano’s ability to control and correctly estimate its operating expenses and its expenses associated with the Merger;

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any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

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any statements concerning the ability to protect and enhance the combined company’s products, product candidates and intellectual property;

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any statements concerning proposed new products, services or developments;

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any statements concerning the attraction and retention of highly qualified personnel;

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any statements regarding expectations concerning Chemomab’s relationships and actions with third parties;

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future regulatory, judicial and legislative changes in Chemomab’s industry;

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any statements regarding future economic conditions or performance;

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any statements regarding the impact of the COVID-19 pandemic on our business or financial condition;

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Anchiano’s ability to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act;

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Anchiano’s expectations regarding the period during which it qualifies as an emerging growth company under the JOBS Act; and

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statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Anchiano, Chemomab or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Anchiano and Chemomab to complete the Merger and the effect of the Merger on the business of Anchiano, Chemomab and the combined company, see “Risk Factors” beginning on page 29.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Anchiano. See “Where You Can Find More Information” beginning on page 250.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Anchiano, Chemomab or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Anchiano and Chemomab do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF ANCHIANO SHAREHOLDERS
Date, Time and Place
The Special Meeting of Anchiano shareholders will be held on March 15, 2021, commencing at 4:30 p.m. local time, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Conference Room 36-1, Tel Aviv, Israel. In light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission. Anchiano is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the Anchiano board of directors for use at the Special Meeting and any adjournments or postponements of the Special Meeting. This proxy statement/prospectus is first being furnished to shareholders of Anchiano on or about                  , 2021.
Purposes of the Special Meeting
The purposes of the Special Meeting are:
1.   To approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab;
2.   To approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in this proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano.
3.   To approve and adopt Anchiano’s amended and restated articles of association, attached as Annex E to this proxy statement/prospectus, or the Amended and Restated Articles of Association, effective upon the effective time of the Merger, which among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect a reverse split of Anchiano’s ordinary shares, or the Reverse Split, at a ratio in the range of between 1-for- 2 to 1-for- 4 , inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association;
4.   To approve the form of indemnification agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, or the Indemnification Agreement, effective upon the effective time of the Merger, and to authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano;
5.   To approve an amendment to Anchiano’s Compensation Policy, attached as Annex J to this proxy statement/prospectus to remove the limit on the annual premium for directors and officers insurance;
6.   To approve the amendment to compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy, included in Annex J to this proxy statement/prospectus; and
7.   To transact any other business that may be properly brought before the meeting or any continuation, adjournment or postponement thereof.
Recommendation of the Anchiano Board of Directors
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The Anchiano board of directors has determined and believes that the consummation of the Merger pursuant to the Merger Agreement and the issuance of Anchiano ADSs at the effective time of the

Merger, is in the best interests of Anchiano and its shareholders and has approved such items. The Anchiano board of directors recommends that Anchiano shareholders vote “FOR” Proposal No. 1 to approve the consummation of the Merger, pursuant to the Merger Agreement.
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The Anchiano board of directors has determined and believes that it is advisable to, and in the best interests of, Anchiano and its shareholders to approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in this proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano. The Anchiano board of directors recommends that Anchiano shareholders vote “FOR” Proposal No. 2 to approve the issuance of Anchiano ADSs in the Financing.

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The Anchiano board of directors has determined and believes that it is advisable to, and in the best interests of, Anchiano and its shareholders to approve and adopt Anchiano’s Amended and Restated Articles of Association, attached as Annex E to this proxy statement/prospectus, effective upon the effective time of the Merger, which among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect a reverse split of Anchiano’s ordinary shares, or the Reverse Split, at a ratio in the range of between 1-for- 2 to 1-for- 4 , inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association; The Anchiano board of directors recommends that Anchiano shareholders vote “FOR” Proposal No. 3 to approve and adopt Anchiano’s Amended and Restated Articles of Association, effective upon the effective time of the Merger.

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The Anchiano board of directors has determined and believes that it is advisable to, and in the best interests of, Anchiano and its shareholders to approve the Indemnification Agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, effective upon the effective time of the Merger, and to authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano. The Anchiano board of directors recommends that Anchiano shareholders vote “FOR” Proposal No. 4 to approve the Indemnification Agreement and authorize the execution of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano.

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The Anchiano board of directors has determined and believes that it is advisable to, and in the best interests of, Anchiano and its shareholders to approve an amendment to Anchiano’s Compensation Policy, attached as Annex J to this proxy statement/prospectus to remove the limit on the annual premium for directors and officers insurance. The Anchiano board of directors recommends that Anchiano shareholders vote “FOR” Proposal No. 5 to approve an amendment to Anchiano’s Compensation Policy, to remove the limit on the annual premium for directors and officers insurance.

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The Anchiano board of directors has determined and believes that it is advisable to, and in the best interests of, Anchiano and its shareholders to approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy, included in Annex J to this proxy statement/prospectus. The Anchiano board of directors recommends that Anchiano shareholders vote “FOR” Proposal No. 6 to approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy.

Record Date and Voting Power
Only holders of record of Anchiano ordinary shares at the close of business on the record date, February 5, 2021, are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, 37,099,352 Anchiano ordinary shares were issued and outstanding. Each Anchiano ordinary share that you own entitles the holder thereof to one vote on each matter submitted for shareholder approval. Each ADS represents 5 Anchiano ordinary shares. See the section entitled “Principal Shareholders of Anchiano” in this proxy statement/prospectus for information regarding persons known to the management of Anchiano to be the beneficial owners of more than 5% of the outstanding Anchiano ordinary shares.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of the board of directors of Anchiano for use at the Special Meeting.
If you are a shareholder of record of Anchiano as of the record date referred to above, you may vote in person at the Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Special Meeting, Anchiano urges you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy. As a shareholder of record:
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to vote in person, come to the Special Meeting and Anchiano will give you a ballot when you arrive.

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To vote by internet, go to www.ProxyVote.com.

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to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Anchiano before the Special Meeting, Anchiano will vote your shares as you direct.

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to vote by telephone, call the toll-free telephone number 1-800-454-8683.

If your Anchiano ADSs are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Anchiano ADSs. If you do not give instructions to your broker, your broker can vote your Anchiano ADSs with respect to “discretionary” items but not with respect to “non-discretionary” items. Proposals Nos. 1 through 6 are non-discretionary matters. As a result, banks, brokers and other nominees will not have discretion to vote on Proposals Nos. 1 through 6.
All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a holder of Anchiano ordinary shares executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ADSs at the effective time of the Merger to the securityholders of Chemomab; “FOR” Proposal No. 2 to approve the issuance of Anchiano ordinary shares in the Financing; “FOR” Proposal No. 3 to approve and adopt Anchiano’s Amended and Restated Articles of Association, attached as Annex E to this proxy statement/prospectus, effective upon the Merger; “FOR” Proposal No. 4 to approve the Indemnification Agreement and authorize the execution of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano; “FOR” Proposal No. 5 to approve an amendment to Anchiano’s Compensation Policy to remove the limit on the annual premium for directors and officers insurance; and “FOR” Proposal No. 6 to approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy.
Anchiano shareholders of record other than those Anchiano shareholders who are parties to Anchiano Shareholder Support Agreements (as defined herein) may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a shareholder of record of Anchiano can send a written notice to the Chief Financial Officer of Anchiano stating that it would like to revoke its proxy. Second, a shareholder of record of Anchiano can submit new proxy instructions either on a new proxy card or via telephone or the Internet. Third, a shareholder of record of Anchiano can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If an owner of Anchiano ADSs in “street name” has instructed a broker to vote its Anchiano ADSs, the shareholder must follow directions received from its broker to change those instructions.

Required Vote
The presence of two shareholders who are present in person or by proxy, and who hold or represent at least thirty-three and one-third percent (33-1/3%) of the voting rights in the Company, is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted towards a quorum. If half an hour has elapsed from the time set for the Special Meeting and a quorum is not present, the Special Meeting will be adjourned to the following business day, at the same time and place, or to a different date, as shall be determined by the Board of Directors in a notice to the shareholders. If a quorum is not present at the adjourned Special Meeting, as stated above, a minimum of one shareholder, whether present in person or by proxy, shall be deemed as constituting a quorum.
Approval of each of Proposals Nos. 1, 2, 3 and 4 requires the affirmative vote of a majority of votes properly cast (not counting “abstentions” or “broker non-votes” as votes cast). In addition, Proposals No. 5 and 6 require such affirmative majority, plus either (i) a simple majority of shares voted at the Special Meeting, excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution, or (ii) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voting against approval of the resolution does not exceed two percent of the outstanding voting power in Anchiano.
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total but will be used to determine whether a quorum is present at the Special Meeting. In connection with the execution of the Merger Agreement, Anchiano shareholders entered into support agreements with Chemomab relating to the Merger covering approximately 57% of the outstanding ordinary shares of Anchiano, as of immediately prior to the Merger, or the Anchiano Shareholder Support Agreements. The Anchiano Shareholder Support Agreements provide, among other things, that the shareholders party to the Anchiano Shareholder Support Agreements will vote all of the shares (including shares represented by ADSs) held by them in favor of the issuance of ADSs in connection with the Merger and the other transactions contemplated by the Merger Agreement. See the “Agreements Related to The Merger” section for additional information.
Solicitation of Proxies
Anchiano will bear the cost of soliciting proxies. In addition to these proxy materials, Anchiano’s directors and employees, and Anchiano’s proxy solicitor, Alliance Advisors, LLC, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, Alliance Advisors, LLC will be paid its customary fee of approximately $5,000, plus out-of-pocket expenses if it solicits proxies. We and Chemomab may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Other Matters
As of the date of this proxy statement/prospectus, the Anchiano board of directors does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Merger, including the Merger Agreement. Although Anchiano and Chemomab believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the forms of Voting and Support Agreements attached as Annexes B and C and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
Background of the Merger
Historical Background for Anchiano
Anchiano is a preclinical biotechnology company committed to discovering and developing new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. These therapies are called small molecule targeted therapies. Anchiano has obtained the option to license small molecule technologies that it believes it can develop into product candidates that can deliver novel treatments for cancer patients whose cancers are caused by mutated genes and for whom existing therapies are limited in effectiveness. The first of these technologies comprises small molecules that potently inhibit the products of RAS oncogenes. RAS oncogenes are the most frequently mutated family of genes in human cancer, responsible for almost a third of all human malignancies, and almost half of the three most lethal cancers (i.e., lung cancer, colorectal cancer and pancreatic cancer). To date, there are no approved therapies that are effective in countering their tumorigenic effects. Our second technology consists of small molecules that interfere with the Wnt/APC/β-catenin biochemical pathway through the inhibition of phosphodiesterase 10, or PDE10. Mutations in this pathway are involved in most human colorectal cancers, the second leading cause of cancer deaths in the United States, as well as in the hereditary cancer predisposition syndrome, familial adenomatous polyposis, which gives rise to colorectal cancer. As is true for RAS-driven cancers, to date there are no approved therapies specifically for cancers that carry mutations in the Wnt/APC/β-catenin pathway genes.
On September 13, 2019, Anchiano entered into a Collaboration and License Agreement, or the ADT License Agreement, with ADT Pharmaceuticals, LLC, or ADT, pursuant to which Anchiano acquired the rights to these two small molecule developmental programs targeting oncogenic pathways, focused on pan-mutant RAS inhibitors, or the pan-RAS-inhibitor program, and inhibitors of PDE10 and the β-catenin pathway, respectively. Under the ADT License Agreement, Anchiano is primarily responsible for the research, development, manufacturing, regulatory and commercial activities with respect to the compounds conveyed and contemplated thereunder.
Since entering into the ADT License Agreement, Anchiano has focused its efforts on the development of the pan-RAS-inhibitor program. In order to advance this program, Anchiano’s management had been working to identify additional financing sources and/or potential co-development partners. Such efforts, however, did not result in opportunities that were sufficiently mature. As a result, in July 2020, Anchiano decided to undertake certain cost-saving measures, including a workforce reduction and temporary reduction of its internal and external research and development activities with respect to the pan-RAS-inhibitor program, in order to conserve cash and preserve optionality while alternatives were being identified and assessed. These include plans to temporarily reduce its internal and external research and development work on Anchiano’s pan-RAS-inhibitor program until there is greater clarity regarding Anchiano’s ability to fund the program. The workforce reduction included three employees, which represented approximately 60% of its workforce as of June 30, 2020. Anchiano incurred severance related charges of $0.3 million in the third quarter as well as $0.9 million in other costs due to events associated with or resulting from our research and development workforce reduction and refocus with respect to external development activities. Anchiano continues to undertake actions for the promotion of the program and its assets and towards strengthening the protection of all related intellectual property.

History of Strategic Alternatives Discussions and Significant Corporate Events for Anchiano
The Board and senior management of Anchiano regularly review Anchiano’s operations, financial performance and industry conditions as they may affect Anchiano’s strategic goals and plans, both near and long term, and consider and evaluate options for enhancing shareholder value as an independent company (including reviewing options for raising funds) and alternatives for business combination transactions to enhance shareholder value.
The following chronology sets forth a summary of the material events leading up to the execution of the Merger Agreement.
In February 2019, Anchiano successfully completed its initial public offering, raising gross proceeds of $30.5 million with the intention of using the proceeds to further the development of its pipeline projects, general research and development, and for general corporate purposes. At the time, Anchiano was focused on Codex, the Company’s pivotal Phase 2 study of inodiftagene vixteplasmid, a first-in-class gene therapy for patients with non-muscle-invasive bladder cancer.
In June 2019, Anchiano retained Ladenburg Thalmann & Co. Inc. to assist Anchiano as a financial advisor in connection with a possible business combination of Anchiano with an unaffiliated third party introduced to Anchiano by Ladenburg. This agreement did not result in any substantial discussions with potential strategic partners.
In September 2019, Anchiano Therapeutics, Inc., Anchiano’s United States subsidiary, entered into an exclusive worldwide collaboration and option to license agreement with ADT Pharmaceuticals, LLC, or ADT, to develop novel small-molecule inhibitors of RAS and PDE10/β-catenin. Anchiano announced that the initial focus would be on accelerating the efforts to move the pan-RAS inhibitors toward the clinic.
In November 2019, Anchiano announced the discontinuation of its Phase 2 Codex study evaluating the gene therapy inodiftagene vixteplasmid in patients with BCG-unresponsive non-muscle-invasive bladder cancer. After a thorough analysis of the data, Anchiano determined that there was a low probability of surpassing the pre-defined futility threshold at the planned interim analysis, which required 10 complete responses in 35 patients. The data also indicated a low probability of achieving an efficacy profile that in the Company’s estimation would be necessary to support regulatory approval. The Company decided to devote its full resources to its small-molecule pan-RAS inhibitor and PDE10/β-catenin inhibitor programs. The decision to terminate Codex was made with strategic considerations in mind, to facilitate efficiently redirecting resources and future investment into Anchiano’s pan-RAS inhibitor program.
In January 2020, the Board of Directors of the Company approved management’s recommendation to close the Company’s office and laboratories located in Israel. On February 26, 2020 Anchiano’s board of directors determined to advance the preclinical development of the Company’s pan-RAS inhibitor program while seeking to identify financing and strategic opportunities for the Company. The Company announced that the opportunities may include, but are not limited to, a licensing or collaboration agreement involving the pan-RAS inhibitor or the Company’s other in-licensed compound, a potential monetization transaction that may involve the sale of the company’s rights in the in-licensed compounds, or a merger or other strategic transaction. In February 2020 Anchiano engaged LifeSci Advisors, LLC, or Lifesci, to advise Anchiano with respect to securing strategic transactions with strategic partners to be identified by LifeSci for the research, development or commercialization of Anchiano’s assets relating to its pan-RAS inhibitor program.
On June 8, 2020, Anchiano engaged Oppenheimer to act as the Company’s exclusive financial advisor in connection with the evaluation of the Company’s strategic alternatives and the execution of one or a series of related transactions following such evaluation. Anchiano’s management and representatives of Oppenheimer evaluated the possibility of Anchiano raising significant funds for research and development work on its pan-RAS inhibitor program or entering into a strategic partnership relating to the program with a co-development partner. Such efforts, however, did not result in opportunities that were sufficiently mature, and representatives of Oppenheimer discussed with management of Anchiano the likelihood that appropriate opportunities may not be available. At the direction of Anchiano’s Board of Directors, representatives of Oppenheimer then sent formal process letters to a broad selection of private and public companies in the life sciences industry, as described further below. These companies consisted of private companies interested in becoming publicly traded companies on the Nasdaq, private companies not in the process of going public, private companies that had failed in earlier attempts at an IPO, select over the counter traded companies desiring to list on Nasdaq, publicly traded companies outside of the United States seeking a Nasdaq listing and public companies in the United States that presented a strategic complement to Anchiano or were seeking a merger transaction as a de facto financing event.
At the beginning of July 2020, as a result of engaging Oppenheimer to act as the Company’s exclusive financial advisor, the Company terminated the engagement with LifeSci.
In light of business circumstances, and in order to conserve cash and preserve optionality while alternatives were being identified and assessed, Anchiano made a decision during July 2020 to undertake reductions in headcount and other cost-saving measures. These included plans to temporarily reduce its internal and external research and development work on the Company’s pan-RAS inhibitor program until there was greater clarity regarding Anchiano’s ability to fund the program.
Representatives of Oppenheimer assisted the Board of Directors of Anchiano in identifying and prioritizing potential merger partners. In doing so, the following criteria, among others, were considered: life sciences companies, clear development milestones or other value inflection points within six to 18 months, therapeutic areas expected to be of interest to investors based on unmet clinical need for new therapies and likely commercial potential given the competitive landscape, strong management background and experience, current investor backing and certainty of sufficient cash on-hand post-transaction to execute their business plan, a clean capital structure, and audited financial statements or ability to produce audited financial statements for the last two fiscal years.
At the beginning of July 2020, at the direction of Anchiano’s Board of Directors, representatives of Oppenheimer contacted 102 companies focused on the life sciences sector, seeking their interest in a potential merger with a public company. The outreach by representatives of Oppenheimer consisted of direct meetings, calls and emails with senior management teams and their advisors.
Based on the target companies’ responses to the outreach by representatives of Oppenheimer, at the direction of Anchiano’s Board of Directors, 37 companies, including Chemomab, received a process letter from representatives of Oppenheimer. The process letter outlined a brief overview of Anchiano as well as Anchiano’s criteria for selecting a potential merger candidate.
On July 6, 2020, the Board and representatives of Oppenheimer met via videoconference and discussed the status of their discussions with potential merger partners. The Board authorized Cooley, US legal advisors to the Company, to negotiate and sign confidential disclosure agreements on behalf of Anchiano with potential strategic transaction partners.
On July 16, 2020, Cooley presented to the Board on the reverse merger process and considerations. A representative of Oppenheimer discussed with the Board the preliminary indications of interest that had been received and the status of the discussions the representatives of Oppenheimer engaged in with other parties that had expressed interest.
Anchiano established a deadline of July 17, 2020 to receive formal proposals of interest. Representatives of Oppenheimer received proposals from 16 candidates, which did not include Chemomab. Throughout the process, Anchiano received various indications of interest from other companies that representatives of Oppenheimer had contacted, but Anchiano decided to focus on companies that offered an expeditious path to a transaction with greater deal certainty, which would result in a well-funded and well-positioned combined company.
On July 29, 2020, a representative of Oppenheimer discussed the status of the process with the Board. The Board determined that of the 16 indications of interest, the list be narrowed to 5 bidders for the final process — Company A, Company B, Company C, Company D and Company E. Each of the bids by the five companies selected to be the finalists reflected a premium over Anchiano’s market capitalization. One of the directors of Anchiano had a conflict of interest with respect to Company D, and therefore was recused from discussions at the meeting relating to any of the potential candidates. Goldfarb, Israeli legal counsel to the Company, presented on the fiduciary duties of directors in a merger context, and Cooley presented on disclosure and other issues under United States securities laws relating to a possible merger.

Mr. Stan Polovets and Mr. Neil Cohen, directors of the Company, together with representatives of Oppenheimer, proceeded to meet with senior management teams from each of the five finalists, and the teams from these five finalists then presented to the entire Board.
Company A engaged in calls with management and representatives of Oppenheimer on July 30, 2020 and August 6, 2020.
Company B made a presentation to the Board on August 3, 2020.
Company C made presentations to the Board on July 31, 2020 and again on August 5, 2020.
Company D presented to the Board on July 30, 2020.
Company E presented to the Board on July 30, 2020 and again on August 3, 2020.
Each of the presentations related to the respective bidders’ business, capitalization tables, financing and science, and all of the directors and counsel present asked questions during these presentations. Following each of these presentations, the members of the Board and representatives of Oppenheimer, Cooley and Goldfarb reviewed the issues raised during the respective presentations.
On August 7, 2020, representatives of Oppenheimer discussed the various stages of the strategic process with the Board. Mr. Stan Polovets, Mr. Neil Cohen and representatives of Oppenheimer had reviewed the offers, and in light of the consensus during preliminary discussions, at the Board’s direction, representatives of Oppenheimer notified Company D that its preliminary proposal was no longer in contention. Accordingly, the director who had a conflict of interest with respect to Company D was able to participate in subsequent Board discussions regarding the candidates. The Board discussed the key features of each proposal, and the merits of each of the companies with a representative of Oppenheimer. During the discussion, the members of the Board expressed their views on the advantages and disadvantages of the various preliminary proposals and ranked the four remaining proposals. The directors agreed that Company C was the most favorable candidate because, among other things, Company C was the most likely to have the stock perform well and was committed to quickly closing a transaction. The Board then unanimously approved engaging in negotiations with Company C, while requesting that Company C submit a revised term sheet based on certain parameters. The Board also authorized Oppenheimer to inform Company A, Company B and Company E that they were selected as runners up and requested that representatives of Oppenheimer maintain dialogue with these companies. During the same meeting, Cooley outlined a potential exclusivity period with Company C and provided an overview of the structure of a merger and approvals required for a potential merger.
On August 13, 2020, Anchiano’s Chairman of the Board met with the Vice Chairman of the Board of Company C, and they agreed to arrange a videoconference with counsel for both companies to finalize certain details relating to the structure of the proposed transaction. The videoconference was held that same day. During the videoconference, counsel for Company C raised a concern relating to adverse tax consequences that might result to Company C’s shareholders, resulting from the specific domicile of those shareholders. The Vice Chairman of Company C advised that unless Company C’s counsel could resolve this issue, it appeared that Company C would not be able to proceed with the transaction. Anchiano’s Chairman of the Board updated the other Board members regarding this development and his view that Company C would likely not continue to negotiate with Anchiano, and he indicated that Oppenheimer would therefore pursue more detailed discussions with Company A.
On August 17, 2020, the Board convened and discussed the status of the strategic discussions. The Board discussed how best to ensure deal certainty with Company A and how to respond to Company C, while requesting that representatives of Oppenheimer contact Company F regarding engagement in a potential process. The Board noted that Company E’s timeline seemed too slow for Anchiano’s needs and opted not to renew contact with Company E.
On August 27, 2020, representatives of Oppenheimer updated the Board with the chronology of the discussions with the CEO of Company A. They advised that the CEO of Company A had stated that he intended to reopen valuation negotiations and provide a revised term sheet with a lower offer by August 26, but he did not do so. The Board also discussed the obstacles to completing a transaction with Company

C. Mr. Polovets reported that he had spoken with Company B, but that Company B was proceeding with another merger partner. Representatives of Oppenheimer discussed with the Board which potential partners were still interested and noted five companies, including Company F, Company G and Company H, along with two other candidates.
On September 3, 2020, the Board convened again and representatives of Oppenheimer, at the Board’s direction, were in contact with new companies as potential merger partners, including Company F and Company I. Additionally, representatives of Oppenheimer discussed with the Board the recent contacts with Company A and Company D.
On September 11, 2020, representatives of Oppenheimer advised the Board that Company I had raised redomicile issues, Company F was pressing for an answer and that Company D’s investment bankers had cancelled a scheduled call. The Board requested that representatives of Oppenheimer and Mr. Cohen discuss additional potential merger partners.
On September 24, 2020, the Board convened via videoconference, and Mr. Cohen and representatives of Oppenheimer provided a further update on the strategic discussions. They noted that Anchiano was in active discussions with three potential merger partners: Company F, Company G and Company I, and discussed each of the companies’ advantages and disadvantages as a merger partner. Representatives of Oppenheimer also noted that Company J, which had provided a proposal in July, had expressed renewed interest, and the Board directed representatives of Oppenheimer to resume talks with Company J. Mr. Cohen noted that certain aspects of Company G’s offer were not acceptable and that Company G would be an attractive partner only if it would remove these components. Mr. Cohen expressed his belief that Company I was the most attractive of the current partners, but that Company I had not yet committed to a transaction with Anchiano.
On September 23, 2020, representatives of Oppenheimer had a call with Dr. Nissim Darvish, a director of Chemomab and Venture Partner at OrbiMed Israel Partners Limited, which is Chemomab’s largest shareholder. On September 25, 2020 Mr. Cohen and Dr. Darvish exchanged information about the two companies, and later that day Dr. Darvish introduced Mr. Cohen by email to Dr. Adi Mor, a co-founder of Chemomab and its Chief Executive Officer and Chief Scientific Officer. In parallel, a representative of Oppenheimer sent Mr. Cohen a non-confidential presentation describing Chemomab and its business.
On September 27, 2020, Dr. Mor provided a detailed presentation on Chemomab to Mr. Cohen, and Mr. Cohen provided a detailed presentation on Anchiano to Dr. Mor. Each expressed interest in a possible transaction. Mr. Cohen advised Dr. Mor that Anchiano was already in process with other companies, but Chemomab’s strong sponsorship and the fact that it is an Israeli company, which would avoid some of the taxation issues that affected other companies, were attractive. Dr. Mor indicated that she would speak to the Chemomab board of directors and revert during the course of the week.
On September 30, 2020, Dr. Mor advised that Chemomab was interested in advancing the discussions. A call was held the next day with Mr. Cohen, Dr. Mor, Dr. Darvish and a representative of Oppenheimer, in which the Chemomab representatives articulated an oral offer based on an allocation that would give Chemomab securityholders 90% of the combined company and Anchiano shareholders 10% of the combined company, and again expressed interest in moving forward. Mr. Cohen updated the Anchiano board of directors later that day, and detailed what he perceived to be Chemomab’s advantages as a merger partner:
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It is a high-quality company, with unique science;

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It has backing from OrbiMed (the company’s Chairman is an Executive Partner at OrbiMed, and in addition, an OrbiMed Israel Senior Managing Director was on the board);

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It has completed Phase I studies with good data including some efficacy data;

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It has three interesting programs in an attractive mix of areas;

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There are highly-valued comparable public companies;

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It has approximately $10 million in the bank and is looking to raise at least $30 million, of which existing Chemomab shareholders can be expected to invest a significant amount; and

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Chemomab is an Israeli company, which avoids some of the issues encountered with other potential merger partners.

Anchiano and Chemomab signed a confidential disclosure agreement on October 2, 2020, and various representatives of each party’s management, financial, legal and scientific teams were given access to the other party’s data room in the following days.
Anchiano’s Board of Directors convened via videoconference on October 5, 2020, and Mr. Cohen and representatives of Oppenheimer discussed with the Board the status of discussions with Company F, Company G and Company I, and advised that Company J indicated that its process was restarting. The Board determined that a transaction seemed possible with either Company F or Company I. The Board discussed the need to find a merger partner within an agreed-upon timeline as well as the potential next steps related to the transaction. At this same Board meeting, Chemomab’s CEO, Dr. Adi Mor, presented to the Board, and she noted that Chemomab intended to move quickly.
Following several conversations among Mr. Cohen, Dr. Darvish and Dr. Mor that commenced after the October 5, 2020 presentation by Dr. Mor to the Anchiano board of directors, on October 13, 2020, Chemomab provided a draft summary term sheet. The parties negotiated this draft over the following week, and discussions were held between the parties’ respective legal teams.
On October 19, 2020, the Board met via videoconference and members of Company F’s management team presented to the Board. After Company F’s representatives left the meeting, the directors discussed their impressions of Company F, its prospects, the projections that had been presented and issues relating to financing. Mr. Cohen then provided an update on the progress with Chemomab, with whom a potential timeline would anticipate execution of a definitive agreement in mid-November, as well as progress with Company F, whose term sheet was received but whose offer presented certain issues. Mr. Cohen noted that negotiations were being conducted in as accelerated a fashion as possible.
On October 20, 2020, the Board of Directors of Anchiano appointed Neil Cohen as interim Chief Executive Officer of the Company.
On October 22, 2020, Dr. Mor sent Mr. Cohen a draft of a non-binding letter proposal. Anchiano provided detailed, written comments to the draft on October 24, 2020, and several days of negotiations ensued.
On October 26, 2020, the Board convened and Mr. Cohen provided an update on a letter of intent received from Company F and his efforts to improve the terms of their offer. He also explained certain reservations about Company F’s proposal. Mr. Cohen then updated the Board regarding his discussions with Chemomab and receipt of the letter of intent, and he summarized the key terms of the Chemomab proposal, the open issues in the negotiations, and the proposed timeline he had discussed with Chemomab. The Board considered the proposed terms, whether the timing is realistic and how the timetable relates to Anchiano’s cash situation. Following discussion, the Board’s consensus was in favor of the proposed Merger with Chemomab, subject to the Board members’ review and approval of the final letter of intent when available. Mr. Cohen provided the draft to the Anchiano board of directors, and the Board members provided comments on October 26 and 27, 2020. On October 28, 2020, the Board, acting by unanimous written consent, resolved to enter into a non-binding letter of intent with Chemomab.
Both Chemomab and Anchiano executed the non-binding letter proposal on October 29, 2020. On October 30, 2020, Anchiano provided an initial draft of the Merger Agreement to Chemomab. Anchiano and Chemomab, along with their legal advisors, had a meeting via videoconference on November 8, 2020 to discuss the issues that arose from the draft. Chemomab’s legal advisors provided comments to the draft Merger Agreement on November 10, 2020, and on November 14, 2020, Anchiano’s legal advisors provided a revised draft of the Merger Agreement and certain ancillary documents. These agreements were negotiated by the parties, along with their respective legal advisors, and several drafts of each were exchanged. The parties and their legal teams also drafted and negotiated ancillary agreements with the principal shareholders of the two companies.
Among the ancillary agreements that Anchiano negotiated was a Crossover Round Waiver. In connection with a Securities Purchase Agreement dated as of March 28, 2018, the investors under such agreement, or the Crossover Round investors, received price protection rights with respect to the ordinary shares and warrants issued thereunder. These price protection rights are triggered by various transactions, including a merger such as the proposed Merger with Chemomab. Immediately prior to the execution of the Merger Agreement, the Crossover Round Investors held approximately 40.7% of the outstanding Anchiano ADSs. Under the specific circumstances, these price protection provisions, as implemented with respect to the Anchiano shares and warrants issued under the Crossover Round Agreement, would have resulted in the Crossover Round Investors holding virtually all of the portion of the combined company to be held by Anchiano shareholders after the Merger. Anchiano was able to negotiate a significant reduction in the scope of the price protection afforded to the Crossover Round Investors with respect to the proposed Merger, resulting in all shareholders of Anchiano other than the Crossover Round Investors receiving considerably more consideration in the Merger than would have been the case were the price protection provisions implemented as agreed. The Crossover Round Investors entered into a Cashless Exercise Notice, Amendment, Waiver, Release and Termination, or the Crossover Round Waiver, with Anchiano. Under the Crossover Round Waiver, the Crossover Round Investors agreed to: provide for automatic cashless exercise of all of their Anchiano warrants upon the closing of the Merger; reduce the number of Anchiano shares to which they are entitled in connection with the Merger pursuant to the price protection provisions, so that, in the aggregate, they will hold approximately 55.3% of the portion of the combined company to be held by Anchiano shareholders following the Merger (and before the Financing); waive their rights to the balance of the price protection and thereafter terminate the price protection rights set forth therein in their entirety; and upon the closing of the Merger, release Anchiano and Chemomab and their respective affiliates and successors from any and all claims arising under the Crossover Round Agreement and the warrants issued thereunder, including without limitation any price protection rights set forth therein.
In parallel to the negotiation of the Merger Agreement, each of the parties conducted financial, legal and scientific due diligence. During the latter stages of the negotiation of the non-binding letter proposal, Mr. Cohen had begun to engage with third party consultants regarding due diligence investigations of Chemomab’s science, pre-clinical programs and clinical programs. On November 5, 2020 Anchiano engaged Alacrita, a life sciences consulting firm, to perform due diligence on Chemomab. Moreover, throughout November 2020, each of Anchiano’s and Chemomab’s management and other employees, as well as advisors, conducted due diligence on the other party through access to confidential data rooms, phone calls, review of legal, financial and other diligence materials, diligence inquiries and follow-ups and assessments of the competitive landscape.
Anchiano and Chemomab conducted final negotiations on the remaining issues in early December, including with shareholders of Anchiano and Chemomab in connection with the Support Agreements, Lock-Up Agreements and other ancillaries to which shareholders are a party, and the various agreements were substantially finalized on December 10, 2020.
On December 14, 2020, Anchiano’s Board of Directors held a meeting in which the Company’s legal counsel and representatives of Oppenheimer were present. At the meeting, Anchiano’s counsel presented a detailed summary of the key provisions of the transaction documents and reviewed the fiduciary duties of directors in connection with the proposed transaction. At this meeting representatives of Oppenheimer discussed their financial analysis of the proposed Exchange Ratio, and then delivered to Anchiano’s board its opinion, to the effect that and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in its opinion, as of that date, the proposed Exchange Ratio in the Merger was fair, from a financial point of view, to Anchiano. Anchiano’s Board engaged in discussions related to Chemomab, its business and the terms of the proposed Merger. After discussion, the Board unanimously determined that it was advisable and fair to, and in the best interests of Anchiano and Anchiano’s shareholders, for Anchiano to enter into the Merger Agreement, and, accordingly, the Board approved the Merger Agreement and the transactions contemplated thereby.
Historical Background for Chemomab
Chemomab is a clinical-stage biotech company discovering and developing innovative therapeutics for conditions with high unmet medical need that involve inflammation and fibrosis. CM-101, the company’s lead clinical candidate, is a first-in-class humanized monoclonal antibody which hinders the fundamental function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. Chemomab has shown that CM-101 interferes with the underlying biology of fibrosis using a novel and differentiated mechanism of action and is actively advancing CM-101 into staggered Phase 2 clinical studies to treat patients with liver, skin, and lung fibrosis. Chemomab has completed two Phase 1a studies at varying doses using different administration methods, as well as a Phase 1b safety, tolerability and proof-of-mechanism study of CM-101 in non-alcoholic fatty liver disease, or NAFLD, patients. A Phase 2a study in primary sclerosing cholangitis, or PSC, a rare obstructive and cholestatic liver disease, is currently ongoing in the United Kingdom and Israel and we are planning a Phase 2 study in systemic sclerosis, or SSc, a rare autoimmune rheumatic disease characterized by accumulation of collagen (fibrosis), will follow this year. Although the primary focus of Chemomab is in these two orphan indications, we are planning an additional Phase 2a study expanding the mechanistic understanding of CM-101 is also planned early this year in non-alcoholic steatohepatitis, or NASH, patients.
On September 17, 2020, Chemomab’s Board meeting, convened via videoconference, discussed Chemomab’s financial position and the available routes to enable the full execution of the CM-101 clinical programs, as well as Chemomab’s next generation program. Following a comprehensive discussion and after weighing several options, including a private financing round and reverse merger options, it was decided that Chemomab’s management would explore different opportunities for a reverse merger transaction to enable Chemomab’s positioning as a public traded company, while also facilitating Chemomab’s ability to raise funds.
History of Strategic Alternatives Discussions and Significant Corporate Events for Chemomab
During September and October 2020, Chemomab’s management assessed several reverse merger opportunities, including special purpose acquisition company opportunities.
On September 25, 2020, Dr. Darvish, a board member of Chemomab, introduced Dr. Mor, Chemomab’s CEO, to Mr. Neil Cohen, a board member of Anchiano.
On September 27, 2020, Dr. Mor provided a detailed presentation on Chemomab to Mr. Cohen, and Mr. Cohen provided a detailed presentation on Anchiano to Dr. Mor. Each expressed interest in a possible transaction. Dr. Mor indicated that she would speak to the Chemomab board of directors, or Chemomab Board, and revert during the course of the week.
Dr. Mor contacted the Chemomab Board members and received their recommendation to further explore the opportunity with Anchiano based on a 90%:10% ownership split offer.
Based on interaction among the members of the Chemomab Board, on October 1, 2020, a call was held among Mr. Cohen, Dr. Mor, Dr. Darvish and a representative of Oppenheimer, in which Chemomab articulated an oral offer based on an allocation that would provide Chemomab securityholders with 90% of the combined company and Anchiano shareholders with 10% of the combined company, on a fully diluted basis.
Anchiano and Chemomab signed a confidential disclosure agreement on October 2, 2020, and various representatives of each party’s management, financial, legal and scientific teams were given access to the other party’s data room in the following days.
On October 5, 2020, during Anchiano’s Board meeting, Chemomab’s CEO, Dr. Adi Mor, presented Chemomab’s business and products to the Anchiano board of directors.
Following several conversations among Mr. Cohen, Dr. Darvish and Dr. Mor following the October 5, 2020 presentation by Dr. Mor, and following further interaction among the Chemomab Board members, on October 13, 2020, Chemomab submitted a bid letter to Anchiano. The parties negotiated the letter over the following week, and discussions were held between the parties’ respective legal teams.
On October 22, 2020, Dr. Mor sent Mr. Cohen a draft of a non-binding letter of intent. Anchiano provided detailed, written comments to the draft on October 24, 2020, and several days of negotiations ensued.
On October 29, 2020, the Chemomab Board convened, and Dr. Mor provided an overview of the letter of intent as sent to Anchiano and as negotiated with Anchiano. The Chemomab Board considered the proposed terms, and a consensus emerged among the Board members in favor of the proposed non-binding letter of intent with Anchiano. Consequently, the Board resolved to approve the letter of intent.
Both Chemomab and Anchiano executed the non-binding letter of intent on October 29, 2020. On October 30, 2020, Anchiano provided an initial draft of the Merger Agreement to Chemomab.
In parallel to the negotiation of the merger agreement, each of the parties conducted financial, legal and scientific due diligence. Moreover, throughout November 2020, each of Anchiano’s and Chemomab’s management and other employees, as well as external advisors, conducted due diligence on the other party through access to confidential data rooms, phone calls, review of legal, financial and other diligence materials, diligence inquiries and follow-ups and assessments of the competitive landscape.
On December 3, 2020, Chemomab’s Board held a meeting in which the Company’s legal counsel was present. At the meeting, Chemomab’s CEO and legal counsel presented a detailed summary of the key provisions of the transaction documents and reviewed the fiduciary duties of directors in connection with the transaction. After a comprehensive discussion, the Board unanimously resolved that pending the finalization of several remaining open issues, it authorized and empowered Dr. Mor, as Chemomab’s chief executive officer, to execute and deliver all agreements.
Anchiano and Chemomab conducted final negotiations on remaining outstanding issues in early December 2020, including with shareholders of Anchiano and Chemomab in connection with the Support Agreements, Lock-Up Agreements and other ancillary agreements to which shareholders are a party, and the various agreements were substantially finalized on December 10, 2020.
On December 10, 2020, Dr. Mor updated the Chemomab Board regarding the resolution of the open issues and informed the Board that, based on the Board’s prior approval, she would be signing the Merger Agreement on behalf of Chemomab. The Chemomab Board then unanimously approved Chemomab entering into the Merger Agreement. The Merger Agreement was subsequently executed on December 14, 2020.
Reasons for the Merger
Anchiano Reasons for the Merger
The Anchiano board of directors considered the following factors, among others, in reaching its conclusion to approve and adopt the Merger Agreement, the Merger, the issuance of Anchiano ordinary shares in the Merger and the other transactions contemplated thereby and to recommend that the Anchiano shareholders approve the Merger Agreement, the Merger, the issuance of Anchiano ordinary shares in the Merger and the other transactions contemplated by the Merger Agreement:
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The Anchiano board of directors and representatives of its financial advisors have undertaken a comprehensive and thorough process of reviewing and analyzing potential Merger transaction candidates to identify the opportunity that would, in the Anchiano board of directors’ opinion, create the most value for Anchiano’s shareholders.

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The Anchiano board of directors believes that, as a result of arm’s length negotiations with Chemomab, Anchiano and its representatives negotiated the most favorable exchange ratio for Anchiano that Chemomab was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Anchiano in the aggregate to which Chemomab was willing to agree.

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The Anchiano board of directors believes, after a thorough review of strategic alternatives and discussions with Anchiano’s senior management, representatives of its financial advisor and legal counsel, that the Merger is more favorable to the shareholders of Anchiano than the potential value that might have resulted from other strategic options that may have been available to Anchiano, including remaining a standalone public company.

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The Anchiano board of directors believes, based in part on scientific diligence and analysis of Chemomab’s product pipeline, the potential market opportunity for its products and the expertise of its scientific team, which was conducted over several weeks by Anchiano’s management and reviewed with the Anchiano board of directors, that Chemomab’s product candidates represent a sizeable potential market opportunity, and may thereby create value for the shareholders of the combined company and an opportunity for Anchiano’s shareholders to participate in the potential growth of the combined company.
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The Anchiano board of directors also reviewed, with the management of Anchiano and the management of Chemomab, the current plans of Chemomab for developing its product candidate, CM-101, to confirm the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on the continued development and potential commercialization of those development candidates. The Anchiano board of directors also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of the Anchiano public company structure with the Chemomab business to raise additional funds in the future, if necessary.

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The Anchiano board of directors’ consideration of the fact that its share price had not responded favorably to positive announcements.

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The Anchiano board of directors considered Anchiano’s inability to successfully enter into partnering or collaboration arrangements despite directed efforts.

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The Anchiano board of directors concluded that the Merger would provide the existing Anchiano shareholders a significant opportunity to participate in the potential growth of the combined company following the Merger given the potential ability of Chemomab to monetize its pipeline more quickly and seek patent protection more easily than Anchiano.

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The Anchiano board of directors also considered that the combined company will be led by an experienced senior management team, including Chemomab’s Chief Executive Officer and Chief Scientific Officer and Chemomab’s Chief Medical Officer, both of whom will remain in their respective current positions.

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The Anchiano board of directors considered the financial analysis prepared by Oppenheimer and the opinion delivered to the Anchiano board of directors (in its capacity as such) by Oppenheimer on December 14, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer in preparing the opinion, as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger pursuant to the Merger Agreement to Anchiano, as more fully described below in the section entitled “—Opinion of Oppenheimer & Co.”

The Anchiano board of directors also reviewed the recent financial condition, results of operations and financial condition of Anchiano, including:
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the risks associated with continuing to operate Anchiano on a stand-alone basis, including liquidity needs and cash-burn;

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the consequences of current market conditions, Anchiano’s current liquidity position, the depressed stock price of Anchiano and its deemed peer group, continuing net operating losses, and the likelihood that the resulting circumstances for Anchiano, on a stand-alone basis, would not change for the benefit of the Anchiano shareholders in the foreseeable future;

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Anchiano’s management’s belief that it would be difficult to obtain sufficient equity or debt financing on acceptable terms, if at all;

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the results of substantial efforts made over a significant period of time by Anchiano’s senior management and representatives of its financial advisor to solicit strategic alternatives for Anchiano to the Merger, including the discussions that Anchiano management and the Anchiano board of directors had since 2019 with other potential transaction candidates;

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the projected liquidation value of Anchiano and the risks, costs and timing associated with liquidating compared to the value Anchiano shareholders will receive in the Merger; and

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Anchiano’s potential inability to maintain its listing on The Nasdaq Capital Market without completing the Merger.

The Anchiano board of directors also reviewed the terms of the Merger and associated transactions, including:
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the Exchange Ratio, which establishes the number of Anchiano ordinary shares to be issued to Chemomab securityholders in the Merger, is fixed based on the relative valuations of the companies, and thus the relative percentage ownership of Anchiano shareholders and Chemomab securityholders immediately following the completion of the Merger is similarly fixed;

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the limited number and nature of the conditions to Chemomab’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

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the respective rights of, and limitations on, Anchiano and Chemomab under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Anchiano or Chemomab receive a superior offer;

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the support agreements, pursuant to which officers, directors and certain shareholders of Chemomab agreed, solely in their capacity as shareholders, to vote shares of their Chemomab capital stock covering approximately 83% of the outstanding shares of Chemomab in favor of adoption of the Merger Agreement;

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the fact that Chemomab would solicit the approval of its shareholders to adopt the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement within fifteen (15) business days of execution of the Merger Agreement; and

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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:
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the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

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the possible volatility, at least in the short term, of the trading price of the Anchiano ADSs resulting from the Merger announcement;

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the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Anchiano;

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the risk to Anchiano’s business, operations and financial results in the event that the Merger is not consummated, including the diminution of Anchiano’s cash and its likely inability to raise additional capital through the public or private sale of equity securities;

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the strategic direction of the continuing company following the completion of the Merger, which will be determined by a board of directors, a majority of which will be initially comprised of members designated by Chemomab;

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the fact that additional capital will be needed immediately following the consummation of the Merger to fund the continuing company; and

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various other risks associated with the combined company and the Merger, including those described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing information and factors considered by the Anchiano board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Anchiano’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Anchiano board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Anchiano’s board may have given different weight to different factors. Anchiano’s board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Anchiano management team and the representatives of each of the legal and financial advisors of Anchiano, and considered the factors overall to be favorable to, and to support, its determination.
Chemomab Reasons for the Merger
In approving and authorizing Chemomab’s entry into the Merger Agreement and consummation of the Merger, Chemomab’s board of directors considered a number of factors and alternatives. In reaching its decision, Chemomab’s board of directors consulted with Chemomab ‘s management with respect to strategic and operational matters and with Chemomab’s legal counsel with respect to the Merger Agreement and the transactions contemplated thereby.
Among the factors considered by the Chemomab board of directors in its decision to approve the Merger Agreement were the following potential benefits of the Merger:
•
the combined company’s public position, in particular as it relates to the current plans of Chemomab for developing CM-101, and the likelihood that Chemomab post-merger would possess sufficient financial resources to allow the management team to execute the continued development of CM-101;

•
the range of options available to the combined company to access the public equity markets to fund future capital needs or to complete business development transactions, which would likely be greater than the options available to Chemomab alone as a privately held company;

•
the expected reaction and support of the transaction from the market, investment banks, Chemomab shareholders and Anchiano shareholders;

•
the terms of the Merger Agreement are reasonable, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations; and

•
the fact that the Merger will result in Chemomab becoming a publicly traded company, which would provide Chemomab shareholders with the opportunity to obtain liquidity for their shares.

The members of the Chemomab board of directors also identified and considered the following material uncertainties and risks:
•
the risk that the potential benefits of the Merger might not be realized;

•
the risk of diverting Chemomab management’s attention from other strategic priorities to be implemented post-closing due to administrative matters related to managing any unexpected Anchiano liabilities that may arise;

•
the risk that the Merger may not be consummated, and that a more limited range of alternative strategic transactions would be available to Chemomab in that event; and

•
the substantial expenses to be incurred in connection with the Merger and the related administrative challenges associated with combining the companies.

The Chemomab board of directors weighed the benefits and opportunities that arise from the potential transaction against the negative factors described above, and concluded that the potential benefits significantly outweighed the potential risks of completing the merger.
After taking into account these and other factors, the Chemomab board of directors approved entry into the Merger Agreement and authorized the consummation of the transactions contemplated thereby, including the Merger.

Unaudited Financial Projections Regarding Chemomab
As a matter of course, Anchiano and Chemomab do not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with the Anchiano Board’s evaluation of the Merger, preliminary internal financial projections for Chemomab were prepared by the management of Chemomab and provided to the management of Anchiano solely for use by Oppenheimer in connection with the rendering of its opinion and performing its related financial analyses, as described below under “The Merger — Opinion of Oppenheimer & Co.” A summary of the Chemomab financial projections is set forth below.
The inclusion of the Chemomab financial projections should not be deemed an admission or representation by Anchiano, Oppenheimer, Chemomab or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such financial projections. The Chemomab financial projections are not included to influence your views on the Merger and are summarized in this proxy statement/prospectus/information statement solely to provide stockholders access to certain non-public information considered by the Anchiano Board in connection with its evaluation of the Merger and provided to Anchiano’s financial advisor, Oppenheimer, to assist with its financial analyses as described in the section titled “The Merger — Opinion of Oppenheimer & Co.” The information from the Chemomab financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Anchiano and Chemomab in this proxy statement/prospectus/information statement.
The Chemomab financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP. Neither the independent registered public accounting firm of Anchiano nor Chemomab nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of Anchiano nor Chemomab nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus/information statement. Chemomab financial projections include adjusted net free cash flow, which is a non-U.S. GAAP financial measure.
The financial projections prepared by Chemomab and supplied to Anchiano were prepared solely for use by Oppenheimer to assist with its financial analyses as described in the section titled “The Merger — Opinion of Oppenheimer & Co.” As a result, the Chemomab financial projections are susceptible to multiple interpretations. Although Chemomab believes its assumptions to be reasonable, all financial projections are inherently uncertain, and Anchiano and Chemomab expect that differences will exist between actual and projected results. Although presented with numerical specificity, the Chemomab financial projections reflect numerous variables, estimates, and assumptions made by Chemomab’s management at the time such projections were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Anchiano’s and Chemomab’s control. In addition, the Chemomab financial projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Chemomab financial projections will prove accurate or that any of the Chemomab financial projections will be realized.
The Chemomab financial projections assume, among other things, (i) a 23% corporate tax rate, (ii) a 13% probability of success of CM-101 for the treatment of PSC; and (iii) a 20% probably of success of CM-101 for the treatment of SSc.
The Chemomab financial projections are subject to many risks and uncertainties and you are urged to review the section titled “Risk Factors” beginning on page 29 of this proxy statement/prospectus/information statement for a description of risk factors relating to the Merger and Chemomab’s business. You should also read the section titled “Forward-Looking Statements” beginning on page 82 of this proxy statement/prospectus/information statement for additional information regarding the risks inherent in forward-looking information such as the Chemomab financial projections.

The inclusion of the Chemomab financial projections herein should not be regarded as an indication that Anchiano, Oppenheimer, Chemomab, or any of their respective affiliates or representatives considered or consider the Chemomab financial projections to be necessarily indicative of actual future events, and the Chemomab financial projections should not be relied upon as such. The Chemomab financial projections do not take into account any circumstances or events occurring after the date they were prepared. Anchiano and the combined company do not intend to, and disclaim any obligation to, update, correct, or otherwise revise the Chemomab financial projections to reflect circumstances existing or arising after the date the Chemomab financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Chemomab financial projections are shown to be in error. Furthermore, the Chemomab financial projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context.
In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Chemomab financial projections.
The following table, which is subject to the financial projection statements above, presents a selected summary of the Chemomab risk adjusted financial projections that were made available to Oppenheimer and summarized for the Anchiano Board.
Years	2021	2022	2023	2024	2025	2026	2027	2028
Revenue	—	—	—	—	$50.6	$70.6	$51.7	$106.6
EBIT	$(18.2)	$(11.2)	$(16.3)	$(15.5)	$44.7	$63.9	$43.6	$95.9
Cash Taxes	—	—	—	—	$2.1	$3.0	$10.0	$22.1
NOL Carryforward	$43.8	$54.9	$71.3	$86.8	$51.0	—	—	—
Adj. Net Free Cash Flow	$(18.2)	$(11.2)	$(16.3)	$(15.5)	$42.7	$60.9	$33.5	$73.8
Years	2029	2030	2031	2032	2033	2034	2035
Revenue	$183.3	$230.2	$234.9	$234.9	$234.9	$234.9	$234.9
EBIT	$169.7	$214.0	$217.6	$217.6	$217.6	$217.6	$217.6
Cash Taxes	$39.0	$49.2	$50.0	$50.0	$50.0	$50.0	$50.0
NOL Carryforward	—	—	—	—	—	—	—
Adj. Net Free Cash Flow	$130.7	$164.8	$167.5	$167.5	$167.5	$167.5	$167.5
Opinion of Oppenheimer & Co.
Anchiano engaged Oppenheimer to render a written opinion, which we refer to as the opinion, to the Board as to the fairness, from a financial point of view, to Anchiano of the Exchange Ratio in the proposed Merger pursuant to the Merger Agreement. Anchiano selected Oppenheimer because Oppenheimer is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed Merger.
As part of Oppenheimer’s engagement, representatives of Oppenheimer attended (via conference call) the meeting of the Board held on December 14, 2020, at which the Board evaluated the proposed Merger. At this meeting, Oppenheimer reviewed the financial aspects of the proposed Merger and rendered its opinion, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer as set forth in its opinion, as to the fairness, from a financial point of view, to Anchiano of the Exchange Ratio in the proposed Merger pursuant to the Merger Agreement.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer in preparing its opinion. Oppenheimer’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed the fairness, from a financial point of view, to Anchiano of the Exchange Ratio in the proposed Merger pursuant to the Merger Agreement. It did not address the underlying business decision of the Board to engage in the Merger or enter into the Merger Agreement. It does not constitute a recommendation to the Board in connection with the Merger or a recommendation to any holder of ordinary shares as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any shareholder should exercise any dissenters’ or appraisal rights that may be available to any shareholder.
In connection with the opinion, Oppenheimer reviewed, analyzed and relied upon information and material bearing upon the financial and operating condition of Anchiano and the Merger, including, among other things:
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a draft sent to Oppenheimer on December 10, 2020 of the Merger Agreement;

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(i) unaudited financial statements of Chemomab for fiscal years ended December 31, 2019 and 2018, and (ii) unaudited financial statements of Chemomab for the nine month period ended September 30, 2020;

•
financial forecasts and estimates related to Chemomab prepared by the management of Chemomab and approved for Oppenheimer’s use by Anchiano (which we refer to as the Projections);

•
historical market prices and trading volume of Anchiano ADSs;

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discussions with the senior management and advisors of each of Anchiano and Chemomab with respect to the business and prospects of each of Anchiano and Chemomab, respectively;

•
discussions, at the direction of Anchiano, with selected third parties regarding possible indications of interest in a possible transaction with Anchiano;

•
certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating Chemomab;

•
certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the Merger;

•
other public information concerning Anchiano and Chemomab, respectively; and

•
certain other analyses, other information and other factors as Oppenheimer deemed appropriate.

In rendering the opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Anchiano and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the Projections, Oppenheimer assumed, at the direction of our management and with our consent, without independent verification or investigation, that those forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of our management as to our future financial condition and operating results. At the direction of representatives of Anchiano, Oppenheimer also assumed that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by it. Oppenheimer also assumed, with our consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Chemomab or the Merger. Oppenheimer also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of Chemomab since the date of the last financial statements of Chemomab that were made available to Oppenheimer. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Anchiano or Chemomab. With our consent, Oppenheimer also assumed, without independent verification, that in the event Anchiano did not enter into the Merger, it is likely that Anchiano would have to file for bankruptcy, in which case it is likely that the shares of Anchiano would be worthless. For purposes of its opinion, Oppenheimer relied upon and assumed, at the direction of our management with our consent, without independent verification, that

Anchiano’s value was equal to $14.675 million, and pursuant to the Merger Agreement, that Chemomab’s value was equal to $135.0 million
The forecasts, projections and estimates of Chemomab provided to Oppenheimer were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in those forecasts, projections and estimates. Oppenheimer assumed, based on discussions with our management, that the Projections provided a reasonable basis upon which Oppenheimer could form its opinion and Oppenheimer expressed no view as to any such information or the assumptions or bases therefor. Oppenheimer relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
Oppenheimer did not express any opinion as to our underlying valuation, future performance or long-term viability of Chemomab or the price at which Anchiano ADSs would trade at any time. Oppenheimer did not express any view as to, and its opinion did not address, any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified therein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Anchiano, or class of such persons, relative to the Exchange Ratio or otherwise. In addition, Oppenheimer expressed no view as to, and its opinion did not address, our underlying business decision to proceed with or effect the Merger nor did its opinion address the relative merits of the Merger as compared to any alternative business strategies that might have existed for Anchiano or the effect of any other transaction in which we might have engaged. Oppenheimer’s opinion was necessarily based on the information available to Oppenheimer and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. It should be understood that, although subsequent developments may affect Oppenheimer’s opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion. As we were aware, the credit, financial and stock markets had been experiencing unusual volatility and Oppenheimer expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion does not purport to address potential developments in any such markets. Furthermore, as we were aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Oppenheimer’s analyses and its opinion.
Oppenheimer is not a legal, tax, regulatory or accounting advisor and Oppenheimer relied on the assessments made by us and our other advisors with respect to such issues. Oppenheimer’s opinion did not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer’s opinion did not constitute a solvency opinion or a fair value opinion, and Oppenheimer did not evaluate the solvency or fair value of Anchiano or Chemomab under any federal or state laws relating to bankruptcy, insolvency, similar matters or otherwise.
In performing its analyses, Oppenheimer made numerous assumptions with respect to the industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Oppenheimer and Anchiano. Any estimates contained in the analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such business or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
The following is a summary of the material financial analyses presented by Oppenheimer to the Board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Oppenheimer to the Board, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of an opinion regarding fairness, from a financial point of view, is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion regarding fairness, from a financial point of view, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Oppenheimer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Oppenheimer believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
Selected Public Companies Analyses
Oppenheimer performed selected public companies analyses of Chemomab as described below. To perform these analyses, Oppenheimer used financial information as of December 11, 2020 and market price information as of market close on December 11, 2020. Certain financial data prepared by Oppenheimer, and as referenced in the tables presented below, may not correspond to the data presented in Chemomab’s historical financial statements as a result of the different periods, assumptions and method used by Oppenheimer to compute the financial data presented. No company used as a comparison in the following selected public companies analyses is identical or directly comparable to Chemomab. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Using publicly available information, Oppenheimer compared the financial performance, financial condition and market performance of Chemomab to the following 15 selected publicly traded fibrotic disease companies with market capitalizations between $50 million and $2 billion:
•
Translate Bio, Inc.

•
NGM Biopharmaceuticals, Inc.

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Akero Therapeutics, Inc.

•
Pliant Therapeutics, Inc.

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89bio, Inc.

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Viking Therapeutics, Inc.

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Altimmune, Inc.

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Immunic, Inc.

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Galecto, Inc.

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Metacrine, Inc.

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iBio, Inc.

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Axcella Health Inc.

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Eloxx Pharmaceuticals, Inc.

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Galmed Pharmaceuticals Ltd.

•
CohBar, Inc.

Oppenheimer reviewed enterprise values of the selected public companies, calculated as fully-diluted equity values based on closing stock prices on December 11, 2020 plus debt, plus preferred stock, plus minority interest, less cash and cash equivalents. Financial data of the selected companies were based on public filings and other publicly available information. The overall low to high ranges of enterprise values observed for the selected companies were $15.4 million to $1.5184 billion (with a median of $187 million).
Oppenheimer then applied the median selected ranges of the enterprise values derived from the selected companies, after adding Chemomab’s estimated fiscal year, or FY, 2020 ending cash balance of $11.6 million (based on internal estimates provided by Chemomab management, as directed by us to be used), as adjusted by +/- 10%, to derive an equity value reference range of $179.9 million to $217.3 million.
Selected Transactions Analysis
Oppenheimer performed a selected transactions analysis as described below. To perform this analysis, Oppenheimer used financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition. No company or transaction used as a comparison in the following selected transactions analysis is identical or directly comparable to Chemomab or the proposed Merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies involved.
Oppenheimer reviewed publicly available information related to the following 8 selected merger and acquisition transactions announced since January 1, 2014:
Date announced	Acquirer	Target
Apr-20	Horizon Therapeutics plc	Curzion Pharmaceuticals, Inc.
Jul-19	Altimmune, Inc.	Spitfire Pharma, Inc.
Apr-19	Novartis AG	IFM Therapeutics
Aug-16	Allergan plc	Akarna Therapeutics Ltd.
Jun-16	Merck & Co., Inc.	Afferent Pharmaceuticals
Apr-16	Gilead Sciences, Inc.	Nimbus Apollo, Inc.
Oct-15	Roche	Adheron Therapeutics
May-14	Shire plc	Lumena Pharmaceuticals
Oppenheimer reviewed enterprise values, calculated as the purchase prices paid at closing for the target companies’ equity in the selected transactions plus the target companies’ debt, less cash and cash equivalents. Financial data of the selected transactions were based on public filings and other information publicly available (at the announcement of the applicable transaction). The overall low to high range of total enterprise value observed for the selected transactions was $5 million to $500 million (with a median of $300.3 million).
Oppenheimer then applied median ranges of the enterprise values derived from the precedent M&A transactions, after adding Chemomab’s estimated FY 2020 ending cash balance of $11.6 million (based on internal estimates provided by Chemomab management, as directed by us to be used), as adjusted by +/- 10%, to derive an equity value reference range of $281.9 million to $341.9 million.
Discounted Cash Flow Analysis
Oppenheimer conducted a discounted cash flow analysis, which is designed to imply a potential current value of Chemomab by calculating the estimated present value of the standalone after-tax free cash flows that Chemomab management forecasted to be generated during the calendar years ending December 31, 2021 through the calendar year ending December 31, 2035. Oppenheimer calculated terminal values for Chemomab by applying a range of declining perpetuity growth rates of 5.0% to 7.0% to calendar year 2035 unlevered free cash flow in order to derive a range of terminal values for Anchiano. The cash flow and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%, which were based on an estimated weighted average cost of capital. After adding Chemomab’s estimated FY2020 ending cash balance of $11.6 million (based on internal estimates provided by Chemomab management, as directed to be used by us), Oppenheimer derived an approximate implied equity value of Chemomab of $538.3 million to $726.4 million.

Implied Exchange Ratio Range Analysis
Oppenheimer utilized the range of implied equity values of Chemomab based on the Selected Public Company Analysis, the Selected Transactions Analysis and the Discounted Cash Flow Analysis to calculate the implied Chemomab equity value contribution to the combined company’s implied equity values. In making such calculations, Oppenheimer calculated the high and the low of Anchiano’s market capitalization in the last 12 months. Oppenheimer also calculated the implied number of shares that would be issued to Anchiano owners in the Merger based on the implied equity value of Anchiano to the combined company’s implied equity value based on the foregoing analytical methods.
Based on the Selected Public Company Analysis of equity valuation of Chemomab, Oppenheimer calculated that Anchiano equity value represents 3.76% to 11.80% of the combined company equity value. Based on the Selected Transactions Analysis of equity valuation of Chemomab, Oppenheimer calculated that Anchiano equity value represents 2.42% to 7.87% of the combined company equity value. Based on the Discounted Cash Flow Analysis of equity valuation of Chemomab, Oppenheimer calculated that Anchiano equity value represents 1.16% to 4.28% of the combined company equity value, in each case, as compared to the 9.80% that Anchiano equity value represents in the Merger.
Miscellaneous
In the two years preceding the date of its opinion, Oppenheimer did not provide investment banking and financial services to Anchiano or to Chemomab. Oppenheimer may in the future provide investment banking and financial advisory services to Anchiano or Chemomab and may receive compensation for those services. With the consent of the Board, Oppenheimer was also engaged as a private placement agent for Chemomab in connection with a private investment of equity securities for Chemomab of up to $50 million, the closing of which is contingent on the closing of the Merger and for which Chemomab will pay Oppenheimer a customary private placement fee of 5% of the funds raised from new investors in Chemomab and 1% of the funds raised from existing investors of Chemomab. The decision to enter into the Merger Agreement was solely that of the Board. Oppenheimer’s opinion and financial analyses were only one of a number of factors considered by the Board in evaluating the Merger and should not be viewed as determinative of the views of the Board or management of Anchiano with respect to the Merger or the Exchange Ratio in the Merger. Under the terms of Oppenheimer’s engagement, Anchiano paid Oppenheimer a retainer fee of $75,000 (creditable against the opinion fee), has agreed to pay Oppenheimer for its opinion in connection with the Merger a fee of $450,000 payable upon delivery of Oppenheimer’s opinion, and has agreed to pay Oppenheimer a fee of $500,000 upon the consummation of the Merger, for a total fee of $950,000. In addition, Anchiano has agreed to reimburse Oppenheimer for its expenses, including fees and expenses of counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Oppenheimer under its engagement.
Interests of the Anchiano and Chemomab Directors and Executive Officers in the Merger
In considering the recommendation of the Anchiano board of directors with respect to issuing Anchiano ordinary shares in the Merger and the Financing and the other matters to be acted upon by the Anchiano shareholders at the Special Meeting, the Anchiano shareholders should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, including, among others, the continued service as an officer or director of the combined company, continued indemnification and the potential ability to sell an increased number of shares of the combined company in accordance with Rule 144 under the Securities Act of 1933, as amended. These interests may present them with actual or potential conflicts of interest.
Pursuant to the terms of the Merger Agreement, Neil Cohen, who is currently the interim Chief Executive Officer and a member of the board of directors of Anchiano, will continue as a director of the combined company after the closing of the Merger and will continue to receive compensation as non-employee director.
Further, certain Anchiano officers and directors have entered into Anchiano Shareholder Support Agreements and Lock-Up Agreements in connection with the Merger. As of December 28, 2020, the directors and executive officers of Anchiano owned, in the aggregate, 0.17% of the outstanding shares of Anchiano. The Anchiano Shareholder Support Agreements and Lock-Up Agreements are discussed in greater detail in the section entitled “Agreements Related to the Merger” in this proxy statement/prospectus.
The board of directors of Anchiano was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the Anchiano shareholders approve the Proposals to be presented to the Anchiano shareholders for consideration at the Special Meeting as contemplated by this proxy statement/prospectus.
Form of the Merger
Under the Merger Agreement, CMB Acquisition Ltd., or Merger Sub, a wholly-owned subsidiary of Anchiano formed in connection with the Merger, will merge with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano.
Merger Consideration
At the Effective Time, each outstanding share of Chemomab will be converted into the right to receive a number of Anchiano ADSs.
The Merger Agreement does not provide for an adjustment to the total number of Anchiano ADSs that Chemomab shareholders will be entitled to receive for changes in the market price of Anchiano ADSs. Accordingly, the market value of the shares of Anchiano ADSs issued pursuant to the Merger will depend on the market value of the Anchiano ADSs at the time the Merger closes, and could vary significantly from the market value of the Anchiano ADSs on the date of this proxy statement/prospectus.
At the effective time of the Merger:
•
Chemomab shareholders will receive Anchiano ADSs in exchange for Chemomab shares held by them in an amount equal to the number of Chemomab shares held by each Chemomab shareholder multiplied by the Exchange Ratio. No fractional Anchiano ordinary shares will be issued in connection with the Merger. Instead, each Chemomab shareholder who otherwise would be entitled to receive a fractional Anchiano ordinary share (after aggregating all fractional Anchiano ordinary shares issuable to such shareholder) will receive such amount rounded to the nearest whole number of Anchiano ADSs;

•
In addition, each shareholder of Chemomab will be issued a warrant, or the Chemomab Warrant, which may be exercisable for Anchiano ordinary shares to be represented by ADSs in certain circumstances described immediately below, pro rata based on the Chemomab shareholders’ respective holdings of Chemomab’s share capital immediately prior to the closing of the Merger. The Chemomab Warrant is exercisable if (i) a claim is filed within one year after the closing of the Merger for contingent liabilities of Anchiano related to the pre-closing period as described in the Merger Agreement, and (ii) a judgment or settlement is paid within five years after the closing of the Merger in connection with such claims. The maximum number of ordinary shares to be represented by ADSs that may be issued to all Chemomab shareholders under the Chemomab Warrant is (i) $1 million worth of ordinary shares, to be represented by ADSs, in the aggregate for all claims that result in cash payments, and (ii) the number of ordinary shares to be represented by 500,000 ADSs (adjusted for, among other things, any reverse splits, or adjustment in the shares per ADS ratio) for all claims that result in the issuance of additional ordinary shares to be represented by ADSs. Investors in the Financing will be provided anti-dilution protection if any ordinary shares to be represented by ADSs are issued under the Chemomab Warrant; and

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Anchiano will assume all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio.

Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Exchange Ratio formula is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million.
The Exchange Ratio formula is the quotient obtained by dividing (a) (i) the Chemomab Valuation divided by (ii) the Chemomab Outstanding Shares (as defined below) by (b) (i) the Anchiano Valuation (as defined below) divided by (ii) the Anchiano Outstanding ADSs, in which:
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“Chemomab Valuation” means $135,000,000.

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“Chemomab Outstanding Shares” means the total number of shares of Chemomab’s share capital outstanding immediately prior to the effective time of the Merger expressed on a fully-diluted and as-converted to Chemomab Ordinary Shares basis assuming, without limitation or duplication, (i) the exercise of all options or other rights granted by Chemomab to purchase shares of its share capital, or Chemomab Options, in each case outstanding as of immediately prior to the effective time of the Merger, and (ii) the issuance of shares of Chemomab’s share capital in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Chemomab’s share capital reserved for issuance other than with respect to outstanding Chemomab Options under Chemomab’s share incentive plans as of immediately prior to the effective time of the Merger.

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“Anchiano Outstanding ADSs” means the total number of Anchiano ADSs outstanding immediately prior to the effective time of the Merger expressed on a fully-diluted basis, but assuming, without limitation or duplication, the issuance of Anchiano ADSs in respect of all Anchiano ordinary shares, or options, restricted share unit award, warrants or other rights granted by Anchiano to purchase Anchianoordinary shares, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the effective time of the Merger, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any Anchiano ADSs reserved for issuance other than with respect to outstanding options and warrants of Anchiano as of immediately prior to the effective time of the Merger and as set forth above), and including, for the avoidance of doubt, any issuance of Anchiano ADSs or Anchiano warrants (or any change to an exercise of warrants which results in a larger number of Anchiano warrants or Anchiano ADS being issued) under the Crossover Round Waiver.

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“Anchiano Valuation” means (i) if Parent Net Cash (as defined in the Merger Agreement) is more than $2,000,000, then the Anchiano Valuation shall be $16,500,000, (ii) if Parent Net Cash is more than $500,000 but not more than $2,000,000, then the Anchiano Valuation shall be $15,000,000, and (iii) if Parent Net Cash is zero, is a positive amount but not more than $500,000, or is negative, then the Anchiano Valuation shall be equal to: $15,000,000 minus ($500,000 minus Parent Net Cash). For illustration purposes only, if the Parent Net Cash is negative $200,000 then the Anchiano Valuation shall equal $14,300,000. For further illustration and clarification, if (A) the Parent Net Cash is negative $500,000 and (B) Chemomab elects to waive its condition precedent to closing set forth in the Merger Agreement in accordance with the terms thereof, then the Anchiano Valuation shall equal $14,000,000.

Solely for purposes of the definition of Exchange Ratio, it shall be assumed that (i) any Anchiano ADSs issued in accordance with the Crossover Round Waiver (including due to exercise of the warrants) shall be deemed to have been issued immediately prior to the effective time of the Merger, (ii) any Anchiano ADSs issued pursuant to the Financing shall be deemed to have been issued immediately after the effective time of the Merger and shall not have any effect on calculation of the Exchange Ratio and (iii) any Anchiano ADSs issued pursuant to the Chemomab Warrants shall be deemed to have been issued immediately after the effective time of the Merger and shall not have any effect on calculation of the Exchange Ratio.

Effective Time of the Merger
The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the shareholders of Chemomab and the approval by the Anchiano shareholders of the issuance of Anchiano ADSs in the Merger, and the adoption of the Amended and Restated Articles of Association of Anchiano, effective upon the Merger, which will, among other things: (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split, at a ratio in the range of between 1-for- 2 to 1-for- 4 , inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies, and (v) make such other changes as are set forth in such amended and restated Articles of Association.
The closing of the Merger is subject to satisfaction or waiver of certain conditions including, among other things, (i) the required approvals by the parties’ shareholders, (ii) the accuracy of the representations and warranties, subject to certain materiality qualifications, (iii) compliance by the parties with their respective covenants, (iv) no law or order preventing the Merger and related transactions, (v) the share purchase agreement in respect of the Financing being in full force and effect and the minimum cash proceeds for that financing (as described below) having been received by Anchiano concurrently with the closing of the Merger, (vi) the listing of the Anchiano ADSs on Nasdaq, (vii) entry by certain shareholders of Anchiano and Chemomab into Lock-Up Agreements and Support Agreements (each as defined below), (viii) certain minimum requirements of net cash (as defined in the Merger Agreement) held by Anchiano at the time of closing, (ix) receipt of the 104H Tax Ruling or Interim 104H Tax Ruling in Israel and (x) certain Israeli statutory waiting period requirements. In addition, at the time of the closing of the Merger, the Crossover Round Waiver and the Chemomab Warrants shall each be in full force and effect.
The Merger Agreement also includes termination provisions for both Anchiano and Chemomab. Neither Anchiano nor Chemomab can predict the exact timing of the consummation of the Merger.
Regulatory Approvals
Anchiano must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of Anchiano ordinary shares (including ordinary shares represented by ADSs) and the filing of this proxy statement/prospectus with the SEC. Anchiano does not intend to seek any regulatory approval to consummate the transactions.
Certain Material Israeli Income Tax Consequences of the Merger
Israeli Tax Considerations
The following summary is a discussion of certain tax considerations in connection with the Merger to holders of Chemomab shares under Israeli tax law, as well as general tax considerations with respect to the shareholders of Anchiano with respect to capital gain and dividend distributions. This summary is limited to shareholders for whom disposition of their shares is treated as a capital gain within the meaning of the Israeli Income Tax Ordinance [New Version], 5721-1961 and any regulations and rules promulgated thereunder, or the ITO, and does not discuss all of the aspects of Israeli tax law that may be relevant to a particular shareholder in light of his or her personal investment circumstances such as shareholders that do not hold their Chemomab shares as a capital asset or shareholders that are subject to special tax rules. The following summary is for general information purposes only and is based upon current Israeli tax law. No assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. The following summary should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

General
In general, under the ITO, the disposition of shares of an Israeli company is deemed to be a sale of capital assets which is subject to capital gains tax, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty for the prevention of double taxation between Israel and the seller’s country of residence provides otherwise. Assuming Chemomab obtains the Tax Ruling (as defined below) from the Israel Tax Authority, or the ITA, for which Chemomab has applied, the Israeli income tax consequences of the Merger shall be in accordance with the Tax Ruling (if applicable to a particular Chemomab securityholder).
Israeli Capital Gains Tax
As a consequence of the Merger, holders of Chemomab shares will be treated under Israeli tax laws as having sold their Chemomab shares in the Merger.
Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are, inter alia (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. Such selling shareholders are generally subject to Israeli capital gains tax (regardless of whether the consideration is in cash or in kind (such as shares)), unless a specific exemption is available under Israeli law or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.
The capital gains tax rate applicable to the real capital gain derived from the disposition of Chemomab shares in the Merger is 25% for individual shareholders unless such shareholder claims a deduction for interest and linkage differences expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30%. An individual holding, directly or indirectly, alone or together with another, at least 10% of one or more of the means of control in a company, or a Significant Shareholder, at the time of sale or at any time during the 12 months preceding the sale of its securities, is also subject to a 30% tax rate. Real capital gain derived by companies is generally subject to regular corporate income tax rate (currently, 23%).
According to the ITO, non-Israeli residents should be exempt from Israeli capital gains tax on any gains derived from the sale of their shares pursuant to the Merger (subject to the receipt of a valid certificate from the ITA allowing for an exemption), provided that, inter alia, (i) the shares were purchased commencing January 1st 2009 (ii) the capital gain is not attributed to the non-Israeli shareholder’s permanent establishment in Israel; (iii) the shares were not purchased from a relative or are subject to restrictions due to a tax free restructure under Israeli tax law and (iv) the principal value of the shares does not derive, directly or indirectly, from real property situated in Israel. Notwithstanding the foregoing, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.
In addition, the sale of Chemomab shares by a non-Israeli resident may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income, or the U.S. Israel Tax Treaty, Israeli capital gains tax generally will not apply to the disposition of securities by a resident of the United States (as defined in the U.S.-Israel Tax Treaty), or a U.S. Treaty Resident, who holds the securities as a capital asset and is entitled to claim the benefits afforded to such person by the treaty. However, such exemption will not apply if, among other things, (i) the capital gain arising from the disposition is attributed to business income derived by a permanent establishment of the shareholder in Israel (ii) the U.S. Treaty Resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, subject to certain conditions; or (iii) the U.S. Treaty Resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year.
Israeli Tax on Dividends
The tax rate on dividend income received by an Israeli resident shareholder, other than an Israeli corporation, is 25%. In the case of a Significant Shareholder, determined at the time of distribution or at any time during the preceding 12 month period, the tax rate is 30%. The tax on dividends is 20% (regardless of the holding percentage) if the distribution is from profits attributable to a ‘preferred technology enterprise’ or a ‘special preferred technology enterprise’ (as defined under the Law for the Encouragement of Capital Investments, 1959, or the Encouragement Law) of the distributing company.
Generally, dividends received by Israeli corporations from another Israeli corporation are tax exempt (including distribution from profits attributable to a ‘preferred technology enterprise’ or a ‘special preferred technology enterprise’ of the distributing company).
The tax on dividends distributed from profits attributable to ‘preferred technology enterprise’ or a ‘special preferred technology enterprise’, and in certain cases an ‘approved enterprise’, to a non-Israeli resident company, under certain conditions detailed in the Encouragement Law, is at the rate of 4%.
Dividends received by non-Israeli residents from an Israeli resident company are subject to tax at a rate of 30% or 25% if the non-Israeli resident is not a Significant Shareholder at the time of distribution or at any time during the preceding 12 month period (or less, if a tax treaty is applicable and a valid tax certificate approving such reduced tax rate obtained from the ITA).
Excess Tax
An additional tax at a rate of three percent (3%) may be imposed upon individual shareholders whose annual income from all sources that is taxable in Israel exceeds a certain threshold (NIS 647,640 for 2021 and thereafter, linked to the annual change in the Israeli Consumer Price Index), including, but not limited to, income derived from dividends, interest and capital gains.
Israeli Tax Rulings
Chemomab filed an application for a tax ruling, the Tax Ruling, of which is intended, if and when it is obtained, to provide, among other things, the following: (i) the obligation to pay capital gains tax on the exchange of the Chemomab ordinary shares for Anchiano ADSs will be deferred in accordance with the provisions of Section 104H of the ITO with respect to the shareholders who are not otherwise exempt from Israeli tax on the Merger, who elect to become a party to the Tax Ruling, or the 104H Ruling,; (ii) the Chemomab Warrants are deemed as an uncertain contingent consideration and as such are not deemed as part of the consideration at the closing date of the Merger; and (iii) the exchange of the Chemomab options granted under Section 102 of the ITO and the shares issued by virtue of such options, or the Chemomab 102 Options, shall not be regarded as a taxable event nor as a violation of the “requisite holding period” (as such term is defined in Section 102 of the ITO) and that such holding period shall continue uninterrupted (which ruling may be subject to customary conditions regularly associated with such a ruling, or the 102 Ruling and together with the 104H Ruling, the Israeli Tax Rulings).
With respect to the 104H Ruling, and subject to certain conditions and limitations, the exchange of shares will not be deemed a sale for the shareholders electing to be subject to that ruling, and any tax liability with respect to such exchange will be deferred until the earlier of (a) two years after the closing of the Merger, with respect to 50% of the shares held by such shareholder, and four years after the closing of the Merger, with respect to the other 50% of the shares held by such shareholder, and (b) the date on which such shareholder sells the shares of Anchiano ADSs it receives in the Merger.
The main conditions, limitations and restrictions are expected to be as follows: (1) the ratio between the market value of the transferred shares and the market value of the merged company immediately after the exchange of shares is equal to the ratio between the market value of the issued shares and the market value of all rights in the merged company immediately after the exchange of shares; (2) the issued shares issued to all of the transferors grant equal rights to all of such transferors; (3) all of the shares and all of the rights of a transferor (and of parties associated with it) to purchase shares in the transferred company, were transferred as part of the exchange of shares, unless the ITA approves otherwise; (4) an application for a pre-ruling is submitted to the ITA to certify that such share exchange meets the conditions specified in Section 104H of the ITO (such application is subject to the ITA’s approval); and (5) the issued shares must be deposited with an Israeli trustee, in order to secure the payment of tax.

The 102 Ruling, if obtained, should generally confirm, among other things that the exchange by Anchiano of the Chemomab 102 Options will not be treated as a taxable event, and that a tax continuity shall apply to the assumed equity awards, provided that the applicable consideration paid to holders of the Chemomab 102 Options is deposited with the trustee appointed in accordance with the provisions of Section 102 of the ITO, and accordingly will not be subject to any Israeli tax withholding at the closing of the Merger.
There is no assurance that the Israeli Tax Ruling mentioned will be obtained, and if obtained, may contain such provisions, terms and conditions as the ITA may prescribe, which may be different than those detailed above. Certain categories of shareholders may be excluded from the scope of any eventual ruling granted by the ITA, and the final determination of the types of holders of Chemomab shares who will be included in those categories will be based on the outcome of ongoing discussions with the ITA. If Anchiano or the Exchange Agent deducts any amount from the Merger consideration payable to you in respect of Israeli withholding tax obligations, you should consult your tax advisor concerning the possibility of obtaining a refund from the ITA of any such withheld amounts.
You are urged to consult with your own tax advisor for a full understanding of the Israeli tax consequences of the Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws or tax treaties.
The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential Israeli income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any United States federal income tax consequences, any foreign (other than Israeli), state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.
Nasdaq Stock Market Listing
Anchiano ADSs currently are listed on Nasdaq under the symbol “ANCN.” Anchiano has agreed to use its reasonable best efforts to maintain its existing listing on Nasdaq, and to obtain approval for listing on Nasdaq of the securities of Anchiano that Chemomab shareholders will be entitled to receive pursuant to the Merger. In addition, under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the existing securities of Anchiano must have been continually listed on Nasdaq, and Anchiano must have caused the securities of Anchiano to be issued in the Merger to be approved for listing on Nasdaq as of the closing of the Merger.
Anchiano has filed an initial listing application with Nasdaq. If such application is accepted, Anchiano anticipates that its securities will be listed on Nasdaq following the closing of the Merger under the trading symbol “CMMB.”
Anticipated Accounting Treatment
The Merger will be accounted for by Anchiano as a “reverse merger” and recapitalization under existing U.S. generally accepted accounting principles, or GAAP. Chemomab is considered to be acquiring Anchiano in the Merger. For accounting purposes, Chemomab will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Chemomab. Accordingly, Chemomab’s assets, liabilities and results of operations will become the historical financial statements of the registrant, and Anchiano’s assets, liabilities and results of operations will be consolidated with Chemomab effective as of the acquisition date. No step-up in basis or goodwill will be recorded in this transaction.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Anchiano, Chemomab or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Anchiano and Merger Sub, on the one hand, and Chemomab, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements made in the representations and warranties prove to be incorrect. In addition, the assertions made in the representations and warranties are qualified by the information in confidential disclosure schedules exchanged by the parties in connection with the signing of the Merger Agreement. While Anchiano and Chemomab do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Anchiano, Chemomab or Merger Sub, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Anchiano and Merger Sub on the one hand, and Chemomab on the other hand, and are modified by the disclosure schedules.
Structure
Under the Merger Agreement, Merger Sub will merge with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano.
Completion and Effectiveness of the Merger
The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger are satisfied or waived, including the approval of the shareholders of Anchiano and Chemomab. The approval of the Chemomab shareholders was obtained on January 7, 2021. The Merger is anticipated to occur after the Special Meeting. However, Anchiano and Chemomab cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.
Merger Consideration
At the Effective Time, each outstanding share of Chemomab will be converted into the right to receive a number of Anchiano ADSs.
The Merger Agreement does not provide for an adjustment to the total number of Anchiano ADSs that Chemomab shareholders will be entitled to receive for changes in the market price of Anchiano ADSs. Accordingly, the market value of the shares of Anchiano ADSs issued pursuant to the Merger will depend on the market value of the Anchiano ADSs at the time the Merger closes, and could vary significantly from the market value of the Anchiano ADSs on the date of this proxy statement/prospectus.
At the effective time of the Merger:
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Chemomab shareholders will receive Anchiano ADSs in exchange for Chemomab shares held by them in an amount equal to the number of Chemomab shares held by each Chemomab shareholder multiplied by the Exchange Ratio. No fractional Anchiano ordinary shares will be issued in connection with the Merger. Instead, each Chemomab shareholder who otherwise would be entitled to receive a fractional Anchiano ordinary share (after aggregating all fractional Anchiano ordinary shares issuable to such shareholder) will receive such amount rounded to the nearest whole number of Anchiano ADSs;

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In addition, each shareholder of Chemomab will be issued a warrant, or the Chemomab Warrant, which may be exercisable for Anchiano ordinary shares to be represented by ADSs in certain circumstances described immediately below, pro rata based on the Chemomab shareholders’ respective holdings of Chemomab’s share capital immediately prior to the closing of the Merger. The Chemomab Warrant is exercisable if (i) a claim is filed within one year after the closing of the Merger for contingent liabilities of Anchiano related to the pre-closing period as described in the Merger Agreement, and (ii) a judgment or settlement is paid within five years after the closing of the Merger in connection with such claims. The maximum number of ordinary shares to be represented by ADSs that may be issued to all Chemomab shareholders under the Chemomab Warrant is (i) $1 million worth of ordinary shares, to be represented by ADSs, in the aggregate for all claims that result in cash payments, and (ii) the number of ordinary shares to be represented by 500,000 ADSs (adjusted for, among other things, any reverse splits, or adjustment in the shares per ADS ratio) for all claims that result in the issuance of additional ordinary shares to be represented by ADSs. Investors in the Financing will be provided anti-dilution protection if any ordinary shares to be represented by ADSs are issued under the Chemomab Warrant; and

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Anchiano will assume all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio.

Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Exchange Ratio formula is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million.
The Exchange Ratio formula is the quotient obtained by dividing (a) (i) the Chemomab Valuation divided by (ii) the Chemomab Outstanding Shares (as defined below) by (b) (i) the Anchiano Valuation (as defined below) divided by (ii) the Anchiano Outstanding ADSs, in which:
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“Chemomab Valuation” means $135,000,000.

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“Chemomab Outstanding Shares” means the total number of shares of Chemomab’s share capital outstanding immediately prior to the effective time of the Merger expressed on a fully-diluted and as-converted to Chemomab Ordinary Shares basis assuming, without limitation or duplication, (i) the exercise of all options or other rights granted by Chemomab to purchase shares of its share capital, or Chemomab Options, in each case outstanding as of immediately prior to the effective time of the Merger, and (ii) the issuance of shares of Chemomab’s share capital in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Chemomab’s share capital reserved for issuance other than with respect to outstanding Chemomab Options under Chemomab’s share incentive plans as of immediately prior to the effective time of the Merger.

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“Anchiano Outstanding ADSs” means the total number of Anchiano ADSs outstanding immediately prior to the effective time of the Merger expressed on a fully-diluted basis, but assuming, without limitation or duplication, the issuance of Anchiano ADSs in respect of all Anchiano ordinary shares, or options, restricted share unit award, warrants or other rights granted by Anchiano to purchase Anchianoordinary shares, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the effective time of the Merger, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any Anchiano ADSs reserved for issuance other than with respect to outstanding options and warrants of Anchiano as of immediately prior to the effective time of the Merger and as set forth above), and including, for the avoidance of doubt, any issuance of Anchiano ADSs or Anchiano warrants (or any change to an exercise of warrants which results in a larger number of Anchiano warrants or Anchiano ADS being issued) under the Crossover Round Waiver.
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“Anchiano Valuation” means (i) if Parent Net Cash (as defined in the Merger Agreement) is more than $2,000,000, then the Anchiano Valuation shall be $16,500,000, (ii) if Parent Net Cash is more than $500,000 but not more than $2,000,000, then the Anchiano Valuation shall be $15,000,000, and (iii) if Parent Net Cash is zero, is a positive amount but not more than $500,000, or is negative, then the Anchiano Valuation shall be equal to: $15,000,000 minus ($500,000 minus Parent Net Cash). For illustration purposes only, if the Parent Net Cash is negative $200,000 then the Anchiano Valuation shall equal $14,300,000. For further illustration and clarification, if (A) the Parent Net Cash is negative $500,000 and (B) Chemomab elects to waive its condition precedent to closing set forth in the Merger Agreement in accordance with the terms thereof, then the Anchiano Valuation shall equal $14,000,000.

Solely for purposes of the definition of Exchange Ratio, it shall be assumed that (i) any Anchiano ADSs issued in accordance with the Crossover Round Waiver (including due to exercise of the warrants) shall be deemed to have been issued immediately prior to the effective time of the Merger, (ii) any Anchiano ADSs issued pursuant to the Financing shall be deemed to have been issued immediately after the effective time of the Merger and shall not have any effect on calculation of the Exchange Ratio and (iii) any Anchiano ADSs issued pursuant to the Chemomab Warrants shall be deemed to have been issued immediately after the effective time of the Merger and shall not have any effect on calculation of the Exchange Ratio.
Treatment of Chemomab Options
Under the terms of the Merger Agreement, at the effective time of the Merger, Anchiano will assume all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio.
Treatment of Anchiano Share Options and Warrants
All options to acquire Anchiano’s ordinary shares that are outstanding immediately prior to the effective time of the Merger will remain outstanding following the effective time of the Merger unless otherwise terminated in accordance with their terms. All outstanding Anchiano warrants will be exercised on a cashless basis in accordance with the Crossover Round Waiver (see “The Merger — Background of the Merger — History of Strategic Alternatives Discussions and Significant Corporate Events for Anchiano”), and there will be no Anchiano warrants outstanding after the Merger.
As of the effective time of the Reverse Split, Anchiano will adjust and proportionately decrease the number of ordinary shares of Anchiano reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants to acquire Anchiano’s ordinary shares at the Reverse Split ratio approved by its board of directors. In addition, as of the effective time of the Reverse Split, Anchiano will adjust and proportionately decrease the total number of Anchiano’s ordinary shares that may be the subject of future grants under Anchiano’s share incentive plans at the selected Reverse Split ratio.
Employee Benefit Matters
Under the terms of the Merger Agreement, for purposes of vesting, eligibility to participate, and level of benefits under the employee benefit plans, programs, contracts or arrangements of Chemomab providing benefits to any employee who is not an employee of Anchiano or any of its subsidiaries who is transferred to be employed by Anchiano or any of their respective subsidiaries immediately following the closing of the Merger will be credited with his or her years of service with Chemomab and its respective predecessors, subject to certain customary exceptions.

Directors and Officers of Anchiano Following the Merger
Following the closing of the Merger, Dr. Adi Mor will serve as the combined company’s Chief Executive Officer and Chief Scientific Officer, Ms. Sigal Fattal will serve as the combined company’s interim Chief Financial Officer and Dr. Arnon Aharon will serve as the combined company’s Chief Medical Officer. Additionally, following the closing, the board of directors of Chemomab is expected to initially consist of five directors and will be comprised of four members designated by Chemomab and one member designated by Anchiano. The composition of the Anchiano board of directors following the effective time of the Merger in the aggregate are expected to satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to Nasdaq listing requirements. For more information regarding the composition of board of directors following the Merger, please see the section entitled “Directors and Officers of Anchiano Following the Merger” in this proxy statement/prospectus.
Amendment to the Articles of Association of Anchiano
In connection with the Merger, Anchiano agreed to adopt the amended and restated Articles of Association of Anchiano, effective upon the Merger, which will, among other things: (i) increase in the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in such amended and restated Articles of Association.
Conditions to the Completion of the Merger
The closing of the Merger is subject to satisfaction or waiver of certain conditions including, among other things, (i) the required approvals by the parties’ shareholders, (ii) the accuracy of the representations and warranties, subject to certain materiality qualifications, (iii) compliance by the parties with their respective covenants, (iv) no law or order preventing the Merger and related transactions, (v) the share purchase agreement in respect of the Financing being in full force and effect and the minimum cash proceeds for that financing (as described below) having been received by Anchiano concurrently with the closing of the Merger, (vi) the listing of the Anchiano ADSs on Nasdaq, (vii) entry by certain shareholders of Anchiano and Chemomab into Lock-Up Agreements and the Support Agreements (each as defined below), (viii) certain minimum requirements of net cash (as defined in the Merger Agreement) held by Anchiano at the time of closing, (ix) receipt of the 104H Tax Ruling or Interim 104H Tax Ruling in Israel (x) certain Israeli statutory waiting period requirements, (xi) termination of Anchiano’s engagement/employment with its employees, consultant, service provides and office holders, (xii) termination of certain of the parties’ prior agreements with their respective investors. In addition, at the time of the closing of the Merger, the Crossover Round Waiver and the Chemomab Warrants shall each be in full force and effect.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Anchiano and Chemomab for a transaction of this type relating to, among other things:
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corporate organization and power, and similar corporate matters;

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subsidiaries;

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authority to enter into the Merger Agreement and the related agreements;

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votes required for completion of the Merger and approval of the proposals that will come before the Special Meeting and that will be the subject of the Chemomab shareholder approval;

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except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the Merger would not contravene or require the consent of any third party;

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capitalization;

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financial statements and with respect to Anchiano, documents filed with the SEC and the accuracy of information contained in those documents;

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the absence of material changes or events;

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liabilities;

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title to assets;

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real property and leaseholds;

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intellectual property;

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material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

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regulatory compliance, permits and restrictions;

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legal proceedings and orders;

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tax matters;

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labor, employment, and employee benefit plans;

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environmental matters;

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insurance;

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any brokerage or finder’s fee or other fee or commission in connection with the Merger;

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transactions with affiliates;

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anti-bribery

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with respect to Anchiano, the valid issuance in the Merger of the Anchiano ADSs;

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with respect to Anchiano, receipt of an opinion from its financial advisor;

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with respect to Anchiano, shell company status; and

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an assertion that no other representations and warranties, except as set forth in the Merger Agreement, are being given to the other party.

The representations and warranties of Chemomab, Anchiano and Merger Sub contained in the Merger Agreement or any certificate or instrument delivered pursuant to the Merger Agreement will terminate at the effective time of the Merger, and only the covenants that by their terms survive the effective time and certain miscellaneous provisions of the Merger Agreement will survive the effective time.
Non-Solicitation
Both Anchiano and Chemomab and their representatives are prohibited by the terms of the Merger Agreement from (i) soliciting, initiating, responding to or taking any action to or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or taking any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (ii) furnishing any non-public information to any person in connection with or in response to an acquisition proposal or acquisition inquiry; (iii) engaging in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; (iv) approving, endorsing or recommending any acquisition proposal; (v) executing or entering into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction; or (vi) publicly proposing to do any of the foregoing.
Pursuant to the terms of the Merger Agreement, each of Anchiano and Chemomab will immediately cease any existing discussions, negotiations and communications with any person relating to any acquisition proposal or acquisition inquiry as of the date of the Merger Agreement and request the destruction or return of any of such party’s (or its subsidiary’s) nonpublic information.

If Anchiano or Chemomab, or any of their respective representatives, receives an acquisition proposal or acquisition inquiry prior to the closing of the Merger, then such party will (within one business day of such part becoming aware of such acquisition proposal or acquisition inquiry) advise the other party orally and in writing of such acquisition proposal or acquisition inquiry (including the identity of the person making such acquisition proposal or acquisition inquiry, and the material terms of the acquisition proposal or acquisition inquiry).
An acquisition proposal means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made between the parties) contemplating or otherwise relating to any acquisition transaction with such party.
An acquisition inquiry means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made between the parties) with respect to or that is reasonably likely to lead to an acquisition proposal.
An acquisition transaction means any transaction or series of related transactions involving:
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any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity; (ii) in which a person or “group” (as defined in the Exchange Act and its rules) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; except, that in the case of Anchiano, the Financing will not be an “acquisition transaction”; or

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any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole.

Anchiano Special Meeting
Pursuant to the Merger Agreement, as promptly as reasonably practicable after the resolution of SEC staff comments, if any, and the filing of the definitive proxy statement on Schedule 14A, Anchiano will take all action necessary under applicable law to call, give notice of and hold a special meeting of the holders of Anchiano ordinary shares to vote on: (i) the change of control of Anchiano resulting from the Merger pursuant to the Nasdaq rules, (ii) the issuance of Anchiano ADSs in an unregistered offering pursuant to the Nasdaq rules, (iii) the adoption of the amended and restated Articles of Association of Anchiano, effective upon the Merger, and (iv) the adoption of the form of Indemnification Agreement to be entered into by each member of the combined company’s board of directors and officers from time to time upon the completion of closing of the Merger (the matters contemplated by clauses (i) through (iv) are collectively referred to as the “Anchiano Shareholder Matters”). Anchiano will take reasonable measures to ensure that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable law. If, on or before the date of the Special Meeting, Anchiano reasonably believes that it (i) will not receive proxies sufficient to obtain the required approvals or (ii) will not have sufficient Anchiano ordinary shares represented to constitute a quorum necessary to conduct the business of the Special Meeting, Anchiano may postpone or adjourn, or make one or more successive postponements or adjournments of, the Special Meeting by up to 60 calendar days.
Anchiano agreed that, subject to certain exceptions in the Merger Agreement: (i) the Anchiano board of directors will recommend that the holders of Anchiano ordinary shares vote to approve the Anchiano Shareholder Matters; (ii) this proxy statement/prospectus would include a statement to the effect that the Anchiano board of directors recommends that Anchiano’s shareholders vote to approve the Anchiano Shareholder Matters, or the Anchiano Board Recommendation; and (iii) the Anchiano Board Recommendation would not be withheld, amended, withdrawn or modified (and the Anchiano board of directors would not publicly propose to withhold, amend, withdraw or modify Anchiano Board

Recommendation, as defined in the Merger Agreement) without the Chemomab’s prior written consent (the actions set forth in the foregoing clause (iii), collectively, hereinafter referred to as an Anchiano Board Recommendation Change).
Chemomab Shareholder Actions
The Merger Agreement requires that Chemomab use its commercially reasonable efforts to have each of its shareholders (excluding certain shareholders) deliver an investor questionnaire pursuant to Regulation D under the Securities Act of 1933, as amended, to Anchiano prior to the closing of the Merger.
Covenants; Conduct of Business Pending the Merger
Chemomab agreed that it will conduct its business in the ordinary course in accordance with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Chemomab also agreed that, subject to certain limited exceptions (including actions to be undertaken by Chemomab to enter into and consummate customary agreements with respect to the Financing), without the consent of Anchiano, it will not, during the period prior to consummation of the Merger:
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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or make any other actual, constructive or deemed distribution in respect of Chemomab’s share capital, or directly or indirectly acquire, or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under Chemomab’s share incentive plan in accordance with their current terms);

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any share capital or other security of Chemomab (except for outstanding Chemomab ordinary shares issued upon the valid exercise of Chemomab options); (B) any option, warrant or right to acquire any share capital or any other security, other than option grants to employees and service providers; or (C) any instrument convertible into or exchangeable for any share capital or other security of Chemomab;

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except as required to give effect to anything in contemplation of the closing of the Merger, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, certain transactions contemplated by the Merger Agreement;

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propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Chemomab, or elect or appoint any new directors or executive officers of Chemomab, except for the transactions contemplated by the Merger Agreement and actions and resolutions adopted in the course of its implementation;

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form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture, strategic alliance or partnership with any other entity;

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acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other person or (2) any assets that are material, individually or in the aggregate, to Chemomab; or (3) other than in the ordinary course of business, sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets of Chemomab, which are material to Chemomab, except for purchases of inventory, services or supplies in the ordinary course of business;

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(A) lend money to any person (except for the advance of expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

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recognize any labor union, labor organization, or similar person;

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enter into any material transaction other than in the ordinary course of business;

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acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the ordinary course of business;

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sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property (other than pursuant to non-exclusive licenses in the ordinary course of business);

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make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable (subject to good faith disputes with respect to such taxes), file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes;

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enter into, materially amend or terminate any material contract, except if such execution, amendment or termination is in the ordinary course of business;

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(A) except in the ordinary course of business, make any expenditures, incur any liabilities, settle or discharge or satisfy any claims, litigation, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or liabilities, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $250,000, or (C) give any material discount, accommodation or other concession (other than in the ordinary course of business consistent with past practice) in order to accelerate or induce the collection of any receivable;

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enter into, engage in or amend any transaction or contract with any interested parties (Ba’alay Inyan), except as required for the consummation of the closing of the Merger;

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other than as required by law or GAAP, take any action to change accounting policies or procedures;

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cancel or fail to in good faith seek to renew any material insurance policies;

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apply for or accept (x) any government grant from the IIA or any other Israeli governmental authority, or (y) any material government Grants from any other governmental authority;

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initiate or settle, compromise, or agree to settle any legal proceeding; or

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agree, resolve or commit to do any of the foregoing.

Anchiano agreed that it will conduct its business in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Anchiano also agreed that, subject to certain limited exceptions, without the consent of Chemomab, it will not, during the period prior to the consummation of the Merger:
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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its shares or make any other actual, constructive or deemed distribution in respect of Anchiano’s share capital, except for cash dividends made by any direct or indirect subsidiary of Anchiano to Anchiano or one of its subsidiaries, or directly or indirectly acquire, repurchase, redeem or otherwise reacquire any of its shares or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under Anchiano’s share incentive plans and in accordance with their current terms);

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any shares or other security of Anchiano (except for Anchiano ordinary shares or Anchiano ADSs issued upon the valid exercise of outstanding Anchiano options, restricted share units or warrants); (B) any option, warrant or right to acquire any shares or any other security; or (C) any instrument convertible into or exchangeable for any shares or other security of Anchiano;

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except as required to give effect to anything in contemplation of the closing of the Merger, amend any of its or its subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, Anchiano ADS ratio change or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and as permitted by the Merger Agreement;
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propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Anchiano or any of its Subsidiaries, or elect or appoint any new directors or executive officers of Anchiano, except for the transactions contemplated by the Merger Agreement and actions and resolutions adopted in the course of its implementation;

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form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture, strategic alliance or partnership with any other entity;

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acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other person or (2) any assets that are material, individually or in the aggregate, to Anchiano and its subsidiaries, taken as a whole; or (3) sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets of Anchiano or its subsidiaries, which are material to Anchiano and its subsidiaries, taken as a whole;

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(A) lend money to any person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure in excess of the budgeted capital expenditure amounts set forth in Anchiano’s operating budget set forth in the disclosure schedules to the Merger Agreement; other than as required by applicable law or the terms of any Anchiano benefit plan as in effect on the date of the Merger Agreement: (i) adopt, terminate, establish or enter into any Anchiano benefit plan; (ii) cause or permit any Anchiano benefit plan to be amended in any material respect; (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to any of its directors, officers or employees; (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (v) hire, terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $25,000 per year;

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recognize any labor union, labor organization, or similar person;

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enter into any material transaction;

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acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

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sell, assign, transfer, license, sublicense or otherwise dispose of any material Anchiano intellectual property;

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make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable (subject to good faith disputes with respect to such taxes), file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes;

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enter into, materially amend or terminate any material contract;

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(A) except as otherwise set forth in Anchiano’s operating budget, make any expenditures, incur any liabilities, settle, discharge or satisfy any claims, litigation or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or liabilities, in each case, in amounts that exceed the aggregate amount of the budget by $200,000, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $200,000, or (C) give any material discount, accommodation or other concession (other than in the ordinary course of business consistent with past practice) in order to accelerate or induce the collection of any receivable;

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enter into, engage in or amend any transaction or contract with any interested parties (Ba’alay Inyan);

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other than as required by law or GAAP, take any action to change accounting policies or procedures;

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cancel or fail to in good faith seek to renew any material insurance policies;

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apply for or accept (x) any government grant from the IIA or any other Israeli governmental authority, or (y) any material government grants from any other governmental authority;

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initiate, settle, compromise, or agree to or settle any claims or legal proceeding; or

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agree, resolve or commit to do any of the foregoing.

Termination
The Merger Agreement may be terminated prior to the effective time of the Merger (whether before or after approval of the Anchiano Shareholder Matters by Anchiano’s shareholder and whether before or after approval of the Company Shareholder Matters (as defined therein) by Chemomab’s shareholders, unless otherwise specified below):
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at any time prior to the effective time of the Merger, by mutual written consent of Anchiano and Chemomab;

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by either Anchiano or Chemomab if (1) definitive agreements with respect to the Financing have not been executed by March 14, 2021, or the Financing End Date, provided, however, that the right to terminate the Merger Agreement shall not be available to Chemomab, on the one hand, or to Anchiano, on the other hand, if such party’s action or failure to act has been a principal cause of the failure of the closing condition of being capable of being satisfied on or before the Financing End Date and such action or failure to act constitutes a breach of the Merger Agreement, or (2) the Contemplated Transactions (as defined in the Merger Agreement) shall not have been consummated by April 13, 2021 which can be extended by mutual consent of Anchiano and Chemomab by additional 30 days (subject in either case to possible extension by agreement between the Parties, or the End Date);

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by either Anchiano or Chemomab if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions (as defined in the Merger Agreement);

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by Anchiano if the required shareholder approval by Chemomab’s shareholder shall not have been obtained within twenty (20) business days immediately following the execution and delivery of the Merger Agreement by all parties;

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by either Anchiano or Chemomab if: (i) the shareholders’ meeting of Anchiano (including any adjournments and postponements thereof) shall have been held and completed and Anchiano’s shareholders shall have taken a final vote on the Anchiano Shareholder Matters and (ii) the Anchiano Shareholder Matters shall not have been approved at the such shareholders’ meeting of Anchiano (or at any adjournment or postponement thereof) by the required Anchiano shareholder vote; provided, that Anchiano may not terminate the Merger Agreement if Anchiano’s breach of its obligations thereunder was the principal factor contributing to the failure to have obtained the approval of its shareholders of the Anchiano Shareholder Matters at the shareholders’ meeting of Anchiano (including any adjournments and postponements thereof);

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by Chemomab (at any time prior to the approval of the Anchiano Shareholder Matters by the required Anchiano shareholder vote) if one of the following trigger events shall have occurred: (a) Anchiano shall have failed to include in the proxy statement to be sent to Anchiano’s shareholders in connection with the shareholders’ meeting of Anchiano the Anchiano Board Recommendation or shall have made an Anchiano Board Recommendation Change; (b) the Anchiano board of directors or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal (or shall have not publicly recommended against any Acquisition Proposal that is a tender offer or exchange offer within five business days after the commencement thereof); or (c) Anchiano shall have entered into any letter of intent or contract or similar document contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant thereto);
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by Anchiano (at any time prior to Chemomab’s required shareholder approval being obtained) if a Company Triggering Event (as defined in the Merger Agreement) shall have occurred;

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by Chemomab, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Anchiano or Merger Sub or if any representation or warranty of Anchiano or Merger Sub shall have become inaccurate, in either case, such that certain closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Chemomab is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in Anchiano’s or Merger Sub’s representations and warranties or breach by Anchiano or Merger Sub is curable by the End Date by Anchiano or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the expiration of a 30 calendar day period commencing upon delivery of written notice from Chemomab to Anchiano or Merger Sub of such breach or inaccuracy and its intention to terminate (it being understood that the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy if such breach by Anchiano or Merger Sub is cured prior to such termination becoming effective);

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by Anchiano, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Chemomab or if any representation or warranty of Chemomab shall have become inaccurate, in either case, such that certain closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Anchiano is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in Chemomab’s representations and warranties or breach by Chemomab is curable by the End Date by Chemomab then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the expiration of a 30 calendar day period commencing upon delivery of written notice from Anchiano to Chemomab of such breach or inaccuracy and its intention to terminate (it being understood that the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy if such breach by Chemomab is cured prior to such termination becoming effective);

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by Anchiano, if Chemomab’s audited financial statements required pursuant to the Merger Agreement have not been provided by Chemomab to Anchiano within 45 calendar days immediately following the date hereof; or

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by Chemomab, if the deficit in Anchiano’s net cash at the anticipated closing date of the Merger is greater than $300,000.

In the event that the Merger Agreement is terminated, neither party is required to pay a termination fee to the other party.

AGREEMENTS RELATED TO THE MERGER
Support Agreements
Shareholders of both Anchiano and Chemomab holding shares sufficient to approve the Merger have entered into shareholder support agreements with the respective companies in support of the Merger.
In connection with the execution of the Merger Agreement, certain shareholders of Anchiano entered into support agreements, or the Anchiano Shareholder Support Agreements, covering approximately 57% of the outstanding ordinary shares of Anchiano as of the execution of the Merger Agreement. The Anchiano Shareholder Support Agreements provide, among other things, that the shareholders party to the Anchiano Shareholder Support Agreements will vote all of the shares of Anchiano held by them (including shares represented by ADSs) in favor of the adoption of the Merger Agreement, the approval of the Merger, the issuance of the Anchiano ADSs in connection with the Merger and the other transactions contemplated by the Merger Agreement.
In connection with the execution of the Merger Agreement, certain shareholders of Chemomab entered into support agreements, or the Chemomab Shareholder Support Agreements, covering approximately 83% of the outstanding shares of Chemomab as of the execution of the Merger Agreement. The Chemomab Shareholder Support Agreements provide, among other things, that the shareholders party to the Chemomab Shareholder Support Agreements will vote all of the shares of Chemomab held by them in favor of the adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement.
Lock-up Agreements
Concurrently with and after the execution of the Merger Agreement, certain shareholders of Anchiano and Chemomab entered into lock-up agreements, or the Lock-Up Agreements, pursuant to which they accepted certain restrictions on transfers of shares of Anchiano held, or to be held, by them (including shares represented by ADSs) for 180 days following the effective time of the Merger. The shareholders party to the Lock-Up Agreements each agreed, absent the prior written consent of Anchiano, not to (i) lend, grant, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Anchiano ordinary shares, or any securities convertible into or exercisable or exchangeable for Anchiano ordinary shares, whether then owned or thereinafter acquired, including without limitation, Anchiano ordinary shares or such other securities which may be deemed to be beneficially owned by the shareholder in accordance with the rules and regulations of the SEC and securities of Anchiano that may be issued upon exercise of a share option or warrant or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shareholder’s shares.
Chemomab Warrants
In connection with the closing of the Merger, each shareholder of Chemomab will be issued a Chemomab Warrant, which may be exercisable for Anchiano ordinary shares to be represented by ADSs in certain circumstances described immediately below, pro rata based on the Chemomab shareholders’ respective holdings of Chemomab’s share capital immediately prior to the closing of the Merger. The Chemomab Warrant is exercisable if (i) a claim is filed within one year after the closing of the Merger for contingent liabilities of Anchiano related to the pre-closing period as described in the Merger Agreement, and (ii) a judgment or settlement is paid within five years after the closing of the Merger in connection with such claims. The maximum number of ordinary shares to be represented by ADSs that may be issued to all Chemomab shareholders under the Chemomab Warrant is (i) $1 million worth of ordinary shares, to be represented by ADSs, in the aggregate for all claims that result in cash payments, and (ii) the number of ordinary shares to be represented by 500,000 ADSs (adjusted for, among other things, any reverse splits, or adjustment in the shares per ADS ratio) for all claims that result in the issuance of additional ordinary shares to be represented by ADSs. Investors in the Financing will be provided anti-dilution protection if any ordinary shares to be represented by ADSs are issued under the Chemomab Warrant.

Crossover Round Waiver
In connection with a Securities Purchase Agreement dated as of March 28, 2018, the Crossover Round investors, received price protection rights with respect to the ordinary shares and warrants issued thereunder. These price protection rights are triggered by various transactions, including a merger such as the proposed Merger with Chemomab. Immediately prior to the execution of the Merger Agreement, the Crossover Round Investors held approximately 40.7% of the outstanding Anchiano ADSs. Under the specific circumstances, these price protection provisions, as implemented with respect to the Anchiano shares and warrants issued under the Crossover Round Agreement, would have resulted in the Crossover Round Investors holding virtually all of the portion of the combined company to be held by Anchiano shareholders after the Merger. Anchiano was able to negotiate a significant reduction in the scope of the price protection afforded to the Crossover Round Investors with respect to the proposed Merger, resulting in all shareholders of Anchiano other than the Crossover Round Investors receiving considerably more consideration in the Merger than would have been the case were the price protection provisions implemented as agreed. The Crossover Round Investors entered into a Cashless Exercise Notice, Amendment, Waiver, Release and Termination, or the Crossover Round Waiver, with Anchiano. Under the Crossover Round Waiver, the Crossover Round Investors agreed to: provide for automatic cashless exercise of all of their Anchiano warrants upon the closing of the Merger; reduce the number of Anchiano shares to which they are entitled in connection with the Merger pursuant to the price protection provisions, so that, in the aggregate, they will hold approximately 55.3% of the portion of the combined company to be held by Anchiano shareholders following the Merger (and before the Financing); waive their rights to the balance of the price protection and thereafter terminate the price protection rights set forth therein in their entirety; and upon the closing of the Merger, release Anchiano and Chemomab and their respective affiliates and successors from any and all claims arising under the Crossover Round Agreement and the warrants issued thereunder, including without limitation any price protection rights set forth therein.
Registration Rights Agreement
Concurrently with the execution of the Merger Agreement, Anchiano, Adi Mor and Kobi George, or the Founders, and certain persons and entities that will hold, as of the effective date of the closing, Anchiano ordinary shares represented by ADSs, together with the Founders, hereinafter collectively referred to as the Registration Rights Holders, entered into a registration rights agreement, dated December 14, 2020, or the Registration Rights Agreement. Subject to the restriction on the sale of Anchiano ordinary shares (including ordinary shares represented by ADSs) by the Registration Rights Holders during 180 days following the effective date of the Merger under the Lock-Up Agreements, and in accordance with the terms, requirements and customary conditions set forth in the Registration Rights Agreement, including with regard to the number of demand rights that may be exercised, the Registration Rights Agreement provides that the Registration Rights Holders may demand that Anchiano file a registration statement on Form S-1, or any similar long-form registration statement, or if available, on Form S-3 to register the Anchiano ordinary shares (including ordinary shares represented by ADSs) held by such Registration Rights Holders. The Registration Rights Agreement also provides the Registration Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

MATTERS BEING SUBMITTED TO A VOTE OF ANCHIANO SHAREHOLDERS
Proposal No. 1
Approval of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ADSs
At the Special Meeting, Anchiano shareholders will be asked to approve the consummation of the merger of Merger Sub with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano, and ordinary shares, represented by ADSs of Anchiano will be issued to the Chemomab securityholders at the effective time of such Merger, as contemplated by the Merger Agreement.
Under the exchange ratio formula in the Merger Agreement, immediately following the closing of the Merger and before accounting for the financing transaction discussed below, the Chemomab securityholders immediately before the Merger are expected to own approximately 90% of the aggregate number of the outstanding securities of the combined company and the securityholders of Anchiano immediately before the Merger are expected to own approximately 10% of the aggregate number of the outstanding securities of the combined company (in each case on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. The Merger has been unanimously approved by the boards of directors of both companies and is expected to close in the first half of 2021, subject to approval of Anchiano’s shareholders as well as other customary conditions.
As a condition to the Merger, the parties are seeking to obtain financing for the combined company through the Financing in an amount of at least $30.0 million and up to $50.0 million of aggregate gross proceeds. The amount to be raised in the Financing will be invested by the Investors in ordinary shares of Anchiano (including ordinary shares represented by ADSs) immediately following the effective time of the Merger. The Financing will dilute both Anchiano and Chemomab securityholders on a pro rata basis. Immediately following the closing of the Merger and the Financing, and assuming the Financing raises $30.0 million, the Chemomab securityholders are expected to own approximately 75% of the aggregate number of ordinary shares of Anchiano and the securityholders of Anchiano as of immediately prior to the Merger are expected to own approximately 8.3% of the aggregate number of ordinary shares of Anchiano (in each case on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement. If the Financing raises more than $30.0 million, it will have a greater dilutive effect on the securityholders of both Anchiano and Chemomab. Additionally, the price per share sold in the Financing could be at a discount to the closing price of our ADSs as reported on The Nasdaq Stock Market LLC, or Nasdaq, on the execution date of the share purchase agreements for the Financing.
Anchiano and Chemomab expect the Merger to be consummated in the first half of 2021, subject to the satisfaction of applicable conditions.
The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Anchiano ADSs in the Merger are described in detail in the other sections of this prospectus/proxy statement.
Required Vote
Approval of this proposal requires a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).
THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT THE ANCHIANO
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1.

Proposal No. 2
Approval of the Issuance of Anchiano ordinary shares in the Financing
At the Special Meeting, Anchiano shareholders will be asked to approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement Financing as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano, before deducting placement agent fees and other related expenses. The private placement financing transaction will be conducted upon such terms and conditions (including price per Anchiano share) as the board of directors of Anchiano may approve, all in accordance with the Merger Agreement. Other than the foregoing $30.0 million to $50.0 million range for the gross offering size, Anchiano and Chemomab have not placed an upper limit on the number of Anchiano shares or ADSs that may be issued pursuant to the Financing. To the extent the Financing raises an aggregate amount that is greater than $30.0 million, that will have a greater dilutive effect on the securityholders of both Anchiano and Chemomab. Additionally, the price per share sold in the Financing could be at a discount to the closing price of the ADSs as reported on Nasdaq, on the execution date of the share purchase agreements for the Financing, which would also have a dilutive effect on the existing securityholders of both Anchiano and Chemomab.
The Anchiano ordinary shares (including ordinary shares represented by ADSs) to be issued in the Financing will be offered and sold in reliance on an exemption from registration under Regulation D promulgated under Section 4(a)(2) of the Securities Act. Appropriate restrictive legends will be affixed to the shares issued in the Financing.
Required Vote
Approval of this proposal requires a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).
THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT THE ANCHIANO SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2.

Proposal No. 3
Approval and Adoption of an Amendment and Restatement of Anchiano’s Articles of Association
General
Anchiano’s board of directors has unanimously approved an amendment and restatement of our Articles of Association, which, among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano’s board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change Anchiano’s name from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Amended and Restated Articles of Association. Anchiano’s board of directors has recommended that these proposed amendments be presented to our shareholders for approval and that the Amended and Restated Articles of Association, attached as Annex E to this proxy statement/prospectus, be approved and adopted by our shareholders, effective as of the effective date of the Merger.
The Anchiano board of directors may determine to effect the Reverse Split, if it is approved by the shareholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of the Anchiano ADSs pursuant to the Merger Agreement and the Anchiano ordinary shares pursuant to the Financing.
The changes included in the Amended and Restated Articles of Association are more fully described below
Increase in Registered Share Capital
Purpose
The Anchiano board of directors approved the proposal approving the Amended and Restated Articles of Association to effect an increase in authorized share capital in order that Anchiano will have enough authorized share capital to fulfill its obligations under (i) the Merger Agreement, (ii) the Crossover Round Waiver and (iii) the Chemomab Warrants. Additionally, following the Merger, Anchiano will make use of the additional registered share capital for various corporate purposes, including grants of options to employees and service providers.
One of the effects of the increase in authorized share capital will be to allow Anchiano’s Board of Directors to issue more shares without further shareholder approval. For example, Anchiano currently has no plans to issue shares, other than in connection with the Merger, the Crossover Round Waiver and the Financing, and to satisfy obligations under the Anchiano employee options (including those issued in connection with the Merger) from time to time as these options are exercised.
Reverse Split
Purpose
The Anchiano board of directors approved the proposal to effect a Reverse Split upon adoption of the Amended and Restated Articles of Association for the following reasons:
•
the Anchiano board of directors believes effecting the Reverse Split, when combined with an upwards adjustment as to the number of Anchiano ordinary shares represented by each Anchiano ADS, as described below (the latter of which does not require the approval of Anchiano’s shareholders), will cause the minimum bid price of ADSs to increase and may reduce the risk of a delisting of Anchiano ADSs from Nasdaq in the future;

•
the Anchiano board of directors believes effecting the Reverse Split, together with an upwards adjustment as to the number of Anchiano ordinary shares represented by each Anchiano ADS, will cause Anchiano ADSs to meet the minimum bid price required for the initial listing application with the Nasdaq to be submitted in connection with the Merger, as discussed below; and
•
the Anchiano board of directors believes that a smaller number of outstanding ordinary shares, which will result from the Reverse Split, together with a higher share price, may help generate investor interest in Anchiano and help Anchiano attract and retain employees.

If the Reverse Split successfully increases the per ADS price of Anchiano ADSs, our board of directors believes this increase may increase trading volume in Anchiano ADSs and facilitate future financings by Anchiano.
In connection with the Merger, Anchiano will also increase the number of ordinary shares represented by each ADS. Currently, each ADS represents 5 ordinary shares. This change is expected to increase the price at which each ADS is traded, and will reduce the number of ADSs to be issued in connection with the Merger, the Crossover Round Waiver and the Financing. This effect is in addition to the ordinary share Reverse Split. The ADS depositary will account for the Reverse Split and the increase in the ratio of ordinary shares per ADS by reverse splitting the outstanding ADSs. Holders of ADSs outstanding before the Reverse Split will be required to surrender their outstanding ADSs to be exchanged for a reduced number of new ADSs, each of which we expect will have a higher market value.
There are risks associated with the Reverse Split and the change in the ratio of the number of ordinary shares per ADS, including that the Reverse Split may not result in an increase in the price per Anchiano ADS.
Anchiano cannot predict whether the Reverse Split and the change in the ratio of the number of ordinary shares per ADS will increase the market price of the Anchiano ADSs. The history of similar changes for companies in like circumstances is varied. There is no assurance that:
•
the market price per Anchiano ADS will rise in proportion to the reduction in the number of Anchiano ordinary shares outstanding before the Reverse Split, when combined with an upwards adjustment as to the number of Anchiano ordinary shares represented by each Anchiano ADS, as described above (the latter of which does not require the approval of Anchiano’s shareholders) or in proportion to the increase in the number of ordinary shares represented by each Anchiano ADS;

•
the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•
the Reverse Split will result in a per share price that will increase the ability of Anchiano to attract and retain employees; or

•
the market price per share will either exceed or remain in excess of the $1.00 minimum bid price required by Nasdaq for continued listing.

The market price of Anchiano ADSs will also be based on performance of Anchiano and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of Anchiano ADSs declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Anchiano may be greater than would occur in the absence of a Reverse Split or change in the ratio of the number of ordinary shares per ADS. Furthermore, the liquidity of Anchiano ADSs could be adversely affected by the reduced number of ADSs that would be outstanding after the Reverse Split and the change in the ratio of the number of ordinary shares per ADS.
Procedure for Effecting the Reverse Split and Exchange of Share Certificates
If the Anchiano shareholders approve the Amended and Restated Articles of Association effecting the Reverse Split, and if the Anchiano board of directors still believes that a Reverse Split is in the best interests of Anchiano and its shareholders, Anchiano will, after selecting the ratio for the Reverse Split, file the appropriate Amended and Restated Articles of Association with the Israeli Registrar of Companies to be effective at the effective time of the Merger. Beginning at such time, each certificate representing pre-Reverse Split ordinary shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split ordinary shares.

As soon as practicable after the Reverse Split effective time, shareholders will be notified that the Reverse Split has been effected. Anchiano expects that the Anchiano transfer agent, Computershare, will act as exchange agent for purposes of implementing the exchange of share certificates. Holders of pre-Reverse Split ordinary shares will be asked to surrender to the exchange agent share certificates representing pre-Reverse Split ordinary shares in exchange for share certificates representing post-Reverse Split ordinary shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Anchiano. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Split ordinary shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Split ordinary shares.
Fractional Shares
No fractional shares will be issued in connection with the Reverse Split. Shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Split ordinary shares not evenly divisible by the number of pre-Reverse Split ordinary shares for which each post-Reverse Split ordinary share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to such number of ordinary shares as the fraction rounded to the nearest whole number of ordinary shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive such whole number of ordinary shares. Non-registered shareholders holding ordinary shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split and dealing with fractional shares than those that would be put in place by Anchiano for registered shareholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
Reverse Split of ADSs
At the effective date for the Reverse Split of Anchiano ordinary shares and the change in the ratio of ordinary shares per ADS, The Bank of New York Mellon, as depositary with respect to the ADSs, will call for the exchange of outstanding ADSs for the smaller number of ADSs resulting from the Reverse Split and ratio change. This exchange shall be carried out immediately and without any letter of transmittal with respect to all ADSs held through The Depository Trust Company, or DTC. Brokers and other securities intermediaries and their customers holding Anchiano ADSs in securies accounts will not be required to take any action. If there are any outstanding American Depositary Receipts, or ADRs, holders of ADRs would receive a letter of transmittal from the The Bank of New York Mellon and would be required to sign and return it with their old ADR to receive new post-split ADSs.
No fractional new ADSs would be issued in a reverse split of ADSs. Instead, The Bank of New York Mellon, DTC or the relevant securities intermediary would aggregate and sell the fractional entitlement ADSs and deliver net proceeds of the sale to the ADS holders in lieu of their fractional entitlements.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF ANY TAX CONSEQUENCES OF THE REVERSE SPLIT ARISING UNDER THE LAWS OF ANY U.S. OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Classified Board
Purpose
The Anchiano board of directors believes that a classified board of directors serves the best interests of the combined company and its shareholders following the effective time of the Merger by preserving the continuity and stability of the combined company and its business. By implementing a staggered election of directors, the combined company can ensure that, at any given time, at least a majority of the directors will have had prior experience serving on the combined company’s board of directors. The Anchiano board of directors also believes that classification may enhance the combined company’s ability to attract and retain well-qualified individuals who are able to commit the necessary time and resources to understand the combined company, its business affairs and operations. The continuity and quality of leadership that result from a classified board should, in the opinion of the Anchiano board of directors, promote the long-term value of the combined company. Staggered terms for directors may also moderate the pace of change in the board of directors by extending the time required to elect a majority of directors from one to two annual meetings of shareholders. This delay is designed to reduce the vulnerability of the combined company to unsolicited takeover attempts and attempts to compel the combined company’s restructuring or otherwise force the combined company into an extraordinary transaction. The Anchiano board of directors believes that this delay also serves the best interests of the combined company and its shareholders by encouraging potential acquirors to negotiate with the board of directors rather than act unilaterally. The Anchiano board of directors believes that under most circumstances the combined company’s board of directors will be able to obtain the best terms for the combined company and the shareholders if it is in a position to negotiate effectively on their behalf.
Although the adoption of a classified board of directors is designed as a protective measure for the combined company’s shareholders, the use of a classified board of directors may have the effect of preventing shareholders from realizing an opportunity to sell their shares at higher than market prices by deterring unsolicited tender offers or other efforts to obtain control of the combined company. By classifying the board of directors, the Amended and Restated Articles of Association may extend the time required to effect an unsolicited change in control of the combined company’s board of directors, which may discourage unsolicited takeover bids for the combined company. Upon effectiveness of the Amended and Restated Articles of Association, it will take at least two annual meetings for a simple majority of outstanding shares to effect a change in control of the combined company’s board of directors, as only a minority of the directors will be elected at each meeting. Without the ability to quickly obtain control of the board of directors, an unsolicited takeover bidder may be incapable of taking action necessary to remove other impediments to its acquisition of the combined company, even if that takeover bidder were to acquire a majority of its outstanding share capital. This situation may discourage unsolicited tender offers, perhaps including some tender offers that shareholders would conclude to be in their best interests if made.
Name Change
Purpose
The Anchiano board of directors believes that a change of the name of our company to Chemomab Therapeutics Ltd. upon the effective time of the Merger will serve the best interests of the combined company and its shareholders. We exspect that the combined company will continue the development and potential commercialization of CM-101, and Chemomab’s other development candidates. We expect that the combined company will take advantage of the potential benefits resulting from the combination of Anchiano’s public company structure with the Chemomab business. Given the new focus on Chemomab’s business following the Merger, the Anchiano board of directors believes that the combined company would be better suited to have a name that relates to its new business, rather than its former identity as Anchiano. Such a name change may yield benefits to the combined company both commercially as well as in the capital markets.
Required Vote
Approval of this proposal requires a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).
THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT
ANCHIANO SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3

Proposal No. 4
Approval of the form of Indemnification Agreement and authorization to execute such Indemnification Agreement with all directors of Anchiano following the Merger
Purpose
The Israeli Companies Law, 5759-1999, or the Companies Law, and our Articles of Association authorize us, subject to the receipt of requisite corporate approvals, to agree in advance to indemnify our Office Holders (as defined by the Companies Law), subject to certain conditions and limitations. In the past, our shareholders have approved entering into indemnification letters with all of our directors.
Anchiano’s compensation committee and board of directors have deemed it advisable and in the best interest of Anchiano: (i) to undertake to indemnify its current and future Office Holders and grant them an exemption, as provided in and subject to the terms and provisions of the indemnification agreement, in the form attached hereto as Annex F, or the Indemnification Agreement; and (ii) to set the maximum amounts of indemnification as specified in the Indemnification Agreement.
Additionally, Anchiano’s compensation committee and board of directors believe that approval of the form of Indemnification Agreement is in the best interests of Anchiano’s shareholders, as it will enable the combined company to attract and retain highly qualified directors and officers. Anchiano’s board of directors has further determined that based on the planned activity to be performed by the combined company, the events listed in the Indemnification Agreement are reasonably anticipated, and that the amounts stated in the Indemnification Agreement are reasonable.
In light of the foregoing, Anchiano’s compensation committee and board of directors recommended that the shareholders approve the form of indemnification agreement for directors and officers of Anchiano, attached as Annex F to this proxy statement/prospectus, or the Indemnification Agreement, effective upon the effective time of the Merger, and authorize the execution and delivery of such Indemnification Agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano.
Under the Companies Law, the adoption of the proposed resolution requires the approval of the compensation committee, board of directors and shareholders, in that order.
Required Vote
Approval of this proposal requires a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast).
THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT THE ANCHIANO
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 4.

Proposal No. 5
Approval of an amendment to Anchiano’s Compensation Policy to remove the limit on the annual premium for directors and officers insurance
Purpose
In accordance with the Companies Law, Anchiano has adopted a Compensation Policy for its directors and senior officers. The Compensation Policy relates, among other things, to directors’ and officers’ liability insurance, or D&O Insurance. In February 2019, in advance of Anchiano’s initial public offering on Nasdaq, shareholders approved an amendment to the Compensation Policy to authorize an annual premium of up to $1,500,000 for D&O Insurance.
Since that time, in recognition of various factors such as the dramatic changes in the market for D&O Insurance, the Israeli Securities Authority has adopted new guidance. That guidance provides that the Compensation Policy need not specify a particular ceiling on annual premiums for D&O Insurance, so long as Anchiano’s compensation committee affirms that the premiums being paid are consistent with market terms and not material to Anchiano. In order to ensure that Anchiano will continue to be able to obtain adequate D&O Insurance, we are proposing to amend Anchiano’s Compensation Policy to remove the ceiling on the premiums for D&O Insurance. The amended text of the D&O Insurance provisions of the Compensation Policy reflecting that amendment, as set forth in Section 9 of the Compensation Policy, is contained in Annex J to this proxy statement/prospectus.
The Companies Law requires that the terms of compensation of Anchiano’s directors must be approved by the compensation committee, board of directors and shareholders, in that order. The compensation committee and the board of directors have approved the above proposed changes to the Compensation Policy.
Required Vote
Approval of this proposal requires, in addition to a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast), that either: (1) a simple majority of shares voted at the Annual Meeting, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution votingagainst approval of the resolution does not exceed two percent of the outstanding voting power in the Company
THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT THE ANCHIANO
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 5.

Proposal No. 6
Approval of an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano’s Compensation Policy
Purpose
In accordance with the Companies Law, Anchiano has adopted a Compensation Policy for its directors and senior officers. Section 8 of the Compensation Policy relates to directors’ compensation. We are proposing to amend that section of the Compensation Policy pursuant to this Proposal No. 6. The full text of that amendment is set forth in Annex J to this proxy statement/prospectus. We have summarized the terms of the amendment below, but please refer to the full text of the amendment in Annex J.
Cash Compensation
The Compensation Policy currently provides that the directors’ annual cash compensation will consist of either (i) an annual fee and attendance pay in accordance with the Companies Regulations (Rules Regarding Remuneration and Expenses of External Directors), 5760-2000, based on Anchiano’s designated level under those regulations (which is a function of Anchiano’s shareholders’ equity from time to time), or (ii) an annual fee, which shall be paid on a quarterly basis in arrears, in amounts to be determined from time to time by resolutions of the shareholders of the Company, subject to the following maximum amounts:
	Director	Chairman
Board of Directors	$50,000	$100,000
Board Committee	$15,000	$25,000
Anchiano’s directors’ current cash compensation is paid within the above parameters.
We are proposing an amendment both to the Compensation Policy and to the actual cash compensation terms of those directors who will serve on Anchiano’s board of directors effective upon the closing of the Merger (other than the chief executive officer, whose compensation will be based on her serving in that capacity, and not as a director), as well as any future directors who may serve from time to time.
We intend to “opt out” from the requirement to appoint external directors under the Companies Law following the Merger, and we therefore do not believe that the annual fee and attendance pay in accordance with the Companies Regulations that apply to external directors will generally be relevant to how we compensate our directors. Consequently, we are proposing to limit the possibility that we compensate our directors based on those regulations to a scenario in which we are once again required under the Companies Law to appoint external directors.
As to the second possible manner in which cash fees may be paid to directors under the Compensation Policy, in place of one lump-sum annual payment (as is currently the case under the Compensation Policy), under the amendment to the policy and the directors’ new compensation terms that we are proposing, Anchiano’s directors will be entitled to certain cash fee amounts annually in respect of each of board service and board committee service. We are proposing to set the maximum director cash fee levels higher under the Compensation Policy than what we will pay to the board members in practice, in order to maintain flexibility under the policy in the event that we desire to increase the fees at a later time. Any such increase in cash fees for the director fees will anyway require shareholder approval pursuant to the requirements of the Companies Law.

The proposed amended director cash fee program — in actuality, and under the amendment to the Compensation Policy — is as follows:
	Proposed Actual Cash Fees to be Paid Following Merger	Proposed Cash Fee Upper Limit Under Amendment to Compensation Policy
Annual Cash Fees:
Each board member, other than the Chairman of the Board	$35,000	$50,000
Chairman of the Board	$65,000 (in addition to this amount, the Chairman may receive annual fees for board committee service)	$100,000 (this maximum cannot be exceeded even after including any additional fees payable for board committee service)
Annual Fees for Board Committee Service:
Committee Chairpersons:
Audit Committee	$15,000	$15,000
Compensation Committee	$10,000	$10,000
Nominating / Governance Committee	$8,000	$8,000
Other Committee Members:
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating / Governance Committee	$4,000	$4,000
Equity Compensation
Under the current Compensation Policy, to which Anchiano’s current directors’ compensation is subject, director equity compensation may be granted, subject to certain parameters based on: exercise price (in the case of options); vesting schedule; and maximum annual value (determined as of the grant date), as required under the Companies Law. The maximum annual value for equity compensation under the Compensation Policy is currently set at 200% of a given director’s annual cash fee. The value of an equity grant for each calendar year is assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (in years).
In place of setting parameters for potential grants in a permissive manner under the Compensation Policy, we are proposing to implement terms for actual equity compensation that will be granted to directors on a regular basis — both under the Compensation Policy, and also for actual grants to directors who will serve upon the Merger and thereafter from time to time. We believe this will better ensure the tying of the performance of the post-Merger company to the compensation of its directors. As with the proposed cash fee program for directors, we are proposing to set the maximum director equity grant levels higher under the Compensation Policy than what we will grant to the board members in practice, in order to maintain flexibility under the policy in the event that we desire to increase the amount of the equity grant at a later time. Any such increase in equity grant amounts for the directors will anyway be subject to the shareholder approval requirements under the Companies Law. Consequently, we are proposing that the Anchiano shareholders approve the following equity grant levels for directors who serve upon the Merger and thereafter from time to time:
	Proposed Actual Equity Grant Level for Directors Following Merger	Proposed Equity Grant Upper Limit Under Amendment to Compensation Policy
	(All equity grants are option grants to purchase the below percentages of the combined company’s issued and outstanding shares on a fully diluted basis)
Initial Option Grant (upon initial election to the board of directors):
Each board member, other than the Chairman of the Board:	0.1%	0.1%
Chairman of the Board	0.2%	0.4%
Annual Option Grant (first annual grant to be allocated one year following the initial grant):
Each board member, other thanthe Chairman of the Board:	0.05%	0.05%
Chairman of the Board	0.1%	0.2%

As part of the amendment to the equity grant levels for directors under Section 8 of the Compensation Policy, we are also proposing to increase the maximum annual value limit for equity grants for each director or for the Chairman of the Board to 400% of the maximum cash fees (including fees for Board committee service) permitted to be paid to that director or the Chairman of the Board (as applicable) under the Compensation Policy.
Revised vesting terms:
We are also proposing to modify the vesting terms for director equity grants under Section 8 of the Compensation Policy, and to implement those new vesting terms into the proposed actual initial and annual option grants to be paid to the Anchiano directors following the Merge. Those proposed vesting terms are as follows:
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Initial grants:   Monthly vesting over the course of a three-year period (i.e., 2.77% of grant vests each month during a 36 month vesting period)

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Annual grants:   Vesting occurs at one time (“cliff vesting”) on the one year anniversary of the grant date

We are not proposing under this Proposal No. 6 to modify the exercise price terms or any other terms (besides vesting terms) under the existing Compensation Policy. Consequently, if this Proposal No. 6 is approved by Anchiano’s shareholders, those other terms will remain in place as currently contained in the Compensation Policy and will govern the initial and annual option grants under our director compensation program.
Required Approvals for Proposal
The Companies Law requires that an amendment to the terms of compensation of Anchiano’s directors, as well as an amendment to the corresponding director compensation provisions in the Compensation Policy, must be approved by the compensation committee, board of directors and shareholders, in that order. The compensation committee and the board of directors have approved the above proposed changes to directors’ compensation, and the parallel changes to directors’ compensation provisions in the Compensation Policy.
Required Vote
Approval of this proposal requires, in addition to a simple majority of all votes properly cast in person or by proxy at the Special Meeting (not counting “abstentions” or “broker non-votes” as votes cast), that either: (1) a simple majority of shares voted at the Annual Meeting, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voting against approval of the resolution does not exceed two percent of the outstanding voting power in the Company
THE ANCHIANO BOARD OF DIRECTORS RECOMMENDS THAT THE ANCHIANO SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 6.

ANCHIANO BUSINESS
Overview
Anchiano is a preclinical biotechnology company committed to discovering and developing new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. These therapies are called small molecule targeted therapies. Anchiano has obtained the option to license small molecule technologies that it believes it can develop into product candidates that can deliver novel treatments for cancer patients whose cancers are caused by mutated genes and for whom existing therapies are limited in effectiveness. The first of these technologies comprises small molecules that potently inhibit the products of RAS oncogenes. RAS oncogenes are the most frequently mutated family of genes in human cancer, responsible for almost a third of all human malignancies, and almost half of the three most lethal cancers (i.e., lung cancer, colorectal cancer and pancreatic cancer). To date, there are no approved therapies that are effective in countering their tumorigenic effects. Anchiano’s second technology consists of small molecules that interfere with the Wnt/APC/β-catenin biochemical pathway through the inhibition of phosphodiesterase 10. Mutations in this pathway are involved in most human colorectal cancers, the second leading cause of cancer deaths in the United States, as well as in the hereditary cancer predisposition syndrome, familial adenomatous polyposis, which gives rise to colorectal cancer. As is true for RAS-driven cancers, to date there are no approved therapies specifically for cancers that carry mutations in the Wnt/APC/β-catenin pathway genes.
On September 13, 2019, Anchiano entered into the ADT License Agreement, with ADT, pursuant to which Anchiano acquired the rights to these two small molecule developmental programs targeting oncogenic pathways, focused on pan-mutant RAS inhibitors, or the pan-RAS-inhibitor program, and inhibitors of PDE10 and the β-catenin pathway, respectively. Under the ADT License Agreement, Anchiano is primarily responsible for the research, development, manufacturing, regulatory and commercial activities with respect to the compounds conveyed and contemplated thereunder.
Since entering into the ADT License Agreement, Anchiano has focused its efforts on the development of the pan-RAS-inhibitor program. In order to advance this program, Anchiano’s management had been working to identify additional financing sources and/or potential co-development partners. Such efforts, however, did not result in opportunities that were sufficiently mature. After conducting a diligent and extensive process of evaluating strategic alternatives for Anchiano and identifying and reviewing potential candidates for a strategic acquisition or other transaction, and following extensive negotiation with Chemomab, on December 14, 2020, Anchiano entered into the Merger Agreement with Chemomab. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub, will merge with and into Chemomab, with Chemomab continuing as a wholly-owned subsidiary of Anchiano and the surviving corporation of the Merger. Anchiano and Chemomab (as successor in interest to Anchiano following the Merger) may decide to assign the ADT License Agreement or terminate the ADT License Agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT. If the Merger is completed, the business of Anchiano will become the business of Chemomab as described beginning on page 147 of this proxy statement/prospectus under the caption “Chemomab Business.”
If the Merger is not completed, Anchiano will reconsider its strategic alternatives and may pursue one of the following courses of action, which Anchiano currently believes are the most likely alternatives if the Merger with Chemomab is not completed:
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Pursue another strategic transaction similar to the Merger.   Anchiano may resume its process of evaluating other candidate companies interested in pursuing a strategic transaction and, if a candidate is identified, focus its attention on negotiating and completing such strategic transaction with such candidate.

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Dissolve and liquidate its assets.   If Anchiano is unable, or does not believe that it is able, to find a suitable candidate for another strategic transaction, Anchiano may dissolve and liquidate its assets. In that event, Anchiano would be required to pay all of its debts and contractual obligations and to set aside certain reserves for potential future claims. If Anchiano dissolves and liquidates its assets, there can be no assurance as to the amount or timing of available cash that will remain for distribution to Anchiano’ shareholders after paying Anchiano’ debts and other obligations and setting aside funds for its reserves.
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Continue to operate its business.   Anchiano could elect to continue to operate its business and pursue licensing or partnering transactions or utilize its intellectual property and technology to pursue the redevelopment of new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. Due to the early development stage of Anchiano’s, and its collaborators’, clinical programs, any such redevelopment or development efforts would require a significant amount of time and financial resources, and would be subject to all the risks and uncertainties involved in the development of novel, early stage therapeutic products. There is no assurance that Anchiano could raise sufficient capital to support these efforts, that its development efforts would be successful or that it could successfully obtain the regulatory approvals required to market any therapeutic product it pursued.

Intellectual Property
Although Anchiano’s policy is to obtain patents by application, license or otherwise, to maintain trade secrets and to seek to operate without infringing on the intellectual property rights of third parties, technologies related to Anchiano’s business have been rapidly developing in recent years. Additionally, patent applications that Anchiano may file or license from third parties may not result in the issuance of patents, and Anchiano’s current or future issued patents may be challenged, invalidated or circumvented. Therefore, Anchiano cannot predict the extent of claims that may be allowed or enforced against Anchiano’s patents, nor be certain of the priority of inventions covered by pending third-party patent applications. If third parties prepare and file patent applications that also claim technology or therapeutics to which Anchiano has rights, Anchiano may have to engage in proceedings to determine priority of invention, which could result in substantial costs to Anchiano, even if the eventual outcome is favorable. Moreover, because of the extensive time required for clinical development and regulatory review of products Anchiano may develop, it is possible that the patent or patents on which Anchiano relies to protect such products could expire or be close to expiration by the commencement of commercialization, thereby reducing the value of such patent. Loss or invalidation of certain of Anchiano’s patents, or a finding of unenforceability or limited scope of certain of Anchiano’s intellectual property, could have a material adverse effect on the company.
In addition to patents, Anchiano relies on trade secrets and know-how to develop and maintain Anchiano’s competitive position. Trade secrets and know-how can be difficult to protect. Anchiano seeks to protect its proprietary processes, in part, by confidentiality agreements and invention assignment agreements with Anchiano’s employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect Anchiano’s proprietary information. Anchiano also seeks to preserve the integrity and confidentiality of Anchiano’s data, trade secrets and know-how by maintaining physical security of Anchiano’s premises and physical and electronic security of Anchiano’s information technology systems. While Anchiano has confidence in these individuals, organizations and systems, such agreements or security measures may be breached, and Anchiano may not have adequate remedies for any breach. In addition, Anchiano’s trade secrets may otherwise become known or be independently discovered by competitors or others.
Government Regulation
Anchiano is subject to extensive regulation by the various national health regulatory authorities, such as the FDA, Health Canada and other national, state and provincial regulatory agencies.
U.S. Food and Drug Administration
The research, development, and marketing authorization of drugs and other pharmaceutical products in the United States is subject to the Federal Food, Drug, and Cosmetic Act, or FFDCA, which empowers the FDA to require extensive non-clinical and clinical toxicity testing before a new drug or biologic is deemed safe and effective and receives marketing authorization. Following initial laboratory and animal testing that show that investigational use in humans is reasonably safe, a drug can be studied in clinical trials in humans under an IND in accordance with the regulations at 21 CFR 312.

In order to satisfy FDA data requirements, an extensive battery of preclinical experiments to assess the safety of such new drugs are conducted, followed by two or three phases of clinical trials before they are considered for widespread human use. Upon successful completion of a future clinical trial program, Anchiano may be in a position to manufacture and market its prospective pharmaceutical products. The marketing authorization of Anchiano’s products would be conditional upon obtaining the approval of health authorities in each country in which they would be marketed, including, but not limited to, the FDA and the EMA. FDA regulations govern the following activities that Anchiano may perform, or that have been performed on our behalf, to ensure that drugs that Anchiano develops are safe and effective for their intended uses:
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preclinical (animal) testing including toxicology studies;

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submission of an IND;

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human testing in clinical trials, Phases 1, 2 and 3;

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recordkeeping and retention;

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pre-marketing review through submission of a new drug application, or NDA;

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drug manufacturing, testing and labeling, which must comply with current good manufacturing practice, or cGMP regulations;

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drug marketing, sales and distribution; and

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post-marketing study commitments (Phase 4), post-marketing pharmacovigilance surveillance, complaint handling, reporting of deaths or serious injuries, product sample retention, manufacturing deviation reporting and repair or recall of drugs.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
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warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

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disqualification of clinical investigator and/or sponsor from current and future studies;

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clinical hold on clinical trials;

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operating restrictions, partial suspension or total shutdown of production;

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refusal to approve an NDA;

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post-marketing withdrawal of approval; and

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criminal prosecution.

The FDA’s preclinical and IND requirements
The first step to obtaining FDA approval of a new drug involves development, purification and pre-clinical testing of a pharmaceutically active agent in laboratory animals. Once appropriate preclinical data have been generated to demonstrate that the drug is reasonably safe for initial testing in humans, an IND can be prepared and submitted to the FDA for review. In the IND review process, FDA physicians and scientists evaluate the proposed clinical trial protocol, chemistry and manufacturing controls, pharmacologic mechanisms of action of the drug and toxicological effects of the drug in animals and in vitro. Within 30 days of the IND submission, the drug review division of the FDA may contact the filer regarding potential concerns and, if necessary, implement a clinical hold until certain issues are resolved satisfactorily. If the FDA does not take any action, the filer may proceed with clinical trials on the 31st day.
Clinical trials
Clinical trials represent the pre-market testing ground for unapproved drugs, generally taking several years to complete. Before testing can begin, an institutional review board, or IRB, must have been reviewed and approved for the use of human subjects in the clinical trial. During clinical trials, an investigational compound is administered to humans and evaluated for its safety and effectiveness in treating, preventing or diagnosing a specific disease or condition. The clinical trials generally consist of

Phase 1, Phase 2, and Phase 3 testing. During clinical trials, the FDA and IRBs closely monitor the studies and may suspend or terminate trials at any time for a number of reasons, such as finding that patients are being exposed to an unacceptable health risk. The results of clinical trials are critical factors in the approval or disapproval of a new drug.
Submission and review of an NDA
An NDA requesting approval to market the drug for one or more indications may be submitted to the FDA once sufficient data has been gathered through preclinical and clinical testing. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the drug’s chemistry, manufacturing, controls and proposed labeling, among other things. In most cases, the submission of an NDA is subject to a substantial application fee.
The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the NDA submission is accepted for filing, the FDA begins an in-depth substantive review. NDAs receive either standard or priority review. The FDA has a goal of ten months from the date of filing to review and act on a standard NDA for a new molecular entity. A drug representing a significant improvement over existing therapy in the treatment, prevention or diagnosis of a disease may receive priority review.
The FDA has various specific programs, including Fast Track, Breakthrough Therapy, Accelerated Approval and Priority Review, each of which is intended to expedite the process for reviewing drugs, and in certain cases involving Accelerated Review, permit approval of a drug on the basis of a surrogate endpoint. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Fast Track designation facilitates the development and expedites the review of drugs to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Although this designation does not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug.
The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the drug is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the drug within required specifications. In addition, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with good clinical practice requirements.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.
If a product receives regulatory approval, the approval may be significantly limited to specific diseases, subpopulations, and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require Anchiano to conduct Phase 4 testing, which involves clinical studies designed to further assess a drug’s safety and/or effectiveness after NDA approval and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.
Pervasive and continuing regulation in the United States
After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:
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The FDA’s cGMP regulations require manufacturers, including third-party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing, testing and packing of a drug product;

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Labeling regulations and the FDA prohibitions against the promotion of drug for unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

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Approval of product modifications or use of the drug for an indication other than approved in the NDA;

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Adverse drug experience regulations, which require companies to report information on rare, latent or long-term drug effects not identified during pre-market testing;

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Post-market testing and surveillance requirements, including Phase 4 studies, when necessary, to protect the public health or to provide additional safety and effectiveness data for the drug; and

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The FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulations.

After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability, will require a new clearance or approval, for which it may be possible to submit a supplemental NDA, referring to preclinical and certain clinical studies presented in the drug’s original NDA, accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.
Fraud and abuse laws in the United States
A variety of U.S. federal and state laws apply to the research, sale, marketing, distribution and promotion of drugs. The restrictions imposed by these laws are in addition to those imposed by the FDA, the U.S. Federal Trade Commission and corresponding state agencies. Some of these laws significantly restrict or prohibit certain types of sales, marketing and promotional activities by drug manufacturers. Violation of these laws may result in significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, and disgorgement, exclusion or debarment from United States federal and state healthcare and other programs. Many private health insurance companies also prohibit payment to entities that have been sanctioned, excluded or debarred by U.S. federal agencies.
Anti-kickback statutes in the United States
The U.S. federal anti-kickback statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of a good or service, for which payment may be made in whole or in part under a United States federal healthcare program such as the Medicare and Medicaid programs. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, the furnishing of supplies or equipment, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that, if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. In addition, some kickback allegations have been claimed to violate the U.S. False Claims Act (as discussed below).
The federal anti-kickback statute is broad and prohibits many arrangements and practices that would be otherwise lawful in businesses outside of the healthcare industry. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. However, the failure of a transaction or arrangement to fit precisely within one or more of the statutory exceptions or regulatory safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued under the federal anti-kickback statute. However, the legality of the transaction or arrangement will be evalued on a case-by-case basis based on a cumulative review of all of its facts and circumstances. In addition, the statutory exceptions and regulatory safe harbors are subject to change.
In addition, many states have adopted laws similar to the federal anti-kickback statute. Some of these state prohibitions are broader than the U.S. federal statute, and apply to the referral of patients and recommendations for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. Government officials have focused certain enforcement efforts on marketing of healthcare items and services, among other activities, and have brought cases against individuals or entities with sales personnel who allegedly offered unlawful inducements to potential or existing physician customers in an attempt to procure their business.
U.S. False Claims Act
The U.S. federal false claims laws, including the False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment by a federal healthcare program or knowingly making, or causing to be made, a false statement or record in order to have a false claim paid or avoiding, decreasing or concealing an obligation to pay money to the federal government. The federal government’s interpretation of the scope of the law has in recent years grown increasingly broad. Most states also have statutes or regulations similar to the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Drug manufacturers have been prosecuted under the false claims laws for, among other things, allegedly providing free drugs to physician customers with the expectation that the physician customers would bill federal programs for the product. In addition, several recent cases against drug manufacturers violated the False Claims Act because they have alleged that the manufacturers improperly promoted their products for “off-label” use, outside of the scope of the FDA-approved labeling.
U.S. Health Insurance Portability and Accountability Act of 1996 (HIPAA)
HIPAA created a new federal healthcare fraud statute that, among other things prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payor programs falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, along with theft or embezzlement in connection with a healthcare benefits program and willful obstruction of a criminal investigation involving a federal healthcare offense.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose obligations on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, and their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, as well as their covered subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.
U.S. Affordable Care Act Section 6002 (the Sunshine Act)
Enacted in 2010 under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, the Sunshine Act is a national disclosure program that promotes transparency by publishing data on the financial relationships between applicable manufacturers and certain healthcare providers (physicians and teaching hospitals) on a publicly accessible website. The Sunshine Act requires that certain manufacturers of drugs, devices, biologicals, or medical supplies report payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals as well as certain ownership or investment interests held by physicians or their immediate family members to the Centers for Medicare & Medicaid Services (CMS). Beginning in 2022, applicable manufacturers also will be required to report such information regarding its relationships with physician assistants, nurse practitioners, clinical nurse specialists, anesthesiology assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year.
State and Foreign Health Care Laws
Analogous state and foreign anti-kickback and false claims laws also may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, or that apply regardless of payor. Certain state laws also require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government. Further, certain state and local laws require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, require the reporting of information related to drug pricing, and require the registration of pharmaceutical sales representatives. Further, certain laws govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Non-U.S. regulation
Marketing authorization requests outside of the United States are subject to regulatory approval of the respective authorities in the country in which Anchiano would like to market. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved prior to its marketing application approval. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices might not be approved for such product. In the European Union, authorization can be obtained through one of the following pathways: (i) the “centralized” procedure, described in greater detail below, with applications made directly to the EMA leading to the grant of a European marketing authorization by the European Commission, (ii) the “decentralized procedure,” whereby companies may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country, or do not fall within the mandatory scope of the centralized procedure, (iii) the “mutual recognition” procedure, in which applications are made to one or more member states, leading to national marketing authorizations mutually recognized by other member states, or (iv) a “national authorization” application made to a single EU member state. Based on the nature of Anchiano’s products, the marketing authorization will be through the centralized procedure.
The EMA is responsible for the centralized procedure, which results in a single marketing authorization that is valid across the European Union. Applications through the centralized procedure are submitted directly to the EMA. The procedure consists of three milestones:
(i)
Evaluation by a scientific committee for up to seven months, at the end of which the committee adopts an opinion on whether the drug should be approved for marketing. During this period, the EMA may send questions to the company, at which time the aforementioned review clock stops until answers are provided.

(ii)
Formal decision by the EMA’s Committee for Medicinal Products for Human Use, which is transmitted to the European Commission, which issues a formal decision on the authorization of the product.

(iii)
Marketing authorization: Once a European Community marketing authorization has been granted, the marketing-authorization holder can begin to make the medicine available to patients and healthcare professionals in all EU countries.
Even after a company receives marketing authorization, EU law regulates the distribution, classification for supply, labeling and packaging, and advertising of medicinal products for human use. The European Union also regulates the manufacture of medicinal products, requiring cGMP, set forth in the EU Guidelines to Good Manufacturing Practice — Medicinal Products for Human and Veterinary Use.
EU pharmacovigilance directives and regulations require a company to establish post-market surveillance systems that include individual adverse reaction case reports, periodic safety update reports, and company-sponsored post-authorization safety studies. If a medicinal product’s overall risk and benefit profile is found to have changed significantly for any reason, it may be required to be varied, withdrawn, or have its use suspended.
Patent term restoration and extension
A patent claiming a new drug product may be eligible for a limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The PTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA.
Pharmaceutical coverage, pricing and reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any products for which Anchiano may seek to obtain regulatory approval. In the United States and other markets, sales of any future product for which Anchiano receives regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Anchiano may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its prospective products, in addition to the costs required to obtain the FDA approvals. Additionally, a future product may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable Anchiano to maintain price levels sufficient to realize an appropriate return on its investment in product development.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products. For example, in March 2010, the ACA was signed into law in the United States. The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. Among the ACA’s provisions of importance to the pharmaceutical industry are that it:
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Created an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

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increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

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created new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

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extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expanded eligibility criteria for Medicaid programs;

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created a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

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created a licensure framework for follow on biologic products.

There remain judicial and Congressional challenges to certain aspects of the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. For example, the constitutionality of the ACA is currently under review by the United States Supreme Court, although it is unclear when a decision will be made.
Anchiano expects healthcare reform initiatives to continue, particularly in light of the recent presidential election. Anchiano also expects these initiatives to increase pressure on drug pricing. Further, it is possible that additional governmental action is taken in response to the evolving effects of the COVID-19 pandemic.
In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after agreeing on a reimbursement price. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug to currently available therapies. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a drug product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to set their own prices for drug products, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.
Employees and Human Capital Resources
As of December 31, 2020, Anchiano employed three full-time employees. Anchiano has never had a work stoppage, and no employees are represented by a labor organization or under any collective-bargaining arrangements.
Facilities
Anchiano leases an office space containing approximately 2,353 square feet, which is located at One Kendall Square Building, 1400E Suite 14-105, Cambridge, Massachusetts 02139. The lease expires in January 2022 and there are no options to extend the lease. Anchiano believes that its current facilities are sufficient to meet its current and near-term needs.
Legal Proceedings
On February 3, 2021, a complaint (captioned Bispo v. Anchiano Therapeutics Ltd., et al., No. 1:21-cv-00964-JSR) was filed in the United States District Court for the Southern District of New York by a putative stockholder of Anchiano challenging the proposed merger. The complaint names as defendants Anchiano and each member of the Anchiano board. The complaint asserts violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against all defendants, violations of Section 20(a) of the Exchange Act against the individual defendants, and breach of fiduciary duty of candor/disclosure against the individual defendants. The plaintiff contends that the Registration Statement on Form S-4 filed with the SEC by Anchiano on January 13, 2021, omitted or misrepresented material information regarding the merger. The complaint seeks injunctive relief, damages, and an award of plaintiff's costs, including attorneys' fees and expenses.
On February 4, 2021, another complaint (captioned Ciccotelli v. Anchiano Therapeutics Ltd., et al., No. 1:21-cv-00153-UNA) was filed in the United States District Court for the District of Delaware by another putative stockholder of Anchiano challenging the proposed merger. The complaint names as defendants Anchiano, Chemomab, CMB Acquisition Ltd., and each member of the Anchiano board. The complaint asserts violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Anchiano and the individual defendants, and violations of Section 20(a) of the Exchange Act against Chemomab and the individual defendants. The plaintiff contends that the Registration Statement on Form S-4 filed with the SEC by Anchiano on January 13, 2021, omitted or misrepresented material information regarding the merger. The complaint seeks injunctive relief, rescission or rescissory damages, declaratory relief, and an award of plaintiff’s costs, including attorneys’ fees and expenses.
On February 8, 2021, another complaint (captioned Jace v. Anchiano Therapeutics Ltd., et al., No. 1:21-cv-01114-UNA) was filed in the United States District Court for the Southern District of New York by another putative stockholder of Anchiano challenging the proposed merger. The complaint names as defendants Anchiano and each member of the Anchiano board. The complaint asserts violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against all defendants, and violations of Section 20(a) of the Exchange Act against the individual defendants. The plaintiff contends that the Registration Statement on Form S-4 filed with the SEC by Anchiano on January 13, 2021, omitted or misrepresented material information regarding the merger. The complaint seeks injunctive relief, damages, and an award of plaintiff’s costs, including attorneys’ fees and expenses.
We intend to defend these actions vigorously.
Corporate Information
Anchiano’s principal executive offices are located at One Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139 and its phone number is (857) 259-4622. Anchiano’s website is: www.anchiano.com. The information found on Anchiano’s internet website is not part of this proxy statement/prospectus.
Available Information
Anchiano’s investor relations website is located at https://www.anchiano.com/investor-relations/. Anchiano is subject to the reporting requirements of the Exchange Act. Reports filed with the SEC pursuant to the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are available free of charge, through Anchiano’s website. The content of Anchiano’s website is not intended to be incorporated by reference into this proxy statement/prospectus or in any other report or document that Anchiano files. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

CHEMOMAB BUSINESS
Overview
Chemomab is a clinical-stage biotech company discovering and developing innovative therapeutics for conditions with high unmet medical need that involve inflammation and fibrosis. CM-101, the company’s lead clinical product candidate, is a first-in-class humanized monoclonal antibody which hinders the fundamental function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. Chemomab has shown that CM-101 interferes with the underlying biology of inflammation and fibrosis using a novel and differentiated mechanism of action and is actively advancing CM-101 into staggered Phase 2 clinical studies to treat patients with liver, skin, and lung fibrosis. Chemomab has completed two Phase 1a clinical studies at varying doses using different administration methods, as well as a Phase 1b safety, tolerability and proof-of-mechanism clinical study of CM-101 in non-alcoholic fatty liver disease, or NAFLD, patients. Chemomab is currently conducting a Phase 2a clinical study in primary sclerosing cholangitis, or PSC, a rare obstructive and cholestatic liver disease, in the United Kingdom and Israel and Chemomab is planning a Phase 2 study in systemic sclerosis, or SSc, a rare autoimmune rheumatic disease characterized by accumulation of collagen, or fibrosis, this year. Although the primary focus of Chemomab is in these two rare indications, an additional Phase 2a clinical study expanding the understanding of CM-101 in non-alcoholic steatohepatitis, or NASH, to be initiated in early this year.
Fibrosis is the abnormal and excessive accumulation of collagen and extracellular matrix, the non-cellular component in all tissues and organs, consisting of macromolecules such as collagen, that provide structural and biochemical support to surrounding cells, leading to scarring and thickening of connective tissues, affecting tissue properties and potentially leading to organ failure. Fibrosis can occur in many different tissues, including lung, liver, kidney, muscle, skin, and the gastrointestinal tract,resulting in a growing number of progressive fibrotic conditions. A healthy inflammatory response is necessary for efficient tissue repair. However, fibrosis and inflammation are intrinsically linked and a prolonged inflammatory response can contribute to the pathogenesis of fibrosis.
Chemomab has pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in monocytes, macrophages, activated T cells, fibroblasts, endothelial cells, and epithelial cells, including the bile duct epithelial cells called cholangiocytes. Chemomab has developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity allowing it to challenge the complex interplays of both of these inflammatory and fibrotic mechanisms that drive fibrotic indications. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as PSC and SSc, for which patients have no established standard of care treatment options.
Pipeline

Chemomab’s lead product candidate, CM-101, is a first-in-class humanized monoclonal antibody targeting CCL24 that is being advanced in two orphan indications: PSC and SSc. CCL24 has been extensively studied in airway inflammation and, more recently, Chemomab has demonstrated in pre-clinical studies and early clinical studies that it plays an important role in additional indication areas, including inflammation and fibrosis of the liver and skin. Although found in low levels in blood or tissue samples taken from healthy volunteers, elevated levels of both CCL24 and its receptor CCR3, have been found in patients with PSC, SSc and NASH. CCL24 levels have even been correlated to different phases of disease. Chemomab expects that neutralizing CCL24 with an antibody will exert anti-fibrotic and anti-inflammatory effects in patients. CM-101 has been granted orphan drug designation by both the FDA and the EMA in its primary indications of PSC and SSc based on extensive preclinical and non-clinical data. This designation provides multiple benefits, including exclusive marketing and development rights for a period of time for these indications.
PSC is a rare, chronic cholestatic liver disease characterized by progressive inflammation, fibrosis, and destruction of the intrahepatic and extra-hepatic bile ducts with no identifiable cause. Cholestasis is a symptom of liver injury and is characterized as the interruption of bile flow from hepatocytes to the intestine, which leads to bile acid accumulation in the liver, resulting in oxidative stress, inflammation, apoptosis, and fibrosis. PSC affects approximately 30,000- 45,000 patients in the United States and is commonly associated with inflammatory bowel disease. Median survival is between 10-12 years. Fibrosis and inflammatory responses induce a progressive spread of the fibrotic condition. No treatment aside from a liver transplant has been associated with change of the disease course or significant long term improvement in the clinical outcome. PSC is a clear serious unmet medical need with no FDA-approved therapeutics and for which the current standard of care is inadequate.
SSc is a connective tissue disease characterized by excessive fibrosis and extracellular matrix accumulation in the skin, lung, and other visceral organs. The disease initiates with an early inflammatory phase involving the immune cell network, as well as endothelial cells. As the disease progresses, the inflammation increase, fibroblasts and myofibroblasts generate tissue fibrosis and endothelial cells promote vascular injury, which leads to skin fibrosis, interstitial lung disease, myocardial insufficiency, vascular obliteration, distal ulcerations, and gangrene. SSC affects approximately 75,000-100,000 patients in the United States.
Chemomab is primarily focused on the orphan indications PSC and SSc, and believes that it has additional opportunities in neighboring fibrotic-inflammatory disease areas such as NASH and idiopathic pulmonary fibrosis, or IPF. CM-101 has shown promising anti-fibrotic and anti-inflammatory effects in preclinical studies of liver fibrosis and PSC, with significant reductions in fibrotic genes, liver enzymes, bile acid and cholangiocyte proliferation, all reflecting an improvement in disease status. In preclinical studies of SSc, CM-101 reduces inflammatory and fibrotic injury resulting in reductions in dermal thickness, collagen concentration in the skin and the lung and immune cell infiltration in the lung.
Chemomab has completed two Phase 1a single ascending dose studies with intravenous, or IV, and subcutaneous, or SC, administrations of CM-101 in 40 healthy volunteers. The drug was shown to be safe and well-tolerated, with a PK profile supporting dosing once every 2-4 weeks. The company also recently completed a Phase 1b multiple administrations ascending dose study in 16 NAFLD patients, expanding its safety, tolerability, and pharmacodynamics database to include less healthy patients.
Chemomab is currently recruiting patients, in the United Kingdom and Israel, for a Phase 2a randomized, double-blind, placebo-controlled study in PSC patients. The company plans to enroll 45 patients over a 15-week treatment window. Two independent-primary endpoints for the clinical study will be changes in alkaline phosphatase, orALP, liver enzyme levels and enhanced liver fibrosis, or ELF, score, both established parameters for the evaluation of liver health and fibrosis in PSC patients. Secondary and exploratory endpoints will include other liver enzymes, fibrotic and inflammatory markers, and liver stiffness measured by elastography (FibroScanTM). Chemomab intends to initiate a 60 patient global randomized, double-blind, placebo-controlled Phase 2 clinical study in SSc this year. The company will evaluate the Combined Response Index in diffuse cutaneous Systemic Sclerosis, or ACR CRISS, score as a primary endpoint. Safety and tolerability, as well as lung function, skin thickness and fibrotic biomarkers, will be secondary and exploratory endpoints. Chemomab may also explore CM-101 in other indications, where the dual activity of CM-101 acting on both inflammation and fibrosis could provide new avenues for treating conditions like NASH and IPF.
Chemomab was founded in 2011, based on a novel discovery originating from the Sourasky Medical Center in Tel-Aviv, Israel, where Professor Jacob George first identified CCL24 as a key regulator of unstable plaque formation in atherosclerotic patients. In its early years, Chemomab focused on research directed at clarifying the role and effectiveness of a CCL24 blockade. In 2015, Chemomab selected its proprietary lead product candidate, CM-101, and started product development directed towards human testing.
Chemomab has assembled an executive team with highly relevant experience in inflammation and fibrosis, and biologics drug discovery and clinical development. Adi Mor, Ph.D., Chemomab’s Chief Executive Officer and Co-founder has 15 years of experience in Immunology and has led the CM-101 program from discovery stage into Phase 2 clinical studies. Arnon Aharon, M.D., Chemomab’s Chief Medical Officer, brings deep experience in clinical development. He previously served as the Chief Medical Officer to BiolineRx where he directed the oncology and immunology pipeline. Dr. Aharon’s professional experience also includes multiple senior management positions at private and publicly traded biotechnology companies, such as Pharmos Ltd. and Thrombotech Ltd.
Since 2011 Chemomab has raised approximately $35 million from investors including OrbiMed, Peter Thiel, SBI JI, Boryung Pharmaceutical, Presight Capital, Milestone, Centillion and Finteca.
Company strategy
Chemomab aims to become a world-leading company for the treatment of fibrosis, developing novel therapies across a wide range of fibrotic indications. To achieve this, the company is focused on the following key strategies:
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Advance Chemomab’s lead product, CM-101, for the treatment of PSC and SSc, through clinical development to approval

Chemomab is developing CM-101 as a novel therapy for PSC and SSc, two orphan indications with high unmet medical need. Chemomab has completed the Phase 1 clinical studies (single and multiple administration safety and tolerability studies). Chemomab is currently conducting a Phase 2a study in PSC and it intends to commence a Phase 2 study in SSc this year. Following completion of the Phase 2 studies, Chemomab will engage with the FDA and comparable foreign authorities to discuss the requirements from the pivotal study(ies) needed to obtain approval. Chemomab holds orphan designation for both PSC and SSc in the United States and European Union and, based on the Phase 2 results, will seek expedited regulatory approval such as the Fast Track, Breakthrough Therapy, and Priority Review designations. Chemomab expects that in order to obtain regulatory approval for the use of CM-101 to treat these indications, it will be required to conduct only one Phase 3 pivotal study for each such orphan indication.
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Expand Chemomab’s next generation pipeline

Based on the know-how, knowledge and experience it has gathered in fibrosis and fibrotic diseases, Chemomab intends to expand its pipeline with next generation products developed against new targets. Chemomab will also explore targeting CCL24 with additional, complementary fibrotic or inflammatory mechanisms, including acquiring or in-licensing innovative product candidates.
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Selectively evaluate partnership opportunities

Chemomab continuously explores partnership opportunities to advance CM-101 development in PSC and SSc, identifying companies with drugs (either approved or in development) that could possibly be combined with CM-101, extending the development of CM-101 to new indications beyond PSC and SSc, and seeking additional significant commercial or drug development capabilities.
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Explore opportunities for CM-101 in additional fibrotic indications

The dual activity of CM-101 will continue to drive Chemomab into new disease areas and to build new collaborations with global medical researchers. CM-101 has shown anti-fibrotic activity in animal models and human tissue studies of NASH and IPF. Chemomab continuously evaluates the potential benefit of CM-101 outside of its two lead indications in order to maximize the product’s potential.
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Strengthen Chemomab’s intellectual property portfolio

Chemomab believes that it has developed a strong intellectual property portfolio and will continue to seek, maintain, and defend patent rights, whether developed internally or licensed to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of its business proprietary position in the field of inflammation and fibrosis.
Fibrosis and inflammation
Tissue damage activates a repair process that includes acute inflammation followed by either successful complete repair or tissue replacement by fibrosis. However, persistent and repeated damage results in continuous activation of the repair process leading to chronic inflammation, progressive tissue fibrosis and sclerosis.
Fibrosis is an accumulation of non-functional tissue and can occur in many different tissues, including lung, liver, kidney, muscle, skin and the gastrointestinal tract, resulting in a growing number of chronic fibrotic conditions. Liver fibrosis is the process of excessive accumulation of extracellular matrix proteins, predominantly collagen, which occurs as results of liver injury. In cases of acute temporary damage, these changes are transient and liver fibrosis may resolve. In chronic cases, however, the liver damage persists and chronic inflammation and accumulation of the extracellular matrix eventually leads to cirrhosis. The various fibrotic manifestations in conditions like SSc are still not well understood. Disease progression is characterized by an early inflammatory onset followed by tissue fibrosis, vascular injury and organ damage. Fibrosis, and specifically lung fibrosis, is the main cause of disease progression and mortality.
Fibrosis and inflammation are intrinsically linked; a healthy inflammatory response is necessary for efficient wound healing, however, a prolonged response can contribute to the pathogenesis of fibrosis. The inflammatory response during chronic liver injury is a dynamic process with intrahepatic accumulation of diverse immune cells. Recruitment and infiltration of these cells to the liver and their localization is mainly determined by chemokines and cytokines that are produced by hepatocytes, immune cells, biliary epithelial cells, and endothelial cells. Notably, activated liver fibroblasts, the hepatic stellate cells, or HSCs, secrete various chemokines, thereby contributing to the ongoing immune response during fibrotic liver diseases. Similarly, for SSc, the early inflammatory phase leading to fibrosis in multiple organs of the body include activation of the immune cell network of lymphocytes, eosinophils, and monocytes, as well as endothelial and endothelial progenitor cells. In the advanced SSc phase, fibroblasts and myofibroblasts take the lead to generate tissue fibrosis.
Chemokine involvement in inflammation and fibrosis
Chemokines are a group of small signaling proteins thought to be involved in the etiology, or causation, of multiple inflammatory diseases. They are not only implicated in immune cell recruitment during inflammation, but also contribute to immune surveillance, direct cells to target organs in homeostasis, and exert pleiotropic, or diverse, effects on nonimmune cells, for instance, directly influencing the functionality of fibrogenic cells. Chemokines and their corresponding chemokine receptors are key players in orchestrating the sequential influx of immune cells into damaged or disease organs, driving inflammatory responses to specific triggers.
In the liver, chemokines have a key role in the development of inflammation and wound healing responses, which can lead to either resolution of liver injury or promote, if ongoing, maladaptive responses with chronic inflammation, fibrosis, and development of clinically manifest liver disease. Although the pathophysiology underlying PSC has not yet been fully clarified, animal models of PSC have provided contributions in dissecting the molecular basis of this disease and focusing on the role of cytokines and chemokines as important pathogenetic mediators of liver inflammation and fibrosis. Recently published studies demonstrated that in most of the processes suggested for the onset and the development of PSC, chemokines and chemokine receptors play a key role. HSCs may be the main producers of cytokines and play the initial role in the progression of liver fibrosis by attracting different types of immune cells, resulting in further production of cytokines and liver injury in a vicious disease cycle. Extensive proliferation, transdifferentiation and activation of HSCs results in ongoing chronic tissue remodeling and severe fibrosis. In addition, chemokines are also involved in promoting polarization of the recruited immune cells. Therefore, chemokines may participate in PSC by either promoting migration of inflammatory and fibrotic cells, by activating inflammatory and fibrotic cells locally, or by inducing cytokines that promote collagen and matrix deposition.
Likewise, in SSc pathogenesis, chemokines foster migration and activation of inflammatory and fibrotic cells, inducing the secretion of cytokines that promote collagen and matrix deposition in affected organs. Indeed, patients with SSc exhibit increased systemic levels of proinflammatory chemokines and some have also been shown to correlate with limited or diffuse cutaneous disease phenotype and/or to organ-specific pathology as lung disease or skin vascular inflammation.
The role of CCL24
CCL24 is a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. This chemokine is known to be expressed by activated T cells, monocytes, epithelial cells and endothelial cells, as well as by activated fibroblasts. CCL24 induces chemotaxis and activation of CCR3-expressing cells, including immune cells and fibroblasts.
Chemomab has been the driving force in establishing the role of CCL24 in the pathogenesis of PSC and SSc, however, others have proven its contribution in other indications. For example, published work has shown that both CCL24 and CCR3 are involved in lung and skin inflammation and fibrosis. CCR3 is robustly expressed on eosinophils and recent data has suggested that eosinophilic inflammation may be involved in the pathogenesis and progression of SSc. For example, in SSc patients, eosinophil counts, but not total leukocytes, were significantly higher than in patients with other connective autoimmune diseases. Eosinophil counts correlated positively with both interstitial lung disease severity and the modified Rodnan skin thickness score, or mRSS. Notably, CCR3 was demonstrated to be expressed on oral and dermal fibroblasts where it modulates wound healing and tissue remodeling processes. A recent academic study also demonstrated overexpression of CCR3 on monocyte populations isolated from SSc patients. CCL24 was shown to be involved in proinflammatory reactions, specifically contributing to the type 2 immune reaction involving Th2 lymphocytes and M2 macrophages that were shown to be present in skin lesions of SSc patients. Accordingly, CCL24 was found to play a dominant role in inducing profibrotic effects and to be overexpressed in fibrotic lungs and bronchoalveolar lavage fluid from patients with idiopathic pulmonary fibrosis (IPF), a disease sharing similar lung dysfunction features with SSc. Furthermore, CCL24 was shown to promote collagen production in human lung fibroblasts and to be constitutively expressed by dermal fibroblasts.
Prior studies support the role of CCL24/CCR3 signaling in the pathogenesis of SSc and these findings have been further explored by Chemomab in SSc and for the first time, in PSC.
CCL24 is a critical mediator promoting inflammation and fibrosis

Challenges to drug development in fibrosis and inflammation
Successful treatment of fibrotic disorders has in large part remained elusive, primarily due to incomplete understanding of the complexity and multi-mechanism contributions to disease progression. This has complicated preclinical investigations for new products and new targets, with animal models having limited resemblance to human disease. As such, preclinical animal data is often of short treatment duration and does not capture the effects of treating chronic fibrotic indications. This is particularly applicable to complex, orphan indications like SSc, where there is still no approved standard of care or proven target mechanism. Most drug approvals in this space have been focused on fibrosis of the lungs i.e., idiopathic pulmonary fibrosis, or IPF, interstitial lung disease, or ILD, and pulmonary arterial hypertension, or PAH.
Most approved anti-fibrotic products target extracellular components, given their biological accessibility, and inhibition of receptors and ligands preventing downstream signaling is considered to be an effective choice to alleviate fibrosis. PDGF and TGF-β are commonly studied targets in fibrosis and there are two approved products that target these pathways, pirfenidone and nintedanib. Both pirfenidone and nintedanib are approved for the treatment of IPF, with nintedanib also recently approved for treatment of systemic sclerosis associated interstitial lung disease and chronic fibrosing interstitial lung diseases. Due to the strong associations between inflammation and fibrosis, companies have devoted efforts to anti-inflammatory drugs with the hope that reduction in inflammation will attenuate fibrosis. For example, companies have targeted TNF-α, a commonly explored anti-inflammatory mechanism in fibrotic indications. This has yet to result in any product approvals in fibrosis. Despite the success of targeting cytokines, inflammatory factors and immune cells in pure inflammatory autoimmune diseases, like blocking TNF     and IL-6, these results have not been reproduced in studies targeting inflammatory fibrotic indications. Treatments that inhibit certain pure anti fibrotic pathways, such as nintedanib and pirfenidone, have resulted in limited clinical benefit. Chemomab believes that these results highlight the importance of a dual mechanism that, with adequate selectivity, will target inflammatory processes and will directly prevent fibrosis resulting in blockage of multiple disease-contributing mechanisms.
Notwithstanding challenges in the field of fibrosis and inflammation, there is still significant industry interest given the associated unmet medical needs and the open field to identifying optimal therapeutic targets. For example, in 2019 Novartis completed two transactions related to the treatment of NASH, a liver metabolic fibrotic disease. It acquired IFM Tre for NLRP3 antagonists for a $310 million upfront payment and total potential consideration of $1.5 billion and licensed an integrin inhibitor from Pliant Therapeutics for an $80 million upfront payment. Additionally, Gilead Sciences licensed two preclinical programs, one in NASH for a $15 million upfront payment (total potential consideration of $785 million) and the other for TGF-β inhibitors in fibrosis for an $80 million upfront payment and total potential consideration of $1.4 billion. In 2020, Roche acquired Promedior Inc. for a $390 upront payment and total potential consideration of $1 billion in milestones for its Phase 2 product in pulmonary fibrosis and Bayer partnered with Recursion Pharmaceuticals to develop and commercialize preclinical-stage small molecule treatments for fibrotic conditions for a $30 million upfront payment and total potential consideration of $1 billion. Boehringer Ingelheim also acquired Enleofen Bio in a deal worth $1 billion for its NASH and ILD anti-IL11 platform.
Targeting chemokines as a treatment for fibrotic indications
Chemomab believes that its approach, selectively targeting fibrotic conditions by attenuating both inflammation and fibrosis, may be an optimal approach for both effectiveness and reduction of toxicity. As central regulators of initiation and progression of fibrotic disorders, chemokines are an ideal target to impact both inflammation and fibrosis. Some chemokines are also disease-specific, allowing for potential selectivity.
Chemokine receptors, or CCRs, have been more extensively studied as drug targets in fibrotic conditions compared to chemokine ligands, however, the therapeutic effects of CCR inhibitors have generally fallen short in the clinic. Pharmaceutical companies have previously explored the CCL24 ligand receptor, CCR3, and its other ligands CCL7 and CCL11, with small or large molecule inhibitors. These programs were directed at inhibiting eosinophilic trafficking in respiratory and allergic inflammation, however, despite promising preclinical data, most programs were discontinued largely due to poor safety profiles and limited efficacy of the antagonist used. To Chemomab’s knowledge, only Alkahest has an active program that explores CCR3 inhibition, which is under license from Boehringer Ingelheim and is being developed as a treatment for wet AMD. In contrast, CCL24 presents a more promising opportunity. Unlike other CCR3 ligands, CCL24 binds only to the CCR3 receptor and is also organ/disease-specific which together could provide enhanced selectivity and tolerability. For example, CCL24 is elevated in the liver and cholangiocytes (bile duct epithelia) in PSC patients and is specifically related to fibrosis-related inflammation and not generalized eosinophilic inflammation as its receptor. Likewise, elevation of CCL24 has been shown in fibrotic lungs and bronchoalveolar lavage fluid from patients with idiopathic pulmonary fibrosis, or IPF, a disease sharing similar lung dysfunction features with SSc and which recently was correlated, by Chemomab, with disease severity and lung involvement in a cohort of SSc patients from the United Kingdom. Furthermore, CCL24 is constitutively expressed by skin and dermal fibroblasts. The use of an antibody in targeting this chemokine is a novel approach to targeting fibrosis.
Chemomab’s expertise and approach to drug discovery
Chemomab is a clinical stage biotechnology company focused on the discovery and development of novel drugs to address fibrotic indications with unmet medical needs. CCL24 is a key target promoting fibrosis as it regulates the two main processes that drive fibrosis: fibroblast activation and immune cell migration and activation. Using Chemomab’s expertise in monoclonal antibody, or mAb, development and deep knowledge of chemokines biology. Chemomab is developing CM-101, a proprietary, first-in-class, fully humanized mAb that through research and studies to date, is found to neutralize CCL24 and by so doing inhibits its disease-related functions in both inflammation and fibrosis. This represents an innovative approach to anti-fibrotic drug discovery and a key differentiator for Chemomab. The ability of CM-101 to directly attenuate fibroblast activation and concurrently attenuate recruitment of immune cells is novel and could address a wide-range of hard-to-treat fibrotic diseases.
Chemomab’s ongoing collaborations are complementary in both preclinical and clinical aspects of research and development. Chemomab has created an extensive panel of in vitro, ex vivo and in vivo assays which it has used to further the understanding of fibrotic processes together with the role of CCL24 in various diseases and the effects of its neutralization with CM-101. These assays have allowed Chemomab to sequentially explore target validation and proof of mechanism in disease relevant human and animal samples which continues to de-risk the translation of CM-101 into the clinic.
Target expression and engagement
Chemomab regularly collaborates with leading academic centers around the world to investigate the role of CCL24 and CM-101 in various indications. For example, Chemomab works with The Royal Free Hospital, or RFH, in London, United Kingdom to access liver biopsy and serum samples from patients with PSC. Using immunohistochemistry and florescence microscopy to stain CCL24 and CCR3 it explores the expression patterns of these targets in disease relevant human samples and compares them to healthy volunteers. Similarly, Chemomab has tested biopsies of SSc patients through a collaboration with Florence University in Italy.
Proof of mechanism
Chemomab explores fibroblast activation and immune cell recruitment in response to CM-101 treatment through in house ex vivo and in vitro assays. Chemomab executed a multitude of validated genetic and treatment-based disease models in fibrotic and inflammatory indications in which it has investigated CM-101’s effects. Additionally, as part of a collaboration with Nordic Biosciences, Copenhagen, Denmark, Chemomab has gained access to proprietary tools and expertise to explore the effects of CM-101 on key fibrogenesis and fibrolysis biomarkers. Nordic Biosciences is a world-leading extracellular matrix specialist and continues to contribute as Chemomab analyses its clinical samples.

Chemomab has created a landscape of biological assays to explore CCL24 and CM-101
Chemomab plans to explore next generation biologic products, and, based on its wide database of patient samples and extensive knowledge and experience in fibrosis, aims to identify targets that could complement CCL24 inhibition. Next generation assets may therefore be dual targeting and will be screened through the panel of assays available at Chemomab evaluating target expression in fibrotic tissues as well as the anti-fibrotic activity of potential candidates. Similar to CM-101, this process will establish proof-of-biological-mechanism in both animal models and human tissue prior to commencing product development and initiating clinical studies.
The Chemomab pipeline
CM-101 in PSC and SSc
Chemomab’s lead product, CM-101, is a first-in-class humanized monoclonal antibody targeting CCL24 and being developed initially for treatment of PSC and SSc, with potential future opportunity in other fibrotic-inflammatory indications. Chemomab has completed two Phase 1a studies of CM-101 in healthy volunteers as well as a Phase 1b safety, tolerability and proof-of-mechanism study in NAFLD patients. A Phase 2a study in PSC is now ongoing in the United Kingdom and Israel and a Phase 2 study in SSc will follow this year. Although the primary focus of Chemomab is these two orphan indications, a Phase 2a study expanding the safety, tolerability and mechanistic dataset for CM-101 is also planned in NASH patients.
Primary Sclerosing Cholangitis
PSC is a progressive, rare, and chronic cholestatic liver disorder that is characterized by thickening, inflammation, and fibrosis of the bile ducts in which both intra- and extra-hepatic bile ducts are affected. This generally leads to cholestasis, liver damage, cirrhosis, and eventually to liver failure. The exact cause of PSC remains mostly known; however, immune system dysregulation, genes, viruses, and bacteria may be involved. PSC is commonly associated with inflammatory bowel disease, orIBD. Approximately three in every four individuals with PSC also have ulcerative colitis. Most individuals affected with PSC are adults with an average age of diagnosis being 40 years; however, it may also occur in children. Disease progression, symptoms, and severity may vary greatly between individuals. Patients in the initial stages of PSC are generally asymptomatic or have only mild symptoms.
Abdominal discomfort, fatigue, and pruritus, or itching, are common initial symptoms of PSC which can be severe and debilitating. The initial step in diagnosing PSC is to evaluate liver enzyme levels through blood tests. Physicians will then confirm a diagnosis with cholangiography ultrasound and, in rare cases, a liver biopsy. As the disease progresses, bile flow from the liver is obstructed and is subsequently absorbed into the bloodstream leading to the yellowing of the mucous membranes, whites of the eyes, and skin. Furthermore, individuals may also experience abdominal pain, malaise, light-colored stools, nausea, dark urine, weight loss, and/or hepatomegaly or splenomegaly. PSC patients have a 40-fold increased risk of liver cancer and a 400-fold increased risk of cholangiocarcinoma, and the disease may lead to other conditions including osteoporosis, bacterial cholangitis, portal hypertension, bleeding, as well as vitamin deficiencies.
There are currently no specific medical therapies that can alter or cure the course of the disease; instead, available treatments are directed towards slowing the progression of PSC and treating symptoms. In certain individuals, endoscopic surgery may be performed to enlarge the narrowed bile ducts and to remove blockages. Complications due to vitamin deficiencies can be prevented with the help of vitamin supplements, while infections and inflammation can be controlled by using antibiotics. Cholestyramine and UCDA can be effective in managing itching and can be used with or without antihistamines. Patients with advanced symptoms such as end-stage liver disease, recurent bacterial cholangitis and intractable pruritus, will undergo liver transplantation, however, in 30% of cases, PSC will recur even after liver transplantation. The median survival is 10-12 years without intervention.
Systemic Sclerosis
SSc is an autoimmune inflammatory condition which results in widespread fibrosis and vascular abnormalities affecting the skin, lungs, gastrointestinal tract, heart and kidneys. Other key features of SSc include thickening and hardening of the skin, autoantibody production and abnormal nail fold capillaries. The underlying mechanisms that cause SSc are complex and for the most part unknown but most likely involve a combination of factors including the immune system, genetics, and environmental triggers. Various pathways are involved in the pathogenesis of SSc including cytokines that injure blood vessels, growth factors that stimulate collagen, integrin signaling, morphogen pathways, and co-stimulatory pathways. SSc is generally diagnosed between the age of 30 and 50 years and is most prevalent in women.
Given that SSc can affect many different parts of the body there are a multitude of different symptoms of the disease. The most widely observed symptoms include fatigue, arthralgia, and myalgia. However, the earliest sign is often the Raynaud phenomenon in which the body’s normal response to cold or emotional stress is exaggerated, resulting in abnormal spasms in arterioles. Cutaneous features include sclerosis of the skin, particularly the face and hands. Gastrointestinal symptoms of the upper tract include acid reflux and of the lower tract include bloating, nausea and incontinence. Cardiopulmonary presentations include interstitial lung disease, pulmonary arterial hypertension and cardiac scleroderma. Renal and ocular symptoms can also present and 20% of SSc patients have an overlapping diagnosis with other connective tissue diseases and can develop arthritis, lupus or myositis. SSc is subdivided into two main types related to the distribution of skin involvement: diffuse cutaneous (two-thirds of cases) and limited cutaneous. Diffuse SSc, or dcSSc, is rapidly progressive with more significant organ involvement.
There is no cure for SSc. Established treatments can help with symptoms and may only modify the disease outcome if given early in the disease course. Prescribed medications, used off-label, primarily focus on suppressing inflammation with NSAIDs and dilating abnormal or constricted blood vessels with losartan, sildenafil, iloprost and SSRIs, as well as treatments to manage individual organ involvement. The only two drugs that are approved for the treatment of SSc symptoms are Bosentan by Actelion Pharmaceuticals, approved in Europe for the prevention of digital ulcer development, and nintedanib by Boehringer Ingelheim, recently approved in the United States, Europe and Japan for the treatment of SSc associated interstitial lung disease. The clinical course of SSc is determined by the extent of vascular and fibrosis complications and has the highest mortality rate among the systemic rheumatic diseases as 40% of patients die within 10 years from disease onset, with pulmonary involvement being the leading cause of death.
Chemomab’s solution is CM-101
The dual anti-fibrotic and anti-inflammatory activity of CM-101 enables the targeting of a wide range of pathogenic mechanisms and affords patients a new treatment that may have a more impactful effect on disease progression.

Targeting CCL24 offers a dual activity approach
In order to understand CCL24’s role in disease pathophysiology, Chemomab has collected data on CCL24 levels from patient with multiple fibrotic-inflammatory indications, including those with PSC, SSc and NASH. PSC patients’ liver biopsies and SSc skin samples were stained for CCL24 and its receptor, CCR3. Blood samples taken from PSC and SSc patients were used to further evaluate the role of the CCL24-CCR3 axis exploring levels of circulating CCL24 and CCR3. To explore the influence of CCL24 on disease status, CCL24 serum levels were correlated with fibrotic biomarkers and disease severity markers.
CCL24 levels in liver biopsies from PSC patients
PSC pathology generally initiates with bile duct damage leading to cholestasis, bile duct inflammation and fibrosis and finally to substantial liver damage. Chemomab assessed the accumulation and cellular localization of CCL24 in livers of PSC patients focusing on CCL24 levels in the periductal damaged zone that is most relevant to disease pathology. CCL24 was mainly found in inflammatory cells in the liver of PSC patients and due to the robust liver inflammatory insult in PSC, reflected by massive accumulation of resident and recruited immune cells in the periductal space, CCL24 positive staining was extensive. Specific and robust CCL24 staining was also shown in cholangiocytes, the epithelial cells of the bile ducts. Activated myofibroblasts that surround the bile ducts, whether they originate from hepatic stellate cells or portal fibroblasts, are the main drivers of the excess extracellular matrix accumulation in this area, comprising the unique “onion ring” shape seen in PSC liver sections. The collective expression pattern shows high CCL24 levels in areas that are most affected in PSC and highlights its central role in PSC related liver pathology.
Elevated CCL24 staining in liver biopsies from PSC patients
CCR3 levels in liver biopsies from PSC patients
To evaluate the levels of CCR3, the receptor of CCL24, and identify the cells that can potentially respond to CCL24 secretion, biopsies were stained for CCR3 As seen for CCL24, specific CCR3 staining was evident in cholangiocytes, surrounding immune cells and fibroblasts.

Elevated CCR3 staining in liver biopsies from PSC patients
CCL24 levels in serum and correlation to a fibrotic biomarker in PSC patients
Together with RFH, Chemomab analyzed serum levels of CCL24 in PSC patients at various stages of disease. CCL24 levels showed a positive correlation to the liver fibrosis biomarker ELF score, which is a commercially available test that reflects liver fibrosis stage based on serum concentrations of several fibrosis-related proteins. When dividing this cohort of PSC serum samples by ALP levels, a circulating parameter used for monitoring PSC activity, there was a stronger relation of the fibrotic biomarker and CCL24 with increased ALP reflected.
CCL24 levels correlate with ELF score
CCR3 levels in circulating PBMCs in PSC patients
Chronic liver inflammation is driven in most hepatic injuries by several different immune cell populations originating from either resident hepatic immune cells or recruited cells from the circulation to the damaged site. In collaboration with the Kaplan Medical Center, Israel, Chemomab explored systemic changes of CCR3, given that this could impact cell recruitment to the PSC damaged liver. PBMCs from ten PSC patients and healthy controls were stained for expression of CCR3 and demonstrated that levels were significantly higher in PSC patient samples compared to healthy donors.
PSC patients showed significantly higher expression of CCR3 on PBMCs

CCL24 and CCR3 levels in skin biopsies from SSc patients
Chemomab analyzed skin samples from diffuse SSc patients and healthy volunteers and the SSc samples showed elevations in CCL24 and CCR3. Specifically, higher accumulation of CCL24 on immune cells skin infiltration was shown in the SSc samples and CCR3 was evident in skin fibroblasts, immune cells and endothelial cells. These elevations led to a CCL24 mediated robust activation of CCR3 expressing cells which enhances the recruitment of immune cells and fibroblasts to the diseased organ.
SSc patients showed elevated levels of CCL24 in skin tissue
SSc patients showed elevated levels of CCR3 in skin tissue
CCL24 levels in serum samples from SSc patients and correlation with fibrotic biomarkers
Chemomab analyzed SSc serum samples which showed that CCL24 levels were significantly increased in SSc patients compared with healthy individuals. Notably, in diffuse SSc patients, CCL24 levels were fourfold higher than in healthy control patients, while in limited SSc patients, a threefold elevation was found compared with healthy controls. Additionally, the levels of CCL24 were correlated with a biomarker of SSc severity, anti-topoisomerase, an autoantibody seen in diffuse SSc patients.
SSc patients showed elevated levels of CCL24 in serum samples

Clinical Development of CM-101
Completed studies
The CM-101 Phase 1 program included two Phase 1a single administration, or SAD, studies, using IV and SC administration with doses ranging from 0.75-10 mg/kg, in healthy volunteers and a Phase 1b multiple administration (MAD) study (5 administrations) in NAFLD patients with normal liver function, testing 2.5 mg/kg IV and 5 mg/kg SC. To date 42 subjects have received at least one CM-101 dose, the majority by IV infusion (12/42 subjects received SC).
Safety
The first Phase 1a study, which was a single-center, randomized double-blind, placebo-controlled, single-dose, dose-escalation study, included four escalating dose groups of eight subjects each. In each dose group subjects were randomized in a 3:1 ratio to receive a single IV infusion of either CM-101 (n=6) or placebo (n=2). A total of 24 subjects were enrolled into the study and randomized to the treatment groups (0.75 mg/kg, 2.5 mg/kg, 5.0 mg/kg, 10 mg/kg) and eight subjects received a placebo. All 32 subjects completed the study as planned. Single, IV doses of CM-101 were safe and well tolerated up to the highest dose level (10 mg/kg) in healthy subjects. No severe or serious adverse events, or AEs, occurred during the study and all CM-101 related AEs were mild, with one moderate AE reported in the placebo group (myalgia).
The second Phase 1a study was also a single-center, randomized double-blind, placebo-controlled, single-dose study, but evaluated only one dose group. Subjects were randomized in a 3:1 ratio to receive a single SC injection of either CM-101 5 mg/kg (n=6) or matching placebo (n=2). A total of eight subjects were enrolled into the study and randomized; all eight subjects completed the study as planned. Single, SC administration of 5 mg/kg of CM-101 was safe and well tolerated with no severe or serious AEs occurring during the study. A total of 6 AEs were reported in two subjects treated with CM-101; only one AE was classified as related to CM-101 (change in diastolic blood pressure) and that AE was classified as mild in intensity.
In both Phase 1a studies, all AEs reported were resolved; no subjects discontinued the study prematurely due to AEs, and no concomitant medications were required for treatment of any drug-related AEs. No clinically significant changes in laboratory tests (hematology, chemistry or urinalysis), vital signs, ECG, physical examination or infusion site examination were observed. In the first Phase 1a study with CM-101 delivered by IV administration, the effect on cytokine secretion was tested pre-treatment and one hour, eight hours and 24 hours post drug administration. Serum levels of a panel of cytokines including IL-6, IFNγ, GM-CSF, TNF-α, IL-2, IL-4, IL-8 and IL-10 showed no significant change at all tested CM-101 doses and timepoints. These findings suggest that single CM-101 administration does not cause immune activation nor cytokine secretion. Additionally, none of the subjects in either of the Phase 1a studies tested positive for anti-drug antibodies (ADA).
The multiple administrations randomized, placebo-controlled, Phase 1b study in NAFLD patients with normal liver function tests evaluated two dose levels. The first dose level of 2.5 mg/kg CM-101 was administered as IV infusions and the second dose level of 5 mg/kg was administered as SC injections. Both dose levels involved five drug administrations over 12 weeks (Q3W) providing 15 weeks of treatment coverage. At both dose levels, subjects were randomized in a 3:1 ratio to receive either CM-101 (n=6 per cohort) (2.5 mg/kg IV or 5 mg/kg SC) or matching placebo (n=2 per cohort). Five repeated IV and SC CM-101 administrations were safe and well tolerated and there were no deaths, or severe or serious drug related AEs reported throughout the study. Only mild to moderate AEs were reported in the CM-101 treatment groups of which only two AEs were classified as possibly related to CM-101. No injection site reactions or clinically significant trends in laboratory tests (hematology, chemistry, or urinalysis), vital signs, ECG or physical examination were observed. One patient experienced a non-drug-related SAE. This patient was a 61-year-old female that was subsequently diagnosed with a non-treatment related meningioma. The tumor was treated surgically, and the patient was discontinued from the study.
Pharmacokinetics with single-dose administration
PK analysis was conducted for the Phase 1 studies and the quantification of CM-101 in plasma samples was performed using a validated ELISA-based assay by Eurofins (UK). Following IV infusion in healthy volunteers, CM-101 exhibited a biphasic serum concentration vs. time curve (rapid distribution phase and slow elimination phase) which is typical for monoclonal antibodies. Target-mediated drug disposition (TMDD), or presence of ADAs, was not evident in the analyzed concentration vs. time curves of CM-101, which exhibited linear terminal slope without apparent TMDD kinetics or other concentration-dependent changes of the elimination kinetics. Comparison of the PK data of 5 mg/kg CM-101 using IV administration against SC administration indicates consistent distribution and elimination behavior of CM-101.
At either IV or SC administration, the values of the PK parameters obtained in the non-compartmental and compartmental analysis of CM-101 concentration vs. time data appear to be typical for monoclonal antibodies that undergo FcRn-mediated recycling. The terminal half-life of CM-101 was long for both SC and IV formulations which supports administration of CM-101 at a frequency of once every 2-4 weeks.
Pharmacokinetics with multiple-dose administration
PK analysis of the data from the Phase 1b study was conducted to evaluate CM-101 following multiple IV infusion of 2.5 mg/kg or 5 mg/kg SC injections of CM-101 in NAFLD patients. Following repeated IV infusions (2.5 mg/kg Q3W) and SC injection (5 mg/kg Q3W), CM-101 exhibited a long terminal half-life, similar to the terminal half life seen in the single dose studies. CM-101 accumulated over time, resulting in significant systemic exposure over time and potentially reaching a steady state.
Overall, CM-101 reached steady state conditions more slowly following SC injection, as compared to IV infusion. The inter-patient variability in CM-101 serum concentrations was higher for SC dosing injection, as compared to IV. The trough CM-101 serum concentrations after repeated 5 mg/kg SC injections were proportionally higher than those after 2.5 mg/kg IV infusions, considering the difference in administration modes. Comparison of the PK data of CM-101 in the Phase 1b to the Phase 1a studies indicates a consistency in PK behavior of CM-101.
Pharmacodynamics and target engagement of CM-101
Serum was taken from patients in all three Phase 1 studies at different times and the levels of both CCL24 and CM-101 were measured. Total CCL24 levels represent CM-101’s engagement to its target. Total CCL24 levels were increased following administration of the drug, which indicates that CM-101 is effective in target engagement, as the higher levels of CCL24 correlated significantly with greater doses of CM-101, and such levels decreased gradually from the peak of CM-101 administration. These findings demonstrate that CM-101 effectively binds to CCL24 in the circulation, which reflects a strong drug-target interaction.
In the Phase 1b study, CM-101 treatment of 2.5mg/kg IV attained the highest levels of total CCL24 by the third administration, maintaining such levels until the end of treatment. CM-101 5mg/kg administered by SC injection reached the highest levels of CCL24 by the fourth treatment, and maintained such levels until the end of treatment. The matching placebo did not have any effect on CCL24 levels.
As exemplified in the in-vitro studies, binding of CCL24 by CM-101 attenuates the binding of CCL24 to its cognate CCR3 receptor, thereby reducing its downstream activation. Altogether, CCL24 levels following treatment with CM-101 provide strong evidence for target engagement and pharmacodynamic response of CM-101 in healthy volunteers and patients.
Phase 1b exploratory endpoints- preliminary results
Fibrotic biomarkers were analyzed as part of the Phase 1b study in NAFLD patients with normal liver function. Circulating fibrotic biomarkers were tested in serum pre- and post-treatment. The analysis included data from patients that presented with a more active disease, reflected by baseline elastography (FibroScanTM) score >4 kPa. Tissue inhibitor of metalloproteinases-1 (TIMP-1) and tissue inhibitor of metalloproteinases-2 (TIMP-2), considered well established fibrotic biomarkers, were evaluated, and showed that CM-101 treatment led to reductions of both markers by week 15. The growth factor PDGF-AA, known as a pro-fibrotic secreted factor, was also reduced in CM-101 treated patients. Conversely, in the placebo group TIMP-1, TIMP-2 and PDGF-AA all increased.

Evaluation of the fibrogenesis and fibrolysis/inflammatory biomarkers, Pro-C3, Pro-C4 and C3M measured in serum, conducted by Nordic Bioscience, Copenhagen, Denmark, were also used as sensitive indicators of the liver’s fibrotic state. In accordance with reduced liver stiffness, Pro-C3, Pro-C4 and C3M were all reduced in the CM-101 treated groups. No reductions were identified in the placebo control group.
Changes in liver stiffness, a measurement of liver fibrosis, were also evaluated using FibroScanTM measurements taken at screening and end of treatment (EoT) following 15 weeks of treatment coverage. 80% of CM-101 treated patients had significant decreases in FibroScanTM measurements, unlike placebo patients where there was no significant change from baseline
Overall, these encouraging results provide initial support for CM-101 anti-fibrotic and anti-inflammatory mechanism in humans and support further testing of CM-101 in PSC and SSc patients.
Current and planned clinical studies for PSC and SSc
Chemomab is currently recruiting for a Phase 2a study at 15 sites in the United Kingdom and Israel for the study of CM-101 in patients with PSC and is also planning to conduct a Phase 2 study this year across 25 sites in the United States and Europe in SSc. The ongoing Phase 2a study in PSC is a randomized, double-blind, placebo-controlled, study aimed to evaluate the safety and efficacy of CM-101 in adult subjects with PSC. Recruited subjects will have a serum alkaline phosphatase,or ALP, level of at least 1.5 times the upper limit of normal (x 1.5 ULN). Subjects with concomitant IBD are eligible for recruitment if their disease is stable and there is an absence of high-grade dysplasia in colonic biopsies within 18 months of randomization. Up to 45 subjects will be randomized to receive 10 mg/kg CM-101 IV, or placebo, in a 2:1 ratio. Randomization will be stratified based on ongoing Ursodeoxycholic Acid, or UDCA, treatment and concomitant IBD diagnosis. Subjects will receive a dose of investigational product once every three weeks for a total of five administrations resulting in a total coverage of 15 weeks.
The primary endpoints for the study are changes from baseline in serum alkaline phosphatase, or ALP, levels and the fibrotic marker enhanced liver function, or ELF, score at week 15. ALP is a liver enzyme that is elevated in cholestasis and the ELF score is a biochemical test panel made up of serum markers that are indicators of the extracellular matrix. Secondary endpoints include evaluation of safety and tolerability, changes from baseline in other liver enzymes and additional fibrotic markers, to include AST, ALT, Pro-C3 and Pro-C5. PK, PD and ADA parameters will also be collected.
The measurement of ALP as a primary endpoint is common in other PSC studies, for example the Phase 2 and Phase 3 studies for norUrsodeoxycholic acid (Dr. Falk Pharma GmbH, Freiburg, Germany). However, some studies have shown that improvements in ALP do not always correlate with improved outcomes. Accordingly, Chemomab has included the ELF score as an additional-primary endpoint, a measurement which has also shown successful reductions in other Phase 2 PSC clinical studies, such as one being conducted by NGM Biopharmaceuticals in connection with its development of NGM 282.
The planned Phase 2 study in SSc will be a global randomized, double-blind, placebo-controlled study aimed to evaluate the safety and efficacy of CM-101 in adult subjects with diffuse SSc. Recruited subjects will have had a disease duration of ≤ five years from the first non-Raynaud’s phenomenon manifestation and a modified Rodnan skin score (mRSS) of 15 to 35 units at baseline. Up to 60 subjects will be randomized to receive either 5 mg/kg or 10 mg/kg CM-101 IV, or placebo, in a 1:1 ratio. Subjects will receive a dose of investigational product once every three weeks for a total of nine administrations resulting in a total coverage of 27 weeks.

The study will evaluate the safety and tolerability of multiple doses of CM-101 and the change from baseline in the ACR CRISS composite score at week 24. The CRISS score includes core items that assess changes in two common and prominent manifestations of early SSc (skin and lung damage), functional disability (as assessed by the HAQ DI), and patient and physician global assessments. In addition, the ACR CRISS score captures clinically meaningful worsening of internal organ involvement requiring treatment, that classifies the patient as having not improved. ACR CRISS is a commonly used endpoint in clinical studies of SSc and has previously shown meaningful reductions. Chemomab will also include secondary endpoints for change from baseline in the mRSS, a score of skin thickness in 17 body sites, lung function tests, inflammatory and fibrotic markers, PK, ADA and target engagement.
Other clinical development plans for CM-101
To further explore CM-101’s mechanistic effect in liver fibrosis, and given the string of effects seen preclinically, Chemomab plans to conduct a Phase 2a study in NASH patients to further explore the safety, tolerability and effects of CM-101 on relevant fibrosis related biomarkers using the SC formulation. The study will be initiated early this year and will be conducted across seven sites in Israel and aims to recruit 40 patients with confirmed NASH and fibrosis without cirrhosis, liver fat content > 10% and at least one associated risk factor. Patients will have a total of eight administrations of CM-101, every two weeks, given at two mg/kg by SC injection.
Primary endpoints for the study will be safety and tolerability, however, Chemomab will explore multiple efficacy markers in its secondary endpoints, namely changes in liver enzymes, fibrotic markers, liver stiffness, liver fat content, PK, ADA, target engagement and PD.
Preclinical safety and toxicology of CM-101
Pre-clinical safety evaluation of CM-101 included tissue cross reactivity, assessment of the effect of CM-101 on pro-inflammatory cytokine secretion ex-vivo, and in vivo GLP toxicology studies in mice and non-human primates. No safety concerns were observed in these pre clinical assessments.
Immunogenicity may be triggered following administration of humanized monoclonal antibodies, an effect that is frequently seen with approved mAbs. Chemomab conducted an immunogenicity analysis and identified few potential non germline residues in CM-101. The company also completed a T-cell proliferation assay, to investigate these findings in vitro. Chemomab observed that T cell proliferation was not induced using the whole antibody (CM-101) while few specific fragments of the mAb were found to induce T cell proliferation. Overall, the fact that no ADA were identified three clinical studies performed to date supports a preliminary conclusion of low immunogenic potential of CM-101.
As summarized below, there were no safety concerns related to CM-101 in any of the other safety experiments.
Summary of key preclinical safety experiments
Preclinical findings	Observation
Ex vivo
Antibody dependent cell-cytotoxic (ADCC) and complement dependent cell-cytotoxic (CDC) activity was tested in PBMCs from healthy volunteers	CM-101 did not have Fc-related effector functions such as ADCC and CDC
Cytokine release was assessed in human whole blood from healthy volunteers.	CM-101 did not induce pro-inflammatory cytokine secretion
Tissue cross reactivity was evaluated from healthy human tissues.	CM-101 does not bind non-specifically to healthy tissues, and therefore is expected to only bind to its target, circulating CCL24
In vivo
GLP repeated dose 4-week toxicity study of CM-101 (IV) in mice
1. No obvious treatment related adverse reactions
2. No gross or microscopic pathological findings
3. No cases of treatment related mortality were observed
4. No significant elevation was seen in IL1β, IL2, IL4, IL5, IL10, GM-CSF, IFN    and TNFα

GLP repeated dose (up to 50 mg/kg) 6-month toxicity study of CM-101 (SC) in Cynomolgus Monkey
1. No obvious treatment related adverse reactions
2. No clinical signs or injection site reactions
3. No cases of treatment related mortality were observed
4. Blood and urine tests were found to be within normal ranges for monkeys
5. No treatment-related organ weight changes and no treatment-related necropsy findings
6. No treatment-related histopathology findings
7. Three samples from treated animals were confirmed ADA positive and there was no obvious correlation between positive ADA results and CM-101 serum concentrations or systemic exposure

Preclinical proof of mechanism studies for CM-101
Chemomab conducted a series of in vitro and in vivo studies to demonstrate the proposed mechanism of action and provide proof-of-concept for administering CM-101 in the clinic for target indications.

Affinity, selectivity, and binding kinetics
Chemomab evaluated the kinetic binding parameters of CM-101 to human CCL24, as well as the specificity of CM-101 binding to other chemokines using commercial binding assays. CM-101 demonstrated a strong and stable, high affinity, binding to CCL24.
CM-101 reduced CCL24 dependent CCR3 activation
In an in vitro assay, CM-101 was shown to robustly attenuate the ability of CCL24 to induce activation of the CCR3 receptor following pre-incubation of CCL24 with CM-101.
CM-101 reduces CCL24 dependent CCR3 activation dose dependently
Pre-clinical Efficacy of CM-101 in models of PSC
Preclinical experiments in models of PSC
Human hepatic stellate cells demonstrated reduced transition to myofibroblasts following incubation of CM-101 with CCL24.
Human hepatic stellate cells showed reduced motility towards CCL24 following treatment with CM-101
CM-101 demonstrated in vivo activity on liver fibrosis and cholangiocytes proliferation induced by bile duct ligation in Sprague Dawley rat model.
CM-101 (D8) inhibits the progression of liver fibrosis and bile duct damage in a chronic cholangitis cholestasis model using the hepatobiliary toxin ANIT.
CM-101 (D8) reduces liver enzymes, bile acid and circulating inflammatory monocytes in an experimental cholangitis model in MDR2 knock out mice.
CM-101 reduces liver enzymes, fibrosis, collagen, and fibrotic gene expression in a TAA-induced liver fibrosis model in rats.
CM-101 (D8) prevented fibrosis and inflammation in a TAA-induced liver fibrosis model in mice.
Of the experiments performed above, results from the multi drug resistant 2, or MDR2, knock out mouse model that reflects sclerosing cholangitis and the thioacetamide (TAA) rat model reflecting liver fibrosis are described below.
CM-101 demonstrates anti-cholestatic and anti-fibrotic activity in MDR2 knock out mouse model in vivo
Mice with targeted disruption of the MDR2, transporter gene develop chronic and progressive hepatic sclerosing cholangitis that closely resembles PSC and therefore this model has been extensively used to study the pathogenesis and progression of PSC. Using MDR2 knockout mice (six weeks of age), Chemomab tested the ability of CM-101 (D8) (murine surrogate of CM-101) to attenuate PSC related symptoms. Mice (n=15/group) received either vehicle control, or CM-101 5 mg/kg SC twice weekly during weeks 6-12 following established disease and were sacrificed at the end of week 12. In this study mice were tested for changes in alkaline phosphatase, orALP, bile acid levels, collagen deposition (histology, Sirius red) and circulating inflammatory populations. Chemomab observed a significant decrease in serum collagen deposition, ALP and bile acid levels after CM-101 (D8) treatment compared to non-active treatment.

CM-101 reduces liver fibrosis in an MDR2 knockout model
In MDR2 knockout mice during chronic inflammation circulating Ly6Chi monocytes were shown to infiltrate the liver and have a significant role in hepatic damage. In these mice, circulating CD11b+ Ly6Chi monocytes were increased in numbers when compared to healthy mice and CM-101 (D8) treatment was able to normalize the number of inflammatory Ly6Chi monocytes back to normal levels seen in the healthy mice.
CM-101 reduces circulating inflammatory monocytes in MDR2 knockout model
CM-101 demonstrates in vivo activity in a thioacetamide induced liver fibrosis model in rats
To assess potential efficacy of CM-101 on liver fibrosis, Chemomab used the TAA-induced liver fibrosis model. Liver fibrosis was induced by intraperitoneal administration of TAA at a dose of 250 mg/kg twice weekly for eight weeks. Rats (n=10/group) received either vehicle control or CM-101 2.5 mg/kg IV twice weekly during weeks four-eight following established fibrosis and were sacrificed at week eight. After eight weeks of TAA treatment, all vehicle-treated animals had developed liver fibrosis, as confirmed by Sirius-red-stained liver histology.
CM-101 reduces fibrosis in rat livers

Plasma ALP, ALT, and AST levels decreased in the CM-101 study arm. Liver collagen content and fibrotic areas were significantly reduced in the CM-101 treated group compared to non-active treatment. CM-101 was also shown to reduce fibrotic markers in the TAA treated rats.
Efficacy CM-101 in models of SSc
Preclinical experiments in models of SSc
CM-101 reduces SSc serum-induced dermal fibroblast activation and transition to myofibroblasts and interferes with endothelial cell activation.
CM-101 treatment attenuated skin fibrotic remodelling in the bleomycin (BLM)-induced dermal fibrosis mouse model.
CM-101 attenuated lung fibrosis and inflammation in the bleomycin (BLM)-induced pulmonary fibrosis mouse model.
Of the experiments listed above, results from the bleomycin (BLM)-induced dermal and lung fibrosis mouse models are set forth below in more detail.
CM-101 treatment attenuates skin fibrotic remodeling in the bleomycin (BLM)-induced dermal fibrosis mouse model
The activity of CM-101 (D8) (murine surrogate of CM-101) in SSc was tested in the dermal bleomycin model. Treatment started after the onset of fibrotic signs, eight days following the first BLM injection. Histological assessment of skin lesions stained with H&E and Masson’s trichrome revealed significant elevation of dermal thickness and collagen deposition following 21 days of BLM administration. This elevation was significantly reduced when mice were treated with 2.5 mg/kg CM-101 with significant reductions in both skin thickness and collagen deposition compared with the mouse group treated with BLM alone.
CM-101 treatment attenuates skin fibrotic remodeling in the bleomycin-induced dermal fibrosis mouse model
Another feature that characterizes the BLM model and is representative of human SSc is the development of bronchoalveolar inflammation. To evaluate the effect of CM-101 on lung inflammation, Chemomab collected bronchoalveolar lavage, or, BAL, fluid, and assessed the number of white blood cells, or WBC, and mononuclear cells. Treatment with BLM for 21 days significantly increased WBC and mononuclear cells in BAL fluid and the number of WBC and mononuclear cells was decreased significantly following CM-101 treatment compared with the group that was administered only with BLM. This data supports the anti inflammatory effect of CM-101 in SSc.
CM-101 inhibits lung fibrosis in the BLM-induced pulmonary fibrosis mouse model
Chemomab also tested CM-101 in the experimental lung SSc model where mice were given a single intratracheal administration of BLM followed by either CM-101, non-active treatments (PBS or control immunoglobulin G (IgG)) or the approved anti-fibrosis drugs, pirfenidone and nintedanib. CM-101 had a significant anti-fibrotic and anti-inflammatory effect in the experimental BLM-induced lung fibrosis model as compared with non-active tratments treated animals. BLM animals treated with non-active treatments showed massive immune cell infiltration, extensive fibrosis and severe tissue injury. CM-101-treated mice exhibited significantly reduced levels of lung fibrosis down to similar levels in healthy animals and showed superior effects compared to approved fibrosis drugs pirfenidone and nintedanib.
CM-101 attenuates lung fibrosis and collagen deposition in the bleomycin (BLM)-induced pulmonary fibrosis mouse model
Competition
The development and commercialization of new drug products is highly competitive across major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Chemomab faces competition with respect to its current product and expects to face competition with respect to any product candidates that it may develop or commercialize in the future. Specifically, there are a number of companies developing treatments for fibrotic/inflammatory diseases, including multiple major pharmaceutical and biotechnology companies with substantially greater resources than Chemomab. Chemomab is a small biotech company with limited resources compared to the major pharmaceutical companies, however, Chemomab believes that the unique CM-101 platform together with its knowledge and experience in inflammatory fibrotic research provides the company with competitive advantages.
Therapeutic options for PSC and SSc are limited and despite significant biopharmaceutical industry investment, the FDA has not approved any disease modifying therapies for the treatment of PSC or SSc. Liver transplant is currently the only treatment shown to improve clinical outcomes for PSC patients while SSc patients are being treated with drugs that were approved for different manifestations of the disease like digital ulcers (Bosentan, Actelion Pharmaceuticals) or interstitial lung disease (Nintedanib, Boehringer Ingelheim).
Chemomab is advancing CM-101, a first in class monoclonal antibody that interferes directly with both inflammation and fibrosis, into clinical development for the treatment of PSC and SSc. There are a number of large biopharmaceutical and biotechnology companies that are currently pursuing the development of products for the treatment of fibrotic indications like PSC and SSc such as Gilead Sciences, Inc., Galapagos NV, Pliant Inc. and others. However, Chemomab knows of no other companies currently in clinical development with a monoclonal antibody that targets CCL24.
Although the approach is novel with respect to targeting both inflammation and fibrosis, Chemomab will need to compete with products further advanced in the pipeline towards market approval. Investigational products in the leading disease areas, include:
•
PSC

There are currently no FDA-approved therapies for the treatment of PSC. Companies currently developing product candidates in Phase 3 clinical studies include Gilead and Dr. Falk Pharma, targeting cholestasis and liver metabolism (Gilead; Cilofexor, Dr. Falk; norUrso). Additional companies with clinical candidates in earlier stages of development include HighTide Biopharmaceutical, Mirum Pharmaceuticals and Pliant Inc.
•
SSc

There are currently two approved products for the treatment of different manifestations of SSc, Bosentan marketed by Actelion for the treatment of digital ulcers and Nintedanib, marketed by Boehringer Ingelheim GmbH for the treatment of interstitial lung disease. Companies currently developing product candidates in SSc in early clinical stage include Galapagos, Kadmon Holdings, Inc., Horizon, BMS, GSK, Vicore, Sanofi and Emerald Health Sciences Inc.
The availability of reimbursement from government and other third-party payors will affect the pricing and competitiveness of CM-101 and any future products. More advanced competitors also may obtain regulatory approval for their products more rapidly than Chemomab, which could result in competitors establishing a strong market position.
Intellectual Property
Overview
Chemomab strives to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of its business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. Chemomab also relies on trade secrets relating to its proprietary technology platform and know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain its proprietary position in the field of inflammation and fibrosis that may present areas of opportunity for the development of its business. Chemomab may also rely on regulatory protection afforded through data exclusivity, market exclusivity, and patent term extensions, where available.
Chemomab’s commercial success may depend in part on its ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to its business; defend and enforce its patents; preserve the confidentiality of its trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Chemomab’s ability to prevent third parties from making, using, selling, offering to sell, or importing Chemomab’s products may depend on the extent to which it has rights under valid and enforceable licenses, patents, or trade secrets that cover these activities. In certain cases, enforcement of these rights may depend on third party licensors. With respect to both licensed and company-owned intellectual property rights, Chemomab cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications that may be filed by Chemomab in the future, nor can Chemomab be sure that any of its existing patents or any patents that may be granted to it in the future will be commercially useful in protecting its commercial products and methods of manufacturing the same.
As of December 31, 2020, Chemomab owned or licensed three pending or issued US patents and patent applications as well as patents and patent applications in other jurisdictions. The first patent family has been issued in each of the United States, Europe(validated in France, Germany and the United Kingdom) and Israel to the Tel Aviv Souraski Medical Center, which rights have been licensed to Chemomab on an exclusive basis. To date, two additional patent families were filed by Chemomab, including a composition of matter patent that was issued in United States and certain corresponding foreign jurisdictions and a patent family concerning the use of anti CCL24 antibodies in specific fibrotic indications. Finally, two provisional US patent applications were filed during 2020 concerning dosing regimens, routes of administration, and additional indications. Chemomab will seek United States and foreign patent protection for a variety of additional technologies, including: research compounds and methods, candidate compounds and antibodies for modulating the activity of CCL24, methods for treating diseases of interest, and methods for treating its products. Chemomab will seek additional protection, in part, through confidentiality and proprietary information agreements.
Company Owned Iintellectual Property
Chemomab owns multiple families of patent applications that are pertain to anti CCL24 monoclonal antibodies compositions capable of blocking CCL24 activity and methods for treating or preventing diseases associated with inflammation and fibrosis. Certain applications in these families relate to Chemomab’s CM-101 antibody, backup variants, various unit dosages, dosing regimens, and other routes of administration. Patents that are or will be issued from these submissions will expire between the years 2035 to 2041, subject to possible patent term adjustments and/or extensions.

In addition to the above, Chemomab has established expertise and development capabilities focused in the areas of preclinical research and development, manufacturing and manufacturing process development, quality control, quality assurance, regulatory affairs, and clinical study design and implementation. Chemomab believes that its focus and expertise will help Chemomab develop products based on its proprietary intellectual property.
Licensed IP
As mentioned above, Chemomab has obtained an exclusive license from the Tel Aviv Souraski Medical Center for one patent, which is expected to expire in 2029. This patent was issued in each of the United States, Europe and Israel, which patent and pertains to anti CCL24 inhibitors and methods of using such inhibitors for treating inflammatory, autoimmune and cardiovascular diseases.
Trade Secret Protection
Chemomab may rely, in some circumstances, on trade secrets to protect its technology. Chemomab seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors, and contractors. Chemomab also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems.
Material Agreements
Tel-Aviv Souraski Medical Center (TASMC) License Agreement
In December 2011, Chemomab entered into a license agreement, or the TASMC Agreement, with the Medical Research, Infrastructure, Health Services Fund of the Tel Aviv Souraski Medical Center., or TASMC, for the research, development and commercialization of the CCL24 platform and CCR3 blockade platform (CM-101), which license includes patent rights covering the foregoing platforms and related know how and products. Under the terms of the TASMC Agreement, Chemomab is responsible for the research, development, manufacturing and commercialization of CM-101. This license was granted on an exclusive basis and Chemomab was also granted rights to sublicense the instant license to third parties pursuant to certain terms described therein.
In accordance with the TASMC Agreement, Chemomab paid TASMC a non-refundable and non-creditable payment in four milestone installments, related to TASMC’s past patent maintenance and prosecution costs.
Certain additional terms of the TASMC Agreement include:
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Chemomab will be required to pay TASMC non-refundable and non-creditable milestone payments of up to (i) $300,000 upon the submission of an NDA, BLA or equivalent for each of the licensed products to the FDA and to equivalent European and Asian foreign regulatory agencies, and (ii) $600,000 upon the grant by the FDA or equivalent European and/or Asian regulatory agencies of their marketing approval for each licensed product;

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In the event of an “exit,” as such term is defined therein, Chemomab must pay TASMC an exit fee of 1% of the transaction consideration (which shall be capped at $3 million). The pending Merger does not qualify as an ‘exit’ for purposes of the TASMC Agreement;

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In the event Chemomab sublicenses a licensed product, Chemomab must pay TASMC a sublicense fee of 10% of all attributed income, in addition to a low-single digit percentage tiered royalty payment of our earned royalties.

Unless terminated earlier, the TASMC Agreement will expire upon the later of the expiration of the last-to-expire valid patent claim and any extension granted prior thereto. The termination of the TASMC Agreement will not preclude TASMC from receiving sublicense payments or royalties. In addition to the foregoing, the TASMC Agreement includes customary termination provisions.

CMC Collaboration Agreement
In June 2015, Chemomab entered into a collaboration agreement, or the CMC Agreement, with CMC ICOS Biologics, Inc. (acquired by AGC Biologics in 2018), or CMC, which, under the terms thereof, granted Chemomab certain licenses to use proprietary rights, materials and know how of CMC for purposes of research and development of CM-101 as well as commercialization thereof. Pursuant to the terms of the CMC Agreement, Chemomab received (i) a worldwide, non-exclusive, non-transferable, non-sublicensable license for research purposes, or the Research License, and (ii) an option, or the Option License, to a worldwide, non-exclusive, non-transferable, sublicensable license for commercialization purposes, subject to a fee schedule in addition to that described below.
In accordance with the terms of the CMC Agreement, Chemomab agreed to pay in exchange for the foregoing license payments to CMC upon the achievement of certain pre-determined clinical and regulatory events, an amount stipulated in the CMC Agreement, aggregating a six-digit number. Additionally, for any product that is commercialized pursuant to the CMC Agreement, Chemomab is required to pay CMC a royalty payment based on annual aggregate worldwide net sales thresholds for such products. In the event CMC exclusively manufactures Chemomab’s products, CMC agrees to waive the foregoing royalty.
Unless terminated earlier pursuant to the customary termination provisions set forth in the CMC Agreement, the Research License will expire upon the conclusion of the term as defined therein, and the Option License will expire upon the later of (a) the tenth anniversary following Chemomab’s obtainment of regulatory approval, or (b) the last to expire of the patent rights and country-by-country basis.
Manufacturing
Chemomab’s product candidate, CM-101, is a monoclonal antibody amenable to standard formulation technologies. Chemomab has developed the biological process and manufactured kilogram quantities through processes similar to the manufacturing processes that will be required to provide drug product for our anticipated Phase 2 clinical studies. The manufacturing process of the drug substance used for such product candidates is robust, well established and requires the use of readily available starting materials. The biological route is amenable to large-scale production and does not require unconventional equipment or handling during the manufacturing process. Chemomab has obtained an adequate supply chain of the drug substance for CM-101 from Chemomab’s first European contract manufacturing organization, or CMO, to satisfy both Chemomab’s clinical and preclinical requirements this year. Chemomab relies on a sole supplier for the manufacture of CM-101. Chemomab’s manufacturer has the capabilities to support late stage clinical studies as well as product launch and marketing.
Chemomab does not own or operate facilities for clinical drug manufacturing, storage, distribution or quality testing. Currently, all of Chemomab’s clinical manufacturing is outsourced to third-party manufacturers. As Chemomab’s development programs expand and it builds new process efficiencies, Chemomab expects to continually evaluate this strategy with the objective of satisfying demand for its clinical studies and, if approved, the manufacture, sale and distribution of commercial products.
Commercialization
Chemomab intends to develop and, if approved by the FDA, to commercialize its product candidates alone or in collaboration with others. Chemomab may work in combination with one or more large pharmaceutical partners for certain indications, where specialist capabilities are needed. Chemomab intends to enter into distribution or licensing arrangements for global or regional commercialization rights. Chemomab will, however, continuously review its partnering strategy in the light of new clinical data and market understanding.
Regulatory Matters
The FDA and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs, such as those Chemomab is developing. These agencies and other federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of Chemomab’s product candidates.
United States government regulation of drug products
In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. The FDA also regulates biological products under the FDCA and the Public Health Service Act, or PHSA. If Chemomab advances clinical development of a biologic candidate in the future, these development activities will be subject to additional regulatory requirements specific to biologics. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending New Drug Applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.
The process required by the FDA before a drug may be marketed in the United States generally involves the following:
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Completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

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Submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical studies may begin;

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Approval by an IRB at each clinical site before each study may be initiated;

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Performance of adequate and well-controlled human clinical studies in accordance with GCP requirements to establish the safety and efficacy of the proposed drug product for each indication;

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Completion of all manufacturing requirements to ensure robust manufacturing process, and product quality and safety as per cGMP guidelines;

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Completion of non-clinical reproductive studies, as applicable, prior to late stage clinical studies and NDA submission.

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Development of an appropriate pediatric plan for clinical testing or exclusion, pre or post approval, as applicable.

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Submission to the FDA of an NDA;

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Satisfactory completion of an FDA advisory committee review, if applicable;

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Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

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Satisfactory completion of FDA audits of clinical study sites to assure compliance with GCPs and the integrity of the clinical data;

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Payment of user fees and securing FDA approval of the NDA; and

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Compliance with any post-approval requirements, including the potential requirement to implement a REMS and the potential requirement to conduct post-approval studies.

Preclinical studies
Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical studies and places the clinical study on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. As a result, submission of an IND may not result in the FDA allowing clinical studies to initiate.
Clinical studies
Clinical studies involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical study. Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical study must review and approve the plan for any clinical study before it initiates at that institution. Information about certain clinical studies must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their www.clinicaltrials.gov website.
Human clinical studies are typically conducted in three sequential phases, which may overlap or be combined:
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Phase 1: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

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Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical study sites, in well-controlled clinical studies to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 studies may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
Marketing approval
Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA, for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision.
In addition, under the Pediatric Research Equity Act of 2003, or PREA, as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. An Agreed Initial Pediatric Study Plan requesting a waiver from the requirement to conduct clinical studies has been submitted to the FDA.
The FDA also may require submission of a REMS plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.
The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.
The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical study sites to assure compliance with GCP requirements.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical study sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.
Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical studies, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Orphan drug designation and exclusivity
Under the Orphan Drug Act, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. As of the current date, Chemomab has obtained orphan drug designation for three indications, PSC, SSc and IPF.
If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will be receiving orphan product exclusivity. Orphan product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. If a drug or drug product designated as an orphan product ultimately receives marketing approval for an indication broader than what was designated in its orphan product application, it may not be entitled to exclusivity. Orphan exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Further, the FDA may approve more than one product for the same orphan indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity.
United States marketing exclusivity
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for the original non-modified version of the drug. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical studies necessary to demonstrate safety and effectiveness.
Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing regulatory exclusivity periods. This six-month exclusivity may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
Post-approval requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There are continuing, annual user fee requirements for any marketed products and the establishments where such products are manufactured, as well as new application fees for supplemental applications with clinical data.
The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical studies, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.
In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval of a drug is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
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Restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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Fines, warning letters or holds on post-approval clinical studies;

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Refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;

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Product seizure or detention, or refusal to permit the import or export of products; and

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Injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted by a manufacturer and any third parties acting on behalf of a manufacturer only for the approved indications and in a manner consistent with the approved label for the product. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. On May 10, 2019, the Centers for Medicare and Medicaid Services announced a new pricing transparency rule, which was set to take effect on July 9, 2019. The rule would have required direct-to-consumer television advertisements for prescription drugs and biological products for which reimbursement is available, directly or indirectly, through or under Medicare or Medicaid to include the list price of that product, except for a prescription drug or biological product that has a list price of less than $35 per month for a 30-day supply or typical course of treatment. The final rule was vacated by the D.C. District Court prior to taking effect. Several states have adopted price transparency requirements and those as well as any future federal price transparency requirements that may be implemented in the future could have a negative effect on Chemomab’s business.
Other healthcare laws
Healthcare providers, physicians, and third party payors play a primary role in the recommendation and prescription of drug products for which Chemomab obtains marketing approval. Arrangements with third party payors, healthcare providers and physicians, in connection with the clinical research, sales, marketing and promotion of products, once approved, and related activities, may expose a pharmaceutical manufacturer to broadly applicable fraud and abuse and other healthcare laws and regulations. In the United

States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below:
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the federal Anti-Kickback Statute, or AKS, which makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer or pay any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, that is intended to induce or reward, referrals including the purchase recommendation, order or prescription of a particular drug for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA;

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the federal civil and criminal false claims laws, including the FCA, which can be enforced through “qui tam” or “whistleblower” actions, and civil monetary penalty laws, which impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the creation, use, receipt, maintenance or disclosure of individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act, created under Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the Centers for Medicare and Medicaid Services, or CMS, under the Open Payments Program, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made during the previous year to certain non-physician providers such as physician assistants and nurse practitioners; and

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analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of a pharmaceutical manufacturer’s business activities could be subject to challenge under one or more of such laws. Efforts to ensure that business arrangements comply with applicable healthcare laws involve substantial costs. It is possible that governmental and enforcement authorities will conclude that a pharmaceutical manufacturer’s business practices do not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against a pharmaceutical manufacturer, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, imprisonment, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, reporting obligations and oversight if Chemomab becomes subject to integrity and oversight agreements to resolve allegations of non-compliance, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of operations, any of which could adversely affect a pharmaceutical manufacturer’s ability to operate its business and the results of operations. In addition, commercialization of any drug product outside the United States will also likely be subject to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.
In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, disclosure, and protection of health-related and other personal information. For example, in June 2018, the State of California enacted the California Consumer Privacy Act of 2018, or the CCPA, which came into effect on January 1, 2020 and provides new data privacy rights for consumers and new operational requirements for companies, which may increase Chemomab’s compliance costs and potential liability. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. While there is currently an exception for protected health information that is subject to HIPAA and clinical study regulations, as currently written, the CCPA may impact certain of Chemomab’s business activities. The CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the United States, which could increase Chemomab’s potential liability and adversely affect its business.
In the event Chemomab decides to conduct clinical studies or continue to enroll subjects in its ongoing or future clinical studies, Chemomab may be subject to additional privacy restrictions. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Economic Area, or EEA, including personal health data, is subject to the EU General Data Protection Regulation, or GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR may increase Chemomab’s responsibility and liability with respect to personal data that Chemomab processes where such processing is subject to the GDPR, and it may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR will be a rigorous and time-intensive process that may increase Chemomab’s cost of doing business or require it to change its business practices, and despite those efforts, there is a risk that Chemomab may be subject to fines and penalties, litigation, and reputational harm in connection with its European activities. Further, the United Kingdom’s decision to leave the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated now that the United Kingdom has left the EU.
Current and future healthcare reform legislation
In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system. In particular, in 2010 the ACA was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.
There remain judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and Chemomab expects there will be additional challenges and amendments to the ACA in the future. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. In addition, the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Additionally, Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. Chemomab cannot predict what effect further changes to the ACA would have on its business.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in 2013, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken. However, the Medicare sequester reductions under the Budget Control Act of 2011 will be suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Bipartisan Budget Act of 2018, also amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”.
Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. At the federal level, the U.S. Presidential administration’s budget proposal for the fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Moreover, the U.S. Presidential administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. Although a number of these and other measures may require additional authorization to become effective, Congress and the U.S. Presidential administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payers. In addition, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Legislative and regulatory proposals, and enactment of laws, at the foreign, federal and state levels, directed at containing or lowering the cost of healthcare, will continue into the future.
Rest of World Regulation
For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing product development, the conduct of clinical studies, manufacturing, distribution, marketing approval, product licensing, pricing and reimbursement vary from country to country. Additionally, clinical studies must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If Chemomab fails to comply with applicable foreign regulatory requirements, Chemomab may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Additionally, to the extent that any of Chemomab’s product candidates, once approved, are sold in a foreign country, it may be subject to applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.
Coverage and reimbursement
Successful commercialization of new drug products depends in part on the extent to which reimbursement for those drug products will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drug products they will pay for and establish reimbursement levels. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford a drug product. Sales of drug products depend substantially, both domestically and abroad, on the extent to which the costs of drugs products are paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.
A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products. In many countries, the prices of drug products are subject to varying price control mechanisms as part of national health systems. In general, the prices of drug products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for drug products, but monitor and control company profits. Accordingly, in markets outside the United States, the reimbursement for drug products may be reduced compared with the United States.
In the United States, the principal decisions about reimbursement for new drug products are typically made by CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new drug product will be covered and reimbursed under Medicare, and private payors tend to follow CMS to a substantial degree. However, no uniform policy of coverage and reimbursement for drug products exists among third-party payors and coverage and reimbursement levels for drug products can differ significantly from payor to payor.
The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each Part D prescription drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which Chemomab obtains marketing approval. Any negotiated prices for any of Chemomab’s products covered by a Part D prescription drug plan will likely be lower than the prices it might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to United States government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the average manufacturer price, or AMP, and Medicaid rebate amounts reported by the manufacturer. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although under the current state of the law these newly eligible entities (with the exception of children’s hospitals) will not be eligible to receive discounted 340B pricing on orphan drugs. As 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of Chemomab’s product candidates, if any such drug or the condition that they are intended to treat are the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of Chemomab’s product candidate. If third-party payors do not consider Chemomab’s drugs to be cost-effective compared to other available therapies, they may not cover Chemomab’s drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow Chemomab to sell its drugs on a profitable basis.
These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices Chemomab may obtain for any product candidates for which it may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.
Outside of the United States, the pricing of pharmaceutical products and medical devices is subject to governmental control in many countries. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of a particular therapy to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. Other countries may allow companies to fix their own prices for products, but monitor and control product volumes and issue guidance to physicians to limit prescriptions. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage healthcare expenditures.
Employees and Human Capital Resources
As of December 31, 2020, Chemomab had 12 full-time employees, including five with Ph.D. or M.D. degrees and 10 who are engaged in research and development activities. Chemomab is dependent on its management and scientific personnel, and it is crucial that it continues to attract and retain valuable employees. To facilitate attraction and retention, Chemomab strives to make itself an inclusive and safe workplace, with opportunities for its employees to grow and develop in their careers, supported by strong compensation and benefits programs. None of Chemomab’s employees are represented by labor unions or covered by collective bargaining agreements.
Facilities
Chemomab leases a facility containing 2,486.46 square feet of laboratory and office space, which is located at Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002. The lease expires in June 2023 with an option to extend for an additional 36 months. Chemomab believes that its current facilities are sufficient to meet its current and near-term needs and that, should it be needed, suitable additional space will be available.
Legal Proceedings
As of the date of this prospectus, Chemomab is not party to any material legal matters or claims. Chemomab may become party to legal matters and claims arising in the ordinary course of business. Chemomab cannot predict the outcome of any such legal matters or claims, and despite the potential outcomes, the existence thereof may have an adverse impact on Chemomab because of defense and settlement costs, diversion of management resources and other factors.

ANCHIANO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Anchiano’s financial condition and results of operations together with Anchiano’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. In addition to historical information this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Anchiano’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors — Risks Related to Anchiano” appearing elsewhere in this proxy statement/prospectus.
Overview
Anchiano is a preclinical biotechnology company committed to discovering and developing new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. These therapies are called small molecule targeted therapies. Anchiano has obtained the option to license small molecule technologies that it believes it can develop into product candidates that can deliver novel treatments for cancer patients whose cancers are caused by mutated genes and for whom existing therapies are limited in effectiveness. The first of these technologies comprises small molecules that potently inhibit the products of RAS oncogenes. RAS oncogenes are the most frequently mutated family of genes in human cancer, responsible for almost a third of all human malignancies, and almost half of the three most lethal cancers (i.e., lung cancer, colorectal cancer and pancreatic cancer). To date, there are no approved therapies that are effective in countering their tumorigenic effects. Anchiano’s second technology consists of small molecules that interfere with the Wnt/APC/β-catenin biochemical pathway through the inhibition of phosphodiesterase 10. Mutations in this pathway are involved in most human colorectal cancers, the second leading cause of cancer deaths in the United States, as well as in the hereditary cancer predisposition syndrome, familial adenomatous polyposis, which gives rise to colorectal cancer. As is true for RAS-driven cancers, to date there are no approved therapies specifically for cancers that carry mutations in the Wnt/APC/β-catenin pathway genes.
On September 13, 2019, Anchiano entered into the ADT License Agreement, with ADT, pursuant to which Anchiano acquired the rights to these two small molecule developmental programs targeting oncogenic pathways, focused on pan-mutant RAS inhibitors, or the pan-RAS-inhibitor program, and inhibitors of PDE10 and the β-catenin pathway, respectively. Under the ADT License Agreement, Anchiano is primarily responsible for the research, development, manufacturing, regulatory and commercial activities with respect to the compounds conveyed and contemplated thereunder.
Since entering into the ADT License Agreement, Anchiano has focused its efforts on the development of the pan-RAS-inhibitor program. In order to advance this program, Anchiano’s management had been working to identify additional financing sources and/or potential co-development partners. Such efforts, however, did not result in opportunities that were sufficiently mature. After conducting a diligent and extensive process of evaluating strategic alternatives for Anchiano and identifying and reviewing potential candidates for a strategic acquisition or other transaction, and following extensive negotiation with Chemomab, on December 14, 2020, Anchiano entered into the Merger Agreement with Chemomab. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub, will merge with and into Chemomab, with Chemomab continuing as a wholly-owned subsidiary of Anchiano and the surviving corporation of the Merger. Anchiano and Chemomab (as successor in interest to Anchiano following the Merger) may decide to assign the ADT License Agreement or terminate the ADT License Agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT. If the Merger is completed, the business of Anchiano will become the business of Chemomab as described beginning on page 147 of this proxy statement/prospectus under the caption “Chemomab Business.”
If the Merger is not completed, Anchiano will reconsider its strategic alternatives and may pursue one of the following courses of action, which Anchiano currently believes are the most likely alternatives if the Merger with Chemomab is not completed:

•
Pursue another strategic transaction similar to the Merger.   Anchiano may resume its process of evaluating other candidate companies interested in pursuing a strategic transaction and, if a candidate is identified, focus its attention on negotiating and completing such strategic transaction with such candidate.

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Dissolve and liquidate its assets.   If Anchiano is unable, or does not believe that it is able, to find a suitable candidate for another strategic transaction, Anchiano may dissolve and liquidate its assets. In that event, Anchiano would be required to pay all of its debts and contractual obligations and to set aside certain reserves for potential future claims. If Anchiano dissolves and liquidates its assets, there can be no assurance as to the amount or timing of available cash that will remain for distribution to Anchiano’ shareholders after paying Anchiano’ debts and other obligations and setting aside funds for its reserves.

•
Continue to operate its business.   Anchiano could elect to continue to operate its business and pursue licensing or partnering transactions or utilize its intellectual property and technology to pursue the redevelopment of new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. Due to the early development stage of Anchiano’s, and its collaborators’, clinical programs, any such redevelopment or development efforts would require a significant amount of time and financial resources, and would be subject to all the risk and uncertainties involved in the development of novel, early stage therapeutic products. There is no assurance that Anchiano could raise sufficient capital to support these efforts, that its development efforts would be successful or that it could successfully obtain the regulatory approvals required to market any therapeutic product it pursued.

Results of Operations
Comparison of the nine-month periods ended September 30, 2020 and 2019:
The following table summarizes Anchiano’s results of operations for the nine months ended September 30, 2020 and 2019:
	September 30,
	2020	2019
Operating expenses:
Research and development	$1,252	$5,565%
General and administrative	1,125	1,705%
Restructuring expense	79	—
Operating loss	(2,456)	(7,270)%
Financing (income) expense, net	(7)	(102)%
Net loss	$(2,449)	$(7,168)%
Research and development expenses
Research and development expense decreased by approximately $4.3 million, or 78%, and $8.7 million, or 71%, in the three and nine months ended September 30, 2020, respectively, from the comparable periods of 2019. The decrease is primarily due to the restructuring decisions made in July 2020and the related decision to temporarily reduction our research activities on the RAS programs and sever our research and development employees while continuing to undertake all necessary actions for the maintenance of the program, its assets and all related intellectual property and licenses. Research and development expenses include charges that amounted to $1.03 million for discontinuation of clinical development activities and $0.5 million for severance.
General and administrative expenses
General and administrative costs decreased by approximately $0.6 million, or 34%, and increased by approximately$0.2 million, or 3%, in the three and nine months ended September 30, 2020, respectively,

from the comparable period of 2019. The decrease is primarily due the restructuring decisions made in July 2020 as we rationalized our general and administrative employees and other corporate activities.
Restructuring expense
In November 2019, we decided to discontinue our Phase 2 Codex study in patients with BCG-unresponsive NMIBC. In connection with this decision, we are required to make certain payments under contracts with CROs and with other manufactures of the drug in order to terminate the contracts and close the trials. Moreover, the restructuring plan included a reduction in the workforce of seven employees.
In January 2020, our Board of Directors approved management’s recommendation to close our office and laboratories located in Israel. The closure resulted in the termination of employment of the Company’s remaining five Israeli employees.
Restructuring expenses incurred during the second and third quarters of 2020 were comprised principally of contract termination costs, employee severance and associated termination costs related to the reduction of our workforce.
In July 2020, we made the strategic decision to temporarily reduction development of our RAS program and to institute various cost savings measures to preserve liquid resources. At the same time we continued to actively pursue the maintenance of our Licensing Agreement with ADT and protection of our intellectual property assets. The cost saving activities included severing employees and contract termination with outsourced contractors working on clinical activities.
Financing (income) expense, net
Financing (income) expense, net decreased by approximately $0.1 million, or 93%, and $4.3 million, or 100%, in the three and nine months ended September 30, 2020, respectively, from the comparable periods of 2019.
In the three and nine months ended September 30, 2020, finance expense was primarily interest income, foreign currency exchange rate gains and gains associated with the sale of laboratory equipment from our now closed Israeli operation.
For the three and nine months ended September 30, 2019, finance expense of was primarily related to the revaluation of investor warrants at fair value during a period where these could not be classified within shareholders’ equity, due to the following circumstances:
On initial measurement, the warrants together with their price protections were classified as equity instruments that are not subsequently measured at fair value, and thus we allocated the proceeds according to the relative fair value of the instruments. However, we changed our functional currency from NIS to USD as of January 1, 2019. Due to this change from this date, the exercise price of the warrants was no longer denominated in our functional currency and the warrants were therefore not considered indexed to our own stock according to ASC 815-40 and no longer met all the criteria to be classified within equity. Therefore, the warrants were reclassified as a liability at their fair value as of January 1, 2019, and any difference was accounted for as an adjustment to equity. Upon our Nasdaq initial public offering of February 14, 2019, the warrants’ exercise price currency was changed to U.S. Dollars. As a result, the warrants were reclassified within equity. Consequently, the warrants were measured at fair value from January 1, 2019 until February 14, 2019, with resulting finance expenses of $4.6 million, until they were reclassified within equity.
Comparison of the Years Ended December 31, 2019 and 2018
The following table summarizes Anchiano’s results of operations for the years ended December 31, 2019 and 2018:

	September 30,		Increase/(decrease)		September 30,		Increase/(decrease)
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Operating expenses:
Research and development	$1,252	$5,565	$(4,313)	-78%	$3,609	$12,276	$(8,667)	-71%
General and administrative	1,125	1,705	(580)	-34%	5,126	4,958	168	3%
Restructuring expense	79	—	79	—	749	—	749	—
Operating loss	(2,456)	(7,270)	(4,814)	66%	(9,484)	(17,234)	(7,750)	45%
Financing (income) expense, net	(7)	(102)	95	-93%	(19)	4,286	(4,305)	-100%
Net loss	$(2,449)	$(7,168)	$(4,719)	66%	$(9,465)	$(21,520)	$(12,055)	56%
Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.
Year ended December 31, 2019 Compared to the Year Ended December 31, 2018
Research and development expenses
Research and development expenses increased by approximately $5.8 million, 77%, to approximately $13.3 million for the year ended December 31, 2019 compared to approximately $7.5 million for the year ended December 31, 2018. The increase resulted primarily due to an increase in clinical trial expenses, manufacturing expenses and manpower expenses, as well as additional startup and initial ongoing expenses in connection with the Collaboration Agreement with ADT.
General and administrative expenses
General and administrative expenses increased by approximately $0.7 million, 13%, to approximately $6.2 million for the year ended December 31, 2019 compared to approximately $5.5 million for the year ended December 31, 2018. The increase was primarily due to increases in professional fees, insurance and manpower expenses, offset by a decrease in share-based payment.
Restructuring expenses
In November 2019, we decided to discontinue our Phase 2 Codex study in patients with BCG-unresponsive NMIBC. In connection with this decision, we are required to make certain payments under contracts with CROs and with other manufactures of the drug in order to terminate the contracts and close the trials. Moreover the restructuring plan included a reduction in the workforce of seven employees.
Separately, in January 2020 our board of directors approved management’s recommendation to close our office and laboratories located in Israel.
Restructuring expenses incurred during the fourth quarter of 2019 were comprised principally of contract termination costs and employee severance and associated termination costs related to the reduction of our workforce.
Financing expense, net
Financing expense, net increased by approximately $3.7 million, or 824%, to an expense of approximately $4.2 million for the year ended December 31, 2019 compared to approximately $0.46 million for the year ended December 31, 2018, primarily due to revaluation of investor warrants at fair value during a period where these could not be classified within shareholders’ equity, due to the following circumstances:
On initial measurement, the warrants together with their price protections were classified as equity instruments that are not subsequently measured at fair value, and thus we allocated the proceeds according to the relative fair value of the instruments.

However, we changed our functional currency from NIS to USD as of January 1, 2019. Due to this change from this date, the exercise price of the warrants was no longer denominated in our functional currency and the warrants were therefore not considered indexed to our own stock according to ASC 815-40 and no longer met all the criteria to be classified within equity. Therefore, the warrants were reclassified as a liability at their fair value as of January 1, 2019, and any difference was accounted for as an adjustment to equity. Upon our Nasdaq initial public offering of February 14, 2019, the warrants’ exercise price currency was changed to USD. As a result, the warrants were reclassified within equity.
Consequently, the warrants were measured at fair value from January 1, 2019 until February 14, 2019, with resulting finance expenses of $4.6 million, until they were reclassified within equity.
Income tax
Income tax decreased by approximately $0.3 million to approximately $0 million for the year ended December 31, 2019 compared to approximately $0.3 million for the year ended December 31, 2018. This decrease was primarily due to a decrease in the taxable income of our US subsidiary. Our U.S. subsidiary provides us with general and clinical trial management services. For these services, our US subsidiary is compensated on a cost-plus basis, and records income taxes accordingly. In 2019, following our acquisition of the programs from ADT, these expenses are not part of the cost-plus compensation and accordingly our US subsidiary does not have taxable income for the current year.
Cash Flows
The following table summarizes Anchiano’s cash flows for the nine months’ ended September 30, 2020 and 2019:
	Nine months ended September 30,		Increase/(decrease)
	2020	2019	$	%
	(in thousands)
Net cash used in operating activities	$(11,022)	$(10,544)	$478	5%
Net cash provided by (used in) investing activities	85	(346)	(431)	-125%
Net cash provided by financing activities	—	26,621	(26,621)	-100%
Net increase (decrease) in cash, cash equivalents and restricted cash	$(10,937)	$15,731	$(26,668)	-170%
Operating activities
Net cash used in operating activities increased by $0.5 million, or 5%, for the nine months ended September 30, 2020 compared to the same period of 2019. Net loss adjusted for non-cash activities was $9.4 million for the nine months ended September 30, 2020 compared to $15.7 million for the nine months ending September 30, 2019, resulting in favorable cash flow of $6.4 million. This was more than offset by unfavorable changes in working capital of approximately $6.6 million. The unfavorable changes in working capital was primarily driven by a significant prepayment for contract manufacturing in 2018 which reversed and generated favorable cash flow in 2019 with no similar impact in 2020, and a decrease in accounts payables and accruals in 2020 reflecting the overall reduction in research and development expense in addition to payment of severance and contractual cancellation costs associated with restructuring activities accrued at December 31, 2019.
Investing activities
Investing activities in the nine months ended September 30, 2020 reflect net proceeds of $0.1 million from the sale of laboratory equipment from our now closed facility in Israel, partially offset by purchases of fixed assets. Investing activities in the nine months ended September 30, 2019 were purchases of fixed assets.

Financing activities
Financing activities in the nine months ended September 30, 2019 reflect the net proceeds from our IPO on February 14, 2019. There were no financing activities in the nine months ended September 30, 2020.
The table below shows a summary of our cash flow activities for the periods ended December 31, 2019 and 2018:
	Fiscal Year Ended December 31,
	2019	2018
Net cash used in operating activities	$(16,458)	$(14,223)
Net cash used in investing activities	(95)	(213)
Net cash provided by financing activities	26,621	20,619
Net increase in cash and cash equivalents	$10,068	$6,183
Operating activities
Net cash used in operating activities increased by approximately $2.2 million, to approximately $16.5 million for the year ended December 31, 2019 compared to approximately $14.2 million for the year ended December 31, 2018. This increase is primarily due to increases in clinical trial expenses, manufacturing expenses, manpower expenses and restructuring expenses.
Investing activities
Net cash used in investing activities decreased by $0.1 million, to approximately $0.1 million for the year ended December 31, 2019 compared to $0.2 million for the year ended December 31, 2018. This decrease was primarily due to a decrease in equipment purchases for our laboratory.
Financing activities
Net cash provided by financing activities increased by $6.0 million, to approximately $26.6 million for the year ended December 31, 2019 compared to $20.6 million for the year ended December 31, 2018. This increase primarily reflects the size of our initial public offering in the first quarter of 2019, compared to our private placement of equities in the second quarter of 2018.
Contractual Commitments
The Anchiano’s contractual commitments are as follows at September 30, 2020 (in thousands):
Operating Lease
Remainder of 2020	$71
2021	189
2022	16
Total	$276
Effects of Currency Fluctuation
Currency fluctuations could affect us through increased or decreased costs, mainly for goods and services acquired outside of the United States. Currency fluctuations have not had a material effect on our results of operations either during the nine months ended September 30, 2020 or 2019, or in the years ended December 31, 2019 or 2018.
Off-Balance Sheet Arrangements
We have not entered into any transactions with unconsolidated entities as to which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that would expose us to material continuing risks, contingent liabilities or any other obligation under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.
Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations is based on our financial statements, which we prepared in accordance with U.S. GAAP. Comparative figures, which were previously presented and publicly reported in accordance with IFRS as issued by the International Accounting Standards Board, have been adjusted as necessary to be compliant with our policies under U.S. GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail throughout this section. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Share-Based Compensation
We account for employees’ and directors’ share-based payment awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period. As of December 31, 2019, we have elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule using the accelerated method based on the multiple-option award approach. Forfeitures are accounted for estimating the number of awards expected to be forfeited instead of as they occur.
Financial Derivatives
We evaluate all financial instruments issued in connection with its equity offerings when determining the proper accounting treatment for such instruments in our financial statements. We consider a number of generally accepted accounting principles under U.S. GAAP to determine such treatment and evaluates the features of the instrument to determine the appropriate accounting treatment. We utilize the Probability Weighted Expected Return Method (PWERM), Option Pricing Model (OM) or other appropriate methods to determine the fair value of its derivative financial instruments such as the warrant liability. For financial instruments indexed to and potentially settled in our shares that are determined to be classified as liabilities on the consolidated balance sheet, changes in fair value are recorded as a gain or loss in our consolidated statement of operations with the corresponding amount recorded as an adjustment to the liability on its consolidated balance sheet.
Accrued Expenses
As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees payable to clinical research organizations and investigative sites in connection with clinical trials, vendors in connection with preclinical development activities, vendors related to product manufacturing, development, and distribution of clinical materials; and professional service fees for consulting and related services.
We base our expense accruals related to clinical trials on our estimates of the services received and efforts expended pursuant to our contract arrangements. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows and expense recognition. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid accordingly. Our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting changes in estimates in any particular period.
Recently-Issued Accounting Pronouncements
Certain recently-issued accounting pronouncements are discussed in Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements included in “Item 21. Exhibits and Financial Statement Schedules.” Certain recently-issued accounting pronouncements are discussed in Note 2, Summary of Significant Accounting Policies, to the unaudited condensed consolidated financial statements included in “Item 21. Financial Statements Unaudited.”
Liquidity and Capital Resources
Following several fundraising rounds in prior years, in June 2018, we completed a $22.9 million fundraising round from investors in the United States and Israel, as well as existing shareholders, led by Shavit Capital Funds. In consideration for the investment, we issued 5,960,787 ordinary shares (constituting approximately 38% of our issued and outstanding share capital after completion of the transaction) at a price per share of approximately $3.842, as well as warrants to acquire additional shares equal to 80% of the shares issued, at an exercise price per share of NIS 16.20 (approximately $4.32). The warrants are exercisable for five years and may be exercised on a cashless basis. In addition, we granted the investors price protection rights (to shares and warrants) in the event of a future share issuance where the price does not increase by at least approximately 42.86% over the price per share in the fundraising (or is less than the adjusted price per share, if the price has already been adjusted).
In February 2019, we raised $30.5 million in our Nasdaq initial public offering, allocating 2,652,174 ADSs, each representing five ordinary shares. In accordance with price protection rights granted in 2018 and activated in the offering, we allocated an additional 8,262,800 ordinary shares (equivalent to 1,652,560 ADSs) to rights holders and adjusted their warrants to be exercisable for an additional 6,207,330 ordinary shares (equivalent to 1,241,466 ADSs).
As shown in the accompanying consolidated financial statements, we have incurred losses and cash flow deficits from operations since inception, resulting in an accumulated deficit at December 31, 2019 of approximately $105.4 million. We have financed operations to date primarily through public and private placements of equity securities. We anticipate that we will continue to incur net losses for the foreseeable future. We believe that our existing cash and cash equivalents will only be sufficient to fund our projected cash needs until the end of 2020. Accordingly, these factors, among others, raise substantial doubt about our ability to continue as a going concern. To meet future capital needs, we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to us. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition. The forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of our expenses could vary materially and adversely as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our expenses could prove to be significantly higher than we currently anticipate.
Current Outlook
We estimate that our current cash resources will allow us to advance our pre-clinical development program through 2020, meaning that further fundraising will be required in order to complete the research and development of our product candidates. We expect to satisfy our future cash needs through capital raising from the public, private investors and institutional investors, such as through the public offering of ordinary shares that we completed in February 2019. We may also engage with a partner in order to share the costs associated with the development and manufacturing of our product candidates or seek to enter an out-licensing agreement.
Developing drugs, conducting preclinical and clinical trials, obtaining commercial manufacturing capabilities and commercializing products is expensive and we will need to raise substantial additional funds to achieve our strategic objectives. We will require significant additional financing in the future to fund our operations, including if and when we progress into clinical trials of our product candidates, obtain regulatory approval for one or more of our product candidates, obtain commercial manufacturing capabilities and commercialize one or more of our product candidates. Our future capital requirements will depend on many factors, including, but not limited to:
•
the progress and costs of our preclinical and clinical trials and other research and development activities;

•
the scope, prioritization and number of our preclinical and clinical trials and other research and development programs;

•
the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our product candidates;

•
the costs of development and expansion of our operational infrastructure;

•
the costs and timing of obtaining regulatory approval for one or more of our product candidates;

•
our ability, or that of our collaborators, to achieve development milestones, marketing approval and other events or developments under potential future licensing agreements;

•
the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•
the costs and timing of securing manufacturing arrangements for clinical or commercial production;

•
the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves;

•
the costs of acquiring or undertaking development and commercialization efforts for any future products, product candidates or technology;

•
the magnitude of our general and administrative expenses; and

•
any additional costs that we may incur under future in- and out-licensing arrangements relating to one or more of our product candidates.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising or by out-licensing and/or co-developing applications of one or more of our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate research or development plans for, or commercialization efforts with respect to, one or more of our product candidates and make necessary change to our operations to reduce the level of our expenditures in line with available resources.
We are a development-stage company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described in this item.
The condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company has incurred losses and cash flow deficits from operations since inception, resulting in an accumulated deficit at September 30, 2020 of $114.9 million. The Company has financed operations to date primarily through public and private placements of equity securities. The Company anticipates that it will continue to incur net losses for the foreseeable future, including in connection with costs associated with its strategic review process. The Company believes that its existing cash and cash equivalents will only be sufficient to fund its projected cash needs into the first quarter of 2021. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. To meet future capital needs, the Company would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to the Company. The failure of the Company to obtain sufficient funds on commercially-acceptable terms when needed, would have a material adverse effect on the Company’s business, results of operations and financial condition. The forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of the Company’s expenses could vary materially and adversely as a result of a number of factors. The Company has based its estimates on assumptions that may prove to be wrong, and the Company’s expenses could prove to be significantly higher than it currently anticipates.
Quantitative and Qualititative Disclosures About Market Risk
Anchiano is an emerging growth company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information under this item.

CHEMOMAB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Chemomab’s financial condition and results of operations together with Chemomab’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. In addition to historical information this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Chemomab’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors — Risks Related to Chemomab” appearing elsewhere in this proxy statement/prospectus.
Overview
Chemomab is a clinical-stage biotech company developing innovative therapeutics for conditions with high unmet medical need that involve inflammation and fibrosis. CM-101, Chemomab’s lead clinical candidate, is a first-in-class humanized monoclonal antibody which hinders the fundamental function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. Chemomab has shown that CM-101 interferes with the underlying biology of fibrosis using a novel and differentiated mechanism of action and is actively advancing CM-101 into staggered Phase 2 clinical studies to treat patients with liver, skin, and lung fibrosis. Chemomab has completed two Phase 1a studies at varying doses using different administration methods, as well as a Phase 1b safety, tolerability and proof-of-mechanism trial of CM-101 in non-alcoholic fatty liver disease (NAFLD) patients. A Phase 2a in primary sclerosing cholangitis (PSC), a rare obstructive and cholestatic liver disease, is currently ongoing in the United Kingdom and Israel and a Phase 2 study in SSc, a rare autoimmune rheumatic disease characterized by accumulation of collagen (fibrosis), will follow this year. Although the primary focus of Chemomab is in these two orphan indications an additional Phase 2a study expanding the mechanistic understanding of CM-101 is also planned in early 2021 in non-alcoholic steatohepatitis (NASH) patients.
Since inception in 2011, Chemomab has devoted substantially all its resources to organizing and staffing its company, raising capital, developing its products, securing related intellectual property rights, and conducting research and development activities for its product candidates. It does not have any products approved for sale, its products are still in the clinical development stage, and it has not generated any revenue from product sales. As Chemomab moves its product candidates in the clinical stages, it expects its expenses to increase. To date, it has funded its operations with proceeds mainly from sales of common and preferred shares. Through September 30, 2020, Chemomab had received gross proceeds of approximately $33.7 million from sales of its common and preferred shares and $1.2 million in grants from the Israel Innovation Authority (IIA).
Since inception, Chemomab has incurred significant operating losses. Chemomab’s ability to generate product revenue sufficient to achieve profitability will depend on the successful development of, the receipt of regulatory approval for, and eventual commercialization of one or more of Chemomab’s product candidates. Chemomab’s net losses were approximately $6.8 million and $5.9 million for the years ended December 31, 2019 and 2018, respectively. Chemomab’s net losses were approximately $4.0 million and $4.2 million for the nine months ended September 30, 2020 and 2019, respectively. As of September 30, 2020, Chemomab had an accumulated deficit of $21.7 million and expects that for the foreseeable future it will continue to incur significant expenses as Chemomab advances its product candidates through clinical development and clinical trials and seeks regulatory approval of its product candidates. In addition, if Chemomab obtains regulatory approval for any of its product candidates, it would expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution.
Chemomab may also incur expenses in connection with in-licensing or acquiring additional product candidates. Chemomab may also incur expenses in the future in connection with acquisitions of other companies.
As a result, Chemomab will need substantial additional funding to support its continuing operations and pursue the clinical development process. Until such time as it can generate revenue from product sales, if ever, Chemomab expects to finance its operations with proceeds from outside sources, including sales of its securities, and licensing deals it may enter into and other outside funding sources. It may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If it fails to raise capital or enter into such agreements as, and when, needed, Chemomab may have to significantly delay, scale back or discontinue the clinical development of one or more of its product candidates.
Because of the numerous risks and uncertainties associated with product development, Chemomab is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Chemomab anticipates that its general and administrative expenses will increase following the completion of the Merger because of the increased costs associated with being a public company, including significant legal, accounting, investor relations and other expenses that it did not incur as a private company. Even if it is able to generate product sales, it may not become profitable. If it fails to become profitable or is unable to sustain profitability on a continuing basis, Chemomab may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.
At September 30, 2020, Chemomab had cash and cash equivalents and short-term deposits of $12.7 million. Chemomab believes that its existing cash and cash equivalents will enable it to fund its operating expenses and capital expenditure requirements for at least the next 12 months, as discussed further below under “—Liquidity and Capital Resources.”
Components of Chemomab’s Results of Operations
Revenues
To date, Chemomab has not generated any revenue from product sales and does not expect to generate any revenue from product sales in the near future. If development efforts for Chemomab’s product candidates are successful and result in any necessary regulatory approvals or otherwise lead to any commercialized products or additional license agreements with third parties, it may generate revenue in the future from product sales.
Operating Expenses
Research and Development Expenses, net
Research and development expenses consist primarily of costs incurred in connection with the development of Chemomab’s product candidates. These expenses include:
•
expenses incurred under agreements with CROs, CMOs, as well as investigative sites and consultants that conduct Chemomab’s clinical trials, preclinical studies and other scientific development services;

•
manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical and clinical trial materials;

•
employee-related expenses, including salaries, related benefits, travel and share-based compensation expenses for employees engaged in research and development functions, as well as external costs, such as fees paid to outside consultants engaged in such activities;

•
license maintenance fees and milestone fees incurred in connection with various license agreements;

•
costs related to compliance with regulatory requirements; and

•
depreciation and other expenses.

Chemomab recognizes external development costs based on an evaluation of the progress to completion of specific tasks using information provided to it by its service providers.
Chemomab does not allocate employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. It uses internal resources primarily to oversee the research as well as for managing Chemomab’s preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, it does not track their costs by program.

Research and development activities are fundamental to Chemomab’s business. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, Chemomab expects that its research and development expenses will increase substantially over the next several years as it continues to advance the development of its product candidates. Chemomab also expects to incur additional expenses related to milestone and royalty payments payable to third parties with whom it has entered into license agreements to acquire the rights to its product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, related benefits, travel and share-based compensation expenses for personnel in executive and administrative functions. General and administrative expenses also include professional fees for legal, consulting, accounting and audit services.
Chemomab anticipates that its general and administrative expenses will increase in the future as Chemomab will increase headcount and general activities to support its continued research activities and development of its product candidates. It also anticipates that it will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs as well as investor and public relations expenses associated with being a public company. Chemomab anticipates the additional costs for these services will substantially increase its general and administrative expenses. Additionally, if and when it believes a regulatory approval of a product candidate appears likely, Chemomab anticipates an increase in payroll and related expenses as a result of Chemomab’s preparation for commercial operations, especially as it relates to the sales and marketing of any Chemomab product candidate.
Financial expenses, net
Financial expenses, net consist primarily of income or expenses related to revaluation of foreign currencies and interest income on Chemomab’s bank deposits.
COVID-19
During the nine months ended September 30, 2020, in an effort to contain and mitigate the spread of COVID-19, many countries imposed unprecedented restrictions on travel, quarantines and other public health safety measures. These measures did not impact Chemomab’s clinical trials, preclinical studies and other scientific development services, or Chemomab’s operations generally, in a material manner during the nine-month period ended September 30, 2020.
Results of Operations
Comparison of the nine-month periods ended September 30, 2020 and 2019:
The following table summarizes Chemomab’s results of operations for the nine months ended September 30, 2020 and 2019:
	Nine months ended September 30,
	2020	2019
	In thousands
Research and development expenses, net	$3,430	3,543
General and administrative expenses	600	669
Operating Loss	4,030	4,212
Financial expenses (income), net	(30)	8
Loss for the Period	$4,000	4,220
Research and Development Expenses, net
Research and development expenses net, were $3.4 million for the nine months ended September 30, 2020, compared to $3.5 million for the nine months ended September 30, 2019. The decrease of $0.1 million, or 3% in the nine months ended September 30, 2020, compared to the prior period is primarily due to decrease in consulting and expenses to subcontractors of $0.3 million. That decrease was attributable to the differing stages of Chemomab’s clinical development program during those periods. In the nine months ended September 30, 2019, Chemomab incurred expenses related to the production of CM-101 for use in its clinical trials, whereas in the corresponding period of 2020, those trials were already ongoing and Chemomab did not incur those production expenses. The decrease was offset by an increase in salaries and related expenses of $0.2 million. as a result of Chemomab increasing research and development headcount in 2020.
General and Administrative Expenses
General and administrative expenses were $0.6 million for the nine months ended September 30, 2020, compared to $0.7 million for the nine months ended September 30, 2019. The decrease of $0.1 million, or 10%, for the nine months ended September 30, 2020 compared to the prior period is due to decrease in professional services of $0.2 million. The decrease was offset by an increase in personnel-related costs of $0.1 million due to the hiring of additional personnel for Chemomab’s general and administrative functions.
Comparison of the Years Ended December 31, 2019 and 2018
The following table summarizes Chemomab’s results of operations for the years ended December 31, 2019 and 2018:
	Year ended December 31,
	2019	2018
	In thousands
Research and development expenses, net	$5,818	5,553
General and administrative expenses	960	374
Operating Loss	6,778	5,927
Financial (Income) expenses, net	2	(54)
Loss for the Year	$6,780	5,873
Research and Development Expenses, net
Research and development expenses were $5.8 million for the year ended December 31, 2019, compared to $5.6 million for the year ended December 31, 2018. The increase of $0.2 million, or 5%, for the year ended December 31, 2019, compared to the prior year is primarily due to an increase in salaries and related expenses of $0.4 million, as a result of Chemomab increasing research and development headcount in 2019 partially offset by a decrease in subcontractor costs in the amount of $0.3 million.
General and Administrative Expenses
General and administrative expenses were $1.0 million for the year ended December 31, 2019, compared to $0.4 million for the year ended December 31, 2018. The increase of $0.6 million, or 157%, was primarily due to an increase in personnel-related costs, as a result of hiring general and business development personnel as well as increase in legal and other professional services fees.
Liquidity and Capital Resources
Since inception, Chemomab has not generated any revenue and has incurred significant operating losses and negative cash flows from its operations. Chemomab has funded its operations to date primarily with proceeds from the sale of its common and preferred shares. Through September 30, 2020, Chemomab had received gross proceeds of approximately $33.7 million from sales of its common and preferred shares and $1.2 million in grants from the IIA.
Cash in excess of immediate requirements is invested primarily with a view to liquidity and capital preservation.

Cash Flows
The following table summarizes Chemomab’s cash flows for each of the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
			In thousands
Net cash used in operating activities	(3,687)	(3,481)	$(6,628)	$(5,430)
Net cash used in investing activities	(59)	(2)	(3)	(95)
Net cash provided by financing activities	4,187	—	14,077	—
Net increase (decrease) in cash and cash equivalents	441	(3,483)	$7,446	$(5,525)
Operating Activities
Net cash used in operating activities for the nine months ended September 30, 2020 included Chemomab’s net loss of $4.0 million, partially offset by net cash provided by changes in Chemomab’s operating assets and liabilities of $0.2 million and non-cash charges of $0.12 million, which mainly included share-based compensation expenses of $0.1 million. Net changes in Chemomab’s operating assets and liabilities for the nine months ended September 30, 2020 consisted primarily of an increase in other payables of $0.2 million, offset by an increase of $0.03 million in other receivables.
Net cash used in operating activities for the nine months ended September 30, 2019 included Chemomab’s net loss of $ 4.2 million, partially offset by net cash provided by changes in Chemomab’s operating assets and liabilities of $0.6 million and non-cash charges of $0.1 million, which mainly included share-based compensation expenses of $0.1 million. Net changes in Chemomab’s operating assets and liabilities for the nine months ended September 30, 2019 consisted primarily of an increase in other account payables of $0.8 million off set by a decrease of $0.2 million in trade account payables.
Net cash used in operating activities for the year ended December 31, 2019 included Chemomab’s net loss of $6.8 million partially offset by non-cash charges of $0.2 million, which included mainly share-based compensation expenses.
Net cash used in operating activities for the year ended December 31, 2018 included Chemomab’s net loss of $5.9 million, partially off set by changes in Chemomab’s operating assets and liabilities of $0.3 million and non-cash charges of $0.1 million, which mainly included share-based compensation expenses. Net changes in Chemomab’s operating assets and liabilities for the year ended December 31, 2018 consisted primarily of a decrease in other account payables of $0.2 million partially offset by a decrease of $0.04 million in other account receivables.
Investing Activities
During the nine months ended September 30, 2020, net cash used in investing activities was $0.06 million, mainly reflecting an increase in short-term deposits of $0.02 million, and purchases of fixed assets in the amount of $0.04 million.
During the nine months ended September 30, 2019, net cash used in investing activities was $2 thousand, which reflected purchases of fixed assets.
During the year ended December 31, 2019, net cash used in investing activities was $3 thousand, which reflected purchases of fixed assets.
During the year ended December 31, 2018, net cash used in investing activities was $0.09 million, which mainly reflected purchases of fixed assets.
Financing Activities
During the nine months ended September 30, 2020, net cash provided by financing activities was $4.2 million, consisting of $3.5 million of proceeds from the sale of Chemomab’s Series C preferred shares and $0.7 million from the exercise of warrants to purchase Chemomab’s Series A preferred shares.

During the nine months ended September 30, 2019, no cash was provided by or used in financing activities.
During the year ended December 31, 2019 net cash provided by financing activities was $14.1 million, consisting of net proceeds from the sale of Chemomab’s Series C preferred shares in the amount of $14.0 million as well as proceeds from the exercise of options in the amount of $0.1 million.
During the year ended December 31, 2018, no cash was provided by or used in financing activities.
Funding Requirements
Chemomab expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances its clinical activities and clinical trials of its product candidates. In addition, it expects to incur additional costs associated with operating as the subsidiary of a public company.
Chemomab believes that its existing cash and cash equivalents, will enable it to fund its operating expenses and capital expenditure requirements for at least the next 12 months. It has based these estimates on assumptions that may prove to be wrong, and it could utilize Chemomab’s available capital resources sooner than it expects. If it receives regulatory approval for Chemomab’s product candidates, it expects to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution, depending on where it chooses to commercialize.
Until such time, if ever, that Chemomab can generate product revenue sufficient to achieve profitability, Chemomab expects to finance its cash needs through the sales of its securities and other outside funding sources. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If it raises additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, Chemomab may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to it. If it is unable to raise additional funds through equity or debt financings when needed, Chemomab may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market products or product candidates that it would otherwise prefer to develop and market by itself.
Contractual Obligations and Commitments
The following table summarizes Chemomab’s contractual obligations as of September 30, 2020 and the effects that such obligations are expected to have on Chemomab’s liquidity and cash flows in future periods:
	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Operating and related lease commitments	$416	65	204	147	—
Commitments to sub-contractor	$223	168	55	—	—
Total	$639	233	259	147	—
Those milestone and royalty payments are not included in the above table as they are contingent in nature.
In addition, pursuant to Chemomab’s research and license agreements, it is required to make certain milestone and royalty payments to its licensors and collaborators. See “Chemomab Ltd.’s Business —Material Agreements — License Agreements” and audited Financial Statements — Note 7 — Commitments and Contingent Liabilities for additional details regarding its payment obligations to these licensors.
Chemomab received grants from the IIA. According to the terms of such grants, it will pay royalties of 3% – 4% of future sales up to the accumulated grant received including annual interest of LIBOR linked to the U.S. Dollar, provided however, that it shall not be obligated to repay such grants if no sales are generated. As of September 30, 2020, no sales were generated. Chemomab may be obligated to pay additional royalties upon the occurrence of certain events as determined by the IIA that are within the control of Chemomab.
Critical Accounting Policies and Significant Judgments and Estimates
Chemomab’s financial statements are prepared in accordance with GAAP in the United States. The preparation of Chemomab’s financial statements and related disclosures requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in Chemomab’s financial statements. Chemomab bases its estimates on historical experience, known trends and events and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Chemomab evaluates its estimates and assumptions on an ongoing basis. Chemomab’s actual results may differ from these estimates under different assumptions or conditions.
While Chemomab’s significant accounting policies are described in more detail in Note 2 to Chemomab’s financial statements, Chemomab believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.
Share-Based Compensation
Chemomab applies Accounting Standard Codification (ASC) 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors, including employee options under Chemomab’s option plans based on estimated fair values.
ASC 718-10 requires that Chemomab estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The fair value of the award is recognized as an expense over the requisite service periods in Chemomab’s statements of comprehensive loss. Chemomab recognizes share-based award forfeitures as they occur, rather than estimate by applying a forfeiture rate.
In June 2018, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for nonemployee share-based payment transactions by aligning the measurement and classification guidance, with certain exceptions, to that for share-based payment awards to employees. The amendments expand the scope of the accounting standard for share-based payment awards to include share-based payment awards granted to non-employees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance related to equity-based payments to non-employees. The Chemomab adopted these amendments on January 1, 2019.
Chemomab recognizes compensation expenses for the fair value of non-employee awards over the requisite service period of each award.
Chemomab estimates the fair value of options granted as equity awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Chemomab determines the fair value per share of the underlying stock by taking into consideration its most recent sales of stock, as well as additional factors that Chemomab deems relevant. Chemomab’s board determined the fair value of ordinary shares based on valuations performed using the Option Pricing Method subject to relevant facts and circumstances. Chemomab has historically been a private company and lacks company-specific historical and implied volatility information of its stock. Expected volatility is estimated based on volatility of similar companies in the biotechnology sector. Chemomab has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of Chemomab.

The following table sets forth by grant date the number of shares subject to options granted Chemomab between November 2015 and the current time, the per share exercise price of the options, the fair value of stock per share on each grant date, and the per share estimated fair value of the options:
Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair Value of Ordinary Shares on Grant Date	Per Share Estimated Fair Value of Options
November 19, 2015	524	8.6	8.6	6.28
September 13, 2016	3,278	10.28	10.28	7.52
October 28, 2016	5,376	10.28	10.28	7.5
March 12, 2017	656	10.28	10.28	7.52
November 20, 2017	2,915	19.11	19.11	14.21
December 4, 2017	1,032	19.11	19.11	14.22
March 15, 2018	10,239	19.11	19.11	13.66
October 11, 2018	1,503	19.11	19.11	13.72
October 22, 2018	4,095	19.11	19.11	13.18
September 30, 2019	1,421	20.8	20.8	13.63
December 16, 2019	2,044	20.8	20.8	15.97
December 16, 2019	4,817	20.8	20.8	15.66
March 17, 2020	584	20.8	20.8	15.53
September 17, 2020	876	20.8	20.8	15.78
November 12, 2020	4,079	19.05	19.05	15.1
November 12, 2020	628	19.05	19.05	14.35
November 19, 2020	3,138	19.05	19.05	14.56
Quantitative and Qualitative Disclosures about Market Risks
Interest Rate Risk
As of September 30, 2020, Chemomab had cash and cash equivalents, restricted cash and short term bank deposits of $12.7 million, which consisted of cash, restricted cash and short term bank deposits.
Foreign Currency Exchange Risk
Chemomab is exposed to foreign exchange rate risk. Chemomab is located in Israel, where the majority of its general and administrative expenses costs are incurred in New Israeli Shekels. During each of the years ended December 31, 2019 and 2018, and each of the nine months periods ended September 30, 2020 and 2019, Chemomab recognized foreign currency transaction loss of $1 thousand, $1.3 thousand, $4.3 thousand and $8.5 thousand, respectively. Chemomab’s functional currency is the U.S. Dollar. These foreign currency transaction gains and losses were recorded in financial expenses, net in its statements of comprehensive loss. Chemomab believes that a 10% change in the exchange rate between the U.S. Dollar and New Israeli Shekel would not have a material impact on its financial position or results of operations.
As Chemomab continues to grow its business, its results of operations and cash flows will be subject to fluctuations due to changes in foreign currency exchange rates, which could adversely impact Chemomab’s results of operations. To date, it has not entered into any foreign currency hedging contracts to mitigate Chemomab’s exposure to foreign currency exchange risk.
Emerging Growth Company Status
Chemomab is, and the post-combination company will be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Chemomab may take advantage of these exemptions until it is no longer an emerging growth company. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Chemomab has irrevocably elected not to avail itself of this extended transition period and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. Chemomab may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of Chemomab’s first registration statement filed under the United States Securities Act of 1933, as amended, or such earlier time that it is no longer an emerging growth company. Chemomab would cease to be an emerging growth company if it has more than $1.07 billion in annual revenue, it has more than $700.0 million in market value of its shares held by non-affiliates (and it has been a public company for at least 12 months and have filed one annual report on Form 10-K) or it issues more than $1.0 billion of non-convertible debt securities over a three-year period.
Off-Balance Sheet Arrangements
Chemomab did not have, during the periods presented, and it does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact Chemomab’s financial position and results of operations is disclosed in Note 2 to Chemomab’s audited financial statements.

DIRECTORS AND OFFICERS OF ANCHIANO FOLLOWING THE MERGER
Resignations of Current Executive Officers and Directors of Anchiano
Pursuant to the Merger Agreement, three of the directors of Anchiano who will not continue as members of the board following the Merger will resign effective immediately prior to the completion of the Merger.
Directors of the Combined Company Following the Merger
The Anchiano board of directors is currently composed of four directors. The following information sets forth the names, ages, director classes, and proposed titles of each of the proposed directors of the combined company upon consummation of the Merger, their present principal occupation and their recent business experience. During the last five years, neither we nor the proposed directors of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Designee	Director	Age	Position(s)
Chemomab Designees	Stephen Squinto	64	Chairman of the Board of Directors
	Adi Mor	39	Chief Executive Officer, Chief Scientific Officer and Director
	Nissim Darvish	56	Director
	Joel Maryles	61	Director
	Alan Moses	73	Director
	Claude Nicaise	68	Director
Anchiano Designee	Neil Cohen	57	Director
Stephen Squinto, Ph.D. will serve on our board of directors as chairman upon the consummation of the Merger. Dr. Squinto is a Partner at OrbiMed Advisors LLC, an investment firm, and has also served as acting Head of Research and Development of SpringWorks Therapeutics, Inc. Dr. Squinto currently serves on the boards of directors of Passage Bio Inc., SpringWorks Therapeutics, Inc., and several private companies. Dr. Squinto also previously served on the boards of directors of Audentes Therapeutics, Inc. and Arvinas, Inc. Previously, Dr. Squinto co-founded Alexion Pharmaceuticals, a biotechnology company, and served as its Executive Vice President and Chief Global Operations Officer from 2012 to January 2015 and as its Global Head of Research and Development from 2007 to 2012. Dr. Squinto holds a Ph.D. in biochemistry and biophysics and a B.A. in chemistry from Loyola University of Chicago. We believe Dr. Squinto is qualified to serve as a director due to his extensive experience as an entrepreneur and investor in the life sciences industry and his service on the boards of other public and private biopharmaceutical and biotechnology companies.
Adi Mor, Ph.D. is a co-founder of Chemomab and has served as Chemomab’s Chief Executive Officer, Chief Scientific Officer and member of Chemomab’s board of directors since its formation in 2011. Dr. Mor has in-depth knowledge in immunology focusing on rare diseases and broad experience in designing, developing and patenting a novel class of monoclonal antibodies to treat inflammatory and fibrotic diseases. Dr. Mor received her Ph.D. in immunology from Tel Aviv University in the Department of Neurobiochemistry in Israel and is the lead author of numerous scientific journal publications in immunology and inflammatory disorders. Dr. Mor is expected to be appointed to serve on the board of directors of the combined company because of her scientific background and experience in the life sciences industry.
Nissim Darvish, M.D., Ph.D. will serve on our board of directors upon the consummation of the Merger. Dr. Darvish is a Venture Partner at OrbiMed Israel, an investment firm. Dr. Darvish currently serves as a director of 9 Meters Biopharma Inc. and several private companies. Previously, Dr. Darvish was employed at Pitango Venture Capital, where he was a General Partner managing life sciences investments.

He was also the founder and CEO of Impulse Dynamics, where he culminated in a $250 million realization event. Dr. Darvish obtained his M.D. and Ph.D. in Biophysics and Physiology from the Technion in Israel, and subsequently conducted his post-doctoral research at NIH. He has published over 100 patents and authored over 20 publications. We believe that Dr. Darvish is qualified to serve on our board of directors based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.
Joel Maryles will serve on our board of directors upon the consummation of the Merger. Mr. Maryles currently serves on the board of directors and as the Chairman of Remuneration Committee of Jefferies International Ltd., since 2016. Mr. Maryles previously served on the board of directors of Radware Ltd. (NASDAQ: RDWR), from 2014 to 2020 and from 2014 to 2016, on the board of directors of EZchip Semiconductor Ltd., which was acquired by Mellanox Technologies in 2016. From 2015 to 2018, Mr. Maryles was a Partner at OurCrowd and from 2007 to 2012, he served as a Portfolio Manager at T-Cubed Investments, which he founded. Prior to that, Mr. Maryles served as a Managing Director of the Investment Banking division of Citigroup, Israel and of Furman Selz, Israel. Mr. Maryles holds a Bachelor of Science in Mechanical Engineering from the University of Illinois and an MBA from the University of Chicago, Illinois.
Alan Moses, MD, FACP will serve on our board of directors upon the consummation of the Merger. Dr. Moses is board certified by the ABIM with subspecialty certification in Endocrinology and Metabolism and is a Fellow of the American College of Physicians. Dr. Moses currently serves on the board of directors of BioFabUSA, since 2018. Prior to that time, from 2008 to 2018, Dr. Moses served as the Global Chief Medical Officer of Novo Nordisk A/S (CPH: NOVO-B), which he joined in 2004. Dr. Moses served as a Professor of Medicine at Harvard Medical School from 2002 to 2006, and in collaboration with MIT, he co-founded and co-directed the Clinical Investigator Training Program, which focused on training physician-scientists in translational research. Dr. Moses previously served as the Senior Vice President and Chief Medical Officer of the Joslin Diabetes Center, from 1998 to 2004. Dr. Moses holds a BS from Duke University, North Carolina and an MD from Washington University School of Medicine, Missouri.
Claude Nicaise, MD will serve on our board of directors upon the consummation of the Merger. Dr. Nicaise is a physician with extensive US and international experience in clinical drug development, strategic management, worldwide regulatory strategy, pharmaceuticals, biotechnology, including clinical cancer research, infectious diseases and neuroscience. Dr. Nicaise is the owner and founder of Clinical Regulatory Services, which provides consulting services to the life science and biotechnology industry in support of all aspects of clinical and regulatory development. Dr. Nicaise currently serves on the board of directors and as the Chairman of the Compensation Committee of Sarepta Therapeutics, Inc. (NASDAQ: SRPT), since 2015, as well as on the board of directors of Mynoryx Therapeutics, since 2017. Prior to that time, from 2008 to 2014, Dr. Nicaise served as the Senior Vice President of Alexion Pharmaceuticals Inc. (NASDAQ: ALXN), and between 1984 and 2008, he held numerous senior management roles at Bristol Myers Squibb (NYSE: BMY). Dr. Nicaise holds an MD and a degree in Internal Medicine, Clinical Oncology, from Brussels University, Belgium.
Neil Cohen has served as a member of Anchiano’s board of directors since April 2020 and as Anchiano’s interim Chief Executive Officer since October 2020. Mr. Cohen has served as the Chairman and Chief Executive Officer of Castel Partners Ltd. since January 2012. In 1994, he co-founded Israel Seed Partners, a leading venture capital firm, and managed the firm until 2019. Mr. Cohen has invested in and served on the boards of directors of many private technology companies, including a large number which were acquired or completed successful initial public offerings, including Compugen (Nasdaq: CGEN), Shopping.com (Nasdaq: SHOP, acquired by EBAY), Broadlight (acquired by Broadcom, Nasdaq: AVGO) and Cyota (acquired by RSA). He is a venture partner at SKY, an Israeli middle-market private equity firm, Hetz Ventures Management Ltd., an early-stage Israeli venture capital fund, and Shavit Capital. Mr. Cohen was previously the Business Editor of The Jerusalem Post and began his career in the private equity group at N M Rothschild & Sons Limited in London. Mr. Cohen received a B.A. and M.A. in Oriental Studies, with first class honors, from Oxford University. Mr. Cohen is expected to be appointed to serve on the board of directors of the combined company because of his extensive experience serving as a director of both private and public companies.

Composition of the Board of Directors
Pursuant to the Merger Agreement, each of the directors and officers of Anchiano who will not continue as directors or officers of Anchiano or the comined company following the consummation of the Merger shall resign immediately prior to the effective time of the Merger. In connection with the Merger, the size of Anchiano’s board of directors will be increased to consist of seven directors. Pursuant to the terms of the Merger Agreement, six of such directors will be designated by Chemomab and one of such directors will be designated by Anchiano. Effective as of the effective time of the Merger, it is anticipated that Neil Cohen will remain on Anchiano’s board of directors. Then, Dr. Stephen Squinto, Dr. Adi Mor, Dr. Nissim Darvish, Mr. Joel Maryles, Dr. Alan Moses and Dr. Claude Nicaise will be elected to Anchiano’s board of directors as Chemomab designees. It is anticipated that these directors will be appointed to the three staggered director classes of the combined company’s board of directors as follows:
Class I will consist of Stephen Squinto, Nissim Darvish and Joel Maryles, each with a term expiring at the 2022 annual meeting of shareholders.
Class II will consist of Neil Cohen and Claude Nicaise, each with a term expiring at the 2023 annual meeting of shareholders.
Class III will consist of Adi Mor and Alan Moses, each with a term expiring at the 2024 annual meeting of shareholders.
The division of Anchiano’s board of directors into three classes with staggered three-year terms may delay or prevent a change of management or a change of control of Anchiano, or, following the completion of the Merger, the combined company.
Director Independence
The Anchiano board of directors has determined that all current members of the board of directors, except for Mr. Cohen, are independent, as determined in accordance with the rules of The Nasdaq Stock Market.
The Anchiano board of directors has also determined that each current member of the compensation committee and corporate governance and nominating committee is independent as defined under Nasdaq listing standards and Israel’s Companies Law, 5759-1999, or the Companies Law, and that each current member of the Audit Committee is independent as defined under Nasdaq listing standards and applicable SEC rules and Israeli laws. In making this determination, Anchiano’ board of directors found that none of these directors had a material or other disqualifying relationship with Anchiano.
Anchiano has previously opted out from the Companies Law requirement to appoint at least two external directors and to comply with the Companies Law requirements as to composition of the Audit Committee and Compensation Committee, which is contingent on its continuing to meet certain conditions under the Companies Law regulations. That opt-out will remain in place after the Merger.
Based upon information requested from and provided by each proposed director concerning their background, employment and affiliations, including family relationships, Anchiano’s board of directors has determined that each of the proposed Chemomab directors is independent as defined under Nasdaq listing standards, with the exception of Dr. Mor. Anchiano’s board of directors also determined that Nissim Darvish and Neil Cohen, who will comprise the compensation committee and Neil Cohen and Joel Maryles, who will comprise the corporate governance and nominating committee, all satisfy the independence standards for such committees established by the SEC and Nasdaq listing standards, as applicable. With respect to the Audit Committee, Anchiano’s board of directors has determined that Joel Maryles, Alan Moses and Claude Nicaise satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and Nasdaq listing standards, as applicable, and that Joel Maryles is a financial expert under the rules of the SEC. The board of directors considered the relationships between such directors and certain of the investors of the combined company and determined that such relationships did not affect such directors’ independence under the standards of Nasdaq, or, where applicable, under SEC rules.

Board Committees
The Anchiano board of directors has established three standing committees to assist it in fulfilling its responsibilities to Anchiano and its shareholders: the Audit Committee, the compensation committee and the corporate governance and nominating committee. Each committee acts pursuant to a written charter, each of which has been posted in the “Investor Relations” section of Anchiano’s website accessible at www.anchiano.com. Each committee reviews its charter on an annual basis. In addition to the three standing committees, the Anchiano board of directors may approve from time to time the creation of other committees to assist the board in carrying out its duties.
Immediately following the consummation of the Merger, the committees of the board of directors of the combined company will operate pursuant to and apply Anchiano’s written charters and corporate governance policies currently in place. Thereafter, the board of directors of the combined company intends to review the written charters and corporate governance policies of Anchiano and, in the discretion of the board of directors of the combined company, adopt or amend such charters and policies, as may be necessary.
Audit Committee
The functions of the Audit Committee under the Companies Law include identifying and addressing flaws in the business management of Anchiano, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing Anchiano’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of Anchiano’s independent accounting firm. In addition, the Audit Committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.
In accordance with U.S. law and Nasdaq requirements, Anchiano’s Audit Committee is also responsible for the appointment, compensation and oversight of the work of its independent auditors and for assisting the board of directors in monitoring financial statements, the effectiveness of internal controls and compliance with legal and regulatory requirements. The Audit Committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.
Anchiano’s Audit Committee currently consists of Stan Polovets, Ruth Alon and Isaac Kohlberg. The board of directors has determined that Ruth Alon is an “audit committee financial expert” as defined in the SEC rules.
Following the consummation of the Merger, the members of the Audit Committee are expected to be Joel Maryles, Alan Moses and Claude Nicaise. Joel Maryles is expected to be the chairperson of the Audit Committee and is a financial expert under the rules of the SEC. The Anchiano board of directors has concluded that the composition of the Audit Committee meets the requirements for independence under the rules and regulations of Nasdaq and SEC. Anchiano and Chemomab believe that, after completion of the Merger, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.
Compensation Committee
The functions of the compensation committee under the Companies Law include recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the board of directors. The compensation committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.
Anchiano’s compensation committee currently consists of Stan Polovets, Ruth Alon and Isaac Kohlberg.

Following the consummation of the Merger, the members of the compensation committee are expected to be Nissim Darvish and Neil Cohen. Nissim Darvish is expected to be the chairperson of the compensation committee. The Anchiano board of directors has determined that each member of the compensation committee is independent within the meaning of the independent director guidelines of Nasdaq and under Rule 10C-1 under the Exchange Act. Anchiano and Chemomab believe that, after the completion of the Merger, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with, any applicable requirements of the rules and regulations of Nasdaq and the SEC.
Corporate Governance and Nominating Committee
The corporate governance and nominating committee evaluates and recommends to the board of directors nominees for each election of directors and helps oversee Anchiano’s regulatory and compliance matters. The nominating and corporate governance committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.
The corporate governance and nominating committee currently consists of Stan Polovets, Ruth Alon and Isaac Kohlberg.
Following the consummation of the Merger, the members of the corporate governance and nominating committee are expected to be Neil Cohen and Joel Maryles. Neil Cohen is expected be the chairperon of the corporate governance and nominating committee. The Anchiano board of directors has determined that each member of the corporate governance and nominating committee is independent within the meaning of the independent director guidelines of Nasdaq.
Executive Officers of the Combined Company Following the Merger
Subject to and effective upon the closing of the Merger, the current executive officers of Chemomab will be the executive officers of Anchiano. The following information sets forth the names, ages, and proposed titles of each of the executive officers of the combined company upon consummation of the Merger, their present principal occupation and their recent business experience. During the last five years, neither we nor the proposed executive officers of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Name	Age	Position(s)
Adi Mor	39	Chief Executive Officer, Chief Scientific Officer and Director
Sigal Fattal	50	Interim Chief Financial Officer
Arnon Aharon	52	Chief Medical Officer
For biographical information concerning our Chief Executive Officer and Chief Scientific Officer, Dr. Adi Mor, please see the section entitled “Directors and Officers of Anchiano Following the Merger — Directors of the Combined Company Following the Merger” above.
Arnon Aharon, M.D.has served as Chemomab’s Chief Medical Officer since January 2018. Prior to his promotion, Dr. Aharon served as Chemomab’s Head of Clinical Development from December 2016 to December 2017. Prior to joining Chemomab, from January 2014 to November 2016, Dr. Aharon served as Chief Medical Officer at BioLineRx Ltd., a company listed on Nasdaq and The Tel Aviv Stock Exchange, where he directed the oncology and immunology pipeline. Dr. Aharon also served at multiple senior management positions at biotechnology companies, including Pharmos Ltd., a company listed on Nasdaq and The Tel Aviv Stock Exchange, Thrombotech Ltd., and LycoRed Ltd. Dr. Aharon is a member of several industry advisory groups and provides consulting services to biotechnology companies and academic institutions. Dr. Aharon received his M.D. from the University of Tel Aviv in Israel.
Sigal Fattal has served as Chemomab’s interim Chief Financial Officer since October 2020. Prior to joining Chemomab, from March 2017 to December 2019, Ms. Fattal served as Chief Financial Officer at

BiomX (NYSE American: PHGE), a clinical stage microbiome product discovery company. Prior to joining BiomX, Ms. Fattal served as Chief Financial Officer at Evogene (Nasdaq and TASE: EVGN), a computational biology company, from 2013 to 2016. Prior to that time, Ms. Fattal served in multiple financial and operational executive roles in various companies. Ms. Fattal also currently serves as co founder of Simbiz, which was started in September 2020 and which offers one-stop shop corporate services to startup companies. Ms. Fattal is a certified CPA (Isr.), and holds a BA in Accounting and Economics, and an MBA, both from Tel Aviv University.
DIRECTOR AND OFFICER COMPENSATION
Chemomab Director Compensation
Chemomab currently pays its independent, non-employee Chairman of the Board annual director fees of $45,000 and grants to him options from time to time.
Chemomab Executive Compensation
The aggregate amounts of salaries, consulting and director fees, pension, retirement and other similar benefits, and share-based compensation, that were payable to Chemomab’s executive officers and directors and/or to their respective affiliates in respect of employment, consulting and directorship agreements and arrangements (which includes other amounts described in this “Director and Officer Compensation” section of this proxy statement/prospectus) during the year ended December 31, 2020 is set forth in the below table. The table does not include any amounts that Chemomab paid to reimburse any of such persons for costs incurred in providing it with services during that period.
(in thousands)	Salary, Fees and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 6 persons	$671	$78	$91
Following the Merger, Anchiano will compensate its directors and senior management team in accordance with the recommendation of our compensation committee and, generally, subject to the approval of the Anchiano board of directors and shareholders. That compensation will generally need to be consistent with the terms of our compensation policy, which will require periodic approval, in accordance with the requirements of the Companies Law (as described below under “Related Party Transactions of Directors and Executive Officers of the Combined Company — Director and Officer Compensation”). Therefore, the future compensation practices of Anchiano following the Merger may differ from the historical practices of Chemomab.
In accordance with the Companies Law, beginning with our first annual general meeting of shareholders that takes place following the Merger, the combined company will be required to disclose the compensation paid to its five most highly compensated officers on an individual basis for the previous fiscal year, or as otherwise required under SEC rules. Consequently, we will be required to include that information in all annual reports on Form 20-F or Form 10-K that we file with the SEC, just as Anchiano has done until the current time.
Employment Agreements
Employment Agreement with Chemomab Chief Executive Officer
Under the employment agreement, dated April 25, 2013, as amended (most recently as of January 1, 2020) that Chemomab entered into with its Chief Executive Officer, Dr. Adi Mor, Dr. Mor is entitled to a gross monthly salary of NIS 52,500 (approximately $16,406). Dr. Mor is also entitled to an annual performance bonus of three monthly salaries, subject to her meeting certain performance milestones, as to be determined by Chemomab’s board of directors on an annual basis. Besides base salary and bonus, Dr. Mor receives under the agreement other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with her services, and the right to use (including certain related fixed and variable costs in respect of) a leased car and a cellular phone. In lieu of a leased car, Dr. Mor may elect to receive a monthly car allowance payment. Dr. Mor is furthermore entitled to company contributions equivalent to 8.33%, 2.5%, and 5% of her gross monthly salary towards certain severance, disability and tax-advantaged savings funds (known as a manager’s insurance policy), respectively. Dr. Mor also contributes 5.5% of her gross monthly salary towards the manager’s insurance policy. The employment engagement is terminable by either party upon 60 days prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. As required under Israeli law, the terms of Dr. Mor’s engagement with Chemomab have been approved by Chemomab’s board of directors and shareholders.
Dr. Mor has been granted, pursuant to her employment agreement, an aggregate of 10,239 options to purchase Chemomab shares, of which 7,039 have vested or will vest within 60 days of December 28, 2020), under Chemomab’s share option and incentive plan.
Employment Agreement with Chemomab Chief Medical Officer
Under the employment agreement, dated March 1, 2019, that Chemomab entered into with its Chief Medical Officer, Dr. Arnon Aharon, Dr. Aharon is entitled to a gross monthly salary of NIS 55,000 (approximately $17,187). Dr. Aharon is also entitled to an annual performance bonus of up to 20% of his annual salary, subject to his meeting certain performance criteria, as to be set forth in a personal bonus policy. Besides base salary and bonus, Dr. Aharon receives under the agreement other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with his services, and the right to a monthly travel allowance of NS 3,000 (approximately $938). Dr. Aharon is furthermore entitled to company contributions equivalent to 8.33%, 2.5%, 7.5% and at least 5% of his gross monthly salary towards certain severance, disability, study fund and tax-advantaged savings funds (known as a manager’s insurance policy or pension), respectively. Dr. Aharon also contributes 6% and 2.5% of his gross monthly salary towards the manager’s insurance policy/pension and study fund, respectively. The employment engagement is terminable immediately by either party upon two months’ prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. As required under Israeli law, the terms of Dr. Aharon’s engagement with Chemomab have been approved by Chemomab’s board of directors.
Dr. Aharon has been granted, pursuant to his employment agreement, an aggregate of 5,849 options to purchase Chemomab shares, of which 3,182 have vested or will vest within 60 days of December 28, 2020), under Chemomab’s share option and incentive plan.
Share Incentive Plans
Chemomab maintains one share option and incentive plan — the Chemomab Ltd. 2015 Share Incentive Plan, or the 2015 Plan — which will be assumed by Anchiano upon the effectiveness of the merger. At that time, outstanding options under the 2015 Plan will instead become exercisable for such number of ADSs of Anchiano as shall be determined based on the exchange ratio in the merger, with a reciprocal adjustment to exercise price (as described elsewhere in his proxy statement/prospectus). As of December 31, 2020, a total of 68,584 Chemomab ordinary shares were reserved for issuance under the 2015 Plan, of which 5,124 shares had been issued pursuant to previous exercises options, and 40644 shares were issuable under outstanding options. Of such outstanding options, options to purchase 22,382 ordinary shares had vested and were exercisable as of that date, with a weighted average exercise price of $16.30 per share,
2015 Share Incentive Plan
In November 2015, Chemomab’s board of directors adopted, and its shareholders subsequently approved, the 2015 Plan. The 2015 Plan provides for the grant of options, restricted shares, restricted share units and other share-based awards to Chemomab’s and its subsidiaries’ and affiliates’ directors, employees, officers, consultants, advisors, and any other person whose services are considered valuable to Chemomab or its affiliates. Any such grants are intended to incentivize the foregoing persons to continue as service providers, to increase their efforts on Chemomab’s behalf or on behalf of its subsidiaries or affiliates, and to promote the success of its business.
The 2015 Plan is administered by Chemomab’s board of directors or by a committee designated by the board of directors, which determines, subject to Israeli law, the grantees of awards and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2015 Plan. The 2015 Plan enables Chemomab to issue awards under various tax regimes, including, without limitation, pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, and under Section 3(i) of the Ordinance and Section 422 of the United States Internal Revenue Code of 1986, as amended, or the Code.
The 2015 Plan provides that options granted to Chemomab’s employees, directors and officers who are not controlling shareholders and who are considered Israeli residents are intended to qualify for special tax treatment under the “capital gain track” provisions of Section 102(b) of the Ordinance. Chemomab’s Israeli non-employee service providers and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits.
Options granted under the 2015 Plan to U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified. The exercise price for “incentive stock options” must not be less than the fair market value on the date on which an option is granted, or 110% of the fair market value if the option holder holds more than 10% of Chemomab’s share capital.
Options and other awards granted under the 2015 Plan generally vest over four years commencing on the date of grant, such that 25% vests on the first anniversary of the date of grant and an additional 6.25% vests at the end of each subsequent calendar quarter over the course of the next three years, provided that the participant remains continuously employed or engaged by Chemomab.
Options, other than certain incentive share options, that are not exercised within ten years from the grant date expire, unless otherwise determined by Chemomab’s board of directors or its designated committee, as applicable. Share options that qualify as “incentive stock options” and are granted to a person holding more than 10% of Chemomab’s voting power will expire within five years from the date of the grant. In the event of the death of a grantee while employed by or performing service for Chemomab or its subsidiary or within three months after the date of the employee’s termination, or the termination of a grantee’s employment or services for reasons of disability, the grantee, or in the case of death, his or her legal successor, may exercise options or other awards that have vested prior to termination within a period of one year from the date of disability or death. If Chemomab terminates a grantee’s employment or service for cause, all of the grantee’s vested and unvested options or other awards will expire on the date of termination. If a grantee’s employment or service is terminated for any other reason, the grantee may generally exercise his or her vested options or other award within three months of the date of termination. Any expired or unvested options return to the pool and become available for reissuance. From time to time, Chemomab may consider issuing options with slightly different terms or accelerating, extending or otherwise modifying options in accordance with applicable law and regulation and the terms of the 2015 Plan.
In the event of a merger or consolidation of Chemomab, or a sale of all, or substantially all, of Chemomab’s shares or assets or other transaction having a similar effect on Chemomab, then without the consent of the option holder, Chemomab’s board of directors or its designated committee, as applicable, may but is not required to (i) cause any outstanding award to be assumed or an equivalent award to be substituted by such successor corporation, or (ii) in case the successor corporation does not assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares or (b) cancel the options and pay in cash an amount determined by the board of directors or the committee as fair in the circumstances. Notwithstanding the foregoing, Chemomab’s board of directors or its designated committee may upon such event amend, modify or terminate the terms of any award, including conferring the right to purchase any other security or asset that the board of directors or the committee shall deem, in good faith, appropriate.
Compensation Committee Interlocks and Insider Participation
Each member of the compensation committee of the combined company is expected to be an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the Nasdaq. None of the combined company’s proposed executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the Merger.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS
OF THE COMBINED COMPANY
Described below are any transactions occurring since January 1, 2019, and any currently proposed transactions to which either Anchiano or Chemomab was a party and in which:
•
The amounts involved exceeded or will exceed the lesser of  (i) $120,000 and (ii) one percent of the average of Anchiano’s or Chemomab’s total assets at year end for the last two completed fiscal years; and

•
A director, executive officer, holder of more than 5% of the outstanding share capital of Anchiano or Chemomab, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Anchiano Transactions
Anchiano has entered into employment agreements with each of its executive officers.
Anchiano’s Articles of Association permit it to insure each of its directors and officers to the fullest extent permitted by the Companies Law. Anchiano has obtained directors and officers insurance for its executive officers and directors.
All related party transactions are reviewed and approved by the Audit Committee of Anchiano, as required by the Audit Committee Charter.
Related Party Transactions
Under the Israel’s Companies Law, 5759-1999, or the Companies Law, a related party transaction in which an “office holder” has a personal interest may be approved only if it is for the benefit of the company. An office holder is defined in the Companies Law as a director, a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, and any other manager directly subordinate to the general manager. A transaction that is not an extraordinary transaction in which an office holder has a personal interest requires the approval of the board of directors, unless the articles of association of the company provide otherwise. If the transaction is an extraordinary transaction, it must be approved by the audit committee and the board of directors, and, under certain circumstances, by the shareholders of the company. An “extraordinary transaction” is a transaction other than in the ordinary course of business, other than on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.
Pursuant to the Companies Law, extraordinary transactions in which a controlling shareholder has a personal interest require the approval of the audit committee, or the compensation committee if the transaction is in connection with employment or service with the company, the board of directors and the shareholders of the company. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company.
In most cases, the Companies Law prohibits any director who has a personal interest in a transaction from being present for the discussion or voting pertaining to such transaction in the audit committee or board of directors. Nevertheless, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction; in this case, however, the transaction also requires shareholder approval.
Director and Officer Compensation
Under the Companies Law, Anchiano is required to approve, at least once every three years, a compensation policy with respect to office holders. Following the recommendation of Anchiano’s compensation committee, the compensation policy must be approved by the board of directors and shareholders. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company. In general, the terms of compensation of directors, the chief executive officer and any employee or service provider who is considered a controlling shareholder must be approved separately by the compensation committee, the board of directors and the shareholders. The compensation terms of other officers who report directly to the chief executive officer requires the approval of the compensation committee and the board of directors.
Information Rights Agreement
Anchiano entered into an information rights agreement, effective as of December 19, 2018, with one of its principal shareholders, CBI. The information rights agreement provides CBI with rights to receive Anchiano’s annual and quarterly financial statements, auditor consent letters and valuation reports, and other information reasonably required by CBI to enable it to prepare its financial statements. The information rights agreement also requires that Anchiano provide CBI with information material to Anchiano and mandated to be disclosed by the requirements applicable to CBI, as well as certain other material information of Anchiano. The information rights agreement contains customary confidentiality provisions and terminates when CBI, and any company that controls CBI, is no longer required to issue public reports relating to Anchiano pursuant to the Exchange Act.
Chemomab Transactions
Series C Preferred Shares
On September 23, 2019, Chemomab entered into a Series C Preferred Share Purchase Agreement, or the Series C Agreement, pursuant to which it issued and sold to investors 130,831 shares of Chemomab’s Series C preferred shares, nominal value NIS 0.01 per share, at a purchase price of $87.90 per share, for an aggregate consideration of approximately $11.5 million. On November 6, 2019 and May 21, 2020, Chemomab entered into joinder agreements to that Series C Agreement, pursuant to which it issued and sold to investors an additional total 68,260 shares of Chemomab’s Series C preferred shares at a purchase price of $87.90 per share, for an aggregate consideration of approximately $6.0 million.
The following table sets forth the aggregate number of shares of Chemomab’s share capital acquired by beneficial owners of more than 5% of its share capital in the financing transactions described above.
Participants	Series C Preferred Stock
5% or Greater Stockholders(1)
OrbiMed Israel Partners Limited Partnership	56,883
Rivendell Investments 2017-9 LLC	34,130
SBI JI Innovation Fund	11,377
Milestone View Limited	22,753
Apeiron SICAV Ltd. – Presight Capital Fund One	34,130
Boryung Pharmaceuticals Ltd.	34,130

(1)
Additional details regarding these shareholders and their equity holdings are provided in this prospectus under the caption “Principal Shareholders of Chemomab.”

Some of our directors are associated with our principal shareholders as indicated in the table below:
Director	Principal Shareholder
Nissim Darvish	OrbiMed Israel Partners Limited Partnership
David Ben Ami	SBI JI Innovation Fund
Jason Camm	Rivendell Investments 2017-9 LLC

Investors’ Rights Agreement
In connection with the Series C Agreement, Chemomab entered into an Amended and Restated Investors’ Rights Agreement, dated September 23, 2019, with the holders of Chemomab’s preferred shares, including entities with which certain of Chemomab’s directors are related. The agreement provides for certain rights relating to the registration of such holders’ securities, including shares issuable upon conversion of preferred shares. This agreement will be terminated prior to closing of the Merger.
Employment Agreements
Chemomab has entered into employment agreements with its named executive officers. For more information regarding the agreements with Chemomab’s named executive officers, see “Directors and Officers of Anchiano Following the Merger — Director and Officer Compensation — Chemomab Executive Compensation.”

SELLING SHAREHOLDERS
This proxy statement/prospectus registers under the Securities Act the possible resale of Anchiano ordinary shares (including ordinary shares represented by ADSs) that may be received in the Merger by the selling shareholders listed in the table below. The table below sets forth information, based upon written representations supplied to Anchiano, by the selling shareholders identified in the table, with respect to such selling shareholders’ beneficial ownership of Anchiano ordinary shares as of the date hereof.
Immediately prior to consummation of the Merger, the selling shareholders identified below is expected to hold Chemomab shares. The maximum number of Anchiano ordinary shares that the selling shareholders would beneficially hold following the Merger is 371,401,496.
Because the selling shareholders may, from time to time, sell, transfer or otherwise dispose of all, some or none of the shares of Anchiano ordinary shares covered by this proxy statement/prospectus, Anchiano cannot determine the number of such Anchiano ordinary shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of the Anchiano ordinary shares that will be beneficially held by the selling shareholders upon termination of the offering. For purposes of the table below, we assume that the selling shareholders will sell all of the shares of Anchiano ordinary shares expected to be received by it in the Merger and covered by this proxy statement/prospectus.
Unless otherwise described in this proxy statement/prospectus, neither the selling shareholders nor any of its affiliates has held any position or office with or otherwise had any material relationship with either Chemomab or Anchiano or any of their respective affiliates during the three years prior to the date of this proxy statement/prospectus.
	Held Prior to the Merger		Received in the Merger(1)	Held After the Merger
Name of Selling Shareholder	Number of Anchiano ordinary shares beneficially owned	Percent of Anchiano ordinary shares outstanding	Maximum number of Anchiano ordinary shares received in the Merger	Number of Anchiano ordinary shares beneficially owned(1)	Percent of Anchiano ordinary shares outstanding(2)
OrbiMed Israel Partners Limited Partnership	—	—	183,200,301	183,200,301	23.92%
Rivendell Investments 2017-9	—	—	70,237,809	70,237,809	9.17%
Kobi George	—	—	43,857,600	43,857,600	5.71%
Adi Mor	—	—	59,207,040	59,207,040	7.66%
Arnon Aharon	—	—	3,274,245	3,274,245	*
Stephen Squinto	—	—	10,622,005	10,622,005	1.37%
Nissim Darvish	—	—	809,815	809,815	*
Neil Cohen	107,045	*	—	192,681	*
Total	107,045	*	371,208,815	371,401,496	47.21%

*
Represents beneficial ownership of less than one percent (1%)

(1)
Assumes that, at the effective time of the Merger, each share of Chemomab ordinary shares will convert into the right to receive an estimated 1,028.99 shares of Anchiano ordinary shares and to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus. The estimated exchange ratio calculation contained herein is based upon Anchiano’s and Chemomab’s capitalization at the signing of the Merger Agreement, and, pursuant to the Merger Agreement, will be based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger.

(2)
Assumes there will be an aggregate of 765,781,214 Anchiano ordinary shares issued and outstanding.

The resales of the Anchiano ordinary shares which the selling shareholders listed in the table above may receive in the Merger are being registered to permit public secondary trading of these securities by the holders of such securities from time to time. Registration of the Anchiano ordinary shares does not mean that such securities necessarily will be offered or sold. Anchiano will not receive any proceeds from any such offer or sale by the selling shareholders.
The selling shareholdesr may sell such Anchiano ordinary shares from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods, including the following:
•
in negotiated transactions, or in trading markets for Anchiano ordinary shares;

•
in the trading markets for Anchiano ordinary shares;

•
in the over-the-counter market or on any national securities exchange on which Anchiano ordinary shares may be listed or quoted at the time of sale;

•
in transactions otherwise than on such exchanges or in the over-the-counter market;

•
through a combination of any such methods; or

•
through any other method permitted under applicable law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information gives effect to the Merger but does not give effect to the proposed Reverse Split because the proposed reverse split is a range and is not final.
The acquisition will be accounted for as a “reverse merger” and recapitalization since immediately upon the completion of the Merger, the Chemomab shareholders prior to the Merger will hold a majority of the voting interest of the combined company. In addition, the board of directors of the combined company will include four of the current members of the Chemomab board of directors, and therefore, members of Chemomab’s current board of directors will possess majority control of the board of directors of the combined company. Moreover, Chemomab’s senior management will hold all key positions in senior management of the combined company. For accounting purposes, Chemomab will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Chemomab. Accordingly, Chemomab’s assets, liabilities and results of operations will become the historical financial statements of the registrant, and Anchiano’s assets, liabilities and results of operations will be consolidated with Chemomab effective as of the acquisition date. No step-up in basis or goodwill will be recorded in this transaction.
The unaudited pro forma combined condensed balance sheet data as of September 30, 2020 gives effect to the Merger as if it took place on September 30, 2020. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 gives effect to the Merger as if it took place on January 1, 2019. The historical financial statements of Anchiano and Chemomab have been adjusted to give pro forma effect to events that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger and recapitalization to the company’s historical financial statements. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Anchiano and Chemomab been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.
The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Anchiano and Chemomab, and each company’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations. Anchiano’s historical audited consolidated financial statements for the year ended December 31, 2019 and unaudited interim condensed consolidated financial statements for the period ended September 30, 2020, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations are included this proxy statement/prospectus. Chemomab’s historical audited financial statements for the years ended December 31, 2019 and 2018 and unaudited interim condensed financial statements for the period ended September 30, 2020 along with Management’s Discussion and Analysis of Financial Condition and Results of Operations are included elsewhere in this proxy statement/prospectus.
Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Anchiano may materially vary from those of Chemomab. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Anchiano’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Anchiano’s results of operations or reclassification of assets or liabilities to conform to Chemomab’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2020
(in thousands)
	CHEMOMAB LTD.	ANCHIANO THERAPEUTICS LTD.	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,695	$6,768	$28,600	C	$48,063
Prepaid expenses and other	74	620	—		694
Asset held for sale	—	—	1,200	D	1,200
Total current assets	12,769	7,388	29,800		49,957
Property and equipment, net	158	15	—		173
Operating lease right-of-use	416	234	—		650
Other non-current assets	53	51	—		104
Total assets	$13,396	$7,688	$29,800		$50,884
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	$368	$482	$—		$850
Accrued expenses and other	454	1,620	2,745	B	4,819
Operating lease liability	65	173	—		238
Total current liabilities	887	2,275	2,745		5,907
Non-current operating lease liability	352	62	—		414
Total liabilities	1,239	2,337	2,745		6,321
Shareholders’ equity
Common stock	(*)	(*)	—		—
Preferred A shares
Convertible preferred A shares and Warrants for Convertible preferred A shares of $0.003 par value – Authorized: 128,548 shares at September 30, 2020. Issued and outstanding: 116,979 shares at September 30, 2020.	5,630		(5,630)	A	—
Preferred B shares
Convertible preferred B shares of $0.003 par value – Authorized: 113,763 shares at September 30, 2020. Issued and outstanding: 113,763 shares at September 30, 2020 .	9,791		(9,791)	A	—
Preferred C shares
Convertible C shares of $0.003 par value – Authorized: 227,532 shares at September 30, 2020. Issued and outstanding: 199,091 shares at September 30, 2020.	17,484		(17,484)	A	—
Additional paid-in capital	996	119,375	(54,064)	E	66,307
Currency traslation differences reserve	—	872	(872)	E	—
Accumulated deficit	(21,744)	(114,896)	114,896	E	(21,744)
Total shareholders’ equity	12,157	5,351	27,055		44,563
Total liabilities and shareholders’ equity	$13,396	$7,688	$29,800		$50,884

(*)
Representing amount less than $1 thousand

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2020
(in thousands, except per share amounts)
	CHEMOMAB LTD.	ANCHIANO THERAPEUTICS LTD.	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$3,430	$3,609	$—		$7,039
General and administrative	600	5,126	—		5,726
Restructuring expense	—	749	—		749
Total operating expenses	4,030	9,484	—		13,514
Finance (income) expense, net	(30)	(19)	—		(49)
Loss before income taxes	(4,000)	(9,465)	—		(13,465)
Income taxes, net	—	—	—		—
Net loss and comprehensive loss	$(4,000)	$(9,465)	$—		$(13,465)
Basic and diluted loss per common share	$—	$0.26		F	$0.02
Weighted average common shares outstanding, basic and diluted	—	37,099			827,360
The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except per share amounts)
	CHEMOMAB LTD.	ANCHIANO THERAPEUTICS LTD.	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$5,818	$13,303	$—		$19,121
General and administrative	960	6,245	—		7,205
Restructuring expense	—	3,350	—		3,350
Total operating expenses	6,778	22,898	—		29,676
Finance (income) expense, net	2	4,224	—		4,226
Loss before income taxes	(6,780)	(27,122)	—		(33,902)
Income taxes, net	—	—	—		—
Net loss and comprehensive loss	$(6,780)	$(27,122)	$—		$(33,902)
Basic and diluted loss per common share	$—	$0.79		F	$0.04
Weighted average common shares outstanding, basic and diluted	—	34,446			824,707
The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.
1.   Description of Transaction
On December 14, 2020, Anchiano, Chemomab and Merger Sub entered into the Merger Agreement pursuant to which Merger Sub will merge with and into Chemomab, with Chemomab surviving as a wholly-owned subsidiary of Anchiano.
Immediately prior to the effective time of the Merger, all outstanding preferred shares of Chemomab will be converted into ordinary shares of Chemomab. At the effective time of the Merger, each Chemomab ordinary share outstanding immediately prior to the effective time (excluding certain Chemomab ordinary shares that may be cancelled pursuant to the Merger Agreement) will be automatically converted into the right to receive a number of ADSs, each representing 5 Anchiano ordinary shares, plus warrants that may be exercisable under certain circumstances to purchase ADSs. The Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and later in this proxy statement/prospectus. Under the Exchange Ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing), Chemomab’s securityholders are expected to own approximately 90% of Anchiano’s share capital (on a fully diluted basis) and Anchiano’s securityholders are expected to own approximately 10% of Anchiano’s share capital (on a fully diluted basis), subject to certain assumptions and to the net cash adjustment mechanism set forth in the Merger Agreement.
The Exchange Ratio is calculated using a formula intended to allocate a percentage of the combined company to existing Chemomab securityholders. The initial estimate of the Exchange Ratio set forth below is based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano, assuming Anchiano’s net cash at the effective time of the Merger is more than $0.5 million but not more than $2.0 million. Based on the assumptions described above, the Exchange Ratio would be equal to approximately 1,028.99 shares of Anchiano ordinary shares for each share of Chemomab ordinary shares (without giving effect to the Reverse Split), which Exchange Ratio is subject to change based on the amount of Anchiano’s net cash, and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger (and as a result, Anchiano securityholders and Chemomab securityholders could own more or less of the combined company).
At the effective time of the Merger, Anchiano will assume all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option will be converted into an option to purchase ordinary shares of Anchiano (including ordinary shares represented by ADSs), with the number of Anchiano ordinary shares subject to such option and the exercise price being appropriately adjusted to reflect the Exchange Ratio.
In connection with the closing of the Merger, each shareholder of Chemomab will be issued a Chemomab Warrant, which may be exercisable for Anchiano ordinary shares to be represented by ADSs in certain circumstances described immediately below, pro rata based on the Chemomab shareholders’ respective holdings of Chemomab’s share capital immediately prior to the closing of the Merger. The Chemomab Warrant is exercisable if (i) a claim is filed within one year after the closing of the Merger for contingent liabilities of Anchiano related to the pre-closing period as described in the Merger Agreement, and (ii) a judgment or settlement is paid within five years after the closing of the Merger in connection with such claims. The maximum number of ordinary shares to be represented by ADSs that may be issued to all Chemomab shareholders under the Chemomab Warrant is (i) $1 million worth of ordinary shares, to be represented by ADSs, in the aggregate for all claims that result in cash payments, and (ii) the number of ordinary shares to be represented by 500,000 ADSs (adjusted for, among other things, any reverse splits, or adjustment in the shares per ADS ratio) for all claims that result in the issuance of additional ordinary shares to be represented by ADSs. Investors in the Financing will be provided anti-dilution protection if any ordinary shares to be represented by ADSs are issued under the Chemomab Warrant.
All options to acquire Anchiano’s ordinary shares that are outstanding immediately prior to the effective time of the Merger will remain outstanding following the effective time of the Merger unless otherwise terminated in accordance with their terms. All outstanding Anchiano warrants will be exercised on a cashless basis as described below, and there will be no Anchiano warrants outstanding after the Merger.
In connection with a Securities Purchase Agreement dated as of March 28, 2018, the Crossover Round investors under such agreement received price protection rights with respect to the ordinary shares and warrants issued thereunder. These price protection rights are triggered by various transactions, including a merger such as the proposed Merger with Chemomab. Under the Crossover Round Waiver, the Crossover Round Investors agreed to, among other things reduce the number of Anchiano shares to which they are entitled in connection with the Merger pursuant to the price protection provisions; upon the closing of the Merger, release Anchiano and Chemomab and their respective affiliates and successors from any and all claims arising under the Crossover Round Agreement and the warrants issued thereunder, including without limitation any price protection rights set forth therein.
The parties are seeking to obtain between $30.0 million and $50.0 million of financing for the combined company through a private placement, or the Financing. As a condition to the Merger, the parties must raise at least $30.0 million in the Financing. The amount to be raised in the Financing will be invested by the Investors in ordinary shares of Anchiano (to be represented by ADSs) immediately following the effective time of the Merger.
2.   Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financialinformation does not give effect to the proposed Anchiano reverse stock split, described in Anchiano’s Proposal No. 3: “approve and adopt Anchiano’s Amended and Restated Articles of Association” of this proxy/prospectus/information statement, because the proposed reverse stock split is not final.
The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2020 and the year ended December 31, 2019, give effect to the merger as if it had been consummated on January 1, 2019.
Based on Chemomab’s preliminary review of Chemomab’s and Anchinao’s summary of significant accounting policies and preliminary discussions between management teams of Chemomab and Anchiano, the nature and amount of any adjustments to the historical financial statements of Anchiano to conform its accounting policies to those of Chemomab are not expected to be material. Upon completion of the merger, further review of Anchiano’s accounting policies may result in additional revisions to Anchiano’s accounting policies and classifications to conform to those of Chemomab.
The following unaudited pro forma condensed combined financial information was prepared under U.S. GAAP. For accounting purposes, Chemomab will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Chemomab. The net acquired assets of Anchiano are approximately $5.4 million and $1.2 million in intellectual property research and development. Further, given the nature of the transaction no step-up in basis or goodwill will be recorded in this transaction.
To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurance that these additional analyses will not result in material changes to the estimates of value.
The historical financial information has been adjusted to give effect to matters that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger and recapitalization to the company’s historical financial statements.
3.   Anchiano Ordinary Shares and Options Issued to Chemomab Securityholders upon Closing of the Merger
Pursuant to the Merger Agreement, at the closing of the merger, Anchiano expects to issue to Chemomab securityholders a number of shares of Anchiano ordinary shares and, options, representing approximately

90% of the outstanding shares of Anchiano ordinary shares at the time of the Merger (on a fully diluted basis). In addition Anchiano will issue the Chemomab Warrant.
Prior to the Merger, all outstanding Chemomab preferred shares are expected to be converted into Chemomab ordinary shares, which will be exchanged for Anchiano ordinary shares as described above. The number of Anchiano ordinary shares to be issued to Chemomab securityholders, for purposes of these pro forma financial statements as of December 31, 2019, is calculated pursuant to the terms of the Merger Agreement, using an Exchange Ratio that assumes Anchiano has no less than $0.5 million of net cash as of Closing, and assuming the conversion of the Chemomab preferred shares into Chemomab ordinary shares all had occurred on December 31, 2019, as follows:
Fully-diluted shares of Anchiano as of September 30, 2020(i)	69,160,457
Divided by the assumed Anchiano ownership precentage of combined organization	10%
Estimated fully-diluted adjusted total shares of common stock of combined organization	691,604,570
Less: fully-dilutes shares of Anchiano as of September 30, 2020	-69,160,457
Total fully-diluted shares of combines organization to be allocated to Chemomab securityholders	622,444,113

(i)
Includes all outstanding ordinary shares and options

The fully-diluted shares of the combined organization shall be allocated to Chemomab securityholders using the Exchange Ratio described above.
4.   Adjustments to Unaudited Pro Forma Combined Balance Sheet as of September 30, 2020
The unaudited pro forma combined balance sheet includes pro forma adjustments that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger and recapitalization to the company’s historical financial statements. Based on Chemomab’s management’s review of Anchiano’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Anchiano to conform to the accounting policies of Chemomab are not expected to be significant. The unaudited pro forma combined balance sheet does not reflect the proposed Anchiano Reverse Stock Split. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
A.
To convert 128,548 Chemomab Series A Convertible Preferred shares and 113,763 Chemomab Series B Convertible Preferred shares and 199,091 Chemomab Series C Convertible Preferred shares into Chemomab ordinary shares immediately prior to the Merger.

B.
To record Anchiano’s estimated transaction costs of $2.1 million that were not accrued as of September 30, 2020. Estimated transaction costs include legal, advisory and accounting related fees of approximately $1.1 million and investment banking fees of approximately $1.0 million.

To record Chemomab’s estimated transaction costs that include legal, advisory and accounting related fees of approximately of $0.7 million that were not accrued as of September 30, 2020.
Chemomab’s preparations to become a public company, will be charged to expense as incurred and are not reflected in the pro forma statements of operations.
C.
To reflect $30 million in proceeds to be received by Chemomab, net of $1.4 million in estimated transaction costs, in connection with the consummation the Chemomab Financing. The Merger is contingent upon the private financing and the private financing is expected to close concurrent with the Merger. If the private financing does not close, Anchiano and Chemomab are not required to complete the Merger.

D.
To reflect that in addition to the net assets that Chemomab acquired from Anchiano, Chemomab acquired intellectual property of research and development that meets the definition of held for sale and its preliminary estimated value less cost of sale is $1.2 million.
E.
To record:

(i)
the conversion of Chemomab’s outstanding convertible preferred shares into 441,402 shares of ordinary shares,

(ii)
the payment of transaction costs associated with the Merger,

(iii)
issuance of ordinary shares under the Crossover Round Waiver,

(iv)
the elimination of Anchiano’s historical equity,

(v)
the exchange of outstanding Chemomab ordinary shares into 622,444,113 shares of Anchiano’s ordinary shares based on the assumed exchange ratio for purposes of these pro forma combined financial statements,

(vi)
the effect of the reverse recapitalization of Anchiano for a total of $6.6 million, which is the net carrying value of Anchiano as of September 30, 2020, inclusive of $1.2 million of intellectual property research and development, and

(vii)
the allocation of equity for the Financing.

(amounts in thousands, except share amounts)	Ordinary Shares				Additional Paid-In Capital	Currency traslation differences reserve	Accumulated Deficit	Total stockholders’ Equity
	Chemomab		Anchiano
	Shares	Amount	Shares	Amount
(i) Conversion of outstanding Chemomab preferred stock into common stock	441,402	(*)	—	—	$—		—	—
(ii) Payment of transaction costs	—	—	—	—	(2,745)		—	(2,745)
(iii) Issuance of ordinary shares under the Crossover Round Waiver			29,495,807	(*)				—
(iv) Elimination of Anchiano’s historical equity carrying value			(66,595,159)	(*)	(119,375)	(872)	114,896	(5,351)
(v) Exchange of outstanding Chemomab common stock into Anchiano common stock	(590,896)	(*)	622,444,113	(*)				—
(vi) Reverse recapitalization			66,595,159		6,551			6,551
(vii) Chemomab Financing			138,320,914	(*)	28,600			28,600
Pro forma adjustments	(149,494)	(*)	790,260,834	(*)	(86,969)	(872)	114,896	27,055
5.   Adjustments to Unaudited Pro Forma Combined Statements of Operations for the Year Ended December 31, 2019 and the Nine Months Ended September 30, 2020
The unaudited pro forma combined statements of operations include pro forma adjustments that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger and recapitalization to the company’s historical financial statements. Based on Chemomab’s management’s review of Anchiano’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Anchiano to conform to the accounting policies of Chemomab are not expected to be significant. The unaudited pro forma combined statements of operations do not reflect the proposed Anchiano Reverse Stock Split. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
F.
The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2020 and the year ended December 31, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to include the estimated number of ordinary shares of the combined organization that would be issued to Chemomab securityholders as of the Closing based on the Exchange Ratio, to shareholders under the Crossover Round Waiver and as a result of the Chemomab Financing. The following table sets forth the calculation of the pro forma weighted average number of ordinary shares outstanding — basic and diluted:
	Year ended December 31, 2019	Nine months ended September 30, 2020
Historical Anchiano weighted average shares of common stock outstanding	34,445,749	37,099,352
Anchiano shares to be issued to Chemomab common stockholders	790,260,834	790,260,834
Total weighted-average shares outstanding	824,706,583	827,360,186

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital and provisions of our current amended and restated articles of association are summaries and do not purport to be complete.
Registration Number and Purposes of the Company
Our registration number with the Israeli Registrar of Companies is 51-467262-5. Our purpose as set forth in our articles of association is to engage in any lawful business.
Voting Rights and Conversion
All ordinary shares will have identical voting and other rights in all respects.
Transfer of Shares
Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.
Election of Directors
Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors.
Under our articles of association, our board of directors must consist of not less than three but no more than eleven directors, including external directors. Pursuant to our articles of association, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.
In addition, our articles of association allow our board of directors to appoint new directors to fill in vacancies which occurred for any reason or as additional directors, provided that the number of board members shall not exceed the maximum numbers of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his tenure in accordance with our articles of association.
According to our articles of association, directors are elected at every annual general meeting of the shareholders and serve on the board until the following annual general meeting of the shareholders, unless they are removed by a majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our articles of association.
Dividend and Liquidation Rights
We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.
Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of December 31, 2020, we did not have distributable earnings pursuant to the Companies Law.
In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.
Shareholder Meetings
Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:
•
amendments to our articles of association;

•
appointment or termination of our auditors;

•
appointment of external directors;

•
approval of certain related party transactions;

•
increases or reductions of our authorized share capital;

•
mergers

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

•
certain liquidation events.

Under our articles of association, we are not required to give notice of any annual general meeting or special general meeting to our registered shareholders, other than as required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to our shareholders at least 14 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.

Voting Rights
Quorum requirements
Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 331∕3% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the following business day at the same time and place or to a different date, as determined by the board of directors in a notice to the shareholders. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 33 1∕3% of the outstanding share capital as required under the Nasdaq rules.
Vote requirements
Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our articles of association, an amendment to our articles of association regarding any change to the board composition will require a simple majority. Under the Companies Law, each of  (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval of the audit committee, or the compensation committee if the transaction is in connection with employment or service with the company, the board of directors and the shareholders of the company. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company Under the Companies Law, we are required to approve, at least once every three years, a compensation policy with respect to our directors and officers. Following the recommendation of our compensation committee, the compensation policy must be approved by our board of directors and our shareholders. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company. In general, the terms of compensation of directors (other than cash compensation up to the maximum amount set forth in regulations governing the compensation of external directors), the chief executive officer and any employee or service provider who is considered a controlling shareholder must be approved separately by the compensation committee, the board of directors and the shareholders. The compensation terms of other officers who report directly to the chief executive officer require the approval of the compensation committee and the board of directors. Another exception to the simplemajority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.
Access to Corporate Records
Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.
Modification of Class Rights
Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.
Shareholder Duties
Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related party transactions.
In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, has the power to appoint or to prevent the appointment of a director or officer of the company or another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.
Acquisitions under Israeli Law
Full tender offer
A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.
Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above. If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.
Special tender offer
The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger
The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.
Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management - Fiduciary Duties and Approval of Related Party Transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.
Upon the request of a creditor of either party to the proposed Merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.
Anti-takeover measures under Israeli law
The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, no preferred shares are authorized under our articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “- Voting Rights.”
Borrowing Powers
Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.
Changes in Capital
Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver the Anchiano ADSs. Each ADS will represent ordinary shares (or a right to receive five ordinary shares) deposited with Bank Leumi or Bank Hapoalim, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which our ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and our ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of our ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
Shares.   The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver our ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying our ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other securities. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Fees and Expenses
Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of our ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be most favorable to ADS holders, subject to its obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the depositedsecurities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of our ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:
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90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist our ADSs from an exchange on which they were listed and do not list our ADSs on another exchange within a reasonable time;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying our ADSs or the underlying deposited securities have become apparently worthless; or

•
there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our obligations and the obligations of the depositary; Limits on liability to holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

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are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to our ADSs or the deposit agreement on your behalf or on behalf of any other person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

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the depositary has no duty to make any determinations or provide any information as to our status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit reduced rate of withholdings or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Ordinary Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to our ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or our ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, our ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

COMPARISON OF SHAREHOLDER RIGHTS
Both Anchiano and Chemomab are incorporated under the laws of Israel and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by Israeli law. If the Merger is completed, Chemomab shareholders will become Anchiano shareholders, and their rights will be governed by Israeli law and the Amended and Restated Articles of Association.
The table below summarizes the material differences between the current rights of Chemomab shareholders under Chemomab’s current Amended and Restated Articles of Association and the rights of Anchiano shareholders, post-Merger, under Anchiano’s Amended and Restated Articles of Association, as in effect immediately following the Merger.
Although Anchiano and Chemomab believe that the summary tables cover the material differences between the rights of their respective shareholders prior to the Merger and the rights of Anchiano shareholders following the Merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Anchiano shareholders and Chemomab shareholders and are qualified in their entirety by reference to Israeli law and the various documents of Anchiano and Chemomab that are referred to in the summaries. You should carefully read this entire this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being an Anchiano shareholder and a Chemomab shareholder before the Merger and being an Anchiano shareholder after the Merger. Anchiano has filed copies of its current Amended and Restated Articles of Association with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. Chemomab will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)
Authorized Share Capital	The authorized share capital of Chemomab is NIS 100,000 divided into 10,000,000,000 shares divided into the following four classes of shares: (i) 9,530,157 ordinary shares, nominal value NIS 0.01 per share; (ii) 128,548 Preferred A Shares, nominal value NIS 0.01 per share; (iii) 113,763 Preferred B Shares, nominal value NIS 0.01 per share, and (iv) 227,532 Preferred C Shares, nominal value NIS 0.01 per share. An increase or decrease to Chemomab’s authorized share capital requires the approval (by vote or written consent) of Chemomab’s preferred shareholders holding shares conferring more than fifty percent (50%) of the voting power of the Chemomab’s preferred shares (the “Chemomab Preferred Majority”).	Assuming no reverse split is effected, the authorized share capital of the company is 650,000,000 ordinary shares without par value. An increase or decrease to company’s authorized share capital requires a shareholders’ resolution.
Number of Directors	Under the Chemomab articles, the number of directors is five (5), and three (3) of the directors are appointed by Chemomab’s	Under the articles of association, the number of directors is not less than three (3) nor more than eleven (11), including external

Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)
	preferred shareholders.	directors (if any were elected) as may be fixed from time to time by resolution of the Board of Directors.
Shareholder Nominations and Proposals	Under the the Companies Law, any shareholder(s) holding at least 1% of the voting rights of the company may request that the Board of Directors (i) include a matter on the agenda of a General Meeting, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting or (ii) include on the agenda of a General Meeting a nomination of a person to be proposed for election as a Director.	Any shareholder(s) holding at least 1% of the voting rights of the company may request, subject to the Companies Law and the conditions set forth in the articles of association, that the Board of Directors (i) include a matter on the agenda of a General Meeting, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting or (ii) include on the agenda of a General Meeting a nomination of a person to be proposed for election as a Director. In the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the board of directors in its discretion. If the board makes no such determination, individual directors will be elected by a plurality of the voting power represented at the General Meeting and voting on the election of directors (which means that the nominees receiving the largest number of “for” votes will be elected).
Classified Board of Directors	No equivalent provision.	The articles of association provide that the board of directors shall be divided into three classes, with each class of directors serving for a term of three years.
Removal of Directors and Vacancies	Appointment, removal and replacement of Chemomab’s directors is effected by furnishing written notification to Chemomab by those entitled to appoint said directors (according to the appointment rights expressed in Chemomab’s articles), and becomes effective on the date fixed in such notice.	The board of directors (and, if so determined by the board of directors the General Meeting) may at any time and from time to time appoint any person as a director to fill a vacancy (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum number of

Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)

directors set forth in the articles.
Directors may be removed by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the company’s shareholders (with such removal becoming effective on the date fixed in such resolution).

Special Meeting of the Shareholders	Chemomab’s articles provide that the Chemomab board of directors may whenever it sees fit convene an extraordinary (special) general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon (i) the request of two directors or one quarter of the serving directors; (ii) the request of one or more shareholders holding at least five percent of Chemomab’s issued and outstanding share capital and one percent or more of Chemomab’s voting rights; or (iii) the demand of one or more shareholders holding at least five percent of Chemomab’s voting rights.	The board of directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the board of directors.
Quorum for General Meeting	Two or more shareholders present in person or by proxy and holding shares conferring in the aggregate at least a majority of the voting power of the company.	Two or more shareholders present in person or by proxy and holding shares conferring in the aggregate at least thirty-three percent (33%)” of the voting power of the company, and then add at the end of this sentence please add:”; provided, that if the company shall then be a foreign private issuer, for a meeting initiated and convened by the board of directors, the quorum shall instead be two or more shareholders present in person or by proxy holding shares conferring in the aggregate at least thirty-three and one-third percent (33 1/3%) of the voting power of the company.
Voting Shares	The Chemomab articles provide that the holder of record of ordinary shares shall have one vote for every such share, and in the case of a preferred	Every shareholder is entitled to one vote for each share held by the shareholder of record, on every resolution.

Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)
shareholder, a vote in an amount equal to the number of ordinary shares into which the preferred shares held by such shareholder of record could be converted (in accordance with the conversion rights set forth below).
Bring Along	Subject to certain exceptions set forth in the Chemomab articles, if at any time prior to an initial public offering, Chemomab shareholders holding at least fifty percent (50%) of its issued and outstanding shares on an as-converted basis (including holdings of the Chemomab Preferred Majority) have approved a transaction regarding a sale, whether a purchase, merger or otherwise, of all their securities in Chemomab, and such transaction is conditioned upon the sale of all remaining securities of Chemomab, or there is a deemed liquidation event (as defined therein), the remaining shareholders of Chemomab shall vote all such remaining shares in favor of such transaction.	No equivalent provision.
Shareholder Action by Written Consent	Subject to certain restrictive provisions and veto rights set forth in Chemomab’s articles, Chemomab’s articles allows its shareholders to adopt a resolution in lieu of a meeting provided that all of Chemomab’s shareholders then entitled to attend and vote at such shareholders meeting have signed such written consent.	Under the Companies Law, shareholders are not permitted to take action via written consent in lieu of a meeting.
Notice of Shareholder Meeting	According to Chemomab’s articles, a shareholders meeting requires prior notice of not less than seven (7) days	The Companies Law requires that notice of any annual general meeting or special general meeting be provided to shareholders at least 14 days prior to the meeting and if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with directors or officers or interested or related parties, or an approval of a merger, notice must be provided at

Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)
least 35 days prior to the meeting.
Conversion Rights and Protective Provisions
Chemomab’s articles include customary conversion rights whereby a preferred shareholder is either (i) entitled to convert its preferred shares into ordinary shares at its option, or (ii) required to convert its preferred shares upon either (a) a qualified IPO (as defined in Chemomab’s articles), or (b) the written consent of the Chemomab Preferred Majority.
Furthermore, Chemomab’s articles set forth an exhaustive list of certain corporate actions that cannot be approved absent the approval (by vote or written consent) of the Chemomab Preferred Majority, including, but not limited to, amendments to Chemomab’s articles that adversely affect a preferred shareholder, increases to the authorized number of ordinary or preferred shares of Chemomab, approval of a liquidation event, issuances of ordinary shares, increases to the size of the Chemomab board of directors, or payment of dividends or other distributions.
No equivalent provision.
Right of First Refusal and Right of Co-Sale	Except for transfers between permitted transferees (as defined in Chemomab’s articles), if any founder of Chemomab, key employee of Chemomab (as defined in the Chemomab articles) or any holder of ordinary shares holding at least 1% of Chemomab’s issued and outstanding shares on an as-converted basis (each a “Chemomab Selling Shareholder”) desires to transfer shares (either voluntary or involuntary), such Chemomab Selling Shareholder must first give written notice to Chemomab and, thereafter, notify all preferred shareholders of Chemomab. Following receipt of the foregoing	No equivalent provision.

Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)

notice, the preferred shareholders of Chemomab are entitled to customary rights of first refusal in connection with the Chemomab Selling Shareholder’s contemplated transfer.
In addition, and subject to the foregoing right of first refusal, preferred shareholders of Chemomab are entitled to customary rights of co-sale in connection with a proposed share transfer by a Chemomab Selling Shareholder, whereby such preferred shareholder of Chemomab has the right to participate on a pro-rata basis in the proposed transfer.

Forum Selection	No equivalent provision.	The articles of association provide that unless the company consents in writing, (a) the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and (b), the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the company to the company or the company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.
Indemnification	Chemomab’s articles provide that Chemomab may, subject and pursuant to the provisions of the Companies Law or any other additionally applicable law, indemnify, retroactively and in advance, a director or officer of Chemomab for certain liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out	The articles of association provide that the company may, subject and pursuant to the provisions of the Companies Law or any other additionally applicable law, indemnify, retroactively and in advance, a director or officer of the company for certain liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out

Provision	Chemomab (Pre-Merger)	Anchiano (Post-Merger)
	by him or her as a director or officer of Chemomab and which is indemnifiable pursuant to applicable law, to the extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.	by him or her as a director or officer of the company and which is indemnifiable pursuant to applicable law, to the extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.
Dividends Declaration and Payment of Dividends	According to the Companies Law, a company may make distributions (including dividends and share repurchase) only out of its “profits,” as such term is defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. Subject to the restrictive provisions in Chemomab’s articles (as set forth above), the board of directors of Chemomab is authorized to declare dividends, provided that there is no reasonable concern that payment of the dividend will prevent Chemomab from satisfying its existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent Chemomab from satisfying its existing and foreseeable obligations as they become due. Profits, for purposes of the Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution.	According to the Companies Law, a company may make distributions (including dividends and share repurchase) only out of its “profits,” as such term is defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. The articles of association provide that the board of directors is authorized to declare dividends as permitted by the Companies Law. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent the company from satisfying its existing and foreseeable obligations as they become due. Profits, for purposes of the Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution.

PRINCIPAL SHAREHOLDERS OF ANCHIANO
The following table and related notes present information on the beneficial ownership of Anchiano ordinary shares as of December 28, 2020 by:
•
each shareholder known by Anchiano to beneficially own more than 5% of the outstanding shares of Anchiano;

•
each director and named executive officer of Anchiano; and

•
all of Anchiano’s directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Anchiano ordinary shares that may be acquired by an individual or group within 60 days of December 28, 2020, pursuant to the exercise of options, warrants or restricted share units, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
The percentage of ownership is based on 37,099,352 Anchiano ordinary shares outstanding as of December 28, 2020, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Anchiano does not know of any arrangements, including any pledge by any person of securities of Anchiano.
Except as indicated in the footnotes to this table, Anchiano believes that the shareholders named in this table have sole voting and investment power with respect to all Anchiano ordinary shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address of each director and current and former executive officer of Anchiano is One Kendall Square, Building 1400E, Suite 14-105, Cambridge, Massachusetts 02139.
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Ordinary Shares Beneficially Owned
5% and Greater Shareholders
Clal Biotechnology Industries Ltd.(1)	9,307,662	25.09%
Shavit Capital Funds(2)	8,868,546	21.7%
Access Industries Holdings LLC(3)	15,829,397	42.67%
Edgewater Partner Holdings Ltd. (4)	1,923,075	5.18%
Directors and Executive Officers
Neil Cohen(5)	107,045	*
Andrew Fine	—	*
Ruth Alon(6)	32,399	*
Isaac Kohlberg(7)	32,090	*
Stanislav Polovets	—	*
All current executive officers and directors as a group (5 persons)	171,534	*

*
Represents beneficial ownership of less than one percent (1%)

(1)
The beneficial ownership is based in part on the latest available filing made with the SEC on Schedule 13D on December 14, 2020 and consists of 6,911,166 ordinary shares and warrants to purchase 2,396,496 ordinary shares. To the best of our knowledge, Clal Industries Ltd. owns 47% of the outstanding shares of, and controls CBI (TASE: CBI). The remaining 53% of CBI’s outstanding shares are publicly-held and listed on the TASE. Clal Industries Ltd. is wholly owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à r.l., which is owned by AI Diversified Parent S.à r.l., which is owned by AI Diversified Holdings Limited, or AIDH Limited. AI SMS owns a majority of the equity of AIDH Limited. AIH owns a majority of the equity of AI SMS, and LLC holds a majority of the outstanding voting interests in AIH. AIM controls LLC and AIH, and Len Blavatnik controls AIM. The address of each of Clal Industries Ltd. and CBI is Triangle Tower, 3 Azrieli Center, Tel Aviv 67023, Israel and the address of each of foregoing other than Clal Industries Ltd. and CBI is 40 West 57th Street, 28th Floor, New York, NY 10019.
(2)
The beneficial ownership is based on the latest available filing made with the SEC on Schedule 13G on January 2, 2020 and consists of 5,034,150 ordinary shares and warrants to purchase 3,834,396 ordinary shares. Gabriel Capital Management Ltd. (“GCM”) is the management company to Shavit Capital Fund III (US), L.P. (“Shavit III”), which holds 3,056,305 of the aforementioned ordinary shares and warrants to purchase 2,314,286 ordinary shares, and certain other affiliated funds (collectively with Shavit III, the “Shavit Funds”). Gabriel Leibler is the sole shareholder of the sole shareholder of GCM. Decisions regarding the voting and disposition of securities held by the Shavit Funds are subject to approval by certain internal investment committees comprising three or more individuals, of which Mr. Leibler is a member. As of December 31, 2019, other Shavit Funds held in the aggregate 1,977,845 ordinary shares and warrants to purchase 1,520,110 ordinary shares. GCM may be deemed to beneficially own such securities held by the Shavit Funds. To the best of our knowledge, the general partner of Shavit III and Shavit Capital Fund 3 (Israel), L.P. is Shavit Capital Fund 3 GP, L.P., which is managed by Shavit Capital Management 3 (GP) Ltd. in its capacity as the general partner. The general partner of Shavit Capital Fund IV (US), L.P. and Shavit Capital Fund 4 (Israel), L.P. is Shavit Capital Fund 4 GP, L.P., which is managed by Shavit Capital Management 4 (GP) Ltd. in its capacity as the general partner. The controlling shareholder of Shavit Capital Management 3 (GP) Ltd. and Shavit Capital Management 4 (GP) Ltd. is a company, the controlling shareholder of which is Mr. Leibler. Neil Cohen holds a 3.45% interest in Shavit Capital Fund 3 (Israel), L.P. and a 1.67% interest in Shavit Capital Fund 4 (Israel), L.P. The address of each of the foregoing other than Mr. Leibler and Mr. Cohen is Jerusalem Technology Park, Building 1B, Box 70, Malha, Jerusalem, 96951 Israel. The address of Mr. Leibler is 4a Gidon Street, Jerusalem 9350604 Israel.

(3)
The beneficial ownership is based on the latest available filing made with the SEC on Schedule 13D on December 14, 2020 and consists of (i) the ordinary shares, ADSs and warrants owned directly by CBI and (ii) 6,521,735 ordinary shares represented by 1,304,347 ADSs owned directly by AIH. For more information on AIH and CBI, see footnote (1) above.

(4)
Consists entirely of ordinary shares. Edgewater Partner Holdings Ltd. is beneficially owned by Mr. Youqiang Yu, and as such, Mr. Yu may be deemed to beneficially own the ordinary shares beneficially owned by Edgewater Partner Holdings Ltd. The shareholder’s business address is c/o Edgewater Partner Holdings Ltd., Novasage Chambers, Level 2, CCCS Building, Beach Road, Apia, Samoa.

(5)
Includes 44,935 shares of Anchiano issuable upon the exercise of warrants.

(6)
Represents 32,399 shares of Anchiano issuable upon the exercise of options.

(7)
Represents 32,090 shares of Anchiano issuable upon the exercise of options.

PRINCIPAL SHAREHOLDERS OF CHEMOMAB
The following table and related notes present information on the beneficial ownership of Chemomab ordinary shares as of December 28, 2020 by:
•
each shareholder known by Chemomab to beneficially own more than 5% of the outstanding shares of Chemomab;

•
each director and named executive officer of Chemomab; and

•
all of Chemomab’s directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Chemomab ordinary shares that may be acquired by an individual or group within 60 days of December 28, 2020, pursuant to the exercise of options, warrants or restricted share units, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
The percentage of ownership is based on 564,264 Chemomab ordinary shares outstanding as of December 28, 2020, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Chemomab does not know of any arrangements, including any pledge by any person of securities of Chemomab.
Except as indicated in the footnotes to this table, Chemomab believes that the shareholders named in this table have sole voting and investment power with respect to all Chemomab ordinary shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address of each director and current and former executive officer of Chemomab is Kiryat Atidim, Building 7, Tel Aviv 6158002, Israel.
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Ordinary Shares Beneficially Owned
5% and Greater Shareholders
OrbiMed Israel Partners Limited Partnership(1)	178,039	31.55%
The Centillion Fund(2)	51,419	9.11%
Rivendell Investments 2017-9 LLC(3)	68,259	12.10%
SBI JI Innovation Fund	28,441	5.04%
Milestone View Limited	28,441	5.04%
Apeiron SICAV Ltd. – Presight Capital Fund ONE(4)	34,130	6.05%
Boryung Pharmaceuticals Ltd.	34,130	6.05%
Kobi George(5)	42,622	7.52%
Directors and Executive Officers
Stephen Squinto(6)	10,323	1.81%
Adi Mor(7)	57,539	10.07%
Nissim Darvish(8)	787	*
Arnon Aharon(9)	3,182	*
All current executive officers and directors as a group (4 persons)	71,831	12.34%

*
Represents beneficial ownership of less than one percent (1%)

(1)
Represents 178,039 shares of Chemomab held of record by OrbiMed Israel Partners Limited Partnership, or OIP. OrbiMed Israel BioFund GP Limited Partnership, or OrbiMed BioFund, is the general partner of OIP, and OrbiMed Israel GP Ltd., or OrbiMed Israel GP, is the general partner of

OrbiMed BioFund. By virtue of such relationships, OrbiMed BioFund and OrbiMed Israel GP may be deemed to have voting and investment power with respect to the shares held directly by OIP and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Israel GP exercises this investment and voting power through a management committee comprised of Carl Gordon, Jonathan T. Silverstein, Nissim Darvish, Anat Naschitz and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP. The address of OIP is 89 Medinat HaYehudim St., Build E, 11th Floor, Herzliya 46766 Israel.
(2)
The address of Centillion Fund, Inc. is 10 Manoel Street, Castries, Saint Lucia.

(3)
The address of Rivendell Investments 2017-9 LLC is 1209 Orange Street, Wilmington, Delaware 19801.

(4)
The address of Apeiron SICAV Ltd. — Presight Capital Fund ONE is Cornerstone Complex, Suite A, Level 1, 16th September Square, Mosta, Malta.

(5)
Includes 2,622 shares of Chemomab issuable upon the exercise of options.

(6)
Includes 6,596 shares of Chemomab issuable upon the exercise of options.

(7)
Includes 7,039 shares of Chemomab issuable upon the exercise of options.

(8)
Represents 787 shares of Chemomab issuable upon the exercise of options.

(9)
Represents 3,182 shares of Chemomab issuable upon the exercise of options.

PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus do not give effect to the proposed Reverse Split described in Proposal No. 3.
The following table and the related notes present information on the beneficial ownership of the combined company’s ordinary shares immediately after the consummation of the Merger, applying an estimated exchange ratio, which may be adjusted based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger, and based on beneficial ownership as of December 28, 2020, by:
•
each shareholder expected by Chemomab and Anchiano to become the beneficial owner of more than 5% of the outstanding ordinary shares of the combined company;

•
each director and named executive officer of the combined company; and

•
all of the combined company’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of the combined company ordinary shares that may be acquired by an individual or group within 60 days of December 28, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
The percentage ownership is based on 765,781,214 ordinary shares of the combined company, which assumes $30.0 million rasied in the Financing, expected to be outstanding upon consummation of the Merger based on shares outstanding as of December 28, 2020, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Neither Chemomab nor Anchiano know of any arrangements, including any pledge by any person of securities of the combined company.
Immediately after the consummation of the Merger, based on the Exchange Ratio, Chemomab securityholders will own approximately 90% of the Anchiano ordinary shares on a fully diluted basis as defined in the Merger Agreement, with Anchiano shareholders, optionholders and warrantholders holding approximately 10% of the Anchiano ordinary shares on a fully diluted basis as defined in the Merger Agreement. The following table and the related notes assume that, at the effective time of the Merger, each share of Chemomab ordinary shares will convert into the right to receive an estimated 1,028.99 shares of Anchiano ordinary shares and to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus. The estimated Exchange Ratio calculation contained herein is based upon Anchiano’s and Chemomab’s capitalization at the signing of the Merger Agreement, and, pursuant to the Merger Agreement, will be based on the amount of Anchiano net cash and changes in the capitalization of Anchiano or Chemomab prior to the closing of the Merger. See “The Merger Agreement — Merger Consideration” for more information regarding the Exchange Ratio.
Except as indicated in footnotes to this table, Chemomab and Anchiano believe that the shareholders named in this table have sole voting and investment power with respect to all shares of ordinary shares of the combined company shown as beneficially owned by them, based on information provided to Chemomab and Anchiano by such shareholder.
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Ordinary Shares Beneficially Owned
5% and Greater Shareholders
OrbiMed Israel Partners Limited Partnership(1)	183,200,301	23.92%
The Centillion Fund(2)	52,909,622	6.91%
Rivendell Investments 2017-9(3)	70,237,809	9.17%
Kobi George(4)	43,857,600	5.71%

NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Ordinary Shares Beneficially Owned
Directors and Executive Officers
Adi Mor(5)	59,207,040	7.66%
Neil Cohen(6)	192,681	*
Arnon Aharon(7)	3,274,245	*
Stephen Squinto(8)	10,622,005	1.37%
Nissim Darvish(9)	809,815	*
Joel Maryles	—	*
Alan Moses	—	*
Claude Nicaise	—	*
All current executive officers and directors as a group (8 persons)	74,105,786	9.45%

*
Represents beneficial ownership of less than one percent (1%)

(1)
Represents 183,200,301 shares of the combined company to be held of record by OrbiMed Israel Partners Limited Partnership, or OIP. OrbiMed Israel BioFund GP Limited Partnership, or OrbiMed BioFund, is the general partner of OIP, and OrbiMed Israel GP Ltd., or OrbiMed Israel GP, is the general partner of OrbiMed BioFund. By virtue of such relationships, OrbiMed BioFund and OrbiMed Israel GP may be deemed to have voting and investment power with respect to the shares held directly by OIP and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Israel GP exercises this investment and voting power through a management committee comprised of Carl Gordon, Jonathan T. Silverstein, Nissim Darvish, Anat Naschitz and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP. The address of OIP is 89 Medinat HaYehudim St., Build E, 11th Floor, Herzliya 46766 Israel.

(2)
The address of Centillion Fund, Inc. is 10 Manoel Street, Castries, Saint Lucia.

(3)
The address of Rivendell Investments 2017-9 LLC is 1209 Orange Street, Wilmington, Delaware 19801.

(4)
Includes 2,698,011 shares of the combined company issuable upon the exercise of options.

(5)
Includes 7,243,059 shares of the combined company issuable upon the exercise of options.

(6)
Includes 80,883 shares of the combined company issuable upon the exercise of warrants.

(7)
Represents 3,274,245 shares of the combined company issuable upon the exercise of options.

(8)
Includes 6,786,960 shares of the combined company issuable upon the exercise of options.

(9)
Represents 809,815 shares of the combined company issuable upon the exercise of options.

LEGAL MATTERS
The validity of the ordinary shares registered hereby and certain other matters of the laws of Israel will be passed upon for Anchiano by Goldfarb Seligman & Co., Tel Aviv, Israel, and certain matters of U.S. law will be passed upon for Anchiano by Cooley LLP, New York, New York.
EXPERTS
The consolidated financial statements of Anchiano as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that Anchiano’s recurring losses and cash flow deficits from operations together with other matters described in Note 1 to the consolidated financial statements raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that during 2019 Anchiano’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Anchiano previously prepared its financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.
The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases.
The financial statements of Chemomab Ltd. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases.
WHERE YOU CAN FIND MORE INFORMATION
Anchiano files annual, quarterly and special reports, proxy statements and other information with the SEC. Anchiano SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.
In addition, the SEC allows Anchiano to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.
As of the date of this proxy statement/prospectus, Anchiano has filed a Registration Statement to register with the SEC the Anchiano ADSs that Anchiano will issue to Chemomab shareholders in the Merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Anchiano, as well as a proxy statement of Anchiano for its special meeting.
Anchiano has supplied all information contained in this proxy statement/prospectus relating to Anchiano, and Chemomab has supplied all information contained in this proxy statement/prospectus related to Chemomab.

If you would like to request documents from Anchiano or Chemomab, please send a request in writing or by telephone to the respective party at the following addresses:
Anchiano Therapeutics Ltd.
One Kendall Square
Building 1400E
Suite 14-105
Cambridge, Massachusetts 02139
Telephone: +1 (857) 259-4622
Attn: Secretary
Chemomab Ltd.
Kiryat Atidim, Building 7
Tel Aviv 6158002, Israel
Telephone: +972-77-331-0156
Attn: Secretary
If you are an Anchiano shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact Anchiano’s proxy solicitor:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
+1 (866) 613-3006 (toll free in the United States)

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for shareholder meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of shareholder meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are Anchiano shareholders will be “householding” Anchiano’s proxy materials. A single set of meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of shareholder meeting materials, please notify your broker or Anchiano. Direct your written request to Anchiano Therapeutics Ltd., One Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to such shareholders at a shared address to which a single copy of the documents was delivered.

FINANCIAL STATEMENTS

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019
INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
Anchiano Therapeutics Ltd.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Anchiano Therapeutics Ltd. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and cash flow deficits from operations that together with other matters described in the aforesaid note, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
New Basis of Accounting
As discussed in Note 2a to the consolidated financial statements, during 2019 the Company’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The Company previously prepared its financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.
Change in accounting principle
As discussed in Note 2s to the consolidated financial statements, the Company has changed its method of accounting for leases in 2019 due to the adoption of ASC 842 Leases.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International
We have served as the Company’s auditor since 2004.
Tel Aviv, Israel
March 17, 2020

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)
	December 31
	2019	2018
A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	17,575	7,517
Funds in respect of employee rights upon retirement	228	—
Receivables	408	3,403
TOTAL CURRENT ASSETS	18,211	10,920
NON-CURRENT ASSETS:
Long-term prepaid expenses	57	1,115
Long-term pledged deposits	130	120
Funds in respect of employee rights upon retirement	—	221
Property and equipment, net	158	385
Right-of-use assets	1,199	—
TOTAL NON-CURRENT ASSETS	1,544	1,841
TOTAL ASSETS	19,755	12,761
L i a b i l i t i e s
CURRENT LIABILITIES:
Trade payables	875	396
Other payables	2,296	1,706
Short-term employee benefits	297	644
Liability for employee rights upon retirement	262	—
Short-term lease liability	391	—
TOTAL CURRENT LIABILITIES	4,121	2,746
LONG-TERM LIABILITIES:
Liability for employee rights upon retirement	—	210
Long-term lease liability	725	—
TOTAL LONG-TERM LIABILITIES	725	210
TOTAL LIABILITIES	4,846	2,956
COMMITMENTS
SHAREHOLDERS’ EQUITY:
Ordinary shares, no par value – authorized 100,000,000 shares; as of December 31,2019 and 2018, respectively; issued and outstanding 37,099,352 and 15,575,682 shares at December 31,2019 and 2018, respectively	—	—
Additional paid-in capital	119,468	87,240
Currency translation differences reserve	872	872
Accumulated deficit	(105,431)	(78,307)
TOTAL SHAREHOLDERS’ CAPITAL EQUITY	14,909	9,805
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	19,755	12,761
The accompanying notes are an integral part of these consolidated financial statements

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(U.S. dollars in thousands, except share and per share data)
	Year ended December 31
	2019	2018
OPERATING EXPENSES:
Research and development	13,303	7,514
General and administrative	6,245	5,521
Restructuring expenses	3,350	—
TOTAL OPERATING EXPENSES	22,898	13,035
FINANCE EXPENSES, NET	4,226	457
LOSS BEFORE INCOME TAX	27,124	13,492
INCOME TAXES, NET	—	306
NET LOSS FOR THE YEAR	27,124	13,798
LOSS PER SHARE BASIC AND DILUTED	0.79	1.09
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE IN THOUSANDS	34,446	12,634
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	—	(415)
TOTAL COMPREHENSIVE LOSS	27,124	13,383
The accompanying notes are an integral part of these consolidated financial statements

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands, except share and per share data)
	Ordinary shares		Additional paid-in capital	Currency translation differences reserve	Accumulated deficit	Total
	Number of shares	Amounts(*)
BALANCE AT JANUARY 1, 2018
CHANGES DURING 2018:	9,613,145	—	63,443	457	(64,509)	(609)
Issuance of shares and warrants, net	5,960,787	—	21,865	—	—	21,865
Exercise of share options	1,750	—	6	—	—	6
Share-based compensation	—	—	1,926	—	—	1,926
Other comprehensive income	—	—	—	415	—	415
Net loss for the year	—	—	—	—	(13,798)	(13,798)
BALANCE AT DECEMBER 31, 2018	15,575,682	—	87,240	872	(78,307)	9,805
CHANGES DURING 2019:
Issuance of shares, net	21,523,670	—	26,500	—	—	26,500
Reclassification of warrants due to reassessment (see note 6b)	—	—	(3,628)	—	—	(3,628)
Reclassification of warrants due to modification (see note 6b)	—	—	8,198	—	—	8,198
Share-based compensation	—	—	1,158	—	—	1,158
Net loss for the year	—	—	—	—	(27,124)	(27,124)
BALANCE AT DECEMBER 31, 2019	37,099,352	—	119,468	872	(105,431)	14,909

(*)
No par value

The accompanying notes are an integral part of these consolidated financial statements

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. dollars in thousands, except share and per share amounts)
	Year ended December 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	(27,124)	(13,798)
Adjustments required to reconcile net loss to net cash used in operating activities:
Financing costs, net	4,570	709
Depreciation	281	66
Taxes on income	—	306
Changes in accrued liability for employee severance benefits, net of retirement fund profit	45	(8)
Share-based payments	1,158	1,926
Changes in operating asset and liabilities:
Decrease (increase) in receivable	2,305	(3,496)
Increase in trade payables	1,076	287
Decrease (increase) in employee benefits	(347)	528
Increase (decrease) in other payables	603	(587)
Decrease (increase) in long-term prepaid expenses	975	(156)
Net cash used in operating activities	(16,458)	(14,223)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(95)	(213)
Net cash used in investing activities	(95)	(213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares and warrants	30,500	22,900
Issuance costs	(3,879)	(2,298)
Receipt of loan	—	4,050
Repayment of loan	—	(4,033)
Net cash provided by financing activities	26,621	20,619
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	10,068	6,183
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT THE BEGINNING OF THE YEAR	7,637	1,454
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT THE END OF THE YEAR	17,705	7,637
The accompanying notes are an integral part of these consolidated financial statements

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS
(U.S. dollars in thousands, except share and per share data)
	Year ended December 31
	2019	2018
SUPPLEMENTAL INFORMATION ON INTEREST PAID IN CASH		11
SUPPLEMENTAL INFORMATION ON TAXES PAID IN CASH
Reconciliation in amounts on consolidated balance sheets:
Restricted cash	130	120
Cash and cash equivalents	17,575	7,517
Restricted cash	130	120
Total cash and cash equivalents and restricted cash	17,705	7,637
Supplemental disclosure of non-cash investing and financing activities
Reclassification of warrants due to reassessment	3628	—
Reclassification of warrants due to modification	8,198	—
The accompanying notes are an integral part of these consolidated financial statements

ANCHIANO THERAPEUTICS LTD. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(U.S. dollars in thousands, except share and per share data)
NOTE 1 — NATURE OF OPERATIONS
Anchiano Therapeutics Ltd. (the “Company”) is a biopharmaceutical company dedicated to the discovery, development, and commercialization of novel, targeted therapies to treat cancer in areas of significant clinical need. Anchiano is developing small-molecule pan-RAS inhibitors and inhibitors of PDE10 and the β-catenin pathway, having discontinued active clinical development of inodiftagene vixteplasmid in November 2019. After a thorough evaluation of the data, the Company determined there was a low probability of surpassing the pre-defined futility threshold at the planned interim analysis of its Phase 2 Codex study, evaluating the gene therapy inodiftagene vixteplasmid in patients with BCG-unresponsive non-muscle-invasive bladder cancer (NMIBC), and announced the discontinuation of the study. The Group took steps to notify study investigators that enrollment and further treatment of patients on trial should stop immediately and is working to close the study (see also Note 5b below). In January 2020, the Board of Directors of the Company approved management’s recommendation to close the Company’s office and laboratories located in Israel. Following the closure of the Israeli facilities, the Company’s sole remaining office will be located in Cambridge, Massachusetts (for details, see Note 10 below). During the last two years, there has been a significant increase in the Company’s activities in the USA, resulting from the Company’s management’s strategic decision to shift its development, financing and ongoing operations from Israel to the USA.
The Company is incorporated and registered in Israel. In August 2018, the Company changed its name to Anchiano Therapeutics Ltd. from BioCancell Ltd. The Company’s American Depositary Shares (“ADSs”), each representing five ordinary shares of the Company with no par value (the “ordinary shares”), began trading on the Nasdaq Capital Market (“Nasdaq”) in February 2019 under the symbol “ANCN”. Its ordinary shares were traded on the Tel Aviv Stock Exchange (“TASE”) between August 2006 and June 2019, at which time the Company voluntarily delisted from the TASE. The Company wholly owns a subsidiary, Anchiano Therapeutics Israel Ltd. (formerly BioCanCell Therapeutics Israel Ltd.), which itself wholly owns a Delaware-incorporated subsidiary, Anchiano Therapeutics, Inc. (formerly BioCanCell USA, Inc.) for the purposes of operating in the United States. This subsidiary is subject to the tax laws of the State of Delaware.
The Company is subject to a number of risks including with regard to the successful development of therapeutics, the ability to obtain adequate financing, the ability to obtain FDA approval and reimbursement for any products the Company may develop, protection of intellectual property, fluctuations in operating results, dependence on key personnel and collaborative partners, rapid technological changes inherent in the target markets of any products the Company may develop, product liability, the introduction of substitute products and competition from larger companies.
Liquidity
The consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company has incurred losses and cash flow deficits from operations since inception, resulting in an accumulated deficit at December 31, 2019 of $105 million. The Company has financed operations to date primarily through public and private placements of equity securities. The Company anticipates that it will continue to incur net losses for the foreseeable future. The Company believes that its existing cash and cash equivalents will only be sufficient to fund its projected cash needs until the end of 2020. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. To meet future capital needs, the Company would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to the Company. The failure of the Company to obtain sufficient funds on commercially-acceptable terms when needed, would have a material adverse effect on the Company’s business, results of operations and financial condition. The forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of the Company’s expenses could vary materially and adversely as a result of a number of factors. The Company has based its estimates on assumptions that may prove to be wrong, and the Company’s expenses could prove to be significantly higher than it currently anticipates.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:
a.
Basis of presentation

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
The Company previously prepared its financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), as permitted in the United States (“U.S.”) based on the Company’s status as a foreign private issuer as defined by the U.S. Securities and Exchange Commission (the “SEC”). During 2019, the Company determined that it is no longer qualified as a foreign private issuer under the SEC rules. As a result, as of January 1, 2020, the Company is required to comply with all of the disclosure and reporting requirements applicable to U.S. domestic issuers.
b.
Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis, including those related to share-based compensation, leases and derivatives. The Company’s management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.
c.
Functional currency

Items included in the financial statements of the Company’s entities are measured using the currency of the primary economic environment in which the Company operates. The Company’s functional currency from inception through December 31, 2018 was the New Israeli Shekel (“NIS”), as this was the functional currency of its significant operations. Effective January 1, 2019, the Company, as well as its Israeli subsidiary, reassessed its functional currency and determined to change its functional currency to the U.S. dollar (“dollar”, “USD” or “$”) from the NIS. The change in functional currency was accounted for prospectively from January 1, 2019, and the financial statements prior to and including the period ended December 31, 2018 were not restated for the change in functional currency.
In late 2018 and the beginning of 2019, the Company went through significant business developments and changes in its economic circumstances, that clearly indicate that the functional currency has changed, beginning January 2019, include the following:
•
There has been a significant increase in the Company’s activities in the USA, resulting from the Company’s management’s strategic decision to shift its development, financing and ongoing operations from Israel to the USA, as evidenced, inter alia, by the transfer of its operations and development activities, including the Company’s management, to the USA;

•
The initiation of a pivotal clinical trial in the USA, which was substantially larger than any previous clinical trial performed by the Group, all of which result in a significant increase in expenses and financing dominated in USD relative to other currencies;

•
The Company’s recent initial public offering on the Nasdaq Capital Market in USD, with additional funding going forward also expected to be denominated in USD. The Nasdaq listing has involved a significant increase in related USD expenses; and

•
The U.S. subsidiary entering into a license agreement with ADT Pharmaceuticals, LLC (“ADT”), which will be managed solely in dollars (see Note 5c for further details).

Moreover, the discontinuation of the Codex study in November 2019 led to the closure of the Group’s Israeli operations (see Note 10 for further details) and the focus of the Company’s resources on programs related to the ADT agreement.
In effecting the change in functional currency to the U.S. dollar, as of January 1, 2019, monetary assets and liabilities denominated in foreign currencies have been translated into U.S. dollars using exchange rates in effect at the balance sheet date. Opening balances related to non-monetary assets and liabilities were based on prior period translated amounts, and non-monetary assets acquired and non-monetary liabilities incurred after January 1, 2019 were translated at the approximate exchange rate prevailing at the date of the transaction. Expenses were translated at the approximate exchange rate in effect at the time of the transaction. Foreign exchange gains and losses were included in the consolidated statement of operations and comprehensive loss as foreign exchange gain (loss). The exchange rate on the date of the change became the historical rate for subsequent re-measurement of non-monetary assets and liabilities into USD, the Company’s new functional currency.
For periods prior to January 1, 2019, the effects of exchange-rate fluctuations on translating foreign currency monetary assets and liabilities into NIS were included in the statement of operations and comprehensive loss as foreign exchange gain/loss. Expense were translated into USD reporting currency at the balance sheet date at average exchange rates during the period, and assets and liabilities were translated at period-end exchange rates, except for equity transactions, which were translated at historical exchange rates. Translation gains and losses from the application of USD as the Company’s reporting currency, while NIS was the functional currency, are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.
d.
Principles of consolidation

The consolidated financial statements include the financial statements of Anchiano Therapeutics Ltd. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.
e.
Cash and cash equivalents

Cash equivalents are short-term, highly-liquid deposits that are not restricted as to withdrawal and are readily convertible to cash with original maturities of three months or less, at the date acquired.
f.
Restricted cash

Restricted cash deposited in an interest-bearing saving accounts which is used as a security for the Company’s office rent and car leasing. Cash expected to be restricted for more than one year from the balance sheet date is classified as long-term restricted cash in the consolidated balance sheets.
g.
Property and equipment:

1)   Property and equipment are stated at cost, net of accumulated depreciation and amortization.
2)   The Company’s property and equipment are depreciated by the straight-line method on the basis of their estimated useful life.
h.
Impairment of long-lived assets

The Company tests long-lived assets for impairment whenever events or circumstances present an indication of impairment. If the sum of expected future cash flows (undiscounted and without interest charges) of the assets is less than the carrying amount of such assets, an impairment loss would be recognized. The assets would be written down to their estimated fair values, calculated based on the present value of expected future cash flows (discounted cash flows), or some other fair-value measure.
i.
Derivatives

Measurement of derivative financial instruments
Derivatives are recognized initially at fair value; attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for by recognizing them in profit or loss, as financing income or expense.

Reassessment of derivatives
The classification of a contract shall be reassessed at each balance sheet date. If the classification required changes as a result of events during the period, the contract shall be reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified. If a contract is reclassified from permanent or temporary equity to an asset or a liability, the change in fair value of the contract during the period the contract was classified as equity shall be accounted for as an adjustment to shareholders’ equity. The contract subsequently shall be marked to fair value through earnings.
Issuance of parcel of securities
The consideration received from the issuance of a parcel of equity securities is allocated according to the relative fair value of the instruments.
Direct issuance costs are attributed to the specific securities in respect of which they were incurred, whereas joint issuance costs are attributed to the securities on a proportionate basis according to the allocation of the consideration from the issuance of the parcel, as described above.
j.
Severance pay

The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month salary for each year of employment (and pro rata for a portion thereof). Under Section 14 of the Severance Pay Law, employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made on behalf of the employee with investment firms or insurance companies. Payments in accordance with Section 14 release the Group from any future severance payments in respect of those employees. As a result, the Group does not recognize any liability for severance pay from the time Section 14 has been adopted with respect to an employee, and the deposits under Section 14 are not recorded as an asset in the Company’s balance sheet.
For the period during which the Group’s employees in Israel were not subject to Section 14 are accounted for under the Shut Down method of accounting. Accordingly, the Company calculated the liability for severance pay pursuant to the Severance Pay Law based on the most recent salary of these employees, multiplied by the number of years of employment as of the balance sheet date. The Company’s liability for these employees is fully provided for via monthly deposits with severance pay funds, insurance policies and accruals. The value of these deposits is recorded as an asset on the Company’s balance sheet under Funds in respect of employee rights upon retirement and other short-term assets.
k.
Contingencies

Certain conditions may exist, as of the date of the financial statements, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.
Management applies the guidance in ASC 450-20-25 when assessing losses resulting from contingencies. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is recorded as accrued expenses in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, are disclosed.
Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantees are disclosed.

l.
Share-based compensation

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes-Merton option pricing model. The Black-Scholes-Merton option pricing model requires the input of highly subjective assumptions, including the expected term of the option, the expected volatility of the price of the Company’s ordinary shares and the expected dividend yield of ordinary shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The Company elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule using the accelerated method based on the multiple-option award approach. Forfeitures are accounted for by estimating the number of awards expected to be forfeited instead of as they occur.
m.
Research and development

Research and development expenses include costs directly attributable to the conduct of research and development programs, including clinical trial and materials, management development of production processes, salaries, wages and incidentals, laboratory rent and maintenance. All costs associated with research and developments are expensed as incurred.
Intangible assets that are purchased from others for use in R&D activities in a transaction other than a business combination are capitalized only if they have alternative future use. Otherwise, such assets are expensed.
For the two years ended December 31, 2019, the Company did not capitalize any intangible asset purchased at an asset acquisition.
n.
Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expenses as incurred, since the recoverability of such expenditures is uncertain.
o.
Income taxes:

1)
Deferred taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently-enacted tax rates and laws. A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.
2)
Uncertainty in income tax

The Company follows a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained based on technical merits. If this threshold is met, the second step is to measure the tax position as the largest amount that has more than a 50% likelihood of being realized upon ultimate settlement.
p.
Loss per share

Basic loss per share is computed on the basis of the net loss for the period divided by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share is based upon the weighted-average number of ordinary shares and of ordinary shares equivalents outstanding when dilutive. Ordinary share equivalents include outstanding stock options which are included under the treasury stock method when dilutive.

The following ordinary shares underlying stock options and warrants were excluded from the calculation of diluted net loss per ordinary share, because their effect would have been anti-dilutive for the years presented:
	Year ended December 31
	2019	2018
Outstanding stock options	3,822,374	2,453,767
Warrants	10,975,959	4,768,629

q.
Fair value measurement

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:
Level 1:   Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:   Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.
Level 3:   Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value. See Note 6c.
r.
Concentration of credit risks

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, and pledged deposits. The Company deposits cash and cash equivalents with highly-rated financial institutions and, as a matter of policy, limits the amounts of credit exposure to any single financial institution. The Company has not experienced any material credit losses in these accounts and does not believe it is exposed to significant credit risk on these instruments.
s.
Newly issued and recently adopted accounting pronouncements:

Accounting pronouncements recently adopted
1)   In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize most leases on their balance sheet as a right-of-use (ROU) asset and a lease liability. Leases are classified as either operating or finance based on criteria similar to existing lease accounting, with the classification affecting the pattern and classification of expense recognition in the statement of operations. This standard became effective on January 1, 2019. A modified retrospective transition approach is allowed, applying the new standard to all leases existing at the date of initial application.
The Company adopted the new standard on January 1, 2019 using the modified retrospective transition method and has not restated comparative periods.
The Company elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, that the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. Instead, the Company will continue to recognize the lease payments for those leases in profit or loss on a straight-line basis over the lease term.
Operating-lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term, while the ROU assets are also adjusted for any prepaid or accrued lease payments. The Company uses its incremental borrowing rate, based on the information available at the commencement date, to determine the present value of the lease payments.
The lease term is the non-cancellable period of the lease plus periods covered by an extension or termination option, if it reasonably certain that the Company will exercise the option.
After lease commencement, the Company measures the lease liability at the present value of the remaining lease payments using the discount rate determined at lease commencement (as long as the discount rate hasn’t been updated as a result of a reassessment event).
The Company subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if relevant and any unamortized initial direct costs. Lease expenses for lease payments are recognized on a straight-line basis over the lease term. Lease terms will include options to extend or terminate the lease when it is reasonably certain that the Company will exercise or not exercise the option to renew or terminate the lease.
The most significant effects of adoption relate to: (i) the recognition of approximately $1,199 thousand for ROU assets and $1,116 thousand for lease liabilities on the Company’s balance sheet for its operating leases of real estate, vehicles and equipment (the difference between the additional lease assets and lease liabilities did not impact the retained earnings), and (ii) the requirement to provide significant new disclosures regarding the Company’s leasing activities and to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. However, the adoption of this standard does not have a material impact on the Company’s consolidated statements of income and consolidated statements of cash flows.
Effects of the initial application of the new standard on the Company’s consolidated balance sheet as of January 1, 2019:
	Balance at January 1, 2019 based on ASC 842	Balance at January 1, 2019 as reported based on ASC 840	Effect of change
ROU assets	1,809	—	1,809
Prepaid expense	—	83	83
Lease liabilities	1,726	—	1,726
Recently Issued Accounting Pronouncements
2)   In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to non-employees for goods and services and aligns most of the guidance on such payments to the non-employees with the requirements for share-based payments granted to employees. The guidance will be effective for the Company beginning January 1, 2020, and interim periods therein, using a modified retrospective approach. Early adoption is permitted. The Company adopted the guidance as of January 1, 2018, and the adoption did not have a material impact on the Company’s consolidated financial statements.
3)   In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820. After the adoption of ASU 2018-13, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements; The guidance will be effective for the Company beginning January 1, 2020, and interim periods therein. The amendments on changes in unrealized gains and losses should be applied prospectively for only the most recent period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented on their effective date. Early adoption is permitted, and an entity also is permitted to early adopt any removed or modified disclosures on issuance of ASU 2018-13, and delay adoption of the additional disclosures until their effective date. After adopting ASU 2018-13, the Company’s financial statements will include fewer disclosures about fair value measurements; however, the Company does not expect the adoption of ASU 2018-13 to otherwise have a material effect on its consolidated financial statements.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): Accounting for Certain Financial Instruments with Down Round Features. The amendments of this ASU update the classification analysis of certain equity-linked financial instruments, or embedded features, with down round features, as well as clarify existing disclosure requirements for equity-classified instruments. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted, including adoption in an interim period. ASU 2017-11 provides that upon adoption, an entity may apply this standard retrospectively to outstanding financial instruments with a down round feature by means of a cumulative- effect adjustment to the opening balance of accumulated deficit in the fiscal year and interim period adoption. The Company has early adopted ASU 2017-11 retrospectively.
NOTE 3 — CASH AND CASH EQUIVALENTS:
	Year ended December 31
	2019	2018
In US dollars:
Cash	9,349	1,315
Cash equivalents	7,451	6,000
In New Israeli Shekels:
Cash	775	202
	17,575	7,517
Cash equivalents are comprised of short-term bank deposits with original maturities of three months or less, at the date acquired.
NOTE 4 — LEASES:
The Group leases facilities, labs offices and cars for use in its operations, which are classified as operating leases. In addition to rent, the leases may require the Group to pay directly for fees, insurance, maintenance and other operating expenses.
In January 2018, the Group signed an agreement to rent a laboratory and offices in Jerusalem’s Har Hotzvim industrial zone through May 2023. The Group has an option to extend the agreement by another five years. The annual rent (including management fees) is approximately $382 thousand and is linked to the Israeli CPI. Pursuant to the agreement, bank guarantees of $113 thousand were provided to the property owner. In January 2020, the agreement was modified such that it will terminate on October 31, 2020 and the Company will pay rent until that date.
In November 2013, the Group signed a rental agreement with the Development & Management of Jerusalem Industrial Zones Administration Ltd. in the Edmund J. Safra High-Tech Village in Givat Ram, Jerusalem, which was extended until December 2019. The total annual rent was approximately $65 thousand. Under the agreement, a bank guarantee of $18 thousand was provided to the property owner.
In May 2018, Anchiano Therapeutics, Inc. signed a new agreement to rent space for offices in Cambridge, Massachusetts, until December 2021. The annual rent is approximately $140 thousand.

The lease term and the discount rate related to Company’s operating lease right-of-use assets and related lease liabilities are as follows:
December 31, 2019
Weighted-average remaining lease term (in years)	3.2
Weighted-average discount rate	3.5
The components of lease expense and cash flows were as follows (in thousands):
December 31, 2019
Fixed payment and variable payments that depend on an index or rate	571
Supplemental cash flow information related to operating leases was as follows:
Year ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	571
Right-of-use assets obtained in exchange for new operating lease liabilities	73
As of December 31, 2019, the maturity of lease liabilities under our non-cancelable operating leases were as follows:
2020	409
2021	371
2022	363
2023	57
Total future minimum lease payments	1,200
Less: interest	(84)
Present value of operating lease liabilities	1,116
Future minimum lease payments of the operating lease liabilities under ASC 840 as of January 1, 2019 were as follows:
2019	537
2020	440
2021	410
2022	288
2023	51
Total future minimum lease payments	1,726
NOTE 5 — COMMITMENTS:
A.
Royalty Commitments:

1.
Liability for royalty payments to the Israel Innovation Authority

The Company is obligated to pay royalties to the Israel Innovation Authority (the “IIA”) on proceeds from the sale of products developed from research and development activities that were partially funded by grants from the IIA, relating to inodiftagene, development of which the Company discontinued in 2019. See Note 1 above for details.

Under the specific terms of the funding arrangements with the IIA, royalties of 3.5% to 25% are payable on the sale of products developed with funding received from the IIA, which payments shall not exceed, in the aggregate, 300% of the amount of the grant received (dollar linked), plus interest at annual rate based on LIBOR.
As of December 31, 2019, the Company had recognized and received grants (cumulatively) from the IIA in the amount of $4 million. At the time the Company received the grants, successful development of the program was not probable and, accordingly, no related liability has been recognized in the financial statements.
The Company did not receive any grants from the IIA for the years ended December 31, 2019, and 2018.
2.
Liability for royalty payments to the Israel Innovation Authority

The research and development activities of the Group relating to inodiftagene, development of which the Company discontinued in 2019, were based on an exclusive license granted to the Group to use patent-protected technology and/or applications for the registration of patents developed by the Group.
The rights to these patents originally belonged to Yissum Technology Transfer, the research development Company of The Hebrew University of Jerusalem (hereinafter, “Yissum”). Under the 2005 license agreement between Yissum and the Group, as amended (the “License Agreement”), Yissum granted an exclusive license to the Group for the global development, use, manufacture and commercialization of products that are based on the patents. In return, the Group undertook to pay royalties to Yissum. The Group does not recognize a liability for royalties until the event underlying the liability actually probable and reasonably and therefore the financial statements do not include a liability for these royalties.
B.
Restructuring

Restructuring provisions are recognized for the direct expenditures arising from restructuring initiatives, where the plans are sufficiently detailed and where appropriate communication has been made to those affected.
The Company has recorded restructuring expenses related principally to contract termination costs due to the discontinuation of the clinical trials to clinical research organizations (CRO’s) and manufacturers and contractual involuntary termination benefits to employees which have been accounted for as ongoing benefit arrangements and associated termination costs related to the reduction of its workforce.
One-time termination benefits are expensed at the date the employees are notified, unless the employees must provide future services beyond a minimum retention period, in which case the benefits are expensed ratably over the future service periods. A provision for contract termination costs, in which a contract is terminated or the entity will continue to incur costs pursuant to contract for its remaining term without economic benefit, is recognized only when the contract is terminated or when the entity permanently ceases using the rights granted under the contract.
In November 2019 the Company decided to discontinue its Phase 2 Codex study in patients with BCG-unresponsive NMIBC. In connection with this decision, the Company is required to make certain payments under contracts with clinical research organizations (CROs) and with manufactures of the drug in order to terminate the contracts and close the trials. This restructuring plan included a reduction in the workforce of seven employees.
In January 2020 the Board of Directors approved management’s recommendation to close the Company’s office and laboratories located in Israel. See also Note 10 “Subsequent Events” below.
The following table represents a roll forward of the restructuring and other activities noted above:
	CRO, manufacturing and other related	Severance- related	Total
Expenses	2,979	371	3,350
Paid or utilized	(407)	(35)	(442)
December 31, 2019	2,572	336	2,908

C.
Acquisition

In September 2019, the Company announced that its fully-owned subsidiary, Anchiano Therapeutics, Inc. entered into an option to license agreement with ADT Pharmaceuticals, LLC (“ADT”). Pursuant to the terms and conditions set forth in the agreement, the parties agreed to conduct research and development activities of novel small-molecule inhibitors (RAS and PDE10/β-catenin). As part of the arrangement, the Group is primarily responsible for the research, development, manufacturing and regulatory activities and ADT assists with the research activities as necessary in exchange for a quarterly fee from Anchiano. In connection with the agreement, ADT also granted Anchiano exclusive rights to research, develop, manufacture and commercialize the aforementioned compounds relating to patents owned by ADT and any products containing such compounds worldwide. In consideration for the rights granted under the agreement, Anchiano committed to pay ADT (i) a $3 million upfront fee; (ii) a fee upon transfer of the know-how and intellectual property rights to the Company; and then (iii) additional payments, including milestone and royalty payments. Anchiano may terminate the agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT. The Company accounted for the upfront fee as a research and development expense.
NOTE 6 — SHARE CAPITAL:
a.
Rights of the Company’s ordinary shares

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends if declared by the Board of Directors, whenever funds are legally available. Since its inception, the Company has not declared any dividends.
b.
2018 Private Placement

In June 2018, the Company completed a $22.9 million fundraising round from investors in the United States and Israel, led by Shavit Capital Funds. In consideration for the investment, the Company issued 5,960,787 ordinary shares (constituting approximately 38% of the Company’s issued and outstanding share capital after completion of the transaction) at a price per share of approximately $3.842, as well as warrants to acquire additional shares equal to 80% of the shares issued, at an exercise price per share of NIS 16.20 (approximately $4.32). The warrants are exercisable for five years from the closing date of the transaction, as of December 31, 2018, and may be exercised on a cashless basis.
In addition, the investors were granted price protection rights (to shares and warrants) in the event of a future share issuance by the Company wherein the price does not increase by at least approximately 42.86% over the price per share in the fundraising (or is less than the adjusted price per share, if the price has already been adjusted). For details of an allocation that took place in 2019 pursuant to these rights, see Note 6c below.
The warrants and shares were recorded within equity on the issuance date (see note 2s on the adoption of ASU2017).
As detailed in Note 2c, the Company changed its functional currency from NIS to USD as of January 1, 2019. Due to this change from this date, the exercise price of the warrants were no longer denominated in the Company’s functional currency and therefore not considered indexed to the Company’s own stock according to ASC 815-40.
Additionally, upon the Company’s Nasdaq IPO of February 14, 2019, the warrants’ term modified such that the exercise price currency was changed to USD. As a result, the warrants were reclassified within equity on that date.
Consequently, the warrants were measured at fair value from January 1, 2019 until February 14, 2019, with resulting finance expenses of $4.6 million, until they were reclassified within equity.

The following table summarizes the activity for the warrants whose fair value measurements are estimated utilizing Level 3 inputs:
2019
Fair value on January 1, 2019	3,628
Adjustments- finance expenses	4,570
Fair value on February 14, 2019	8,198
The Company has determined the fair value of the warrants (a Level 3 valuation) as of January 1, 2019 and February 14, 2019. The fair value of these warrants was estimated by implementing the Probability-Weighted Expected Return Method or the Black-Scholes Method. The following parameters were used:
	Derivative Financial Instrument
	February 14, 2019	January 1, 2019
Stock price (USD)	$1.84	$2.5
Expected term	End of 2022	End of 2022
Risk free rate	2.49%	1.37%
Volatility	52%	48%

c.
2019 Public offering

On February 14, 2019, the Company raised $30.5 million in its Nasdaq initial public offering (“IPO”), allocating 2,652,174 ADSs, each representing five ordinary shares of the Company. The ADSs are listed under the symbol “ANCN”. In accordance with price protection rights granted in 2018 and activated in the offering (see Note 6b above for details and accounting treatment), the Company allocated an additional 8,262,800 ordinary shares (equivalent to 1,652,560 ADSs) to rights holders and adjusted their warrants to be exercisable for an additional 6,207,330 ordinary shares (equivalent to 1,241,466 ADSs).
d.
2018 Reverse Split and Capitalization

In June 2018, the Company completed a 10:1 reverse share split, canceled the par value of its ordinary shares and increased its authorized capital to 30 million ordinary shares. In December 2018, the Company increased its authorized capital to 100 million ordinary shares. All amounts of shares, underlying shares, share prices and exercise prices in these financial statements reflect such adjustments.
e.
Share-based compensation

Until 2016, the Company issued options to purchase shares to its employees, directors and other service providers/consultants pursuant to its 2011 Share Option Plan. From 2017, the Company has issued options pursuant to its 2017 Equity-Based Incentive Plan (the “2017 Plan”). As of December 31, 2019 and 2018, 3,501,486 shares and 586,580 shares respectively remain available for grant under the 2017 Plan.
In accordance with the terms of the 2017 Plan, on January 1 of each calendar year during the term of the 2017 Plan, the number of shares available for issuance under the 2017 Plan shall be increased by 4% of the total number of company shares outstanding on December 31 of the immediately preceding calendar year, or such lesser number as shall be determined by the administrator of the 2017 Plan, subject to adjustments required for recapitalization events.
The Plan is designed to enable the Company to grant options to purchase ordinary shares under various and different tax regimes including, without limitation, as ISOs or non-qualified stock options for U.S. residents, and pursuant and subject to Sections 102 or 3(i) of the Israeli Tax Ordinance.
The fair value of each option granted is estimated using the Black-Scholes option pricing method. The volatility is based on the Company’s historical volatility. The risk-free interest rate assumption is based on observed Treasury yields over the expected term of the options granted with USD-denominated exercise prices (options granted in the past with NIS-denominated exercise prices used the equivalent Israeli government bond yields). The Company’s management uses the mid-point between the vesting date and the contractual term for each vesting tranche or its expectations, as applicable, of each option as its expected term. The expected term of the options granted represents the period of time that granted options are expected to remain outstanding.
Anti-Dilution Rights
As part of the terms of his employment, the CEO was granted options to purchase ordinary shares totaling 7% of the Company’s fully-diluted share capital, and anti-dilution protections that were activated upon the closing of subsequent fundraising rounds. As part of the 2018 private placement described in Note 6B above, the CEO waived his entitlement to additional future grants.
Options granted to employees and directors:
In the years ended December 31, 2019 and December 31, 2018, the Company granted options to purchase ordinary shares as follows:
	Year ended December 31, 2019
	Award amount	Exercise price range	Vesting period	Expiration
Employees	1,098,590	$0.60 – $1.55	4 years	2029
Directors	495,000	$0.47 – $1.03	3 years	2029
	Year ended December 31, 2018
	Award amount	Exercise price range	Vesting period	Expiration
Employees	1,379,203	$2.94 – $4.00	2 – 4 years	2028
Directors	353	NIS 14.73	4 years	2028
The fair value of options granted during 2019 and 2018 was $0.8 million and $2.6 million, respectively.
The fair value of options granted to employees and directors is based on the share price on grant date and was computed using the Black-Scholes model. The underlying data used for computing the fair value of the options are as follows:
Year ended December 31
	2019	2018
Value of ordinary share	$0.47 – $1.54	$2.93 – $4.00
Dividend yield	—	—
Expected volatility	51.5% – 68.8%	54.0% – 71.8%
Risk-free interest rate	1.7% – 2.5%	1.41% – 3.10%
Expected term	4.95 – 7 years	5.38 – 7 years
The total unrecognized share-based compensation cost at December 31, 2019 is $0.7 million, which is expected to be recognized over a weighted-average period of 2.6 years.

Summary of outstanding and exercisable options:
The following table summarizes the number of options outstanding for the years ended December 31, 2019 and December 31, 2018, and related information:
	Employees, directors and consultants
	Number of options	USD(1)
Outstanding at December 31, 2017	1,220,762	$3.21
Granted	1,379,556	$3.52
Forfeited	(90,282)	$2.69
Expired	(54,519)	$5.22
Exercised	(1,750)	$3.13
Outstanding at December 31, 2018	2,453,767	$3.32
Granted	1,593,590	$1.03
Forfeited	(221,611)	$1.30
Expired	(3,372)	$13.32
Exercised	—	—
Outstanding at December 31, 2019	3,822,374	$2.50

(1)
Weighted-average exercise price per ordinary share. NIS-denominated exercise prices were converted to USD using the year-end Bank of Israel representative rate.

The following tables summarizes information concerning outstanding and exercisable options as of December 31, 2019, in terms of ordinary shares:
December 31, 2019
Options outstanding			Options exercisable
Exercise prices per share (USD)	Number of options outstanding at end of year	Weighted Average Remaining Contractual Life	Number of options exercisable at end of year	Weighted Average Remaining contractual Life
$25 – 72	6,948	1.98	6,948	1.98
$6 – 7	14,189	3.90	14,189	3.90
$3 – 5	1,079,056	8.42	786,513	8.39
$2 – 3	1,330,452	7.60	824,326	7.30
$1 – 2	1,336,729	9.48	180,188	9.39
$0 – 1	55,000	9.87	—	—
	3,822,374		1,812,164
The aggregate intrinsic value of the total of both the outstanding and exercisable options as of December 31, 2019, is $0.

The following table illustrates the effect of share-based compensation on the statements of operations:
	Year ended December 31
	2019	2018
Research and development	$470	$275
General and administrative	$688	$1,651
	$1,158	$1,926
NOTE 7 — INCOMETAX:
a.
Corporate tax rates

1)
Ordinary taxable income in Israel is subject to a corporate tax rate of 23%.

2)
The Company’s subsidiary Anchiano Therapeutics, Inc. taxed separately under the U.S. tax laws.

The Tax Act reduces the U.S. federal corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. In addition, the Tax Act makes certain changes to the depreciation rules and implements new limits on the deductibility of certain expenses and deduction.
b.    As of December 31, 2019, the Company had $7.7 million in net operating loss carryforwards in Israel that can be carried forward indefinitely and carryforward capital losses of approximately $13.3 million.
As of December 31, 2019, the Company’s subsidiary had $70 million in net operating loss carryforwards in Israel that can be carried forward indefinitely and carryforward capital losses of approximately $1.5 million.
The U.S. subsidiary had $12 thousand of federal and $12 thousand of state net operating loss carryforwards available to offset future taxable income.
c.   As of December 31, 2019, the Company’s and the Company’s subsidiary’s tax years until December 31, 2014 are closed to audit inspections by the taxing authority due to statute of limitation rules effective in Israel. The U.S. subsidiary’s tax years until December 31, 2016 are closed to audit inspections by the taxing authority due to statute of limitation rules effective in the U.S.
d.   The compoCnents of the net loss before the provision for income taxes were as follows:
	Year ended December 31
	2019	2018
Israel	22,678	13,917
U.S.	4,446	(425)
	27,124	13,492
e.   The provision for income taxes was as follows:
	Year ended December 31
	2019	2018
Current:
Israel	—	—
U.S.	—	306
Total current income tax	—	306

f.   A reconciliation of the Company’s theoretical income tax expense to actual income tax expense is as follows:
	Year ended December 31
	2019	2018
Loss before income tax	(27,124)	(13,492)
Tax rate	23%	23%
Computed “expected” tax benefit	(6,238)	(3,103)
Decrease (increase) in tax refund resulting from:
Change in temporary differences for which deferred taxes were not recognized	2,133	730
Taxes in respect of previous years	—	(11)
Different tax rate in subsidiaries operating outside of Israel	(1)	132
Non-deductible items	1,195	165
Tax credit	—	(315)
Losses and benefits for tax purposes for the year, for which deferred taxes were not recorded	2,911	2,708
Actual tax expense	—	306
g.   The following table presents the significant components of the Company’s deferred tax asset:
	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forward	17,811	14,031
Capital loss carry forward	3,421	3,155
Research and development	4,297	1,625
Share based compensation	890	717
Other	67	41
Less – valuation allowance	(26,486)	(19,569)
Net deferred tax assets	—	—
A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset deferred tax assets at December 31, 2019 and 2018 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The net change in the total valuation allowance for the year ended at December 31, 2019 was an increase of $6.9 million.
NOTE 8 — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:
a.
Balance sheets:

Other payables:
	December 31
	2019	2018
Accrued expenses	2,199	1,619
Payroll and related institutions	97	87
	2,296	1,706

b.
Statements of operations:

Finance expenses, net:
	Year ended December 31
	2019	2018
Finance expenses:
Foreign exchange rates, net	40	474
Interest expenses, bank fees and other	9	25
Changes in fair value of warrants (see note 6b)	4,570	—
Total finance expenses	4,619	499
Finance income:
Interest on bank deposits	393	42
Total finance expenses, net	4,226	457
NOTE 9 — RELATED PARTY TRANSACTIONS:
A.   Clal Biotechnology Industries Ltd. (“CBI”), which beneficially owned 35.0% of the Company’s ordinary shares prior to the Company’s Nasdaq IPO, purchased 326,085 ordinary shares, represented by 65,217 ADSs, in the offering and owned 23.6% of the Company’s ordinary shares after the offering. As a result of triggering of price protection rights in connection with the offering, CBI became entitled to be issued ordinary shares and warrants — for further details, see C below. Access Industries, which indirectly owns the majority of CBI’s shares, purchased 6,521,735 ordinary shares, represented by 1,304,347 ADSs, in the initial public offering. Following the offering, Access Industries beneficially owned 17.6% of the Company’s ordinary shares. Access Industries did not execute a lock-up agreement restricting its ability to transfer the ADSs or the underlying ordinary shares.
B.   In connection with its Nasdaq IPO and pursuant to price protection rights granted to private investors in 2018 and activated as a result of the IPO, the Company allocated an additional 4,726,764 ordinary shares (currently equivalent to 945,350 ADSs) to holders that are related parties of the Company, and adjusted their warrants to be exercisable for an additional 3,550,917 ordinary shares (currently equivalent to 710,182 ADSs). For details of the accounting treatment of this allocation, see Note 6C above.
C.   In July 2019, an annual general meeting of the Company’s shareholders approved annual fees for each director, as well as allocations of options to each director to purchase 55,000 ordinary shares (currently equivalent to 11,000 ADSs).
The total expense expected in connection with these allocations is approximately $0.2 million as of December 31, 2019, of which the Company recorded expenses of approximately $0.1 million in 2019.
At their discretion, directors can request for payment for their services to be made directly to their employer, whether cash, equity or both. For this reason, and following receipt of the approvals required by applicable Israeli regulations, the Company pays Ofer Gonen’s employer (CBI, the Company’s largest shareholder) directly for his services as a director, including an allocation of options to purchase 55,000 ordinary shares (currently equivalent to 11,000 ADSs) in November 2019.
D.   In July 2019, pursuant to approval at an annual general meeting of the Company’s shareholders, the Company amended the annual salary of the Company’s CEO, Dr. Frank Haluska, to $480,000 commencing May 1, 2019, and granted an allocation of options to him to purchase 422,090 ordinary shares (equivalent to 84,418 ADSs). The Company further allocated options exercisable into 494,000 ordinary shares of the Company (equivalent to 98,800 ADSs) to directors and officers of the Company (other than the CEO). The total expense expected in connection with these allocations is $0.3 million as of December 31, 2019, of which the Company recorded expenses of $0.2 million in 2019.

NOTE 10 — SUBSEQUENT EVENTS:
A.   In January 2020 the Board of Directors approved management’s recommendation to close the Company’s office and laboratories located in Israel. The decision to close the office and laboratories in Israel was made primarily due to the discontinuation of the Company’s Phase 2 Codex study as previously announced and is consistent with management’s stated intention of focusing the Company’s resources on its pan-RAS and PDE10/ß-catenin programs. Following the closure of the Israeli facilities, the Company’s sole remaining office will be located in Cambridge, Massachusetts. The Company expects to substantially complete the restructuring efforts and record an expense of approximately $0.8 million in the first and second quarters of 2020.
B.   In light of the outbreak of COVID-19 in December 2019 and the spread of the virus during 2020, the Company’s management is analyzing the implications on the Company’s activities, while working to maintain and continue its activities in the best fashion that circumstances allow.

ANCHIANO THERAPEUTICS LTD.
INDEX TO CONDENSED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019
ANCHIANO THERAPEUTICS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share data)
	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$6,768	$17,575
Prepaid expenses and other	620	636
Total current assets	7,388	18,211
Property and equipment, net	15	158
Operating lease right-of-use	234	1,199
Other non-current assets	52	187
Total assets	$7,689	$19,755
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	$482	$875
Accrued expenses and other	1,620	2,855
Operating lease liability	173	391
Total current liabilities	2,275	4,121
Non-current operating lease liability	63	725
Total liabilities	2,338	4,846
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, no par value – authorized 500,000,000 shares as of September 30, 2020 and 100,000,000 shares as of December 31,2019; issued and outstanding 37,099,352 shares at September 30, 2020 and December 31,2019	—	—
Paid-in capital	119,375	119,468
Currency translation differences reserve	872	872
Accumulated deficit	(114,896)	(105,431)
Total shareholders’ equity	5,351	14,909
Total liabilities and shareholders’ equity	$7,689	$19,755
See accompanying notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2020 and 2019
ANCHIANO THERAPEUTICS LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(Unaudited, in thousands, except share and per share data)
	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$1,252	$5,565	$3,609	$12,276
General and administrative	1,125	1,705	5,126	4,958
Restructuring expense	79	—	749	—
Total operating expenses	2,456	7,270	9,484	17,234
Finance (income) expense, net	(7)	(102)	(19)	4,286
Net loss and comprehensive loss	$(2,449)	$(7,168)	$(9,465)	$(21,520)
Basic and diluted loss per share	$(0.07)	$(0.19)	$(0.26)	$(0.64)
Weighted average number of shares outstanding – basic and diluted	37,099,352	37,099,352	37,099,352	33,551,494
The accompanying notes are an integral part of these unaudited consolidated financial statements.

Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2020 and 2019
ANCHIANO THERAPEUTICS LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited, in thousands, except share data)
	Ordinary shares		Paid-in capital	Currency translation differences reserve	Accumulated deficit	Total
	Number of shares	Amounts (*)
Balance at January 1, 2020	37,099,352	$—	$119,468	$872	$(105,431)	$14,909
Share-based compensation	—	—	264	—	—	264
Net loss	—	—	—	—	(7,016)	(7,016)
Balance at June 30, 2020	37,099,352	—	119,732	872	(112,447)	8,157
Share-based compensation	—	—	(357)	—	—	(357)
Net loss	—	—	—	—	(2,449)	(2,449)
Balance at September 30, 2020	$37,099,352	$—	$119,375	$872	$(114,896)	$5,351
Balance at January 1, 2019	15,575,682	$—	$87,240	$872	$(78,307)	$9,805
Issuance of shares, net	21,523,670	—	26,500	—	—	26,500
Reclassification of warrants due to reassessment	—	—	(3,628)	—	—	(3,628)
Reclassification of warrants due to modification	—	—	8,198	—	—	8,198
Share-based compensation	—	—	748	—	—	748
Net loss	—	—	—	—	(14,374)	(14,374)
Balance at June 30, 2019	37,099,352	—	119,058	872	(92,681)	27,249
Share-based compensation	—	—	321	—	—	321
Net loss	—	—	—	—	(7,168)	(7,168)
Balance at September 30, 2019	37,099,352	$—	$119,379	$872	$(99,849)	$20,402

(*)
No par value

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019
ANCHIANO THERAPEUTICS LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)
	Nine months ended September 30,
	2020	2019
Operating activities:
Net loss	$(9,465)	$(21,520)
Adjustments required to reconcile net loss to net cash used in operating activities:
Financing costs, net	—	4,652
Depreciation	77	70
Gain on sale of property and equipment	(19)	—
Share-based payments	(93)	1,069
Write-off of right-of-use related to restructuring	85	—
Changes in operating asset and liabilities:
Prepaid and other current	16	4,823
Other non-current assets	5	70
Trade payables	(393)	913
Accrued expenses and other	(1,235)	(621)
Net cash used in operating activities	(11,022)	(10,544)
Investing activities:
Purchase of property and equipment	(34)	(346)
Proceeds from sale of property and equipment	119	—
Net cash provided by (used in) investing activities	85	(346)
Financing activities:
Proceeds from issuance of ordinary shares and warrants	—	30,500
Issuance costs	—	(3,879)
Net cash provided by financing activities	—	26,621
Increase (decrease) in cash, cash equivalents and restricted cash	(10,937)	15,731
Cash, cash equivalents and restricted cash at, beginning of period	17,705	7,640
Cash, cash equivalents and restricted cash at, end of period	$6,768	$23,371
Reconciliation in amounts on consolidated balance sheets:
Cash and cash equivalents	$6,768	$23,241
Restricted cash	—	130
Total cash, cash equivalents and restricted cash	$6,768	$23,371
Supplemental disclosure of cash flow information:
Reclassification of warrants due to reassessment	$—	$3,628
Reclassification of warrants due to modification	$—	$8,198
Taxes paid in cash	$—	$605
Interest paid in cash	$—	$4
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Notes to Condensed Consolidated Financial Statements
1.   The Company and Basis of Presentation
Anchiano Therapeutics Ltd. is an early-stage preclinical biopharmaceutical company committed to discovering and developing new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. The Company is developing small-molecule pan-mutant RAS inhibitors and inhibitors of PDE10 and the β-catenin pathway.
In November 2019, the Company discontinued clinical development of inodiftagene vixteplasmid. After a thorough evaluation of the available data, the Company determined there was a low probability of surpassing the pre-defined futility threshold at the planned interim analysis of its Phase 2 Codex study, which was evaluating inodiftagene vixteplasmid in patients with BCG-unresponsive non-muscle-invasive bladder cancer (“NMIBC”), and announced the discontinuation of the study.
In January 2020, the Board of Directors of the Company approved management’s recommendation to close the Company’s office and laboratories located in Israel. Following the closure of the Israeli facilities at the end of May 2020, the Company’s sole remaining office is located in Cambridge, Massachusetts (for details, see Note 4 below). The Company currently maintains the lease on this facility in good standing and is also assessing the ability of the staff to continue working remotely under the restrictions of COVID-19.
In March 2020 the World Health Organization declared the global novel coronavirus (COVID-19) outbreak a pandemic. As of October 14, 2020, the Company’s operations have not been significantly impacted by the COVID-19 outbreak. However, the Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations, including ongoing and planned pre-clinical development activities.
On July 2, 2020, the Company’s Chief Executive Officer Dr. Frank Haluska sent a letter to the Company’s Chairman outlining Dr. Haluska’s belief that events had occurred that were sufficient to trigger his ability to resign for “Good Reason” under his employment agreement. The Board informed Dr. Haluska that it disagreed with the letter’s assertions regarding “Good Reason” and treated the letter as a constructive resignation effective as of July 2, 2020. On July 12, 2020, Dr. Frank Haluska tendered his written resignation from the Company’s Board of Directors, effective immediately. Dr. Haluska referenced the matters articulated in his letter of July 2, 2020, and the Company’s response and actions following receipt of the letter as the basis for his resignation from the Board. It is the Company’s position, based on its legal counsel, that the CEO resigned without Good Reason, is not entitled to severance, and the Company will contest any and all claims for severance. Prior to the appointment of Mr. Neil Cohen as CEO in October 2020 (see below) the Board handled all matters related to CEO duties.
On October 20, 2020, the Company appointed Mr. Neil Cohen as Chief Executive Officer of the Company, effective immediately. Mr. Cohen will continue to serve as a member of the Company’s board of directors. The Company also appointed Andrew Fine to serve as the Chief Financial Officer of the Company, effective immediately. Mr. Fine previously served as the Company’s Interim Chief Financial Officer pursuant to a subcontracting agreement.
In light of business circumstances, and in order to conserve cash and preserve optionality while alternatives are being identified and assessed, the Company made a decision during July 2020 to undertake reductions in headcount and other cost saving measures. These include plans to temporarily reduce its internal and external research and development work on the Company’s pan-RAS-inhibitor program until there is greater clarity regarding Anchiano’s ability to fund the program. The Company continues to undertake actions for the promotion of the program and its assets and towards strengthening the protection of all related intellectual property.
As a result of the above the Company took charges associated with severance and, discontinuation of external clinical development activities,. These charges amounted to $1.03 million for discontinuation of external clinical development activities and $0.5 million for severance (see Notes 6 and 7 below).
The Company is incorporated and registered in Israel. The Company’s American Depositary Shares (“ADSs”), each representing five ordinary shares of the Company with no par value (the “ordinary shares”),

began trading on the Nasdaq Capital Market (“Nasdaq”) in February 2019 under the symbol “ANCN”. The Company’s ordinary shares traded on the Tel Aviv Stock Exchange (“TASE”) between August 2006 and June 2019, at which time the Company voluntarily delisted from the TASE. The Company wholly owns a subsidiary, Anchiano Therapeutics Israel Ltd., which itself wholly owns a Delaware-incorporated subsidiary, Anchiano Therapeutics, Inc.
Liquidity
The condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed consolidated financial statements, the Company has incurred losses and cash flow deficits from operations since inception, resulting in an accumulated deficit at September 30, 2020 of $114.9 million. The Company has financed operations to date primarily through public and private placements of equity securities. The Company anticipates that it will continue to incur net losses for the foreseeable future. The Company believes that its existing cash and cash equivalents will only be sufficient to fund its projected cash needs into the first quarter of 2021. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. To meet future capital needs, the Company would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or may not be available to the Company on any terms. The failure of the Company to obtain sufficient funds on commercially-acceptable terms when needed, would have a material adverse effect on the Company’s business, results of operations and financial condition. The forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of the Company’s expenses could vary materially and adversely as a result of a number of factors. The Company has based its estimates on assumptions that may prove to be wrong, and the Company’s expenses could prove to be significantly higher than it currently anticipates. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Unaudited Interim Financial Information
The interim condensed consolidated financial statements included in this quarterly report are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding interim financial reporting and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for a fair statement of the Company’s financial position as of September 30, 2020, and its results of operations for the three and nine months ended September 30, 2020 and 2019, changes in shareholders’ equity for the three and nine months ended September 30, 2020 and 2019, and cash flows for the nine months ended September 30, 2020 and 2019. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any other future annual or interim period. The December 31, 2019 balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. These financial statements should be read in conjunction with the audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2019 as filed with the SEC. The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended December 31, 2019 included in the Company’s Form 10-K. Since the date of such financial statements, there have been no changes to the Company’s significant accounting policies.
2.   Summary of Significant Accounting Policies
a.   Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis, including those related to share-based compensation, leases and derivatives. The Company’s management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.
b.   Reclassifications
Certain prior year amounts shown in the accompanying unaudited condensed consolidated financial statements have been reclassified to conform to the 2020 presentation. These reclassifications did not have any effect on total current assets, total assets, total current liabilities, total liabilities, total shareholders’ equity, net loss, or loss per share.
3.   Accrued expenses and other
Accrued and other current liabilities consist of the following for the periods indicated (in thousands):
	September 30, 2020	December 31, 2019
Accrued expenses	$1,361	$372
Restructuring accrual	238	2,161
Payroll and related	21	60
Liability for employee rights upon retirement	—	262
	$1,620	$2,855
4.   Leases
In January 2018, the Company signed an agreement to rent a laboratory and offices in Jerusalem through May 2023. The Company had an option to extend the agreement by another five years. The annual rent (including management fees) is approximately $0.4 million and is linked to the Israeli Consumer Price Index. Pursuant to the agreement, bank guarantees of $0.1 million were provided to the property owner. In January 2020, pursuant to the Company’s decision to close its Israeli operations, the agreement was modified such that the Company vacated the facilities on May 30, 2020 but will continue to make scheduled lease payments through October 31, 2020. The Company recorded restructuring expense of $247,000 related to the modification of the Israeli lease agreement and settled all obligations associated with the lease.
In May 2018, the Company signed an agreement to rent space for its headquarter offices in Cambridge, Massachusetts. This agreement was amended in October 2019 to reflect relocating to a new 2,400 square foot suite within the same facility effective February 1, 2020. The annual rent is approximately $0.2 million. The amended lease term ends January 31, 2022 and there are no options to extend the lease.
The Company currently maintains the lease in good standing and is assessing the ability of the staff to continue working remotely under the restrictions of COVID-19.
5.   License Agreement
In September 2019, the Company announced that it entered into an option to license agreement with ADT Pharmaceuticals, LLC (“ADT”). Pursuant to the terms and conditions set forth in the agreement, the parties agreed to conduct research and development activities of novel small-molecule inhibitors (RAS and PDE10/β-catenin). As part of the arrangement, the Company is primarily responsible for the research, development, manufacturing and regulatory activities and ADT assists with the research activities as necessary in exchange for a quarterly fee from the Company. In connection with the agreement, ADT also granted the Company exclusive rights to research, develop, manufacture and commercialize the aforementioned compounds relating to patents owned by ADT and any products containing such compounds worldwide. In consideration for the rights granted under the agreement, the Company committed to pay ADT (i) a $3 million upfront fee; (ii) a fee upon transfer of the know-how and intellectual property rights to the Company; and then (iii) additional payments, including milestone and royalty payments. The Company has the ability to terminate the agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT. The upfront fee was paid in the third quarter of 2019. The Company accounted for the upfront fee and additional payments as a research and development expenses and continues to make ongoing payments to ADT in support of its maintenance of the Company’s assets.
In April 2020, the Company notified Yissum Technology Transfer Company of the Hebrew University Ltd. (“Yissum”) that as a result of the Company’s previous decision to discontinue clinical development of inodiftagene, it will cease payments to maintain intellectual property (“IP”) it licensed from Yissum that supported the development and as related to a licensing and development agreement between the parties (“License Agreement”). In August 2020 the Company agreed with Yissum on termination of the License Agreement, the Company destroyed or returned all IP documentation to Yissum and Yissum and the Company mutually waived, released and discharged the other from all claims of any type.
6.   Restructuring
Restructuring provisions are recognized for the direct expenditures arising from restructuring initiatives, where the plans are sufficiently detailed and where appropriate communication has been made to those affected.
The Company has recorded restructuring expenses related principally to contract termination costs due to the discontinuation of the clinical trials to CROs and manufacturers and contractual involuntary termination benefits to employees which have been accounted for as ongoing benefit arrangements and associated termination costs related to the reduction of its workforce.
One-time termination benefits are expensed at the date the employees are notified, unless the employees must provide future services beyond a minimum retention period, in which case the benefits are expensed ratably over the future service periods. A provision for contract termination costs, in which a contract is terminated or the entity will continue to incur costs pursuant to contract for its remaining term without economic benefit, is recognized only when the contract is terminated or when the entity permanently ceases using the rights granted under the contract.
In November 2019, the Company decided to discontinue its Phase 2 Codex study in patients with BCG-unresponsive NMIBC. In connection with this decision, the Company is required to make certain payments under contracts with CROs and with manufactures of the drug in order to terminate the contracts and close the trials. This restructuring plan included a reduction in the workforce of seven employees.
In January 2020, the Board of Directors approved management’s recommendation to close the Company’s office and laboratories located in Israel. In connection with this restructuring, the employment of the remaining five Israeli employees was terminated in the second quarter of 2020.
As noted above, in conjunction with this decision the Company renegotiated its lease for Israeli laboratory and office space. In connection with this decision, the Company vacated the facilities on May 31, 2020 but will continue to make scheduled lease payments through October 31, 2020. In the first quarter of 2020, the Company recorded a restructuring charge to adjust its operating lease right of use asset and operating lease liability to reflect the loss on the early termination of the Israeli lease obligation.
The following table represents a roll forward of the restructuring and other activities noted above (in thousands):
	CRO, Manufacturing and other related	Severance- related	Facility and Leases	Total
Balance, January 1, 2020	$2,572	$336	$—	$2,908
Expenses	502	—	247	749
Paid or consumed	(2,835)	(336)	(247)	(3,138)
Balance, September 30, 2020	$238	$—	$—	$238

7.   Research and development
As noted above, and in conjunction with the Company’s decision to reassess its strategy around research and development efforts of its scientific and assets, in the third quarter the Company took charges associated with severance and, discontinuation of clinical development activities,. These charges amounted to $1.03 million for discontinuation of clinical development activities and $0.5 million for severance of research and development personnel.
8.   Shareholders’ Equity
a.   2018 Private Placement
In June 2018, the Company completed a $22.9 million fundraising round from investors in the United States and Israel. In consideration for the investment, the Company issued 5,960,787 ordinary shares at a price per share of approximately $3.842, as well as 2,713,159 warrants to acquire additional shares equal to 80% of the shares issued, at an exercise price per share of NIS 16.20 (approximately $4.32). The warrants are exercisable for five years from December 31, 2018, the closing date of the transaction, and may be exercised on a cashless basis.
In addition, the investors were granted price protection rights (to shares and warrants) in the event of a future share issuance by the Company wherein the price does not increase by at least approximately 42.86% over the price per share in the fundraising (or is less than the adjusted price per share, if the price has already been adjusted). For details of an allocation that took place in 2019 pursuant to these rights, see Note 7b below. The warrants and shares were recorded within equity on the issuance date.
Effective January 1, 2019, the Company changed its functional currency from NIS to USD. Due to this change, the exercise price of the warrants was no longer denominated in the Company’s functional currency and therefore not considered indexed to the Company’s own shares according to ASC 815 – 40. Accordingly, the Company recorded the fair value of the warrants as a liability at January 1, 2019.
Subsequently, upon the Company’s Nasdaq initial public offering on February 14, 2019, the warrants’ term was modified such that the exercise price currency was changed to USD. As a result, the warrants were once again considered indexed to the Company’s own shares according to ASC 815-40. Accordingly, the fair value of the warrants at February 14, 2019 was reclassified from a liability to equity on that date.
The following table summarizes the activity for the warrants whose fair value measurements are estimated utilizing Level 3 inputs:
2019
Fair value on January 1, 2019	$3,628
Adjustments-finance expenses	4,570
Fair value on February 14, 2019	$8,198
The Company has determined the fair value of the warrants (a Level 3 valuation) as of January 1, 2019 and February 14, 2019. The fair value of these warrants was estimated by implementing the Probability-Weighted Expected Return Method or the Black-Scholes Method. The following parameters were used:
	Derivative Financial Instrument
	February 14, 2019	January 1, 2019
Share price	$1.84	$2.50
Expected term	End of 2022	End of 2022
Risk free rate	2.49%	1.37%
Volatility	52%	48%

b.   Public Offering
On February 14, 2019, the Company raised gross proceeds of $30.5 million in its Nasdaq initial public offering (“IPO”), allocating 2,652,174 ADSs, each representing five ordinary shares of the Company. The ADSs are listed under the symbol “ANCN.” In accordance with price protection rights granted in 2018 and activated in the offering (see Note 7a above for details and accounting treatment), the Company issued an additional 8,262,800 ordinary shares (equivalent to 1,652,560 ADSs) to rights holders and adjusted their warrants to be exercisable for an additional 6,207,330 ordinary shares (equivalent to 1,241,466 ADSs).
c.   Share-based compensation
The Company has two share-based compensation plans under which share options or other share-based awards have been granted: the 2011 Share Option Plan and the 2017 Share Option Plan (the “2017 Plan”). The 2017 Plan replaced the 2011 Share Option Plan with respect to future grants; and, therefore, no further awards may be made under 2011 Share Option Plan. The Compensation Committee of the Board of Directors and the Board of Directors administer these plans.
The fair value of each option granted is estimated using the Black-Scholes option pricing method. The volatility is based on the Company’s historical volatility. The risk-free interest rate assumption is based on observed Treasury yields over the expected term of the options granted with USD-denominated exercise prices (options granted in the past with NIS-denominated exercise prices used the equivalent Israeli government bond yields). The Company’s management uses the mid-point between the vesting date and the contractual term for each vesting tranche or its expectations, as applicable, of each option as its expected term. The expected term of the options granted represents the period of time that granted options are expected to remain outstanding
The fair value of each option granted in the nine months ended September 30, 2019 was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:
Nine months ended September 30, 2019
Value of ordinary share	$1.03 – $1.54
Dividend yield	0%
Expected volatility	51.5% – 68.6%
Risk-free interest rate	2.2% – 2.5%
Expected term (years)	5.5 – 6.9
The fair value of each option granted in the nine months ended September 30, 2020 was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:
Nine months ended September 30, 2020
Value of ordinary share	$0.15 – $0.17
Dividend yield	0%
Expected volatility	64.9% – 67.4%
Risk-free interest rate	0.30% to 0.39%
Expected term (years)	5.5 – 6.5

The following table summarizes the number of options outstanding and exercisable as of September 30, 2020:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Options outstanding – January 1, 2020	3,822,374	$2.50	8.5
Granted	885,000
Forfeited/expired/cancelled	(1,578,031)
Options outstanding – September 30, 2020	3,129,343	$2.44	7.9
Options exercisable – September 30, 2020	2,389,840	$3.01	7.5
The aggregate intrinsic value of both outstanding and exercisable options at September 30, 2020 is $0.
The following table illustrates the effect of share-based compensation on the statements of operations (in thousands):
	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Research and development	$(290)	$154	$(166)	$438
General and administrative	(67)	168	70	632
	$(357)	$322	$(96)	$1,070
The negative amounts for both Research and development and General and administrative reflect the forfeiture of vested stock options and the reversal of accrued compensation on account of future vesting on stock options that were granted to employees who were terminated as part of the Company’s restructuring activities as mentioned above.
9.   Net Loss per share
Basic loss per share is computed on the basis of the net loss for the period divided by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share is based upon the weighted-average number of ordinary shares and of ordinary shares equivalents outstanding when dilutive. Ordinary share equivalents include outstanding stock options which are included under the treasury stock method when dilutive.
The following ordinary shares underlying stock options and warrants were excluded from the calculation of diluted net loss per ordinary share, because their effect would have been anti-dilutive for the three and nine month periods presented:
	September 30
	2020	2019
Stock Options	3,129,343	3,985,858
Warrants	10,975,959	10,975,959

Chemomab Ltd.
Financial Statements
As at December 31, 2019

Chemomab Ltd.
Financial Statements as of December 31, 2019

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Chemomab Ltd.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Chemomab Ltd. (the Company) as of December 31, 2019 and 2018, the related statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2O to the financial statements, the Company has changed its method of accounting for leases as of January 1, 2019, due to the adoption of ASC 842, Leases.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International
We have served as the Company’s auditor since 2015.
Tel Aviv, Israel
January 6, 2021

Chemomab Ltd.
Balance Sheets as of December 31,
In USD thousands (except share and per share amounts)
	Note	2019	2018
Assets
Current assets
Cash and cash equivalents	3	12,259	4,813
Receivables in respect of shares issued	8B	500	—
Other receivables and prepaid expenses	4	42	77
Total current assets		12,801	4,890
Non-current assets
Long-term deposits		4	3
Restricted cash		22	20
Property and equipment, net	5	138	155
Operating lease right-of-use assets	6	195	—
Total non-current assets		359	178
Total assets		13,160	5,068
Current liabilities
Trade payables		25	261
Accrued expenses		323	226
Employee and related expenses		244	140
Operating lease liabilities	6	87	—
Total current liabilities		679	627
Non-current liabilities
Operating lease liabilities – long-term	6	108	—
Total non-current liabilities		108	—
Commitments and contingent liabilities	7
Total liabilities		787	627
Shareholders’ equity	8
Ordinary shares of NIS 0.01 par value – Authorized: 9,530,157 and 9,757,689 shares on
December 31, 2019 and 2018, respectively; Issued and outstanding: 122,862 and 117,648 shares on
December 31, 2019 and 2018, respectively
		—*	—*
Convertible preferred A shares and warrants for convertible preferred A shares, of NIS 0.01 par value – Authorized: 128,548 shares on December 31, 2019 and 2018; Issued and outstanding: 102,838 shares on December 31, 2019 and 2018 (liquidation preference of $7,127 and $6,599 on December 31, 2019 and 2018, respectively)		4,943	4,943
Convertible preferred B shares of NIS 0.01 par value – Authorized: 113,763 shares on December 31, 2019 and 2018; Issued and outstanding: 113,763 shares on December 31, 2019 and 2018 (liquidation preference of $11,800 and $10,926 on December 31, 2019 and 2018, respectively)		9,791	9,791
Convertible preferred C shares of NIS 0.01 par value – Authorized: 227,532 shares on December 31, 2019; Issued and outstanding: 164,961 shares on December 31, 2019 (liquidation preference of $14,767 on December 31, 2019)		14,484	—
Additional paid-in capital		899	671
Accumulated deficit		(17,744)	(10,964)
Total shareholders’ equity		12,373	4,441
Total liabilities and shareholders’ equity		13,160	5,068

*
Represents an amount of less than USD 1 thousand.

Chief Executive Officer and Director

Date of approval of the financial statements: January 6, 2021

The accompanying notes are an integral part of the financial statements.

Chemomab Ltd.
Statements of Operations for the year ended December 31
In USD thousands
	Note	2019	2018
Operating expenses
Research and development, net	9	5,818	5,553
General and administrative	10	960	374
Total operating expenses		6,778	5,927
Financing expenses (income), net		2	(54)
Net loss for the year		6,780	5,873
The accompanying notes are an integral part of the financial statements.

Chemomab Ltd.
Statements of Changes in Equity
In USD thousands (except share amounts)
	Ordinary shares		Convertible preferred A Shares and Warrants for Convertible preferred A shares		Convertible preferred B shares		Convertible preferred C shares		Additional paid-in capital	Accumulated deficit	Total Shareholders’ equity
	Number	USD	Number	USD	Number	USD	Number	USD	USD	USD	USD
Balance as of January 1, 2018	117,648	*	102,838	4,943	113,763	9,791	—	—	546	(5,091)	10,189
Share-based Compensation	—	—	—	—	—	—	—	—	125	—	125
Net loss for the year	—	—	—	—	—	—	—	—	—	(5,873)	(5,873)
Balance as of December 31, 2018	117,648	*	102,838	4,943	113,763	9,791	—	—	671	(10,964)	4,441
Issuance of convertible preferred C shares, net of issuance cost of $16 thousand	—	—	—	—	—	—	164,961	14,484	—	—	14,484
Exercise of options	5,214	*	—	—	—	—	—	—	93	—	93
Share-based Compensation	—	—	—	—	—	—	—	—	135	—	135
Net loss for the year	—	—	—	—	—	—	—	—	—	(6,780)	(6,780)
Balance as of December 31, 2019	122,862	*	102,838	4,943	113,763	9,791	164,961	14,484	899	(17,744)	12,373

*
Represents an amount of less than USD 1 thousand.

The accompanying notes are an integral part of the financial statements.

Chemomab Ltd.
Statements of Cash flows for the year ended December 31
In USD thousands
	2019	2018
Cash flows from operating activities
Net loss for the year	(6,780)	(5,873)
Adjustments for operating activities:
Depreciation	20	18
Change in other receivables and prepaid expenses	35	42
Change in trade payables	(236)	171
Change in accrued expenses	97	1
Change in employees and related expenses	104	85
Interest on deposit	(1)	—
Share based compensation	135	125
	154	442
Net cash used in operating activities	(6,626)	(5,431)
Cash flows from investing activities
Proceeds from long-term deposits	—	2
Purchase of property and equipment	(3)	(95)
Net cash used in investing activities	(3)	(93)
Cash flows from financing activities
Exercise of options	93	—
Issuance of convertible preferred C shares, net	13,984	—
Net cash provided by financing activities	14,077	—
Change in cash, cash equivalents and restricted cash	7,448	(5,524)
Cash, cash equivalents and restricted cash at beginning of year	4,833	10,357
Cash, cash equivalents and restricted cash at end of year	12,281	4,833
Significant non- cash transaction:
Right-of-use asset recognized with corresponding lease liability	195	—
Receivables in respect of shares issued	500	—
The accompanying notes are an integral part of the financial statements.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 1 —  General
1.
Chemomab Ltd. (hereinafter — “the Company”) is an Israeli based company that was incorporated on November 30, 2011. The Company’s registered office is located in Kiryat Atidim, Tel Aviv, Israel.
Since its inception, the Company has engaged in the research and development of biological drugs for the treatment of inflammatory and fibrotic diseases.

2.
The Company currently has no products approved for sale. The Company’s operations are funded primarily by its Shareholders. The Company has incurred operating losses in each year since its inception and does not expect to generate significant revenue unless and until it obtains marketing approval for its products. Continuation of the Company’s development programs depends on its future ability to raise sources of financing.

3.
On December 14, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anchiano Therapeutics Ltd., an Israeli limited company (“Anchiano”), and CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Anchiano’s shareholders and Chemomab’s shareholders, Merger Sub will be merged with and into Chemomab (the “Merger”), with Chemomab surviving the Merger as a wholly-owned subsidiary of Anchiano. At the effective time of the Merger (the “Effective Time”): (a) each Chemomab ordinary share outstanding immediately prior to the Effective Time (excluding shares held by Merger Sub or Chemomab) will be converted solely into the right to receive a number of American Depository Shares equal to the exchange ratio described in the Merger Agreement, and each outstanding Chemomab option will be assumed by Anchiano, based on the same exchange ratio. Under the exchange ratio formula in the Merger Agreement, following the closing of the Merger (the “Closing”), the former Chemomab security holders immediately before the Merger are expected to own approximately 90% of the aggregate number of the outstanding securities of Anchiano, and the securityholders of Anchiano immediately before the Merger are expected to own approximately 10% of the aggregate number of the outstanding securities of Anchiano, (on a fully diluted basis) subject to certain assumptions and subject to adjustment pre-closing of the Merger based on Anchiano’s net cash balance at the time of the Closing.

Note 2 — Summary of Significant Accounting Policies
A.
Basis of Preparation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).
B.
Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
C.
Foreign currency

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“dollar” or “$”), thus; the dollar is the functional currency of the Company.
The transactions and balances of the Company denominated in U.S. dollars are presented at their original amounts as the U.S. dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.
Monetary assets and liabilities denominated in a non-U.S. dollar currency are translated using the current exchange rate and nonmonetary assets and liabilities and capital accounts denominated in a non-U.S. dollar currency are translated using historical exchange rates.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 2 — Summary of Significant Accounting Policies (continued)
Statements of operations accounts denominated in a non-U.S. dollar currency are translated using the exchange rates in effect on the transaction dates, except for depreciation, which is translated using historical exchange rate.
D.
Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.
E.
Restricted cash

Restricted cash is primarily invested in highly liquid deposits. These deposits were used to secure office rent payments.
F.
Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged to operation as incurred. Depreciation is calculated on the straight-line method based on the estimated useful lives of the assets and commences once the assets are ready for their intended use.
Annual rates at depreciation are as follows:
%
Computers	33
Laboratory equipment	10
Furniture and equipment	7
Leasehold improvements	10

G.
Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the periods ended December 31, 2019 and 2018, no impairment losses have been recorded.
H.
Research and Development

Research and development costs are charged to operations as incurred. Most of the research and development expenses are for subcontractors and wages. Amounts received or receivable from the government of Israel and others, as participation in research and development programs, are offset against research and development costs as their repayment is not considered probable when obtained.
I.
Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 2 — Summary of Significant Accounting Policies (continued)
effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the income taxes expense.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized.
J.
Fair value of financial instruments

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.
In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.
As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1:   Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:   Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.
Level 3:   Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
The carrying amounts of cash and cash equivalents trade payables, other receivables and prepaid expenses and accrued expenses approximate their fair value due to the short-term maturity of such instruments. The fair value of long-term restricted deposits and restricted cash also approximates their carrying value, since they bear interest at rates close to the prevailing market rates. None of the Company’s non- financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.
K.
Share-based compensation

The Company accounts for share-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such costs are measured at the grant date fair value of the award and graded vesting attribution approach to recognize compensation cost over the vesting period.
The fair value for the Company’s stock options granted to employees, consultants and directors was estimated using Black-Scholes option-pricing model at the grant date, using the inputs detailed in Note 8(C).

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 2 — Summary of Significant Accounting Policies (continued)
The Company has historically not paid dividends and has no foreseeable plans to pay dividends.
The Company’s board of directors determined the fair value of common stock based on valuations performed using the Option Pricing Method (“OPM”) subject to relevant facts and circumstances for the years ended December 31, 2018 and 2019.
L.
Government-sponsored research and development

The Company records grants received from the office of the Israel Innovation Authority (the “IIA”) as a liability, if it is probable that the Company will have to repay the grants received. If it is not probable that the grants will be repaid, the Company records the grants as a reduction to research and development expenses.
M.
Severance pay

Pursuant to Section 14 of the Severance Compensation Law, 1963 (“Section 14”), all employees of the Company are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Upon release of the policy to the employee, no additional liability exists between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the employee. This plan has been accounted for as a defined contribution plan.
N.
Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.
Cash and cash equivalents and short term deposits are invested in banks in Israel. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
O.
Newly issued and recently adopted accounting pronouncements

Accounting pronouncements recently adopted
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize most leases on their balance sheet as a right-of-use (ROU) asset and a lease liability. Leases are classified as either operating or finance based on criteria similar to existing lease accounting, with the classification affecting the pattern and classification of expense recognition in the statement of operations. This standard became effective on January 1, 2019. A modified retrospective transition approach is allowed, applying the new standard to all leases existing at the date of initial application.
The Company adopted the new standard on January 1, 2019 using the modified retrospective transition method and has not restated comparative periods.
Operating-lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term, while the ROU assets are also adjusted for any prepaid or accrued lease payments. The Company uses its incremental borrowing rate, based on the information available at the commencement date, to determine the present value of the lease payments.
The lease term is the non-cancellable period of the lease plus periods covered by an extension or termination option, if it reasonably certain that the Company will exercise the option.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 2 — Summary of Significant Accounting Policies (continued)
After lease commencement, the Company measures the lease liability at the present value of the remaining lease payments using the discount rate determined at lease commencement (as long as the discount rate hasn’t been updated as a result of a reassessment event).
The Company subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if relevant and any unamortized initial direct costs. Lease expenses for lease payments are recognized on a straight-line basis over the lease term. Lease terms will include options to extend or terminate the lease when it is reasonably certain that the Company will exercise or not exercise the option to renew or terminate the lease.
Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.
The adoption of ASC 842 resulted in the recognition of $197 thousand of right of use assets and operating lease liabilities at January 1, 2019 for lease liabilities on the Company’s balance sheet for its operating leases of office and vehicles. Additionally, new disclosures regarding the Company’s leasing activities with respect to the amount, timing and uncertainty of cash flows arising from leases have been provided. The adoption of this standard did not have an impact on the Company’s statements of income and statements of cash flows.
Recently Issued Accounting Pronouncements
1.
In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to non-employees for goods and services and aligns most of the guidance on such payments to the non-employees with the requirements for share-based payments granted to employees. The guidance will be effective for the Company beginning January 1, 2020, and interim periods therein, using a modified retrospective approach. Early adoption is permitted. The Company adopted the guidance as of January 1, 2018, and the adoption did not have a material impact on the Company’s financial statements.

2.
In December 2019, the FASB issued “ASU 2019-12, simplifying the Accounting for Income Taxes.” The objective of the standard is to improve areas of GAAP by removing certain exceptions permitted by ASC 740 and clarifying existing guidance to facilitate consistent application. The standard will become effective for us beginning on January 1, 2021. The Company is currently evaluating the new standard to determine the potential impact on its financial condition, results of operations, cash flows, and financial statement disclosures.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 3 — Cash and Cash Equivalents
	December 31, 2019	December 31, 2018
	USD thousands	USD thousands
NIS Balance	86	132
USD Balance	12,172	4,681
Other currencies	1	*—
	12,259	4,813

*
Represents an amount of less than USD 1 thousand.

Note 4 — Other Receivables and Prepaid Expenses
	December 31, 2019	December 31, 2018
	USD thousands	USD thousands
Government institutions	15	23
Prepaid expenses	27	54
	42	77
Note 5 — Property and Equipment, Net
	December 31, 2019	December 31, 2018
	USD thousands	USD thousands
Cost:
Computers	25	22
Furniture and equipment	13	13
Laboratory equipment	144	144
Leasehold improvements	5	5
	187	184
Less – accumulated depreciation	(49)	(29)
	138	155
Depreciation expense totaled $20 and $18 for the years ended December 31, 2019 and 2018, respectively.
Note 6 — Leases
The Company leases office space and vehicle for use in its operations, which are classified as operating leases. In addition to rent, the leases may require the Company to pay directly for fees, maintenance, parking and other operating expenses.
On September 19, 2017, the Company entered into an office space lease agreement (thereafter: “main agreement”). The lease term is for 60 months beginning on December 10, 2017 and ending on December 9, 2022. The yearly rent (including management fees) is approximately $50 thousand. This lease does not contain renewal options.
On March 20, 2019, the Company signed an additional office space lease agreement in addition to the main agreement. The additional lease term is for 24 months beginning on February 1, 2019 and ending on

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 6 — Leases (continued)
January 31, 2021. The yearly rent (including management fees) is approximately $37 thousand. This lease does not contain renewal options.
Subsequent to the balance sheet date, the Company terminated its office space lease agreement and signed new office space lease agreement. As part of the early termination, the company was requested to pay approximately $3 thousand to the lessor as a cancelation fee.
In addition, on May 14, 2017 the Company entered into a three-year cancelable operating car lease agreement. Monthly rent payments are approximately $12 thousand per year.
Approximate future minimum remaining rental payments due under these leases are as follows:
Year ending (in thousands):
2020	91
2021	53
2022	45
Total future minimum lease payments	189
These operating leases are included in “Operating lease right-of-use assets” on the Company’s December 31, 2019 balance sheet, and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligations to make lease payments are included in the current liabilities as “Operating lease liabilities” and in the non-current liabilities as “Operating lease liabilities — long term” on the Company’s December 31, 2019 balance sheets. Based on the present value of the lease payments for the remaining lease term of the Company’s existing leases, the Company recognized operating right-of-use assets and operating lease liabilities of approximately $197 thousand on January 1, 2019. Effective January 1, 2019, operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. During 2019, the company recognized an increase in right of use assets of $68 thousand as a result of the additional agreement.
As of December 31, 2019, operating right-of-use assets and operating lease liabilities were $195 thousand.
The Company recorded a decrease in right to use asset of $70 for the year ended December 31, 2019.
As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be (5.2% in 2019).
Maturities of lease liabilities under noncancellable leases as of December 31, 2019 are as follows:
(in thousands):
2020	95
2021	61
2022	52
2023	16
Total future minimum lease payments	224
Less imputed interest:	(29)
Present value of operating lease liabilities	195

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 7 — Commitments and Contingent Liabilities
A.
Exclusive License Agreement (hereinafter- “the License Agreement”)

In December 2011, the Company entered into a License Agreement with the Medical Research, Infrastructure, Health Services Fund of the Tel-Aviv Souraski Medical Center (“Fund”), pursuant to which it was granted with an exclusive license to certain inventions (as defined in the License Agreement) including patents, knowhow and products and the right to sublicense to third parties the rights granted, pursuant to and subject to certain terms and limitation fully set in the License Agreement.
The Company will pay the Fund a non-refundable and non-creditable sublicense fees as a percentage of all Attributed Income (as such term defined in the License Agreement), and shall further pay the Fund royalties from sales made by sublicensee;
(i)   Royalties in percentage of the Net sales or Service Income (as defined in the License Agreement), subject to certain additional terms set forth therein.
In addition, with respect to each Licensed Product (as defined therein), the Company will pay the Fund the following non-refundable, non-creditable amounts:
(a)
USD 100 thousand upon submission of a New Drug Application (“NDA”), Biological License Application (“BLA”) or equivalent for each Licensed Product to the United States Food and Drug Administration (“FDA”), USD 100 thousand upon submission of similar application for each Licensed Product to an equivalent foreign regulatory agency in Europe and one hundred thousand dollars upon submission of similar application for each Licensed Product to an equivalent foreign regulatory agency in Asia. Payment in the aggregate shall not be more than USD 300 thousand per each Licensed Product, provided that for each jurisdiction, payment shall be made only once;

(b)
USD 200 thousand upon the grant of FDA or equivalent agency marketing approval in Europe and/or Asia for each Licensed Product. Payment in the aggregate shall not be more than USD 600 thousand per each Licensed Product, provided that for each jurisdiction, payment shall be made only once.

As of December 31, 2019 no payments were made to the Fund.
In addition to the payments described above, upon the occurrence of either (i) closing of a public offering of the ordinary shares of the Company; or (ii) a Change of Control Transaction (as defined therein), the Company shall pay the Fund a cash payment equal to one percent (1%) of the proceeds raised by the Company in its initial public offering, or 1% of the consideration received by the Company or its shareholders at the closing of a Change of Control Transaction (after deduction of amounts paid as liquidation preference to the shareholders of the Company on account of their investment in the Company, if any), but in any event not more than USD 3,000 thousand.
B.
The Company partially financed its research and development expenditures under programs sponsored by the Israel Innovation Authority (“IIA”) for the support of certain research and development activities conducted in Israel.

In return for the IIA’s participation, the Company is committed to pay royalties at rate of 3%-4% of sales of the developed product linked to U.S. dollars, up to 100% of the amount of grants received (100% plus interest at LIBOR).
Since the Company’s incorporation through December 31, 2019 the company received USD 1,227 thousand from the IIA.
As of December 31, 2019, the Company have no commitment for royalties payable. In addition, the IIA may impose certain conditions to transfer technology or development out of Israel.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 7 — Commitments and Contingent Liabilities (continued)
C.
In June 2015, the Company entered into a license agreement with subcontractor (“the Subcontractor”), under which the Subcontractor granted to the Company certain licenses to use proprietary rights of the subcontractor, materials and know how in the techniques and use of the same, for purposes of research and development of the Company’s product CM-101, as well as commercialization thereof. Further to the agreement, the Subcontractor also provides manufacturing services of intermediates and active pharmaceutical ingredients. According to the related manufacturing agreement, the manufacturing of the product is carried out by the Subcontractor in accordance with the Company’s specifications and timeline. The total amount of the agreement is Euro 1,200 thousand (excluding materials), of which Euro 600 thousand was paid upon the commencement of the agreement and the remaining amount was paid upon the achievement of a predetermined milestone. In January 2019, the Company and the Subcontractor signed an additional agreement for additional manufacturing of the product for clinical use, that adds 5 stages for a total amount of Euro 1,457 thousand. Under the agreement, the Company is also obligated to pay the Subcontractor royalties determined as a percentage of net sales of each licensee product.

During 2019 and 2018, the Company recorded expenses related to the above agreements in the amounts of USD 2,815 thousand and USD 2,871 thousand, respectively. The expenses were recorded under research and development expenses.
D.
In September 2017 the Company executed a lien deposit in Mizrahi Bank for the benefit of securing the lease payments of its offices

As of December 31, 2019 and 2018, the restricted deposit amounted to USD 22 thousand and USD 20 thousand, respectively.
Note 8 — Share Capital
A.
Right attached to shares

Ordinary shares
All of the issued and outstanding ordinary shares of the Company are duly authorized, valid issued, fully paid and non-assessable. The ordinary shares of the Company are not redeemable and each ordinary share is entitled to one vote. The ordinary shares give their shareholders the right to vote and participate in shareholders’ meetings (with each share being one vote), the right to receive profits and the right to participate in the accumulated earnings when the company is dissolved.
Convertible Preferred Shares
The Series A, Series B, Series C, preferred shares have the following characteristics:
1.
Voting

The holders of the preferred shares are entitled to vote, together with the holders of common shares, on all matters submitted to shareholders for a vote. Each preferred shareholder is entitled to the number of votes equal to the number of shares of common shares into which each preferred share is convertible at the time of such vote.
2.
Dividends

The holders of the Preferred Shares are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, cumulative dividends at the rate of 8%, per share per annum, payable in preference and priority to any payment of any dividend on common shares. No dividends or other distributions shall be made with respect to the common shares, until all declared dividends on the Series A,

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 8 — Share Capital (continued)
Series B and Series C Preferred Shares have been paid. Through December 31, 2019, no dividends have been declared or paid by the Company.
3. Liquidation preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined in the Article of Association (“Articles”), the assets legally available for distribution to the shareholders thereupon shall be distributed according to the following order of preference:
First:
The holders of Preferred C Shares are entitled to receive an amount of (i) the original issue price per share (ii) any declared and unpaid dividends and (iii) interest at a rate of 8% per annum, or portion thereof, compounded annually, of the original issue price per share, less any amount previously paid with regard to such shares (the “C Preference Amount”)
Second:
To the extent that the holders of Preferred C Shares have received the C Preference Amount, the holders of Preferred B Shares are entitled to receive an amount of (i) the original issue price per share (ii) any declared and unpaid dividends and (iii) interest at a rate of 8% per annum, or portion thereof, compounded annually, of the original issue price per share, less any amount previously paid with regard to such shares (the “B Preference Amount”)
Third:
To the extent that the holders of Preferred B Shares have received the B Preference Amount, the holders of Preferred A Shares are entitled to receive an amount of (i) the original issue price per share (ii) any declared and unpaid dividends and (iii) interest at a rate of 8% per annum, or portion thereof, compounded annually, of the original issue price per share, less any amount previously paid with regard to such shares (the “A Preference Amount”).
Fourth:
After payment in full of the C Preference Amount, B Preference Amount and A Preference Amount, then any remaining amount of distribution shall be distributed pro-rata among all of the shareholders of the Company (including the holders of the Preferred C, Preferred B and Preferred A shares), in proportion to the number of shares of the Company held by each of them, on an as converted basis.
As of December 31, 2019 and 2018, the aggregate amount of liquidation preference is USD 33,694 thousand and USD 17,525 thousand, respectively.
The Company’s preferred shares are subject to redemption in certain deemed liquidation event. Such events are not certain to occur at the time the shares are issued and are considered within the control of the Company. The redemption amount is not based on a fixed monetary amount and may depend on the Company’s share value.
4.
Conversion

Each share of preferred shares, at the option of the holder, is convertible into a number of fully paid shares of common shares as determined by dividing the respective preferred shares issue price by the conversion price in effect at the time. The initial conversion price with respect to the Preferred Shares shall be the applicable Original Preferred Issue Price. Conversion is automatic immediately upon the earlier of (i) Qualified IPO (ii) a receipt by the Company of a written consent or written agreement of the Preferred Majority (which majority includes the holders of at least seventy five percent (75%) of the Preferred B Shares).

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 8 — Share Capital (continued)
B.
1.
In June 2015, September 2015 and November 2015, the Company entered into an agreement with investors according to which the Company issued the investors 25,710 warrants to purchase Convertible preferred A shares.

The terms of the warrants are: Exercise price of USD 48.62 for each warrant, the expiration date is five years after the date of issuance. Each warrant is convertible in a 1:1 ratio to Convertible preferred A shares. The warrants are classified as equity.
As of December 31, 2019, no warrants have been exercised.
2.
In September 2019, the Company entered into share purchase agreement with current and new investors (hereinafter — “2019 SPA”), pursuant to which the company issued 130,831 series preferred C shares NIS 0.01 par value at a purchase price of $87.90 per share, for a total consideration of approximately USD 11,484 thousand (net of issuance cost of USD 16 thousand).

In November 2019 the Company entered into joinder agreement to 2019 SPA, pursuant to which it issued and sold to investors an additional 34,130 series preferred C shares at a purchase price of $87.90 per share, for an aggregate consideration of approximately $3,000 thousand, of which USD 500 thousand from certain investors was received immediately after the balance sheet date.
C.
Share-based compensation

(1)
Share-based compensation plan:

On November 17, 2015 the Company’s board of directors adopted the Company’s 2015 Share Option Plan (hereinafter — the “Plan”) which includes the reservation of 53,843 of the Company’s outstanding ordinary shares for issuance under the plan for employees and consultants.
The contractual life of the share option shall be ten years from the respective date of grant.
Share options to employees, consultants and directors granted under the plan shall be vesting in installments, gradually over a period of 4 years from the grant date.
(2)
The expenses that were recognized in the statement of operations for services received from employees and service providers are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018
	USD thousands	USD thousands
Research and development	53	67
General and administrative	82	58
Total share-based compensation expenses	135	125

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 8 — Share Capital (continued)
(3)
The number weighted average exercise prices of option are as follows:

	Weighted average exercise price	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number of options	Weighted average remaining contractual life (in years)
	2019	2019	2019	2018	2018	2018
Outstanding at January 1	16.39	28,438	8.65	10.28	12,601	7.96
Exercise	17.75	(5,214)	—	—	—	—
Forfeited	19.11	(125)	—	—	—	—
Granted	20.80	8,282	9.91	19.11	15,837	9.69
Outstanding at December 31	17.32	31,381	8.09	16.39	28,438	8.65

(4)
Fair value measurement:

The fair value of the options is measured at the grant date using the Black-Scholes Options-pricing model and the assumptions used to calculate the fair value of the options are as follows:
2019 grant
Weighted average share prices (in U.S. dollar)(a)	20.8
Exercise price (in U.S. dollar)	20.8
Expected life of shares options (in years)(b)	5 – 6.23
Expected volatility(c)	93%
Risk-free interest rate(d)	1.55% – 1.82%
Dividend yield	0%

(a)
The weighted average share price is based on the Company’s ordinary share valuation as at the grant date.

(b)
Expected life for the periods presented was determined according to the simplified method since, at the date of grant, the Company did not have enough history to make an estimate. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to service conditions and for performance conditions that are probable of achievement. If meeting the performance condition is not probable, the Company will use the awards’ contractual term if the service period is implied, or the simplified method, if the service period is explicitly stated.

(c)
Because the Company’s shares are not traded in the stock exchange market, the volatility is based on the volatility of similar listed companies, as customary in other non-listed companies.

(d)
The risk free interest rate is based on bond rates per the expected life of the options.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 9 — Research and Development, net
	Year ended December 31, 2019	Year ended December 31, 2018
	USD thousands	USD thousands
Consultants and subcontractors	4,461	4,740
Salaries and related expenses	970	550
Rent and maintenance	91	57
Others	296	244
	5,818	5,591
Less – IIA grants(*)	—	(38)
	5,818	5,553

*
Including amounts receivables

Note 10 — General and Administrative
	Year ended December 31, 2019	Year ended December 31, 2018
	USD thousands	USD thousands
Salaries and related expenses	189	137
Rent and maintenance	15	19
Professional services	734	178
Others	22	40
	960	374
Note 11 — Income Taxes
A.
Tax rates in Israel

The corporate tax rate in Israel is 23% for 2018 and thereafter.
Capital gain is subject to capital gain tax according to the corporate tax rate in the year the assets are sold.
B.
Tax assessments

As of December 31, 2019, the Company’s tax years until December 31, 2015 are considered closed to audit inspections by the Israeli Tax Authority (“ITA”) due to statute of limitation rules effective in Israel.
The Company has not yet been assessed by the ITA since inception.
C.
Losses for tax purposes carried forward to future years

As of December 31, 2019, the Company had approximately $12 million (approximately $6 million as of December 31, 2018) of net operating loss carryforwards which are available to reduce future taxable income with no limitation on the period of use.

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 11 — Income Taxes (continued)
D.
Deferred taxes:

In respect of:
	December 31, 2019	December 31, 2018
	USD thousands	USD thousands
Net operating loss carry-forwards	2,864	1,452
Stock based compensation expense	46	33
Research and development costs	1,329	865
Other	9	7
Gross deferred tax assets	4,248	2,357
Less – Valuation allowance	(4,248)	(2,357)
Net deferred tax assets	—	—
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized.
The Company has established a valuation allowance to offset deferred tax assets at December 31, 2019 and 2018 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The net change in the total valuation allowance for the year ended at December 31, 2019 was an increase of approximately $1.9 million.
E.
Roll forward of valuation allowance

Balance at January 1, 2018	$1,342
Currency transaction gain	(335)
Income tax expense	1,350
Balance at December 31, 2018	$2,357
Currency transaction loss	332
Income tax expense	1,559
Balance at December 31, 2019	$4,248

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 11 — Income Taxes (continued)
F.
Reconciliation of theoretical income tax expense to actual income tax expense

A reconciliation of the Company’s theoretical income tax expense to actual income tax expense is as follows:
	December 31, 2019	December 31, 2018
	USD thousands	USD thousands
Loss before income taxes	(6,780)	(5,873)
Statutory tax rate	23%	23%
Theoretical tax benefit	(1,559)	(1,350)
Losses and other items for which a valuation allowance was provided or benefit from loss carryforwards	1,559	1,350
Actual income tax expense	—	—

G.
Accounting for uncertainty in income taxes

For the period ended December 31, 2019, the Company did not have any unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. The Company’s accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.
Note 12 — Related Parties Balances and Transactions
A.
Balances with related parties:

The following related party payables are included in Accrued expenses and Employee and related expenses.
	December 31, 2019	December 31, 2018
	USD thousands	USD thousands
Employee and related expenses	136	68
Accrued expenses	14	39
	150	107

B.
Related parties’ benefits:

	Year ended December 31, 2019	Year ended December 31, 2018
	USD thousands	USD thousands
Salaries and related expenses	475	207
Share based payments	102	115
Professional Services	45	45
Research and development expenses to subcontractor	59	178
	681	545

Chemomab Ltd.
Notes to the Financial Statements as at December 31, 2019
Note 13 — Subsequent Events
A.
Since January 2020, the COVID-19 outbreak has dramatically expanded into a worldwide pandemic creating macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Israel, have been taking measures designated to limit the continued spread of the Coronavirus, including the closure of workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas.

The Company’s clinical trial sites have been affected by the COVID-19 pandemic, and as a result, commencement of the enrollment of Company’s clinical trials of CM-101 in PSC has been delayed. There might be additional delays in the enrollment for the Company’s CM-101 PSC Phase 2 trial. In addition, after enrollment in these trials, patients might drop out of the Company’s trials because of the COVID-19 possible implications.
Based on management’s assessment, the extent to which the coronavirus will further impact the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company is carefully monitoring the restrictions due to the COVID-19 outbreak and will adjust activities accordingly.
B.
In May 2020, the Company entered a joinder agreement to 2019 SPA (see also Note 8(B)(2)), pursuant to which the Company issued 34,130 series preferred C shares NIS 0.01 par value for a total consideration of approximately USD 3,000 thousand

C.
During June to December 2020, the Company investors exercised 25,710 of the Company preferred A warrants into 25,710 series Convertible preferred A shares NIS 0.01 par value for a total consideration of approximately USD 1,250 thousand (see also Note 8(B)(1)).

Chemomab Ltd.
Condensed Interim
Financial Statements
As at September 30, 2020
(Unaudited)

Chemomab Ltd.
Unaudited Condensed Interim Financial Statements as of September 30, 2020

Chemomab Ltd.
Unaudited Condensed Interim Balance Sheets as of
In USD thousands (except share amounts)
	Note	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents		12,673	12,259
Receivables in respect of shares issued		—	500
Short term bank deposits		22	—
Other receivables and prepaid expenses		74	42
Total current assets		12,769	12,801
Non-current assets
Property and equipment, net		157	138
Long term deposits and restricted cash		53	26
Operating lease right-of-use assets	3	417	195
Total non-current assets		627	359
Total assets		13,396	13,160
Current liabilities
Trade payables		27	25
Accrued expenses		454	323
Employee and related expenses		341	244
Operating lease liabilities	3	65	87
Total current liabilities		887	679
Non -current liabilities
Operating lease liabilities – long term	3	352	108
Total non-current liabilities		352	108
Commitments and contingent liabilities
Total liabilities		1,239	787
Shareholders’ equity	4
Ordinary shares of NIS 0.01 par value – Authorized: 9,530,157 shares at September 30, 2020 and December 31, 2019; Issued and outstanding: 122,862 shares at September 30, 2020 and December 31, 2019		—*	—*
Convertible preferred A shares and Warrants for Convertible preferred A shares of NIS 0.01 par value – Authorized: 128,548 shares at September 30, 2020 and December 31, 2019; Issued and outstanding: 116,979 and 102,838 shares at September 30, 2020 and December 31, 2019 respectively; (liquidation preference of $8,242 and $7,127 on September 30, 2020 and December 31, 2019, respectively)		5,630	4,943
Convertible preferred B shares of NIS 0.01 par value – Authorized: 113,763 shares at September 30, 2020 and December 31, 2019, Issued and outstanding: 113,763 shares at September 30, 2020 and December 31, 2019 (liquidation preference of $12,502 and $11,800 on September 30, 2020 and December 31, 2019, respectively)		9,791	9,791
Convertible preferred C shares of NIS 0.01 par value – Authorized: 227,532 shares at September 30, 2020 and December 31, 2019; Issued and outstanding: 199,091 and 164,961 shares at September 30, 2020 and December 31, 2019, respectively; (liquidation preference of $18,732 and $14,767 on September 30, 2020 and December 31, 2019, respectively)		17,484	14,484
Additional paid in capital		996	899
Accumulated deficit		(21,744)	(17,744)
Total shareholders’ equity		12,157	12,373
Total liabilities and shareholders’ equity		13,396	13,160
The accompanying notes are an integral part of the condensed interim financial statements.

Chemomab Ltd.
Unaudited Condensed Interim Statements of Operations for the
In USD thousands
	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Operating expenses
Research and Development	3,430	3,543
General and Administrative	600	669
Total operating expenses	4,030	4,212
Financing expenses (income), net	(30)	8
Net loss for the period	4,000	4,220
The accompanying notes are an integral part of the condensed interim financial statements.

Chemomab Ltd.
Unaudited Condensed Interim Statements of Changes in Equity
In USD thousands (except share amounts)
	Ordinary shares		Convertible preferred A Shares and Warrants for convertible preferred A shares		Convertible preferred B shares		Convertible preferred C shares		Additional paid in capital	Accumulated deficit	Total Shareholders’ equity
	Number	USD	Number	USD	Number	USD	Number	USD	USD	USD	USD
For the nine-month period ended September 30, 2020
Balance as of January 1, 2020	122,862	*	102,838	4,943	113,763	9,791	164,961	14,484	899	(17,744)	12,373
Share-based compensation	—	—	—		—	—	—	—	97	—	97
Exercise of warrants for convertible preferred A	—	—	14,141	687	—	—	—	—	—	—	687
Issuance of convertible preferred C shares	—	—	—	—	—	—	34,130	3,000	—	—	3,000
Net loss for the period	—	—	—	—	—	—	—	—	—	(4,000)	(4,000)
Balance as of September 30, 2020	122,862	*	116,979	5,630	113,763	9,791	199,091	17,484	996	(21,744)	12,157
For the nine-month period ended September 30, 2019
Balance as of January 1, 2019	117,648	*	102,838	4,943	113,763	9,791	—	—	671	(10,964)	4,441
Share-based compensation	—	—	—		—	—	—	—	112	—	112
Issuance of convertible preferred C shares, net of issuance cost of $16 thousand	—	—	—	—	—	—	130,831	11,484	—	—	11,484
Net loss for the period	—	—	—	—	—	—	—	—	—	(4,220)	(4,220)
Balance as of September 30, 2019	117,648	*	102,838	4,943	113,763	9,791	130,831	11,484	783	(15,184)	11,817

*
Less than USD 1 thousand

The accompanying notes are an integral part of the condensed interim financial statements.

Chemomab Ltd.
Unaudited Condensed Interim Statements of Cash flows for the
In USD thousands
	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Cash flows from operating activities
Loss for the period	(4,000)	(4,220)
Adjustments for operating activities:
Depreciation	18	15
Change in other receivables and prepaid expenses	(32)	26
Change in trade payables	2	(259)
Change in accrued expenses	131	763
Change in employees and related expenses	97	83
Interest on deposit	—	(1)
Share-based compensation	97	112
	313	739
Net cash used in operating activities	(3,687)	(3,481)
Cash flows from investing activities
Investment in deposits	(22)	—
Purchase of property and equipment	(37)	(2)
Net cash used in investing activities	(59)	(2)
Cash flows from financing activities
Exercise of warrants for convertible preferred A	687	—
Issuance of convertible preferred C shares, net	3,500	—
Net cash provided financing activities	4,187	—
Change in cash, cash equivalents and restricted cash	441	(3,483)
Cash, cash equivalents and restricted cash at beginning of period	12,285	4,833
Cash, cash equivalents and restricted cash at end of period	12,726	1,350
Significant non- cash transaction:
Right-of-use asset recognized with corresponding lease liability	221	217
Receivables in respect of shares issued	—	11,484
The accompanying notes are an integral part of the condensed interim financial statements.

Chemomab Ltd.
Notes to the Financial Statements as at September 30, 2020
Note 1 — General
A.
Chemomab Ltd. (hereinafter — “the Company”) is an Israeli based company that was incorporated on November 30, 2011. The Company’s registered office is located in Kiryat Atidim, Tel Aviv, Israel. Since its inception, the Company has engaged in the research and development of biological drugs for the treatment of inflammatory and fibrotic diseases.

B.
Since January 2020, the COVID-19 outbreak has dramatically expanded into a worldwide pandemic creating macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Israel, have been taking measures designated to limit the continued spread of the Coronavirus, including the closure of workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas.

The Company’s clinical trial sites have been affected by the COVID-19 pandemic, and as a result, commencement of the enrollment of Company’s clinical trials of CM-101 in PSC has been delayed. There might be additional delays in the enrollment for the Company’s CM-101 PSC Phase 2 trial. In addition, after enrollment in these trials, patients might drop out of the Company’s trials because of the COVID-19 possible implications.
Based on management’s assessment, the extent to which the coronavirus will further impact the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company is carefully monitoring the restrictions due to the COVID-19 outbreak and will adjust activities accordingly.
C.
On December 14, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anchiano Therapeutics Ltd., an Israeli limited company (“Anchiano”), and CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Anchiano’s shareholders and Chemomab’s shareholders, Merger Sub will be merged with and into Chemomab (the “Merger”), with Chemomab surviving the Merger as a wholly-owned subsidiary of Anchiano. At the effective time of the Merger (the “Effective Time”): (a) each Chemomab ordinary share outstanding immediately prior to the Effective Time (excluding shares held by Merger Sub or Chemomab) will be converted solely into the right to receive a number of American Depository Shares equal to the exchange ratio described in the Merger Agreement, and each outstanding Chemomab option will be assumed by Anchiano, based on the same exchange ratio. Under the exchange ratio formula in the Merger Agreement, following the closing of the Merger (the “Closing”), the former Chemomab security holders immediately before the Merger are expected to own approximately 90% of the aggregate number of the outstanding securities of Anchiano, and the securityholders of Anchiano immediately before the Merger are expected to own approximately 10% of the aggregate number of the outstanding securities of Anchiano, (on a fully diluted basis) subject to certain assumptions and subject to adjustment pre-closing of the Merger based on Anchiano’s net cash balance at the time of the Closing.

Note 2 — Basis of Presentation and Significant Accounting Policies
A.   Basis of Preparation
The accompanying unaudited condensed interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and do not include all of the information required for full annual financial statements. The unaudited condensed interim statements should be read in conjunction with the Company’s 2019 annual audited financial statements and footnotes for the year ended December 31, 2019.

Chemomab Ltd.
Notes to the Financial Statements as at September 30, 2020
Note 2 — Basis of Presentation and Significant Accounting Policies (continued)
In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month periods ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ended December 31, 2020 or for any other future period.
B.   Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Note 3 — Leases
Office space leases
The Company leases office space and vehicle for use in its operations, which are classified as operating leases.
On September 19, 2017, the Company entered into an office space lease agreement (hereinafter — “main agreement”). The lease term is for 60 months beginning on December 10, 2017 and ending on December 9, 2022. Monthly rent payments including utilities are approximately $50 thousand per year. This lease does not contain renewal options.
On March 20, 2019, the Company signed an additional office space lease agreement in addition to the main agreement. The additional lease term is for 24 months beginning on February 1, 2019 and ending on January 31, 2021. Monthly rent payments including utilities are approximately $37 thousand per year. This lease does not contain renewal options.
On January 1, 2020, the Company signed a second additional office space lease agreement (hereinafter  — “second additional agreement”) in addition to the others agreements. The second additional lease term is for 13 months beginning on January 1, 2020 and ending on January 31, 2021. Monthly rent payments including utilities amounting to approximately $24 thousand per year.
In May 2020, the Company terminated its office space lease agreement and signed new office space lease agreement (hereinafter — “new agreement”).
According to the new agreement, the Company will rent the offices in Atidim Park, Tel-Aviv through May 2023. The Company has an option to extend the agreement by another three years. The yearly rent (including management fees) is approximately $71 thousand. Pursuant to the agreement, bank guarantees of approximately $49 thousand were provided to the property owner.
Note 4 — Share Capital
A.
In January 2020, the company received payment of USD 500 thousand in respect of an outstanding receivable relating to the September 2019 share issuance.

B.
In May 2020, the Company entered a joinder agreement to a share purchase agreement from September 2019 (“2019 SPA”) pursuant to which the Company issued 34,130 series convertible preferred C shares NIS 0.01 par value for a total consideration of USD 3,000 thousand.

Chemomab Ltd.
Notes to the Financial Statements as at September 30, 2020
Note 4 — Share Capital (continued)
C.
During June to September 2020, 14,141 of the Company convertible preferred A warrants were exercised into 14,141 series convertible preferred A shares NIS 0.01 par value for a total consideration of USD 687 thousand.

In December 2020, the remaining 11,569 of the Company convertible preferred A warrants were exercised into 11,569 series convertible preferred A shares NIS 0.01 par value for a total consideration of USD 563 thousand.
D.
Share-based compensation

(1)
The expenses that were recognized in the statement of operations for services received from employees and service providers are as follows:

	Nine months ended September 30, 2020	Nine months ended September 30, 2019
	USD thousands	USD thousands
Research and development	66	41
General and administrative	31	71
Total share-based compensation expenses	97	112

(2)
The number weighted average exercise prices of option are as follows:

	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	September 30, 2020	September 30, 2020	September 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Outstanding at January 1	17.32	31,381	16.39	28,438	16.39	28,438
Exercise	—	—	—	—	17.75	(5,214)
Forfeited	19.11	(42)	—	—	19.11	(125)
Granted	20.80	1,460	20.80	1,421	20.8	8,282
Outstanding at	17.47	32,799	16.60	29,859	17.32	31,381

(3)
Fair value measurement:

The fair value of the options is measured at the grant date using the Black-Scholes Options-pricing model and the assumptions used to calculate the fair value of the options are as follows:
2020 grant
Weighted average share prices (in U.S. dollar)(a)	20.8
Exercise price (in U.S. dollar)	20.8
Expected life of shares options (in years)(b)	5.9 – 6.2
Expected volatility(c)	93%
Risk-free interest rate(d)	0.28% – 0.91%
Dividend yield	0%

(a)
The weighted average share price is based on the Company’s ordinary share valuation as at the grant date.

Chemomab Ltd.
Notes to the Financial Statements as at September 30, 2020
Note 4 — Share Capital (continued)
(b)
Expected life for the periods presented was determined according to the simplified method since, at the date of grant, the Company did not have enough history to make an estimate. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to service conditions and for performance conditions that are probable of achievement. If meeting the performance condition is not probable, the Company will use the awards’ contractual term if the service period is implied, or the simplified method, if the service period is explicitly stated.

(c)
Because the Company’s shares are not traded in the stock exchange market, the volatility is based on the volatility of similar listed companies, as customary in other non-listed companies.

(d)
The risk free interest rate is based on bond rates per the expected life of the options.

Annex A
AGREEMENT AND PLAN OF MERGER
among:
ANCHIANO THERAPEUTICS LTD.,
an Israeli limited company;
CMB ACQUISITION LTD.,
an Israeli limited company; and
CHEMOMAB LTD.,
an Israeli limited company
Dated as of December 14, 2020

A-i

 (continued)

A-ii

 (continued)

A-iii

 (continued)

A-iv

Exhibits:
Exhibit A	Definitions
Exhibit B-1	Form of Company Shareholder Support Agreement
Exhibit B-2	Form of Parent Shareholder Support Agreement
Exhibit C-1	Form of Company Lock-Up Agreement
Exhibit C-2	Form of Parent Lock-Up Agreement
Exhibit D	Form of Accredited Investor Questionnaires
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Post-Closing Officers and Directors
Exhibit G	Form of Shavit Waiver
Exhibit H	Form of Amended and Restated Articles of Association of Parent
Exhibit I	Form of Chemomab Warrant

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with its exhibits and schedules, this “Agreement”) is made and entered into as of December 14, 2020, by and among Anchiano Therapeutics Ltd., an Israeli limited company (“Parent”), CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Parent (“Merger Sub”), and Chemomab Ltd., an Israeli limited company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.   Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and in accordance with the provisions of Sections  314-327 of the Companies Law. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement.
A.   The Parent Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of ordinary shares, with no par value, of Parent (“Parent Ordinary Shares”), listed and traded on Nasdaq, to the shareholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve the Parent Shareholder Matters.
B.   The Merger Sub Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
C.   The Company Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to approve the Company Shareholder Matters or take action via written consent, in lieu of a meeting, to approve the Company Shareholder Matters (either the written resolutions to be adopted by the Company’s shareholders for the approval of the Company Shareholder Matters or minutes approving the Company Shareholder Matters, the “Company Shareholder Consent”).
D.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the shareholders of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as shareholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B-1 pursuant to which such Company Signatories are agreeing to take specified actions in furtherance of the Merger, including actions relating to the approval of the Merger and adoption of this Agreement by the Company’s shareholders (the “Company Shareholder Support Agreements”), (b) the shareholders of the Company listed in Section A-2 of the Company Disclosure Schedule (the “Company Lock-Up Signatories”) (solely in their capacity as shareholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit C-1 (the “Company Lock-Up Agreements”) and (c) accredited investor questionnaires in substantially the form attached hereto as Exhibit D (the “Accredited Investor Questionnaires”) have been delivered to Parent, pursuant to which each of the Company Signatories has certified whether it is an “accredited investor” pursuant to Regulation D under the Securities

Act and/or an investor of one of the types listed in the First Supplement to the Israeli Securities Law, 5728-1968. In addition, Parent is entering into a Registration Rights Agreement with certain shareholders of the Company in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).
E.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, (a) the shareholders of Parent listed in Section A-1 of the Parent Disclosure Schedule (the “Parent Signatories”) (solely in their capacity as shareholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-2 pursuant to which such Parent Signatories are agreeing to take specified actions in furtherance of the Merger, including actions relating to the approval of the Merger and adoption of this Agreement by the Parent’s shareholders (the “Parent Shareholder Support Agreements”), and (b) the shareholders of Parent listed in Section A-2 of the Parent Disclosure Schedule (the “Parent Lock-Up Signatories”) (solely in their capacity as shareholders of Parent) are executing lock-up agreements in substantially the form attached hereto as Exhibit C-2 (the “Parent Lock-Up Agreements”).
F.   Concurrently with the Closing, the Company (together with the Parent) intends to raise at least the Concurrent Investment Amount in connection with the Closing Financing.
G.   Immediately prior to the execution and delivery of this Agreement, Shavit Capital Fund III (US), L.P., Shavit Capital Fund IV (US), L.P., Shavit Capital Fund 3 (Israel), L.P., Shavit Capital Fund 4 (Israel), L.P. (collectively, “Shavit”) and Clal Biotechnology Industries Ltd. and other investors have executed a Waiver, Cashless Exercise Notice and Termination, in substantially the form attached hereto as Exhibit G (the “Shavit Waiver”), in connection with the Securities Purchase Agreement dated as of March 28, 2018 and the warrants issued thereunder.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
1.
DESCRIPTION OF TRANSACTION

1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law, at the Effective Time, Merger Sub (as the target company (Chevrat HaYa’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra HaKoletet) in the Merger), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”) and shall (a) become a private, wholly-owned, direct subsidiary of Parent, (b) continue to be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligation of Merger Sub in accordance with the Companies Law.
1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Law. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as defined below), by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company; (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company; (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the Companies Law.
1.3   Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or, to the extent permitted by Law, waiver by such party entitled to waive such condition of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver by such party entitled to waive such condition of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” As soon as practicable after the determination of the Closing Date in accordance with this Section 1.3, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”), a notice of the proposed date of the Closing, in which notice the parties shall request that the Companies Registrar issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”) on the date that the Parties shall provide further notice to the Companies Registrar that the Closing has occurred, and the Parties shall deliver such further notice to the Companies Registrar on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger being declared effective and that the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on the Closing Date.
1.4   Articles of Association; Directors and Officers. At the Effective Time:
(a)   the articles of association of the Surviving Company shall be amended and restated in their entirety to read identically to the articles of association of Merger Sub (which shall be pre-approved by the Company) as in effect immediately prior to the Effective Time, until thereafter amended as provided by the Companies Law and such articles of association;
(b)   the articles of association of Parent shall be amended and restated in their entirety in order to: (i) change the name of Parent to Chemomab Therapeutics Ltd. or such other name as may be approved by the Company and the Israeli Companies Registrar, (ii) amend the manner in which directors are elected to a classified board format and (iii) make such other changes as are mutually agreeable to Parent and the Company, in each case as reflected in the form of amended and restated articles of association attached hereto as Exhibit H (the “Restated Parent Articles”);
(c)   the directors and officers of Parent, each to hold office in accordance with the amended and restated articles of association of Parent, shall be as designated by the Company prior to Closing after giving effect to the provisions of Section 5.14, or such other persons as shall be mutually agreed upon by Parent and the Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be; and
(d)   the directors and officers of the Surviving Company, each to hold office in accordance with the articles of association of the Surviving Company, shall be the directors and officers of the Company as in office immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
1.5   Conversion of Shares.
(a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company or shareholder of Parent, the following shall occur:
(i)   any shares of Company Share Capital held in the treasury of the Company or held or owned by the Company or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)   subject to Section 1.5(c), each share of Company Share Capital outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be automatically converted solely into the right to receive a number of American Depositary Shares (each, a “Parent ADS”), each representing five (5) Parent Ordinary Shares, equal to the Exchange Ratio (the “Merger Consideration”), plus a warrant to purchase Parent ADSs, in substantially the form attached hereto as Exhibit I (the “Chemomab Warrant”) in accordance with Section 1.8(b).

(b)   If any shares of Company Share Capital outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted share purchase agreement or other similar agreement with the Company, then the Parent ADSs issued in exchange for such shares of Company Share Capital will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such Parent ADSs shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted share purchase agreement or other agreement in accordance with its terms.
(c)   No fractional Parent ADSs shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Share Capital who would otherwise be entitled to receive a fraction of a Parent ADS (after aggregating all fractional Parent ADSs issuable to such holder) shall not receive such fraction, and shall instead receive such amount rounded to the nearest whole number of Parent ADSs.
(d)   All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.6(a).
(e)   Each ordinary share, with no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically and without further action be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, NIS 0.01 par value per share, of the Surviving Company. Each share certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such ordinary shares of the Surviving Company.
(f)   If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Share Capital, Parent Ordinary Shares or Parent ADSs shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Share Capital, Parent ADSs, Company Options with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Share Capital or Parent ADSs, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
1.6   Calculation of Parent Net Cash
(a)   For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Parent and the Company, to be the anticipated date for Closing. At least fifteen (15) calendar days prior to the Anticipated Closing Date, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of the Parent Net Cash (the “Net Cash Calculation”) as of the Anticipated Closing Date, prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer, the principal accounting officer). Section 1.6(a) of the Parent Disclosure Schedule is an illustrative Net Cash Schedule containing an illustrative Net Cash Calculation. Parent shall make available the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by the Company.
(b)   Within five (5) calendar days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail any information available and known to the Company at such time related to the nature of any proposed revisions to the Net Cash Calculation.
(c)   If on or prior to the Response Date, the Company: (i) notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in

Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.
(d)   If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash, at the Anticipated Closing Date for purposes of this Agreement.
(e)   (x) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then the Chief Executive Officer of Parent and the Chief Executive Officer of the Company shall promptly meet and agree on the amount of Parent Net Cash. (y) If the Chief Executive Officer of Parent and the Chief Executive Officer of the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly approach (or either party may approach) one of the “big four” accounting firms (other than KPMG) (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation within seven (7) calendar days; provided that the Accounting Firm shall be authorized and empowered by the parties solely as a neutral expert and not as an arbitrator to resolve accounting issues, and shall not be authorized to resolve any disputes related to the interpretation of this Agreement or any other legal disputes between the parties. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within seven (7) calendar days of approaching the Accounting Firm. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be deemed to have been determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash (and, for the avoidance of doubt, the fees and expenses to be paid by Parent shall reduce Parent Net Cash). If this Section 1.6(e) applies as to the determination of Parent Net Cash, at the Anticipated Closing Date described in Section 1.6(a) upon resolution of the matter in accordance with this Section 1.6(e) (the “Resolution Number”), the Parties shall not be required to determine Parent Net Cash again, even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Parent Net Cash if the Closing Date occurs later than (10) ten Business Days after the Anticipated Closing Date, provided that if the difference between (A) the new reasonable good faith anticipated Parent Net Cash for the Closing Date (which occurs later than (10) ten Business Days after the Anticipated Closing Date) and (ii) the Resolution Number, is smaller than US$150,000 (higher or lower), then the Parent Net Cash shall be the Resolution Number and the Parties shall not be required to determine Parent Net Cash again.
1.7   Closing of the Company’s Transfer Books.
At the Effective Time: (a) all shares of Company Share Capital outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Share Capital that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the share transfer books of the Company shall be closed with respect to all shares of Company Share Capital outstanding immediately prior to the

Effective Time. No further transfer of any such shares of Company Share Capital shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Share Capital outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Exchange Agent or to the Surviving Company, such Company Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.
1.8   Surrender of Certificates.
(a)   Exchange Agent; Exchange Fund.
On the Closing Date, Parent shall deposit (or cause to be deposited) with the 102 Trustee or another entity reasonably acceptable to the Company (any, or any combination, of the foregoing the “Exchange Agent”) for issuance to:
(i)   the holders of Company Shares (excluding Company Shares issued upon exercise of Company 102 Options (“Company 102 Shares”)), and
(ii)   the holders of Company 102 Shares, in respect of which Parent shall cause to be made immediately by the Exchange Agent to the 102 Trustee, certificates or evidence of book-entry shares representing the Parent ADSs issuable pursuant to Section 1.5(a) (the “Exchange Fund”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall issue and allot the Merger Consideration out of the Exchange Fund in accordance with this Agreement. In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional Parent ADSs with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such issuance so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such issuance contemplated by Section 1.5(a)(ii). The Exchange Fund shall not be used for any other purpose.
(b)   Payment Procedures with Respect to Company Shares Other than Company 102 Shares.
At the Effective Time, the Company will deliver to Parent a true, complete and accurate listing of all record holders of Company Share Certificates at the Effective Time, including the number and class of shares of Company Share Capital held by such record holder, and the number of Parent ADSs such holder is entitled to receive pursuant to Section 1.5 (the “Company Allocation Schedule”). Promptly after Parent’s receipt of the Company Allocation Schedule (and in no event later than five (5) Business Days after the date of such receipt), the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Share Capital that were converted into the right to receive the Merger Consideration: (A) a letter of transmittal in such form as the Company and Parent may reasonably agree (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to such Company Shares shall pass, only upon delivery of the Company Share Certificates (or affidavits of loss in lieu thereof as provided below) to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates into the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Section 1.5. Upon delivery to the Exchange Agent of the Letter of Transmittal and a Valid Tax Certificate (and such other documents, if any, as the Exchange Agent may reasonably request consistent with customary practice), duly completed and validly executed in accordance with the instructions thereto, and, if applicable, surrender of Company Share Certificates (or affidavit of loss in lieu thereof as provided below) for cancellation to the Exchange Fund Agent, the holders of such Company Share Certificates shall be entitled to receive in exchange therefor (1) that number of whole Parent ADSs representing the Merger Consideration to which the holder thereof is entitled pursuant to Section 1.5(a), and (2) a Chemomab Warrant, in an amount equal to that shown for such holder on the Allocation Certificate. Until surrendered as contemplated by this Section 1.8(b), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate (or certificates) or book-entry Parent ADSs representing the Merger Consideration. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Parent ADSs, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an applicable affidavit with respect to such Company Share Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Share Certificate as

Parent may reasonably request. In the event of a transfer of ownership of a Company Share Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Share Certificate so surrendered is registered if such Company Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Share Capital formerly represented by such Company Share Certificates. Notwithstanding the above, any Merger Consideration payable in respect of shares of Company Share Capital subject to the 104H Tax Ruling or the Interim 104H Tax Ruling shall be transferred by the Exchange Agent on the Closing Date to a trustee appointed and approved under the 104H Tax Ruling and the Interim 104H Tax Ruling, to the extent required by the 104H Tax Ruling or the Interim 104H Tax Ruling for the benefit of the beneficial owners thereof, and shall be held and released (or otherwise treated) by said trustee to the beneficial holders of such Company Share Capital in accordance with the requirements of the 104H Tax Ruling, the Interim 104H Tax Ruling and the Ordinance.
(c)   No dividends or other distributions declared or made with respect to Parent ADSs with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent ADSs that such holder has the right to receive in the Merger until such holder surrenders such Company Share Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d)   Payment Procedures with Respect to Company 102 Shares.
At the Effective Time, Parent shall cause the Exchange Agent to transfer the aggregate Merger Consideration payable with respect to Company 102 Shares to the 102 Trustee, on behalf of holders of Company 102 Shares, in accordance with Section 102 of the Ordinance and the Option Tax Ruling or the Interim Option Tax Ruling, if obtained (the “102 Amounts”). The 102 Amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the Option Tax Ruling or the Interim Option Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the Ordinance and the Option Tax or the Interim Option Tax Ruling, if obtained.
(e)   Any portion of the Exchange Fund that remains undistributed to holders of Company Share Certificates as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent ADSs and any dividends or distributions with respect to Parent ADSs.
(f)   No party to this Agreement shall be liable to any holder of any Company Share Certificate or to any other Person with respect to any Parent ADSs (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
(g)   All Parent Ordinary Shares, represented by Parent ADSs, issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Ordinary Shares or Parent ADSs with respect to book-entry shares, in each case reading substantially as follows:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS OR THE ISRAELI SECURITIES LAW, 5728-1968. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE OR DISTRIBUTION THEREOF MAY NOT

BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND (2) IN ACCORDANCE WITH THE ISRAELI SECURITIES LAW, 5728-1968.”
1.9   Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Company and otherwise) to take such action.
1.10   Withholding; Tax Rulings.
(a)   Notwithstanding anything to the contrary hereunder, Parent, the Surviving Company, the 102 Trustee and the Exchange Agent (each, a “Payor”) shall be entitled to deduct and withhold from any payment or consideration made pursuant to this Agreement (including the Merger Consideration and the Chemomab Warrants) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the Ordinance, or under any provision of applicable U.S. federal, state, local, Israeli, or other Tax Law, including the Option Tax Ruling, the Interim Options Tax Ruling, and the 104H Tax Ruling and Interim 104H Tax Ruling.
(b)   With respect to withholding of Israeli Tax, in accordance with the Exchange Agent undertaking provided by the Exchange Agent to Parent prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), the Merger Consideration and Chemomab Warrants payable or otherwise deliverable hereunder to any holder of record of Company Shares (but excluding holders of Company 102 Shares), shall be paid or delivered to, and retained by, the Exchange Agent for the benefit of such recipient for a period of 180 days following the Closing Date, or an earlier date required in writing by such recipient or by the ITA (the “Withholding Drop Date”) (during which time no Payor shall withhold any Israeli Tax from such Merger Consideration or Chemomab Warrants pursuant to this Agreement to such holder, except as provided below(, and during which time such recipient provides the Exchange Agent with a Valid Tax Certificate issued by the Israel Tax Authority regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable in respect thereof in accordance with this Agreement, or other treatment with respect to Israeli Tax, at least three (3) Business Days prior to the Withholding Drop Date, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration and Chemomab Warrants payable to such holder of record of Company Shares shall be made only in accordance with the provisions of such Valid Tax Certificate. If any holder of record of Company Shares (A) does not provide the Exchange Agent with a Valid Tax Certificate no later than three (3) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Exchange Agent to release his or her portion of the Merger Consideration and Chemomab Warrants prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from the payment to such holder shall be calculated based on the applicable withholding rate on the actual payment date, which amount shall be delivered to the ITA by the Exchange Agent, and the Exchange Agent shall deliver to such holder the balance of the portion of the Merger Consideration and Chemomab Warrants due to such holder that is not so withheld (if any).
(c)   To the extent that amounts are so withheld pursuant to this Section 1.10, they shall be paid over to the appropriate Governmental Body prior to the last day on which such payment is required to be paid to such Governmental Body, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, to the extent that the Exchange Agent is obliged to withhold Israeli Taxes at the rate prescribed under the Ordinance or a Valid Tax Certificate provided to the Exchange Agent no later than three (3) Business Days prior to the Withholding Drop Date (the “Withheld Amounts”), each Person in respect of which such withholding is required to be made shall provide the Exchange Agent a cash payment equal to the Withheld Amounts within seven (7) Business Days from receipt of a request from the Exchange Agent to make such payment, and in any event prior to the release of the Merger Consideration deliverable to such Person. In the event that such Person fails to provide the Exchange Agent with the Withheld Amounts within such timeframe, the Exchange Agent will be authorized to sell on the open market any number of Parent Ordinary Shares, represented by Parent ADSs, required to cover any amount required to be deducted or withheld under this Section 1.10.
(d)   As soon as reasonably practicable, but in no event more than five (5) Business Days after the date hereof, the Company will cause its Israeli counsel, advisors or accountants to prepare and file with the ITA an application for a 104H Tax Ruling. Furthermore, the Company shall take all necessary action to obtain prior to the Closing an Interim 104H Tax Ruling.
(e)   As soon as reasonably practicable, but in no event more than five (5) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA an application for the Option Tax Ruling. The Company shall include in any request for the Option Tax Ruling a request to exempt any Payor and its respective agents from any withholding obligation in relation to any payments made with respect to any Company 102 Options or Company 102 Shares. If the Option Tax Ruling is not granted prior to the Closing, the Company shall take all necessary action to obtain prior to the Closing an Interim Option Tax Ruling. If prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.
(f)   Without limiting the generality of this Section 1.10, each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities and to cooperate with each other with respect to the preparation and filing of such applications for rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling (including the Interim Option Tax Ruling), the 104H Tax Ruling and the Interim 104H Tax Ruling. In any event, the final text of the Option Tax Ruling (and any Interim Option Tax Ruling), the 104H Tax Ruling and the Interim 104H Tax Ruling shall be subject to the prior written confirmation of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall keep Parent informed, on a prompt basis (and, in any event, within two Business Days) of its receipt of any notice or information in connection with any of the above rulings or approvals.
(g)   With respect to non-Israel resident holders of Company Options, which holders were granted such options in consideration for services performed outside of Israel and that were engaged by the Company, a validly executed declaration, regarding their non-Israeli residence and confirmation that they were granted such options in consideration for services performed outside of Israel for the Company shall have been provided to the Exchange Agent, prior to the payment of the consideration payable at the Closing Date.
(h)   Each party hereto is relying solely on the advice of its own Tax advisors with respect to the Tax consequences of the Merger.
2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
2.1   Due Organization; Subsidiaries.
(a)   The Company is a limited company duly incorporated and validly existing under the Laws of the State of Israel, is not a “breaching company” under the Companies Law, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.
(b)   The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)   The Company has no Subsidiaries and the Company does not own any share capital of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity.
(d)   The Company is not and has never been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company is not and has never been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
2.2   Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in material breach or violation of its Organizational Documents.
2.3   Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the Companies Law, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions in accordance with the requirements of the Companies Law; (iii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote or act via written consent to approve this Agreement and the Contemplated Transactions.
This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Shareholder Support Agreements, the Company Board approved the Company Shareholder Support Agreements and the transactions contemplated thereby.
2.4   Consent Required. The affirmative vote of Company Shareholders detailed in Section 2.4 of the Company Disclosure, or the unanimous written consent in lieu of a meeting of all Company Shareholders (either such approval, the “Required Company Shareholder Approval”), is the only consent of the holders of any class or series of Company Share Capital necessary to adopt and approve this Agreement and approve the Contemplated Transactions.
2.5   Non-Contravention; Consents. Subject to obtaining the Required Company Shareholder Approval, the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, neither: (i) the execution, delivery or performance of this Agreement by the Company, nor (ii) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)   contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b)   contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;
(c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;
(d)   subject to obtaining the approvals in respect of the Contracts set forth in Section 2.5(d) of the Company Disclosure Letter, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).
Except for: (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (ii) the Company IIA Notice and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. No Takeover Statue or regulation is applicable to this Agreement, the Merger or any of the other Contemplated Transactions.
2.6   Capitalization.
(a)   The authorized Company Share Capital as of the date of this Agreement consists of: (i) 9,530,157 Company Ordinary Shares, par value NIS 0.01 per share, of which 122,862 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 128,548 Preferred A shares, par value NIS 0.01 per share (the “Preferred-A Shares”), of which 116,979 have been issued and are outstanding as of the date of this Agreement, (iii) 113,763 Preferred B shares, par value NIS 0.01 per share (the “Preferred-B Shares”), all of which have been issued and are outstanding as of the date of this Agreement and (iv) 227,532 Preferred C shares, par value NIS 0.01 per share (the “Preferred-C Shares”, and together with the Preferred-A Shares and Preferred-B Shares, the “Company Preferred Shares”), of which 199,091 have been issued and are outstanding as of the date of this Agreement. The Company does not hold any of its share capital in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Share Capital and the number and type of shares of Company Share Capital held by such holder.
(b)   All of the outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Investor Agreements and the Company’s Articles of Association, none of the outstanding shares of Company Share Capital is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Share Capital is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any

Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Share Capital. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Share Capital or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Share Capital (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each Company Preferred Share is convertible into one Company Ordinary Share. As of the Closing, all of the Company’s outstanding warrants shall be duly exercised or expired in accordance with their terms.
(c)   Except for the Company’s 2015 Share Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 63,370 Company Ordinary Shares for issuance under the Company Plan, of which 40,644 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 22,726 Company Ordinary Shares remain available for future issuance of awards pursuant to the Company Plan. In addition, options to purchase 5,214 Company Ordinary Shares have previously been exercised under the Company Plan. All Company Options granted under Section 102 of the Ordinance were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the Ordinance. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Company Ordinary Shares subject to such Company Option at the time of grant; (iii) the number of Company Ordinary Shares subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) (A) the Tax route under which such Company Option was granted and is currently intended to qualify (pursuant to Section 102 or Section 3(i) of the Ordinance), and (B) for Company 102 Options, the date of the applicable corporate approval and the date of deposit of the respective award agreement with the 102 Trustee. The Company has made available to Parent an accurate and complete copy of the Company Plan and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)   Except for: (i) the Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule and (ii) in connection with the Closing Financing, there is no: (x) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the share capital or other securities of the Company; (y) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of the Company; or (z) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the share capital or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)   All outstanding Company Ordinary Shares, Company Preferred Shares, Company Options and other securities of the Company have been issued and granted in material compliance with: (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
2.7   Financial Statements.
(a)   Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of: (i) the Company’s audited balance sheets at December 31, 2019 and 2018, together with related audited statements of income, shareholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended, and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of income, shareholders’ equity and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b)   The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.
(c)   Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified: (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
2.8   Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
2.9   Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind and is not subject to any claim, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) or any involvement in any special purpose vehicles (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under any Contract to which it is party; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.
2.10   Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11   Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent: (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (ii) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
2.12   Intellectual Property.
(a)   Section 2.12(a) of the Company Disclosure Schedule identifies: (i) the name of the applicant/registrant, (ii) the jurisdiction and date of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by the Company. To the Knowledge of the Company, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review, post-grant review or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 2.12(a) of the Company Disclosure Schedule is being or has been contested or challenged.
(b)   The Company owns all right, title and interest in and to all material Company IP (other than as disclosed on Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company and confidentiality provisions protecting the Company IP.
(c)   Other than as set forth in Section 2.12(c) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP or the right to receive royalties for the practice of such Company IP.
(d)   Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company: (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided that, Company In-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business; and Company Out-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business).
(e)   To the Knowledge of the Company: (i) the operation of the businesses of the Company as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since January 1, 2018, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)   None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.
(g)   To the Knowledge of the Company, the Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Sensitive Data”) except to the extent that such noncompliance has not and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2018, there have been: (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of the Company or (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company, or a contractor or agent acting on behalf of the Company, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
2.13   Agreements, Contracts and Commitments.
(a)   Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)   each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii)   each Company Contract containing: (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;
(iii)   each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;
(iv)   each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(v)   each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(vi)   each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;
(vii)   each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;
(viii)   each Company Real Estate Lease;
(ix)   each Company Contract with any Governmental Body;
(x)   each Company Out-bound License and Company In-bound License;
(xi)   each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company; or
(xii)   any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company.
(b)   The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.
2.14   Compliance; Permits.
(a)   The Company is in compliance in all material respects with all applicable U.S., Israeli and other Laws, including the Food and Drug Administration (“FDA”) regulations adopted thereunder and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which: (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)   The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.
(c)   There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.
(d)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2018, the Company has not received any written notices, correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.
(e)   The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of its business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or agents.
(f)   The Company is in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company, or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 2.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15   Legal Proceedings; Orders.
(a)   As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2017, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)   There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.
2.16   Tax Matters.
(a)   (i)   Each Tax Return required to be filed with any Governmental Body by the Company has been filed when due (taking into account extensions) in accordance with applicable Law, each of which is true, accurate and complete;
(ii)   the Company has timely paid to the appropriate Governmental Body all Taxes due and payable;
(iii)   the Company has complied with all applicable Law relating to the payment and withholding of any Tax and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Body all amounts required to be so withheld and paid over;
(iv)   the Company has established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Company Financials;
(v)   to the knowledge of the Company, there is no Legal Proceeding against or with respect to the Company in respect of any Tax or any Tax Return and there is no investigation against or with respect to the Company, pending or threatened or otherwise in respect of any Tax or any Tax Return. All deficiencies asserted or assessments made against the Company as a result of any examinations by any Governmental Body have been fully paid;
(vi)   the Company has not consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority and the Company has not waived any statute of limitations;
(vii)   to the knowledge of the Company, no Governmental Authority in a jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return;
(viii)   Except as otherwise provided in Section 2.16(a)(viii) of the Company Disclosure Schedule, no power of attorney granted by or with respect to the Company for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of the Company; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or non-U.S. Law has been entered into or requested by or with respect to the Company;
(ix)   the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies of material all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company with respect to Taxes and all material written correspondence with any Governmental Authority regarding Taxes;
(x)   Except as otherwise provided in Section 2.16(a)(x) of the Company Disclosure Schedule, the Company is neither a controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law) nor a passive foreign investment company (as defined in Section 1297 of the Code). The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law), or passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company;
(xi)   the Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(xii)   the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for (A) any Tax period (or portion thereof), as a result of any deferred foreign income within the meaning of Section 965 of the Code, including, but not limited to, as the result of an election under Section 965(h) of the Code, or (B) any Tax period (or portion thereof) ending after the Closing Date, as a result of any (1) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law); (2) installment sale or other open transaction disposition made on or prior to the Closing Date; (3) prepaid amount, refund or credit received on or prior to the Closing Date; (4) change in accounting method for a taxable period ending on or prior to the Closing Date; (5) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (6) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date;
(xiii)   all material records which the Company is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by the Company have been duly kept and are available for inspection at the premises of the Company;
(xiv)   the Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Body;
(xv)   all of the Company’s property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Tax jurisdiction and no portion of any the Company’s property constitutes omitted property for property Tax purposes;
(xvi)   there are no Liens for Taxes on any of the assets of the Company other than for any Taxes not yet due and payable;
(xvii)   the Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; the Company does not and has never taken a tax position that is subject to reporting under Section 131E of the Ordinance; the Company has never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Ordinance; and the Company does not and has never performed and was not part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law;
(xviii)   the Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law;
(xix)   each of the Company Plans that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All Company 102 Options and Company 102 Shares have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012;
(xx)   the Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;
(xxi)   neither the Company nor any holder of Company securities is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2;
(xxii)   no independent contractor was, or to the Knowledge of the Company will be, entitled to be considered to be an employee of the Company by any applicable Tax authority; and
(xxiii)   the Company did not apply for any tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959.
(b)   The Company does not have (nor has it ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations or employees, (E) agent with binding authority, or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence which has subjected it to any Tax obligation or to a requirement to file any Tax return in any country other than the country where the Company was organized.
(c)   The Company is not, nor at any time has it been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or, if applicable, considered to have a U.S. permanent establishment as defined under any applicable or relevant bilateral income tax treaty or otherwise.
(d)   (i) The Company is not, nor has it ever been, a party to any Tax Sharing Agreement pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date, (ii) the Company has never been a member of a group filing a consolidated, combined or unitary Tax Return, and (iii) the Company has no liability for the payment of any Tax imposed on any Person (other than the Company) as a transferee or successor.
(e)   The Company has never taken a position that could give rise to substantial understatement of income tax within the meaning of Section 6662 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) or has ever been a beneficiary or otherwise participated in any “reportable transaction” as defined in Code Section 6707A(c)(1)) and Treasury Regulation Section 1.6011-4(b)(1).
(f)   With the exception of Israeli VAT, the Company is not, nor is it required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax.
(g)   All of the Company IP that is owned by the Company is located in Israel for Tax purposes.
For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17   Employee and Labor Matters; Benefit Plans.
(a)   Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for change in control, stay or retention, deferred compensation, incentive compensation, pension and severance benefits. “Company Benefit Plan” means each pension, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters or employment agreement on the Company’s standard form as may be amended from time to time and other than individual Company Options or other compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled) and fringe benefit plan, program, agreement (including collective bargaining agreement and extension order), policy or arrangement (whether written or unwritten, but excluding statutory benefits or benefits mentioned in the Company’s standard form of employment agreement) for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability.
(b)   As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, and all material correspondence to or from any Governmental Body with respect to each Company Benefit Plan.
(c)   Each Company Benefit Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws. Each Company Benefit Plan required to be funded is fully funded, and with respect to Company Plans that are not required by applicable Law to be so fully funded, adequate reserves therefor have been established on the Company Financials (except for severance pay that is fully funded, and full Section 14 Arrangements apply to all of the Company’s employees). No material liability or obligation of the Company or any of its Affiliates exists with respect to any Company Benefit Plan that has not been disclosed in Section 2.17(c) of the Company Disclosure Schedule. The Company does not have, and has never had, any employees in the United States.
(d)   To the Knowledge of the Company, there are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan in any case except as would not be reasonably expected to result in material liability to the Company. The Company does not have any Company Benefit Plan that is maintained in the United States.
(e)   Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s): (i) result in any material payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any material amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any material contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.
(f)   Section 2.17(f) of the Company Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities, including regarding bonuses to employees and independent contractors for the last two years, as of the date of this Agreement (in the case of accrued vacation, per employee for those who have more than 44 accrued days). The Company does not have and has not had a policy regarding the payment of bonuses.
(g)   The Company is not a party to, is not bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and to the Knowledge of the Company, there is no labor union, labor organization, or similar Person representing or purporting to represent or seeking to represent any employees of the Company. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity. The Company has paid all required payments, if any, that the Company has been requested to pay to any employers’ association or organization.
(h)   Section 2.17(h) of the Company Disclosure Schedule contains a list of all employees of the Company and its Subsidiaries along with the position, the monthly rate of salary of each such employee, whether such employee is full time or part time, is exempt or non-exempt from the Hours of Work and Rest Law, is on leave and if so, the type of leave and expected date of return, visa status (as applicable), date of hire, any incentive payment paid or payable in calendar year 2020 (and whether such incentive is cash or, if not, what other property is due), short-term or temporary basis, vacation entitlement and accrued vacation or paid time-off balance, car entitlement, sick leave entitlement and accrual (if any), and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements (including whether such employee, to the extent employed in the State of Israel, is subject to a Section 14 arrangement under the Severance Pay Law, 5723-1963 (the “Israeli Severance Pay Law” and “Section 14 Arrangement”), and, to the extent such employee is subject to such a Section 14 Arrangement, an indication of whether such arrangement (or other applicable pension arrangement) has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission), main work location, notice period entitlement, and any other material compensation payable to such employee. Neither the Company nor its Subsidiaries is delinquent in payments to any employees for wages, salaries, commissions or bonuses for services performed as of the date hereof or amounts required by applicable Law to be reimbursed to such employees. The consummation of the Contemplated Transactions will not give rise to any liability of the Company or any of its Subsidiaries for payments related to severance, termination, bonus, accrued vacation or personal time, accrued days of sick pay or any similar payment. No current employee of the Company or any of its Affiliates is or was, during the period of such employment or other service, based in or resident of the United States.
(i)   Section 2.17(i) of the Company Disclosure Schedule contains a list of each individual who currently renders services to Company as an independent contractor or consultant (collectively, the “Company Contractors”) and the Company has made available to Parent true and complete copies of each Company Contractors agreement and the last 3 months invoices. The Company has accurately classified each such Company Contractor or former Company Contractor as an independent contractor under all applicable Laws (including for purposes of Taxes and Tax reporting and under the Company Benefit Plans). Except as set forth in Section 2.17(i) of the Company Disclosure Schedule, each Company Contractor can be terminated on notice of thirty days or less to the Company Contractor. According to the Company Contractors’ agreements with the Company, no Company Contractor is entitled to any rights under the applicable labor laws. All current and former Company Contractors have received all their rights to which they are and were entitled according to any applicable Law or Contract with the Company.
(j)   The Company is not delinquent in payments to any employees for wages, salaries, commissions or bonuses for services performed as of the date hereof or amounts required by applicable Law to be reimbursed to such employees. The employment seniority for each employee for any employment purposes began as of the date of hire and prior to such date no employment relations existed between any employee and the Company for any matter or purpose. The Company has withheld, paid and reported all amounts required by the Ordinance, the National Insurance Law [Consolidated Version], 5755-1995, and the National Health Insurance Law, 5754-1994 regarding its current and former employees and Company Contractors.

(k)   The Company is, and since January 1, 2017 has been, in material compliance with all applicable Laws and agreements (including collective bargaining agreements and extension orders) respecting labor (including consultants), employment, employment practices, and terms and conditions of employment, including proper classification of independent contractors as not being employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).
(l)   There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any material claim, charge, grievance or Legal Proceeding against the Company brought by or on behalf of any current or former applicant, employee, independent contractor, subcontractor, leased employee, volunteer, or temporary employee of the Company, alleging violation of any applicable employment Law, agreement or any other claim arising out of such Person’s employment, application for employment or termination of employment, consulting or other relationship with the Company.
(m)   At all times since January 1, 2017, the Company has not engaged any employees whose employment would require special licenses or permits by the Company.
(n)   The Company’s obligations to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law are fully funded in accordance with Section 14 Arrangements and it is and was implemented properly, from the commencement date of each employee’s employment and on the basis of 8.33% of the employee’s entire salary.
(o)   The Company has not been and is not subject to, and none of its employees or consultants benefits from, any collective agreement, extension order (tzavei harchave) or any general contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally.
(p)   Each employee of the Company is a party to a confidentiality, non-competition and protection of intellectual property agreement with the Company; copies of such agreements have previously been delivered, or made available, to Parent.
(q)   No group of employees has notified the Company of its intent, or, to the Knowledge of the Company, has any plans, to terminate employment with the Company.
(r)   The Company does not have unsatisfied obligations of any nature to any of its former employees or consultants.
2.18   Environmental Matters. The Company is, and since January 1, 2017 has been, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.
2.19   Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
2.20   No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
2.21   Transactions with Affiliates.
(a)   Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Company and, on the other hand, any: (i) executive officer or director of the Company or, to the Knowledge of the Company, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Share Capital or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of sub-limb (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b)   Section 2.21(b) of the Company Disclosure Schedule lists each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Share Capital, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
2.22   Anti-Bribery. Neither of the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, Sections 291 and 291A of the Israeli Penal Law, 5737-1977 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has never been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
2.23   Disclaimer of Other Representations or Warranties. Except as set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(h), except: (i) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but: (x) without giving effect to any amendment thereof filed with, or furnished to the

SEC on or after the date hereof and (y) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
3.1   Due Organization; No Subsidiaries.
(a)   Each of Parent and Merger Sub is a limited company duly incorporated and validly existing under the Laws of the State of Israel, is not a “breaching company” under the Companies Law, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.
(b)   Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
(c)   The Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither the Parent nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any share capital of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of the Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.
(d)   Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2   Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in material breach or violation of its respective Organizational Documents.
3.3   Authority; Binding Nature of Agreement. Each of Parent and each of its Subsidiaries (including Merger Sub) has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Shareholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole shareholder of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent ADSs to the shareholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve this Agreement and the Contemplated Transactions, including the issuance of Parent ADSs to the shareholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole shareholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Shareholder Support Agreements, the Parent Board approved the Parent Shareholder Support Agreements and the transactions contemplated thereby.
3.4   Vote Required. The affirmative vote of a majority of the votes cast by the holders of the outstanding Parent Ordinary Shares is the only vote of the holders of any class or series of Parent’s outstanding share capital necessary to approve the proposals in Section 5.3(a) (the “Required Parent Shareholder Vote”).
3.5   Non-Contravention; Consents. Subject to obtaining the Required Parent Shareholder Vote and the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, neither: (i) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (ii) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)   contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;
(b)   contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or any of its Subsidiaries (including Merger Sub), is subject, except as would not reasonably be expected to be material to Parent or its business;
(c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, except as would not reasonably be expected to be material to Parent or its business;
(d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances).
Except for: (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (ii) the Parent IIA Notice and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and

Merger Sub to consummate the Contemplated Transactions. No takeover statute or regulation is applicable to this Agreement, the Merger or any of the other Contemplated Transactions.
3.6   Capitalization.
(a)   The registered Parent Share Capital is 500,000,000 Parent Ordinary Shares, of which 37,099,352 Parent Ordinary Shares have been issued and are outstanding as of the close of business on the Business Day immediately preceding the date of this Agreement. Parent does not hold any of its share capital in its treasury. Section 3.6(a) of the Parent Disclosure Schedule lists, as of the date of this Agreement: (1) each holder of issued and outstanding Parent Warrants, (2) the number and type of shares subject to each Parent Warrant, (3) the exercise price of each Parent Warrant and (4) the termination date of each Parent Warrant.
(b)   All of the outstanding Parent Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Parent Ordinary Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Parent Ordinary Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Ordinary Shares. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Ordinary Shares or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by the Parent with respect to shares of Parent Share Capital (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c)   Except for the Parent Share Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Parent has reserved 8,762,832 Parent Ordinary Shares for issuance under the Parent Share Plans, of which no shares have been issued and are currently outstanding, 1,670,933 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Share Plans, no shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Share Plans that are outstanding as of the date of this Agreement and 6,197,531 shares remain available for future issuance pursuant to the Parent Share Plans. All Parent Options granted under Section 102 of the Ordinance were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the Ordinance. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Parent Ordinary Shares subject to such Parent Option at the time of grant; (iii) the number of Parent Ordinary Shares subject to such Parent Option as of the date of this Agreement; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Parent Option expires; and (viii) (A) the Tax route under which such Parent Option was granted and is currently intended to qualify (pursuant to Section 102 or Section 3(i) of the Ordinance), and (B) for Parent 102 Options, the date of the applicable corporate approval and the date of deposit of the respective award agreement with the 102 Trustee. The Parent has made available to Company an accurate and complete copy of the Parent Plan and all stock option agreements evidencing outstanding options granted thereunder. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, no vesting of Parent Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)   Except for the Parent Warrants, the Parent Share Plans, including the Parent Options and the Parent RSUs, and as otherwise set forth on Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire shares or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such

Person is entitled to acquire or receive any shares or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.
(e)   All outstanding Parent Ordinary Shares, Parent ADSs, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with: (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
(f)   The Shavit Waiver legally binds all of the investors and warrant holders that invested pursuant to the Securities Purchase Agreement dated as of March 28, 2018 by and between the Parent and the investors listed therein, and is enforceable against such investors and all warrant holders and their Permitted Transferees (as defined in such Securities Purchase Agreement) and the Parent in accordance with its terms. The Shavit Waiver and the transactions contemplated thereby were duly approved by all required corporate approvals of the Parent. As of the Closing, all of the Parent’s outstanding warrants shall be duly exercised in accordance with the Shavit Waiver terms and conditions.
(g)   The Chemomab Warrants legally bind the Parent, and are enforceable against the Parent in accordance with their terms. The Chemomab Warrants and the transactions contemplated thereby were duly approved by all required corporate approvals of the Parent.
3.7   SEC Filings; Financial Statements.
(a)   Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2018 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by: (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Parent, on the other, since January 1, 2018, including all SEC comment letters and responses to such comment letters by or on behalf of Parent other than such documents that can be obtained on the SEC’s website at www.sec.gov. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or Nasdaq with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or internal investigations pending or threatened, including with regard to any accounting practices of Parent.
(b)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(c)   Parent’s auditor has at all times since its retention by Parent been: (i) to the Knowledge of Parent, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder with respect to services provided to Parent.
(d)   Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq. Except as set forth in Section 3.7(d) of the Parent Disclosure Schedule, from January 1, 2018 through the date hereof, Parent has not received any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent ADSs on the Nasdaq Capital Market.
(e)   Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the Parent Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of September 30, 2020, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure): (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(g)   Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
3.8   Absence of Changes. Except as set forth on Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.9   Absence of Undisclosed Liabilities. As of the date hereof, neither the Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, whether or not of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule. For the avoidance of doubt, all such Liabilities (including those excluded under sub-paragraphs (a) through (f) above), shall be fully repaid, satisfied or canceled prior to Closing.
3.10   Title to Assets. Each of the Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11   Real Property; Leasehold. Neither the Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company: (i) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and (ii) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
3.12   Intellectual Property.
(a)   Section 3.12(a) of the Parent Disclosure Schedule identifies: (i) the name of the applicant/registrant, (ii) the jurisdiction and date of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by Parent or its Subsidiaries. To the Knowledge of Parent, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review, post-grant review or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 3.12(a) of the Parent Disclosure Schedule is being or has been contested or challenged.
(b)   Parent or any of its Subsidiaries owns all right, title and interest in and to all material Parent IP (other than as disclosed on Section 3.12(a) of the Parent Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. Each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent and confidentiality provisions protecting the Parent IP.
(c)   Except as set forth on Section 3.12(c) of Parent Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Parent IP or the right to receive royalties for the practice of such Parent IP.
(d)   Parent has made available to the Company accurate and complete copies of (i) all applications and material correspondence submitted or received by the Parent or any of its Subsidiaries to or from the IIA or to or from any other Governmental Body in connection with a Governmental Grant or application therefor, and (ii) all certificates of approval and letters of approval (and supplements or amendments thereto) and certificates of completion issued to the Parent or any of its Subsidiaries by the IIA or any other such Governmental Body in connection with a Governmental Grant or application therefor. In each application or report submitted by or on behalf of the Parent or any of its Subsidiaries, all information required by such application or report has been disclosed accurately and completely, in all material respects, and the Parent has not made any misstatements of fact or disclosures that are not accurate or complete. Section 3.12(d) of the Parent Disclosure Schedule sets forth (x) the rate of royalties and maximum amount of royalties Parent or any of its Subsidiaries is required to pay to the IIA; (y) the aggregate amount of each payment or transfer made on account of each Governmental Grant; and (z) the aggregate outstanding monetary obligations of the Parent or any of its Subsidiaries under each Governmental Grant with respect to royalties or other payments. Except for undertakings set forth in letters of approvals provided under any applicable Israeli law, there are no undertakings on the part of the Parent or any of its Subsidiaries that were given in connection with any Governmental Grant by the Parent or any of its Subsidiaries. Parent and its Subsidiaries are in compliance in all material respects with the terms, conditions, requirements and criteria of all Governmental Grants (including any reporting requirements) and the Laws and guidelines applicable thereto and have duly fulfilled all conditions, undertakings and other material obligations relating thereto and do not have any monetary debts to the IIA or any Governmental Body. There is no outstanding requirement that Parent or any of its Subsidiaries return or refund any benefits provided under any Governmental Grant. No Governmental Grant imposes any restriction on Parent’s or any of its Subsidiaries’ use of any Parent IP or gives the IIA or any Governmental Body any rights in any Parent IP other than pursuant to the express provisions of the certificates of approval of the Governmental Grants set forth on Section 3.12(d) of the Parent Disclosure Schedule or the Innovation Law. Neither the Parent nor any of its Subsidiaries has, prior to the date of this Agreement, transferred any Parent IP that was developed with the support of IIA funding or in consequence thereof outside of Israel. No claim or challenge has been made by any Governmental Body with respect to the entitlement of the Parent or any of its Subsidiaries to any Governmental Grant or the compliance with the terms, conditions, obligations or laws relating to the Governmental Grants.
(e)   Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries: (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License (each a “Parent Out-bound License”) (provided that Parent In-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business; and Parent Out-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business).
(f)   To the Knowledge of Parent, (i) the operation of the business of Parent or any of its Subsidiaries as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Intellectual Property Rights exclusively licensed to Parent or any of its Subsidiaries. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or any of its Subsidiaries alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Parent IP or any Intellectual Property

Rights exclusively licensed to Parent or any of its Subsidiaries. Since January 1, 2017, Parent has not received any written notice or other written communication alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(g)   None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed to Parent is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.
(h)   To the Knowledge of Parent, the Parent, its Subsidiaries, and the operation of Parent’s and its Subsidiaries’ business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data, except to the extent that such noncompliance has not and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2017, there have been: (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent or its Subsidiaries regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of Parent or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
3.13   Agreements, Contracts and Commitments.
(a)   Section 3.13 of the Parent Disclosure Schedule identifies each Parent Contract that is in effect as of the date of this Agreement (other than any Parent Benefit Plan) and:
(i)   is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii)   is an agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iii)   contains (A) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;
(iv)   relates to capital expenditures and requiring payments after the date of this Agreement in excess of $25,000 pursuant to its express terms and not cancelable without penalty;
(v)   relates to the disposition or acquisition of material assets or any ownership interest in any Entity;
(vi)   relates to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent or its Subsidiaries;
(vii)   requires payment by or to Parent or its Subsidiaries after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent or its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent or its Subsidiaries; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any Contract to sell, distribute or commercialize any products or service of Parent or its Subsidiaries, in each case, except for Contracts entered into in the Ordinary Course of Business;
(viii)   is with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent or its Subsidiaries in connection with the Contemplated Transactions;
(ix)   is a Parent Real Estate Lease;
(x)   is a Contract with any Governmental Body;
(xi)   is a Parent Out-bound License or Parent In-bound License;
(xii)   any Parent Investor Agreement;
(xiii)   is a Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries; or
(xiv)   is any other Contract that is not terminable at will (with no penalty or payment) by Parent and (A) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.
(b)   Parent has delivered or made available to the Company accurate and complete copies of all Contracts to which Parent or its Subsidiaries is a party or by which it is bound of the type described in the foregoing clauses (a)-(m) (any such Contract, a “Parent Material Contract”). There are no Parent Material Contracts that are not in written form. Neither the Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or any of its Subsidiaries or its business. As to Parent and any of its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.
3.14   Compliance; Permits.
(a)   Parent and each of its Subsidiaries are in compliance in all material respects with all U.S., Israeli and other applicable Laws, including the FDA regulations adopted thereunder, and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which: (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any of its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)   Parent and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Parent and its Subsidiaries are in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.
(c)   There are no proceedings pending or, to the Knowledge of the Parent, threatened with respect to an alleged material violation by the Parent or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.
(d)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or its respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2017, Parent or its Subsidiaries has not received any written notices, correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries or in which Parent or its current products or product candidates have participated.
(e)   Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither the Parent nor any of its Subsidiaries has not committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Parent, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.
(f)   Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or a Subsidiary is a party or otherwise bound. Neither the Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent or an agent or third party subject to a Business Associate Agreement with Parent or any of its Subsidiaries. Parent is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 3.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
3.15   Legal Proceedings; Orders.
(a)   As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent or any of its Subsidiaries, (B) any Parent Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2017, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.
(c)   There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.
3.16   Tax Matters.
(a)   (i) Each Tax Return required to be filed with any Governmental Body by Parent or any of its Subsidiaries has been filed when due (taking into account extensions) in accordance with applicable Law, each of which is true, accurate and complete;
(ii)   Parent and each of its Subsidiaries has timely paid to the appropriate Governmental Body all Taxes due and payable;
(iii)   Parent and each of its Subsidiaries has complied with all applicable Law relating to the payment and withholding of any Tax and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Body all amounts required to be so withheld and paid over;
(iv)   Parent and each of its Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Parent financial statements;
(v)   to the knowledge of Parent and its Subsidiaries, there is no Legal Proceeding against or with respect to Parent or any of its Subsidiaries in respect of any Tax or any Tax Return and there is no investigation against or with respect to Parent or any of its Subsidiaries, pending or threatened or otherwise in respect of any Tax or any Tax Return. All deficiencies asserted or assessments made against Parent or any of its Subsidiaries as a result of any examinations by any Governmental Body have been fully paid;
(vi)   neither Parent nor any of its Subsidiaries has consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority and neither Parent nor any of its Subsidiaries has waived any statute of limitations;
(vii)   to the knowledge of Parent and its Subsidiaries, no Governmental Authority in a jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return;
(viii)   Except as otherwise provided in Section 3.16(a)(viii) of the Parent Disclosure Schedule, no power of attorney granted by or with respect to Parent or any of its Subsidiaries for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of Parent or any of its Subsidiaries; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or non-U.S. Law has been entered into or requested by or with respect to Parent or any of its Subsidiaries;
(ix)   Parent has provided or made available to the Company prior to the date hereof true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by Parent and each of its Subsidiaries with respect to Taxes and all material written correspondence with any Governmental Authority regarding Taxes;
(x)   Except as otherwise provided in Section 3.16(a)(x) of the Parent Disclosure Schedule, Parent is neither a controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law) nor a passive foreign investment company (as defined in Section 1297 of the Code). Neither Parent nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law), or passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Parent or any of its Subsidiaries;
(xi)   neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(xii)   neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for (A) any Tax period (or portion thereof), as a result of any deferred foreign income within the meaning of Section 965 of the Code, including, but not limited to, as the result of an election under Section 965(h) of the Code, or (B) any Tax period (or portion thereof) ending after the Closing Date, as a result of any (1) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law); (2) installment sale or other open transaction disposition made on or prior to the Closing Date; (3) prepaid amount, refund or credit received on or prior to the Closing Date; (4) change in accounting method for a taxable period ending on or prior to the Closing Date; (5) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (6) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date;
(xiii)   all transactions conducted among Parent and its Subsidiaries, or among the Subsidiaries, comply in all material respects with all applicable transfer pricing requirements, including documentation requirements, imposed by any Governmental Authority and Parent complies, and has always been compliant, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and Section 482 of the Code and the Treasury Regulations thereunder, where applicable;
(xiv)   all material records which Parent and each of its Subsidiaries is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by Parent and each of its Subsidiaries, have been duly kept and are available for inspection at the premises of Parent or the applicable Subsidiary;
(xv)   Parent and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Body;
(xvi)   all of Parent’s and each of its Subsidiaries’ property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Tax jurisdiction and no portion of any Parent’s or any of its Subsidiaries’ property constitutes omitted property for property Tax purposes;
(xvii)   there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than for any Taxes not yet due and payable;
(xviii)   Neither the Parent nor any of its Subsidiaries has ever (A) participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (B) taken a tax position that is subject to reporting under Section 131E of the Ordinance; (C) obtained a legal or tax opinion that is subject to reporting under Section 131D of the Ordinance; or (D) performed or been part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law;
(xix)   Parent is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning VAT. Parent (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No Parent Subsidiary has ever been, and no Parent Subsidiary currently is, required to effect Israeli VAT registration;
(xx)   each of the Parent Share Plans that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All Parent 102 Options and Parent 102 Shares have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012;
(xxi)   409A. The Parent believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Parent makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(xxii)   Parent is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;
(xxiii)   neither Parent nor any holder of Parent securities is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2;
(xxiv)   no independent contractor was, or to the Knowledge of Parent will be, entitled to be considered to be an employee of Parent by any applicable Tax authority; and
(xxv)   Parent has provided to the Company all material documentation relating to, and each of Parent and its Subsidiaries is in material compliance with all terms and conditions of, any “Preferred Enterprise” program for purposes of Israeli Tax Law (a “Tax Incentive Program”). Section 3.16(a)(xxv) of the Parent Disclosure Schedule lists each Tax Incentive Program to which Parent and each Subsidiary is entitled under the Laws of the State of Israel, the period for which Tax benefits under such Tax Incentive Programs apply, and the nature of such Tax Incentive Program. Parent and its Subsidiaries (as applicable) have been in material compliance with all terms of the Tax Incentive Programs, and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive Programs.
(b)   Neither Parent nor any of its Subsidiaries has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations or employees, (E) agent with binding authority, or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence which has subjected it to any Tax obligation or to a requirement to file any Tax return in any country other than the country where Parent or such Subsidiary was organized.

(c)   Neither Parent nor any of its non-U.S. Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or, if applicable, considered to have a U.S. permanent establishment as defined under any applicable or relevant bilateral income tax treaty or otherwise.
(d)   (i) Neither Parent nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among Parent and its Subsidiaries or among the Parent’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date, (ii) neither Parent nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), and (iii) neither Parent nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than Parent or any of its Subsidiaries) as a transferee or successor.
(e)   Neither Parent nor any of its Subsidiaries has ever taken a position that could give rise to substantial understatement of income tax within the meaning of Section 6662 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) or has ever been a beneficiary or otherwise participated in any “reportable transaction” as defined in Code Section 6707A(c)(1)) and Treasury Regulation Section 1.6011-4(b)(1).
(f)   With the exception of Israeli VAT, neither Parent nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax.
(g)   None of Parent’s Subsidiaries holds assets that constitute U.S. property within the meaning of Code Section 956.
(h)   All of the group’s IP is owned by the US Subsidiary of Parent and located outside of Israel, in each case, for Tax purposes. Neither Parent nor any of its Subsidiaries (except for the US Subsidiary) owns any IP.
For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.
3.17   Employee and Labor Matters; Benefit Plans.
(a)   Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, pension and severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each: (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form and other than individual Parent Options, Parent RSUs or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, vacation benefits, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, policy or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or under which Parent has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).
(b)   As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of: (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) all material correspondence to or from any Governmental Body with respect to each Parent Benefit Plan; (vi) all material reports or notices with respect to any Parent Benefit Plan prepared or issued in the three (3) years preceding the date hereof by any Governmental Body, third-party administrators, actuaries, investment managers, consultants or other independent contractors (other than individual account records or participant statements), (vi) any employee manuals or handbooks containing personnel or employee relations policies (vii) the most recent IRS determination, opinion or advisory letter, (viii) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (ix) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (x) all policies and procedures established to comply with the privacy and security rules of HIPAA and (xi) any written reports constituting a valuation of Parent’s share capital for purposes of Sections 409A or 422 of the Code, whether prepared internally by Parent or by an outside, third-party valuation firm.
(c)   Each Parent Benefit Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreement and the applicable provisions of ERISA, the Code and all other Laws. Each Parent Benefit Plan required to be funded is fully funded, and with respect to Parent Benefit Plans that are not required by applicable Law to be so fully funded, adequate reserves therefor have been established on the financial statements contained in or incorporated by reference in the Parent SEC Documents (except for severance pay that is fully funded, and Section 14 Arrangements). No material liability or obligation of the Parent or any of its Affiliates exists with respect to any Parent Benefit Plan that has not been disclosed on Section 3.17(c) of the Parent Disclosure Schedule.
(d)   The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e)   Neither Parent nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f)   To the Knowledge of Parent, there are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any liability for any unpaid contributions with respect to any Parent Benefit Plan.
(g)   Neither Parent or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)   No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither Parent nor any Parent ERISA Affiliates has made a written or oral representation promising the same.
(i)   Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s): (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent, (ii) increase any material amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any material contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.
(j)   Neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.
(k)   Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.
(l)   No current or former employee, officer, director or independent contractor of Parent has any “gross up” agreements with Parent or other assurance of reimbursement by Parent for any Taxes imposed under Code Section 409A or Code Section 4999.
(m)   Except as set forth in Section 3.17(m) of the Parent Disclosure Schedule, Parent does not have any Parent Benefit Plan that is maintained outside of the United States.
(n)   Section 3.17(n) of the Parent Disclosure Schedule sets forth the policy of Parent and its Subsidiaries with respect to bonuses, accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of November 30, 2020.
(o)   Neither the Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and to the Knowledge of Parent, there is no labor union, labor organization, or similar Person representing or purporting to represent or seeking to represent any employees of Parent or any of its Subsidiaries. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity. Neither the Parent nor any of its Subsidiaries is or has ever been a member of any employers’ association or organization. Neither the Parent nor any of its Subsidiaries has paid, required to pay and has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization.
(p)   Section 3.17(p) of the Parent Disclosure Schedule contains a list of all employees of Parent and its Subsidiaries along with the position, the monthly salary of each such employee, whether such employee is full time or part time, is exempt or non-exempt from the Hours of Work and Rest Law, is on leave and if so, the type of leave and expected date of return, visa status (as applicable), date of hire, any incentive payment paid or payable in calendar year 2020 (and whether such incentive is cash or, if not, what other property is due), short-term or temporary basis, vacation entitlement and accrued vacation or paid time-off balance, car entitlement, sick leave entitlement and accrual (if any), and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements (including whether such employee, to the extent employed in the State of Israel, is subject to a Section 14 Arrangement under the Israeli Severance Pay Law, and, to the extent such employee is subject to such a Section 14 Arrangement, an indication of whether such arrangement (or other applicable pension arrangement) has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission), main work location, notice period entitlement, and any other material compensation payable to such employee. Neither Parent nor its Subsidiaries is delinquent in payments to any current or former employees for wages, salaries, commissions or bonuses for services performed as of the date hereof or amounts required by applicable Law to be reimbursed to such employees. The consummation of the Contemplated Transactions will not give rise to any liability of Parent or any of its Subsidiaries for payments related to severance, termination, bonus, accrued vacation or personal time, accrued days of sick pay or any similar payment. No current or former employee of the Parent and its Subsidiaries is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 3.17(p) of the Parent Disclosure Schedule. Neither the Parent nor any of its Subsidiaries has made any promises or commitments to any of their employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 3.17(p) of the Parent Disclosure Schedule. Except as set forth in Section 3.17(p) of the Parent Disclosure Schedule, there are no other employees employed by the Parent or its Subsidiaries.
(q)   Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in material compliance with all applicable Laws and agreements (including collective bargaining agreements and extension orders) respecting labor (including consultants), employment, employment practices, and terms and conditions of employment. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).
(r)   Section 3.17(r) of the Parent Disclosure Schedule contains a list of each individual who currently renders services to Parent or any of its Subsidiaries as an independent contractor or consultant (collectively, the “Parent Contractors”), and includes each Parent Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable. Parent or any of its Subsidiaries has accurately classified each such Parent Contractor or former Parent Contractor as an independent contractor under all applicable Laws (including for purposes of Taxes and Tax reporting and under Parent Benefit Plans). Except as set forth in Section 3.17(r) of the Parent Disclosure Schedule, each Parent Contractor can be terminated on notice of thirty days or less to the Parent Contractor. According to the Parent Contractors’ agreements with Parent or its Subsidiaries, no Parent Contractor is entitled to any rights under the applicable labor laws. All current and former Parent Contractors have received all their rights to which they are and were entitled according to any applicable Law or Contract with Parent or its Subsidiaries. For each individual classified as an employee, Parent or any of its Subsidiaries has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Parent or any of its Subsidiaries do not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(s)   There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any material claim, charge, grievance or Legal Proceeding against Parent or any of its Subsidiaries brought by or on behalf of any current or former applicant, employee, independent contractor, subcontractor, leased employee, volunteer, or temporary employee of Parent or its Subsidiaries, alleging violation of any applicable employment Law, agreement or any other claim arising out of such Person’s employment, application for employment or termination of employment, consulting or other relationship with Parent or any of its Subsidiaries.
(t)   Parent and its Subsidiaries have withheld, paid and reported all amounts required by the Ordinance, the National Insurance Law [Consolidated Version], 5755-1995, the National Health Insurance Law, 5754-1994 or any other Law or by contract to be withheld, paid and reported with respect to compensation, wages, salaries, payments to the National Insurance Institute, employees’ pension or managers insurance funds, disability insurance, continuing education fund or other similar funds and other payments to employees, former employees of the Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is required to make payments for overtime hours above the global overtime compensation paid by it.
(u)   At all times since January 1, 2017, neither Parent nor its Subsidiaries have engaged any employees whose employment would require special licenses or permits by Parent or its Subsidiaries and there are no unwritten Parent policies or customs which, by extension, could entitle Israeli employees to any benefits in addition to what they are entitled by applicable Law, agreement or any written policy. Parent and its Subsidiaries have not engaged, and do not currently engage, any contractors or contractors’ employees who, according to Israeli law, would reasonably be expected to be entitled to the rights of an employee vis-à-vis Parent or its Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits.
(v)   Parent’s and (if applicable) its Subsidiaries’ obligations to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law are fully funded in accordance with Section 14 Arrangements and it is and was implemented properly, from the commencement date of each employee’s employment and on the basis of the employee’s entire salary in accordance with the terms of the general permit issued by the Israeli Minister of Labor, regarding all current employees of Parent or its Subsidiaries who reside in Israel.
(w)   Parent and its Subsidiaries have not been and are not subject to, and no employee or consultant of them benefits from, any collective agreement, extension order (tzavei harchave) or any general contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally. Parent and its Subsidiaries have paid all required payments, if any, that Parent and its Subsidiaries have been requested in writing to pay to any employers’ association or organization.
(x)   Each employee of the Company and its Subsidiaries is a party to a confidentiality, non-competition and protection of intellectual property agreement with the Company; copies of such agreements have previously been delivered, or made available, to Parent.
(y)   No employee or group of employees has notified the Company of its intent, or, to the Knowledge of the Company, has any plans, to terminate employment with the Company or any of its Subsidiaries.
(z)   Neither the Parent nor any of its Subsidiaries has unsatisfied obligations of any nature to any of their former employees or consultants, and the termination of any such employees or consultants was in compliance with all material applicable Laws and Contracts.
3.18   Environmental Matters
. Parent and each of its Subsidiaries is and since January 1, 2017 has complied with all applicable Environmental Laws, which compliance includes the possession by Parent and each of its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent, each of its Subsidiaries or their business. Neither the Parent nor any of its Subsidiaries received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent and its Subsidiaries taken as a whole pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.
3.19   Transactions with Affiliates.
(a)   Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.
(b)   Section 3.19(b) of the Parent Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Parent or any of its Subsidiaries and, on the other hand, any: (i) executive officer or director of the Parent or, to the Knowledge of the Parent, any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Parent Share Capital or (iii) to the Knowledge of the Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Parent or its Subsidiaries) in the case of each of sub-limb (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(c)   Section 3.19(c) of the Parent Disclosure Schedule lists each investment agreement, shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Parent and any holders of Parent Share Capital, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, warrants, investment agreements, information rights letters, director designation rights or similar rights (collectively, the “Parent Investor Agreements”).
3.20   Insurance
. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries. Each of such insurance policies is in full force and effect and Parent or any of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, Parent or any of its Subsidiaries has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent or any of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent for which Parent or any of its Subsidiaries has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.
3.21   No Financial Advisors
. Except as set forth on Section 3.21 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.22   Anti-Bribery
. Neither Parent nor any of its Subsidiaries nor any of their directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither the Parent nor any of its Subsidiaries is or has ever been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
3.23   Valid Issuance
. The Parent ADSs, including the Parent Ordinary Shares represented thereby, to be issued in the Merger (and under the Chemomab Warrants) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
3.24   Opinion of Financial Advisor
. The Parent Board has received an opinion of Oppenheimer & Co. Inc. to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.
3.25   Shell Company Status
. Parent is not an issuer identified in Rule 144(i)(1) promulgated under the Securities Act or a shell company as defined in Rule 12b-2 promulgated under the Exchange Act.
3.26   Disclaimer of Other Representations or Warranties
. Except as set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
4.
CERTAIN COVENANTS OF THE PARTIES

4.1   Operation of Parent’s Business.
(a)   Except as set forth in Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): (i) Parent and its Subsidiaries shall conduct their business and operations in the Ordinary Course of Business subject to and without derogating from any of the Parent’s covenants set forth in Section 4.1(b), provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, Parent may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary: (x) to protect the health and safety of Parent’s or any of its Subsidiaries’ employees and other individuals having business dealings with Parent or any of its Subsidiaries; or (y) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, provided further that following any such suspension, to the extent that Parent or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business consistent with past practice, to resume conducting its business in the Ordinary Course of Business consistent with past practice in all material respects as soon as reasonably practicable; (ii) Parent and its Subsidiaries shall conduct their business and operations in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts; (iii) promptly after the signing of this agreement, Parent shall file the Termination Application (as defined below) with the IIA and take all necessary actions in order to comply with and carry out Parent’s covenants and undertakings under Section 5.9 below; and (iv) Parent and its Subsidiaries shall cause the removal of all Encumbrances on their assets, other than Permitted Encumbrances.
(b)   Except: (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) for entering into and consummating customary agreements with respect to the Closing Financing with investors agreed by the Company after receiving the consent of the Company to such agreements, (iv) as required by applicable Law, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its shares or make any other actual, constructive or deemed distribution in respect of the Parent Share Capital, except for cash dividends made by any direct or indirect Subsidiary of the Parent to the Parent or one of its Subsidiaries, or directly or indirectly acquire, repurchase, redeem or otherwise reacquire any of its shares or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Share Plans and in accordance with their current terms);
(ii)   sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any shares or other security of Parent (except for Parent Ordinary Shares or Parent ADSs issued upon the valid exercise of outstanding Parent Options, Parent RSUs or Parent Warrants); (B) any option, warrant or right to acquire any shares or any other security; or (C) any instrument convertible into or exchangeable for any shares or other security of Parent;
(iii)   except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, Parent ADS ratio change or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and as permitted by this Agreement;
(iv)   propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent or any of its Subsidiaries, or elect or appoint any new directors or executive officers of the Parent, except for the transactions contemplated by this Agreement and actions and resolutions adopted in the course of its implementation;
(v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture, strategic alliance or partnership with any other Entity;
(vi)   acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or (2) any assets that are material, individually or in the aggregate, to the Parent and the Parent’s Subsidiaries, taken as a whole; or (3) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Parent or its Subsidiaries, which are material to the Parent and its Subsidiaries, taken as a whole;
(vii)   (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure in excess of the budgeted capital expenditure amounts set forth in Parent operating budget set forth in Section 4.1(A)(VII) of the Parent Disclosure Schedule (the “Parent Budget”); other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (i) adopt, terminate, establish or enter into any Parent Benefit Plan; (ii) cause or permit any Parent Benefit Plan to be amended in any material respect; (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to any of its directors, officers or employees; (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (v) hire, terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $25,000 per year;

(viii)   recognize any labor union, labor organization, or similar Person;
(ix)   enter into any material transaction;
(x)   acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;
(xi)   sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP;
(xii)   make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (subject to good faith disputes with respect to such Taxes), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xiii)   enter into, materially amend or terminate any Parent Material Contract;
(xiv)   (A) except as otherwise set forth in the Parent Budget, make any expenditures, incur any Liabilities, settle, discharge or satisfy any claims, litigation or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Liabilities, in each case, in amounts that exceed the aggregate amount of the Parent Budget by $200,000, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $200,000, or (C) give any material discount, accommodation or other concession (other than in the ordinary course of business consistent with past practice) in order to accelerate or induce the collection of any receivable;
(xv)   enter into, engage in or amend any transaction or Contract with any interested parties (Ba’alay Inyan);
(xvi)   other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xvii)   cancel or fail to in good faith seek to renew any material insurance policies;
(xviii)   apply for or accept (x) any Government Grant from the IIA or any other Israeli Governmental Authority, or (y) any material Government Grants from any other Governmental Authority;
(xix)   initiate, settle, compromise, or agree to or settle any claims or Legal Proceeding; or
(xx)   agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.2   Operation of the Company’s Business.
(a)   Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall conduct its business and operations: (i) in the Ordinary Course of Business subject to and without derogating from any of the Company’s covenants set forth in Section 4.2(b), provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary: (x) to protect the health and safety of

Company’s employees and other individuals having business dealings with Company; or (y) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, provided further that following any such suspension, to the extent that Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business consistent with past practice, to resume conducting its business in the Ordinary Course of Business consistent with past practice in all material respects as soon as reasonably practicable; and (ii) in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.
(b)   Except: (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) for entering into and consummating customary agreements with respect to the Closing Financing after receiving comments from Parent to such agreements (as set forth in Section 5.22 below), (iv) as required by applicable Law or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or make any other actual, constructive or deemed distribution in respect of the Company Share Capital, or directly or indirectly acquire, or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan in accordance with their current terms);
(ii)   sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any share capital or other security of the Company (except for outstanding Company Ordinary Shares issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any share capital or any other security, other than option grants to employees and service providers; or (C) any instrument convertible into or exchangeable for any share capital or other security of the Company;
(iii)   except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)   propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or elect or appoint any new directors or executive officers of the Company, except for the transactions contemplated by this Agreement and actions and resolutions adopted in the course of its implementation;
(v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture, strategic alliance or partnership with any other Entity;
(vi)   acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or (2) any assets that are material, individually or in the aggregate, to the Company; or (3) other than in the Ordinary Course of Business, sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Company, which are material to the Company, except for purchases of inventory, services or supplies in the Ordinary Course of Business;
(vii)   (A) lend money to any Person (except for the advance of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;
(viii)   recognize any labor union, labor organization, or similar Person;
(ix)   enter into any material transaction other than in the Ordinary Course of Business;

(x)   acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(xi)   sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xii)   make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (subject to good faith disputes with respect to such Taxes), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xiii)   enter into, materially amend or terminate any Company Material Contract, except if such execution, amendment or termination is in the Ordinary Course of Business;
(xiv)   (A) except in the Ordinary Course of Business, make any expenditures, incur any Liabilities, settle or discharge or satisfy any claims, litigation, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Liabilities, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $250,000, or (C) give any material discount, accommodation or other concession (other than in the Ordinary Course of Business consistent with past practice) in order to accelerate or induce the collection of any receivable;
(xv)   enter into, engage in or amend any transaction or Contract with any interested parties (Ba’alay Inyan), except as required for the consummation of the Closing ;
(xvi)   other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xvii)   cancel or fail to in good faith seek to renew any material insurance policies;
(xviii)   apply for or accept (x) any Government Grant from the IIA or any other Israeli Governmental Authority, or (y) any material Government Grants from any other Governmental Authority;
(xix)   initiate or settle, compromise, or agree to settle any Legal Proceeding; or
(xx)   agree, resolve or commit to do any of the foregoing.
(c)   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.3   Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon not less than three (3) Business Days’ notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property (taking into account any restricted access to such property due to the coronavirus (COVID-19) pandemic) and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its

Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to hold discussions, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Each Party shall provide the other Party with unaudited cash balances promptly after such cash balances are available to such Party, and with a statement of accounts payable of such Party as of the end of each calendar month, promptly after such Party prepares such a statement, all to the extent prepared by and available to such Party.
Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.
4.4   Parent Non-Solicitation.
(a)   Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, and it shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.
(b)   If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.
(c)   Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent provided to such Person.
4.5   Company Non-Solicitation.
(a)   The Company agrees that, during the Pre-Closing Period, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.5(a); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement. Notwithstanding the above, it is acknowledged and agreed that the Company has and shall continue to have communications and discussions with various companies relating to its business (including with pharmaceutical companies) and provide information to such companies or enter into confidentiality agreements with such companies, provided, however, that the Company (and its Representatives) shall not engage in any discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Transaction.
(b)   If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.
(c)   The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.
4.6   Notification of Certain Matters.
(a)   During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any director or officer of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of sub-limbs (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 6 and 7, as applicable.
(b)   During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of sub-limbs (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.
5.
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1   Proxy Statement.
(a)   As promptly as practicable after the execution of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Proxy Statement. Parent covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to shareholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendments or supplements thereto is filed with the SEC or is first mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to Parent for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of their Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent covenants and agrees that the Proxy Statement will also comply in all respects with the requirements of Israeli law. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s shareholders in accordance with the applicable rules and regulations promulgated by the SEC. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s shareholders.
(b)   The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement.
5.2   Company Shareholders Meeting.
(a)   Promptly after the execution of this Agreement, and in any event within fifteen (15) Business Days, the Company shall prepare, with the cooperation of Parent, and cause to be distributed to its shareholders (1) a notice of an extraordinary general meeting of shareholders (the “Company EGM Notice”) in order to obtain the Required Company Shareholder Approval, and (2) the Company Shareholder Consent, in each case for purposes of adopting and approving this Agreement and the Contemplated Transactions (collectively, the “Company Shareholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its shareholders to approve this Agreement and the Contemplated Transactions. All materials (including any amendments thereto) submitted to the shareholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent’s advance review and reasonable approval.
(b)   The Company covenants and agrees that the Company EGM Notice, including any pro forma financial statements included therein, and the Company Shareholder Consent will comply in all respects with the requirements of Israeli law.
(c)   The Company agrees that: (i) the Company Board shall recommend that the Company’s shareholders vote to approve the Company Shareholder Matters and shall use reasonable best efforts to solicit such approval from each of the Company Signatories within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).
(d)   The Company’s obligation to solicit the Required Company Shareholder Approval in accordance with Section 5.2(a) and Section 5.2(c) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any other Acquisition Proposal.
5.3   Parent Shareholders’ Meeting; Merger Sub Approval.
(a)   Promptly after the Proxy Statement has been finalized in accordance with Section 5.1, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs) for the purpose of seeking approval of (i) the change of control of Parent resulting from the Merger pursuant to the Nasdaq rules, (ii) the issuance of the Parent Ordinary Shares represented by Parent ADSs in an unregistered offering pursuant to the Nasdaq rules, (iii) the adoption of the Restated Parent Articles, effective upon the Merger, and (iv) the adoption of the form of Indemnification Agreement to be entered into by each member of Parent’s Board of Directors and officers from time to time (post-Closing) (the matters contemplated by this Section 5.3(a) are referred to as the “Parent Shareholder Matters,” and such meeting, the “Parent Shareholders’ Meeting”).
(b)   The Parent Shareholders’ Meeting shall be held as promptly as practicable after the Proxy Statement has been finalized in accordance with Section 5.1. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Shareholders’ Meeting, or a date preceding the date on which the Parent Shareholders’ Meeting is scheduled, Parent reasonably believes that: (i) it will not receive proxies sufficient to obtain the Required Parent Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs) represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders’ Meeting as long as the date of the Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments.
(c)   Parent agrees that: (i) the Parent Board shall recommend that Parent’s shareholders vote to approve the Parent Shareholder Matters, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s shareholders vote to approve the Parent Shareholder Matters (the recommendation of the Parent Board with respect to the Parent Shareholder Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) without the Company’s prior written consent (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).
(d)   Without derogating from the above, nothing contained in this Agreement shall prohibit Parent or the Parent Board from: (i) complying with Rule 14d-9 promulgated under the Exchange Act, or (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act.
(e)   Promptly after the execution of this Agreement, and in any event within 2 Business Days, Parent, as the sole shareholder of Merger Sub, shall deliver to the Company a unanimous written consent in lieu of a meeting that adopted and approved this Agreement and the Contemplated Transactions.
(f)   Parent as the sole shareholder of Merger Sub shall not take any action to rescind the unanimous written consent in lieu of a meeting that adopted and approved this Agreement and the Contemplated Transactions.
5.4   Regulatory Approvals.
(a)   Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the execution of this Agreement, all applications, notices, reports, filings and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.
(b)   No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Body, or the expiration or termination of any waiting period under any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Contemplated Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
5.5   Merger Proposal; Certificate of Merger
(a)   Subject to the Companies Law, the Company and Merger Sub shall (and Parent shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.5(a); provided, however, that any such actions or the timeframes for taking such actions shall be subject to any amendment in the corresponding applicable provisions of the Companies Law (and, in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.5(a) accordingly):
(i)   as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Parent and the Company (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law;
(ii)   within three days after the calling of the Company Shareholders’ Meeting in accordance with the terms of this Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the Companies Law;

(iii)   following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of the Company and Merger Sub:
(1)   publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, (x) in two daily Hebrew newspapers that are widely distributed in Israel on the Merger Proposal Submission Date;
(2)   within three days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any;
(3)   within four (4) business days after the Merger Proposal Submission Date, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that the Company or Merger Sub, as applicable, is aware of, which shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were identified in the notice referred to in clause (iii)(A) of this Section 5.5(a);
(iv)   promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clause (iii), but in any event no more than three business days following the date on which the notice referred to in clause (iii)(B) above was sent to their respective secured creditors, if any, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to such respective creditors, if any, under Section 318 of the Companies Law;
(v)   not later than three days after (a) the date on which the Required Company Shareholder Approval is received, the Company shall inform the Companies Registrar of such approval, and (b) the date on which the sole shareholder of Merger Sub approves the Merger, Merger Sub shall inform the Companies Registrar of such approval, in each case in accordance with Section 317(b) of Companies Law; and
(vi)   in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub shall (and Parent shall cause Merger Sub to), as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Section 1.3, in coordination with each other, deliver to the Companies Registrar the notice of the contemplated Merger and the proposed date of the Closing and the subsequent notice of the occurrence of the Closing, including final affidavits signed by an authorized officer of Company and Merger Sub, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Merger. For the avoidance of doubt, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date.
(b)   Solely for purposes of Section 5.5(a), “business day” shall have the meaning set forth in the Merger Regulations, 5760-2000 promulgated under the Companies Law.
(c)   Promptly following the date hereof, the sole shareholder of Merger Sub shall approve the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing). No later than three days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of such approval in accordance with Section 5.5(a)(v).

5.6   Company Options.
(a)   At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent ADSs, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are appropriate to reflect the substitution of the Company Options by Parent to purchase Parent ADSs), all in accordance with the provisions of the Options Tax Ruing or the Interim Options Tax Ruling, if obtained. All rights with respect to Company Ordinary Shares under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent ADSs. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for Parent ADSs; (ii) the number of Parent ADSs subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number to the nearest whole number of Parent ADSs; (iii) the per share exercise price for the Parent ADSs issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) Parent may amend the terms of the Company Options and the Company Plan to reflect Parent’s substitution of the Company Options with options to purchase Parent ADSs (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events that relate to Parent and/or Parent ADSs); and (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.
(b)   Parent shall file with the SEC, at such time as shall be determined following the Closing by the Parent’s Board of Directors, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the Parent ADSs issuable with respect to Company Options assumed by Parent in accordance with Section 5.6(a).
(c)   Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 5.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.6.
5.7   Employee Benefits
(a)   For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Company providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who is not an employee of any of the Parent or any of its Subsidiaries who is transferred to be employed by Parent or any of its respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with the Company and its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.
(b)   The provisions of this Section 5.7 are for the sole benefit of Parent and the Company and no provision of this Agreement shall: (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of Parent to terminate the employment of any Continuing Employee.
5.8   Indemnification of Officers and Directors.
(a)   From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. To the extent permitted by the Companies Law, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the Companies Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)   The provisions of the articles of association of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the articles of association of Parent shall not be amended, modified or repealed for a period of seven years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The articles of association of the Surviving Company shall contain, and Parent shall cause the articles of association of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of association of Company.
(c)   From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)   From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent and in coverage amounts as approved by the Company. In addition, Parent shall purchase, prior to the Effective Time, a seven-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least seven years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time. During the term of the “tail” policy, Parent shall not take any action following the Effective Time to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of its former and current officers and directors.
(e)   From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their successful enforcement of the rights provided to such persons in this Section 5.8.
(f)   All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(g)   In the event Parent or the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.8. The obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.8 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.
5.9   Israel Innovation Authority. The Parent confirms that all the programs (including all technologies/knowhow) which were funded by the Israel Innovation Authority as detailed in Section 5.9 of the Parent Disclosure Schedule (the “IIA Programs”) are no longer developed by the Parent. The Parent undertakes to file with the IIA promptly after the signing of this agreement (and not later than five (5) Business Days) an application to close the IIA Programs (the “Termination Application”) and provide the other parties hereto with a copy of the IIA Application. The Parent shall use commercially reasonable efforts to obtain prior to Closing the approval by the IIA of the Termination Application without any liabilities or further payment obligations by the Parent or any of its Subsidiaries. Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Company to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.8 of the Company Disclosure Schedule) to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.10   Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(d) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.
5.11   Listing. Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the Parent ADSs to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) to file an initial listing application for the Parent ADSs on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved prior to the Effective Time subject to official notice of issuance. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.
5.12   Tax Matters. The Parties will cooperate in preparing and filing all Tax Returns of the Company that are required to be filed for any taxable periods ending on or before the Closing Date. All such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.
5.13   Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs) to be received in the Merger by equity holders of the Company, including those equity holders who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs).
5.14   Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of one (1) member designated by Parent, and such members designated by the Company at least 10 Business Days prior to Closing in such number as shall be determined by the Company (including designation of the relevant class of directors for each director), each of whom shall qualify with the applicable Nasdaq and SEC requirements for directors and shall have been appointed for a term of office within the relevant class of directors set forth in the Restated Parent Articles, (b) the Persons listed in Exhibit F under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed by the Company is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Person listed in Exhibit F under the heading “Board Designees — Parent” shall be Parent’s designee pursuant to clause (a) of this Section 5.14 (which Person may be changed by Parent at any time prior to the Closing by written notice to the Company to include a different board designee who is reasonably acceptable to the Company) (the “Parent Designee”). The Persons to be designated by the Company pursuant to clause (a) of this Section 5.14 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who shall qualify with the applicable Nasdaq and SEC requirements for directors) (the “Company Designees”). The classes of directors in which the various designees for the Parent Board shall serve under the Restated Parent Articles shall be determined by the Company. Concurrently with the execution of this Agreement, Parent is delivering to the Company (i) resolutions of the Board of Directors of Parent appointing the Company Designees to the Parent Board, effective upon and subject to the Closing, and (ii) resignations signed by each of the current members of the Parent Board other than the Parent Designee, effective upon and subject to the Closing, in each case in a form reasonably satisfactory to the Company. Non-appointment of the Company Designees to the Parent Board as set forth above shall constitute a material breach of this Agreement by Parent.
5.15   Termination of Certain Agreements and Rights. The Company shall cause any Investor Agreements (excluding the Company Shareholder Support Agreements) to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Company. Except as set forth in Section 5.15 of the Parent Disclosure Schedule, Parent shall cause any Parent Investor Agreements (excluding the Parent Shareholder Support Agreements) to be terminated immediately prior to the Effective Time, without any Liability being imposed on the part of Parent or the Surviving Company.
5.16   Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent ADSs, restricted stock awards to acquire Parent ADSs and any options to purchase Parent ADSs in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least 30 calendar days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Share Capital owned by such individual and expected to be exchanged for Parent ADSs pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Share Capital owned by such individual and expected to be converted into Parent ADSs, restricted stock awards to acquire Parent ADSs or derivative securities with respect to Parent ADSs in connection with the Merger.
5.17   Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.
5.18   Allocation Certificates.
(a)   The Company will prepare and deliver to Parent at least ten Business Days prior to the Closing Date a certificate signed by the chief financial officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time and after giving effect to the closing of the Closing Financing): (i) each holder of Company Share Capital and Company Options, (ii) such holder’s name and address; (iii) the number and type of Company Share Capital held and/or underlying the Company Options as of the immediately prior to the Effective Time for each such holder; (iv) with respect to each share of Company Share Capital or Company Option which is a covered security within the meaning of Section 6045 of the Code the cost basis and acquisition date of such security; (v) the number of Parent ADSs to be issued to such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Share Capital or Company Options held by such holder as of immediately prior to the Effective Time; and (vi) the pro rata share of each holder of Company Share Capital outstanding as of the Closing Date in the aggregate amount of the Chemomab Warrant (the “Allocation Certificate”).
(b)   Parent will prepare and deliver to the Company at least ten Business Days prior to the Closing Date a certificate signed by the chief financial officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time: (i) each record holder of

Parent ADSs, Parent Options or Parent Warrants, (ii) such record holder’s name and address, (iii) the number of Parent ADSs held and/or underlying the Parent Options or Parent Warrants as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
5.19   Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement: (i) the Company will furnish to Parent audited financial statements for the fiscal years ended 2018 and 2019 (or for such shorter period of time for which the Company has been in existence) for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) the Company will furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.
5.20   Shareholder Litigation. Prior to the Closing, Parent shall conduct and control the settlement and defense of any shareholder litigation against Parent or any of its directors relating to this Agreement or the Contemplated Transactions; provided that (i) Parent shall keep the Company reasonably apprised of any material developments in connection with any such shareholder litigation, (ii) Parent shall consult with the Company in connection with the defense and settlement of any such shareholder litigation and (iii) any settlement or other resolution of any such shareholder litigation shall be subject to the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned.
5.21   Validity of Private Placement. The Company shall provide reasonable evidence to Parent that the issuance of Parent ADSs in the Merger shall validly qualify for an exemption from registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws and equivalent provisions under applicable Law, subject to Parent’s compliance with the relevant SEC rules required for validly qualifying for such an exemption.
5.22   Closing Financing. The Company shall manage all the Closing Financing activities including all negotiations related thereto with investors acceptable to the Company. The Company shall prepare, and Parent shall have an opportunity to reasonably review and comment on, the Closing Financing agreements, provided, however, that the foregoing shall not be deemed to oblige the Company in any way to incorporate or accept such comments. Parent shall execute the final Closing Financing agreements. In the event this Agreement is terminated, the Company may itself receive the investment under such Closing Financing agreements. It is acknowledged that the investors investing in the Closing Financing shall be afforded protection from any dilution due to any exercise (if at all) of the Chemomab Warrants.
5.23   Accredited Investor Questionnaires. The Company shall use its commercially reasonable efforts to have each shareholder of the Company (other than the Company Signatories) deliver Accredited Investor Questionnaires to Parent prior to the Closing.
5.24   Certain Adjustments. Parent and the Company shall discuss and agree the terms of any reverse split of the Parent Ordinary Shares or a change in the number of Parent Ordinary Shares represented by each Parent ADS.
6.
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1   No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
6.2   Shareholder Approval. (a) Parent shall have obtained the Required Parent Shareholder Vote and (b) the Company shall have obtained the Required Company Shareholder Approval.
6.3   Closing Financing. The share purchase agreement in respect of the Closing Financing shall be in full force and effect and concurrently with the Closing cash proceeds of not less than the Concurrent Investment Amount shall have been received by the Parent in connection with the consummation of the transactions contemplated by such share purchase agreement.
6.4   Tax Rulings. The Company shall have received the 104H Tax Ruling or Interim 104H Tax Ruling.
6.5   Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of the Company and Merger Sub.
6.6   Certificate of Merger. The Company and Merger Sub shall have received the Merger Certificate from the Companies Registrar.
6.7   No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.
7.
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:
7.1   Accuracy of Representations
. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) other than, with respect to the representations and warranties set forth in Section 2.6, for inaccuracies that are de minimis in nature and amount as of such date. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except: (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
7.2   Performance of Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3   Documents. Parent shall have received the following documents, each of which shall be in full force and effect:
(a)   a certificate executed by the chief executive officer or chief financial officer of the Company certifying: (i) that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.18(a) is true and accurate in all respects as of the Closing Date; and
(b)   the Allocation Certificate.
7.4   No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
7.5   Termination of Investor Agreements. The Investor Agreements shall have been terminated.
7.6   Company Lock-Up Agreements. Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Lock-Up Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.
8.
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
8.1   Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) other than, with respect to the representations and warranties set forth in Section 3.6, which shall be true and correct as of the Closing Date except for inaccuracies that are de minimis in nature and amount as of such date. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), and (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
8.2   Performance of Covenants
. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.
8.3   Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)   a certificate executed by the chief financial officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;
(b)   the Parent Outstanding Shares Certificate;

(c)   a written resignation, in a form reasonably satisfactory to the Company, dated as of the date of this Agreement Date and effective as of the Closing, executed by each of the directors of Parent who are not to continue as directors of Parent after the Closing pursuant to Section 5.14 hereof; and
8.4   No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.
8.5   Parent Net Cash. (i) Parent and the Company have agreed in writing upon the calculation of the Parent Net Cash, or the Accounting Firm has delivered its determination with respect to the calculation of the Parent Net Cash, in each case pursuant to Section 1.6, and (ii) Parent Net Cash at the Anticipated Closing Date shall be positive or zero, or, if Parent Net Cash at the Anticipated Closing Date is negative, the deficit in Parent Net Cash at the Anticipated Closing Date shall be no greater than $300,000 (i.e. Parent Net Cash at the Anticipated Closing Date shall be positive, shall be zero, or shall be between negative $0.01 and negative $300,000).
8.6   Parent Lock-Up Agreements. The Company shall have received the Parent Lock-Up Agreements duly executed by each of the Parent Lock-Up Signatories and the Parent Designee, each of which shall be in full force and effect.
8.7   Resignation of Officers and Employees. The resignation and release letters of all officers and employees of Parent delivered on the date of this Agreement and effective as of the Effective Time, shall be in full force and effect.
8.8   Listing. The Parent ADSs shall remain listed on Nasdaq and shall not be subject to a delisting notice from Nasdaq that will not be cured by the Contemplated Transactions, including through the approval of the Nasdaq Listing Application. The notification form for the listing of the Parent ADSs to be issued in connection with the Contemplated Transactions shall have been accepted and approved (subject to official notice of issuance), and the Nasdaq Listing Application for initial listing of Parent following the Contemplated Transactions and of the Parent ADSs being issued pursuant to the Merger Agreement shall have been approved.
8.9   Shavit Waiver. The Shavit Waiver shall be in full force and effect.
8.10   Chemomab Warrants. The Parent shall have issued the Chemomab Warrants to the Exchange Agent on behalf of the holders of the Company Share Capital in accordance with the Allocation Certificate, and the Chemomab Warrants shall be in full force and effect.
8.11   Termination of Employees and Consultants. Except as set forth in Section 8.11 of the Parent Disclosure Schedule, all of Parent’s employees, consultants, service providers and office holders shall have resigned or been terminated prior to the Closing.
8.12   Directors and Officers. (i) The Parent shall have appointed, effective as of the Effective Time in accordance with Section 5.15, to the Parent Board all Persons designated by the Company to the Parent Board and all such Persons shall receive an executed Indemnification Agreement with Parent in the form of Exhibit K, (ii) Parent shall have appointed the Persons designated by the Company to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time in accordance with Section 5.15; all until successors are duly appointed and qualified in accordance with applicable Law.
8.13   Termination of Parent Investor Agreements. Except as set forth in Section 8.13 of the Parent Disclosure Schedule, the Parent Investor Agreements shall have been terminated.
9.
TERMINATION

9.1   Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Shareholder Matters by the Company’s shareholder and whether before or after approval of the Parent Shareholder Matters by Parent’s shareholders, unless otherwise specified below):
(a)   at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if (1) definitive agreements with respect to the Closing Financing have not been executed by March 14, 2021 (the “Financing End Date”), provided, however, that the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Closing condition in Section 6.3 of being capable of being satisfied on or before the Financing End Date and such action or failure to act constitutes a breach of this Agreement, or (2) the Contemplated Transactions shall not have been consummated by April 14, 2021 which can be extended by mutual consent of the Parent and the Company by additional 30 days (subject in either case to possible extension by agreement between the Parties, the “End Date”);
(c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d)   by Parent if the Required Company Shareholder Approval shall not have been obtained within twenty (20) Business Days immediately following the execution and delivery of this Agreement by all Parties;
(e)   by either Parent or the Company if: (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s shareholders shall have taken a final vote on the Parent Shareholder Matters and (ii) the Parent Shareholder Matters shall not have been approved at the Parent Shareholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Shareholder Vote; provided, that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if Parent’s breach of its obligations under this Agreement was the principal factor contributing to the failure to have obtained the approval of its shareholders of the Parent Shareholder Matters at the Parent Shareholders’ Meeting (including any adjournments and postponements thereof);
(f)   by the Company (at any time prior to the approval of the Parent Shareholder Matters by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;
(g)   by Parent (at any time prior to the Required Company Shareholder Approval being obtained) if a Company Triggering Event shall have occurred;
(h)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30 calendar day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);
(i)   by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30 calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(j)   by Parent, if the Company Audited Financial Statements have not been provided by the Company to Parent within 45 calendar days immediately following the date hereof.
9.2   Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.10, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. For purposes of this Agreement, “willful breach” shall mean any act or failure to act by any person with the actual knowledge that the taking of such act or the failure to take such act would cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
9.3   Expenses.
(a)   Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated (including any attorney’s, accountant’s, financial advisor’s or finder’s fees); provided that (i) Parent shall pay all fees and expenses incurred in relation to the drafting, printing and filing with the SEC of the Proxy Statement and any amendments and supplements thereto and paid to a financial printer or the SEC, and (ii) the Company shall pay all expenses with respect to the Closing Financing, regardless of which Party incurs such expenses (“Financing Expenses”). It is understood and agreed that all fees and expenses incurred or to be incurred by the Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company and that it is understood and agreed that all fees and expenses incurred or to be incurred by Parent in connection with the Contemplated Transactions (except for the Closing Financing) and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Parent.
(b)   Each of the Parties acknowledges that: (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.
10.
MISCELLANEOUS PROVISIONS

10.1   Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.
10.2   Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Company Shareholder Approval or before or after obtaining the Required Parent Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.
10.3   Waiver.
(a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4   Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.5   Applicable Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Tel Aviv, Israel; and (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5.
10.6   Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.7   Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
10.8   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Israel time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:
Anchiano Therapeutics Ltd.
One Kendall Square
Building 1400E, Suite 14-105
Cambridge, MA 02139, USA
Attention: Neil Cohen
Email:
with a copy to (which shall not constitute notice):
Cooley (UK) LLP
69 Old Broad Street
London EC2M 1QS, UK
Attention: Michal Berkner
Email: mberkner@cooley.com
and
Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Attention: Aaron M. Lampert
Email: aaron.lampert@goldfarb.com
if to the Company:
Chemomab Ltd.
Kiryat Atidim, Building 7
Tel Aviv 6158002, Israel
Attention: Dr. Adi Mor
Email:
with a copy to (which shall not constitute notice):
Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attention: Ronen Bezalel and Dr. Shachar Hadar
Email: rbezalel@meitar.com and shacharh@meitar.com
and
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Suite 4400
Miami, Florida 33131
Attn: Robert L. Grossman and Drew M. Altman
Email: grossmanb@gtlaw.com and altmand@gtlaw.com
10.9   Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
10.10   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
10.11   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
10.12   No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.13   Construction.
(a)   References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)   The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.
(e)   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f)   Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)   The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)   The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i)   Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Israel time) on the date that is two calendar days prior to the date of this Agreement: (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.
(j)   Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Friday, Saturday, or any date on which banks in Tel Aviv, Israel are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
ANCHIANO THERAPEUTICS LTD.
By:
/s/ Neil Cohen

Name:
Neil Cohen

Title:
Chief Executive Officer

By:
/s/ Andrew Fine

Name:
Andrew Fine

Title:
Chief Financial Officer

CMB ACQUISITION LTD.
By:
/s/ Neil Cohen

Name:
Neil Cohen

Title:
Director

CHEMOMAB LTD.
By:
/s/ Adi Mor

Name:
Adi Mor

Title:
CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A
Certain Definitions
For purposes of this Agreement (including this Exhibit A):
“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the Israel Tax Authority, with respect to the Company 102 Options and the Company 102 Shares.
“104H Interim Tax Ruling” means an interim tax ruling, in form and substance acceptable to Parent, confirming, among other things, that Payor shall be exempt from Israeli withholding tax in relation to any payments made with respect to Company Shares listed in such interim tax ruling to the Exchange Agent or the trustee designated in such interim tax ruling in connection with the Merger.
“104H Tax Ruling” means a ruling permitting any holders of the Company Shares who elect to become a party to such a tax ruling, to defer any applicable Israeli Tax with respect to the Merger Consideration that such holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Merger Consideration by such holder or such other date set forth in Section 104H of the Ordinance.
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving:
(i)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, that in the case of Company, the Closing Financing shall not be an “Acquisition Transaction”; or
(ii)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day other than a Friday, Saturday or other day on which banks in Tel Aviv, Israel are authorized or obligated by Law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash and Cash Equivalents” means all (a) cash (not including restricted cash) and cash equivalents (not including restricted cash) and (b) marketable securities, in each case determined in accordance with GAAP, consistently applied.

“Closing Financing” means an acquisition of Parent ADS in at least the Concurrent Investment Amount, to be consummated concurrently with the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Law” means the Israeli Companies Law, 5759-1999, and all rules and regulations thereunder, all as amended from time to time.
“Company 102 Options” means Company Options that are subject to Section 102(b)(2) of the Ordinance.
“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Board” means the board of directors of the Company.
“Company Ordinary Shares” means the ordinary shares, NIS 0. 01 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization) and 2.20 (No Financial Advisors).
“Company IIA Notice” means the written notice to the IIA regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.
“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes or conditions generally affecting the industries or markets in which the Company operates, and changes in the industries in which the Company operates regardless of geographic region (including legal and regulatory changes), (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (f) resulting from the taking of any action required to be taken by this Agreement, (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies, (h) pandemics (including the coronavirus (COVID-19) pandemic) including any worsening thereof, man-made disasters, natural disasters, acts of God or other force majeure event, (i) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority, or (j) FDA (or similar bodies) and other regulatory actions, enforcement, requirements or directives; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, relative to other companies in the industries in which the Company operates.
“Company Options” means options or other rights granted by the Company to purchase shares of Company Share Capital.

“Company Share Capital” means the Company Ordinary Shares and the Company Preferred Shares.
“Company Shareholder” means a holder of Company Share Capital.
“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal (or shall have not publicly recommended against any Acquisition Proposal that is a tender offer or exchange offer within five Business Days after the commencement thereof); or (c) the Company shall have entered into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Proposal.
“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended September 30, 2020 provided to Parent prior to the date of this Agreement.
“Concurrent Investment Amount” means $30,000,000, provided, that the Company shall have sole discretion on whether to raise an amount greater than $30,000,000, provided further, that such greater amount shall be disregarded for the purpose of Section 6.3.
“Confidentiality Agreement” means the non-disclosure agreement, dated as of October 2, 2020, between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Closing Financing.
“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Company Valuation divided by (ii) the Company Outstanding

Shares by (b) (i) Parent Valuation divided by (ii) the Parent Outstanding ADSs, all which shall be calculated in accordance with the example of the calculation set forth in Section 1.6(a) of the Parent Disclosure Schedule, in which:
•
“Company Valuation” means $135,000,000.

•
“Company Outstanding Shares” means the total number of shares of Company Share Capital outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Ordinary Shares basis assuming, without limitation or duplication, (i) the exercise of all Company Options, in each case outstanding as of immediately prior to the Effective Time, and (ii) the issuance of shares of Company Share Capital in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Share Capital reserved for issuance other than with respect to outstanding Company Options under the Company Plan as of immediately prior to the Effective Time).

•
“Parent Outstanding ADSs” means, subject to Section 1.5(f), the total number of Parent ADSs outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, but assuming, without limitation or duplication, the issuance of Parent ADSs in respect of all Parent Ordinary Shares, Parent Options, Parent RSUs, Parent Warrants, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger, (but excluding any Parent ADSs reserved for issuance other than with respect to outstanding Parent Options and Parent Warrants as of immediately prior to the Effective Time and as set forth above) and including, for the avoidance of doubt, any issuance of Parent ADSs or Parent Warrants (or any change to an exercise of warrants which results in a larger number of Parent Warrants or Parents ADS being issued) under the Shavit Waiver.

•
“Parent Valuation” means (i) if Parent Net Cash is more than $2,000,000, then the Parent Valuation shall be $16,500,000, (ii) if Parent Net Cash is more than $500,000 but not more than $2,000,000, then the Parent Valuation shall be $15,000,000, and (iii) if Parent Net Cash is zero, is a positive amount but not more than $500,000, or is negative, then the Parent Valuation shall be equal to: $15,000,000 minus ($500,000 minus Parent Net Cash). For illustration purposes only, if the Parent Net Cash is negative $200,000 then the Parent Valuation shall equal $14,300,000. For further illustration and clarification, if (A) the Parent Net Cash is negative $500,000 and (B) the Company elects to waive its condition precedent to Closing set forth in Section 8.5 in accordance with the terms thereof, then the Parent Valuation shall equal $14,000,000.

•
Solely for purposes of this definition of Exchange Ratio, it shall be assumed that (i) any Parent ADSs issued in accordance with the Shavit Waiver (including due to exercise of the warrants) shall be deemed to have been issued immediately prior to the Effective Time, (ii) any Parent ADSs issued pursuant to the Closing Financing shall be deemed to have been issued immediately after the Effective Time and shall not have any effect on calculation of the Exchange Ratio and (iii) any Parent ADSs issued pursuant to the Chemomab Warrants shall be deemed to have been issued immediately after the Effective Time and shall not have any effect on calculation of the Exchange Ratio.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).
“Governmental Grant” means any grant, incentive, subsidy, award, participation, cost sharing arrangement, reimbursement arrangement, including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the IIA, the Israeli Investment Center, the State of Israel, the BIRD Foundation, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Body.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Ministry of Economy of the State of Israel.
“Indemnification Agreement” means the agreement between the Parent and the members of Parent’s Board, in the form attached hereto as Exhibit K.
“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 5744-1984), and all rules and regulations thereunder.
“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, non-provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“Interim Option Tax Ruling” means an interim tax ruling confirming, among other things, that Payor shall be exempt from Israeli withholding tax in relation to any payments made with respect to any Company 102 Options or Company 102 Shares to the Exchange Agent or the 102 Trustee in connection with the Merger.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Israel Tax Authority.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment or officer/director responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Merger Sub Board” means the board of directors of Merger Sub.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which Parent ADSs are then listed.
“Option Tax Ruling” means a ruling confirming that the treatment of the Company 102 Options in accordance with Section 5.6 and exchange of the Company 102 Shares in accordance with Section 1.8 shall not be regarded as a taxable event nor as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) and that such holding period shall continue uninterrupted (which ruling may be subject to customary conditions regularly associated with such a ruling).
“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, as amended.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the articles of association or certificate of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.
“Parent Balance Sheet” means the reviewed but unaudited balance sheet of Parent as of September 30, 2020 (the “Parent Balance Sheet Date”).
“Parent Board” means the board of directors of Parent.
“Parent Closing Price” means the volume weighted average closing trading price of a Parent ADS on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.
“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.
“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.6 (Capitalization) and 3.21 (No Financial Advisors).
“Parent IIA Notice” means the written notice to the IIA regarding the change in ownership of Parent effected as a result of the Merger required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.
“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or its Subsidiaries, taken as a whole, regardless of whether or not such change constitutes a breach of the representations and warranties made by the Parent or Merger Sub in this Agreement; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) changes or conditions generally affecting the industries or markets in which Parent and its Subsidiaries operate, and changes in the industries in which Parent operates regardless of geographic region (including legal and regulatory changes), (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (f) resulting from the taking of any action required to be taken by this Agreement, or (g) pandemics (including the coronavirus (COVID-19) pandemic) including any worsening thereof, man-made disasters, natural disasters, acts of God or other force majeure event, or (h) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority; except in each case with respect to clauses (a) through (c) and (h), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.
“Parent Net Cash” means, without duplication and without taking into account the proceeds of the Closing Financing, a dollar amount which may be greater than or lower than zero, equal to (a) the sum of Parent’s Cash and Cash Equivalents, in each case as of the Anticipated Closing Date, minus (b) the sum of Parent’s short and long term Liabilities accrued at Closing (as reasonably and in good faith estimated by the Company, including its legal advisors), minus (c) actual and projected Liabilities related to Parent’s ongoing activity and wind down activities of Parent associated with the termination of its research and development activities, including the activities listed on Schedule I of the Parent Disclosure Schedule and including any payment, whether or not in connection with the Contemplated Transactions, under any Contract to which Parent or any of its Subsidiaries is a party, minus (d) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a Contract that are or become due to any current or former employee, director or independent contractor of Parent, or any other third party (including any attorney’s, accountant’s, financial advisor’s or finder’s fees or any fees to be paid by Parent under Section 9.3(a)), in each case in connection with the Closing of the Transaction, minus (e) any amount payable by Parent in connection with the purchase, prior to the Effective Time, of a seven-year prepaid “tail policy” in accordance with Section 5.8(d) (the full cost of which shall be reimbursed by the Company), minus (f) all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions (including but not limited to any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by Parent or any of its Subsidiaries) in connection with the Contemplated Transactions, and including all costs and expenses related to the issuance of the Parent ADSs to the Company Shareholders (and holders of Company Options) in connection with the Closing under this Agreement and in connection with the Shavit Waiver, including the exercise of warrants thereunder, including any fee charged by Bank of New York Mellon, less the Company Participation Amount (as defined below) other than (1) expenses or liabilities incurred by Parent relating to the Financing Expenses, and (2) all Nasdaq fees associated with the Nasdaq Listing Application (approximately $50,000), plus (g) any amount to be received by Parent within ninety (90) days after the Closing as a refund or reimbursement of insurance premiums, as evidenced by an official unconditional written balance confirmation from Parent’s insurance broker and from the insurance company confirming such due payments; solely if and to the extent such unconditional written confirmations are received by Parent prior to the Closing, plus (h) (i) any amount unconditionally and irrevocably approved in writing to Parent by the Israeli VAT authorities (not disputed, under discussions or under audit) and (ii) any amounts due to Parent as a result of the latest VAT report submitted by Parent, (not disputed, under discussions or under audit), both (i) and (ii) as confirmed by the Company’s auditors prior to the Closing (provided however, that VAT claimed for any expenses or costs related to this Agreement and its execution and the Contemplated Transactions (including the Shavit Waiver) and their execution, including expenses and costs for SEC filing or correspondence shall not be taken into consideration) to be received by Parent within ninety (90) days after the Closing as a refund or credit of Israel VAT, plus (i) any amounts pursuant to a final, non-appealable decision of a court prior to Closing relating to release of the Parent’s central severance fund sixty (60) days after the Closing, plus, any amounts that are officially reorganized by the relevant tax authorities, as a tax credit applicable against payments of future taxes at the state or federal level in the United States by any of the Parent’s affiliated entities, provided however that such amount shall not exceed $32,000 and is confirmed by the Company’s auditors prior to the Closing, plus (k) any deposit amounts held against lease obligations by the landlord of Parent’s subsidiary in the USA — based on a written free balance confirmation from the landlord (that such amounts are to be returned to Parent). For clarity, imputed cash due to exercise of any Parent Warrants or Parent Options which is not actually paid in cash to the Parent shall not be considered cash for the purposes of the Net Cash definition. Parent shall bear all costs and expenses (and such costs and expenses shall be part of the calculation of Parent Net Cash above) related to the issuance of the Parent ADSs (including with respect to any holders of options and warrants) to the Company Shareholders (including the rollover of options held by holders of Company Options into options to acquire Parent ADSs) in connection with the Closing under this Agreement and in connection with the Shavit Waiver (including the exercise of warrants thereunder) (including any fee charged by Bank of New York Mellon) less the Company Participation Amount. The Company shall participate in half of the costs and expenses related to the issuance of the Parent ADSs (including with respect to any holders of options and warrants) to the Company Shareholders in connection with the Closing under this Agreement and in connection with the Shavit Waiver (including the exercise of warrants thereunder) (including any fee charged by Bank of New York Mellon), provided that the Company’s participation shall not exceed $50,000 (the “Company Participation Amount”).
“Parent Options” means options or other rights granted by Parent to purchase Parent Ordinary Shares.
“Parent RSUs” means any restricted share unit award granted pursuant to the Parent Share Plans or otherwise.
“Parent Share Capital” means the Parent Ordinary Shares.
“Parent Share Plans” means Parent’s (a) 2011 Incentive Plan for Employees, Officers and Consultants and (b) 2017 Equity-Based Incentive Plan.
“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal (or shall have not publicly recommended against any Acquisition Proposal that is a tender offer or exchange offer within five Business Days after the commencement thereof); or (c) Parent shall have entered into any letter of intent or Contract or similar document contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).
“Parent Warrants” means the warrants to purchase Parent Ordinary Shares listed in Section 3.6(a) of the Parent Disclosure Schedule.
“Party” or “Parties” means the Company, Merger Sub and Parent.
“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Body.

“Proxy Statement” means the preliminary and/or definitive proxy statements to be sent to Parent’s shareholders in connection with the Parent Shareholders’ Meeting.
“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Tax” or “Taxes” means: (a) any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Parent, that is applicable to the payments to be made to any holder of securities of the Company pursuant to this Agreement stating that no withholding, or reduced withholding, of Tax is required under Israeli law with respect to such payment or providing other instructions regarding such payment or withholding. For purposes hereof, the 104H Tax Ruling, the Interim 104H Tax Ruling and the Option Tax Ruling (and any Interim Option Tax Ruling, if applicable) will be considered a Valid Tax Certificate, provided they include such instructions, and further provided that if the applicable ruling requires the affirmative consent of the relevant holder, such holder consented in writing to join any such applicable ruling.
“VAT” means Value Added Tax.

(k)   Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
102 Amounts	1.8(d)
Accounting Firm	1.6(e)
Accredited Investor Questionnaires	Recitals
ADT Agreement	4.1
Agreement	Preamble
Allocation Certificate	5.18(a)
Shavit Waiver	Recitals
Anticipated Closing Date	1.6(a)
Anti-Bribery Laws	2.22
Business Associate Agreement	2.14(f)
Certificate of Merger	1.3
Certifications	3.7(a)
Chemomab Warrant	1.8(b)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.19
Company Benefit Plan	2.17(a)
Company Board Adverse Recommendation Change	5.2(c)
Company Board Recommendation	5.2(c)
Company Contractor	2.17(i)
Company Designees	5.15
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound Licenses	2.12(d)
Company Interim Financial Statements	5.19
Company Lock-Up Agreement	Recitals
Company Lock-Up Signatories	Recitals
Company Material Contract	2.13(a)
Company Out-bound Licenses	2.12(d)
Company Permits	2.14(b)
Company Plan	2.6(c)
Company Preferred Shares	2.6(a)
Company Real Estate Leases	2.11
Company Signatories	Recitals
Company Share Certificate	1.7
Company Shareholder Matters	5.2(a)
Company Shareholder Support Agreement	Recitals
Company Shareholder Consent	Recitals
Continuing Employees	5.7(a)
Costs	5.8(a)

Term	Section
D&O Indemnified Parties	5.8(a)
Dispute Notice	1.6(b)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
FDA	2.14(a)
FDCA	2.14(a)
HIPAA	2.14(f)
Information Statement	5.2(a)
Investor Agreements	2.21(b)
Israeli Severance Pay Law	2.17(h)
Liability	2.9
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Notification Filings	5.4(b)
Merger Sub	Preamble
Nasdaq Listing Application	5.11
Net Cash Consideration	1.6(a)
Net Cash Schedule	1.6(a)
Parent	Preamble
Parent ASD	Recitals
Parent Benefit Plan	3.17(a)
Parent Board Adverse Recommendation Change	5.3(c)
Parent Board Recommendation	5.3(c)
Parent Budget	4.1(b)(vii)
Parent Contractors	3.17(r)
Parent Designee	5.14
Parent Disclosure Schedule	3
Parent In-bound License	3.12(d)
Parent Material Contract	3.13(b)
Parent Ordinary Shares	Recitals
Parent Out-bound License	3.12(d)
Parent Outstanding Shares Certificate	5.18(b)
Parent Permits	3.14(b)
Parent Real Estate Leases	3.11
Parent SEC Documents	3.7(a)
Parent Shareholder Matters	5.3(a)
Parent Shareholder Support Agreement	Recitals
Parent Shareholders’ Meeting	5.3
Payor	1.10
Post-Closing Plans	5.7(a)

Term	Section
Pre-Closing Period	4.1(a)
Required Company Shareholder Approval	2.4
Required Parent Shareholder Vote	3.4
Response Date	1.6(b)
Restated Parent Articles	1.4(b)
Section 14 Arrangement	2.17(h)
Sensitive Data	2.12(g)
Shavit	Recitals
Surviving Company	1.1
Tax Incentive Program	2.16(a)(xxvi)

Exhibit B-1
Form of Company Shareholder Support Agreement

Exhibit B-2
Form of Parent Shareholder Support Agreement

Exhibit C-1
Form of Company Lock-Up Agreement

Exhibit C-2
Form of Parent Lock-Up Agreement

Exhibit D
Form of Accredited Investor Questionnaires

Exhibit E
Form of Registration Rights Agreement

Exhibit F
Post-Closing Officers and Directors
Name	Title
Parent Designee:
Neil Cohen
Company Designee:
Nissim Darvish	Director
Adi Mor	Director
Stephen Squinto	Director
Jason Camm	Director
Officers:
Adi Mor	CEO and Chief Scientific Officer
Arnon Aharon	Chief Medical Officer

Exhibit G
Form of Shavit Waiver

Exhibit H
Form of Amended and Restated Articles of Association of Parent

Exhibit I
Form of Chemomab Warrant

Exhibit J
Form of Indemnification Agreement

Annex B
FORM OF SHAREHOLDER SUPPORT AGREEMENT
This Shareholder Support Agreement, dated as of December 14, 2020 (this “Agreement”), is entered into by and among Anchiano Therapeutics Ltd., an Israeli limited company (the “Parent”) each of the shareholders of Chemomab Ltd. (“Company”) listed on Schedule I hereto (the “Shareholders”) and solely for purposes of Section 4.7, Company.
W I T N E S S E T H:
WHEREAS, Parent, CMB Acquisition Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently with this Agreement entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company and a wholly owned subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “Companies Law”);
WHEREAS, the Board of Directors of Company approved, inter alia, the entry into the Agreement;
WHEREAS, each Shareholder, as of the date hereof, holds or Beneficially Owns its Existing Shares; and
WHEREAS, as a condition and material inducement to the Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Shareholders have agreed to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote all of their Covered Shares in accordance with the terms of this Agreement;
WHEREAS, as a condition and material inducement to Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the shareholders of the Parent have agreed to enter into a shareholders voting and support agreement with terms identically (other than matters that are being voted in the respective shareholders meeting) set forth to this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
GENERAL
Section 1.1   Defined Terms.   Each of the following capitalized terms, as used in this Agreement, shall have the meaning set forth below next to such term. Each capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Merger Agreement.
(a)   “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).
(b)   “Company Shares” means Ordinary Shares, nominal (par) value NIS 0.01 per share, of the Company, Series A Preferred Shares of the Company, nominal (par) value NIS 0.01 per share, of the Company, Series B Preferred Shares of the Company, nominal (par) value NIS 0.01 per share, of the Company and Series C Preferred Shares of the Company, nominal (par) value NIS 0.01 per share, of the Company.
(c)   “Covered Shares” means each Shareholder’s Existing Shares, together with any Company Shares or other voting share capital of Company issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for Company Shares or other voting share capital of Company, and any other Company Shares or other voting share capital of Company, in each case that such Shareholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise of any stock options, warrants or other rights).
(d)   “Existing Shares” means the Company Shares Beneficially Owned by such Shareholder as of the date hereof. Each Shareholder represents and warrants that all of the Existing Shares owned by such Shareholder are as set forth in Exhibit B hereto.
(e)   “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.
(f)   “Lock-Up Agreement” means the Lock-Up Agreement, dated of even date herewith, being entered into by each of the shareholders individually in favor of the Parent.
(g)   “Permitted Transfer” means a Transfer of Covered Shares by any Shareholder to a Permitted Transferee, provided that (i) the transferee remains a Permitted Transferee of such Shareholder at all times following such Transfer until the termination of this Agreement in accordance with Section 5.1 hereof; provided further, that prior to the effectiveness of such Transfer (A) written notice of such Transfer is delivered to Parent in accordance with Section 5.4, and (B) such transferee executes and delivers to the Parent a joinder to this Agreement in the form attached hereto as Exhibit A, pursuant to which such transferee agrees to assume all of such Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Shareholder is bound hereunder and to make each of the representations and warranties in respect of the securities Transferred as such Shareholder shall have made hereunder (the “Joinder Agreement”).
(h)   “Permitted Transferee” shall have the definition set forth in the Lock-Up Agreement.
(i)   “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any Contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.
ARTICLE II
VOTING
Section 2.    Agreement to Vote.
(a)   Each Shareholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of the Company Shareholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Company Shareholders, such Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Company Shareholders and that the Covered Shares are entitled to vote thereon or consent thereto:
(i)   appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present for purposes of calculating a quorum; and
(ii)   vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if legally valid) covering, all of its Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement; (2) any action in connection with the Merger and the Contemplated Transactions; or (3) any proposal to adjourn or postpone to a later date any meeting of the Company Shareholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of the Company Shareholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1) any Acquisition Proposal or Acquisition Inquiry; (2) any other action, proposal, transaction or agreement involving Company that is intended or would reasonably be expected to have the effect of frustrating the purposes of the Merger or preventing, impeding, interfering with, delaying, postponing or impairing the ability of the Company, Parent or Merger Sub to consummate the Merger or any other transaction contemplated by the Merger Agreement; or (3) any action or Contract that would be expected to result in any condition to the consummation of the Merger set forth in Sections 6, 7 or 8 of the Merger Agreement not being fulfilled on or prior to the Termination Date. No Shareholder shall enter into any Contract with any Person prior to the termination of this Agreement to vote in any manner inconsistent herewith.
(b)   Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given if legally valid) by such Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.
(c)   Except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of each Shareholder to vote (including by executing and delivering a written consent of the Company Shareholders) in favor of, against or abstain with respect to any other matters presented to the Company Shareholders.
(d)   The obligations of each Shareholder specified in this Section 2.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal, Acquisition Inquiry or by any Company Board Adverse Recommendation Change.
Section 2.2   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, the Parent as such Shareholder’s proxy and attorney-in-fact (with full power of substitution) in accordance with the Companies Law, for and in the name, place and stead of such Shareholder, to attend any and all meetings of the Company Shareholders and to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Shares in accordance with this Agreement; provided that each Shareholder’s grant of the proxy contemplated by this Section 2.2 shall be effective if, and only if, such Shareholder has failed to act in accordance with such Shareholder’s obligations as to voting pursuant to Section 2.1 of this Agreement by delivering to Company (i) at least 5 business days prior to the meeting at which any of the matters described in Section 2.1 are to be considered, a duly executed irrevocable proxy card directing that the Covered Shares of such Shareholder be voted in accordance with this Agreement, or (ii) if earlier, a duly executed written consent in accordance with this Agreement, within seven (7) days of the date on which such action by written consent is being taken.
(i)   Each Shareholder hereby represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable, and hereby revokes all such proxies.
(ii)   Each Shareholder hereby affirms that the irrevocable proxy set forth in Section 2.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically, at which time any underlying appointment shall automatically be revoked and rescinded and of no force and effect, in each case without further action by any party. The proxy granted by the Shareholders herein shall survive the dissolution, bankruptcy, death or incapacity of any Shareholder. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote, or to cause the holder of record on any applicable record date to vote, the Covered Shares in accordance with this Agreement. The parties agree that the foregoing is a voting agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1   Representations and Warranties of Each Shareholder.   Each Shareholder hereby represents and warrants to Parent and the Company, as of the date hereof, and at all times during the term of this Agreement, as follows:
(a)   Authorization.   Such Shareholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).
(b)   Ownership.   Such Shareholder’s Existing Shares are, and all Covered Shares of such Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Shareholder or by a Permitted Transferee. Such Shareholder has good and valid title to such Shareholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities Laws). Other than the Existing Shares, as of the date hereof such Shareholder does not Beneficially Own or own of record: (i) any securities of Company convertible into or exchangeable or exercisable for shares of the share capital or other voting securities or equity interests of Company; (ii) any warrants, calls, options or other rights to acquire from Company any share capital, voting securities, equity interests or securities convertible into or exchangeable or exercisable for share capital or voting securities of Company, or any stock appreciation rights; (iii) “phantom” stock rights, performance units or other rights to receive Company Shares (or cash or other economic benefit in respect thereof) on a deferred basis; or (iv) other rights that are linked to the value of Company Shares. As of the date hereof, such Shareholder’s Existing Shares constitute all of the Company Shares Beneficially Owned or owned of record by such Shareholder. Such Shareholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by such Shareholder at all times through the Effective Time. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Covered Shares, if any, are revocable by such Shareholder at any time.
(c)   No Violation.   The execution, delivery and performance of this Agreement by such Shareholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):
(i)   violate, conflict with or result in the breach of any provision of the Organizational Documents of such Shareholder;
(ii)   violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which such Shareholder is a party or by which it is bound;
(iii)   require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Body (except for filings, if any, under the Exchange Act, the Israeli Securities Law, 5728-1968 or the Companies Law); or

(iv)   violate or conflict with any Law applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound.
Except under the Organizational Documents of Company, such Shareholder’s Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other Contract (other than a Contract for Transfer of Existing Shares to a Permitted Transferee), including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.
(d)   Absence of Litigation.   There is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened by, against, involving or affecting such Shareholder or the Covered Shares that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(e)   Reliance by the Parent.   Such Shareholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations, warranties, covenants and agreements of such Shareholder contained herein and that the same are a material inducement thereto. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated by the Merger Agreement.
(f)   Independent Advice.   Such Shareholder has carefully reviewed the Merger Agreement, the other documentation relating to the Merger and other transactions contemplated in the Merger Agreement referred to therein and this Agreement, and has had an opportunity to discuss the Merger Agreement, such other documentation and this Agreement with an attorney of his, her or its own choosing.
Section 3.2   Representations and Warranties of the Parent.   The Parent hereby represents and warrants to the Shareholders, as of the date hereof, and at all times during the term of this Agreement, as follows:
(a)   Authorization.   The Parent has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Parent of this Agreement, the performance by the Parent of its obligations hereunder and the consummation by the Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Parent and no other actions or proceedings on the part of the Parent are necessary to authorize the execution and delivery by the Parent of this Agreement, the performance by the Parent of its obligations hereunder or the consummation by the Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).
(b)   No Violation.   The execution, delivery and performance of this Agreement by the Parent does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):
(i)   violate, conflict with or result in the breach of any provision of the Organizational Documents of the Parent;
(ii)   violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Parent is a party or by which the Parent is bound;
(iii)   require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act, the Israeli Securities Law, 5728-1968 or the Companies Law); or

(iv)   violate or conflict with any Law applicable to the Parent or by which any of the Parent’s assets or properties is bound.
(c)   Absence of Litigation.   There is no Legal Proceeding pending or, to the knowledge of the Parent, threatened by, against, involving or affecting the Parent that would reasonably be expected to impair the ability of the Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE IV
OTHER COVENANTS
Section 4.1   No Solicitation.   Each Shareholder shall not (a) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any Acquisition Proposal of Company, (b) furnish to any Person other than the Company or Parent any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal of the Company, or (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Acquisition Proposal of Company. If prior to the Expiration Date, any Shareholders receives an Acquisition Proposal, then such Shareholder will promptly notify the Company.
Section 4.2   Prohibition on Transfers; Other Actions.   During the term of this Agreement, each Shareholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer; (b) grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares; (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Shareholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. During the term of the Agreement, Company shall not recognize and shall issue stop-transfer instructions to its transfer agent (if relevant) with respect to any sale, pledge, or transfer, except upon the conditions specified in this Agreement. A transferring Shareholder will cause any proposed transferee of the Covered Shares pursuant to a Permitted Transfer to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
Section 4.3   Share Dividends, etc.   In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into Company Shares), or any change in the Company Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 4.4   Public Announcements.   Except as required by applicable Law (in which case the Shareholders shall use reasonable best efforts to allow the Parent reasonable time to comment on such announcement and shall consider in good faith any comments provided by the Parent), no public announcements by the Shareholders regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. Each Shareholder (a) to the extent such consent or authorization of Shareholder is required, consents to and authorizes the publication and disclosure by Parent, the Company and their respective affiliates of such Shareholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required (in the opinion of the Parent’s counsel) by the SEC, the Israel Securities Authority or any other Governmental Body or the rules or regulations of any applicable securities exchange (including Nasdaq); (b) agrees as promptly as practicable to give to Parent and the Company any information that it may reasonably require for the preparation of any such announcement or disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.
Section 4.5   Further Assurances.   Each Shareholder agrees, from time to time, at the request of the Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 4.6   Acquisition of Covered Shares.   Each Shareholder agrees that any additional Covered Shares acquired by such Shareholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any Company options or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof. Each Shareholder hereby agrees to notify the Company in writing as promptly as practicable (and in any event within one Business Day of receipt following such acquisition by such Shareholder) of the number of any additional Covered Shares or other securities of Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.
Section 4.7   Waiver and Release.   Subject to the consummation of the Merger and any rights under the Merger Agreement and without derogating from any rights under the Merger Agreement and its related agreements and from any directors and officer indemnification agreements, each of Company and Shareholder, respectively, voluntarily and unconditionally, on its own behalf, releases and forever discharges Company and its subsidiaries and Shareholder, respectively, and any and all Persons in their actions/omissions on their behalf, their current and former affiliates and representatives (including their respective predecessors, successors and assigns) from any and all actions, causes of action, claims, demands, suits, debts, obligations, losses, liabilities of whatsoever kind or nature, whether known or unknown and whether in law, arbitration, equity or otherwise, relating to Company and/or each of its current and former subsidiaries (except for rights and obligations under the Merger Agreement and its related agreements) that arise out of acts, events, conditions or omissions occurring or existing from the time Company was formed to and including the Effective Time, but excluding claims as an employee of Company or a subsidiary thereof, to the extent such Shareholder is an employee, provided however, that (i) such Shareholder’s release and discharge shall not apply in respect of any party (such party under this subsection not being the Company and/or its subsidiaries) who makes, whether directly or indirectly, a claim against the Shareholder and/or any related person thereof (including current and former employees, affiliates, representatives etc.) and (ii) each party shall be released from the release under this Section 4.7 if the other party breaches this Section.
ARTICLE V
MISCELLANEOUS
Section 5.1   Termination.   This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date and (b) the Effective Time; provided, however, that the provisions of this ARTICLE V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party arising out of or in connection with a breach of this Agreement incurred prior to such termination or expiration. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.
Section 5.2   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Parent or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to each respective Shareholder, and neither the Parent nor any other Person shall have any authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

Section 5.3   Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.
Section 5.4   Notices.   All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:
if to the Parent, to:
Anchiano Therapeutics Ltd.
One Kendall Square
Building 1400E, Suite 14-105
Cambridge, MA 02139, USA
Attention: Neil Cohen
Email:
with a copy to (which shall not constitute notice):
Cooley (UK) LLP
69 Old Broad Street
London EC2M 1QS, UK
Attention: Michal Berkner
Email: mberkner@cooley.com
and
Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Attention: Aaron M. Lampert
Email: aaron.lampert@goldfarb.com
if to the Shareholders, to the address set forth in the signature page hereto.
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.4, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.4 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.4. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.
Section 5.5   Interpretation.   The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
Section 5.6   Counterparts.   This Agreement and any amendments hereto may be executed in one or more identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered electronically will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 5.7   Entire Agreement.   This Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
Section 5.8   Governing Law; Consent to Jurisdiction
(a)   This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced solely in accordance with the Laws of the State of Israel, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Israel or otherwise) that would cause the application of the Laws of any jurisdiction other than the State of Israel.
(b)   Each of the parties (i) irrevocably consents to the service of statement of claim and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.4 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.8 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court located in Tel Aviv-Jaffa, Israel, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any competent court located in Tel Aviv-Jaffa, Israel, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in any competent court located in Tel Aviv-Jaffa, Israel, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)   Each party hereto irrevocably consents to the service of process in any Legal Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.4 and such service of process shall be sufficient to confer personal jurisdiction over such party in such Legal Proceeding and shall otherwise constitute effective and binding service in every respect.
Section 5.9   Specific Performance.   The Shareholders hereby acknowledge and agree that the Parent will suffer irreparable damage in the event that any of the obligations of the Shareholders in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Shareholders and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Shareholder agrees that the Parent shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Shareholder’s obligations hereunder (without posting of bond or other security). The Shareholders agree not to raise any objection or legal or equitable defense to the availability of any equitable remedy that the Parent may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies the Parent may have at law or in equity. In the event the Parent seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parent shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 5.10   Amendment; Waiver.    This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 5.11   Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 5.12   Assignment; Successors; No Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.12 shall be null and void ab initio. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 5.13   Shareholder Capacity.    The parties acknowledge that this Agreement is entered into by each Shareholder solely in his or its capacity as the record or Beneficial Owner of such Shareholder’s Company Shares and nothing in this Agreement restricts or limits any action taken by such Shareholder in his capacity as a director or officer of Company. The taking of any action (or failure to act) by any Shareholder in his capacity as an officer or director of Company will not be deemed to constitute a breach of this Agreement.
[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.
PARENT:
ANCHIANO THERAPEUTICS LTD.
By:
Name:
Title:
[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.
COMPANY:
[SOLELY FOR PURPOSES OF SECTION 4.7]
CHEMOMAB LTD.
By:
Name:
Title:
[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.
SHAREHOLDERS:
[ ]
By:
Name:
Title:
Address for notices:
[SHAREHOLDERS]
[ ]
[ ]
Attention: [ ]
Email: [ ]
with copies (which shall not constitute notice) to:
[ ]
[ ]
Attention: [ ]
Email: [ ]
[Signature Page to Shareholder Support Agreement]

SCHEDULE I

EXHIBIT A
FORM OF JOINDER AGREEMENT
The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Shareholder Support Agreement, dated as of [•], 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Shareholder Support Agreement”) by and between Anchiano Therapeutics Ltd., an Israeli limited company, and each of the shareholders of Chemomab Ltd., an Israeli limited company, (“Company”), listed on Schedule I thereto (the “Shareholders”). Each capitalized term used but not defined in this Joinder Agreement shall have the respective meaning ascribed to such term in the Shareholder Support Agreement.
By executing and delivering this Joinder Agreement to the Shareholder Support Agreement, the undersigned hereby (i) adopts and approves the Shareholder Support Agreement, (ii) assumes and agrees to comply with all of the Shareholder’s obligations under the Shareholder Support Agreement in respect of the securities subject to the applicable Transfer and (iii) agrees, effective commencing on the date hereof and as a condition to the Transfer, to become a party to, and to be bound by and comply with the provisions of, the Shareholder Support Agreement applicable to the Shareholders, in the same manner as if the undersigned were an original signatory to the Shareholder Support Agreement.
The undersigned hereby (i) represents and warrants that, pursuant to this Joinder Agreement and the Shareholder Support Agreement, it is a Permitted Transferee under the Shareholder Support Agreement and (ii) makes all of the representations and warranties set forth in Article 3 of the Shareholder Support Agreement, mutatis mutandis.
The undersigned acknowledges and agrees that the provisions of ARTICLE V of the Shareholder Support Agreement are incorporated herein by reference, mutatis mutandis.
[Remainder of page intentionally left blank]

Accordingly, the undersigned have executed and delivered this Joinder Agreement as of the             day of            ,            .
PERMITTED TRANSFEREE

Name:
Notice Information
Address:
Phone:
Email:

EXHIBIT B
EXISTING SHARES
[To come]

Annex C
FORM OF SHAREHOLDER SUPPORT AGREEMENT
This Shareholder Support Agreement, dated as of December 14, 2020 (this “Agreement”), is entered into by and among Chemomab Ltd., an Israeli limited company (the “Company”) each of the shareholders of Anchiano Therapeutics Ltd. (“Parent”) listed on Schedule I hereto (the “Shareholders”) and solely for purposes of Section 4.7, Parent.
W I T N E S S E T H:
WHEREAS, Parent, CMB Acquisition Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently with this Agreement entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company and a wholly owned subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “Companies Law”);
WHEREAS, the Board of Directors of Parent approved, inter alia, the entry into the Agreement;
WHEREAS, each Shareholder, as of the date hereof, holds or Beneficially Owns its Existing Shares; and
WHEREAS, as a condition and material inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Shareholders have agreed to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote all of their Covered Shares in accordance with the terms of this Agreement;
WHEREAS, as a condition and material inducement to Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the shareholders of the Company have agreed to enter into a shareholders voting and support agreement with terms identically (other than matters that are being voted in the respective shareholders meeting) set forth to this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
GENERAL
Section 1.1   Defined Terms.   Each of the following capitalized terms, as used in this Agreement, shall have the meaning set forth below next to such term. Each capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Merger Agreement.
(a)   “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).
(b)   “Covered Shares” means each Shareholder’s Existing Shares, together with any Parent Shares or other voting share capital of Parent issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for Parent Shares or other voting share capital of Parent, and any other Parent Shares or other voting share capital of Parent, in each case that such Shareholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise of any stock options, warrants or other rights).
(c)   “Existing Shares” means the Parent Shares Beneficially Owned by such Shareholder as of the date hereof. Each Shareholder represents and warrants that all of the Existing Shares owned by such Shareholder are as set forth in Exhibit B hereto.
(d)   “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.
(e)   “Lock-Up Agreement” means the Lock-Up Agreement, dated of even date herewith, being entered into by each of the shareholders individually in favor of the Parent.
(f)   “Parent Shares” means Ordinary Shares, with no nominal (par) value, of Parent, including, for the avoidance of doubt, Ordinary Shares of Parent underlying American Depositary Shares, each representing five (5) Ordinary Shares of Parent.
(g)   “Permitted Transfer” means a Transfer of Covered Shares by any Shareholder to a Permitted Transferee, provided that (i) the transferee remains a Permitted Transferee of such Shareholder at all times following such Transfer until the termination of this Agreement in accordance with Section 5.1 hereof; provided further, that prior to the effectiveness of such Transfer (A) written notice of such Transfer is delivered to Company in accordance with Section 5.4, and (B) such transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A, pursuant to which such transferee agrees to assume all of such Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Shareholder is bound hereunder and to make each of the representations and warranties in respect of the securities Transferred as such Shareholder shall have made hereunder (the “Joinder Agreement”).
(h)   “Permitted Transferee” shall have the definition set forth in the Lock-Up Agreement.
(i)   “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any Contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.
ARTICLE II
VOTING
Section 2.1   Agreement to Vote.
(a)   Each Shareholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of the Parent Shareholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Parent Shareholders, such Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Parent Shareholders and that the Covered Shares are entitled to vote thereon or consent thereto:
(i)   appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present for purposes of calculating a quorum; and
(ii)   vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if legally valid) covering, all of its Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement, including without limitation, the appointment of the directors nominated by the Company to Parent’s Board of Directors in accordance with the terms of the Merger Agreement (including the classified board classes), which appointment shall become effective subject to and upon the Closing; (2) any action in connection with the Merger and the Contemplated Transactions; or (3) any proposal to adjourn or postpone to a later date any meeting of the Parent Shareholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of the Parent Shareholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1) any Acquisition Proposal or Acquisition Inquiry; (2) any other action, proposal, transaction or agreement involving Parent or any Subsidiary of Parent that is intended or would reasonably be expected to have the effect of frustrating the purposes of the Merger or preventing, impeding, interfering with, delaying, postponing or impairing the ability of the Company, Parent or Merger Sub to consummate the Merger or any other transaction contemplated by the Merger Agreement; or (3) any action or Contract that would be expected to result in any condition to the consummation of the Merger set forth in Sections 6, 7 or 8 of the Merger Agreement not being fulfilled on or prior to the Termination Date. No Shareholder shall enter into any Contract with any Person prior to the termination of this Agreement to vote in any manner inconsistent herewith and in the event that there is a shareholders meeting relating to appointment of directors, vote FOR directors designated by the Company to the board of directors.
(b)   Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given if legally valid) by such Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.
(c)   Except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of each Shareholder to vote (including by executing and delivering a written consent of the Parent Shareholders) in favor of, against or abstain with respect to any other matters presented to the Parent Shareholders.
(d)   The obligations of each Shareholder specified in this Section 2.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal, Acquisition Inquiry or by any Parent Board Adverse Recommendation Change.
Section 2.2   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, the Company as such Shareholder’s proxy and attorney-in-fact (with full power of substitution) in accordance with the Companies Law, for and in the name, place and stead of such Shareholder, to attend any and all meetings of the Parent Shareholders and to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Shares in accordance with this Agreement; provided that each Shareholder’s grant of the proxy contemplated by this Section 2.2 shall be effective if, and only if, such Shareholder has failed to act in accordance with such Shareholder’s obligations as to voting pursuant to Section 2.1 of this Agreement by delivering to Parent (i) at least 5 business days prior to the meeting at which any of the matters described in Section 2.1 are to be considered, a duly executed irrevocable proxy card directing that the Covered Shares of such Shareholder be voted in accordance with this Agreement, or (ii) if earlier, a duly executed written consent in accordance with this Agreement, within seven (7) days of the date on which such action by written consent is being taken.
(i)   Each Shareholder hereby represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable, and hereby revokes all such proxies.
(ii)   Each Shareholder hereby affirms that the irrevocable proxy set forth in Section 2.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically, at which time any underlying appointment shall automatically be revoked and rescinded and of no force and effect, in each case without further action by any party. The proxy granted by the Shareholders herein shall survive the dissolution, bankruptcy, death or incapacity of any Shareholder. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote, or to cause the holder of record on any applicable record date to vote, the Covered Shares in accordance with this Agreement. The parties agree that the foregoing is a voting agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1   Representations and Warranties of Each Shareholder.   Each Shareholder hereby represents and warrants to Parent and the Company, as of the date hereof, and at all times during the term of this Agreement, as follows:
(a)   Authorization.   Such Shareholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).
(b)   Ownership.   Such Shareholder’s Existing Shares are, and all Covered Shares of such Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Shareholder or by a Permitted Transferee. Such Shareholder has good and valid title to such Shareholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities Laws). Other than the Existing Shares, and the Shareholder’s rights under the Cashless Exercise Notice, Amendment, Waiver, Release and Termination Agreement, dated as of the date hereof, as of the date hereof such Shareholder does not Beneficially Own or own of record: (i) any securities of Parent convertible into or exchangeable or exercisable for shares of the share capital or other voting securities or equity interests of Parent; (ii) any warrants, calls, options or other rights to acquire from Parent any share capital, voting securities, equity interests or securities convertible into or exchangeable or exercisable for share capital or voting securities of Parent, or any stock appreciation rights; (iii) “phantom” stock rights, performance units or other rights to receive Parent Shares (or cash or other economic benefit in respect thereof) on a deferred basis; or (iv) other rights that are linked to the value of Parent Shares. As of the date hereof, such Shareholder’s Existing Shares constitute all of the Parent Shares Beneficially Owned or owned of record by such Shareholder. Such Shareholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by such Shareholder at all times through the Effective Time. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Covered Shares, if any, are revocable by such Shareholder at any time. It is acknowledged that the Information Rights Agreement between Clal Biotechnologies Industries Ltd. and Parent, dated December 19, 2018 (the “IRA”), will survive the Closing and will continue to be in full force and effect in accordance with its terms solely to the extent and as long as, information is required by Shareholder to satisfy Shareholder’s statutory reporting obligations under the Israeli Securities Law, 5728-1968, including any information required for the preparation of Shareholder’s financial reports.

(c)   No Violation.   The execution, delivery and performance of this Agreement by such Shareholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):
(i)   violate, conflict with or result in the breach of any provision of the Organizational Documents of such Shareholder;
(ii)   violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which such Shareholder is a party or by which it is bound;
(iii)   require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Body (except for filings, if any, under the Exchange Act, the Israeli Securities Law, 5728-1968 or the Companies Law); or
(iv)   violate or conflict with any Law applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound.
Except under the Organizational Documents of Parent, such Shareholder’s Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other Contract (other than a Contract for Transfer of Existing Shares to a Permitted Transferee), including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.
(d)   Absence of Litigation.   There is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened by, against, involving or affecting such Shareholder or the Covered Shares that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(e)   Reliance by the Company.   Such Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations, warranties, covenants and agreements of such Shareholder contained herein and that the same are a material inducement thereto. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated by the Merger Agreement.
(f)   Independent Advice.   Such Shareholder has carefully reviewed the Merger Agreement, the other documentation relating to the Merger and other transactions contemplated in the Merger Agreement referred to therein and this Agreement, and has had an opportunity to discuss the Merger Agreement, such other documentation and this Agreement with an attorney of his, her or its own choosing.
Section 3.2   Representations and Warranties of the Company.   The Company hereby represents and warrants to the Shareholders, as of the date hereof, and at all times during the term of this Agreement, as follows:
(a)   Authorization.   The Company has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).
(b)   No Violation.   The execution, delivery and performance of this Agreement by the Company does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):
(i)   violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company;
(ii)   violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Company is a party or by which the Company is bound;
(iii)   require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act, the Israeli Securities Law, 5728-1968 or the Companies Law); or
(iv)   violate or conflict with any Law applicable to the Company or by which any of the Company’s assets or properties is bound.
(c)   Absence of Litigation.   There is no Legal Proceeding pending or, to the knowledge of the Company, threatened by, against, involving or affecting the Company that would reasonably be expected to impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE IV
OTHER COVENANTS
Section 4.1   No Solicitation.   Each Shareholder shall not (a) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any Acquisition Proposal of Parent, (b) furnish to any Person other than the Company or Parent any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal of Parent, or (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Acquisition Proposal of Parent. If prior to the Expiration Date, any Shareholders receives an Acquisition Proposal, then such Shareholder will promptly notify the Company.
Section 4.2   Prohibition on Transfers; Other Actions.   During the term of this Agreement, each Shareholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer; (b) grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares; (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Shareholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. During the term of the Agreement, Parent shall not recognize and shall issue stop-transfer instructions to its transfer agent (if relevant) with respect to any sale, pledge, or transfer, except upon the conditions specified in this Agreement. A transferring Shareholder will cause any proposed transferee of the Covered Shares pursuant to a Permitted Transfer to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
Section 4.3   Share Dividends, etc.   In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into Parent Shares), or any change in the Parent Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 4.4   Public Announcements.   Except as required by applicable Law (in which case the Shareholders shall use reasonable best efforts to allow the Company reasonable time to comment on such announcement and shall consider in good faith any comments provided by the Company), no public announcements by the Shareholders regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. Each Shareholder (a) to the extent such consent or authorization of Shareholder is required, consents to and authorizes the publication and disclosure by Parent, the Company and their respective affiliates of such Shareholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required (in the opinion of the Company’s counsel) by the SEC, the Israel Securities Authority or any other Governmental Body or the rules or regulations of any applicable securities exchange (including Nasdaq); (b) agrees as promptly as practicable to give to Parent and the Company any information that it may reasonably require for the preparation of any such announcement or disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.
Section 4.5   Further Assurances.   Each Shareholder agrees, from time to time, at the request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 4.6   Acquisition of Covered Shares.   Each Shareholder agrees that any additional Covered Shares acquired by such Shareholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any Parent options or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof. Each Shareholder hereby agrees to notify the Company in writing as promptly as practicable (and in any event within one Business Day of receipt following such acquisition by such Shareholder) of the number of any additional Covered Shares or other securities of Parent of which the Shareholder acquires Beneficial Ownership on or after the date hereof.
Section 4.7   Waiver and Release.   Subject to the consummation of the Merger and any rights under the Merger Agreement and without derogating from any rights under the Merger Agreement and its related agreements and from any directors and officer indemnification agreements, each of Parent and Shareholder, respectively, voluntarily and unconditionally, on its own behalf, releases and forever discharges Parent and its subsidiaries and Shareholder, respectively, and any and all Persons in their actions/omissions on their behalf, their current and former affiliates and representatives (including their respective predecessors, successors and assigns) from any and all actions, causes of action, claims, demands, suits, debts, obligations, losses, liabilities of whatsoever kind or nature, whether known or unknown and whether in law, arbitration, equity or otherwise, relating to Parent and/or each of its current and former subsidiaries (except for rights and obligations under the Merger Agreement and its related agreements) that arise out of acts, events, conditions or omissions occurring or existing from the time Parent was formed to and including the Effective Time, but excluding claims as an employee of Parent or a subsidiary thereof, to the extent such Shareholder is an employee, provided however, that (i) such Shareholder’s release and discharge shall not apply in respect of any party (such party under this subsection not being the Parent and/or its subsidiaries) who makes, whether directly or indirectly, a claim against the Shareholder and/or any related person thereof (including current and former employees, affiliates, representatives etc.) and (ii) each party shall be released from the release under this Section 4.7 if the other party breaches this Section.
ARTICLE V
MISCELLANEOUS
Section 5.1   Termination.   This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date and (b) the Effective Time; provided, however, that the provisions of this ARTICLE V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party arising out of or in connection with a breach of this Agreement incurred prior to such termination or expiration. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.
Section 5.2   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to each respective Shareholder, and neither the Company nor any other Person shall have any authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.
Section 5.3   Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.
Section 5.4   Notices.   All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:
if to the Company, to:
Chemomab Ltd.
Kiryat Atidim, Building 7
Tel Aviv 6158002, Israel
Attention: Dr. Adi Mor
Email:
with a copy to (which shall not constitute notice):
Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attention: Ronen Bezalel and Dr. Shachar Hadar
Email: rbezalel@meitar.com and shacharh@meitar.com
if to the Shareholders, to the address set forth in the signature page hereto.
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.4, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.4 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.4. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.
Section 5.5   Interpretation.   The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
Section 5.6   Counterparts.   This Agreement and any amendments hereto may be executed in one or more identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered electronically will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 5.7   Entire Agreement.   This Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
Section 5.8   Governing Law; Consent to Jurisdiction
(a)   This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced solely in accordance with the Laws of the State of Israel, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Israel or otherwise) that would cause the application of the Laws of any jurisdiction other than the State of Israel.
(b)   Each of the parties (i) irrevocably consents to the service of statement of claim and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.4 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.8 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court located in Tel Aviv-Jaffa, Israel, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any competent court located in Tel Aviv-Jaffa, Israel, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in any competent court located in Tel Aviv-Jaffa, Israel, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)   Each party hereto irrevocably consents to the service of process in any Legal Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.4 and such service of process shall be sufficient to confer personal jurisdiction over such party in such Legal Proceeding and shall otherwise constitute effective and binding service in every respect.
Section 5.9   Specific Performance.   The Shareholders hereby acknowledge and agree that the Company will suffer irreparable damage in the event that any of the obligations of the Shareholders in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Shareholders and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Shareholder agrees that the Company shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Shareholder’s obligations hereunder (without posting of bond or other security). The Shareholders agree not to raise any objection or legal or equitable defense to the availability of any equitable remedy that the Company may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity. In the event the Company seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Company shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 5.10   Amendment; Waiver.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 5.11   Severability.   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 5.12   Assignment; Successors; No Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.12 shall be null and void ab initio. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 5.13   Shareholder Capacity.   The parties acknowledge that this Agreement is entered into by each Shareholder solely in his or its capacity as the record or Beneficial Owner of such Shareholder’s Parent Shares and nothing in this Agreement restricts or limits any action taken by such Shareholder in his capacity as a director or officer of Parent. The taking of any action (or failure to act) by any Shareholder in his capacity as an officer or director of Parent will not be deemed to constitute a breach of this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.
THE COMPANY:
CHEMOMAB LTD.
By:

Name:

Title:

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.
PARENT:
[SOLELY FOR PURPOSES OF SECTION 4.7]
ANCHIANO THERAPEUTICS LTD.
By:

Name:

Title:

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.
SHAREHOLDERS:
[           ]
By:

Name:

Title:

Address for notices:
[SHAREHOLDERS]
[ ]
[ ]
Attention: [ ]
Email: [ ]
with copies (which shall not constitute notice) to:
[ ]
[ ]
Attention: [ ]
Email: [ ]
[Signature Page to Shareholder Support Agreement]

SCHEDULE I

EXHIBIT A
FORM OF JOINDER AGREEMENT
The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Shareholder Support Agreement, dated as of [•], 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Shareholder Support Agreement”) by and between Chemomab Ltd., an Israeli limited company, and each of the shareholders of Anchiano Therapeutics Ltd., an Israeli limited company (“Parent”), listed on Schedule I thereto (the “Shareholders”). Each capitalized term used but not defined in this Joinder Agreement shall have the respective meaning ascribed to such term in the Shareholder Support Agreement.
By executing and delivering this Joinder Agreement to the Shareholder Support Agreement, the undersigned hereby (i) adopts and approves the Shareholder Support Agreement, (ii) assumes and agrees to comply with all of the Shareholder’s obligations under the Shareholder Support Agreement in respect of the securities subject to the applicable Transfer and (iii) agrees, effective commencing on the date hereof and as a condition to the Transfer, to become a party to, and to be bound by and comply with the provisions of, the Shareholder Support Agreement applicable to the Shareholders, in the same manner as if the undersigned were an original signatory to the Shareholder Support Agreement.
The undersigned hereby (i) represents and warrants that, pursuant to this Joinder Agreement and the Shareholder Support Agreement, it is a Permitted Transferee under the Shareholder Support Agreement and (ii) makes all of the representations and warranties set forth in Article 3 of the Shareholder Support Agreement, mutatis mutandis.
The undersigned acknowledges and agrees that the provisions of ARTICLE V of the Shareholder Support Agreement are incorporated herein by reference, mutatis mutandis.
[Remainder of page intentionally left blank]

Accordingly, the undersigned have executed and delivered this Joinder Agreement as of the             day of            ,            .
PERMITTED TRANSFEREE

Name:
Notice Information
Address:
Phone:
Email:

EXHIBIT B
EXISTING SHARES
[To come]

Annex D
Lock-Up Agreement
December 14, 2020
Ladies and Gentlemen:
The undersigned shareholder of either the Parent or the Company (as the case may be) (the “Shareholder”) understands that: (i) Anchiano Therapeutics Ltd., an Israeli limited company (“Parent”),has entered into an Agreement and Plan of Merger, dated as of December 14, 2020 (the “Merger Agreement”), with Chemomab Ltd., an Israeli limited company (the “Company”) and CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, shareholders of the Company will receive Parent ADSs, each representing five (5) ordinary shares, with no par value, of Parent (“Parent Ordinary Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a material inducement to the willingness of each of the Company and Parent to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby agrees that the Shareholder will not, subject to the exceptions set forth in this letter agreement, without the prior written consent of Parent and the Company and during the period commencing at the Effective Time and ending on the date that is 180 days after the Closing Date (the “Restricted Period”), directly or indirectly (a) lend, grant, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase from Shareholder, purchase any option or contract to sell, grant any option, right or warrant to purchase from Shareholder, or otherwise transfer or dispose of any Parent Ordinary Shares, or any securities convertible into or exercisable or exchangeable for Parent Ordinary Shares, whether now owned or hereinafter acquired, including without limitation, Parent Ordinary Shares or such other securities which may be deemed to be beneficially owned by the Shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Parent that may be issued upon exercise of a share option or warrant (collectively, the “Shareholder’s Shares”), (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shareholder’s Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Ordinary Shares or such other securities, in cash or otherwise, in each case other than (i) transfers of the Shareholder’s Shares as bona fide charitable contributions, gifts or donations, (ii) transfers or dispositions of the Shareholder’s Shares to an immediate family member of the Shareholder or to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, (iii) transfers or dispositions of the Shareholder’s Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Shareholder, (iv) if the Shareholder is a partnership, limited liability company, corporation or other entity, transfers of the Shareholder’s Shares to the shareholders, partners (general or limited), members, managers, other equity holders or affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), of the Shareholder, as applicable, or to the estates of any such shareholders, partners, members, managers, other equity holders or affiliates, or to another corporation, partnership, limited liability company or other entity that controls, is controlled by or is under common control with the Shareholder or with any of the Shareholder’s partners, members, managers or other equity holders or affiliates (v) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) transfers or dispositions not involving a change in beneficial ownership, and (vii) if the Shareholder is a trust, transfers or dispositions to any beneficiary of the Shareholder or the estate of any such beneficiary; provided that, in each case, such transferee (each, a “Permitted Transferee”) agrees in writing to be bound by the terms and conditions of this letter agreement, and either the Shareholder or the transferee provides Parent with a copy of such letter agreement promptly upon consummation of any such transfer; and provided, further, that in each case, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall report an overall reduction in shares held by the Shareholder together with such transferee on an aggregate basis (which fact shall be referenced in footnotes to such filing or announcement) in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5, Schedule 13G or 13D (or 13D/A or 13G/A) made after the expiration of the Restricted Period, so long as such required filing includes a reasonably detailed explanation of such transfer or distribution). For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
Anything else herein notwithstanding, in the event that during the Restricted Period, the Board of Directors of the Parent (following the Closing) waives any prohibition on the transfer of the securities held by any record or beneficial holder(s) of the ordinary shares of the Parent who executed a lock-up agreement, which in the aggregate exceeds more than 1% of the Parent’s total outstanding ordinary shares (determined as of the date of such waiver), the Board of Directors of the Parent (following the Closing) shall be deemed to have also waived, immediately and irrevocably, for, on the same terms, the prohibitions set forth in this letter agreement that would otherwise have applied to such Shareholder with respect to the same percentage of such Shareholder’s securities as the relative percentage of aggregate securities held by such party(ies) receiving the waiver which are subject to such waiver. The Parent shall promptly notify the Shareholder of any applicable waiver and release of securities.
Notwithstanding the restrictions imposed by this letter agreement, the Shareholder may (a) (A) exercise an option or warrant (including a net or cashless exercise of such option or warrant) to purchase Parent Ordinary Shares, and (B) transfer Parent Ordinary Shares to cover tax withholding obligations of the Shareholder in connection with any such option exercise, provided that, in the case of (A), the underlying Parent Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Ordinary Shares, provided that such plan does not provide for any transfers of Parent Ordinary Shares during the Restricted Period, and (c) transfer or dispose of Parent Ordinary Shares acquired on the open market following the Closing Date, provided that, with respect to (a)(B) above, any filing under the Exchange Act, if required, shall include a footnote disclosure explaining that such exercise and sale was to cover tax withholding obligations of such Shareholder, and with respect to (b) above, no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the establishment of such a plan, provided that, for the avoidance of doubt, and except as aforesaid, the underlying Parent Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement.
Notwithstanding the foregoing, the undersigned may transfer or otherwise dispose of the undersigned’s Parent Ordinary Shares (and the foregoing restrictions shall not apply to such transfers or dispositions) with the prior written consent of the Board of Directors of the Parent (following the Closing) on behalf of the Parent.
Notwithstanding the restrictions imposed by this letter agreement, the Shareholder, if a party to that certain Registration Rights Agreement to be entered into upon the closing of the Merger by and among the Parent, certain shareholders of the Parent and certain other persons (the “Registration Rights Agreement”), may submit a registration demand to Parent, and the Parent may file a registration statement, pursuant to Section 2.1 of the Registration Rights Agreement, beginning after the expiration of 90 days from the effectiveness of the Merger, provided that, except as permitted hereunder, the Shareholder shall not sell Parent Ordinary Shares under that registration statement prior to the expiration of the 180 day period following the Closing Date.
An attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the share transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Shareholder agrees and consents that Parent may issue appropriate “stop transfer” certificates or instructions with any duly appointed transfer agent for the registration or transfer of the Parent Ordinary Shares or other securities described herein. Parent and any duly appointed transfer agent are hereby authorized to decline to make any transfer of such securities if such transfer would constitute a violation or breach of this letter agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments (including book-entry positions, and statements in respect thereof) evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this letter agreement.
Upon the release of any of the Shareholder’s Shares from this letter agreement, Parent will cooperate with the Shareholder to facilitate the timely preparation and delivery of certificates (or book-entry positions) representing the Shareholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.
The Shareholder understands that each of Parent and the Company is relying upon this letter agreement in proceeding toward consummation of the Merger. The Shareholder further understands that this letter agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.
This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of laws principles thereof.
The Shareholder understands that if the Merger Agreement is terminated in accordance with its terms, the Shareholder will be released from all obligations under this letter agreement.
This letter agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.
[Signature Page Follows]

Very truly yours,
Print Name of
Shareholder:

Signature (for individuals):

Signature (for entities):
By:

Name:

Title:

[Signature Page to Lock-up Agreement]

Acknowledged and accepted:
Anchiano Therapeutics Ltd.
By:

 Name:

 Title:

[Signature Page to Lock-up Agreement]

ANNEX E
AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF COMBINED COMPANY
THE COMPANIES LAW, 1999
A LIMITED LIABILITY COMPANY

ARTICLES OF ASSOCIATION
OF
CHEMOMAB THERAPEUTICS LTD.
Therapeutics
As Adopted on            , 2021
PRELIMINARY
1.
Definitions; Interpretation.

(a)   In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.
“Articles”	shall mean these Articles of Association, as amended from time to time.
“Board of Directors”	shall mean the Board of Directors of the Company.
“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;
“Company”	shall mean Chemomab Therapeutics Ltd.
“Companies Law”	shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.
“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.
“External Director(s)”	shall have the meaning provided for such term in the Companies Law.
“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.
“NIS”	shall mean New Israeli Shekels.
“Office”	shall mean the registered office of the Company at a given time.
“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.
“Securities Law”	shall mean the Israeli Securities Law 5728-1968 and the regulations promulgated thereunder.
“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.
(b)   Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day or business days shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.
(c)   The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.
(d)   The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.
LIMITED LIABILITY
2.
The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder, subject to the provisions of the Companies Law.

COMPANY’S OBJECTIVES
3.
Objectives.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.
4.
Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes, as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

SHARE CAPITAL
5.   Authorized Share Capital.
(a)   The authorized share capital of the Company shall consist of [•] Ordinary Shares without par value (the “Shares”).
(b)   The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 18.
6.
Increase of Authorized Share Capital.

(a)   The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.
(b)   Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.
7.
Special or Class Rights; Modification of Rights.

(a)   The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.
(b)   If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.
(c)   The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33 1∕3%) of the issued shares of such class; provided, however, that if (i) such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is a “foreign private issuer” under the US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than twenty five percent (25%) of the issued shares of such class.
(d)   Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.
8.
Consolidation, Division, Cancellation and Reduction of Share Capital.

(a)   The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:
(i)   consolidate all or any part of its issued or unissued authorized share capital;
(ii)   divide or sub-divide its shares (issued or unissued) or any of them and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;
(iii)   cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or
(iv)   reduce its share capital in any manner.
(b)   With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:
(i)   determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;
(ii)   issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;
(iii)   redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;
(iv)   round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or
(v)   cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).
9.
Issuance of Share Certificates, Replacement of Lost Certificates.

(a)   To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.
(b)   Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his or her name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.
(c)   A share certificate registered in the names of two or more persons shall be issued to the person first named in the Register of Shareholders in respect of such co-ownership.
(d)   A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.
Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.
11.   Issuance and Repurchase of Shares.
(a)   The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit.
(b)   The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.
12.
Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.
13.
Calls on Shares.

(a)   The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.
(b)   Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.
(c)   If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time, such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)   Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.
(e)   Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.
(f)   Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.
14.
Prepayment.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.
15.
Forfeiture and Surrender.

(a)   If any shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.
(b)   Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.
(c)   Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.
(d)   The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.
(e)   Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.
(f)   Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another.
(g)   The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.
16.
Lien.

(a)   Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.
(b)   The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his or her executors or administrators.
(c)   The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.
17.
Sale After Forfeiture or Surrender or For Enforcement of Lien.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.
18.   Redeemable Shares.
The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.
TRANSFER OF SHARES
19.
Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of

The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.
20.
Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.
TRANSMISSION OF SHARES
21.
Decedents’ Shares.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.
22.
Receivers and Liquidators.

(a)   The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.
(b)   Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.
GENERAL MEETINGS
23.
General Meetings.

(a)   An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.
(b)   All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.
(c)   If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.   Record Date for General Meeting.
Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
25.
Shareholder Proposal Request.

(a)   Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.
A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.
(b)   The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.
(c)   The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, on any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.
(d)   Notwithstanding anything to the contrary herein, this Article 25 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a supermajority of at least 65% of the total voting power of the Shareholders.
26.
Notice of General Meetings; Omission to Give Notice.

(a)   The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.
(b)   The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.
(c)   No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.
(d)   In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.
PROCEEDINGS AT GENERAL MEETINGS
27.
Quorum.

(a)   No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.
(b)   In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33 1∕3%) of the voting power of the Company; provided, however, that if (i) any such General Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such General Meeting the Company is a “foreign private issuer”

under the US securities laws, then the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. A proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.
(c)   If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.
28.
Chairperson of General Meeting.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or such proxy).
29.
Adoption of Resolutions at General Meetings.

(a)   Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.
(b)   Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.
(c)   A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)   A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.
30.
Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).
31.
Voting Power.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.
32.
Voting Rights.

(a)   No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.
(b)   A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.
(c)   Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.
(d)   If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.
(e)   If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

PROXIES
33.
Instrument of Appointment.

(a)   An instrument appointing a proxy shall be in writing and shall be substantially in the following form:
“I	(Name of Shareholder)	of	(Address of Shareholder)
Being a shareholder of [•]. hereby appoints
(Name of Proxy)	of	(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the        day of            ,             and at any adjournment(s) thereof.
Signed this             day of                  ,            .
(Signature of Appointor)”
or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.
(b)   Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.
34.
Effect of Death of Appointor of Transfer of Share and or Revocation of Appointment.

(a)   A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.
(b)   Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.
BOARD OF DIRECTORS
35.
Powers of the Board of Directors.

(a)   The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.
(b)   Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.
36.
Exercise of Powers of the Board of Directors.

(a)   A meeting of the Board of Directors at which a quorum is present in accordance with Article 45 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.
(b)   A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.
(c)   The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.
37.   Delegation of Powers.
(a)   The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.
(b)   The Board of Directors may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.
(c)   The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.
38.
Number of Directors.

(a)   The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than eleven (11), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors.
(b)   Notwithstanding anything to the contrary herein, this Article 38 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.
39.
Election and Removal of Directors.

(a)   The Directors, excluding the External Directors, if any were elected, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.
(i)   The term of office of the initial Class I directors shall expire at the Annual General Meeting to be held in 2022 and when their successors are elected and qualified,
(ii)   The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and
(iii)   The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified,
(b)   At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2022, each Nominee or Alternate Nominee elected at such Annual General Meeting to serve as a Director in a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.
(c)   If the number of Directors (excluding External Directors, if any were elected) that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
(d)   Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e)   Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(e), Article 25 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 10-K or 20-F or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to such Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(e) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.
(f)   The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election. Notwithstanding Articles 25(a) and 25(c), in the event of a Contested Election, the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors proposed to be elected as set forth above, then as among such elected nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 25 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 25, this Article 39 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors proposed to be elected as set forth above, the election shall not be considered a Contested Election. At any General Meeting at which Directors are to be elected, each shareholder shall be entitled to cast a number of votes with respect to nominees for election to the Board of Directors up to the total number of Directors to be elected at such meeting. Shareholders shall not be entitled to cumulative voting in the election of Directors.
(g)   Notwithstanding anything to the contrary herein, this Article 39 and Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.
(h)   Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.
40.
Commencement of Directorship.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.
41.
Continuing Directors in the Event of Vacancies.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof the Board of Directors shall determine at the time of appointment the class pursuant to Article 39 to which the additional Director shall be assigned. Notwithstanding anything to the contrary herein, this Article 41 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.
42.   Vacation of Office.
The office of a Director shall be vacated and he shall be dismissed or removed:
(a)   ipso facto, upon his or her death;
(b)   if he or she is prevented by applicable law from serving as a Director;
(c)   if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;
(d)   if his or her directorship expires pursuant to these Articles and/or applicable law;
(e)   by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders (with such removal becoming effective on the date fixed in such resolution);

(f)   by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or
(g)   with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.
43.
Conflict of Interests; Approval of Related Party Transactions.

(a)   Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.
(b)   Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.
PROCEEDINGS OF THE BOARD OF DIRECTORS
44.
Meetings.

(a)   The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.
(b)   A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.
(c)   Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.
(d)   Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.
Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within 30 minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of then serving directors is up to five, and any three (3) Directors, if the number of then serving directors is more than five, in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.
46.
Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.
47.
Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.
CHIEF EXECUTIVE OFFICER
48.
Chief Executive Officer.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

MINUTES
49.
Minutes.

Minutes of each General Meeting and of each meeting of the Board of Directors and any Committees thereof shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat. Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.
DIVIDENDS
50.
Declaration of Dividends.

The Board of Directors may from time to time declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.
51.
Amount Payable by Way of Dividends.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.
52.
Interest.

No dividend shall carry interest as against the Company.
53.
Payment in Specie.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.
54.
Implementation of Powers.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.
55.
Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.
Retention of Dividends.

(a)   The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.
(b)   The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.
57.
Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.
58.
Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.
ACCOUNTS
59.
Books of Account.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.
60.
Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.
61.
Fiscal Year.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.
SUPPLEMENTARY REGISTERS
62.
Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.
EXEMPTION, INDEMNITY AND INSURANCE
63.
Insurance.

Subject to the provisions of the Companies Law with regard to such matters and to the fullest extent permitted by the Companies Law, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder or expenses incurred or to be incurred due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:
(a)   a breach of duty of care to the Company or to any other person;
(b)   a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;
(c)   a financial liability imposed on such Office Holder in favor of any other person; and
(d)   any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).
64.
Indemnity.

(a)   Subject to the provisions of the Companies Law, the Company may retroactively or pursuant to an advance undertaking, indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:
(i)   a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii)   reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;
(iii)   reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and
(iv)   any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law).
(b)   Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:
(i)
Sub-Article 64(a)(ii) to 64(a)(iv); and

(ii)
Sub-Article 64(a)(i), provided that:

(1)   the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and
(2)   the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.
65.   Exemption.
Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.
66.
General.

(a)   Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.
(b)   The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.
WINDING UP
67.
Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.
NOTICES
68.
Notices.

(a)   Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.
(b)   Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.
(c)   Any such notice or other document shall be deemed to have been served:
(i)   in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or
(ii)   in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;
(iii)   in the case of personal delivery, when actually tendered in person, to such addressee;
(iv)   in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.
(d)   If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 68.
(e)   All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.
(f)   Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.
(g)   Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the

Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:
(i)   if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or
(ii)   on the Company’s internet site.
(h)   The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.
AMENDMENT
69.
Amendment.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.
FORUM FOR ADJUDICATION OF DISPUTES
70.
Forum for Adjudication of Disputes.

(a)   Unless the Company consents in writing to the selection of an alternative forum, with respect to any causes of action arising under the U.S. Securities Act of 1933, as amended, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended; and (b) unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.
*   *   *

ANNEX F
FORM OF INDEMNIFICATION AGREEMENT FOR COMBINED COMPANY DIRECTORS AND OFFICERS
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of                  , 2021, is entered into by and between Anchiano Therapeutics Ltd., an Israeli company whose address is                  (the “Company”), and the undersigned Director or Officer of the Company whose name appears on the signature page hereto officer (the “Indemnitee”).
WHEREAS,
Indemnitee is an Office Holder (“Nosse Misra”), as such term is defined in the Companies Law, 5759-1999, as amended (the “Office Holder” and the “Companies Law” respectively), of the Company;

WHEREAS,
both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies;

WHEREAS,
the Articles of Association of the Company authorize the Company to indemnify and advance expenses to its Office Holders and provide for insurance and exculpation to its Office Holders, in each case, to the fullest extent permitted by applicable law;

WHEREAS,
the Company has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future, (ii) and it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS,
in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s continued service to the Company in an effective manner and, in part, in order to provide Indemnitee with specific contractual assurance that the indemnification, insurance and exculpation afforded by the Articles of Association will be available to Indemnitee, the Company wishes to undertake in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by applicable law and as set forth in this Agreement and provide for insurance and exculpation of Indemnitee as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:
1.
INDEMNIFICATION AND INSURANCE.

1.1.
The Company hereby undertakes to indemnify Indemnitee to the fullest extent permitted by applicable law for any liability and expense specified in Sections 1.1.1 through 1.1.4 below, imposed on Indemnitee due to or in connection with an act performed by such Indemnitee, either prior to or after the date hereof, in Indemnitee’s capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent or fiduciary of the Company, any subsidiary thereof or any another corporation, collaboration, partnership, joint venture, trust or other enterprise, in which Indemnitee serves at any time at the request of the Company (the “Corporate Capacity”). The term “act performed in Indemnitee’s capacity as an Office Holder” shall include, without limitation, any act, omission or failure to act and any other circumstances relating to or arising from Indemnitee’s service in a Corporate Capacity. Notwithstanding the foregoing, in the event that the

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Office Holder is the beneficiary of an indemnification undertaking provided by a subsidiary of the Company or any other entity with respect to his Corporate Capacity with such subsidiary or entity, then the indemnification obligations of the Company hereunder with respect to such Corporate Capacity shall only apply to the extent that the indemnification by such subsidiary or other entity does not actually fully cover the indemnifiable liabilities and expenses relating thereto. The following shall be hereinafter referred to as “Indemnifiable Events”:
1.1.1.
Financial liability imposed on Indemnitee in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court. For purposes of Section 1 of this Agreement, the term “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

1.1.2.
Reasonable Expenses (as defined below) expended or incurred by Indemnitee as a result of an investigation or any proceeding instituted against the Indemnitee by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Indemnitee and without imposing on the Indemnitee a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Indemnitee but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term “financial sanction” shall mean such term as referred to in Section 260(a)(1a) of the Companies Law;

1.1.3.
Reasonable Expenses incurred by or charged to Indemnitee by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of Mens Rea; and

1.1.4.
Any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), if applicable, and Section 50P(b)(2) of the Israeli Economic Competition Law, 5758-1988 (the “Economic Competition Law”)).

For the purpose of this Agreement, “Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided. Expenses shall be considered paid or incurred by Indemnitee at such time as Indemnitee is required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand. The Company shall pay the Expenses in accordance with the provisions of Section1.3.
1.2.
Notwithstanding anything herein to the contrary, the Company’s undertaking to indemnify the Indemnitee under Section 1.1.1 shall only be with respect to events described in Exhibit A hereto. The Board of Directors of the Company (the “Board”) has determined that the categories of events listed in Exhibit A are likely to occur in light of the operations of the Company. The maximum amount of indemnification payable by the Company under Section 1.1.1 of this Agreement with respect to the specific events described in Exhibit A during any period of five years, shall be as set forth in Exhibit A hereto (the “Limit Amount”). If the Company undertook to indemnify multiple persons under agreements similar to this Agreement (the “Indemnifiable Persons”) the Limit Amount for the five year period commencing on January 1, 2021, and for every subsequent five year period, shall apply to all Indemnifiable Persons, in the aggregate, and if the Limit Amount is insufficient to cover all the indemnity amounts payable with respect to all Indemnifiable Persons

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during the relevant five year period, then such amount shall be allocated to such Indemnifiable Persons pro rata according to the percentage of their culpability, as finally determined by a court in the relevant claim, or, absent such determination or in the event such persons are parties to different claims, based on an equal pro rata allocation among such Indemnifiable Persons. The Limit Amount payable by the Company as described in Exhibit A is deemed by the Company to be reasonable in light of the circumstances. The indemnification provided under Section 1.1.1 herein shall not be subject to the limitations imposed by this Section 1.2 and Exhibit A if and to the extent such limits do not or are no longer required by the Companies Law.
1.3.
If so requested by Indemnitee, and subject to the Company’s repayment and reimbursements rights set forth in Sections 3 and 5 below, the Company shall pay amounts to cover Indemnitee’s Expenses with respect to which Indemnitee is entitled to be indemnified under Section 1.1 above, as and when incurred. The payments of such amounts shall be made by the Company directly to the Indemnitee’s legal and other advisors, as soon as practicable, but in any event no later than fifteen (15) days after written demand by such Indemnitee therefor to the Company, and any such payment shall be deemed to constitute indemnification hereunder. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

1.4.
The Company’s obligation to indemnify Indemnitee and advance Expenses in accordance with this Agreement shall be for such period (the “Indemnification Period”) as Indemnitee shall be subject to any actual, possible or threatened claim, action, suit, demand or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the Corporate Capacity as described in Section 1.1 above, whether or not Indemnitee is still serving in such position.

1.5.
The Company undertakes that, subject to the mandatory limitations under applicable law, as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors and officers liability insurance, which will include coverage for the benefit of the Indemnitee, providing coverage in amounts as reasonably determined by the Board; provided that, the Company shall have no obligation to obtain or maintain directors and officers insurance policy if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company hereby undertakes to notify the Indemnitee 30 days prior to the expiration or termination of the directors and officers’ liability insurance.

1.6.
The Company undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies. The above shall not derogate from Company’s authority to freely negotiate or reach any compromise with the insurer which is reasonable at the Company’s sole discretion provided that the Company shall act in good faith and in a diligent manner.

2.
SPECIFIC LIMITATIONS ON INDEMNIFICATION.

Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee with respect to (i) any act, event or circumstance with respect to which it is prohibited to do so under applicable law, or (ii) a counter claim made by the Company or in its name in connection with a claim against the Company filed by the Indemnitee.

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3.
REPAYMENT OF EXPENSES.

3.1.
In the event that the Company provides or is required to provide indemnification with respect to Expenses hereunder and at any time thereafter the Company determines, based on advice from its legal counsel, that the Indemnitee was not entitled to such payments, the amounts so indemnified by the Company will be promptly repaid by Indemnitee, unless the Indemnitee disputes the Company’s determination, in which case the Indemnitee’s obligation to repay to the Company shall be postponed until such dispute is resolved.

3.2.
Indemnitee’s obligation to repay to the Company for any Expenses or other sums paid hereunder shall be deemed as a loan given to Indemnitee by the Company subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it, which is not considered a taxable benefit.

4.
SUBROGATION.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
5.
REIMBURSEMENT.

The Company shall not be liable under this Agreement to make any payment in connection with any Indemnifiable Event to the extent Indemnitee has otherwise actually received payment under any insurance policy or otherwise (without any obligation of Indemnitee to repay any such amount) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee, in accordance with the terms set forth in Section 3.2.
6.
EFFECTIVENESS.

The Company represents and warrants that this Agreement is valid, binding and enforceable in accordance with its terms and was duly adopted and approved by the Company, and shall be in full force and effect immediately upon its execution.
7.
NOTIFICATION AND DEFENSE OF CLAIM.

Indemnitee shall notify the Company of the commencement of any action, suit or proceeding, and of the receipt of any notice or threat that any such legal proceeding has been or shall or may be initiated against Indemnitee (including any proceedings by or against the Company and any subsidiary thereof), promptly upon Indemnitee first becoming so aware; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and to the extent that such failure to provide notice prejudices the Company’s ability to defend such action. Notice to the Company shall be directed to the Chief Executive Officer or Chief Financial Officer of the Company at the address shown in the preamble to this Agreement (or such other address as the Company shall designate in writing to Indemnitee). With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without derogating from Sections 1.1 and 2:
7.1.
The Company will be entitled to participate therein at its own expense.

7.2.
Except as otherwise provided below, the Company, alone or jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel selected by the Company. Indemnitee shall have the right to employ his or her own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee, unless: (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; (ii) the Company and the Indemnitee shall have agreed based on the advice of legal counsel that there may

F-4

be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action; or (iii) the Company has not in fact employed counsel to assume the defense of such action, in which cases the reasonable fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee and the Company shall have reached the conclusion specified in (ii) above.
7.3.
The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected without the Company’s prior written consent.

7.4.
The Company shall have the right to conduct the defense as it sees fit in its sole discretion (provided that the Company shall conduct the defense in good faith and in a diligent manner), including the right to settle or compromise any claim or to consent to the entry of any judgment against Indemnitee without the consent of the Indemnitee, provided that, the amount of such settlement, compromise or judgment does not exceed the Limit Amount (if applicable) and is fully indemnifiable pursuant to this Agreement (subject to Section 1.2 of this Agreement) and/or applicable law, and any such settlement, compromise or judgment does not impose any penalty or limitation on Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admission of wrong-doing by Indemnitee, and includes monetary sanctions only as provided above. In the case of criminal proceedings the Company and/or its legal counsel will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

7.5.
Indemnitee shall fully cooperate with the Company and shall give the Company all information and access to documents, files and to his advisors and representatives as shall be within Indemnitee’s power, in every reasonable way as may be required by the Company with respect to any claim which is the subject matter of this Agreement and in the defense of other claims asserted against the Company (other than claims asserted by Indemnitee), provided that the Company shall cover all expenses, costs and fees incidental thereto such that the Indemnitee will not be required to pay or bear such expenses, costs and fees.

8.
EXCULPATION.

Subject to the provisions of the Companies Law, the Company hereby releases, in advance, the Office Holder from liability to the Company for any damage that arises from the breach of the Office Holder’s duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law).
9.
NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Company’s Articles of Association, applicable law or otherwise, and to the extent that during the Indemnification Period the indemnification rights of the then serving directors and officers are more favorable to such directors or officers than the indemnification rights provided under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law.
10.
PARTIAL INDEMNIFICATION.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by Indemnitee in connection with any proceedings, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled under any provision of this Agreement. Subject to the provisions of Section 5 above, any amount received by Indemnitee (under any insurance policy or

F-5

otherwise) shall not reduce the Limit Amount hereunder and shall not derogate from the Company’s obligation to indemnify the Indemnitee in accordance with the provisions of this Agreement up to the Limit Amount, as set forth in Section 1.2.
11.
BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. In the event of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, the Indemnitee shall be entitled to the same indemnification and insurance provisions as the most favorable indemnification and insurance provisions afforded to the then-serving Office Holders of the Company. In the event that in connection with such transaction the Company purchases a directors and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover Indemnitee and such coverage shall be deemed to be in satisfaction of the insurance requirements under this Agreement. This Agreement shall continue in effect during the Indemnification Period regardless of whether Indemnitee continues to serve in a Corporate Capacity.
Any amendment to the Companies Law, the Israeli Securities Law, the Economic Competition Law or other applicable law adversely affecting the right of the Indemnitee to be indemnified, insured or released pursuant hereto shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure the Indemnitee for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.
12.
SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
13.
NOTICE.

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed provided if delivered personally, telecopied, sent by electronic facsimile, email, reputable overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses shown in the preamble to this Agreement, or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopier or an electronic facsimile or email, one business day after the date of transmission if confirmation of receipt is received, (iii) in the case of a reputable overnight courier, three business days after deposit with such reputable overnight courier service, and (iv) in the case of mailing, on the seventh business day following that on which the mail containing such communication is posted.
14.
GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the conflicts of law provisions of those laws. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction and venue of the courts of Tel Aviv, Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.
15.
ENTIRE AGREEMENT.

This Agreement represents the entire agreement between the parties and supersedes any other agreements, contracts or understandings between the parties, whether written or oral, with respect to the subject matter of this Agreement.

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16.
NO MODIFICATION AND NO WAIVER.

No supplement, modification or amendment, termination or cancellation of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing. The Company hereby undertakes not to amend its Articles of Association in a manner which will adversely affect the provisions of this Agreement.
17.
ASSIGNMENTS; NO THIRD PARTY RIGHTS

Neither party hereto may assign any of its rights or obligations hereunder except with the express prior written consent of the other party. Nothing herein shall be deemed to create or imply an obligation for the benefit of a third party. Without limitation of the foregoing, nothing herein shall be deemed to create any right of any insurer that provides directors and officers’ liability insurance, to claim, on behalf of Indemnitee, any rights hereunder.
18.
INTERPRETATION; DEFINITIONS.

Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof; all references herein to Sections or clauses shall be deemed references to Sections or clauses of this Agreement; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, firm, company, corporation, limited liability company, association, joint venture, trust, unincorporated organization, estate, or a government municipality or any political, governmental, regulatory or similar agency or body, and reference to a “person” shall mean any of the foregoing or a natural person.
19.
COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.
[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties, each acting under due and proper authority, have executed this Indemnification Agreement as of the date first mentioned above, in one or more counterparts.
Anchiano Therapeutics Ltd.
By:
Name and title:
Indemnitee:
Name:
Signature:
Address:

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EXHIBIT A*
CATEGORY OF INDEMNIFIABLE EVENT
1.
Matters, events, occurrences or circumstances in connection or associated with employment relationships with employees or consultants or any employee union or similar or comparable organization.

2.
Matters, events, occurrences or circumstances in connection or associated with business relations of any kind between the Company and its employees, independent contractors, customers, suppliers, partners, distributors, agents, resellers, representatives, licensors, licensees, service providers and other business associates.

3.
Negotiations, execution, delivery and performance of agreements of any kind or nature and any decisions or deliberations relating to actions or omissions relating to the foregoing; any acts, omissions or circumstances that do or may constitute or are alleged to constitute anti-competitive acts, acts of commercial wrongdoing, or failure to meet any standard of conduct which is or may be applicable to such acts, omissions or circumstances.

4.
Approval of and recommendation or information provided to shareholders with respect to any and all corporate actions, including the approval of the acts of the Company’s management, their guidance and their supervision, matters relating to the approval of transactions with Office Holders (including, without limitation, all compensation related matters) or shareholders, including controlling persons and claims and allegations of failure to exercise business judgment, reasonable level of proficiency, expertise, care or any other applicable standard, with respect to the foregoing or otherwise with respect to the Company’s business, strategy, operations and prospective outlook, and any discussions, deliberations, reviews or other preparatory or preliminary phases relating to any of the foregoing.

5.
Violation, infringement, misappropriation, dilution and other misuse of copyrights, patents, designs, trade secrets, confidential information, proprietary information and any intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy or any violation of privacy or privacy related right or regulation, including with respect to databases or handling, collection or use of private information, acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws.

6.
Violations of or failure to comply with securities laws, and any regulations or other rules promulgated thereunder, of any jurisdiction, including without limitation, claims under the U.S. Securities Act of 1933 or the U.S. Exchange Act of 1934 or under the Israeli Securities Law, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders, optionholders, holders of any other equity or debt instrument of the Company, and otherwise with the investment community (including without limitation any such claims relating to a merger, acquisition, change in control transaction, issuance of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company) ; claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards investors, lenders or debt holders, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction, including in connection with disclosure, offering or other transaction related documents; actions taken in connection with the issuance, purchase, holding or disposition of any type of securities of Company, including, without limitation, the grant of options, warrants or other rights to purchase any of the same or any offering of the Company’s securities (whether on behalf of the Company or on behalf of any holders of securities of the Company) to private investors, underwriters, resellers or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any of the foregoing or to the Company’s status as a public company or as an issuer of securities.

7.
Liabilities arising in connection with the conduct of clinical trials, testing, development or manufacturing

F-9

of any products or services developed, distributed, rendered, sold, provided, licensed or marketed by the Company, and any actions in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims.
8.
The offering of securities by the Company (whether on behalf of itself or on behalf of any holder of securities and any other person) to the public and/or to offerees or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, offering documents, agreements, notices, reports, tenders and/or other processes.

9.
Events, facts or circumstances in connection with change in ownership or in the structure of the Company, its reorganization, dissolution, winding up, any other arrangements concerning creditors rights, merger, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company, and the approval of failure to approve of any corporate actions and any matters relating to corporate governance, capital structure, articles of association or other charter or governance documents, appointment or dismissal of office holders or compensation thereof and appointment or dismissal of auditors, internal auditor or any other person performing any services for the Company.

10.
Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, as well as the sale, lease, purchase or acquisition of, or the receipt or grant of any rights with respect to, any assets or business.

11.
Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s offices.

12.
Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any local or foreign federal, state, county, municipal or city taxes or other taxes or compulsory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

13.
Any administrative, regulatory, judicial or civil actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (a) the presence of, release, spill, emission, leaning, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (b) circumstances forming the basis of any violation of any environmental law or environmental permit, license, registration or other authorization required under applicable environmental law.

14.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any

F-10

governmental or regulatory entity or authority or any other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.
15.
Participation and/or non-participation at Company Board meetings, expression of opinion or view and/or voting and/or abstention from voting at Company Board meetings, including, in each case, any committee thereof, as well as expression of opinion publicly in connection with the service as an Office Holder.

16.
Review and approval of the Company’s financial statements and any specific items or matters within, including any action, consent or approval related to or arising from the foregoing, including, without limitations, engagement of or execution of certificates for the benefit of third parties related to the financial statements.

17.
Violation of laws, rules or regulations requiring the Company to obtain regulatory and governmental licenses, permits and authorizations (including without limitation relating to export, import, encryption, antitrust or competition authorities) or laws related to any governmental grants in any jurisdiction.

18.
Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies and/or investment in corporate or other entities and/or investments in other traded or non-traded securities and/or any other form of investment.

19.
Liabilities arising out of advertising, including misrepresentations regarding the Company’s products or services and unlawful distribution of emails.

20.
Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.

21.
All actions, consents and approvals, including any prior discussions, reviews and deliberations, relating to a distribution of dividends, in cash or otherwise, or to any other “distribution” as such term is defined under the Companies Law.

22.
Any administrative, regulatory, judicial, civil or criminal, actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or breaches alleging potential responsibility, liability, loss or damage (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, property damage or penalties, or for contribution, indemnification, cost recovery, compensation or injunctive relief), whether alleged or claimed by customers, consumers, regulators, shareholders or others, arising out of, based on or related to: (a) cyber security, cyber attacks, data loss or breaches, unauthorized access to information, data, or databases (including but not limited to any personally identifiable information or private health information) and use or disclosure of information contained therein, not preventing or detecting the breach or failing to otherwise disclose or respond to the breach; (b) circumstances forming the basis of any violation of any law, permit, license, registration or other authorization required under applicable law governing data security, data protection, network security, information systems, privacy or any cyber environment (including, users, networks, devices, software, processes, information systems, databases, information in storage or transit, applications, services, and systems that can be connected directly or indirectly to networks); (c) failure to implement a reporting system or control, or failure to monitor or oversee the operation of such a system; (d) data destruction, extortion, theft, hacking, and denial of service attacks; losses or liabilities to others caused by errors and omissions, failure to safeguard data or defamation; or (e) security-audit, post-incident public relations and investigative expenses, criminal reward funds, data breach/privacy crisis management (including, management of an incident, investigation, remediation, data subject notification, call management, credit checking for data subjects, legal costs, court attendance and regulatory fines), extortion liability (including, losses due to a threat of extortion, professional fees related to dealing with the extortion), or network security liability (including, losses as a result of denial of access, costs related to data on third-parties and costs related to the theft of data on third-party systems).

F-11

The Limit Amount for all Indemnifiable Persons during each relevant period referred to in Section 1.2 of the Indemnification Agreement for all events described in this Exhibit A (in Sections 1-22 (inclusive) above), shall be the greater of:
(a) twenty-five percent (25%) of the Company’s total shareholders’ equity according to the Company’s most recent financial statements as of the time of the actual payment of indemnification;
(b) US$40 million;
(c) ten percent (10%) of the Company Total Market Cap (which shall mean the average closing price of the Company’s ordinary shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of issued and outstanding shares of the Company as of the date of actual payment); and
(d) in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale by the Company and/or any shareholder of Company’s securities in such offering.
*
Any reference in this Exhibit A to the Company shall include the Company and any entity in which the Indemnitee serves in a Corporate Capacity.

F-12

ANNEX G
FORM OF REGISTRATION RIGHTS AGREEMENT
FINAL
ANCHIANO THERAPEUTICS LTD./ CHEMOMAB LTD.
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of this        day of December 2020, with effectiveness as of the Effective Date (as defined below), by and among (i) Anchiano Therapeutics Ltd., an Israeli company, which will change its name to Chemomab Therapeutics Ltd. upon the Effective Date (the “Company”), (ii) each person or entity listed on Schedule A hereto (the “Shareholders”) who will hold, as of the Effective Date, the Company’s ordinary shares, no par value each (“Ordinary Shares”), in the form of American Depositary Shares (each, an “ADS”), which represent Ordinary Shares at a ratio of one (1) ADS per five (5) Ordinary Shares, and (iii) Adi Mor and Kobi George (the “Founders”).
RECITALS
WHEREAS, concurrently herewith, the Company and CMB Acquisition Ltd., an Israeli limited company and wholly owned subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated of even date herewith, with Chemomab Ltd., an Israeli limited company (the “Target Company”) whereunder Merger Sub will merge with and into the Target Company (the “Merger”) in accordance with the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Israeli Companies Law, 5759-1999 (the “Companies Law”), and, on the effective date thereof (the “Effective Date”), Merger Sub will cease to exist and the Target Company will become a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, on the Effective Date, each share of Target Company issued and outstanding immediately prior to the Effective Date (excluding shares to be canceled pursuant to Section 1.5(a)(i) of the Merger Agreement), including shares held by the Shareholders, shall be automatically converted solely into the right to receive a number of Company ADSs equal to the exchange ratio under the Merger Agreement;
WHEREAS, the offer and issuance of the Ordinary Shares (in the form of ADSs) to the Shareholders pursuant to the Merger Agreement has not been, and will not be, registered under the Securities Act (as defined below), and the Shareholders’ Ordinary Shares (in the form of ADSs) will therefore be “restricted securities” as defined by SEC Rule 144 (as defined below), and the parties to the Merger Agreement have agreed to provide the Shareholders with certain registration rights pursuant to this Agreement to enable them to sell their Ordinary Shares (in the form of ADSs) publicly once the lock-up period following the Merger under the Lock-Up Agreement (as defined below) expires, in a transaction registered under ** the Securities Act and the rules and regulations promulgated thereunder;
WHEREAS, as part of the entry into, and effectiveness of, this Agreement, the shareholders of the Target Company party hereto, who together constitute the requisite “Majority Investors” under that certain Amended and Restated Investor Rights’ Agreement, dated as of September 23, 2019, by and among the Target Company, certain holders of the Target Company’s Series C Preferred Shares, an additional investor in the Target Company and a founder of the Target Company (the “Existing Registration Rights Agreement”), are terminating their registration rights under the Existing Registration Rights Agreement, as provided in Section 7.14 hereof (other than the rights under Section 2.11 of the Existing Registration Rights Agreement, which are incorporated into this Agreement in Section 5 hereof); and
WHEREAS, the Founders are being granted certain registration rights under this Agreement in order to enable the sale of the Ordinary Shares held by them from time to time in one or more transactions registered under the Securities Act.
NOW, THEREFORE, contingent upon and as of the consummation of the Merger, the parties agree as follows:

1.   Definitions. For purposes of this Agreement:
1.1.   “ADS” has the meaning set forth in the preamble.
1.2.   “Agreement” shall have the meaning set forth in the preamble.
1.3.   “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners of, or shares the same management company with, such Person.
1.4.   “Company” shall have the meaning set forth in the preamble.
1.5.   “Damages” means any loss, damage, fees (including attorneys’ fees), costs or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other applicable law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any prospectus supplement thereto, and including any documents or other information incorporated by reference in any such registration statement; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstance in which they are made, not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.6.   “Demand Notice” shall have the meaning set forth in Section 2.1.1
1.7.   “Effective Date” shall have the meaning set forth in theRecitals.
1.8.   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.9.   “Form S-1” means such form (or any comparable successor form or similar form available for foreign private issuers, such as Form F-1, if available) under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.10.   “Form S-3” means such form (or any comparable successor form or similar form available to foreign private issuers, such as Form F-3, if available) under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits both historical and forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.11.   “Founders” shall have the meaning set forth in the preamble.
1.12.   “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.13.   “Initiating Holders” shall have the meaning set forth in Section 2.1.1.
1.14.   “Included Registrable Securities” shall have the meaning set forth in Section 2.2.1.
1.15.   “Lock-Up Agreement” means the lock-up agreement entered into by each Shareholder with the Company pursuant to the Merger Agreement.
1.16.   “Merger” shall have the meaning set forth in the Recitals.
1.17.   “Merger Agreement” shall have the meaning set forth in the Recitals.
1.18.   “Ordinary Shares” shall have the meaning set forth in the preamble.

1.19.   “Permitted Transferee” means: (i) in the case of an individual Shareholder — a spouse, parents, child, brother, sister or trustee of the shareholder (or his/her spouse) and any corporation, limited liability company, limited partnership, or other entity or trust which is controlled by him/her; (ii) in the case of any incorporated or limited liability company Shareholder — an entity that controls, is controlled by, or is under common control with such incorporated shareholders; and (iii) in case of any Shareholder which is a limited or general partnership — its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner.
1.20.   “Person” means any individual, corporation, partnership, association, limited liability company, trust or any other entity.
1.21.   “Piggy-Back Underwritten Offering” shall have the meaning set forth in Section 2.2.1.
1.22.   “Registrable Securities” means the Shares held by any Shareholder or by the Founders, which status as Registrable Securities shall terminate once such Shares (i) are sold by a Holder to the public either pursuant to a registration statement or SEC Rule 144; (ii) are sold by a Holder in a transaction in which the rights under Section 2 hereof are not assigned; or (iii) (except for the Founders’ Shares) can be sold without limitation under SEC Rule 144 or another similar exemption under the Securities Act, during a ninety (90) day period without registration.
1.23.   “SEC” means the U.S. Securities and Exchange Commission.
1.24.   “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.25.   “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.26.   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.27.   “Selling Expenses” shall have the meaning set forth inSection 3.3.
1.28.   “Selling Holder Counsel” shall have the meaning set forth inSection 3.3.
1.29.   “Shares” means and includes Ordinary Shares (including Ordinary Shares represented by ADSs) issued and outstanding from time to time, now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise.
1.30.   “Shareholders” shall have the meaning set forth in the preamble.
1.31.   “Shelf Registration Statement” shall have the meaning set forth in Section 2.1.1.
1.32.   “Undesignated Registrable Securities” shall have the meaning set forth in Section 2.2.2.
1.33.   “WKSI” shall have the meaning set forth in the Section 2.2.1.
2.   Registration Rights. The Company covenants and agrees as follows:
2.1.   Demand Registration
2.1.1.   If at any time after the Effective Date, but subject to the restriction on the sale of Ordinary Shares (including in the form of ADSs) by the Shareholders during the 180 day period following the Effective Date under the Lock-Up Agreement entered into by each Shareholder (unless the restrictions thereunder are waived by the Company, subject to such a waiver being applied equally to all Shareholders), the Company receives a request from Holders of at least 30% of the Registrable Securities then outstanding, or from either of the Founders, that the Company file a registration statement, or a prospectus supplement to an effective registration statement with respect to an offering to be made on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration Statement”), with respect to the resale of outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses (as defined below), of at least $5 million, or in the case of a request from one or both of the Founders, with an anticipated offering price, after including additional Registrable Securities requested to be included in such registration by any other Holders, as described below, net of Selling Expenses, of at least $1 million (in either such case, the Holder(s) (including, if applicable, the Founders) making the request are referred to as the “Initiating Holder(s)”), then the Company shall: (i) within ten (10) business days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holder(s); and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holder(s), file a Form S-1 (or any comparable successor form or similar form available for foreign issuers, such as Form F-1, if available), or, if the Company is then eligible, a Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) registration statement, or a prospectus supplement to an already effective Shelf Registration Statement on Form S-3 or Form F-3, covering all Registrable Securities that the Initiating Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1.2 and Section 2.3; provided, however, that the Company shall not file any registration statement or prospectus supplement pursuant to this Section 2.1.1 prior to the expiration of 90 days following the Effective Date.
2.1.2.   Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer (or, in the case of a registration demand that includes Registrable Securities held by the Founders, signed by the chairman of the Company’s board of directors) stating that in the good faith judgment of the Company’s board of directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the applicable securities laws, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or (to the extent applicable) effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further, that the Company shall not register any securities for its own account (except pursuant to Section 2.2) or of any other shareholder during such ninety (90)-day period, other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a share option, share purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Ordinary Shares (including Ordinary Shares represented by ADSs) being registered are Ordinary Shares (including Ordinary Shares represented by ADSs) issuable upon conversion of debt securities that are also being registered.
2.1.3.   The Company shall not be obligated to effect but shall take action to facilitate effecting (including sending a Demand Notice to all Holders other than the Initiating Holder(s)), any registration pursuant to Section 2.1.1: (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration; provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such Company-initiated registration statement to become effective; (ii) after the Company has effected three (3) registrations pursuant to Section 2.1.1; or (iii) if the Company has effected two registrations pursuant to Section 2.1.1 within the twelve (12) month period immediately preceding the date of such request or has effected a registration pursuant to Section 2.1.1 within the ninety (90) day period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1.3 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (unless they elect to pay the registration expenses therefor) and therefore forfeit their right to one demand registration statement pursuant to Section 2.1.1, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.3; provided, that, a registration shall not be counted as “effected” if the Initiating Holders withdraw their request following the Company’s exercise of its delay rights contained in Section 2.1.2.
2.1.4.   Notwithstanding the registration obligations set forth in this Section 2.1, if the SEC informs the Company that the full number of Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement on Form S-3 or Form F-3, then the Company agrees to promptly inform each of the Holders who requested inclusion of their Registrable Securities in the subject registration statement and use its commercially reasonable efforts to file amendments to the subject registration statement as required by the SEC, to cover the maximum number of Registrable Securities permitted to be included by the SEC; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with relevant SEC guidance, including without limitation, SEC Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if the SEC or any guidance of the staff of the SEC sets forth a limitation on the number of Registrable Securities permitted to be registered on the subject registration statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on the subject registration statement shall be allocated as follows (the number of Registrable Securities not registered, the “Cutback Shares”): (i) first, only to the extent that the subject registration statement is filed prior to the expiration of 24 months following the Effective Date, to the Founders (to the extent the Founders have requested to include Registrable Securities in the subject demand offering), and (ii) second, among all other such Holders of Registrable Securities, including the Initiating Holders (and including, if the subject registration statement is filed following the expiration of 24 months after the Effective Date, the Founders) in proportion (as nearly as practicable) to the number of Registrable Securities owned by each such Holder, or in such other proportion as shall mutually be agreed to by all such Holders. In the event of a cutback hereunder, the Company shall give each Holder who requested inclusion of its Registrable Securities at least seven (7) days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the subject registration statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or guidance of the staff thereof provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1, Form F-1, Form S-3 or Form F-3 (subject to the Company’s eligibility) to register for resale those Registrable Securities that were not registered for resale on the initial/subject registration statement, as amended (any such other registration statements, an “Additional Registration Statement”)..
2.2.   Company Registration.
2.2.1.   If at any time following the Effective Date the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (i) a prospectus supplement to an effective Shelf Registration Statement, or (ii) a registration statement, other than a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, in either case, for the sale of Ordinary Shares (including Ordinary Shares represented by

ADSs) for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggy-Back Underwritten Offering”) then as soon as practicable but not less than ten (10) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such Shelf Registration Statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration by giving written notice to the Company of its request to withdraw, and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Underwritten Offering as to which such withdrawal was made. The notice required to be provided to Holders shall be provided on a business day. Each such Holder shall then have seven (7) days after receiving such notice to request in writing to the Company inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Holder shall have two (2) business days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use commercially reasonable efforts to effect the registration in any registration statement of any of the Holders’ Registrable Securities requested to be included on the terms set forth in this Agreement. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggy-Back Underwritten Offering. For the avoidance of doubt, registration by the Company of options or shares of employees or consultants, and registration of securities in an SEC Rule 145 transaction, shall not be deemed to constitute a Piggy-Back Underwritten Offering.
2.2.2.   Unless the Company qualifies as a WKSI, (i) the Company shall give each Holder ten (10) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received by the Company within seven (7) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares (including Ordinary Shares represented by ADSs) equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 2.2.1 unless such Holder provided such notice to the Company pursuant to this Section 2.2.2 and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use commercially reasonable efforts to effect the registration of any of the Holders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request, provided that (a) the Company is actively employing commercially reasonable efforts to effect such Piggy-Back Underwritten Offering; and (b) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12)-month period.

2.2.3.   The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.3.
2.3.   Underwriting Requirements
2.3.1.   If, pursuant to Section 2.1, the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders holding a majority of the Registrable Securities held by the applicable Initiating Holders, subject to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.1.6) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated, (i) first, only to the extent that the registration statement related to the underwriting was filed prior to the expiration of 24 months following the Effective Date, to the Founders (to the extent the Founders have requested to include Registrable Securities in the subject demand offering), and (ii) second, among all other such Holders of Registrable Securities, including the Initiating Holders (and including, if the subject registration statement is filed following the expiration of 24 months after the Effective Date, the Founders), in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Founders and other Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
2.3.2.   In connection with any offering involving an underwriting of shares of the Company’s share capital pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ (including the Founders’) Registrable Securities in such underwriting unless the relevant Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of Registrable Securities requested by Holders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities which the underwriters in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated (a) first, only to the extent that the registration statement related to the offering was filed prior to the expiration of 24 months following the Effective Date, to the Founders, and (b) second, among the selling Holders (including, if the subject registration statement is filed following the expiration of 24 months after the Effective Date, the Founders), in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.
2.3.3.   For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3.1, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included. In addition, in the event of a cutback described in Section 2.1.4, a registration shall not be counted as “effected” for purposes of Section 2.1 until all Cutback Shares are registered under an Additional Registration Statement related to the subject registration demand.
2.4.   Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of Section 2 and Section 3.3 hereof.
2.5.   Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available), the Company shall, provided that the Company’s securities are registered under the Exchange Act:
2.5.1.   make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the Effective Date;
2.5.2.   use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
2.5.3.   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of (at any time following the lock-up period under the Lock-Up Agreement) the Securities Act, and the Exchange Act (assuming that the Company is then still subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) (at any time after the Company so qualifies to use such form); provided, that, no such information need be provided if such information is publicly available on EDGAR.
2.6.   Restriction on Transfer
2.6.1.   The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except (i) upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act, or (ii) in accordance with any exemption from registration under the Securities Act, including SEC Rule 144. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

2.6.2.   Each certificate or instrument representing the Registrable Securities, and any other securities issued in respect of the Registrable Securities, upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.6.3) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer set forth in this Section 2.6.
2.6.3.   The holder of each certificate representing Registrable Securities , by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Registrable Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall provide to the Company and/or its transfer agent any of (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company and/or its transfer agent, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Registrable Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon the Holder of such Shares shall be entitled to sell, pledge, or transfer such Registrable Securities . Each certificate or instrument evidencing the Registrable Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.6.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
2.7.   Indemnification. If any Registrable Securities are included in a registration statement under Section 2 hereof:
2.7.1.   To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

2.7.2.   To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result from such written information, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder; and provided further that in no event shall any indemnity under this Section 2.7.2 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
2.7.3.   Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel retained by the indemnifying party who shall be reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.
2.7.4.   To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.7.4, when combined with the amounts paid or payable by such Holder pursuant to Section 2.7.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
2.7.5.   The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under Section 2 hereof, and otherwise shall survive the termination of this Agreement.
3.   Covenants of the Company
3.1.   The Company agrees to use commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, whenever required under this Agreement to effect a registration (including an Additional Registration Statement filed pursuant to Section 2.1.4), the use of the Company’s commercially reasonable efforts to, as expeditiously as reasonably possible and subject to the requirements under the applicable securities laws:
3.1.1.   prepare and file a registration statement with respect to the Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Initiating Holders, keep such registration statement effective for a period of up to one hundred eighty (180) days, or in the case of registration on a Shelf Registration Statement on Form S-3 or Form F-3, for a minimum of two (2) years, or, in either case, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred eighty (180) day or two (2) year period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any Registrable Securities included in such registration;
3.1.2.   prepare and file such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the applicable securities laws in order to enable the disposition of all Registrable Securities covered by such registration statement;
3.1.3.   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the applicable securities laws, and such documents as the selling Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
3.1.4.   use its commercially reasonable efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities laws of such jurisdictions as shall be reasonably requested by the selling Holders;
3.1.5.   Notwithstanding Section 3.1.4 hereof and anything to the contrary in this Agreement, the Company shall register shares under this Agreement in a certain jurisdiction only provided the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by applicable securities laws;
3.1.6.   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

3.1.7.   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system on which the Company’s securities are then listed;
3.1.8.   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and, provided that the Company’s securities are listed on a national securities exchange or trading system in the United States, provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
3.1.9.   promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, reasonably required for such purposes and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as reasonably necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
3.1.10.   notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;
3.1.11.   after such registration statement becomes effective, notify each selling Holder of any request by the applicable securities exchange commission that the Company amend or supplement such registration statement or prospectus;
3.1.12.   notify each selling Holder of the happening of any event that would cause the prospectus included in an applicable registration statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such Holder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
3.1.13.   comply with all applicable rules and regulations of the SEC and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of each registration statement filed pursuant to this Agreement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K and 10-Q under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
3.1.14.   notify the Holders of Registrable Securities promptly of any request by the SEC for the amending or supplementing of any registration statement or prospectus with respect to any Registrable Securities held by such Holders and included in such registration statement or prospectus; and
3.1.15.   advise the Holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of any registration statement filed pursuant to this Agreement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

3.2.   Furnish Information.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3 hereof with respect to the Registrable Securities of any selling Holder, that such Holder shall furnish to the Company such information regarding itself and the Registrable Securities held by it as is reasonably required to effect the registration of such Holder’s Registrable Securities.
3.3.   Expenses of Registration.   All reasonable expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2 hereof, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to Section 2 hereof shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in this Section 3.3.
4.   Limitations on Subsequent Registration Rights.   From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included therein, or (ii) to demand registration of any securities held by such holder or prospective holder.
5.   Right to Conduct Activities.
5.1.   Centillion.   The Company hereby acknowledges that Centillion Fund (“Centillion”) (and its Affiliates and their respective affiliated advisors and funds) are professional investment managers and/or funds and/or operating companies, and as such, may invest in numerous portfolio companies or operate businesses, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither Centillion nor its respective Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) any lawful business operations or the investment by Centillion or any affiliated funds in any entity competitive to the Company, or (ii) lawful actions taken by any advisor, partner, officer or other representative of Centillion or any affiliated fund or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, in each case provided that such business operations and or actions do not involve use of proprietary information obtained directly as a result of being a shareholder (or having a board member or observer) in the Company.
5.2.   OrbiMed.   The Company hereby acknowledges that OrbiMed Israel Partners Limited Partnership Ltd. (“OrbiMed”) (and its Affiliates and their respective affiliated advisors and funds) are professional investment managers and/or funds and/or operating companies, and as such, may invest in numerous portfolio companies or operate businesses, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither OrbiMed nor its respective Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) any lawful business operations or the investment by OrbiMed or any affiliated funds in any entity competitive to the Company, or (ii) lawful actions taken by any advisor, partner, officer or other representative of OrbiMed or any affiliated fund or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, in each case provided that such business operations and or actions do not involve use of proprietary information obtained directly as a result of being a shareholder (or having a board member or observer) in the Company.

5.3.   Rivendell.   The Company hereby acknowledges that Rivendell Investments 2017-9 LLC (“Rivendell”) (and its Affiliates and their respective affiliated advisors and funds) are professional investment managers and/or funds and/or operating companies, and as such, may invest in numerous portfolio companies or operate businesses, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither Rivendell nor its respective Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) any lawful business operations or the investment by Rivendell or any affiliated funds in any entity competitive to the Company, or (ii) lawful actions taken by any advisor, partner, officer or other representative of Rivendell or any affiliated fund or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, in each case provided that such business operations and or actions do not involve use of proprietary information obtained directly as a result of being a shareholder (or having a board member or observer) in the Company.
5.4.   SBI.   The Company hereby acknowledges that SBI JI Innovation Fund Limited Partnership (“SBI”), (and its Affiliates and their respective affiliated advisors and funds) are professional investment managers and/or funds and/or operating companies, and as such, may invest in numerous portfolio companies or operate businesses, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither SBI nor its respective Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) any lawful business operations or the investment by SBI or any affiliated funds in any entity competitive to the Company, or (ii) lawful actions taken by any advisor, partner, officer or other representative of SBI or any affiliated fund or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, in each case provided that such business operations and or actions do not involve use of proprietary information obtained directly as a result of being a shareholder (or having a board member or observer) in the Company.
5.5.   Milestone.   The Company hereby acknowledges that Milestone View Limited (“Milestone”) (and its Affiliates and their respective affiliated advisors and funds) are professional investment managers and/or funds and/or operating companies, and as such, may invest in numerous portfolio companies or operate businesses, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither Milestone nor its respective Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) any lawful business operations or the investment by Milestone or any affiliated funds in any entity competitive to the Company, or (ii) lawful actions taken by any advisor, partner, officer or other representative of Milestone or any affiliated fund or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, in each case provided that such business operations and or actions do not involve use of proprietary information obtained directly as a result of being a shareholder (or having a board member or observer) in the Company.
5.6.   Finteca.   The Company hereby acknowledges that Finteca Holdings Limited (“Finteca”) (and its Affiliates and their respective affiliated advisors and funds) are professional investment managers and/or funds and/or operating companies, and as such, may invest in numerous portfolio companies or operate businesses, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither Finteca nor its respective Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) any lawful business operations or the investment by Finteca or any affiliated funds in any entity competitive to the Company, or (ii) lawful actions taken by any advisor, partner, officer or other representative of Finteca or any affiliated fund or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, in each case provided that such business operations and or actions do not involve use of proprietary information obtained directly as a result of being a shareholder (or having a board member or observer) in the Company.

6.   Term.   This Agreement shall be effective as of the date hereof and shall continue in effect until the earliest to occur of (a) five (5) years following the Effective Date, provided that the provisions of Section 7 hereof will continue after such time to the extent necessary to enforce the provisions of this Agreement and (b) termination of this Agreement in accordance with Section 7.6 (‘Consent Required to Amend, Terminate or Waive’) below.
7.   Miscellaneous.
7.1.   Successors and Assigns.   The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is a Permitted Transferee of the Holder; or (ii) after such transfer, holds at least ten percent (10%) of the Registrable Securities (as adjusted for any share split, share dividend, bonus share issuance, recapitalization or similar transaction); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee that is a permitted Transferee shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
7.2.   Governing Law; Jurisdiction.   This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Israel. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the competent courts of Tel Aviv-Jaffa, Israel for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the competent courts of Tel Aviv-Jaffa, Israel.
7.3.   Counterparts; Facsimile.   This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.4.   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5.   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as kept on record with the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5.
7.6.   Consent Required to Amend, Terminate or Waive.   This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by

(a) the Company, and (ii) Shareholders holding a majority of the Shares then held by Shareholders; provided, that if such amendment or waiver would adversely and disproportionately modify the rights or obligations of any Shareholder holding Registrable Securities vis-à-vis any other Shareholder holding Registrable Securities, then such amendment shall require the prior consent of any such affected Shareholder. Notwithstanding the foregoing: (i) Schedule A hereto may be amended by the Company from time to time to add information regarding additional Shareholders (that are assignees and/or Permitted Transferees pursuant to Section 7.1 hereof) without the consent of the other parties hereto; (ii) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. A copy of any amendment shall be delivered to each Shareholder within five business days of the effectiveness of such amendment.
The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.
7.7.   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.8.   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
7.9.   Entire Agreement.   This Agreement (including any Schedules and Exhibits hereto), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled, including without limitation the Prior Agreement, which is hereby terminated and of no further force and effect.
7.10.   Share Splits, Share Dividends, etc.   In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.
7.11.   Manner of Voting.   The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law and Articles of Association of the Company then in effect.
7.12.   Further Assurances.   At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
7.13.   Aggregation of Shares.   All shares of Registrable Securities held or acquired by Shareholders who are Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Shareholders who are Permitted Transferees may apportion such rights as among themselves in any manner they deem appropriate.

7.14.   Termination of Existing Registration Rights Agreement.   By executing and delivering this Agreement, those Shareholders party hereto, who collectively constitute the requisite “Majority Investors” under the Existing Registration Rights Agreement, together with (i) the Target Company and (ii) the founder of the Target Company who is party to the Existing Registration Rights Agreement, hereby terminate the Existing Registration Rights Agreement, pursuant to Section 3.7 thereof, effective as of the Effective Date of this Agreement. Each of the Target Company and the foregoing founder of the Target Company is executing and delivering this Agreement for the sole purpose of acknowledging, and agreeing to, the provisions of this Section 7.14.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement effective as of the Effective Date appearing above.
ANCHIANO THERAPEUTICS LTD.
By: Name: Title:
By: Name: Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement effective as of the Effective Date appearing above.
[Insert Shareholder]	[Insert Shareholder]
By: Name: Title:	By: Name: Title:
[Insert Shareholder]	[Insert Shareholder]
By: Name: Title:	By: Name: Title:
[Insert Shareholder]
[Insert Shareholder]	By: Name: Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement effective as of the Effective Date appearing above.
[Insert Shareholder]	[Insert Shareholder]
By: Name: Title:	By: Name: Title:
[Insert Shareholder]	[Insert Shareholder]
By: Name: Title:	By: Name: Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement effective as of the Effective Date appearing above.
FOUNDERS

Adi Mor

Kobi George

ACKNOWLEDGED AND AGREED, solely with respect to the final “WHEREAS” clause and Section 7.14 of this Registration Rights Agreement, effective as of the Effective Date appearing above.
CHEMOMAB LTD.
By: Name: Title:

DR. KOBI GEORGE

SCHEDULE A
List of Shareholders
Shareholders

ANNEX H
FORM OF PROTECTION WARRANT ISSUED TO CHEMOMAB SHAREHOLDERS
NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
WARRANT TO PURCHASE ORDINARY SHARES
REPRESENTED BY AMERICAN DEPOSITARY SHARES
ANCHIANO THERAPEUTICS LTD.
Initial Exercise Date:            , 2021
Issue Date:            , 2021
Holder’s Pro Rata Share: as defined below
THIS WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Warrant”) certifies that, for value received,                   or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time after the Closing Date (as such term is defined therein) (the “Initial Exercise Date”) of that certain Agreement and Plan of Merger, by and among Anchiano Therapeutics Ltd. (the “Company”), CMB Acquisition Ltd. and Chemomab Ltd. (“Chemomab”) (the “Merger Agreement”) and on or prior to the close of business on the fifth year anniversary of the Initial Exercise Date (the “Termination Date”, and such period between the Initial Exercise Date and the Termination Date, the “Exercise Period”), but not thereafter, to subscribe for and purchase from the Company, up to such number of ordinary shares, no par value (“Ordinary Shares”), represented by American Depositary Shares (“ADSs”), which is the outcome of the formula set forth in Section 2(b) below, as subject to adjustment hereunder. The Ordinary Shares issuable upon exercise of this Warrant are referred to herein as the “New Warrant Shares” and the ADSs representing the New Warrant Shares are referred to herein as the “Warrant ADSs.” This Warrant is one of a series of similar warrants (“Warrants”) issued by the Company to the shareholders of Chemomab (together with the Holder, the “Holders”). The term “Majority Holders” means the Holders of at least a majority of the voting power of Chemomab’s outstanding share capital (calculated on an as converted basis) as of immediately prior to Closing. “Holder’s Pro Rata Share” shall mean the pro rata share of the Holder of the Company Share Capital (as such term is defined in the Merger Agreement) outstanding as of immediately prior to the Closing Date.
Section 1.   Definitions.   Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
Section 2.   Exercise.
a)   Number of Warrant Shares.   Subject to the terms and conditions set forth herein, the Holder is entitled, subject to the occurrence of a Triggering Event (as such term is defined below), to purchase from the Company such number of New Warrant Shares as shall be calculated in accordance with the formula set forth in Section 2(b) below.
b)   Triggering Events; Calculation of the Number of Warrant ADSs.   During the Exercise Period, upon the receipt by the Company within one (1) year following the Initial Exercise Date of a claim in writing from a third party that (i) is related to the period on or prior to the Effective Time (as such term is defined in the Merger Agreement and including consummation of the Merger), (ii) whether or not known to the Holders or disclosed under the Merger Agreement, and including in connection with the Merger, (iii) that was not included in the calculation of Parent Net Cash or the Exchange Ratio (as set forth in Section 1.6 of the Merger Agreement), and (iv) which relates to Parent rather than to Chemomab (a “Triggering Event”), the Company shall issue to the Holder, upon the exercise of this Warrant by the Holder, such number of New Warrant Shares determined as follows:
(A)
If the judgment, award or settlement results in the issuance of shares of the Company — the number of New Warrant Shares representing the Holder’s Pro Rata Share (as defined above) of the number of shares issued in the judgment, award or settlement; provided, however, that the aggregate number of New Warrant Shares that may be issued to all Holders upon the exercise of all Warrants pursuant to this clause (A) shall not exceed the number of New Warrant Shares represented by 500,000 ADSs as of the date of the Merger Agreement (such number to be adjusted in accordance with Section 3 below for all events after the date of the Merger Agreement); and in addition to (and not in lieu of (A) above),

(B)
If the judgment, award or settlement results in a cash payment — the number of New Warrant Shares equal to the Holder’s Pro Rata Share of the quotient obtained by dividing (a) the aggregate amount paid by the Company pursuant to a final, non-appealable decision of a court or arbitrator, or pursuant to a settlement, with respect to such Triggering Event by (b) the Share Price (as defined below); provided, however, that the aggregate number of New Warrant Shares that may be issued to all Holders upon the exercise of all Warrants in connection with one or more Triggering Events under this Sub-Section (B) shall not exceed a value representing $1,000,000 in the aggregate.

“Share Price” means the closing trading price of a Parent ADS on Nasdaq on the date upon which the Company makes payment pursuant to a final, non-appealable decision of a court or arbitrator, or pursuant to a settlement, with respect to the Triggering Event.
c)   Exercise of Warrant.   Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date but not later than the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy or PDF copy submitted by electronic mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) trading days on the trading market on which the ADSs are then listed or quoted (each, a “Trading Day”), and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(f)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant ADSs specified in the applicable Notice of Exercise by wire transfer or cashier’s check. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant ADSs available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
In no event will the Company be required to net cash settle a Warrant exercise.

d)   Exercise Price.   The exercise price per ADS under this Warrant shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).
e)   Mechanics of Exercise.
i.   Delivery of Warrant ADSs Upon Exercise.   The Company shall deposit the New Warrant Shares subject to such exercise with the Israeli custodian of The Bank of New York Mellon, the Depositary for the ADSs (the “Depositary”), and cause the Depositary to credit the account of the Holder’s or its designee’s balance account with The Depository Trust Company (or another established clearing corporation performing similar functions) through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant ADSs to or resale of the Warrant ADSs by the Holder or (B) the Warrant ADSs are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the name of the Holder or its designee, for the number of Warrant ADSs to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise, by the date that is the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant ADS Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant ADSs with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant ADSs, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant ADSs subject to such exercise (based on the VWAP of the ADS on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant ADS Delivery Date until such Warrant ADSs are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable, if applicable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADS as in effect on the date of delivery of the Notice of Exercise.
ii.   Delivery of New Warrants Upon Exercise.   If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
iii.   Rescission Rights.   If the Company fails to cause the Depositary to transmit to the Holder the Warrant ADSs pursuant to Section 2(e)(i) by the Warrant ADS Delivery Date, then the Holder will have the right to rescind such exercise.
iv.   No Fractional New Warrant Shares or Scrip.   No fractional New Warrant Shares or Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS.
v.   Charges, Taxes and Expenses.   Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the ADSs, if any. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrant ADSs hereunder.
vii.   Closing of Books.   The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
f)   Closing Financing Investors.   Notwithstanding anything herein to the contrary, the investors purchasing Parent ADSs as part of the Closing Financing shall not be diluted by any issuance of ADSs to the Holders and the Company shall take any and all actions required in order to ensure fulfillment and implementation of the above.
Section 3.   Certain Adjustments.
a)   Share Dividends and Splits.   If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or ADSs or any other equity or equity equivalent securities payable in Ordinary Shares or ADSs (which, for avoidance of doubt, shall not include any ADSs issued by the Company upon exercise of any of the Warrants), as applicable, (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of shares or ADSs, as applicable, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares or ADSs into a smaller number of shares or ADSs, as applicable, or (iv) issues by reclassification of Ordinary Shares, ADSs or any shares of capital stock of the Company, as applicable, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares or ADSs, as applicable (excluding treasury shares, if any), outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares or ADSs, as applicable, outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For the purposes of clarification, the Exercise Price of this Warrant will not be adjusted in the event that the Company or any Subsidiary thereof, as applicable, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares, at an effective price per share less than the Exercise Price then in effect.
b)   Subsequent Rights Offerings.   In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares or ADSs (the “Purchase Rights”), then, if and only if an adjustment pursuant to this subsection would cause the Exercise Price to be reduced, the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the price per share of the Company’s Ordinary Shares on the closing of last Trading Day prior to the Ex-Date set in connection with such offer, and of which the numerator shall be the price per share of the Company’s Ordinary Shares on the applicable Ex-Date set in connection with such offer.
c)   Pro Rata Distributions.   During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, if and only if an adjustment pursuant to this subsection would cause the Exercise Price to be reduced, in each such case, the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the price per share of the Company’s Ordinary Shares on the closing of the last Trading Day prior to the Ex-Date of such distribution, and the numerator shall be the price per share of the Company’s Ordinary Shares on such Ex-Date.
d)   Calculations.   All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs, but excluding treasury shares, if any) issued and outstanding.
e)   Notice to Holder.   Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.
Section 4.   Transferability of Warrant.
a)   Transferability.   This Warrant is not transferable.
b)   Warrant Register.   The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the Holder. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
c)   Representation by the Holder.   The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.
Section 5.   Miscellaneous.
a)   No Rights as Shareholder Until Exercise.   This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(e)(i).
b)   Loss, Theft, Destruction or Mutilation of Warrant.   The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
c)   Fridays, Saturdays, Sundays, Holidays, etc.   If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.
d)   Authorized Shares.   The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant ADSs and underlying Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the New Warrant Shares needed for the Depositary to issue the necessary Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such New Warrant Shares and Warrant ADSs may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the Ordinary Shares and ADSs may be listed. The Company covenants that all Warrant ADSs which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
Except and to the extent as waived or consented to by the Majority Holders, the Company shall not by any action, including, without limitation, amending its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs upon the exercise of this Warrant and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.
Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
e)   Jurisdiction.   This Warrant shall be governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Company and the Holder arising out of or relating to this Warrant, each of the Company and the Holder irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Tel Aviv, Israel.
f)   Restrictions.   The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.
g)   Nonwaiver and Expenses.   No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.
h)   Limitation of Liability.   No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or ADSs or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
i)   Remedies.   The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.
j)   Successors and Assigns.   Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.
k)   Amendment.   This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Holders. Any dispute between the Company and the holder of this Warrant shall be handled and controlled exclusively by the Majority Holders and any resolution of the Majority Holders in any such dispute shall bind all the holders of this Warrant.
l)   Severability.   Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
m)   Headings.   The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
********************
(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.
ANCHIANO THERAPEUTICS LTD.
By:

Name:
Title:

NOTICE OF EXERCISE
TO: ANCHIANO THERAPEUTICS LTD.
(1) The undersigned hereby elects to purchase             Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2) Payment shall take the form of (check applicable box):
☐ wire transfer; or
☐ bank check.
(3) Please register and issue said Warrant ADSs in the name of the undersigned or in such other name as is specified below:
(4) The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and is an investor of a type specified in the First Supplement to the Israeli Securities Law, 5728-1968.
☐ Yes.
☐ No.
Specify type of investor under the First Supplement to the Israeli Securities Law, 5728-1968:

The Warrant ADSs shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]
Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ANNEX I
Oppenheimer & Co. Inc.
85 Broad Street
25th Floor
New York, NY 10004
Phone 212-668-8000
Transacts Business on All Principal Exchanges
December 14, 2020
The Board of Directors
Anchiano Therapeutics Ltd.
One Kendall Square
Building 1400E, Suite 14-105
Cambridge, MA 02139
Dear Board of Directors:
You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors (the “Board”) of Anchiano Therapeutics Ltd. (“Parent”) as to the fairness, from a financial point of view, to Parent, of the Exchange Ratio (as defined in the Agreement) provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Parent, CMB Acquisition Ltd., a wholly-owned subsidiary of Parent (“Merger Sub”), and Chemomab Ltd. (the “Company”). The Agreement provides, among other things, that: (i) Merger Sub will be merged with and into the Company (the “Merger”); and (ii) in connection with the Merger (a) any ordinary shares of the Company, NIS 0.01 par value per share (the “Company Ordinary Shares”), and any Preferred-A, Preferred-B or Preferred-C shares, each NIS 0.01 par value per share (collectively, the “Company Preferred Shares”, and together with the Company Ordinary Shares, the “Company Share Capital”) held in the treasury of the Company or held or owned by the Company or any subsidiary of the Company immediately prior to the effective time of the Merger (the “Effective Time”) shall be canceled and retired without any conversion and shall cease to exist, and no consideration shall be delivered in exchange therefor (“Cancelled Shares”); (b) each share of Company Share Capital outstanding immediately prior to the Effective Time (excluding Cancelled Shares) shall be automatically converted solely into the right to receive a number of American Depositary Shares of Parent (each representing 5 ordinary shares, with no par value, each a “Parent ADS”), equal to the Exchange Ratio; and (c) the Company will become a wholly-owned subsidiary of Parent. For purposes of this Opinion, we have relied upon and assumed, at the direction of the management of Parent and with Parent’s consent, without independent verification, that Parent’s value is equal to $14.675 million.
In arriving at our Opinion, we:
a) reviewed a draft sent to us on December 10, 2020 of the Agreement;
b) reviewed unaudited financial statements of the Company for fiscal years ended December 31, 2019 and 2018, and unaudited financial statements of the Company for the 9-month period ended September 30, 2020;
c) reviewed financial forecasts and estimates relating to the Company prepared by the management of the Company and approved for our use by Parent (the “Projections”);
d) reviewed the historical market prices and trading volume of Parent ADSs;
e) held discussions with the senior management and advisors of each of the Company and Parent with respect to the business and prospects of the Company and Parent, respectively;
f) held discussions, at the direction of Parent, with selected third parties regarding possible indications of interest in a possible transaction with Parent;

The Board of Directors
Anchiano Therapeutics Ltd.
December 14, 2020

g) reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating the Company;
h) reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Transaction;
i) reviewed other public information concerning the Company and Parent; and
j) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.
In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Parent and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the Projections, we have assumed, at the direction of the management of Parent and with Parent’s consent, without independent verification or investigation, that the Projections were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of the Company as to the future financial condition and operating results of the Company. At the direction of representatives of Parent, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with the consent of Parent, that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction. We have also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of the Company since the date of the last financial statements of the Company that were made available to us. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company or Parent. With your consent, we have assumed, without independent verification, that in the event Parent does not enter into the Transaction, it is likely that Parent will have to file for bankruptcy, in which case it is likely that the shares of Parent will be worthless.
We are not expressing any opinion as to the underlying valuation, future performance or long term viability of the Company or the price at which Parent ADSs will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, whether any shareholder of Parent should enter into a lock-up agreement or a shareholder support agreement or the fairness of the amount or nature of the compensation resulting from the Transaction to any individual officers, directors or employees of Parent, or class of such persons, relative to the Exchange Ratio or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Parent to proceed with or effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Parent or the effect of any other transaction in which Parent might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international

The Board of Directors
Anchiano Therapeutics Ltd.
December 14, 2020

financing and funding organizations, stock markets,businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion.
We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by Parent and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company or Parent under any federal or state laws relating to bankruptcy, insolvency, similar matters or otherwise.
The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.
We have acted as financial advisor to Parent in connection with the Transaction and will receive a fee for our services, a portion of which was paid when we were engaged, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Transaction. Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of Parent for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. With the consent of the Board, we have also been engaged as a private placement agent for the Company in connection with a private investment of equity securities for the Company, the closing of which is contingent on the closing of the Merger and for which the Company will pay Oppenheimer a customary private placement fee.
Oppenheimer consents to the inclusion of this Opinion in its entirety and reference to this Opinion in any proxy statement required to be distributed to Parent’s shareholders in connection with the Transaction so long as such inclusion and reference is in form and substance acceptable to Oppenheimer and its counsel.
Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to Parent. This Opinion is for the use of the Board (in its capacity as such) in its evaluation of the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Transaction.
Very truly yours,
OPPENHEIMER & CO. INC.

Annex J
Amendment to Combined Company Compensation Policy
Sections 8 and 9 of the Anchiano Theraputics Ltd. Compensation Policy for Office Holders are hereby amended and restated as follows (all changes to the existing version of Sections 8 and 9 are shown in marked text below):
8. Directors’ Compensation
8.1   Cash Fees.   The directors of the Company will be entitled to cash fees as follows:
(i)
in the event that the Company is then subject to the Companies Law requirement to appoint external directors, and the Company’s Board of Directors so determines, compensation will be paid to the directors ~~an annual fee and attendance pay~~ in accordance with the Companies Regulations (Rules Regarding Remuneration and Expenses of External Directors), 5760-2000, in accordance~~ing~~ with~~to~~ the Company’s ranking from time to time; ~~,~~ or

(ii)
in all other cases, the directors will be entitled to up to the following~~an annual~~ maximum fees (as may be approved from time to time, in accordance with the requirements of the Companies Law), which shall be paid on a quarterly basis in arrears:~~, in amounts to be determined from time to timeby resolutions of the shareholders of the Company, subject to the following maximum amounts:~~

~~(ii)~~

~~(iii)~~
~~Director          Chairman~~

~~(iv)~~
~~Board of DirectorsUSD 50,000      USD 100,000~~

~~(v)~~
~~Board CommitteeUSD 15,000       USD 25,000~~

Annual cash fees:
•
Each Board member, other than the Chairman of the Board: Up to $50,000

•
Chairman of the Board: Up to $100,000 (this maximum cannot be exceeded even after including any additional fees payable for Board committee service)

Cash fees for Board committee participation:
Committee-Chairpersons:
•
Audit Committee: Up to $15,000

•
Compensation Committee: Up to $10,000

•
Nominating / Governance Committee: Up to $8,000

Other Committee Members:
•
Audit Committee: Up to $7,500

•
Compensation Committee: Up to $5,000

•
Nominating / Governance Committee: Up to $4,000

8.2   Equity Grants.   The Company shall~~may~~, in addition to the above cash compensation, grant equity-based compensation to the Directors who serve from time to time as follows (up to the below maximum levels):~~,~~
Initial option grant (upon initial election to the Board):
•
Each Board member, other than the Chairman of the Board: Options to purchase up to 0.1% of the issued and outstanding shares of the Company on a fully diluted basis

•
Chairman of the Board: Options to purchase up to 0.4% of the issued and outstanding shares of the Company on a fully diluted basis

Annual option grants (first annual grant to be allocated one year following the initial grant):
•
Each Board member, other than the Chairman of the Board: Options to purchase up to 0.05% of the issued and outstanding shares of the Company on a fully diluted basis

•
Chairman of the Board: Options to purchase up to 0.2% of the issued and outstanding shares of the Company on a fully diluted basis

The foregoing initial and annual grants shall be subject to the following additional guidelines:
8.2.1~~1~~   Exercise price — The exercise price shall not be less than the market value of the Company’s share at the close of trading on the day prior to the date of the Board of Directors’ resolution. The exercise price may be denominated in NIS or in US dollars at the exchange rate published on the date of the Board’s resolution with regard to the grant.
8.2.2   Vesting Schedule — The ~~initial~~ grants to a director shall vest as follows:
•
Initial grant: Monthly vesting over the course of a three-year period (i.e., 2.77% of the grant vests each month over the course of a 36 month vesting period)

•
Annual grants: Vesting occurs at one time (“cliff vesting”) on the one year anniversary of the grant date

~~over a minimum period of three (3) years, where the first portion of equity-based compensation shall vest at least one (1) year after the date of grant. Subsequent grants to a director shall vest over a minimum period of at least one (1) year after the date of grant.~~ In special circumstances, where a director’s term of office commenced prior to being granted equity-based compensation, the Compensation Committee and the Board may determine that the start date of the vesting period shall commence prior to the grant date, provided such date is not more than six (6) months prior to the Board’s resolution. The Company’s equity-incentive plans may provide for vesting acceleration provisions, including in case of change of control.
8.2.3   Maximum Value — The value of the maximum equity-based compensation actually granted to a Director or the Chairman of the Board in a given year~~paid~~ shall not ~~E~~exceed, as of the grant date thereof, 400~~200~~% of the maximum annual cash fees (including fees for Board committee service) permitted to be paid to that Director or the Chairman of the Board (as applicable) under this policy. For this purpose, the equity-based compensation for a single calendar year (cumulatively) shall be assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (years), and not according to the accounting value attributed to that year.
8.3   Reimbursement of Expenses, Insurance, Indemnification, etc. In addition to the above compensation elements, the ~~d~~Directors will be entitled to reimbursement of expenses and also to insurance, in accordance with the Company’s directors’ and office holders’ insurance policy and to letters of indemnification and exculpation if and to the extent they have been or may be granted (as described in Section 9). At the request of a ~~d~~Director, the Company may provide the compensation described in this section to the ~~d~~Director’s employer or partner, including to the controlling shareholder of~~in~~ the Company.
9. Insurance, Exculpation and Indemnity
9.    The Company may grant the Office Holders exculpation from liability, liability insurance (including a run-off insurance policy) as well as an undertaking to indemnify, subject to the provisions of the Companies Law and the Company’s Articles of Association.
9.2   As decided by the Compensation Committee and without derogating from the generality of the above, the Company may, at any time during the term of this Compensation Policy, purchase directors’ and officers’ insurance including run-off (including Office Holders who are or are deemed to be or who represent the controlling shareholders of the Company) serving in the Company from time to time, extend or renew the existing insurance policy or enter into a new policy on the renewal date or during the period of the insurance, with the same or a different insurer, in Israel or abroad, on the conditions listed below:
9.2.1   ~~The premium for the period of insurance in respect of an annual policy shall not exceed USD1,500,000.~~ The coverage, including the limit of liability, the premiums and the deductibles, and each extension or renewal of such coverage, shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that (x) the total amount of the coverage is reasonable considering the Company’s exposures, the scope of coverage and the market conditions, and (y) the amounts of the premiums and the deductibles for such insurance coverage reflect then-current market conditions and shall not materially affect the Company’s profitability, assets or liabilities.
9.2.2   The cover amount under any policy purchased shall not exceed USD 50 million, for any one occurrence and for the entire period of insurance.
9.2.3   The insurance policy shall also cover the liability of Office Holders who are or whose relatives are the controlling shareholders of the Company at the time of approval of the Compensation Policy or in which the controlling shareholders of the Company might have a personal interest in their inclusion in the insurance policy, from time to time, provided that the cover terms in respect of such Office Holders do not exceed those of the other Office Holders in the Company, as the case may be.

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS
Item 20.
Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.
Under the Companies Law, the Securities Law, 5728-1968 (the “Securities Law”) and the Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•
expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•
financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

•
expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.
•
Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•
a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•
a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•
a monetary liability imposed on the office holder in favor of a third party;

•
a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•
expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•
monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•
an act or omission committed with intent to derive illegal personal benefit; or

•
a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.
Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.
We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).
The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of the Company’s shareholders’ equity, based on the Company’s most recently published consolidated financial statements at the time any indemnification payment is made, and (ii) $40 million. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.
Pursuant to the terms of the Merger Agreement, for seven years from the Effective Time, Anchiano must indemnify each individual who is at the effective date of the Merger a director or officer of Anchiano against claims, costs and damages incurred as a result of such director or officer serving as a director or officer of Anchiano, to the fullest extent permitted under applicable law. Each such person will also be entitled to advancement of expenses incurred in the defense of such claims, provided that such person provides an undertaking required by applicable law to repay such advancement if it is ultimately determined that such person is not entitled to indemnification. Anchiano must also purchase an insurance policy, effective as of the closing of the Merger, on terms and conditions and with coverage limits customary for public companies similarly situated to Anchiano.

Item 21. Exhibits And Financial Statements Schedules
(a)   Exhibits
The following exhibits are filed as part of this Registration Statement:
Exhibit Number	Description of Document
2.1†*	Agreement and Plan of Merger, dated as of December 14, 2020, by and among Anchiano Therapeutics Ltd., CMB Acquisition Ltd., and Chemomab Ltd. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
2.2*	Form of Anchiano Shareholder Support Agreement, dated December 14, 2020, by and between Chemomab Ltd. and each of the parties named in each agreement thereof (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).
2.3*	Form of Chemomab Shareholder Support Agreement, dated December 14, 2020, by and between Anchiano Therapeutics Ltd. and each of the parties named in each agreement thereof (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).
2.4*	Form of Lock-Up Agreement, dated December 14, 2020, by each of the parties named in each agreement thereof (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
2.5*	Form of Warrant to Purchase Ordinary Shares Represented by American Depositary Shares, dated December 14, 2020, by and among Anchiano Therapeutics Ltd. and the shareholders of Chemomab (included as Annex H to the proxy statement/prospectus forming a part of this Registration Statement).
2.6*	Cashless Exercise Notice, Amendment, Waiver, Release and Termination, dated December 14, 2020, by and among Anchiano Therapeutics Ltd., Shavit Capital Fund III (US), L.P., Shavit Capital Fund IV (US), L.P., Shavit Capital Fund 3 (Israel), L.P., Shavit Capital Fund 4 (Israel), L.P., Clal Biotechnology Industries Ltd. and other investors.
2.7*	Form of Registration Rights Agreement, dated December 14, 2020, by and among Anchiano Therapeutics Ltd. and the shareholders of Chemomab (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).
3.1*	Anchiano Therapeutics Ltd. Amended and Restated Articles of Association.
3.2	Amended and Restated Articles of Association of Anchiano Therapeutics Ltd., to be presented for adoption at the special meeting of shareholders of Anchiano Therapeutics Ltd. and to be effective upon the effective time of the Merger (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).
4.1*	Deposit Agreement between Anchiano Therapeutics Ltd., the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder.
4.2*	Information Rights Agreement between Anchiano Therapeutics Ltd. and Clal Biotechnology Industries Ltd., dated December 19, 2018.
5.1*	Opinion of Goldfarb Seligman & Co.
10.1*	Collaboration and License Agreement, dated as of September 13, 2019, by and between Anchiano Therapeutics Inc. and ADT Pharmaceuticals, LLC.
10.2*	Anchiano Therapeutics Ltd. 2011 Incentive Plan for Employees, Officers and Consultants.
10.3*	Anchiano Therapeutics Ltd. 2017 Equity-Based Incentive Plan.
10.4*	Chemomab Ltd. 2015 Share Incentive Plan.
10.5+*	Employment Agreement, dated April 25, 2013, by and between Chemomab Ltd. and Adi Mor, as amended by Amendments to Employment Agreement dated as of October 1, 2015, July 27, 2016, March 23, 2018 and January 1, 2020.
10.6+*	Employment Agreement, dated March 1, 2019, by and between Chemomab Ltd. and Arnon Aharon.

Exhibit Number	Description of Document
10.7+*	Form of Indemnification Agreement of Anchiano Therapeutics Ltd., to be presented for adoption at the special meeting of shareholders of Anchiano Therapeutics Ltd. and to be effective upon the closing of the merger (included as Annex F to this proxy statement/prospectus forming a part of this Registration Statement).
10.8++*	Tel-Aviv Souraski Medical Center (TASMC) License Agreement between Chemomab Ltd. and the Medical Research, Infrastructure, Health Services Fund of the Tel Aviv Souraski Medical Center., dated December 1, 2011, as amended on May 9, 2013.
10.9++*	CMC Collaboration Agreement between Chemomab Ltd. and CMC ICOS Biologics, Inc., dated June 7, 2015.
21.1*	List of Subsidiaries.
23.1	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm to Anchiano Therapeutics Ltd.
23.2	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm to Chemomab Ltd.
23.3*	Consent of Goldfarb Seligman & Co. (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page herein).
99.1	Form of Proxy Card for Special Meeting of Shareholders of Anchiano Therapeutics Ltd.
99.2*	Opinion of Oppenheimer & Co. Inc. (included as Annex I to the proxy statement/prospectus forming part of this registration statement).
99.3*	Consent of Oppenheimer & Co. Inc. (contained in Exhibit 99.2).
99.4	Consent of Adi Mor to be named as a director.
99.5	Consent of Stephen Squinto to be named as a director
99.6	Consent of Nissim Darvish to be named as a director
99.7	Consent of Joel Maryles to be named as a director
99.8	Consent of Alan Moses to be named as a director
99.9	Consent of Claude Nicaise to be named as a director
101.INS*	XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

+
Indicates a management contract, compensatory plan or arrangement.

†
Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

++
Portions of this Exhibit (indicated with [***]) have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed.

(b)   Financial Statements
The financial statements filed with this Registration Statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22.
Undertakings.

1.
The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel, on the 10th day of February, 2021.
ANCHIANO THERAPEUTICS LTD.
By:
/s/ Neil Cohen

Name: Neil Cohen
Title:   Interim Chief Executive Officer
* * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature		Capacity	Date
/s/ Neil Cohen Neil Cohen		Interim Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2021
/s/ Andrew Fine Andrew Fine		Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2021
* Stanislav Polovets		Chairman of the Board of Directors	February 10, 2021
* Ruth Alon		Director	February 10, 2021
* Isaac Kohlberg		Director	February 10, 2021
*By:	/s/ Neil Cohen Attorney-in-fact